As filed with the Securities and Exchange Commission on September 29, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMAC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8093	83-0784691
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3401 Mallory Lane, Suite 100

Franklin, Tennessee 37067

(844) 266-4622

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey S. Ervin

Chief Executive Officer

IMAC Holdings, Inc.

3401 Mallory Lane, Suite 100

Franklin, Tennessee 37067

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Clayton Parker, Esq. Erin Fogarty, Esq. K&L Gates LLP 200 S. Biscayne Boulevard, Suite 3900 Miami, FL 33131 (305) 539-3306	Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, NY 10019 (212) 451-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in the accompanying information statement and proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The accompanying information statement and proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2023

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of IMAC Holdings, Inc. and Theralink Technologies, Inc.:

On behalf of the boards of directors of IMAC Holdings, Inc. (“IMAC”) and Theralink Technologies, Inc. (“Theralink”), we are pleased to enclose the accompanying joint information and proxy statement/prospectus relating to the merger of IMAC and Theralink. We are requesting that you take certain actions as a stockholder of IMAC or Theralink.

On May 23, 2023, IMAC and Theralink entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IMAC Merger Sub, Inc., a wholly owned subsidiary of IMAC (“Merger Sub”), pursuant to which Merger Sub will merge with and into Theralink (the “Merger”), with Theralink surviving the merger as a direct wholly owned subsidiary of IMAC.

At the effective time of the Merger (the “Effective Time”), each share of common stock of Theralink (“Theralink Common Stock”) and each share of preferred stock of Theralink (together with the Theralink Common Stock, “Theralink Shares”) issued and outstanding as of immediately prior to the Effective Time will be converted into and will thereafter represent the right to receive a portion of a share of common stock of IMAC, par value $0.001 (“IMAC Common Stock”) such that the total number of shares of IMAC Common Stock issued to the holders of Theralink Shares shall equal 85% of the total number of shares of IMAC Common Stock outstanding as of the Effective Time (the “Merger Consideration”).

At the Effective Time, each award of stock options (each, a “Theralink Stock Option”), whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time, will be assumed by IMAC and converted into a stock option relating to a number of shares of IMAC Common Stock equal to the product of: (i) the number of shares of Theralink Common Stock subject to such Theralink Stock Option; and (ii) ratio which results from dividing one share of Theralink Common Stock by the portion of a share of IMAC Common Stock issuable for such share as finally determined at the Effective Time (the “Exchange Ratio”), at an exercise price per share of IMAC Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Theralink Common Stock of such Theralink Stock Option by (B) the Exchange Ratio.

Shares of IMAC Common Stock are currently traded on the Nasdaq Capital Market under the symbol “BACK” and Theralink Common Stock are currently traded on the OTC Pink under the symbol “THER.”

In connection with the Merger, IMAC will hold a special meeting of its shareholders (the “IMAC Special Meeting”).

On [          ], 2023, holders of a majority of the outstanding voting Theralink capital stock, or approximately [   ] % of the shares of Theralink voting stock outstanding and entitled to vote on such matters as of [   ], 2023, executed a written consent in lieu of a meeting (the “Theralink Written Consent”) approving the Merger. As a result, no further action by any Theralink stockholder is required in connection with the approval by Theralink stockholders of the Merger, which is the only Theralink stockholder approval required in connection with the Merger.

At the IMAC Special Meeting, IMAC shareholders will be asked to consider and vote on proposals to (i) to approve and adopt the Merger Agreement and the issuances of shares of IMAC Common Stock to the Theralink stockholders, which proposal is referred to as the “IMAC Merger and Share Issuance Proposal”, (ii) to elect five members to the IMAC Board of Directors to serve one-year terms and until their successors are elected and qualified, which proposal is referred to as the “IMAC Director Proposal”; (iii) to approve and adopt an amendment to IMAC’s certificate of incorporation to increase the number of authorized shares of IMAC Common Stock from [60,000,000] shares to 150,000,000 shares (the “IMAC Charter Amendment Proposal”); (iv) to approve and adopt an amendment to IMAC’s certificate of incorporation to effect a reverse stock split at a ratio not less than 1-for-15 and not greater than 1-for-30, with the exact ratio to be set within that range at the discretion of IMAC’s Board of Directors without further approval or authorization of IMAC’s stockholders (the “IMAC Reverse Stock Split Proposal”); (v) to approve and adopt an amendment to the IMAC Holdings, Inc. 2018 Incentive Compensation Plan to increase the number of shares of IMAC Common Stock available for issuance under such plan (the “IMAC Incentive Compensation Plan Proposal”); (vi) to authorize and approve the issuance of IMAC Common Stock issuable upon conversion of shares of IMAC’s Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock, and upon exercise of warrants to purchase shares of IMAC Common Stock, which would represent 20% or more of the outstanding shares of IMAC Common Stock (the “IMAC Preferred Stock and Warrant Proposal”); and (vii) to approve the adjournment of the IMAC Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the IMAC Special Meeting to approve the proposals or to ensure that any supplement or amendment to the accompanying information statement and proxy statement/prospectus is timely provided to IMAC stockholders, (the “IMAC Adjournment Proposal”). Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business and the IMAC Special Meeting.

The IMAC Special Meeting will be held at 9:00 a.m., Eastern Time, on ________, ________, 2023, at its principal executive offices located at 3401 Mallory Lane, Suite 100, Franklin, Tennessee. Shareholders of record as of [    ], 2023 (the “IMAC Record Date”) are entitled to vote at the IMAC Special Meeting.

The obligations of IMAC and Theralink to complete the Merger are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, a copy of which is attached as Annex A to the accompanying joint information and proxy statement/prospectus. The accompanying joint information and proxy statement/prospectus describes the IMAC Special Meeting and the proposals to be considered thereat, the special meeting of Theralink shareholders and the proposals to be considered thereat, the Merger and the documents and agreements related to the Merger. It also contains or references information about IMAC and Theralink and certain related agreements and matters. Please carefully read the entire accompanying joint information and proxy statement/prospectus, including “Risk Factors” beginning on page 12, for a discussion of the risks relating to the proposed Merger. You also can obtain information about IMAC and Theralink from documents that each has filed with the U.S. Securities and Exchange Commission. Please see “Where You Can Find More Information” beginning on page 146 of the accompanying joint information proxy statement/prospectus for how you may obtain such information.

Sincerely,

Jeff Ervin	Jeffrey Busch
Chairman and Chief Executive Officer	Chair of the Board
IMAC Holdings, Inc.	Theralink Technologies, Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger described in the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying document is dated [    ], 2023 and is first being mailed to the IMAC and Theralink shareholders on or about [    ], 2023.

IMAC HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of IMAC Holdings, Inc.

NOTICE IS HEREBY GIVEN that IMAC Holdings, Inc. (“IMAC”) will hold a special meeting of its stockholders at 9:00 a.m., Eastern Time, on ________, ________, 2023, at its principal executive offices located at 3401 Mallory Lane, Suite 100, Franklin, Tennessee, for the purpose of considering and voting on the following proposals:

(1) to approve and adopt an Agreement and Plan of Merger, dated as of May 23, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among IMAC, IMAC Merger Sub, Inc., a wholly-owned subsidiary of IMAC (“Merger Sub”), and Theralink Technologies, Inc. (“Theralink”), pursuant to which Merger Sub will merge into Theralink (the “Merger”) and IMAC will issue shares of IMAC common stock (“IMAC Common Stock”) to the holders of preferred stock and common stock of Theralink, a copy of which is included as Annex A to the accompanying information statement and proxy statement/prospectus (the “IMAC Merger and Share Issuance Proposal”);

(2) to elect five members to the IMAC Board of Directors to serve one-year terms and until their successors are elected and qualified (the “IMAC Director Proposal”);

(3) to approve and adopt an amendment to IMAC’s certificate of incorporation to increase the number of authorized shares of IMAC Common Stock from [60,000,000] shares to 150,000,000 shares (the “IMAC Charter Amendment Proposal”);

(4) to approve and adopt an amendment to IMAC’s certificate of incorporation to effect a reverse stock split at a ratio not less than 1-for-15 and not greater than 1-for-30, with the exact ratio to be set within that range at the discretion of IMAC’s Board of Directors without further approval or authorization of IMAC’s stockholders (the “IMAC Reverse Stock Split Proposal”);

(5) to approve and adopt an amendment to the IMAC Holdings, Inc. 2018 Incentive Compensation Plan to increase the number of shares of IMAC Common Stock available for issuance under such plan, (the “IMAC Incentive Compensation Plan Proposal”);

(6) to authorize and approve the issuance of IMAC Common Stock issuable upon conversion of shares of IMAC’s Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock, and upon exercise of warrants to purchase shares of IMAC Common Stock, which would represent 20% or more of the outstanding shares of IMAC Common Stock (the “IMAC Preferred Stock and Warrant Proposal”); and

(7) to approve the adjournment of the IMAC Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the IMAC Special Meeting to approve the IMAC Merger and Share Issuance Proposal or to ensure that any supplement or amendment to the accompanying information statement and proxy statement/prospectus is timely provided to IMAC stockholders, (the “IMAC Adjournment Proposal”).

IMAC will transact no other business at the IMAC Special Meeting except such business as may properly be brought before the IMAC Special Meeting or any adjournment or postponement thereof. The accompanying information statement and proxy statement/prospectus, including the Merger Agreement attached thereto as Annex A, contains further information with respect to these matters.

Only holders of record of IMAC Common Stock at the close of business on _______, 2023, the record date for notice of and voting at the IMAC Special Meeting are entitled to notice of and to vote at the IMAC Special Meeting.

No proposal is conditioned on any other proposal, except that the IMAC director proposal is conditioned on consummation of the Merger. The board of directors of IMAC has approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the IMAC Merger and Share Issuance Proposal and the IMAC Charter Amendment Proposal, on the terms and subject to the conditions set forth in the Merger Agreement. The IMAC Board of Directors unanimously recommends that IMAC stockholders vote “FOR” the IMAC Merger and Share Issuance Proposal, “FOR” the IMAC Director Proposal, “FOR” for IMAC Charter Amendment Proposal, “FOR” the IMAC Reverse Stock Split Proposal, “FOR” the IMAC Incentive Compensation Plan Proposal, “FOR” the IMAC Preferred Stock and Warrant Proposal and “FOR” the IMAC Adjournment Proposal.

Your vote is very important, regardless of the number of shares of IMAC Common Stock you own. The Merger Agreement requires, as a condition to closing of the Merger and the other transactions contemplated by the Merger Agreement, that IMAC stockholders approve the IMAC Merger and Share Issuance Proposal. Assuming a quorum is present, the approval of the IMAC Merger and Share Issuance Proposal requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon.

A complete list of IMAC stockholders as of the record date will be open to the examination of any IMAC stockholder at IMAC’s principal executive offices located at 3401 Mallory Lane, Suite 100, Franklin, Tennessee for a period of ten days prior to the IMAC Special Meeting.

Whether or not you plan to attend the IMAC Special Meeting, IMAC urges you to please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope, call the toll-free telephone number or use the Internet as described in the instructions included with the proxy card, so that your shares may be represented and voted at the IMAC Special Meeting. If your shares are held in street name through a bank, broker or other nominee, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares at the IMAC Special Meeting, [you may visit ____________ and enter the 16-digit control number included in the voting instruction card provided to you by your bank or brokerage firm. If you hold your shares in street name and you do not receive a 16-digit control number, you may need to log in to your bank or brokerage firm’s website and select the shareholder communications mailbox to vote.] Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. If you have any questions about the Merger or how to vote or direct a vote in respect of your shares of IMAC Common Stock, you may contact IMAC’s proxy solicitor, __________, at ______ (call collect) or ______ (call toll-free).

By Order of the IMAC Board of Directors,

By:

Jeffrey S. Ervin

Chairman and Chief Executive Officer

Franklin, Tennessee

Dated: _________, 2023

Your vote is important. IMAC stockholders are requested to complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or to submit a proxy to vote your shares electronically through the Internet or by telephone.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT TO THERALINK STOCKHOLDERS—WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of Theralink Technologies, Inc.:

The board of directors (the “Theralink Board of Directors”) of Theralink Technologies, Inc. (“Theralink”) approved an Agreement and Plan of Merger dated as of May 23, 2023 (the “Merger Agreement”) pursuant to which IMAC Merger Sub, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of IMAC Holdings, Inc. (“IMAC”), will merge with and into Theralink, with Theralink continuing as the surviving entity (the “Surviving Entity”) and a wholly owned subsidiary of IMAC (the “Merger”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock (“Theralink Common Stock”) and each share of preferred stock of Theralink (together with the Theralink Common Stock, “Theralink Shares”) issued and outstanding as of immediately prior to the Effective Time will be converted into and will thereafter represent the right to receive a portion of a share of common stock of IMAC, par value $0.001 (“IMAC Common Stock”) such that the total number of shares of IMAC Common Stock issued to the holders of Theralink Shares shall equal 85% of the total number of shares of IMAC Common Stock outstanding as of the Effective Time (the “Merger Consideration”).

The Theralink Board of Directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Theralink and the stockholders of Theralink and declared that the Merger Agreement is advisable, and (ii) approved the execution, delivery and performance by Theralink of the Merger Agreement and the transactions contemplated thereby, including the Merger. On [         ], 2023, Avant Diagnostics, Inc., the holder of 5,081,549,184 shares of Theralink Common Stock, or approximately [           ]% of the shares of Theralink voting stock outstanding and entitled to vote on such matters as of [  ], 2023, executed a written consent in lieu of a meeting (the “Theralink Written Consent”) approving the Merger. As a result, no further action by any Theralink stockholder is required in connection with the approval by Theralink stockholders of the merger, which is the only Theralink stockholder approval required in connection with the Merger.

Theralink has not solicited and will not be soliciting its stockholders’ authorization or approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Theralink is furnishing this Notice of Stockholder Action by Written Consent and this information and proxy statement/prospectus to provide its stockholders with material information concerning the actions taken in connection with the Theralink Written Consent in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation 14C. Further, this Notice of Stockholder Action by Written Consent and this information and proxy statement/prospectus shall constitute notice, pursuant to Chapter 92A of the Nevada Revised Statutes to Theralink’s stockholders who have not consented in writing to the actions set forth in the Theralink Written Consent and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been [            ], 2023, the date the Theralink Written Consent was delivered to Theralink.

The enclosed information statement and proxy statement/prospectus provides a detailed description of the merger, the documents related to the merger, and other related matters. We urge you to read the information statement and proxy statement/prospectus, including any documents incorporated in the information statement and proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS

i

REFERENCES TO ADDITIONAL INFORMATION

This information and proxy statement/prospectus incorporates important business and financial information about Theralink Technologies, Inc. (“Theralink”) and IMAC Holdings, Inc. (“IMAC”), from documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this information and proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Theralink and/or IMAC at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this information and proxy statement/prospectus, at no cost by contacting the appropriate company at the following address:

Theralink Technologies, Inc. 15000 W. 6th Avenue, Suite 400 Golden, CO 80401 Attention: Investor Relations Telephone: (720) 420-0074	IMAC Holdings, Inc. 3401 Mallory Lane, Suite 100 Franklin, TN 37067 Attention: Investor Relations Telephone: (844) 266-4622

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, IMAC stockholders must request them no later than five business days before the date of the IMAC Special Meeting. This means that IMAC stockholders requesting documents must do so by [   ], 2023.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [               ], 2023, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Theralink stockholders or IMAC stockholders will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Theralink has been provided by Theralink and information contained in this document regarding IMAC has been provided by IMAC.

Please see “Where You Can Find More Information” for more details.

ii

ABOUT THIS DOCUMENT

IMAC has supplied all information contained in or incorporated by reference into this information and proxy statement/prospectus relating to IMAC. Theralink has supplied all information contained in or incorporated by reference into this information and proxy statement/prospectus relating to Theralink. IMAC and Theralink have both contributed information relating to the merger. The discussion that follows within this information and proxy statement/prospectus with respect to IMAC gives effect to the completion of a 1-for-30 reverse stock split, effective September 8, 2023.

This information and proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. [   ]) filed by IMAC with the SEC. It constitutes a prospectus of IMAC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules thereunder, with respect to the shares of common stock of IMAC, par value $0.001 (“IMAC Common Stock”) to be issued to Theralink stockholders in the merger. It also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and a notice of meeting and action to be taken with respect to the IMAC Special Meeting of stockholders at which IMAC stockholders will consider and vote on the proposal to adopt the merger agreement and to approve the transactions contemplated by the merger agreement and the other proposals described in this information and proxy statement/prospectus. In addition, it constitutes an information statement under Section 14(c) of the Exchange Act and Chapter 02A of the Nevada Revised Statutes (the “NRS”) to provide Theralink stockholders with notice of the Theralink Written Consent (as defined below) and material information concerning the actions taken in connection with the Theralink Written Consent.

You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this document. You should not assume that the information contained in any document incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this document modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document. Neither the mailing of this document to the stockholders of IMAC, nor the taking of any actions contemplated hereby by Theralink or IMAC at any time will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

iii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the IMAC Special Meeting, and brief answers to those questions. We urge you to read carefully the remainder of this information and proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, or the IMAC Special Meeting. Additional important information is also contained in the documents incorporated by reference into this information and proxy statement/prospectus. Please see “Where You Can Find More Information.”

Q:	What is the merger?

A:	Theralink and IMAC have entered into an Agreement and Plan of Merger, dated as of May 23, 2023 (the “Merger Agreement”). Under the merger agreement, IMAC Merger Sub, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of IMAC, will merge with and into Theralink, with Theralink continuing as the surviving entity (the “Surviving Entity”) and a wholly owned subsidiary of IMAC (the “Merger”). A copy of the Merger Agreement is included in this information and proxy statement/prospectus as Annex A.

At the effective time of the Merger (the “Effective Time”), each share of common stock (“Theralink Common Stock”) and each share of preferred stock of Theralink (together with the Theralink Common Stock, “Theralink Shares”) issued and outstanding as of immediately prior to the Effective Time will be converted into and will thereafter represent the right to receive a portion of a share of IMAC Common Stock such that the total number of shares of IMAC Common Stock issued to the holders of Theralink Shares shall equal 85% of the total number of shares of IMAC Common Stock outstanding as of the Effective Time (the “Merger Consideration”).

At the Effective Time, each award of stock options (each, a “Theralink Stock Option”), whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time, will be assumed by IMAC and converted into a stock option relating to a number of shares of IMAC Common Stock equal to the product of: (i) the number of shares of Theralink Common Stock subject to such Theralink Stock Option; and (ii) ratio which results from dividing one share of Theralink Common Stock by the portion of a IMAC Share issuable for such share as finally determined at the Effective Time (the “Exchange Ratio”), at an exercise price per IMAC Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Theralink Common Stock of such Theralink Stock Option by (B) the Exchange Ratio.

The Merger cannot be completed unless, among other things, IMAC stockholders approve the IMAC Merger and Share Issuance Proposal (as defined below).

Q:	Why am I receiving this information and proxy statement/prospectus?

A:	We are delivering this document to you because it is an information statement being used by the board of directors of Theralink (the “Theralink Board of Directors”) to provide Theralink stockholders with notice of the executed written consent in lieu of a meeting by on [ ], 2023, by holders of a majority of the outstanding voting Theralink capital stock, or approximately [ ]% of the shares of Theralink voting stock outstanding and entitled to vote on such matters as of [ ], 2023, which approved the Merger (the “Theralink Written Consent”) and material information concerning the actions taken in connection with the Theralink Written Consent, and a proxy statement being used by the board of directors of IMAC (the “IMAC Board of Directors”) to solicit proxies of IMAC stockholders in connection with approval of the Merger and related matters.

In order to adopt the Merger Agreement and related matters, IMAC has called a special meeting of its stockholders (the “IMAC Special Meeting”). This document serves as the proxy statement for the IMAC Special Meeting and describes the proposals to be presented at the IMAC Special Meeting.

Finally, this document is also a prospectus that is being delivered to Theralink stockholders because, in connection with the Merger, IMAC will be issuing to Theralink stockholders shares of IMAC Common Stock as merger consideration.

For Theralink stockholders, this information and proxy statement/prospectus contains important information about the Merger and the other actions taken in connection with the Theralink Written Consent and serves as your notice pursuant to Chapter 92A of the NRS. Theralink is not asking you for a proxy and you are not requested to send Theralink a proxy.

For IMAC stockholders, this information and proxy statement/prospectus contains important information about the Merger and the other proposals being voted on at the IMAC Special Meeting and important information to consider in connection with an investment in Theralink Common Stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of IMAC Common Stock voted by proxy without attending the IMAC Special Meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

iv

For Theralink Stockholders

Q:	Has the Theralink Board of Directors approved the Merger and the other transactions contemplated by the Merger Agreement, including the Theralink stock issuance?

A:	After careful consideration of the various factors described in “The Merger—Theralink’s Reasons for the Merger,” the Theralink Board of Directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Theralink and the Theralink stockholders, and declared that the Merger Agreement is advisable, and (ii) approved the execution, delivery and performance by Theralink of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Q:	Has Theralink stockholder approval of the Merger and the other transactions contemplated by the Merger Agreement, including the Theralink stock issuance, been obtained?

A:	Yes. On [ ], 2023, Avant Diagnostics, Inc. (“Avant”), the holder of 5,081,549,184 shares of Theralink Common Stock, or approximately [ ]% of the shares of Theralink Common Stock outstanding and entitled to vote on such matters as of [ ], 2023, executed a written consent in lieu of a meeting approving the Merger. As a result, no further action by any Theralink stockholder is required.

Q:	Why are Theralink stockholders receiving this information and proxy statement/prospectus?

A:	This information and proxy statement/prospectus is being provided to you for your information to comply with the Exchange Act requirements. You are urged to read this statement and proxy statement/prospectus in its entirety. However, no action is required on your part in connection with this document. Theralink is not asking you for a proxy and you are requested not to send Theralink a proxy. In addition, this document is also a prospectus that is being delivered to Theralink stockholders because, in connection with the Merger, IMAC will be issuing to Theralink stockholders shares of IMAC Common Stock as merger consideration.

Q:	What will Theralink stockholders receive in the Merger?

A:	At the effective time of the Merger (the “Effective Time”), each share of common stock (“Theralink Common Stock”) and each share of preferred stock of Theralink (together with the Theralink Common Stock, “Theralink Shares”) issued and outstanding as of immediately prior to the Effective Time will be converted into and will thereafter represent the right to receive a portion of a share of IMAC Common Stock, such that the total number of shares of IMAC Common Stock issued to the holders of Theralink Shares shall equal 85% of the total number of shares of IMAC Common Stock outstanding as of the Effective Time (the “Merger Consideration”).

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For IMAC Stockholders

Q:	What are IMAC stockholders being asked to vote on at the IMAC Special Meeting?

A:	IMAC is soliciting proxies from its stockholders with respect to the following proposals:

●	a proposal to adopt the Merger Agreement and issue shares of IMAC Common Stock to the holders of preferred stock and common stock of Theralink (the “IMAC Merger and Share Issuance Proposal”);

●	a proposal to elect five members to IMAC’s Board of Directors to serve one-year terms and until their successors are elected and qualified (the “IMAC Director Proposal”);

●	a proposal to approve and adopt an amendment to IMAC’s certificate of incorporation to increase the number of authorized shares of IMAC Common Stock from [60,000,000] shares to 150,000,000 shares (the “IMAC Charter Amendment Proposal”);

●	a proposal to approve and adopt an amendment to IMAC’s certificate of incorporation to effect a reverse stock split at a ratio not less than 1-for-15 and not greater than 1-for-30, with the exact ratio to be set within that range at the discretion of IMAC’s Board of Directors without further approval or authorization of IMAC’s stockholders (the “IMAC Reverse Stock Split Proposal”);

●	a proposal to approve and adopt an amendment to the IMAC Holdings, Inc. 2018 Incentive Compensation Plan to increase the number of shares of IMAC Common Stock available for issuance under such plan (the “IMAC Incentive Compensation Plan Proposal”)

●	a proposal to authorize and approve the issuance of IMAC Common Stock issuable upon conversion of shares of IMAC’s Series A-1 convertible preferred stock and Series A-2 convertible preferred stock, and upon exercise of warrants to purchase shares of IMAC Common Stock (the “IMAC Preferred Stock and Warrant Proposal”); and

●	a proposal to adjourn the IMAC Special Meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies in favor of the IMAC Merger and Share Issuance Proposal (the “IMAC Adjournment Proposal”).

Q:	What are the U.S. federal income tax consequences of the Merger to IMAC stockholders?

A:

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Merger so qualifies, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” of this joint proxy statement/prospectus) of IMAC common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of IMAC common stock for Theralink common stock in the Merger, except with respect to cash received by such holder in lieu of fractional shares of Theralink common stock.

See the section entitled “Material U.S. Federal Income Tax Consequences” of this joint proxy statement/prospectus for a more complete description of certain U.S. federal income tax consequences of the Merger. Please consult your tax advisors as to the specific tax consequences to you of the Merger.

Q:	If I am an IMAC stockholder, should I send in my IMAC stock certificate(s) now?

A:	IMAC stockholders do not need to send in their IMAC stock certificates.

Q:	What should I do if I hold my shares of IMAC Common Stock in book-entry form?

A:	[You are not required to take any additional actions if your shares of IMAC Common Stock are held in book-entry form.]

Q:	Will the value of the Merger Consideration change between the date of this information and proxy statement/prospectus and the time the Merger is completed?

A:	Yes. Although the Merger Consideration is fixed, the value of the per share stock consideration will fluctuate between the date of this information and proxy statement/prospectus and the completion of the Merger based upon the market value for Theralink Common Stock. Any fluctuation in the market price of Theralink Common Stock after the date of this information and proxy statement/prospectus will change the value of the shares of IMAC Common Stock that Theralink stockholders will receive.

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Q:	How does the IMAC Board of Directors recommend that I vote at the IMAC Special Meeting?

A:	The IMAC Board of Directors unanimously recommends that IMAC stockholders vote:

●	Proposal #1: “FOR” the IMAC Merger and Share Issuance Proposal;
●	Proposal #2: “FOR” the IMAC Director Proposal;
●	Proposal #3: “FOR” the IMAC Charter Amendment Proposal;
●	Proposal #4: “FOR” the IMAC Reverse Stock Split Proposal;
●	Proposal #5: “FOR” the IMAC Incentive Compensation Plan Proposal;
●	Proposal #6: “FOR” the IMAC Preferred Stock and Warrant Proposal; and
●	Proposal #7: “FOR” the IMAC Adjournment Proposal.

Q:	When and where will the IMAC Special Meeting take place?

A:	The IMAC Special Meeting will be held at IMAC’s principal executive offices located at 3401 Mallory Lane, Suite 100, Franklin, Tennessee, 37067.

Q:	What do l need to do now?

A:	After you have carefully read this information and proxy statement/prospectus and have decided how you wish to vote your shares of IMAC Common Stock, please vote your shares promptly so that your shares are represented and voted at the IMAC Special Meeting.

Q:	How do I vote?

A:	You may vote by mail or follow any alternative voting procedure described on the proxy card. To use an alternative voting procedure, follow the instructions on each proxy card that you receive.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the IMAC Special Meeting. Alternatively, you may vote by proxy by signing, dating and returning the proxy card, over the Internet or by telephone. Whether or not you plan to attend (via the Internet) the IMAC Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the IMAC Special Meeting, you may still attend the IMAC Special Meeting and vote via the Internet. In such case, your previously submitted proxy will be disregarded.

●	To vote by proxy over the Internet, follow the instructions provided on the proxy card.

●	To vote by telephone, you may vote by proxy by calling the toll-free number found on the proxy card.

●	To vote by mail, complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the IMAC Special Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote (via the Internet) at the IMAC Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

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Q:	How do I vote via Internet or telephone?

A:	You may vote by proxy by following the instructions provided on the proxy card. You may also vote by proxy by calling the toll-free number found on the proxy card. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges, as applicable, for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on [ ], 2023. The giving of such a telephonic or Internet proxy will not affect your right to vote should you decide to attend (via the Internet) the IMAC Special Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Q:	What constitutes a quorum for the IMAC Special Meeting?

A:	The presence at the IMAC Special Meeting, in person (via the Internet) or by proxy, of holders of a majority in voting power of the IMAC Common Stock issued and outstanding and entitled to vote at the IMAC Special Meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

If you hold shares of IMAC Common Stock entitled to vote at the IMAC Special Meeting through a bank, brokerage firm or other nominee, you may instruct your bank, brokerage firm or other nominee to vote your shares by following the instructions that the bank, brokerage firm or nominee provides to you. If you do not provide voting instructions to your brokerage firm, your shares of IMAC Common Stock entitled to vote at the IMAC Special Meeting will not be voted and will not be treated as present for purposes of establishing a quorum.

Q:	What is the vote required to approve each proposal at the IMAC Special Meeting?

A:

Proposal 1: IMAC Merger and Share Issuance Proposal. Assuming the presence of a quorum, approval of the IMAC Merger and Share Issuance Proposal requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” this proposal and broker non-votes will be disregarded and have no effect on the outcome of the vote.

Proposal 2: IMAC Director Proposal. In an uncontested election, directors of IMAC are elected by the affirmative vote of the majority of the shares of stock present in person or represented by proxy at a meeting of IMAC stockholders having a quorum and entitled to vote on the subject matter. The election at the IMAC Special Meeting will be uncontested. You may vote either “FOR” or “AGAINST” any one or more of the nominees. Under a majority of the votes standard, the shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” that nominee. An abstention will have the same effect as a vote “AGAINST” a nominee. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors. Any shares not voted by a stockholder will be treated as broker non-votes, and broker non-votes will have no effect on the results of the election of directors.

Proposal 3: IMAC Charter Amendment Proposal. To be approved, this proposal to amend our certificate of incorporation to increase the number of authorized shares of IMAC Common Stock from [60,000,000] shares to 150,000,000 shares must receive an affirmative vote of a majority of the outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

Proposal 4: IMAC Reverse Stock Proposal. To be approved, this proposal to amend IMAC’s certificate of incorporation to effect a reverse stock split at a ratio not less than 1-for-15 and not greater than 1-for-30, with the exact ratio to be set within that range at the discretion of IMAC’s Board of Directors without further approval or authorization of IMAC’s stockholders, must receive must receive an affirmative vote of a majority of the outstanding shares of IMAC Common Stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

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Proposal 5: IMAC Incentive Compensation Plan Proposal. To be approved, this proposal to adopt an amendment to the IMAC Holdings, Inc. 2018 Incentive Compensation Plan to increase the number of shares of IMAC Common Stock available for issuance under such plan must receive the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” this proposal and broker non-votes will be disregarded and have no effect on the outcome of the vote.

Proposal 6: IMAC Preferred Stock and Warrant Proposal. To be approved, this proposal to authorize and approve the issuance of IMAC Common Stock issuable upon conversion of shares of IMAC’s Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock, and upon exercise of warrants to purchase shares of IMAC Common Stock, which would represent 20% or more of the outstanding shares of IMAC Common Stock must receive the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” this proposal and broker non-votes will be disregarded and have no effect on the outcome of the vote.

Proposal 7: IMAC Adjournment Proposal. Whether or not there is a quorum, approval of the IMAC Adjournment Proposal requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon, and the chairman of the IMAC Special Meeting also has the power to adjourn such IMAC Special Meeting from time to time. Abstentions will have the same effect as a vote “AGAINST” this proposal and broker non-votes will be disregarded and have no effect on the outcome of the vote.

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for IMAC to obtain the necessary quorum to hold the IMAC Special Meeting and to receive the vote necessary to complete the Merger. The Merger cannot be completed unless the IMAC Merger and Share Issuance Proposal is approved by the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon. Only IMAC stockholders as of the close of business on [ ], 2023 (which we refer to as the “record date”) are entitled to vote at the IMAC Special Meeting. The IMAC Board of Directors unanimously recommends that the IMAC stockholders vote “FOR” the IMAC Merger and Share Issuance Proposal, “FOR” the IMAC Director Proposal, “FOR” for IMAC Charter Amendment Proposal, “FOR” the IMAC Reverse Stock Split Proposal, “FOR” the IMAC Incentive Compensation Plan Proposal, “FOR” the IMAC Preferred Stock and Warrant Proposal and “FOR” the IMAC Adjournment Proposal. In addition, your failure to submit a proxy or vote at the IMAC Special Meeting, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” the IMAC Merger and Share Issuance Proposal, the IMAC Charter Amendment Proposal, and the IMAC Preferred Stock and Warrant Proposal.

Q:	If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:	No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to IMAC, or by voting over the Internet or by telephone, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction form for you to use. A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Under the current rules of applicable stock market exchanges, brokers, banks or other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be voted on at the IMAC Special Meeting are non-routine matters under applicable stock market exchange rules for which brokers do not have discretionary authority to vote, and therefore it is not expected that there will be any broker non-votes at the IMAC Special Meeting. Further, brokers, banks or other nominees who hold shares of IMAC Common Stock on behalf of their customers may not give a proxy to IMAC to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have (i) the same effect as a vote “AGAINST” Proposal 3 (the IMAC Charter Amendment Proposal) and Proposal 4 (the IMAC Reverse Stock Split Proposal) and (ii) no effect on Proposal 1 (the IMAC Merger and Share Issuance Proposal), Proposal 2 (the IMAC Director Proposal), Proposal 5 (the IMAC Incentive Compensation Plan Proposal), Proposal 6 (the IMAC Preferred Stock and Warrant Proposal) and Proposal 7 (the IMAC Adjournment Proposal).

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Q:	Can I attend the IMAC Special Meeting and vote my shares via the Internet?

A:	Yes. All IMAC stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend (via the Internet) the IMAC Special Meeting. Whether or not you plan to attend (via the Internet) the IMAC Special Meeting, we urge you to vote by proxy over the Internet to ensure your vote is counted. Even if you have submitted a proxy before the IMAC Special Meeting, holders of record of IMAC Common Stock may still attend the IMAC Special Meeting and vote via the Internet. In such case, your previously submitted proxy will be disregarded.

Q:	Can I change my vote?

A:	Yes. If you are a holder of record of IMAC Common Stock, you may change your vote at any time before your shares of IMAC Common Stock are voted electronically at the IMAC Special Meeting by: (1) submitting another properly completed proxy over the Internet, by telephone or by mail with a later date; (2) attending (via the Internet) the special meeting and voting online (simply attending (via the Internet) the IMAC Special Meeting will not, by itself, revoke your proxy); or (3) delivering a written revocation letter to IMAC’s Secretary at [ ], which written revocation letter must be received by IMAC prior to the special meeting. If you hold your shares in “street name” through a bank, broker, or other holder of record, you should contact your record holder to change your vote.

Q:	What should I do if I receive more than one set of voting materials?

A:	If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each proxy card that you receive by mail or email, which include instructions for voting over the Internet, by telephone or by signing, dating and returning each proxy card.

Q:	Will IMAC be required to submit the IMAC Merger and Share Issuance to its stockholders even if the IMAC Board of Directors has withdrawn, modified, or qualified its recommendation?

A:	Yes. Unless the Merger Agreement is terminated before the IMAC Special Meeting, IMAC is required to submit the IMAC Merger and Share Issuance Proposal to its stockholders even if the IMAC Board of Directors has withdrawn, modified or qualified its recommendation that IMAC stockholders adopt the Merger Agreement.

For Both Theralink Stockholders and IMAC Stockholders

Q:	Are Theralink or IMAC stockholders entitled to appraisal rights?

A:	Pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”), IMAC stockholders are not entitled to appraisal rights in connection with the IMAC stock issuance.

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Q:	When do you expect to complete the Merger?

A:	Theralink and IMAC expect to complete the Merger in the second half of 2023. However, neither Theralink nor IMAC can assure you of if or when the Merger will be completed. Theralink and IMAC must obtain the approval of the IMAC Merger and Share Issuance Proposal by the IMAC stockholders at the IMAC Special Meeting, and also must obtain necessary regulatory approvals in addition to satisfying certain other closing conditions. For further information, see “Risk Factors—Risks Related to the Merger” beginning on page 12 of this information and proxy statement/prospectus.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed, IMAC stockholders will not receive any consideration for their shares of IMAC Common Stock in connection with the Merger. Instead, IMAC will remain an independent, public company and IMAC Common Stock will continue to be listed and traded on the Nasdaq. In addition, if the Merger Agreement is terminated in certain circumstances, a termination fee may be required to be paid by IMAC to Theralink. Further, if the Merger Agreement is terminated under certain circumstances, an expense reimbursement amount may be required to be paid by IMAC to Theralink. See “The Merger Agreement—Termination Fee” for a complete discussion of the circumstances under which any such termination fee or expense reimbursement amount will be required to be paid.

Q:	Whom should I call with questions?

A:	Theralink stockholders: If you have any questions concerning the Merger or this information and proxy statement/prospectus, or would like additional copies of this information and proxy statement/prospectus, please contact Theralink’s Investor Relations department at [ ], Attention: Investor Relations or at [ ].

IMAC stockholders: If you have any questions concerning the Merger or this information and proxy statement/prospectus, would like additional copies of this information and proxy statement/prospectus, or need help voting your shares of IMAC Common Stock, please contact IMAC’s proxy solicitor, [    ], toll-free at [    ] or via email at [    ].

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PROSPECTUS SUMMARY

This summary highlights selected information from this information and proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this information and proxy statement/prospectus, including its annexes carefully and in its entirety and the other documents to which we refer in order to fully understand the Merger before you decide how to vote with respect to the proposals to be considered and voted on at the IMAC Special Meeting. In addition, IMAC and Theralink incorporate by reference important business and financial information about IMAC and Theralink into this information and proxy statement/prospectus, as further described in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item in this information and proxy statement/prospectus.

Information about the Companies

IMAC Holdings, Inc.

IMAC Holdings, Inc. and its affiliates provide movement, orthopedic and neurological therapies through its chain of IMAC Regeneration Centers. Through its consolidated and equity owned entities, its outpatient medical clinics provide conservative, non-invasive medical treatments to help patients with back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. IMAC delivers sports medicine treatments without opioids. IMAC’s Investigational New Drug division is conducting a clinical trial for its investigational compound utilizing umbilical cord-derived allogenic mesenchymal stem cells for the treatment of bradykinesia due to Parkinson’s disease.

IMAC is a provider and manager of value-based, conservative medical care combining life science advancements with traditional medical care for movement-restricting diseases and conditions in IMAC Regeneration Centers and BackSpace clinics. The Innovative Medical Advancements and Care (IMAC) Regeneration Centers combine medical and physical procedures to improve patient experiences and outcomes and reduce healthcare costs as compared to other available treatment options. As of December 31, 2022, IMAC owned three and managed seven outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. Given IMAC’s current financial position, during the first six months of 2023, IMAC decided to close five underperforming locations and sold its Louisiana Orthopedic and Illinois practices as well as The BackSpace, LLC operations in an effort to raise sufficient capital to support on-going operations. IMAC’s treatments are performed by licensed medical practitioners through IMAC’s regenerative rehabilitation protocols designed to improve the physical health, to advance the quality of life and to lessen the pain of its patients. IMAC does not prescribe opioids, but instead offer an alternative to conventional surgery or joint replacement surgery by delivering minimally invasive medical treatments to help patients with sports injuries, back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. IMAC’s employees focus on providing exceptional customer service to give patients a memorable and caring experience. IMAC believes that it has priced its treatments to be affordable by 95% of the population and is well positioned in the expanding regenerative medical sector.

IMAC’s licensed healthcare professionals provide each patient a custom treatment plan that integrates innovative regenerative medicine protocols (representing 9% of revenue) with traditional, minimally invasive (minimizing skin punctures) medical procedures (representing 63% of revenue) in combination with physical therapies (representing 22% of revenue), chiropractic care (representing 5% of revenue) and the remaining 1% of revenue from memberships. IMAC does not use or offer opioid-based prescriptions as part of its treatment options in order to help patients avoid the dangers of opioid abuse and addiction. IMAC has successfully treated patients that were previously addicted to opioids because of joint or soft tissue related pain. Further, IMAC’s procedures comply with all professional athletic league drug restriction policies, including the NFL, NBA, NHL and MLB.

IMAC is focused on providing natural, non-opioid solutions to pain as consumers increasingly demand conservative treatments for an aging population. The demand for IMAC’s services continues to grow fueled by consumer preferences for organic healthcare solutions over traditionally invasive orthopedic practices. IMAC believes that its regenerative rehabilitation treatments are provided to patients at a much lower price than IMAC’s primary competitors, including orthopedic surgeons, pain management clinics and hospital systems targeting invasive joint reconstruction. Surgical joint replacements cost several times more than our therapies initially treating the same condition.

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Theralink Technologies, Inc.

Theralink is a precision medicine company with a nationally Clinical Laboratory Improvement Amendments (“CLIA”) certified and College of American Pathologists (“CAP”) accredited laboratory in Golden, Colorado. Theralink’s unique and patented Reverse Phase Protein Array (“RPPA”) technology platform can quantify protein signaling to support oncology clinical treatment decisions and biopharmaceutical drug development. Since protein signaling is responsible for the development and progression of cancer, nearly all Federal Drug Administration (“FDA”) approved cancer therapeutics target proteins, not genes. The Theralink® RPPA technology can reveal the protein drug target(s) that are essentially turned “on” in a patient’s cancer and suggest the most effective treatment plan to turn those proteins “off”. Therefore, the Theralink® RPPA technology is a critical tool that empowers oncologists with actionable information to effectively treat a cancer patient, which is often missed by standard proteomic and genomic testing.

Our commercially available Lab Developed Test (“LDT”), the Theralink® Assay for Breast Cancer, is currently being utilized by oncologists across the United States to assist in making the most targeted treatment plan for their patients with advanced breast cancer. In 2023, Theralink began receiving reimbursement for this test by Medicare and certain third-party payors. The Theralink® test determines which drug target(s) are present and/or activated to reveal to the oncologist which patients are predicted to be responders versus non-responders to a particular therapeutic. The test provides therapeutic recommendations to support oncologist treatment selection of the best therapy option – which may improve patient response and consequently save the healthcare system substantial dollars.

The currently available Theralink® Assay for Breast Cancer will be followed by the Theralink® Pan-Tumor Assay 1.0, expected to launch in 2023 to include ovarian, endometrial, and head & neck cancers. The test is expected to expand further in 2024 to the Theralink® Pan-Tumor Assay 2.0 to support the treatment of colorectal, prostate, pancreatic, lung, and other solid tumor cancer indications.

The Merger

The Structure of the Merger

At the Effective Time, each share of Theralink Shares issued and outstanding as of immediately prior to the Effective Time will be converted into and will thereafter represent the right to receive a portion of a share of IMAC Common Stock such that the total number of shares of IMAC Common Stock issued to the holders of Theralink Shares shall equal 85% of the total number of shares of IMAC Common Stock outstanding as of the Effective Time.

Treatment of Theralink Equity Awards

At the Effective Time, each option to purchase Theralink Common Stock (each, a “Theralink Stock Option”), whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time, will be assumed by IMAC and converted into a stock option relating to a number of shares of IMAC Common Stock equal to the product of: (i) the number of shares of Theralink Common Stock subject to such Theralink Stock Option; and (ii) ratio which results from dividing one share of Theralink Common Stock by the portion of a IMAC Share issuable for such share as finally determined at the Effective Time (the “Exchange Ratio”), at an exercise price per IMAC Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Theralink Common Stock of such Theralink Stock Option by (B) the Exchange Ratio.

Theralink’s Reasons for the Merger; Recommendation of the IMAC Board of Directors

The Theralink Board of Directors has unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are in the best interests of, and are advisable to, Theralink and its shareholders and has unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

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In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Theralink Board of Directors consulted with Theralink’s senior management, outside legal counsel and financial advisor. The Theralink Board of Directors determined that entering into the Merger Agreement with IMAC provided the best alternative for maximizing shareholder value reasonably available to Theralink, including when compared to continuing to operate on a standalone basis and other reasonably actionable strategic alternatives such as those that Theralink had evaluated consistently in recent years, including potential combinations with other companies, acquisitions of assets that would provide new growth opportunities and additional scale and exploration of potential sale opportunities.

IMAC’s Reasons for the Merger; Recommendation of the IMAC Board of Directors

At a special meeting held on [●], 2023, the IMAC Board of Directors (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby, including but not limited to the share issuance, are fair to, and in the best interests of, IMAC and its stockholders; (ii) approved and declared advisable the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein; (iii) directed that the share issuance be submitted to IMAC stockholders for their approval, respectively; and (iv) resolved to recommend that IMAC stockholders vote in favor of the Merger and Share Issuance Proposal.

Accordingly, the IMAC Board of Directors unanimously recommends that IMAC stockholders vote “FOR” the IMAC Share Issuance Proposal, the IMAC Director Proposal, the IMAC Charter Amendment Proposal, the IMAC Reverse Stock Split Proposal, the IMAC Incentive Compensation Plan Proposal, the IMAC Preferred Stock and Warrant Proposal and the IMAC Adjournment Proposal.

In reaching its determinations and recommendations, the IMAC Board of Directors as further described in the section entitled “Background of the Merger” of this joint proxy statement/prospectus, held a number of meetings, consulted with IMAC’s senior management and its outside legal and financial advisors, and considered a number of factors, including the benefits of a combined company, the ability to continue to pursue the Investigational New Drug (IND) application with the FDA, and the terms of the Merger Agreement. The IMAC Board of Directors considered all of these factors as a whole and, on balance, concluded that the potential benefits of the Merger outweighed the risks and uncertainties of the Merger. Accordingly, the IMAC Board of Directors approved the Merger Agreement, the share issuance, the Merger and the other transactions contemplated by the Merger Agreement.

In addition, the IMAC Board of Directors was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of IMAC stockholders generally described in the section entitled “Interests of IMAC’s Directors and Executive Officers in the Merger” of this joint proxy statement/prospectus.

For more information regarding the Merger and the factors that the IMAC Board of Directors considered, please refer to the discussion contained under the section entitled “The Merger —IMAC’s Reasons for the Merger; Recommendation of the IMAC Board of Directors.”

The IMAC Special Meeting

This information and proxy statement/prospectus is being mailed on or about [●], 2023 to holders of record of IMAC Common Stock as of the close of business on [●], 2023 and constitutes notice of the IMAC Special Meeting in conformity with the requirements of the DGCL and the bylaws of IMAC (the “IMAC Bylaws”).

This information and proxy statement/prospectus is being provided to IMAC stockholders as part of a solicitation of proxies by the IMAC Board of Directors for use at the IMAC Special Meeting and at any adjournments or postponements of the IMAC Special Meeting. IMAC stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.

The IMAC Special Meeting is scheduled to be held completely virtually at the IMAC Special Meeting website, at [●], on [●], 2023, beginning at 9:00 a.m., Eastern Time, unless adjourned or postponed to a later date and/or time.

3

The purposes of the IMAC Special Meeting are as follows, each as further described in this information and proxy statement/prospectus:

●	Proposal #1: IMAC Merger and Share Issuance Proposal. To consider and vote on the Merger Agreement proposal;
●	Proposal #2: IMAC Director Proposal. To elect five members to IMAC’s Board of Directors;
●	Proposal #3: IMAC Charter Amendment Proposal. To consider and vote on an amendment to IMAC’s certificate of incorporation to increase the number of authorized shares of IMAC Common Stock;
●	Proposal #4: IMAC Reverse Stock Split Proposal. To consider, approve and adopt an amendment to IMAC’s certificate of incorporation to effect a reverse stock split at a ratio not less than 1-for-15 and not greater than 1-for-30, with the exact ratio to be set within that range at the discretion of IMAC’s Board of Directors without further approval or authorization of IMAC’s stockholders;
●	Proposal #5: IMAC Incentive Compensation Plan Proposal. To consider, approve and adopt an amendment to the IMAC Holdings, Inc. 2018 Incentive Compensation Plan to increase the number of shares of IMAC Common Stock available for issuance under such plan;
●	Proposal #6: IMAC Preferred Stock and Warrant Proposal. To authorize and approve the issuance of IMAC Common Stock issuable upon conversion of shares of IMAC’s Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock and upon exercise of warrants to purchase shares of IMAC Common Stock, which would represent 20%or more of the outstanding shares of IMAC Common Stock; and
●	Proposal #7: IMAC Adjournment Proposal. To adjourn the IMAC Special Meeting to a later date or dates, if necessary or appropriate, to allow time to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the IMAC Special Meeting.

The IMAC Board of Directors unanimously recommends that IMAC stockholders vote “FOR” each of the proposals described above.

For a further description of the IMAC Special Meeting and the proposals to be voted on the IMAC Special Meeting, please refer to the discussion contained under the section entitled “The IMAC Special Meeting.”

Material U.S. Federal Income Tax Consequences of the Merger

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Merger so qualifies, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” of this joint proxy statement/prospectus) of IMAC common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of IMAC common stock for Theralink common stock in the Merger, except with respect to cash received by such holder in lieu of fractional shares of Theralink common stock.

See the section entitled “Material U.S. Federal Income Tax Consequences” of this joint proxy statement/prospectus for a more complete description of certain U.S. federal income tax consequences of the Merger. Please consult your tax advisors as to the specific tax consequences to you of the Merger.

Interests of IMAC’s Directors and Executive Officers in the Merger

Certain executive officers and members of the IMAC Board of Directors have interests in the Merger that may be different from, or in addition to, interests they have as IMAC stockholders. Following the Merger, Mr. Sucoff will remain with the combined company as a director. See the section entitled “The Merger— Interests of IMAC’s Directors and Executive Officers in the Merger” of this joint proxy statement/prospectus for further discussion.

Appraisal Rights in the Merger

Pursuant to Section 262 of the DGCL, IMAC stockholders are not entitled to appraisal rights in connection with the IMAC stock issuance.

Regulatory Approvals Required for the Merger

IMAC and Theralink must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of IMAC Common Stock to Theralink’s stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this information and proxy statement/prospectus with the SEC. IMAC does not require, and consequently, does not intend to seek, any regulatory approval from antitrust authorities to consummate the transactions

Termination of the Merger Agreement; Termination Fee

The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time by mutual written consent of Theralink and IMAC. Either Theralink or IMAC may terminate the Merger Agreement and the Merger may be abandoned at any time prior to the Effective Time under certain conditions.

See the section entitled “The Merger Agreement—Termination of the Merger Agreement” of this joint proxy statement/prospectus for a more detailed discussion regarding termination of the Merger Agreement.

4

SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information has been derived by the application of pro forma adjustments to the historical financial statements of the IMAC Holdings, Inc. (“IMAC” or “Company”) and Theralink Technologies, Inc. (“Theralink” or “THER”).

The unaudited pro forma combined financial statements are presented for illustrative purposes only. The unaudited pro forma combined financial statements do not necessarily reflect what the combined Company’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company.

The unaudited pro forma combined financial information reflects the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial information.

In preparing the unaudited pro forma combined financial information, the following historical information was used:

●

We have derived the Company’s historical financial data as of June 30, 2023 and for the six months ended June 30, 2023 from its unaudited financial statements contained herein and on Form 10-Q as filed with the Securities and Exchange Commission and for the year ended December 31, 2022 from its audited financial statements contained herein and on Form 10-K as filed with the Securities and Exchange Commission; and

●

We have derived Theralink’s historical consolidated financial statements as of June 30, 2023 and the nine months ended June 30, 2023 from its unaudited financial statements contained herein and on Form 10-Q as filed with the Securities and Exchange Commission and for the year ended September 30, 2022 from its audited financial statements contained herein and on Form 10-K as filed with the Securities and Exchange Commission;

This information should be read together with the financial statements and related notes, as applicable, of each of IMAC and Theralink included in this proxy statement/prospectus and IMAC’s and Theralink’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma combined financial statements.

In summary, the historical consolidated financial information has been adjusted to give the estimated effect to the following pro forma transactions as if the transactions had occurred as of June 30, 2023 with respect to the unaudited pro forma combined balance sheets, on January 1, 2022 with respect to the unaudited annual pro forma statement of operations, and as of January 1, 2023 with respect to the unaudited pro forma statement of operations for the periods ended June 30, 2023.

●	the conversion of 80% of Theralink debt and accrued interest payable into Theralink Common Shares at a conversion price of $0.0006 per share, the conversion of 20% of Theralink debt and accrued interest payable into Theralink Preferred Shares at a conversion price of $0.0006 per share, the exchange of Theralink warrants and Series C preferred stock into Theralink Common Shares, and the accounting effect of such conversions and exchanges.

●	IMAC’s sale of Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock for net proceeds of approximately $3,700,000, and IMAC’s lending of $3,000,000 to Theralink for working capital purposes,

●	To reflect the 1 for 30 reverse stock split of IMAC Common Shares,

●	To reflect the Merger Agreement between IMAC and Theralink, which includes the exchange of all of the then outstanding Theralink shares into IMAC Common Shares and Theralink Preferred Shares into IMAC Preferred Shares, respectively, and accounting for business acquisition using the acquisition method of accounting, with Theralink continuing as the surviving entity.

The unaudited pro forma combined financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. Therefore, the unaudited pro forma combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

5

IMAC HOLDINGS, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

June 30, 2023

(Unaudited)

							Pro Forma
	IMAC	Theralink		Pro Forma Adjustments			Combined
	Holdings, Inc.	Technologies, Inc.		Debit		Credit	Balances
	June 30,	June 30,					(Unaudited)
	2023	2023
ASSETS
CURRENT ASSETS:
Cash	$247,002	$25,089	<1>	$3,700,000		$-	$3,972,091
Accounts receivable, net	678,603	15,000		-		-	693,603
Prepaid expenses and other current assets	350,731	185,174		-		-	535,905
Note receivable - intercompany	-	-	<6>	3,000,000	<6>	3,000,000	-
Marketable securities	-	800		-		-	800

Total Current Assets	1,276,336	226,063		6,700,000		3,000,000	5,202,399

OTHER ASSETS:
Property and equipment, net	565,843	333,338		-		-	899,181
Financing right-of-use assets, net	-	30,178		-		-	30,178
Operating right-of-use asset, net	1,685,802	1,117,169		-		-	2,802,971
Intangible assets, net	901,893	-	<9>	713,744		-	1,615,637
Security deposits	215,126	18,715		-		-	233,841
Total Other Assets	3,368,664	1,499,400		713,744		-	5,581,808

Total Assets	$4,645,000	$1,725,463		$7,413,744		$3,000,000	$10,784,207

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$2,441,261	$1,123,374		$-		$-	$3,564,635
Accounts payable - related parties	-	7,972		-		-	7,972
Accrued liabilities	292,246	533,661	<4>	504,532		-	321,375
Accrued liabilities - related parties	-	536,625	<4>	526,689		-	9,936
Accrued compensation	-	435,669		-		-	435,669
Accrued director compensation	-	237,500		-		-	237,500
Contract liabilities	186,139	260,440		-		-	446,579
Convertible notes, net of discount	-	5,187,334	<4>	5,187,334		-	-
Convertible notes - related parties, net of discount	-	5,309,663	<4>	5,309,663		-	-
Convertible notes, intercompany			<6>	3,000,000	<6>	3,000,000	-
Notes payable - related party, net of discount	-	797,197		-		-	797,197
Notes payable - current	39,435	1,000		-		-	40,435
Financing lease liability - current	16,853	39,565		-		-	56,418
Operating lease liability - current	947,657	29,880		-		-	977,537
Insurance payable	-	12,616		-		-	12,616
Derivative liabilities	-	33,484,450	<3><5>	33,484,450		-	-
Contingent liabilities	-	83,840		-		-	83,840

Total Current Liabilities	3,923,591	48,080,786		48,012,668		3,000,000	6,991,709

LONG-TERM LIABILITIES:
Financing lease liability	2,580	8,958		-		-	11,538
Operating lease liability	1,042,655	1,134,658		-		-	2,177,313
Notes payable - net of current portion	35,144	-		-		-	35,144
Total Long-Term Liabilities	1,080,379	1,143,616		-		-	2,223,995

Total Liabilities	5,003,970	49,224,402		48,012,668		3,000,000	9,215,704

Commitments and Contingencies (Note 10)

STOCKHOLDERS’ DEFICIT:
Preferred stock - $0.001 par value, 5,000,000 authorized, nil issued and outstanding at June 30, 2023
Series A-1 convertible preferred stock				-	<1>	1,745,000	1,745,000
Series A-2 convertible preferred stock				-	<1>	1,955,000	1,955,000
New preferred stock - THER/IMAC				-	<4>	3,982,108	3,982,108
Common stock: $0.001 par value, 60,000,000 shares authorized; 1,109,359 shares issued and 7,647,197
pro forma shares issued and outstanding at June 30, 2023, respectively	1,109		<7>	32,133	<8>	6,500	24,524
Common stock - THER	-	615,150	<8>	3,996,439	<2><3><4>	3,381,289	-
Additional paid-in capital	51,261,621	55,255,860	<2><9>	51,623,817	<3><4><5> <7><8><9>	63,319,583	118,181,076
Accumulated deficit	(51,621,700)	(103,369,949)		54,416,829	<9>	85,106,150	(124,302,328)

Total Stockholders’ Deficit	(358,970)	(47,498,939)		110,069,218		159,495,630	1,568,503

Total Liabilities and Stockholders’ Deficit	$4,645,000	$1,725,463		$158,081,886		$162,495,630	$10,784,207

See accompanying notes to unaudited pro forma combined financial statements.

6

IMAC HOLDINGS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

	IMAC	Theralink
	Holdings, Inc.	Technologies, Inc.
	For the Six	For the Nine
	Months Ended	Months Ended					Pro Forma
	June 30,	June 30,		Pro Forma Adjustments			Combined
	2023	2023		Debit		Credit	Balance
							(Unaudited)

REVENUES, NET	$3,437,337	$427,529		$-		$-	$3,864,866

COST OF REVENUE	441,980	86,328		-		-	528,308

GROSS PROFIT	2,995,357	341,201		-		-	3,336,558

OPERATING EXPENSES:
Professional fees	-	1,310,780		-		-	1,310,780
Compensation expense	3,564,903	4,165,682		-		-	7,730,585
Licensing fees	-	55,883		-		-	55,883
General and administrative expenses	2,812,429	1,213,953		-		-	4,026,382
Impairment loss	1,695,161	238,671		-		-	1,933,832

Total Operating Expenses	8,072,493	6,984,969		-		-	15,057,462

LOSS FROM OPERATIONS	(5,077,136)	(6,643,768)		-		-	(11,720,904)

OTHER INCOME (EXPENSES):
Interest expense, net	(24,824)	(11,799,215)	<4>	762,421		-	(12,586,460)
Loss on debt extinguishment, net	-	(5,434,447)	<4><5>	53,654,408	<3><5>	33,484,450	(25,604,405)
Unrealized loss on marketable securities	-	(2,900)		-		-	(2,900)
Settlement expense	-	(200,000)		-		-	(200,000)
Derivative expense	-	(16,442,350)		-		-	(16,442,350)

Total Other Income (Expenses), net	(24,824)	(33,878,912)		54,416,829		33,484,450	(54,836,115)

NET LOSS	(5,101,960)	(40,522,680)		54,416,829		33,484,450	(66,557,019)

Series E preferred stock dividend	-	(26,301)		-		-	(26,301)
Series F preferred stock dividend	-	(13,151)		-		-	(13,151)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(5,101,960)	$(40,562,132)		$54,416,829		$33,484,450	$(66,596,471)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic and diluted	$(4.63)	$(0.01)					$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	1,102,587	6,151,499,919					5,732,126,399

See accompanying notes to unaudited pro forma combined financial statements.

7

IMAC HOLDINGS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

	IMAC	Theralink
	Holdings, Inc.	Technologies, Inc.
	For the Year	For the Year
	Ended	Ended			Pro Forma
	December 31,	September 30,	Pro Forma Adjustments		Combined
	2022	2022	Debit	Credit	Balance
					(Unaudited)

REVENUES, NET	$16,185,682	$567,905	$-	$-	$16,753,587

COST OF REVENUE	1,508,408	224,886	-	-	1,733,294

GROSS PROFIT	14,677,274	343,019	-	-	15,020,293

OPERATING EXPENSES:
Professional fees	-	2,311,098	-	-	2,311,098
Compensation expense	14,517,253	7,373,037	-	-	21,890,290
Licensing fees	-	138,440	-	-	138,440
General and administrative expenses	10,008,510	2,160,450	-	-	12,168,960
Impairment loss	8,431,803	-	-	-	8,431,803

Total Operating Expenses	32,957,566	11,983,025	-	-	44,940,591

LOSS FROM OPERATIONS	(18,280,292)	(11,640,006)	-	-	(29,920,298)

OTHER INCOME (EXPENSES):
Interest expense, net	(3,608)	(1,094,656)	-	-	(1,098,264)
Unrealized loss on marketable securities	-	(7,300)	-	-	(7,300)
Other expense	(28,905)	-	-		(28,905)

Total Other Income (Expenses), net	(32,513)	(1,101,956)	-	-	(1,134,469)

NET LOSS	(18,312,805)	(12,741,962)	-	-	(31,054,767)

Series E preferred stock dividend	-	(160,000)	-	-	(160,000)
Series F preferred stock dividend	-	(80,000)	-	-	(80,000)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(18,312,805)	$(12,981,962)	$-	$-	$(31,294,767)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic and diluted	$(19.43)	$(0.00)			$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	942,463	5,881,307,480			5,732,126,399

See accompanying notes to unaudited pro forma combined financial statements.

8

			DR	CR	P&L effect
<1>
	Cash	IMAC	3,700,000.00
	Series A-1 convertible preferred	IMAC		1,745,000.00
	Series A-2 convertible preferred	IMAC		1,955,000.00
To record sale of preferred shares - IMAC

<2>
	APIC - THER	THER	2,117.00
	Common stock - THER	THER		2,117.00
	Series C-1 preferred Theralink shares converted into 21,167,535 THER common shares

<3>
	Derivative liabilities - warrants	THER	13,387,539.00
	G/L on debt extinguishment	THER		13,387,539.00	(13,387,539.00)
	Common stock - THER	THER		724,433.00
	APIC- THER	THER		(724,433.00)

	Exchange of 7,244,334,819 warrants for 7,244,334,819 THER common shares

<4>
	Convertible notes payable	THER	8,986,605.00
	Convertible notes payable - related parties	THER	9,130,292.00
	Accrued interest	THER	504,532.00
	Accrued interest - related parties	THER	526,689.00
	Interest expense (7/1/2023 to 11/29/2023)	THER	379,699.00		379,699.00
	Interest expense - related parties (7/1/2023 to 11/29/2023)	THER	382,722.00		382,722.00
	Debt discount	THER		3,799,271.00
	Debt discount- related party	THER		3,820,629.00
	Common stock - THER	THER		2,654,739.00
	New convertible preferred stock - THER/IMAC	THER		3,982,108.00
	Paid-in capital	THER		13,273,692.00
	G/L on debt extinguishment	THER	7,619,900.00		7,619,900.00
	To reflect conversion of debt and accrued interest into 26,547,386,873 shares (80%) and New Preferred Shares (20%/write off of debt discount)

<5>
	Derivative liability	THER	20,096,911.00
	G/L on debt extinguishment	THER		20,096,911.00	(20,096,911.00)
	G/L on debt extinguishment	THER	46,034,508.00		46,034,508.00
	Paid-in capital	THER		46,034,508.00
	to reflect the write off of derivative liabilities and the expense for difference between contractual conversion price and new conversion price

<6>
	Convertible note receivable	IMAC	3,000,000.00
	Convertible note payable	THER		3,000,000.00
	Convertible note payable	THER	3,000,000.00
	Convertible note receivable	IMAC		3,000,000.00
	To record loan between IMAC and THER and the cancellation of such debt upon merger
<7>
	Common stock, par - IMAC	IMAC	32,133.00
	paid-in capital	IMAC		32,133.00
	To reflect 1 for 30 reverse stock split

<8>	Common stock, par - THER	THER	3,996,439.00
	Paid-in capital	IMAC		3,989,939.00
	Common stock, par - IMAC	IMAC		6,500.00
	To reflect the exchange of 39,964,389,146 shares into 6,500,120 IMAC shares based on conversion ratio

<9>	Intangible assets	IMAC	713,744.00
	Paid-in capital	IMAC		713,744.00
	Paid-in capital	IMAC	51,621,700.00
	Retained earnings	IMAC		51,621,700.00
	To record retained earnings acquisition entry for acquisition of 15% applied to IMAC and to net accumulated deficit into APIC

			173,115,530.00	173,115,530.00	20,932,379.00

9

IMAC HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are based on the historical financial statements of IMAC Holdings, Inc. (“IMAC” or “Company”) and Theralink Technologies, Inc. (“Theralink” or “THER”), after giving effect to:

(1)	On July 25, 2023, IMAC entered into a definitive securities purchase agreement with several institutional and accredited investors, including existing significant investors of Theralink, and Theralink’s Chairman, for the sale of its preferred stock and warrants. IMAC sold an aggregate of 2,500 shares of its Series A-1 Convertible Preferred Stock, stated value $1,000 per share, 1,800 shares of its Series A-2 Convertible Preferred Stock, stated value $1,000 per share, and Warrants to purchase up to 62,271,063 shares of its common stock for aggregate net proceeds of $3.7 million after deducting placement agent fees and other offering expenses of approximately $600,000. The shares of A-1 Convertible Preferred Stock shall bear a 12% dividend, and are initially convertible into an aggregate of 22,893,773 shares of common stock of the Company, and the shares of Series A-2 Convertible Preferred Stock are initially convertible into an aggregate of 16,483,517 shares of common stock of the Company, in each case, at a conversion price of $0.1092 per share. The Warrants have an exercise price of $0.1092 per share, are exercisable immediately, and will expire five years from the date of shareholder approval of this private placement. Approximately $3.0 million of the proceeds of the offering were used to make a loan to Theralink for investment into sales and marketing efforts and general working capital purposes as the companies continue to take formal steps together in advancing their merger previously announced on May 23, 2023. Upon Merger, the debt between the Company and Theralink shall be cancelled.

(2)	On August 30, 2023, pursuant to the approval provided by the stockholders of the Company at the Company’s 2023 annual meeting of stockholders held on July 5, 2023 (the “Meeting”), the Company’s Board of Directors approved an amendment to the Company’s Certificate of Incorporation (the “Amendment”) to effectuate a reverse stock split of the Company’s Common Stock, affecting the issued and outstanding number of such shares by a ratio of one-for-thirty (the “Reverse Stock Split”). The Company filed the Amendment to its Certificate of Incorporation with the State of Delaware effectuating the Reverse Stock Split on September 6, 2023. The Reverse Stock Split became effective in the State of Delaware at 11:59 P.M. ET on Thursday, September 7, 2023.

(3)	Immediately prior to the Merger, Theralink’s convertible debt holders agreed to convert their respective debt and accrued interest calculated through November 29, 2023, which amounted to approximately $19,910,539, into Theralink’s Common Shares and into newly designated Theralink’s Preferred Shares using a conversion price of $0.0006 per share. In connection with this conversion, Theralink note holders shall convert 80% of their respective debt and accrued interest into approximately 26,547,386,873 shares of THER Common Shares and shall convert 20% of their respective debt and accrued interest into the newly designated Theralink Preferred Shares with a stated value of $3,982,108. In connection with the conversion of the debt as discussed above, the Company reversed the value of the respective derivative liabilities and recorded a gain on extinguishment of debt of $20,096,911, recorded a loss on extinguishment of debt of $7,619,900 related to the write off of all remaining debt discounts, and, under ASC 470-20, the Company recognized an aggregate loss on debt extinguishment upon conversion in the amount of $46,034,508 which is associated with the difference between the fair market value of the excess shares issued upon conversion using the June 30, 2023 conversion price of $0.001348 per share and the amount of debt and accrued interest payable converted at the conversion price of $0.0006.

(4)	Immediately prior to the Merger, Theralink’s warrant holders agreed to exchange each warrant into one share of Theralink common stock. In connection with the exchange of warrants, THER shall issue 7,244,334,819 THER Common Shares. In connection with the exchange of warrants as discussed above, the Company reversed the value of the respective derivative liabilities and recorded a gain on extinguishment of debt of $13,387,529.

(5)	Immediately prior to the Merger, Theralink’s Series C preferred shares agreed to exchange all of the Series C preferred shares outstanding into 21,167,535 THER Common Shares.

(6)	On May 23, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Theralink and IMAC Merger Sub, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of the Company (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Theralink (the “Merger”), with Theralink continuing as the surviving entity (the “Surviving Entity”) and a wholly owned subsidiary of the Company. On May 22, 2023, the board of directors of the Company, and the board of directors of Theralink unanimously approved the Merger Agreement. At the effective time of the Merger (the “Effective Time”), each share of Theralink’s common stock (“Theralink Common Stock”) and each share of Theralink’s preferred stock (“Theralink Preferred Stock”) issued and outstanding as of immediately prior to the Effective Time will be converted into and will thereafter represent the right to receive a portion of a share of the Company’s common stock (the “Company Common Shares”) and the “Company’s preferred stock (the “Company Preferred Shares”) such that the total number of Company Common Shares issued to the holders of Theralink Common Shares shall equal 85% of the total number of Company Common Shares outstanding as of the Effective Time (the “Merger Consideration”) and the holders of Theralink Preferred Shares shall receive the equivalent stated value of Company Preferred Shares.

(7)	In connection with the Merger Agreement, the Company accounted for the Merger as a business acquisition using the acquisition method of accounting, with Theralink continuing as the surviving entity. In connection with the acquisition. The Company recorded estimated intangible assets of $713,744. The final purchase price allocation is subject to the final determination of the fair values of acquired assets and assumed liabilities and, therefore, that allocation and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein.

A full and detailed valuation of the acquired assets and assumed liabilities of the Company will be completed and certain information and analyses are preliminary at this time. The final purchase price allocation is subject to the final determination of the fair values of acquired assets and assumed liabilities and, therefore, that allocation and the resulting effect on loss from operations may differ materially from the unaudited pro forma amounts included herein.

The unaudited pro forma combined financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. Therefore, the unaudited pro forma combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this information and proxy statement/prospectus, including statements concerning IMAC, Theralink, the proposed transactions and other matters, should be considered forward-looking within the meaning of the Securities Act, as amended, the Exchange Act, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on IMAC’s and Theralink’s current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to IMAC’s and Theralink’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward looking statements. Words such as “expects,” “will,” “plans,” “intends,” “anticipates,” “indicates,” “remains,” “believes,” “estimates,” “forecast,” “guidance,” “outlook,” “goals,” “targets” and other similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured. All forward-looking statements in this information and proxy statement/prospectus are based upon information available to IMAC and Theralink on the date of this information and proxy statement/prospectus. IMAC and Theralink undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances, or otherwise, except as required by applicable law. All written and oral forward-looking statements concerning the Merger or other matters addressed in this information and proxy statement/prospectus and attributable to IMAC, Theralink, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this information and proxy statement/prospectus.

Actual results could differ materially from these forward-looking statements due to numerous factors discussed in the section entitled “Risk Factors” beginning on page 12 and as set forth from time to time under the sections captioned “Risk Factors” in IMAC’s and Theralink’s reports and other documents filed with the SEC from time to time, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

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RISK FACTORS

Risks Related to the Merger

The merger is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the merger could have material adverse effects on IMAC and Theralink.

The closing of the Merger is subject to a number of conditions, including, among other things, [the receipt of the IMAC stockholder approval and the Theralink stockholder approval and receipt of certain regulatory approvals, which make the completion and timing of the merger uncertain]. See the section entitled “The Merger Agreement — Conditions to the Closing of the Merger” for a more detailed discussion. The failure to satisfy all of the required conditions could delay the closing of the merger for a significant period of time or prevent it from occurring at all. There can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed.

Until the closing of the Merger or the termination of the Merger Agreement in accordance with its terms, IMAC and Theralink are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to IMAC or Theralink and their respective stockholders.

From and after the date of the Merger Agreement and prior to the closing of the Merger, the Merger Agreement restricts IMAC and Theralink from taking specified actions without the consent of the other party and requires that the business of each company and its respective subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent IMAC or Theralink from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise prior to the closing of the Merger, and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the Merger could be exacerbated by any delays in consummation of the Merger or termination of the Merger Agreement. See the section entitled “The Merger Agreement—Conduct of Business Prior to the Effective Time” of this joint proxy statement/prospectus.

The announcement and pendency of the Merger will divert significant management resources to complete the Merger, which could have an adverse effect on IMAC’s and Theralink’s respective businesses, financial results, and/or market prices.

The announcement and pendency of the Merger could cause disruptions in the businesses of IMAC and Theralink by directing the attention of management of each of IMAC and Theralink toward the closing of the Merger. IMAC and Theralink have each diverted significant management resources in an effort to complete the Merger and are each subject to restrictions contained in the Merger Agreement on the conduct of their respective businesses in the period prior to the closing of the Merger. If the Merger is not completed, IMAC and Theralink will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

Uncertainties associated with the Merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company following the closing of the Merger.

IMAC and Theralink are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the closing of the Merger will depend in part upon the ability of the combined company to retain certain key management personnel and employees of IMAC and Theralink. Prior to the closing of the Merger, current and prospective employees of IMAC and Theralink may experience uncertainty about their roles following the closing of the Merger, which may have an adverse effect on the ability of each of IMAC and Theralink to attract or retain key management and other key personnel. In addition, no assurance can be given that the combined company, after the completion of the merger, will be able to attract or retain key management personnel and other key employees to the same extent that IMAC and Theralink have previously been able to attract or retain their own employees.

IMAC and Theralink are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the Closing of the Merger will depend in part upon the ability of the combined company to retain certain key management personnel and employees of IMAC and Theralink. Prior to the closing of the Merger, current and prospective employees of IMAC and Theralink may experience uncertainty about their roles following the completion of the transactions, which may have an adverse effect on the ability of each of IMAC and Theralink to attract or retain key management and other key personnel. In addition, no assurance can be given that the combined company, after the completion of the merger, will be able to attract or retain key management personnel and other key employees to the same extent that IMAC and Theralink have previously been able to attract or retain their own employees.

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IMAC stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger, and Theralink stockholders may likewise receive less value than anticipated in the Merger.

If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, IMAC stockholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit, and likewise the value of the shares in the combined company received by Theralink stockholders may be of significantly less value than anticipated, to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

The unaudited pro forma combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following the closing of the Merger.

The unaudited pro forma combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma combined financial information is subject to a number of assumptions and does not take into account any synergies related to the proposed transaction. Further, the combined company’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma combined financial data that is included in this joint proxy statement/prospectus. The unaudited pro forma combined financial information has been prepared with the expectation, as of the date of this joint proxy statement/prospectus, that IMAC will be identified as the acquiror under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of the party that is determined to be the acquiree under GAAP as of the date of the closing of the Merger. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma combined financial information reflected in this joint proxy statement/prospectus.

Risks Related to the Business of the Combined Company After the Merger

Combining the businesses of IMAC and Theralink may be more difficult, costly or time-consuming than expected, and the combined company may fail to realize the anticipated benefits of the Merger, which may adversely affect the combined company’s business results and negatively affect the value of the common stock of the combined company following the Merger.

The success of the Merger will depend on, among other things, the ability of IMAC and Theralink to combine their businesses in a manner that realizes cost savings and facilitates growth opportunities.

IMAC and Theralink must successfully combine their respective businesses in a manner that permits these benefits to be realized. For example, the combined company may not have sufficient capital on hand or generated from operations to continue funding operations as anticipated. In addition, the combined company must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the Merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company after the completion of the Merger.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what IMAC and Theralink expect and may take longer to achieve than anticipated. If IMAC and Theralink are not able to adequately address integration challenges, they may be unable to realize the anticipated benefits of the integration of the two companies.

The failure to successfully integrate the businesses and operations of IMAC and Theralink in the expected time frame may adversely affect the combined company’s future results.

IMAC and Theralink have operated and, until the completion of the Merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key IMAC employees or key Theralink employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the Merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

Third parties may terminate or alter existing contracts or relationships with IMAC or Theralink.

Theralink has contracts with customers, suppliers, vendors, landlords, licensors and other business partners which may require Theralink to obtain consent from these other parties in connection with the Merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue and may lose rights that are material to Theralink’s business and the business of the combined company. In addition, third parties with whom IMAC or Theralink currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the Merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the Merger. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the Merger or the termination of the Merger Agreement.

There can be no assurance that the combined company will be able to comply with the continued listing standards of the Nasdaq.

If the combined company fails to satisfy the continued listing requirements of the Nasdaq, Nasdaq may take steps to delist the combined company’s securities. Such a delisting would likely have a negative effect on the price of the securities and would impair stockholders’ ability to sell or purchase the securities when they wish to do so. In the event of a delisting, the combined company can provide no assurance that any action taken by it to restore compliance with listing requirements would allow the securities to become listed again, stabilize the market price or improve the liquidity of the securities, prevent the securities from dropping below the Nasdaq minimum share price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if the securities are not listed on, or become delisted from the Nasdaq, for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the securities may be more limited than if the combined company were quoted or listed on the Nasdaq or another national securities exchange. Stockholders may be unable to sell their securities unless a market can be established or sustained.

Risks Relating to the Proposed Reverse Stock Split

There can be no assurance that the total market capitalization of IMAC Common Stock after the implementation of the proposed reverse stock split (the “Reverse Stock Split”) will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of IMAC Common Stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of IMAC Common Stock outstanding in connection with the Reverse Stock Split. Also, IMAC cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of IMAC Common Stock. The trading price of IMAC Common Stock may change due to a variety of other factors, including IMAC’s ability to successfully accomplish its business goals, market conditions and the market perception of its business. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of IMAC’s business or a stockholder’s proportional ownership in the company. However, should the overall value of IMAC Common Stock decline after the proposed Reverse Stock Split, then the actual or intrinsic value of the shares of IMAC Common Stock held by you will also proportionately decrease as a result of the overall decline in value.

Further, the liquidity of IMAC Common Stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the expected increase in stock price as a result of the Reverse Stock Split is not sustained. In addition, the proposed Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of IMAC Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting sales. If IMAC effects the Reverse Stock Split, the resulting per-share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of IMAC Common Stock may not improve.

While IMAC’s Board of Directors has proposed the Reverse Stock Split in order to meet the requirements for the continued listing of IMAC Common Stock on The Nasdaq Capital Market, there is no guarantee that the price of IMAC Common Stock will not decrease in the future, or that IMAC Common Stock will remain in compliance with Nasdaq listing standards. There can be no guarantee that the closing bid price of IMAC Common Stock will remain at or above $1.00 for 10 consecutive business days, whether following the Reverse Stock Split or otherwise.

The Reverse Stock Split may result in or contribute towards an ownership change under Section 382 of the Code. If IMAC were to undergo an ownership change under Section 382 of the Code, the Company’s ability to use its net operating loss carryovers incurred prior to the ownership change against income arising after the ownership change will be significantly limited. In general, an “ownership change” under Section 382 of the Code occurs with respect to IMAC if, over a rolling three-year period, IMAC’s “5-percent shareholders” increase their aggregate stock ownership by more than 50 percentage points over their lowest stock ownership during the rolling three-year period. Although IMAC does not expect the Reverse Stock Split to result in an ownership, because IMAC does not know the number of IMAC shareholders that may become “5-percent shareholders” as a result of the Reverse Stock Split, it is uncertain at this time whether the Reverse Stock Split will result in an ownership change or the extent to which the Reverse Stock Split may contribute towards an ownership change over the rolling three year period following the Reverse Stock Split.

Risks Related to IMAC’s Business

IMAC recorded a net loss for the six months ended June 30, 2023 and June 30, 2022 and there can be no assurance that IMAC’s future operations will result in net income; IMAC received a going concern qualification.

For the six months ended June 30, 2023 and June 30, 2022, IMAC had net revenue of approximately $3,437,000 and $8,928,000, respectively, and IMAC had net loss of approximately $5,102,000 and $5,006,000, respectively. There can be no assurance that IMAC’s future operations will result in net income. IMAC’s failure to increase its revenues or improve its gross margins will harm its business. IMAC may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If IMAC revenues grow more slowly than we anticipate, IMAC’s gross margins fail to improve or IMAC’s operating expenses exceed IMAC’ s expectations, IMAC’s operating results will suffer. The fee IMAC charges for IMAC’s management services may decrease, which would reduce IMAC’s revenues and harm IMAC’s business. If IMAC is unable to sell its services at acceptable prices relative to its costs, or if IMAC fails to develop and introduce new services on a timely basis and services from which IMAC can derive additional revenues, IMAC’s financial results will suffer.

IMAC has 5,000,000 authorized and 4,995,700 unissued shares of preferred stock, and IMAC’s Board of Directors has the ability to designate the rights and preferences of this preferred stock without your vote.

IMAC’s certificate of incorporation authorizes the IMAC Board of Directors to issue “blank check” preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares, without further stockholder approval. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. As indicated in the preceding risk factor, the ability to issue preferred stock without stockholder approval could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of the company thereby discouraging, delaying or preventing a change in control of the company. IMAC currently has 4,300 outstanding shares of preferred stock, or plans to issue any such shares in the future.

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IMAC may fail completely to implement key elements of its growth and expansion strategy, which could adversely affect its operations and financial performance.

If IMAC cannot implement one or more key elements of its growth and expansion strategy, including raising sufficient capital, hiring and retaining qualified staff, leasing and developing acceptable premises for its medical clinics, securing necessary service contracts on favorable or adequate terms, generating sufficient revenue and achieving numerous other objectives, IMAC’s projected financial performance may be materially adversely affected. Even if all of the key elements of its growth and expansion strategy are successfully implemented, IMAC may not achieve the favorable results, operations and financial performance that it anticipates.

The development and operation of IMAC’s medical clinics will require additional capital, and IMAC may not be able to obtain additional capital on favorable or even acceptable terms. IMAC may also have to incur additional debt, which may adversely affect its liquidity and operating performance.

IMAC’s ability to successfully grow its business and implement its growth strategy depends in large part on the availability of adequate capital to finance operations. IMAC can give no assurance that it will continue to have sufficient capital to support the continued operations of the company. Changes in IMAC’s growth and expansion strategy, lower than anticipated revenue for the medical clinics, unanticipated and/or uncontrollable events in the credit or equity markets, changes to IMAC’s liquidity, increased expenses, and other events may cause IMAC to seek additional debt or equity financing. Financing may not be available on favorable or acceptable terms, or at all, and IMAC’s failure to raise capital could adversely affect its operations and financial condition.

Additional equity financing may result in a dilution of the pro rata ownership stake of IMAC stockholders. Further, IMAC may be required to offer subsequent investors investment terms, such as preferred distributions and voting rights that are superior to the rights of existing stockholders, which could have an adverse effect on the value of the investment of IMAC’s existing stockholders.

Additional debt financing, if available, may involve significant cash payment obligations, covenants and financial ratios that restrict IMAC’s ability to operate and grow the business, and would cause IMAC to incur additional interest expense and financing costs. As a consequence, its operating performance may be materially adversely affected.

IMAC may be unable to obtain financing on acceptable terms, or at all, which could materially adversely affect its operations and ability to successfully implement IMAC’s growth and expansion strategy.

IMAC’s growth strategy relies on obtaining sufficient financing, including one or more equipment lines to purchase medical and office equipment and one or more lines of credit for operating and related expenses. IMAC may not be able to obtain financing on acceptable terms or in the amount anticipated by IMAC’s growth and expansion strategy. If unable to secure the amount of financing anticipated by IMAC’s growth and expansion strategy, IMAC may be unable to implement one or more portions of IMAC’s growth and expansion strategy. If IMAC accepts less favorable terms for its financing than anticipated, IMAC may incur additional expenses and restrictions on operations and may be less liquid and less profitable than expected. Should either of these events occur, IMAC could suffer material adverse effects to IMAC’s ability to implement IMAC’s growth and expansion strategy and operate successfully.

IMAC may seek additional funding through a combination of equity offerings, debt financing, government or third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Additional funding may not be available to IMAC on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or rights of the stockholders. Any new equity securities IMAC issue could have rights, preferences, and privileges superior to those of holders of IMAC’s existing capital stock. In addition, the issuance of additional shares by IMAC, or the possibility of such issuance, may cause the market price of its shares to decline. Any debt financing secured by IMAC in the future could involve restrictive covenants relating to IMAC’s capital-raising activities and other financial and operational matter, which may make it more difficult for IMAC to obtain additional capital and the pursue business opportunities.

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If IMAC are unable to obtain funding on a timely basis, IMAC may be required to significantly curtail one or more of its efforts, IMAC’s ability to support business growth and to respond to business challenges could be significantly limited, and IMAC could be forced to halt operations. Accordingly, IMAC’s business may fail, in which case you would lose the entire amount of your investment in IMAC Common Stock.

IMAC’s independent registered public accounting firm has indicated that IMAC’s financial condition raises substantial doubt as to its ability to continue as a going concern.

IMAC’s financial statements have been prepared assuming that IMAC will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, IMAC’s independent registered public accounting firm has included in its audit opinion for the year ended December 31, 2022 a statement that there is substantial doubt as to its ability to continue as a going concern as a result of continued losses and financial condition at December 31, 2022, unless IMAC is able to obtain additional financing, enter into strategic alliances or sell assets. The reaction of investors to the inclusion of a going concern statement by IMAC’s auditors, IMAC’s current lack of cash resources and its potential inability to continue as a going concern may adversely affect its share price and IMAC’s ability to raise new capital or enter into strategic alliances. If IMAC becomes unable to obtain additional capital and to continue as a going concern, it may have to liquidate its assets and the values IMAC receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in IMAC’s financial statements.

IMAC will manage, but will not own, certain of the medical clinics or employ the medical service providers who will treat patients at the clinics.

Several of IMAC’s medical clinics will be owned exclusively by a professional service corporation in order to comply with state laws regulating the ownership of medical practices. IMAC will, in turn, through a contractual arrangement, provide long-term, exclusive management services to those professional service corporations and their medical professionals. All employees who provide direct medical services to patients will be employed by the professional service corporation. These management services agreements protect IMAC from certain liability and provide a structured engagement to deliver non-medical, comprehensive management and administrative services to help the medical professionals operate the business. The management services agreements authorize IMAC to act on behalf of the professional service corporation, but do not authorize the professional service corporations to act on IMAC’s behalf or enter into contracts with third parties on IMAC’s behalf. IMAC will employ the non-medical provider staff for the clinics and provide comprehensive management and administrative services to help the professional service corporation operate the clinics. IMAC may also loan money to the professional service corporation for certain payroll and development costs, although it has no obligation to do so. This arrangement makes IMAC’s financial and operational success highly dependent on the professional service corporation. Under IMAC’s management service agreements, IMAC provides exclusive comprehensive management and related administrative services to the professional service corporation and receive management fees. Due to this financial and operational control by contract, IMAC’s financial statements consolidate the financial results of the professional service corporations. However, IMAC will have little, if any, tangible assets as to those operations. These characteristics increase the risk associated with an investment in the company.

IMAC’s management services agreements may be terminated.

The management services agreements IMAC has with several of IMAC’s clinics may be terminated by mutual agreement of IMAC and the applicable clinic, by a non-breaching party after 30 days following an uncured breach by the other party, upon a bankruptcy of either party or by IMAC upon 90 days’ prior written notice to the clinic. The termination of a management services agreement would result in the termination of payment of management fees from the applicable clinic, which could have an adverse effect on IMAC’s operating results and financial condition.

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IMAC does not control the delivery of medical care at any of IMAC’s facilities.

IMAC has no direct control over the medical care in any of IMAC’s facilities. State medical boards govern the licensing and delivery of medical care within a state. For this reason, the medical practitioners are solely responsible for making medical decisions with their abilities and experience. IMAC runs the risk of being associated with a medical practitioner that performs poorly or does not comply with medical board legislation. When IMAC is responsible for the recruitment or staffing of medical professionals, it may hire a professional that delivers care outside of medical protocols. IMAC’s inability to exercise control over the medical care and managed centers increases the risks associated with an investment in the company.

State medical boards may amend licensing requirements for medical service providers, service delivery oversight for midlevel practitioners, and ownership or location requirements for the delivery of medical treatments.

IMAC has no direct control over the medical care in any of its facilities. State medical boards govern the licensing and delivery of medical care within a state. Each state medical board controls the level of licensing required for each medical practitioner and the requirements to obtain such a license to deliver medical care. Furthermore, the state medical board typically determines the required practitioner oversight for medical practitioners based on their license achieved, earned degrees and continuing education. The current requirements for these practitioners may change in the future and IMAC runs the risk of additional expenses necessary to meet the state medical board requirements. The state medical board may also determine the location in which services are delivered. IMAC risks the loss of revenue or retrofitting expense if the state medical board amends location requirements for the delivery of certain treatments. Similarly, state medical boards may amend ownership or management requirements for the operation of medical clinics within their respective state. The board may also investigate or dispute the legal establishment of owned or managed medical clinics. IMAC risks a material loss of ownership of or management control and subsequent fee from medical clinics that are in its possession or control.

Adverse medical outcomes are possible with conservative and minimally invasive treatments.

Medical practitioners performing services at IMAC facilities run the risk of delivering treatments for which the patient may experience a poor outcome. This is possible with non-invasive and minimally invasive services alike, including the use of autologous treatments in which a patient’s own cells are used to regenerate damaged tissues. At IMAC Regeneration Centers, a minimally invasive treatment involves puncturing the skin with a needle or a minor incision which could lead to infection, bleeding, pain, nausea, or other similar results. Non-invasive and conservative physical medicine treatments may possibly cause soft tissue tears, contusions, heart conditions, stroke, and other physically straining conditions. The treatments or potential clinical research studies may yield further patient risks. An adverse outcome may include but not be limited to a loss of feeling, chronic pain, long-term disability, or death. IMAC has obtained medical malpractice coverage in the event an adverse outcome occurs. However, the insurance limits may be exceeded or liability outside of the coverage may adversely impact the financial performance of the business, including any potential negative media coverage on patient volume.

Potential conflicts of interest exist with respect to the management services agreement that IMAC has entered into concerning its clinics in Kentucky, and it is possible its interests and the affiliated owners of those clinics may diverge.

IMAC’s medical clinics in Kentucky are held by a professional service corporation that is owned by Matthew C. Wallis, DC, President, a director and co-founder of IMAC, and Jason Brame, DC, a co-founding member of the company, in order to comply with the state’s laws regulating the ownership of medical practices. The professional service corporation directs the provision of medical services to patients and employs the physicians and registered nurses at the clinics, IMAC does not. Rather, pursuant to the terms of a long-term, exclusive management services agreement, IMAC employs the non-medical provider staff for the clinics and provide comprehensive management and administrative services to help the professional service corporation operate the clinics. IMAC believes that the service fees and other terms of IMAC’s management services agreement are standard in the outpatient healthcare practice area. Nonetheless, the management services agreement presents the possibility of a conflict of interest in the event that issues arise with regard to the respective medical and non-medical services being provided at the clinics, including quality of care issues of which IMAC becomes aware and billing and collection matters that IMAC handles on behalf of the physician practices, where its interests may diverge from those of Drs. Wallis and Brame acting on behalf of the professional service corporation. No such issues, however, have occurred during this arrangement.

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The management services agreement provides that IMAC will have the right to control the daily operations of the medical clinics subject, in the case of practicing medicine, to the direction of Drs. Wallis and Brame acting on behalf of the professional service corporation. IMAC’s interests with respect to such direction may be at odds with those of Drs. Wallis and Brame, requiring them to recuse themselves from IMAC’s decisions relating to such matters, or even from further involvement with the company.

IMAC complies with applicable state law with respect to transactions (including business opportunities and management services agreements) involving potential conflicts. Applicable state corporate law requires that all transactions involving the company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of the IMAC Board of Directors, approval of the majority of IMAC stockholders or the determination that the contract or transaction is intrinsically fair to IMAC. More particularly, IMAC’s policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of the company) be approved solely by a majority of the disinterested independent directors serving on the IMAC Board of Directors.

Drs. Wallis and Brame are significant holders of IMAC’s Common Stock and IMAC anticipates they will continue to own a significant percentage of shares of IMAC Common Stock post-Merger. Dr. Wallis founded the original IMAC medical clinic in Paducah, Kentucky in August 2000 and, with Jeffrey S. Ervin, IMAC’s Chief Executive Officer, founded the current company in March 2015. Dr. Wallis, working with Mr. Ervin, will be substantially responsible for selecting the business direction IMAC takes, the medical clinics IMAC opens in the future and the services IMAC may provide. The management services agreement may present Drs. Wallis and Brame with conflicts of interest.

The loss of the services of Jeffrey S. Ervin or Matthew C. Wallis, DC for any reason would materially and adversely affect IMAC’s business operations and prospects.

IMAC’s financial success is dependent to a significant degree upon the efforts of Jeffrey S. Ervin, its Chief Executive Officer, and Matthew C. Wallis, DC, its President. Mr. Ervin, who has unique knowledge regarding the roll-out of IMAC Regeneration Centers, and Dr. Wallis, who has extensive business contacts, would be extremely difficult to replace. IMAC has entered into employment arrangements with Mr. Ervin and Dr. Wallis, however there can be no assurance that Mr. Ervin or Dr. Wallis will continue to provide services to IMAC. A voluntary or involuntary departure by either executive could have a materially adverse effect on business operations if IMAC were not able to attract a qualified replacement for him in a timely manner. IMAC does not have a key-man life insurance policy for its benefit on the life of either Mr. Ervin or Dr. Wallis.

IMAC will depend heavily on the efforts of its key personnel.

IMAC’s success depends, to a significant extent, upon the efforts and abilities of its officers and key employees, including medical and chiropractic doctors and other practitioners. Loss or abatement of the services of any of these persons, could have a material adverse effect on IMAC and IMAC’s business, operations and financial performance.

IMAC’s success also will depend on its ability to identify, attract, hire, train and motivate highly skilled managerial personnel, medical doctors, chiropractors, licensed physical therapists, and other practitioners. Failure to attract and retain key personnel could have a material adverse effect on IMAC’s business, prospects, financial condition and results of operation. Further, the quality, philosophy and performance of key personnel could adversely affect IMAC’s operations and performance.

IMAC may fail to obtain the business licenses and any other licenses necessary to operate its medical clinics, or the necessary engineering, building, occupancy and other permits to develop the premises for the clinics, which would materially adversely affect IMAC’s growth and expansion strategy.

If IMAC cannot obtain approval for business licenses or any other licenses necessary to operate IMAC’s medical clinics, it could materially adversely affect IMAC’s growth and expansion strategy and could result in a failure to implement IMAC’s growth and expansion strategy. Failure to obtain the necessary engineering, building, occupancy and other permits from applicable governmental authorities to develop the premises for IMAC’s medical clinics could also materially adversely affect IMAC’s growth and expansion strategy and could result in a failure to implement IMAC’s growth and expansion strategy.

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IMAC may face strong competition from other providers in IMAC’s primary service areas, and increased competition from new competitors, which may hinder its ability to obtain and retain customers.

IMAC will be in competition with other more established companies using a variety of treatments for the conditions and ailments that IMAC’s services are intended to treat, including orthopedic surgeons, pain management clinics, hospital systems and outpatient surgery centers providing joint reconstruction and related surgeries. These companies may be better capitalized and have more established name recognition than IMAC. IMAC may face additional competition in the future if other providers enter IMAC’s primary service areas. Competition from existing providers and providers that may begin competing with IMAC in the future could materially adversely affect IMAC’s operations and financial performance.

Further, the services provided by the company are relatively new and unique. IMAC cannot be certain that its services will achieve or sustain market acceptance, or that a sufficient volume of patients in the Florida, Illinois, Kentucky, Louisiana, Missouri and Tennessee areas will utilize IMAC’s services. IMAC will be in competition with alternative treatment methods, including those presently existing and those that may develop in the future. As such, IMAC’s growth and expansion strategy carries many unknown factors that subject IMAC and IMAC’s investors to a high degree of uncertainty and risk.

IMAC is competing in a dynamic market with risk of technological change.

The market for medical, physical therapy and chiropractic services is characterized by frequent technological developments and innovations, new product and service introductions, and evolving industry standards. The dynamic character of these products and services will require IMAC to effectively use leading and new technologies, develop IMAC’s expertise and reputation, enhance its current service offerings and continue to improve the effectiveness, feasibility and consistency of its services. There can be no assurance that IMAC will be successful in responding quickly, cost-effectively and sufficiently to these and other such developments.

IMAC’s success will depend largely upon general economic conditions and consumer acceptance in its primary service areas.

IMAC’s current primary service areas are located in certain geographical areas in the states of Florida, Illinois, Kentucky, Louisiana and Missouri. IMAC’s operations and profitability could be adversely affected by a local economic downturn, changes in local consumer acceptance of its approach to healthcare, and discretionary spending power, and other unforeseen or unexpected changes within those areas.

IMAC is required to comply with numerous government laws and regulations, which could change, increasing costs and adversely affecting its financial performance and operations.

Medical and chiropractic service providers are subject to extensive federal, state and local regulation, including but not limited to regulation by the U.S. Food and Drug Administration, Centers for Medicare & Medicaid Services, and other government entities. IMAC is subject to regulation by these entities as well as a variety of other laws and regulations. Compliance with such laws and regulations could require substantial capital expenditures. Such regulations may be changed from time to time, or new regulations adopted, which could result in additional or unexpected costs of compliance.

Changes to national health insurance policy and third-party insurance carrier fee schedules for traditional medical treatments could decrease patient revenue and adversely affect IMAC’s financial performance and operations.

Political, economic and regulatory influences are subjecting medical and chiropractic service providers, health insurance providers and other participants in the healthcare industry in the United States to potential fundamental changes. Potential changes to nationwide health insurance policy are currently being debated. IMAC cannot predict what impact the adoption of any federal or state healthcare reform or private sector insurance reform may have on IMAC’s business.

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IMAC receives payment for the services it renders to patients from their private health insurance providers and from Medicare and Medicaid. If third-party payers change the expected fee schedule (the amount paid by such payers for services rendered by us), IMAC could experience a loss of revenue, which could adversely affect financial performance.

At the present time, most private health insurance providers do not cover the regenerative medical treatments provided at IMAC’s medical clinics. However, traditional physical medical treatments provided at IMAC’s medical clinics, such as physical therapy, chiropractic services and medical evaluations, are covered by most health insurance providers. Medicare and Medicaid take the same position as private insurers and reimburse patients for traditional physical medical treatments but not for regenerative medical treatments. If private health insurance providers and Medicare and Medicaid were to begin covering regenerative medical treatments, the revenue IMAC would receive on a per-treatment basis would likely decline given their tighter fee schedules. Further, such a change might result in increased competition as additional healthcare providers begin offering IMAC’s customized services.

IMAC could be adversely affected by changes relating to the IMAC Regeneration Center brand name.

IMAC is a holding company in which IMAC’s medical clinics are formed in separate subsidiaries. IMAC’s subsidiaries are currently operating in Florida, Illinois, Kentucky, Louisiana and Missouri. As a consequence of this entity structure, any adverse change to the brand, reputation, financial performance or other aspects of the IMAC Regeneration Center brand at any one location could adversely affect the operations and financial performance of the entire company.

IMAC may incur losses that are not covered by insurance.

IMAC maintains insurance policies against professional liability, general commercial liability and other potential losses of the company. All of the regenerative, medical, physical therapy and chiropractic treatments performed at IMAC’s clinics are covered by its malpractice insurance; however, there is an upper limit to the payout allowable in the event of IMAC’s malpractice. Poor patient outcomes for healthcare providers may result in legal actions and/or settlements outside of the scope of IMAC’s malpractice insurance coverage. Regenerative medicine represents approximately 2% of IMAC’s patient visits and 9% of revenue. Future innovations in regenerative medicine may require review or approval of such innovations by governmental regulators. During formal research studies performed in collaboration with regulators, IMAC may be required to obtain new insurance policies and there is no assurance that insurance policy underwriters will provide coverage for such research initiatives. If an uninsured loss or a loss in excess of insured limits occurs, IMAC’s financial performance and operation could suffer material adverse effects.

IMAC is susceptible to risks relating to investigation or audit by the Centers for Medicare & Medicaid Services (“CMS”), health insurance providers and the IRS.

IMAC may be audited by CMS or any health insurance provider that pays IMAC for services provided to patients. Any such audit may result in reclaimed payments, which would decrease IMAC’s revenue and adversely affect its financial performance. IMAC’s federal tax returns may be audited by the IRS and its state tax returns may be audited by applicable state government authorities. Any such audit may result in the challenge and disallowance of some of IMAC’s deductions or an increase in its taxable income. No assurance can be made with regard to the deductibility of certain tax items or the position taken by IMAC on its tax returns. Further, an audit or any litigation resulting from an audit could unexpectedly increase IMAC’s expenses and adversely affect financial performance and operations.

IMAC is subject to the possible repayment of a claimed CMS overpayment, but IMAC cannot predict the outcome.

On April 15, 2021, IMAC received notification from Covent Bridge Group, a Center for Medicare & Medicaid Services (“CMS”) contractor, that they are recommending to CMS that IMAC was overpaid in the amount of $2,921,868. This amount represents a statistical extrapolation of $11,530 of charges from a sample of 40 claims for the periods February 2017 to November 2020.

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On June 3, 2021, IMAC received a request for payment from CMS in the amount of $2,918,472. IMAC began its own internal audit process and initiated the appropriate appeals. IMAC received a notification dated September 30, 2021, from CMS that they “found the request to be favorable by reversing the extrapolation to actual”. IMAC received a separate notification stating “the extrapolated overpayment was reduced to the actual overpayment amount for the sampled denied claims $5,327.73,” which had been paid as of December 31, 2021.

On October 21, 2021, IMAC received notification from Covent Bridge Group, a CMS contractor, that they are recommending to CMS that IMAC was overpaid in the amount of $2,716,056.33. This amount represents a statistical extrapolation of $6,791.33 of charges from a sample of 38 claims for the periods July 2017 to November 2020 for Progressive Health & Rehabilitation, Ltd (“Progressive Health”). IMAC entered into a management agreement with Progressive Health in April 2019 and therefore liable for only a portion of the sampled claims. There were a total of 38 claims reviewed, 25 of these claims were from the period prior to the management agreement with IMAC and the remaining 13 claims were related to the period that Progressive Health was managed by IMAC. In December 2021, IMAC received a request for payment from CMS in the amount of $2,709,265. IMAC has begun its own internal audit process and has initiated the appropriate appeals. IMAC submitted a reconsideration request February 26, 2023. On July 5, 2023, IMAC received a reconsideration decision from the second appeal. The Qualified Independent Contractor provided a “partially favorable” decision that medical necessity supported 15 of 38 appealed claims. IMAC filed a written appeal to an Administrative Law Judge prior to the August 30 deadline.

On May 17, 2022, IMAC received notification from Covent Bridge Group, a CMS contractor, that they are recommending to CMS that IMAC was overpaid in the amount of $492,086.22 related to Advantage Therapy. This amount represents a statistical extrapolation of charges from a sample, the actual amount found to be overpaid was $10,420.22. On May 27, 2022 IMAC received a request for payment from CMS in the amount of $481,666.00. IMAC has begun its own internal audit process and has initiated the appropriate appeals. Prior to this May 2022 notification, CMS had implemented a pre-payment audit for Advantage Therapy. As of December 31, 2022, this audit had resulted in a recoupment balance of approximately $91,000 of Medicare accounts receivable. IMAC submitted a reconsideration request in May 2023. On August 4, 2023, IMAC received a reconsideration decision from the second appeal. The Qualified Independent Contractor provided a “partially favorable” decision supporting 31 of 65 appealed claims. IMAC intends to file a written appeal to an Administrative Law Judge prior to the October 2 deadline.

On December 9, 2022, IMAC received a suspension of payment notification from Covent Bridge Group, a Center for Medicare & Medicaid Services contractor, for IMAC Regeneration Center of Kentucky. On December 22, 2022, IMAC responded to the payment suspension with a Rebuttal of Notice. The suspension of payment will remain in effect until the Rebuttal of Notice is answered. Guidelines suggest a 30 to 45 day response time, although no response has been provided nor any explanation regarding the payment suspension as of the date of this filing, over 200 days later.

The Food and Drug administration has pursued bad actors in the regenerative medicine therapy industry, and IMAC could be included in any broad investigation.

The U.S. Food and Drug Administration has pursued bad actors in the regenerative medicine therapy industry. Since IMAC provides regenerative medicine treatments, IMAC may be subject to broad investigations from the FDA or state medical boards regarding the marketing and medical delivery of IMAC’s treatments. In November 2017, IMAC engaged a medical consulting group to advise IMAC on current protocols in this area and to organize a clinical trial towards an investigational new drug application with the FDA, while pursuing a voluntary regenerative medicine advanced therapy (“RMAT”) designation under Section 3033 of the 21st Century Cures Act.

IMAC depends on enrollment of patients in IMAC’s clinical trials for its product candidates. If IMAC experiences delays or difficulties enrolling in clinical trials, its research and development efforts and business, financial condition, and results of operations could be materially adversely affected.

Successful and timely completion of the clinical trial will require that IMAC enrolls a sufficient number of patient candidates. This trial and other trials IMAC may conduct may be subject to delays for a variety of reasons, including as a result of patient enrollment taking longer than anticipated, patient withdrawal or adverse events. These types of developments could cause IMAC to delay the trial or halt further development.

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IMAC’s clinical trial will compete with other clinical trials that are in the same therapeutic areas as its product candidates, and this competition reduces the number and types of patients available to IMAC, as some patients who might have opted to enroll in IMAC’s trials may instead opt to enroll in a trial being conducted by one of its competitors. In addition, there may be limited patient pools from which to draw for clinical studies. In addition to the rarity of some diseases, the eligibility criteria of IMAC’s clinical studies will further limit the pool of available study participants as IMAC will require that patients have specific characteristics that IMAC can measure or to assure their disease is either severe enough or not too advanced to include them in a study. Patient enrollment depends on many factors, including:

●	the size and nature of the patient population;

●	the severity of the disease under investigation;

●	eligibility criteria for the trial;

●	the proximity of patients to clinical sites;

●	the design of the clinical protocol;

●	the ability to obtain and maintain patient consents;

●	the ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	the risk that patients enrolled in clinical trials will drop out of the trials before the administration of IMAC’s product candidates or trial completion;

●	the availability of competing clinical trials;

●	the availability of new drugs approved for the indication the clinical trial is investigating; and

●	clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies.

These factors may make it difficult for IMAC to enroll enough patients to complete IMAC’s clinical trial in a timely and cost-effective manner. In addition, IMAC’s clinical trial has experienced, and continues to experience, some delays in patient enrollment as a result of the COVID-19 pandemic, as some clinical sites in high impact areas have delayed new patient enrollment as dictated by local conditions. Such delays have impacted and could further adversely affect the expected timelines for IMAC’s product development and approval process and may adversely affect IMAC’s business, financial condition and results of operations. Delays in the completion of any clinical trial increases IMAC’s costs.

IMAC relies on Contract Research Organizations (“CROs”) to conduct its preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, IMAC may be delayed in completing this phase of the clinical trial.

IMAC has relied and will continue to rely on CROs for the execution of IMAC’s preclinical and clinical studies and monitor and manage data for its clinical programs. IMAC control only certain aspects of IMAC’s CROs’ activities, but IMAC is responsible for ensuring that each of IMAC’s studies is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards. IMAC’s reliance on the CROs does not relieve IMAC of these regulatory responsibilities. IMAC and its CROs are required to comply with the FDA’s regulations, which are regulations and guidelines enforced by the FDA and comparable regulatory authorities meant to protect the rights and health of clinical trial subjects. The FDA and comparable regulatory authorities enforce their regulations through periodic inspections of trial sponsors, principal investigators and clinical trial sites. If IMAC or its CROs fail to comply with applicable good clinical practices (“GCPs”), the clinical data generated in IMAC’s clinical trials may be deemed unreliable, and the FDA (or similar foreign authorities) may require IMAC to perform additional clinical trials before approving IMAC’s product candidates. IMAC cannot assure you that, upon inspection, the FDA (or similar foreign authorities) will determine that any of IMAC’s clinical trials comply with GCPs.

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In addition, IMAC’s CROs are not its employees, and IMAC cannot control whether or not they devote sufficient time and resources to IMAC’s non-clinical, preclinical or clinical programs. IMAC’s CROs may also have relationships with other commercial entities, including IMAC’s competitors, for whom they may also be conducting clinical studies or other drug development activities, which could impede their ability to devote appropriate time to IMAC’s clinical programs. If IMAC’s CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to IMAC’s clinical protocols or regulatory requirements, or for other reasons, IMAC’s clinical trials may be extended, delayed or terminated. As a result, IMAC’s financial results and the commercial prospects for the clinical trial would be harmed, its costs could increase and its ability to generate revenues could be delayed or ended.

If any of IMAC’s relationships with these CROs change or terminate, IMAC may not be able to enter into arrangements with alternative CROs or clinical study management organizations, or be able to do so on commercially reasonable terms. Switching or adding additional CROs or other clinical study management organizations involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO or clinical study management organization commences work. As a result, delays could occur, which could compromise IMAC’s ability to meet its desired development timelines.

IMAC has no experience as a company in bringing a drug to regulatory approval.

As a company, IMAC has never obtained regulatory approval for, or commercialized, a drug or biologic. It is possible that the FDA may refuse to accept any or all of IMAC’s planned biologic license applications (“BLAs”) for substantive review or may conclude after review of its data that IMAC’s application is insufficient to obtain regulatory approval of any product candidate. If the FDA does not accept or approve any or all of IMAC’s planned BLAs, it may require that IMAC conduct additional preclinical, clinical or manufacturing validation studies, which may be costly, and submit that data before it will reconsider IMAC’s applications. Depending on the extent of these or any other FDA required studies, approval of any BLA or application that IMAC submits may be significantly delayed, possibly for several years, or may require IMAC to expend more resources than IMAC has available.

IMAC may be subject, directly or indirectly, to foreign, federal and state healthcare laws, including applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose IMAC to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any product candidates for which IMAC obtains marketing approval. IMAC’s business operations and current and future arrangements with third-party payors, healthcare providers and customers may expose IMAC to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which IMAC researches, develops, markets, sells and distributes its products for which IMAC obtains marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include the following:

●	the federal healthcare Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation;

●	the federal False Claims Act imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program;

●	the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

●	the federal transparency requirements under the Affordable Care Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report to the Department of Health and Human Services information related to physician payments and other transfers of value and ownership and investment interests held by physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain non-physician practitioners (physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiologist assistants and certified nurse midwives), and their immediate family members and payments or other transfers of value made to such physician owners;

●	analogous state laws and regulations, such as state anti-kickback and false claims laws, and transparency laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures and pricing information; and

●	efforts to ensure that IMAC’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that IMAC’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If IMAC’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to IMAC, IMAC may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, additional reporting obligations and oversight if IMAC becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, imprisonment and the curtailment or restructuring of IMAC’s operations. Further, defending against any such actions, even if successful, can be costly, time-consuming and may require significant personnel resources. If any of the physicians or other providers or entities with whom IMAC expects to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Any significant disruption in IMAC’s computer systems or those of third parties that IMAC utilizes in its operations could result in a loss or degradation of service and could adversely impact IMAC’s business.

IMAC’s reputation and ability to attract, retain and serve its patients and users is dependent upon the reliable performance of its computer systems and those of third parties that IMAC utilizes in its operations. These systems may be subject to damage or interruption from earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm these systems. Interruptions in these systems, or to the internet in general, could make IMAC’s service unavailable or impair its ability to deliver content to IMAC’s customers. Service interruptions, errors in its software or the unavailability of computer systems used in IMAC’s operations could diminish the overall attractiveness of IMAC’s services to existing and potential patients. In addition, during the second half of 2019, IMAC began the implementation of an updated medical and financial platform in IMAC’s clinics.

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IMAC’s servers and those of third parties IMAC uses in its operations are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions and periodically experience directed attacks intended to lead to interruptions and delays in IMAC’s service and operations as well as loss, misuse or theft of data. Any attempt by hackers to disrupt IMAC’s service or otherwise access its systems, if successful, could harm IMAC’s business, be expensive to remedy and damage IMAC’s reputation. IMAC has implemented certain systems and processes to thwart hackers and, to date, hackers have not had a material impact on IMAC’s service or systems. However, this is no assurance that hackers may not be successful in the future. Efforts to prevent hackers from disrupting IMAC’s service or otherwise accessing its systems are expensive to implement and may limit the functionality of or otherwise negatively impact its service offering and systems. Any significant disruption to IMAC’s service or access to IMAC’s systems could result in a loss of patients and adversely affect IMAC’s business and results of operation.

IMAC utilizes its own communications and computer hardware systems located either in IMAC’s facilities or in that of a third-party data center. In addition, IMAC utilizes third-party internet-based or “cloud” computing services in connection with IMAC’s business operations. IMAC also utilizes third-party content delivery networks to help stream content to patients and other parties over the internet. Problems faced by IMAC or service providers, including technological or business-related disruptions, could adversely impact the experience of IMAC’s audiences and users.

During the normal course of business, IMAC utilizes may choose to pursue services with a different third-party vendor or pursue a change in systems which could result in interruptions and delays in IMAC’s service and operations as well as loss, misuse, or theft of data. IMAC has implemented systems and processes to mitigate these risks and, to date, have not experienced a material impact on IMAC’s services or systems due to change in systems or third-party. However, this is no assurance that a change in systems or services used by IMAC or a change in third-party vendors may not have a material impact in the future. Any significant disruption to IMAC’s service or access to its systems could result in a loss of patients and adversely affect IMAC’s business and results of operations.

IMAC’s reputation and relationships with patients would be harmed if its patients’ data, particularly personally identifying data, were to be subject to a cyber-attack or otherwise accessed by unauthorized persons.

IMAC maintains personal data regarding its patients, including their names and other information. With respect to personally identifying data, IMAC relies on licensed encryption and authentication technology to secure such information. IMAC also takes measures to protect against unauthorized intrusion into its patients’ data. Despite these measures, IMAC could experience, though IMAC has not to date experienced, a cyber-attack or other unauthorized intrusion into its patients’ data. IMAC’s security measures could also be breached due to employee error, malfeasance, system errors or vulnerabilities, or otherwise. In the event IMAC’s security measures are breached, or if IMAC’s services are subject to attacks that impair or deny the ability of patients to access IMAC’s services, current and potential patients may become unwilling to provide IMAC the information necessary for them to become users of IMAC’s services or may curtail or stop using IMAC’s services. In addition, IMAC could face legal claims for such a breach. The costs relating to any data breach could be material and exceed the limits of the insurance IMAC maintains against the risks of a data breach. For these reasons, should an unauthorized intrusion into IMAC’s patients’ data occur, IMAC’s business could be adversely affected. Changes to operating rules could increase IMAC’s operating expenses and adversely affect IMAC’s business and results of operations.

Changes in accounting principles or guidance, or in their interpretations, could result in unfavorable accounting charges or effects, including changes to IMAC’s previously filed consolidated financial statements, which could cause the IMAC stock price to decline.

IMAC prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant negative effect on IMAC’s reported results and retrospectively affect previously reported results, which, in turn, could cause IMAC’s stock price to decline.

IMAC’s management has identified material weaknesses in IMAC’s internal controls over financial reporting.

IMAC’s Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of its disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act. Based on that evaluation, IMAC’s Chief Executive Officer and Chief Financial Officer concluded that its disclosure controls and procedures are not effective because of certain material weaknesses in IMAC’s internal control over financial reporting. The material weaknesses relates to the absence of in-house accounting personnel with the ability to properly account for complex transactions and the lack of separation of duties between accounting and other functions.

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IMAC anticipates expanding its accounting functions with dedicated staff and improving its internal accounting procedures and separation of duties when IMAC can absorb the costs of such expansion and improvement with additional capital resources. In the meantime, management will continue to observe and assess IMAC’s internal accounting function and make necessary improvements whenever they may be required. If IMAC’s remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in its internal control over financial reporting are discovered or occur in the future, IMAC’s consolidated financial statements may contain material misstatements, and IMAC could be required to restate IMAC’s financial results. In addition, if IMAC is unable to successfully remediate this material weakness and if IMAC is unable to produce accurate and timely financial statements, IMAC’s stock price may be adversely affected and IMAC may be unable to maintain compliance with applicable stock exchange listing requirements.

IMAC is an “emerging growth company” and IMAC’s election to delay adoption of new or revised accounting standards applicable to public companies may result in IMAC’s consolidated financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, IMAC’s securities may be less attractive to investors.

As a public reporting company with less than $1.07 billion in revenue during the last fiscal year, IMAC qualifies as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	are not required to obtain an auditor’s attestation of internal controls over financial reporting pursuant to the Sarbanes-Oxley Act;

●	are not required to provide a detailed narrative disclosure discussing IMAC’s compensation principles, objectives and elements and analyzing how those elements fit with IMAC’s principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from IMAC stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

IMAC intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. IMAC’s election to use the phase-in periods may make it difficult to compare IMAC’s consolidated financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to IMAC due to the fact that IMAC also qualifies as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, IMAC may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after IMAC’s initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that IMAC no longer meets the definition of an emerging growth company. In this regard, the JOBS Act provides that IMAC would cease to be an “emerging growth company” if IMAC has more than $1.07 billion in annual revenue, have more than $700 million in market value of IMAC Common Stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Under current SEC rules, however, IMAC will continue to qualify as a “smaller reporting company” for so long as IMAC has a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of IMAC’s most recently completed second fiscal quarter.

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Risks Relating to Ownership of IMAC Common Stock and Warrants

IMAC’s stock price is volatile and an investment could decline in value.

The market price of IMAC Common Stock fluctuates substantially as a result of many factors, some of which are beyond IMAC’s control. These fluctuations could cause you to lose all or part of the value of your investment in IMAC Common Stock and/or warrants. Factors that could cause fluctuations in the market price of IMAC Common Stock include the following:

●	quarterly variations in IMAC’s results of operations;

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of IMAC’s competitors;

●	changes in expectations as to IMAC’s future financial performance, including financial estimates by securities analysts;

●	publication of research reports about IMAC or the outpatient medical clinic business;

●	announcements by IMAC or IMAC’s competitors of significant contracts, acquisitions or capital commitments;

●	announcements by third parties of significant claims or proceedings against IMAC;

●	changes affecting the availability of financing in the outpatient medical services market;

●	regulatory developments in the outpatient medical clinic business;

●	significant future sales of IMAC Common Stock;

●	additions or departures of key personnel;

●	the realization of any of the other risk factors presented in this joint proxy statement /prospectus; and

●	general economic, market and currency factors and conditions unrelated to IMAC’s performance.

In addition, the stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. These broad market factors may seriously harm the market price of IMAC Common Stock, regardless of IMAC’s operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A class action suit against IMAC could result in significant liabilities and, regardless of the outcome, could result in substantial costs and the diversion of IMAC’s management’s attention and resources.

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IMAC’s ability to utilize its net operating loss carryforwards and certain other tax attributes may be limited.

IMAC may experience ownership changes in the future as a result of subsequent shifts in IMAC’s stock ownership. Thus, IMAC’s ability to utilize carryforwards of its net operating losses and other tax attributes to reduce future tax liabilities may be substantially restricted. Further, U.S. tax laws limit the time during which these carryforwards may be applied against future taxes. Therefore, IMAC may not be able to take full advantage of these carryforwards for federal or state tax purposes. As of December 31, 2022, IMAC had federal and state net operating loss carryforwards of approximately $37.0 million and $39.3 million,

If securities or industry analysts do not publish or cease publishing research or reports about IMAC, IMAC’s business or market, or if they change their recommendations regarding IMAC’s stock adversely, or if IMAC’s actual results differ significantly from its guidance, IMAC’s stock price and trading volume could decline.

The trading market for IMAC Common Stock will be influenced by the research and reports that industry or securities analysts may publish about IMAC, IMAC’s business, its market or its competitors. If any of the analysts who may cover IMAC change their recommendation regarding IMAC’s stock adversely, or provide more favorable relative recommendations about IMAC’s competitors, IMAC’s stock price would likely decline. If any analyst who may cover IMAC were to cease coverage of the company or fail to regularly publish reports on IMAC, IMAC could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline.

In addition, from time to time, IMAC may release earnings guidance or other forward-looking statements in IMAC’s earnings releases, earnings conference calls or otherwise regarding IMAC’s future performance that represent IMAC’s management’s estimates as of the date of release. Some or all of the assumptions of any future guidance that IMAC furnishes may not materialize or may vary significantly from actual future results. Any failure to meet guidance or analysts’ expectations could have a material adverse effect on the trading price or volume of IMAC’s Common Stock.

Anti-takeover provisions in IMAC’s charter documents could discourage, delay or prevent a change in control of the company and may affect the trading price of IMAC Common Stock.

IMAC’s corporate documents and the DGCL contain provisions that may enable the IMAC Board of Directors to resist a change in control of the company even if a change in control were to be considered favorable by you and other stockholders. These provisions:

●	authorize the issuance of “blank check” preferred stock that could be issued by the IMAC Board of Directors to help defend against a takeover attempt;

●	establish advance notice requirements for nominating directors and proposing matters to be voted on by stockholders at stockholder meetings;

●	provide that stockholders are only entitled to call a special meeting upon written request by 331/3% of the outstanding common stock; and

●	require supermajority stockholder voting to effect certain amendments to IMAC’s certificate of incorporation and bylaws.

In addition, Delaware law prohibits large stockholders, in particular those owning 15% or more of IMAC’s outstanding voting stock, from merging or consolidating with IMAC except under certain circumstances. These provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of the company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause IMAC to take other corporate actions you desire.

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Concentration of ownership of IMAC Common Stock among IMAC’s existing executive officers and directors may limit IMAC’s other stockholders from influencing significant corporate decisions.

Jeffrey S. Ervin, IMAC’s Chief Executive Officer, Matthew C. Wallis, DC, IMAC’s President, and IMAC’s other executive officers and directors own a significant percentage of IMAC’s outstanding shares. These persons, acting together, are able to influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with IMAC’s interests or the interests of other stockholders.

IMAC does not expect to pay any dividends on IMAC Common Stock for the foreseeable future.

IMAC currently expects to retain all future earnings, if any, for future operation, expansion and debt repayment and has no current plans to pay any cash dividends to holders of IMAC Common Stock for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the IMAC Board of Directors and will depend on, among other things, IMAC’s operating results, financial condition, cash requirements, contractual restrictions and other factors that the IMAC Board of Directors may deem relevant. In addition, IMAC must comply with the covenants in IMAC’s credit agreements in order to be able to pay cash dividends, and IMAC’s ability to pay dividends generally may be further limited by covenants of any future outstanding indebtedness IMAC or its subsidiaries incur. As a result, you may not receive any return on an investment in IMAC Common Stock unless you sell IMAC Common Stock for a price greater than that which you paid for it.

IMAC may issue additional shares of common stock, warrants or other securities to finance IMAC’s growth.

IMAC may finance the business development or generate additional working capital through additional equity financing. Therefore, subject to the rules of the Nasdaq, IMAC may issue additional shares of IMAC Common Stock, warrants and other equity securities of equal or senior rank, with or without stockholder approval, in a number of circumstances from time to time. The issuance by IMAC of shares of IMAC Common Stock, warrants or other equity securities of equal or senior rank will have the following effects:

●	the proportionate ownership interest in IMAC held by IMAC’s existing stockholders will decrease;

●	the relative voting strength of each previously outstanding share of common stock may be diminished; and

●	the market price of IMAC Common Stock may decline.

In addition, if IMAC issues shares of IMAC Common Stock and/or warrants in a future offering (or, in the case of IMAC Common Stock, the exercise of outstanding warrants to purchase IMAC Common Stock), it could be dilutive to IMAC stockholders.

There can be no assurance that IMAC will ever provide liquidity to IMAC’s investors through a sale of the company.

While acquisitions of healthcare companies like IMAC’s are not uncommon, potential investors are cautioned that no assurances can be given that any form of merger, combination, or sale of the company will take place, or that any merger, combination, or sale, even if consummated, would provide liquidity or a profit for IMAC’s investors. Investors should not invest in IMAC with the expectation that IMAC will be able to sell the business in order to provide liquidity or a profit for investors.

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IMAC has broad discretion in the use of the net proceeds from IMAC’s public offerings and private placement and may not use them effectively.

IMAC’s management has broad discretion in the application of the net proceeds from IMAC’s public offerings and private placement and could spend the proceeds in ways that do not enhance the value of IMAC Common Stock. Because of the number and variability of factors that will determine IMAC’s use of the net proceeds from its completed offerings, their ultimate use may vary substantially from their currently intended use. The failure by IMAC’s management to apply these funds effectively could have a material adverse effect on IMAC’s business. Pending their use, IMAC may invest the net proceeds from the offerings in a manner that does not produce income or that loses value. If IMAC does not apply or invest the net proceeds from the offerings in ways that enhance stockholder value, IMAC may fail to achieve expected financial results, which could cause the price of IMAC’s securities to decline.

Risks Relating to Theralink’s Business

Theralink has incurred significant losses since inception and anticipates that it will continue to incur losses for the foreseeable future. To date Theralink has generated little revenue or profit from its technology. Theralink may never realize profitability. There is substantial doubt in its ability to continue as a going concern.

Theralink had net losses of $12,741,962 and $5,471,649 for the years ended September 30, 2022 and 2021, respectively, and a net loss of $40,522,680 for the nine months ended June 30, 2023. The loss from operations was $11,640,006 and $5,565,979 for the years ended September 30, 2022 and 2021, and the loss of operations was $6,643,768 for the nine months ended June 30, 2023. The net cash used in operations were $5,389,695 and $4,780,930 for the years ended September 30, 2022 and 2021, and net cash used in operations was $4,270,783 for the nine months ended June 30, 2023. Theralink had an accumulated deficit of $103,369,949, a stockholders’ deficit of $47,498,939, and a working capital deficit of $47,854,723 at June 30, 2023. Theralink had revenues of $567,905 and $505,604, for the years ended September 30, 2022 and 2021, and revenues of $427,529 for the nine months ended June 30, 2023. Management believes that these matters raise substantial doubt about Theralink’s ability to continue as a going concern for twelve months from the issuance date of this registration statement.

Theralink’s losses have resulted principally from interest expense, professional fees, compensation expenses, costs of revenue and general and administrative expenses incurred while building our business infrastructure. Theralink expects to continue to incur losses for the near future. Furthermore, Theralink expects these losses to increase as it continues its research and development of and seek regulatory approval for Theralink and any other services it may develop, prepare for and begin to commercialize by adding infrastructure and personnel to support the development of its technology and operations as a public company. The net losses and negative cash flows from operations incurred to date, together with expected future losses, have had and likely will continue to have, an adverse effect on its stockholders’ equity and working capital. The amount of future net losses will depend, in part, on the rate of future growth of its expenses and its ability to generate revenue.

Theralink’s management cannot provide assurance that it will ultimately achieve profitable operations or become cash flow positive or raise additional debt and/or equity capital. Management believes that Theralink’s capital resources are not currently adequate to continue operating and maintaining its business strategy for a period of twelve months from the issuance date of this registration statement. Theralink will seek to raise capital through additional debt and/or equity financings to fund its operations in the future.

Although management believes there is substantial doubt about Theralink’s ability to continue as a going concern, its financial statements do not reflect any adjustments that might result if it is unable to continue our business. Its financial statements contain additional disclosures in the notes to the financial statements describing its current circumstances. Even if it is able to successfully realize its commercialization goals for Theralink, because of the numerous risks and uncertainties associated with commercialization of its technology, Theralink will require additional funding. Theralink is unable to predict when it will become profitable, if at all. Even if Theralink does produce revenues and achieve profitability, it may not be able to maintain or increase profitability.

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Theralink will need additional funding to achieve its goals and may be unable to raise additional capital when needed, which would force it to delay, reduce or eliminate its product development and commercialization efforts. Raising additional capital may cause dilution to its existing stockholders, restrict its operations or require it to relinquish rights to its technologies.

Theralink expects to expend substantial resources for the foreseeable future to continue the development and commercialization of its technology. Theralink may not be able to generate significant revenues for several years, if at all. Until such time as it can generate substantial service revenues, Theralink may attempt to finance its cash needs through equity offerings, debt financings, government and/or other third-party grants or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. To the extent that Theralink raises additional capital through the sale of equity or convertible debt securities, its investors’ ownership interest will be diluted. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Theralink is unable to obtain funding on a timely basis, it may be required to significantly curtail one or more research or development programs, which would adversely impact potential revenues, results of operations and financial condition. Theralink cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available, Theralink may be required to delay, reduce the scope of, or eliminate one or more of its research and development activities.

If Theralink fails to achieve and sustain commercial success for its services, its business will suffer, its future prospects may be harmed, and its stock price would likely decline.

Theralink has sold or marketed its technology on a very limited basis. Unless it can continue to successfully commercialize its services or acquire the right to market other approved products or services, its business will be materially adversely affected. Its ability to generate revenues for its services will depend on, and may be limited by, a number of factors, including the following:

●	acceptance of and ongoing satisfaction of its services by the medical community, patients receiving therapy and third-party payors in the United States, and eventually in foreign markets if it receives marketing approvals abroad;

●	its ability to develop and expand market share for analyzing late-stage cancer patients, both in the United States and potentially in the rest of the world if it receives marketing approvals outside of the United States, in the midst of numerous competing technologies for late-stage cancer, many of which are already generally accepted in the medical community;

●	adequate coverage or reimbursement for its services by government healthcare programs and third-party payors, including private health coverage insurers and health maintenance organizations; and

●	the ability of patients to afford any required co-payments for its services.

If for any reason Theralink is unable to sell its services, its business would be seriously harmed and could fail.

If Theralink were to become the subject of concerns related to its efficacy, safety, or otherwise, our ability to generate revenues from Theralink could be seriously harmed.

With the use of any newly marketed technology by a wider patient population, serious adverse events may occur from time to time that initially do not appear to relate to the technology itself. Any safety issues could cause us to suspend or cease marketing of Theralink’s approved technology, cause Theralink to modify how it market its approved technology, subject Theralink to substantial liabilities, and adversely affect its revenues and financial condition. In the event of a withdrawal of Theralink from the market, our revenues would decline significantly and its business would be seriously harmed and could fail.

Adoption of Theralink for the analysis of patients with either early stage or advanced cancer may be slow or limited for a variety of reasons, including competing therapies and perceived difficulties in the treatment process or delays in obtaining reimbursement. If Theralink is not broadly accepted as a technology option for cancer, its business would be harmed.

The rate of adoption of Theralink for early stage or advanced cancer and the ultimate market size will be dependent on several factors, including the education of treating physicians on the information provided by Theralink. A significant portion of the prospective patient base for Theralink may be under the care of oncologists who may have little or no experience with its technology. Acceptance by oncologists of Theralink may be slow and may require it to educate physicians on the benefits of using its technology.

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To achieve global success for Theralink as a technology, Theralink will need to obtain approvals by foreign regulatory authorities. Data from Theralink may not be sufficient to support approval for commercialization by regulatory agencies governing the sale of drugs outside of the United States. This could require us to spend substantial sums to develop sufficient clinical data for licensure by foreign authorities. Submissions for approval by foreign regulatory authorities may not result in marketing approval by these authorities. In addition, certain countries require pricing to be established before reimbursement for the specific technology may be obtained. Theralink may not receive or maintain marketing approvals at favorable pricing levels or at all, which could harm its ability to market Theralink globally. Cancer is common in many regions where the healthcare support systems are limited and reimbursement for Theralink may be limited or unavailable, which will likely limit or slow adoption in these regions. If Theralink is unable to successfully achieve the full global market potential of Theralink due to diagnostic practices or regulatory hurdles, its future prospects would be harmed, and its stock price could decline.

Theralink’s competitors may develop and market products that are less expensive, more effective, safer or reach the market sooner, which may diminish or eliminate the commercial success of any products it may commercialize.

Competition in the cancer information field is intense and accentuated by the rapid pace of advancements in product development. Further, research and discoveries by others may result in breakthroughs that render potential technologies obsolete before they generate revenue.

Many universities and private and public research institutes may in the future become active in cancer research, which may be in direct competition with Theralink.

Some of Theralink’s competitors in the cancer predictive biomarker space have substantially greater research and development capabilities than it does. Their processing, marketing, financial and managerial resources may be greater than Theralink’s. Acquisitions of competing companies by large pharmaceutical and biotechnology companies could enhance its competitors’ resources. In addition, its competitors may obtain patent protection or FDA approval and commercialize predictive biomarkers more rapidly than it does, which may impact future sales of its technology. Theralink expects that competition among technology options will be based, among other things, on price, safety, reliability, availability, patent protection, sales, marketing and distribution capabilities. Its profitability and financial position will suffer if its technology cannot compete effectively in the marketplace.

Theralink could face competition from other technologies and products that could impact its profitability.

Theralink may face competition in Europe from other technologies and products, and it expects it may face competition from those technologies and products in the future in the United States as well. To the extent that governments adopt more permissive approval frameworks and competitors are able to obtain broader marketing approval for predictive biomarkers, its technology will become subject to increased competition. Expiration or successful challenge of applicable patent rights could trigger such competition, and it could face more litigation regarding the validity and/or scope of its patents. It cannot predict the end results other technologies or other competing products could have on the future potential sales of its services.

Failure to retain key personnel could impede our ability to develop Theralink’s technology and to obtain new collaborations or other sources of funding.

Companies like Theralink depend upon its scientific staff to discover new technologies and predictive biomarkers. It utilizes these biomarkers to recommend treatment guidance for cancer patients. The quality and reputation of its scientific, clinical and regulatory staff, especially the senior staff, and their success in performing its responsibilities, may directly influence the success of its technology development program. As it pursues successful commercialization of Theralink, it will need to hire sales and marketing, and operations executive management staff in order to ensure its organizational success. In addition, it requires additional executive officers to provide strategic and operational guidance. Its inability to recruit key management, scientific, clinical, regulatory, medical, operational and other personnel, may delay or prevent it from achieving it business objectives. Theralink faces intense competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations.

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Theralink must rely on relationships with third-party suppliers to supply necessary resources used in its technology. These relationships are not easy to replace.

Theralink relies upon others for resources used in the production of predictive biomarkers for the Theralink assay. Problems with any of its suppliers’ facilities or processes could result in failure to produce or a delay in production of adequate information used in the production of the Theralink assay. This could delay or reduce commercial sales and materially harm its business. Any prolonged interruption in the operations of its suppliers’ facilities could result in a shortfall in the information necessary to complete its assay.

Theralink in clinical development may be limited in use if we do not maintain or gain required regulatory approvals.

Theralink’s clinical business maybe subject to extensive regulation by numerous state and federal governmental authorities in the United States and potentially by foreign regulatory authorities, with regulations differing from country to country.

Obtaining regulatory approval for marketing of a technology candidate in one country does not assure it will be able to obtain regulatory approval in other countries. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries.

In general, the FDA and equivalent other country authorities require labeling, advertising and promotional materials to be truthful and not misleading and marketed only for the approved indications and in accordance with the provisions of the approved label. If the FDA or other regulatory authorities were to challenge our promotional materials or activities, they may bring enforcement action.

Regulatory authorities could also add new regulations or reform existing regulations at any time, which could affect our ability to obtain or maintain approval of our technology. Theralink is a novel technology. As a result, regulatory agencies lack experience with it, which may lengthen the regulatory review process, increase our development costs and delay or prevent commercialization of Theralink outside of the United States. We are unable to predict when and whether any changes to regulatory policy affecting our business could occur, and such changes could have a material adverse impact on our business. If regulatory authorities determine that we have not complied with regulations in the research and development of our predictive biomarkers, they may not approve the technology candidate and we would not be able to market and sell it. If we were unable to market and sell our technology candidate, our business and results of operations would be materially and adversely affected.

Theralink’s prospective revenues will be diminished if payors do not adequately cover or reimburse Theralink’s services.

There has been and will continue to be significant efforts by both federal and state agencies to reduce costs in government healthcare programs and otherwise implement government control of healthcare costs. In addition, private payors continually seek ways to reduce and control overall healthcare costs. An increasing emphasis on managed care in the United States will continue to put pressure on the pricing of healthcare services. Uncertainty exists as to the coverage and reimbursement status of new applications and services. Third-party payors, including governmental payors such as Medicare and private payors, are scrutinizing new medical products and services and may not cover or may limit coverage and the level of reimbursement for our services. Third-party insurance coverage may not be available to patients for any of Theralink’s existing service candidates or for tests Theralink discovers and develops, and a substantial portion of the testing for which Theralink bills its hospital and laboratory clients may ultimately be paid by third-party payers. Likewise, any pricing pressure exerted by these third-party payers on Theralink’s clients may, in turn, be exerted by Theralink’s clients on Theralink. If government and other third-party payers do not provide adequate coverage and reimbursement for Theralink’s tests, it could adversely affect Theralink’s operating results, cash flows and Theralink’s financial condition.

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Regulatory changes, such as proposed government regulation of Laboratory Developed Tests (“LDTs”), could require Theralink to conduct additional tests or result in delays, increased costs, or the failure to obtain necessary regulatory approvals, which could harm Theralink’s business.

Theralink intends to develop tests for clients that cannot currently be provided using test kits approved or cleared by the FDA. The FDA has been considering changes to the way that it regulates these LDTs. Currently, all LDTs are conducted and offered in accordance with CLIA, and individual state licensing procedures. The FDA has published a draft guidance document that would require FDA clearance or approval of a subset of LDTs, as well as a modified approach for some lower risk LDTs that may require FDA oversight short of the full premarket approval or clearance process. Congress may enact legislation to provide a regulatory framework for the FDA’s role with regard to LDTs. As a result, there is a risk that the FDA’s proposed regulatory process could delay the offering of certain tests and result in additional validation costs and fees. This FDA approval or clearance process may be time-consuming and costly, with no guarantee of ultimate approval or clearance.

In 2014, FDA issued draft guidance announcing that it would end its historical policy of enforcement discretion regarding LDTs and outlining the first of multiple frameworks that have been proposed for their regulation. FDA announced in 2016 that it no longer planned to finalize its draft guidance and that it would continue to exercise enforcement discretion with respect to LDTs. On January 13, 2017, the FDA published a non-binding “Discussion Paper” proposing a framework of LDT oversight largely consistent with the draft guidance, “to spur further dialogue” and give “congressional authorizing committees the opportunity to develop a legislative solution.” Recent agency announcements made in the context of the COVID-19 public health emergency have produced a shifting policy landscape and further uncertainty regarding FDA’s role in regulating LDTs: in August 2020, HHS announced that FDA would not require premarket review of LDTs absent notice-and-comment rulemaking, but in November 2021, HHS issued a statement withdrawing that prior announcement, indicating a return to FDA’s longstanding approach to the regulation and enforcement discretion toward LDTs.

Congress has also considered a number of legislative proposals in recent years that would amend the regulatory framework for LDTs, including, among other requirements, FDA premarket review of certain LDTs. The most recent such proposal, the VALID Act, was introduced in both the House and Senate on June 24, 2021. A competing legislative proposal, the Verified Innovative Testing in American Laboratories Act of 2021 (“VITAL Act”), was introduced in the Senate on May 18, 2021. However, neither of these proposals passed congress in 2022. It remains uncertain whether Congress will enact legislation regulating LDTs in the future, and, if so, whether the legislation will be similar to the framework described in FDA’s 2014 draft guidance or Discussion Paper, or either the VITAL or VALID Acts. It is possible that legislation and resulting FDA regulation may result in increased regulatory burdens and costs for Theralink to seek marketing authorization for and maintain ongoing compliance for Theralink’s existing tests, any modifications thereto, or any future tests Theralink may develop. If the government begins to regulate Theralink’s tests, it could require a significant volume of applications, which would be burdensome. Furthermore, governmental bodies could take a long time to review such applications and/or document responses if other laboratories were also required to file applications and/or document responses for each of their LDTs.

In the event that the FDA begins to regulate Theralink’s tests, it may require additional pre-market clinical testing prior to submitting a regulatory notification or application for commercial sales. Such pre-market clinical testing could delay the commencement or completion of clinical testing, significantly increase Theralink’s test development costs, delay commercialization of any future tests, and interrupt sales of Theralink’s current tests. Additionally, the results of pre-clinical tests may not be predictive of future results, and clinical tests may not satisfy the requirements of the FDA or other non-U.S. regulatory authorities. Many of the factors that may cause or lead to a delay in the commencement or completion of clinical tests may also ultimately lead to delay or denial of regulatory clearance or approval. The commencement of clinical tests may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, and the eligibility criteria for the clinical test. Each of these outcomes would harm Theralink’s ability to market its tests and/or to achieve sustained profitability.

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Theralink uses hazardous materials in our business and must comply with environmental laws and regulations, which can be expensive.

Theralink’s operations produce hazardous waste products, including chemicals, radioactive and biological materials. We are subject to a variety of federal, state and local laws and regulations relating to the use, handling, storage and disposal of these materials. Although Theralink believes that its safety procedures for handling and disposing of these materials complies with the standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. Theralink generally contracts with third parties for the disposal of such hazardous waste products. Theralink is also subject to regulation by the Occupational Safety and Health Administration (“OSHA”) and the Environmental Protection Agency (the “EPA”). Additionally, Theralink must comply with the regulations under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes, and may in the future be subject to other federal, state or local regulations. OSHA and/or the EPA may promulgate regulations that may affect Theralink’s research and development programs. Theralink may be required to incur further costs to comply with current or future environmental and safety laws and regulations. In addition, in the event of accidental contamination or injury from these materials, Theralink could be held liable for any damages that result, including remediation, and any such liability could exceed our resources.

If Theralink is unable to safeguard against security breaches with respect to Theralink’s information systems, Theralink’s business may be adversely affected.

In the course of Theralink’s business, Theralink gathers, transmits and retains confidential information through Theralink’s information systems. Although Theralink endeavors to protect confidential information through the implementation of security technologies, processes and procedures, it is possible that an individual or group could defeat security measures and access sensitive information about Theralink’s business and employees. Any misappropriation, loss or other unauthorized disclosure of confidential information gathered, stored or used by Theralink could have a material impact on the operation of Theralink’s business, including damaging Theralink’s reputation with its employees, third parties and investors. Theralink could also incur significant costs implementing additional security measures and organizational changes, implementing additional protective technologies, training employees or engaging consultants. In addition, Theralink could incur increased litigation as a result of any potential cyber-security breach. Theralink is not aware that it has experienced any material misappropriation, loss or other unauthorized disclosure of confidential or personally identifiable information as a result of a cyber-security breach or other act, however, a cyber-security breach or other act and/or disruption to Theralink’s information technology systems could have a material adverse effect on Theralink’s business, prospects, financial condition or results of operations.

Theralink is exposed to potential product liability claims, and insurance against these claims may not be adequate and may not be available to Theralink at a reasonable rate in the future.

Theralink’s business exposes Theralink to potential liability risks inherent in the research, development, manufacturing and marketing of Theralink’s technology. Theralink may be subject to liability for errors in the test results Theralink provides to oncologists or for a misunderstanding of, or inappropriate reliance upon, the information Theralink provides. Theralink has commercial product liability insurance coverage. However, this insurance coverage may not be adequate to cover all claims against Theralink. There is also a risk that adequate insurance coverage will not be available in the future on commercially reasonable terms, if at all. The successful assertion of an uninsured product liability or other claim against Theralink could cause Theralink to incur significant expenses to pay such a claim, could adversely affect Theralink’s predictive biomarker development or technology sales and could cause a decline in Theralink’s revenues. Even a successfully defended product liability claim could cause Theralink to incur significant expenses to defend such a claim, could adversely affect Theralink’s predictive biomarker development and could cause a decline in Theralink’s revenues. In addition, product liability claims could result in an FDA or equivalent non-United States regulatory authority investigation of the safety or efficacy of our test, Theralink’s manufacturing processes and facilities, or Theralink’s marketing programs.

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Theralink has exposure to general uncertainty and complex legal matters regarding the patents Theralink licenses.

The patent positions of companies such as Theralink’s are generally uncertain and involve complex legal and factual questions. No consistent policy regarding the scope of claims allowable in patents in the field of method of use patents or reformulation patents has emerged in the United States. The relevant patent laws and their interpretation outside of the United States are also uncertain. Changes in either the patent laws or their interpretation in the United States and other countries may diminish Theralink’s ability to protect its technology and to enforce the patent rights that Theralink licenses, and could affect the value of such intellectual property. In particular, Theralink’s ability to stop third parties from using, selling, offering to sell, or importing technology that infringe on Theralink’s intellectual property will depend in part on Theralink’s success in obtaining and enforcing patent claims that cover Theralink’s technology, inventions, and improvements. With respect to both licensed and company-owned intellectual property, Theralink cannot guarantee that patents will be granted with respect to any of Theralink’s pending patent applications or with respect to any patent applications Theralink may file in the future, nor can Theralink be sure that any patents that may be granted to Theralink in the future will be commercially useful in protecting Theralink’s technology or the methods of use. Patent and other intellectual property rights in the pharmaceutical and biotechnology space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent Theralink from commercializing Theralink’s technology. The issued patents that Theralink in-licenses and those that may be issue in the future may be challenged, invalidated, or circumvented, which could limit Theralink’s ability to stop competitors from marketing related technology or could limit the term of patent protection that otherwise may exist for Theralink’s technology. In addition, the scope of the rights granted under any issued patents may not provide Theralink with protection or competitive advantages against competitors with similar technology. Furthermore, Theralink’s competitors may independently develop similar technologies that are outside the scope of the rights granted under any issued patents that Theralink owns or exclusively in-licenses. For these reasons, Theralink may face competition with respect to Theralink’s technology. Moreover, because of the extensive time required for development, testing, and regulatory review of a potential technology, it is possible that, before any particular technology can be commercialized, any patent protection for such technology may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.

If Theralink is unable to protect the proprietary rights, Theralink licenses or to defend against infringement claims, Theralink may not be able to compete effectively or operate profitably.

Theralink develops predictive biomarkers that are the basis for or incorporated in Theralink’s potential testing products. Theralink protects its technology through United States and foreign patent filings, trademarks and trade secrets that Theralink licenses from others.

The fact that Theralink may file a patent application or that a patent has been issued does not ensure that Theralink will have meaningful protection from competition with regard to the underlying technology. Patents, if issued, may be challenged, invalidated, declared unenforceable or circumvented or may not cover all applications Theralink may desire. Any pending or future patent applications may not result in issued patents. Patents may not provide Theralink with adequate proprietary protection or advantages against competitors with, or who could develop, similar or competing technologies or who could design around Theralink’s patents. Patent law relating to the scope of claims in the pharmaceutical field in which Theralink operates is continually evolving and can be the subject of some uncertainty. The laws providing patent protection may change in a way that would limit Theralink’s protection.

Theralink also relies on trade secrets and know-how that Theralink seeks to protect, in part, through confidentiality agreements. Theralink’s policy is to require its officers, employees, consultants, contractors, manufacturers, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements. These agreements provide that all confidential information developed or made known to an individual during the course of their relationship with Theralink be kept confidential and not disclosed to third parties except in specific limited circumstances.

Theralink also requires signed confidentiality agreements from companies that receive Theralink’s confidential data. For employees, consultants and contractors, Theralink requires confidentiality agreements providing that all inventions conceived while rendering services to Theralink shall be assigned to Theralink as our exclusive property. It is possible, however, that these parties may breach those agreements, and Theralink may not have adequate remedies for such a breach. It is also possible that Theralink’s trade secrets or know-how will otherwise become known to or be independently developed by competitors.

Theralink is also subject to the risk of claims, whether meritorious or not, that Theralink’s technology infringes or misappropriates third-party intellectual property rights. Defending against such claims can be quite expensive even if the claims lack merit. If Theralink is found to have infringed or misappropriated a third-party’s intellectual property, Theralink could be required to seek a license or discontinue using certain technologies or delay commercialization of the affected technologies, and Theralink could be required to pay substantial damages, which could materially harm Theralink’s business.

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Theralink may be subject to litigation with respect to the ownership and use of intellectual property that will be costly to defend. The outcome of such a defense in uncertain.

Theralink’s business may bring us into conflict with Theralink’s licensees, licensors or others with whom Theralink has contractual or other business relationships, or with Theralink’s competitors or others whose interests differ from Theralink’s. If Theralink is unable to resolve those conflicts on terms that are satisfactory to all parties, Theralink may become involved in litigation brought by or against Theralink. That litigation is likely to be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of Theralink’s business.

Litigation relating to the ownership and use of intellectual property is expensive, and Theralink’s position as a relatively small company in an industry dominated by very large companies may cause Theralink to be at a disadvantage in defending Theralink’s intellectual property rights and in defending against claims that Theralink’s technology infringes or misappropriate third-party intellectual property rights. Even if Theralink is able to defend its position, the cost of doing so may adversely affect Theralink’s profitability. Theralink may in the future be subject to patent litigation and may not be able to protect its intellectual property at a reasonable cost if such litigation is initiated. The outcome of litigation is always uncertain, and in some cases could include judgments against Theralink that require Theralink to pay damages, enjoin Theralink’s from certain activities or otherwise affect Theralink’s legal or contractual rights, which could have a significant adverse effect on Theralink’s business.

Obtaining and maintaining Theralink’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Theralink’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications may be due to be paid to the United States Patent and Trademark Office (“USPTO”), George Mason University (“GMU”), the National Institute of Health (“NIH”), and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Theralink employs reputable law firms and other professionals to help Theralink comply with these requirements. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, Theralink’s competitors might be able to enter the market creating a material adverse effect on Theralink’s business.

Theralink may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting and defending patents on Theralink’s technology in all countries throughout the world would be prohibitively expensive, and Theralink’s intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, Theralink may not be able to prevent third parties from using our inventions in all countries outside the United States, or from selling or importing technologies using Theralink’s inventions in and into the United States or other jurisdictions. Competitors may use Theralink’s technologies in jurisdictions where Theralink has not obtained patent protection to develop its own technologies and may also export infringing technologies to territories where Theralink has patent protection, but enforcement is not as strong as that in the United States. These technologies may compete with Theralink’s and Theralink’s patents or other intellectual property rights.

Theralink has issued, and may in the future issue, a significant amount of equity and convertible debt securities and, as a result, your ownership interest in Theralink has been, and may in the future be, substantially diluted and your investment in Theralink’s Common Stock could suffer a material decline in value.

In the Asset Sale Transaction (as defined below), Theralink issued a significant amount of equity securities, including Series D-1 and D-2 Preferred Stock, which have subsequently converted into approximately 5.1 billion shares of Theralink Common Stock during fiscal 2020. On November 29, 2022, Theralink consummated a private placement offering (the “Offering”). In the Offering, Theralink issued (i) 10% Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”) in an aggregate principal amount of $16.9 million and (ii) warrants (the “Warrants” and together with the Debentures, the “Underlying Securities”) to purchase up to approximately five billion shares of Theralink Common Stock, subject to adjustments provided in the Warrants and as described below.

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The Debentures are convertible into shares of Theralink Common Stock at any time after the maturity date and prior to Mandatory Conversion (as defined in the Debentures) at the conversion price equal to the lesser of: (i) $0.003 per share and (ii) 70% of the average of the VWAP (as defined in the Debentures) (or 50% of the average of such VWAP if an event of default has occurred and has not been cured) of the Theralink Common Stock during the ten Trading Day (as defined in the Debentures) period immediately prior to the applicable conversion date. Alternatively, upon a Mandatory Conversion (as defined in the Debentures), the holders of the Debentures may elect to exchange their Debentures for newly issued convertible preferred securities at a price per share equal to the Qualified Offering Price (as defined in the Debentures) or the five-day VWAP of the Theralink Common Stock prior to the date that is 181 days after the closing of the Qualified Offering. Using a conversion rate of $0.003, the $16.9 million of Debentures are convertible into approximately 5.6 billion shares of common stock, but such amount could be more based on the calculations described above.

The Warrants are exercisable for five years and six months from the earlier of the maturity date of the Debentures and the closing of the Qualified Financing (as defined in the Debentures), at an exercise price equal to (i) in the event that a Qualified Offering is consummated prior to the exercise of the Warrant, the Qualified Offering Price, or (ii) in the event that no Qualified Offering has been consummated, the lower of: (A) $0.003 per share and (B) an amount equal to 70% of the average of the VWAP (or 50% of the average of the VWAP if an event of default has occurred and has not been cured) for the Common Stock over the ten Trading Days (as defined in the Debentures) preceding the date of the delivery of the applicable exercise notice. If there is no effective registration statement covering the resale of the shares underlying the Warrants within 180 days following the closing of the Qualified Offering: (i) exercise may be via cashless exercise, and (ii) 5% additional Warrants will be issued by Theralink to the holders for any portion of each month without such effective registration statement. Therefore, the Warrants may be exercisable into more than the initial five billion shares of common stock. The Debentures and Warrants also contain certain price protection provisions providing for adjustment of the amount of securities issuable upon exercise of the Warrants in case of certain future dilutive events or stock-splits and dividends.

In addition to the Debentures, Theralink currently has 141.5033 shares of Series C-1 Preferred Stock outstanding, which are convertible into approximately 21.3 million shares of Theralink Common Stock. In addition to the Series C-1 Preferred, Theralink also has approximately 1.9 billion outstanding warrants that are convertible into Theralink Common Stock subject to certain adjustments. Theralink also has outstanding approximately 1.9 billion stock options issued pursuant to Theralink’s equity incentive plan. As a result of these past issuances and potential future issuances, your ownership interest in Theralink has been, and may in the future be, substantially diluted. In addition, Theralink will continue to issue shares of common stock equity linked securities to finance the business when necessary.

The market price for Theralink’s common stock has been volatile, and these issuances could cause the price of Theralink Common Stock to continue to fluctuate substantially. Such issuances of additional securities would further dilute the equity interests of Theralink’s existing shareholders, perhaps substantially, and may further exacerbate any or all of the above risks.

Market volatility may affect Theralink’s stock price, and the value of an investment in Theralink’s common stock may be subject to sudden decreases.

The trading price for Theralink Common Stock has been, and we expect it to continue to be, volatile. The price at which Theralink’s common stock trades depends on a number of factors, including the following, many of which are beyond our control:

●	the relative success of Theralink’s commercialization efforts for Theralink;
●	Theralink’s historical and anticipated operating results, including fluctuations in Theralink’s financial and operating results or failure to meet revenue projections;
●	changes in government regulations affecting Theralink’s technology, reimbursement or other aspects of Theralink’s or its competitors’ businesses;
●	announcements of technological innovations or new commercial products by Theralink or its competitors;
●	developments concerning Theralink’s key personnel;
●	Theralink’s ability to protect its intellectual property, including in the face of changing laws;
●	announcements regarding significant collaborations or strategic alliances;

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●	publicity regarding actual or potential performance of Theralink’s technology under development;
●	market perception of the prospects for biotechnology companies as an industry sector; and
●	general market and economic conditions.

During periods of extreme stock market price volatility, share prices of many biotechnology companies have often fluctuated in a manner not necessarily related to their individual operating performance. Furthermore, historically Theralink Common Stock has experienced greater price volatility than the stock market as a whole.

Theralink does not intend to pay cash dividends on its common stock in the foreseeable future.

Theralink has never declared or paid cash dividends on Theralink Common Stock. Theralink is not currently profitable. To the extent, Theralink becomes profitable, Theralink intends to retain any future earnings to fund the development and growth of Theralink’s business and does not currently anticipate paying any cash dividends in the foreseeable future. Accordingly, Theralink’s stockholders will not realize a return on their investment unless and until they sell shares if the trading price of Theralink’s shares appreciates from the price at which the shareholder purchased them, of which there is no guarantee.

Trading on the OTC Markets is volatile and sporadic, which could depress the market price of Theralink Common Stock and make it difficult for Theralink’s stockholders to resell their shares. The market for Theralink Common Stock is limited and persons who purchase Theralink Common Stock may not be able to resell their shares at or above the purchase price paid by them.

Theralink Common Stock is quoted on the OTC Pink tier of the OTC Markets. Trading in stock quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with Theralink’s operations or business prospects. This volatility could depress the market price of Theralink Common Stock for reasons unrelated to operating performance. Moreover, the OTC Markets are not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ or a stock exchange like the New York Stock Exchange. The OTC Markets are not liquid markets. There is currently only a limited public market for Theralink Common Stock. Theralink cannot assure you that an active public market for Theralink Common Stock will develop or be sustained in the future. If an active market for Theralink Common Stock does not develop or is not sustained, the price may decline. These factors may result in investors having difficulty reselling any shares of Theralink Common Stock.

Theralink is subject to the “penny stock” rules, which means brokers cannot generally solicit the purchase of Theralink Common Stock, which adversely affects its liquidity and market price.

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of Theralink Common Stock on the OTC has been substantially less than $5.00 per share and therefore Theralink is currently considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of Theralink Common Stock and therefore reduce the liquidity in the public markets for Theralink shares.

In addition to the “penny stock” rules, the Financial Industry Regulatory Authority (“FINRA”) has adopted FINRA Rule 2111, which requires a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending the investment. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy Theralink Common Stock, which may limit your ability to buy and sell Theralink Common Stock and have an adverse effect on the market for Theralink shares.

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THE IMAC SPECIAL MEETING

This information and proxy statement/prospectus is being mailed on or about [●], 2023 to holders of record of IMAC Common Stock as of the close of business on [●], 2023 and constitutes notice of the IMAC Special Meeting in conformity with the requirements of the DGCL and the IMAC Bylaws.

This information and proxy statement/prospectus is being provided to IMAC stockholders as part of a solicitation of proxies by the IMAC Board of Directors for use at the IMAC Special Meeting and at any adjournments or postponements of the IMAC Special Meeting. IMAC stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.

Date, Time and Place of the IMAC Special Meeting

The IMAC Special Meeting is scheduled to be held completely virtually at the IMAC Special Meeting website, at [●], on [●], 2023, beginning at 9:00 a.m., Eastern Time, unless adjourned or postponed to a later date and/or time.

Matters to be Considered at the IMAC Special Meeting

The purposes of the IMAC Special Meeting are as follows, each as further described in this information and proxy statement/prospectus:

●	Proposal #1: IMAC Merger and Share Issuance Proposal. To consider and vote on the Merger Agreement proposal;
●	Proposal #2: IMAC Director Proposal. To elect five members to IMAC’s Board of Directors;
●	Proposal #3: IMAC Charter Amendment Proposal. To consider and vote on an amendment to IMAC’s certificate of incorporation to increase the number of authorized shares of IMAC Common Stock;
●	Proposal #4: IMAC Reverse Stock Split Proposal. To consider, approve and adopt an amendment to IMAC’s certificate of incorporation to effect a reverse stock split at a ratio not less than 1-for-15 and not greater than 1-for-30, with the exact ratio to be set within that range at the discretion of IMAC’s Board of Directors without further approval or authorization of IMAC’s stockholders;
●	Proposal #5: IMAC Incentive Compensation Plan Proposal. To consider, approve and adopt an amendment to the IMAC Holdings, Inc. 2018 Incentive Compensation Plan to increase the number of shares of IMAC Common Stock available for issuance under such plan;
●	Proposal #6: IMAC Preferred Stock and Warrant Proposal. To authorize and approve the issuance of IMAC Common Stock issuable upon conversion of shares of IMAC’s Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock and upon exercise of warrants to purchase shares of IMAC Common Stock, which would represent 20% or more of the outstanding shares of IMAC Common Stock; and
●	Proposal #7: IMAC Adjournment Proposal. To adjourn the IMAC Special Meeting to a later date or dates, if necessary or appropriate, to allow time to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the IMAC Special Meeting.

Recommendation of the IMAC Board of Directors

The IMAC Board of Directors unanimously recommends that IMAC stockholders vote:

●	Proposal #1: “FOR” the IMAC Merger and Share Issuance Proposal;
●	Proposal #2: “FOR” the IMAC Director Proposal;
●	Proposal #3: “FOR” the IMAC Charter Amendment Proposal;
●	Proposal #4: “FOR” the IMAC Reverse Stock Split Proposal;
●	Proposal #5: “FOR” the IMAC Incentive Compensation Plan Proposal;
●	Proposal #6: “FOR” the IMAC Preferred Stock and Warrant Proposal; and
●	Proposal #7: “FOR” the IMAC Adjournment Proposal.

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After careful consideration, the IMAC Board of Directors (1) adopted and approved the Merger Agreement and the consummation of the transactions upon the terms and conditions set forth in the Merger Agreement, (2) determined that the terms of the Merger Agreement, the Merger and the other transactions are fair to, and in the best interests of, IMAC and its stockholders, (3) directed that the IMAC Merger and Share Issuance Proposal be submitted to the stockholders of IMAC for adoption, (4) recommended that the stockholders of IMAC approve the IMAC Merger and Share Issuance Proposal and (5) declared that the IMAC Merger and Share Issuance Proposal is advisable.

See also the section entitled “The Merger— IMAC’s Reasons for the Merger; Recommendation of the IMAC Board of Directors” of this information and proxy statement/prospectus.

Record Date for the IMAC Special Meeting and Voting Rights

The record date to determine who is entitled to receive notice of and to vote at the IMAC Special Meeting is [●], 2023. As of the close of business on the record date, there were [●] shares of IMAC Common Stock issued and outstanding, each entitled to vote at the IMAC Special Meeting. Each IMAC stockholder will have one vote for any matter properly brought before the IMAC Special Meeting for each share of IMAC Common Stock such holder held at the close of business on the record date. Only IMAC stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the IMAC Special Meeting.

Quorum; Abstentions and Broker Non-Votes

A quorum of stockholders is necessary to conduct the IMAC Special Meeting. The holders of a majority in voting power of the shares of IMAC Common Stock issued and outstanding and entitled to vote at the meeting must be represented at the IMAC Special Meeting electronically or by proxy in order to constitute a quorum. Abstentions will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the IMAC Special Meeting will be adjourned until the holders of the number of shares of IMAC Common Stock required to constitute a quorum attend, whether electronically or by proxy.

If your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to IMAC, or by voting over the Internet or by telephone, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction form for you to use. A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Under the current rules of the applicable stock market exchanges, brokers, banks or other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be voted on at the IMAC Special Meeting are non-routine matters under applicable stock market exchange rules for which brokers do not have discretionary authority to vote, and therefore it is not expected that there will be any broker non-votes at the IMAC Special Meeting. Further, brokers, banks or other nominees who hold shares of IMAC Common Stock on behalf of their customers may not give a proxy to IMAC to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have (i) the same effect as a vote “AGAINST” Proposal 3 (the IMAC Charter Amendment Proposal) and Proposal 4 (the IMAC Reverse Stock Split Proposal) and (ii) no effect on Proposal 1 (the IMAC Merger and Share Issuance Proposal), Proposal 2 (the IMAC Director Proposal), Proposal 5 (the IMAC Incentive Compensation Plan Proposal), Proposal 6 (the IMAC Preferred Stock and Warrant Proposal) and Proposal 7 (the IMAC Adjournment Proposal).

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Proposal 1: IMAC Merger and Share Issuance Proposal. Assuming the presence of a quorum, approval of the IMAC Merger and Share Issuance Proposal requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” this proposal and broker non-votes will be disregarded and have no effect on the outcome of the vote.

Proposal 2: IMAC Director Proposal. In an uncontested election, directors of IMAC are elected by the affirmative vote of the majority of the shares of stock present in person or represented by proxy at a meeting of IMAC stockholders having a quorum and entitled to vote on the subject matter. The election at the IMAC Special Meeting will be uncontested. You may vote either “FOR” or “AGAINST” any one or more of the nominees. Under a majority of the votes standard, the shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” that nominee. An abstention will have the same effect as a vote “AGAINST” a nominee. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors. Any shares not voted by a stockholder will be treated as broker non-votes, and broker non-votes will have no effect on the results of the election of directors.

Proposal 3: IMAC Charter Amendment Proposal. To be approved, this proposal to approve the amendment to IMAC’s certificate of incorporation to increase the number of authorized shares of IMAC Common Stock from [60,000,000] shares to 150,000,000 shares must receive an affirmative vote of a majority of the outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

Proposal 4: IMAC Reverse Stock Split Proposal. To be approved, this proposal to adopt an amendment to the IMAC Holdings, Inc. 2018 Incentive Compensation Plan to increase the number of shares of IMAC Common Stock available for issuance under such plan must receive an affirmative vote from stockholders present in person or represented by proxy at the IMAC Special Meeting representing a majority of the votes cast on the proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. For this proposal, brokerage firms have authority to vote shares of their customers that are held in “street name.” If a broker does not exercise this authority, it will result in a broker non-vote. Broker non-votes will have the same effect as a vote “AGAINST” this proposal.

Proposal 5: IMAC Incentive Compensation Plan Proposal. To be approved, this proposal to approve and adopt an amendment to the IMAC Holdings, Inc. 2018 Incentive Compensation Plan to increase the number of shares of IMAC Common Stock available for issuance under such plan must receive the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” this proposal and broker non-votes will be disregarded and have no effect on the outcome of the vote.

Proposal 6: IMAC Preferred Stock and Warrant Proposal. To be approved, this proposal to authorize and approve the issuance of IMAC Common Stock issuable upon conversion of shares of IMAC’s Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock, and upon exercise of warrants to purchase shares of IMAC Common Stock, which would represent 20% or more of the outstanding shares of IMAC Common Stock must receive the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” this proposal and broker non-votes will be disregarded and have no effect on the outcome of the vote.

Proposal 7: IMAC Adjournment Proposal. Whether or not there is a quorum, approval of the IMAC Adjournment Proposal requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon, and the chairman of the IMAC Special Meeting also has the power to adjourn such IMAC Special Meeting from time to time. Abstentions will have the same effect as a vote “AGAINST” this proposal and broker non-votes will be disregarded and have no effect on the outcome of the vote.

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[As of the record date, IMAC directors and executive officers, and their affiliates, as a group, owned and were entitled to vote [●] shares of IMAC Common Stock, or approximately [●] % of the total outstanding shares of IMAC Common Stock. The directors and executive officers of IMAC, and their affiliates, have entered into voting and support agreements obligating them to vote their shares “FOR” the IMAC Merger and Share Issuance Proposal, “FOR” the IMAC Charter Amendment Proposal, “FOR” the IMAC Reverse Stock Split Proposal, “FOR” the IMAC Incentive Compensation Plan Proposal, “FOR” IMAC Preferred Stock and Warrant Proposal and “FOR” the IMAC Adjournment Proposal. See also the section entitled “Interests of IMAC’s Directors and Executive Officers in the Merger” of this information and proxy statement/prospectus and the arrangements described in Part III of IMAC’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2022, as well as the information specifically incorporated by reference in Part III of IMAC’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2022, from IMAC’s Definitive Proxy Statement on Schedule 14A for IMAC’s 2023 annual meeting filed with the SEC on May 11, 2023, which information is incorporated into this information and proxy statement/prospectus by reference.]

Methods of Voting

If you are a stockholder of record as of the record date for the IMAC Special Meeting, you may vote by proxy through the Internet, by telephone, or by mail, or by voting electronically at the IMAC Special Meeting. For shares held through a bank, broker or other nominee in “street name” instead of as a registered holder, you may vote by submitting your voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail as indicated below. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions. [If you do not provide voting instructions to your bank, broker or other nominee, your shares of IMAC Common Stock will not be voted on the IMAC Merger and Share Issuance Proposal or the IMAC Adjournment Proposal as your bank, broker or other nominee does not have discretionary authority to vote on such proposals at the IMAC Special Meeting]; see the section entitled [“—Quorum; Abstentions and Broker Non-Votes”] of this information and proxy statement/prospectus.

●	By Internet: If you are a stockholder of record, you can submit a proxy to vote at www.[●].com and follow the instructions, 24 hours a day, seven days a week. You will need the control number included on your proxy card or your paper voting instruction form (if you received a paper copy of the proxy materials).
●	By Telephone: If you are a stockholder of record, you can submit a proxy to vote using a touch-tone telephone by calling [●] and follow the recorded instructions, 24 hours a day, seven days a week. You will need the control number included on your proxy card or your paper voting instruction form (if you received a paper copy of the proxy materials).
●	By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your proxy materials or voting instruction form.
●	Electronically During the Meeting: All stockholders of record as of the record date may vote electronically at the IMAC Special Meeting throughout the duration of the meeting by logging into the meeting as a shareholder and clicking the “Vote Here” button. You will need the 16-digit control number included with your proxy materials. For more information on how to attend electronically, see the section entitled [“—Attending the IMAC Special Meeting”] of this information and proxy statement/prospectus.

If you are a stockholder of record, proxies submitted over the Internet, by telephone or by mail as described above should be received by 11:59 p.m., Eastern Time, on [●], 2023. To reduce administrative costs and help the environment by conserving natural resources, IMAC asks that you submit a proxy to vote through the Internet, which is available 24 hours a day.

Notwithstanding the above, if your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions you receive from your bank, broker or other nominee on how to vote your shares. Registered stockholders who attend the IMAC Special Meeting may vote their shares electronically even if they previously have voted their shares.

If you deliver a proxy pursuant to this information and proxy statement/prospectus, but do not specify a choice with respect to any proposal set forth in this information and proxy statement/prospectus, your underlying shares of IMAC Common Stock will be voted on such uninstructed proposal in accordance with the recommendation of the IMAC Board of Directors. No matters other than the proposals listed above will be brought before the IMAC Special Meeting and the IMAC Bylaws provide that the only business that may be conducted at the IMAC Special Meeting are those proposals brought before the meeting pursuant to this information and proxy statement/prospectus.

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Revocability of Proxies

Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the IMAC Special Meeting by:

●	Delivering a written notice of revocation or a duly executed proxy bearing a later date prior to the IMAC Special Meeting, which should be delivered to the Secretary of IMAC at IMAC principal executive offices, if you voted by mail;
●	Submitting a timely and valid proxy to vote online at [●];
●	Calling [●] and following the recorded instructions; or
●	Attending the IMAC Special Meeting and voting electronically.

Execution or revocation of a proxy will not in any way affect the stockholder’s right to attend the special meeting and vote electronically.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

IMAC Holdings, Inc.

Attn: Corporate Secretary

3401 Mallory Lane, Suite 100

Franklin, Tennessee 37067

If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.

Proxy Solicitation Costs

IMAC is soliciting proxies to provide an opportunity to all IMAC stockholders to vote on agenda items, whether or not the stockholders are able to attend the IMAC Special Meeting or an adjournment or postponement thereof. IMAC will bear the entire cost of soliciting proxies from its stockholders, except that IMAC and Theralink have agreed to each pay one half of the costs and expenses of filing, printing and mailing this information and proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with this information and proxy statement/prospectus. In addition to the solicitation of proxies by mail, IMAC will ask banks, brokers and other custodians, nominees and fiduciaries to forward the proxy solicitation materials to the beneficial owners of shares of IMAC Common Stock held of record by such nominee holders. IMAC may be required to reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

IMAC has retained [●], referred to as [●], to assist in the solicitation process. IMAC estimates that it will pay [●] a fee of approximately $ [●], plus reimbursement of reasonable expenses. IMAC also has agreed to indemnify [●] against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of IMAC or by IMAC directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of IMAC will not be paid any additional amounts for their services or solicitation in this regard.

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Attending the IMAC Special Meeting

You are entitled to attend the IMAC Special Meeting only if you are a stockholder of record of IMAC at the close of business on [●] (the record date for the IMAC Special Meeting) or you hold your shares of IMAC beneficially in the name of a broker, bank or other nominee as of the record date, or you hold a valid proxy for the IMAC Special Meeting.

To participate in the IMAC Special Meeting, you will need the [16-digit control number included on your proxy card] or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Eastern Time and you should allow ample time for check-in procedures. If you hold your shares through a bank or broker, instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. If you lose your 16-digit control number, you may join the IMAC Special Meeting as a “Guest,” but you will not be able to vote, ask questions, or access the list of stockholders as of the record date.

If you plan to attend the IMAC Special Meeting and vote electronically, IMAC still encourages you to submit a proxy to vote in advance by the Internet, by telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to attend the IMAC Special Meeting. Submitting your proxy by the Internet, by telephone or by mail will not limit your right to vote at the IMAC Special Meeting if you later decide to attend electronically.

Householding

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate set of proxy materials, as requested, to any stockholder at the shared address to which a single set of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact [●] at [●] or in writing at [●].

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one set of future proxy materials for your household, please contact [●] at the above phone number or address.

Tabulation of Votes

The IMAC Board of Directors will appoint an independent inspector of election for the IMAC Special Meeting. The inspector of election will, among other IMAC, determine the number of shares of IMAC Common Stock represented electronically or by proxy at the IMAC Special Meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to IMAC stockholders.

Adjournments

If a quorum is present at the IMAC Special Meeting but there are not sufficient votes at the time of the IMAC Special Meeting to approve the IMAC Merger and Share Issuance proposal, or, if additional time is necessary to ensure that any supplement or amendment to the accompanying information and proxy statement/prospectus is timely provided to IMAC stockholders, then IMAC stockholders may be asked to vote on the IMAC Adjournment Proposal.

At any subsequent reconvening of the IMAC Special Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the IMAC Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the IMAC Special Meeting or the Merger, please contact [●], the proxy solicitation agent for IMAC:

[●]

IMAC STOCKHOLDERS SHOULD CAREFULLY READ THIS INFORMATION AND PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, IMAC STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

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PROPOSAL #1: IMAC MERGER AND SHARE ISSUANCE PROPOSAL

This information and proxy statement/prospectus is being furnished to you as a stockholder of IMAC as part of the solicitation of proxies by the IMAC Board of Directors for use at the IMAC Special Meeting to consider and vote upon a proposal to approve the issuance of shares of IMAC Common Stock in the Merger pursuant to the Merger Agreement, which is attached as Annex A to this information and proxy statement/prospectus.

The IMAC Board of Directors, after due and careful discussion and consideration, adopted and approved the Merger Agreement and the consummation of the transactions upon the terms and conditions set forth in the Merger Agreement, including the issuance of IMAC Common Stock, and determined that the terms of the Merger Agreement, the Merger and the other transactions, including the issuance of IMAC Common Stock, are fair to, and in the best interests of, IMAC and its stockholders.

It is a condition to the completion of the Merger that IMAC stockholders approve the issuance of shares of IMAC Common Stock (including all securities convertible into or exercisable for shares of IMAC Common Stock) in the Merger. In the Merger, each Theralink stockholder will receive, for each eligible share of Theralink Common Stock that is issued and outstanding as of immediately prior to the effective time of the Merger, the Merger consideration of [●] shares of IMAC Common Stock, further described in the section entitled “The Merger Agreement—Merger Consideration.”

Nasdaq Listing Rule 5635(d) generally requires a company to obtain stockholder approval prior to the issuance of shares of common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock. If the Merger is completed pursuant to the Merger Agreement, IMAC expects to issue up to approximately 6,450,672 shares of IMAC Common Stock in connection with the Merger based on the number of shares of Theralink Common Stock outstanding as of September 29, 2023. [Additionally, following the closing of the Merger and in accordance with the terms of the Merger Agreement, IMAC may issue additional shares of IMAC Common Stock in connection with Theralink’s outstanding warrants and equity awards that will be assumed by IMAC as a result of the Merger.] Accordingly, the aggregate number of shares of IMAC Common Stock that IMAC will issue as a result of the Merger will exceed 20% of the shares of IMAC Common Stock outstanding before such issuance, and for this reason, IMAC is seeking the approval of IMAC stockholders for the issuance of shares of IMAC Common Stock pursuant to the Merger Agreement. In the event the IMAC Merger and Share Issuance Proposal is not approved by IMAC stockholders, the Merger will not be completed.

In the event the IMAC Merger and Share Issuance Proposal is approved by IMAC stockholders, but the Merger Agreement is terminated (without the Merger being completed) prior to the issuance of shares of IMAC Common Stock pursuant to the Merger Agreement, IMAC will not issue any shares of IMAC Common Stock as a result of the approval of the IMAC Merger and Share Issuance Proposal.

Board Recommendation

The IMAC Board of Directors unanimously recommends a vote on the proxy card “FOR” the IMAC Merger and Share Issuance Proposal.

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PROPOSAL #2: IMAC DIRECTOR PROPOSAL

Pursuant to the Merger Agreement, IMAC has agreed to take all necessary action, including causing the directors of IMAC to resign, so that effective at the Closing, the combined company’s board of directors will consist of [6] individuals, a majority of whom will be independent are directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules).

At the IMAC Special Meeting, it is proposed that [6] directors will be elected to be the directors of the combined company upon consummation of the Merger. At each annual meeting of stockholders, the successors to the directors whose terms then expire will be elected to serve from the time of election and qualification until election and qualification of their respective successors or their earlier death, removal, resignation or disqualification.

It is proposed that the combined company board consist of the following directors:

●	Jeffrey Busch (Chairman of the Board);

●	Mick Ruxin;

●	Yvonne C. Fors;

●	Danica Holley;

●	Matthew Schwartz; and

●	Cary Sucoff

Unless you indicate otherwise, shares represented by executed proxies will be voted “FOR” the election as directors of the persons listed above. As of the date of this information and proxy statement/prospectus, IMAC has no reason to believe that any nominee will be unable to serve or for good cause will not serve as a director. However, if for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Nominating and Governance Committee may recommend, and the IMAC Board of Directors may propose, a substitute nominee(s) at the annual meeting and the proxies identified in the proxy card will vote to approve the election of the substitute nominee(s). If substitute nominees are proposed, IMAC will, in full compliance with all applicable state and federal laws and regulations, file an amended proxy statement and proxy card that, as applicable, (1) identifies the substitute nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees.

Director Qualifications

The IMAC Board of Directors, acting through the Nominating and Governance Committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, and skills and attributes to guide IMAC and function effectively as a board. IMAC believes that each of the nominees has the necessary professional experience to provide effective oversight of IMAC’s business. IMAC also believes each of the nominees has other attributes necessary to create an effective board, such as high personal and professional ethics, business and professional experience, integrity and values; practical wisdom and judgment; and a commitment to representing the long-term interests of all IMAC’s stockholders. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that IMAC believes qualify each individual to serve as a director of IMAC.

Director Biographies

The following is a brief account of each director nominee’s business experience:

Jeffrey Busch has served as Theralink’s Chairman of the Board since June 2020. Mr. Busch is the current Chairman and CEO of Global Medical REIT, a Nasdaq listed (Nasdaq:GMRE) and publicly traded company which acquires licensed medical facilities. Mr. Busch has been a Presidential Appointee, entrepreneur and active investor in various asset classes, including medical and pharmaceutical since 1985. Mr. Busch has had a distinguished career in public service, which included serving as a Chief of Staff to a United States Congressman and serving in senior positions in two U.S. Presidential Administrations. Mr. Busch oversaw hundreds of millions of dollars in economic development programs. Mr. Busch represented the United States before the United Nations in Geneva, Switzerland. Mr. Busch has served as a top advisor to several publicly traded medical companies and has worked in the medical, blood supply and management fields. Mr. Busch also served as President of the Safe Blood International Foundation, where he oversaw the establishment of medical facilities in 35 developing nations, including China. These facilities were funded by the U.S. Centers for Disease Control and Prevention, USAID, Chinese government and corporate and private entities. Mr. Busch is a graduate of the New York University Stern School of Business, holds a Master of Public Administration specializing in health care from New York University, and a Doctor of Jurisprudence from Emory University.

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Mick Ruxin, M.D. has served as a director of Theralink since June 2020 and was the Chief Executive Officer, President of Avant prior to the Asset Sale. Prior to his current role, he was a strategic advisor to Avant since December 2017. Previously, Dr. Ruxin was the Chairman, CEO and Founder of Global Med Technologies, Inc. (GLOB). He grew GLOB from a foundational concept to an international medical software company, specializing in FDA approved software, with specific diagnostic capabilities, and serving over 30 countries on 4 continents. Under his leadership, GLOB had its initial financing, its initial public offering and subsequent follow-on financings. Dr. Ruxin also founded PeopleMed, Inc., a validation and chronic disease management software subsidiary of GLOB. In addition, he conceived and executed the acquisition and financing of Inlog, a French software company serving the EU, becoming the Directeur General responsible for European Operations—and eDonor, a US based regulated software company serving domestic and international blood donor centers. Prior to Dr. Ruxin engineering the sale of GLOB to a NYSE company, Haemonetics Corp. (HAE), he led his team to national prominence by being awarded the #1 position in quality of product and customer service against billion-dollar software companies, rated by an industry-respected, independent software rating service. After GLOB’s acquisition by Haemonetics, Dr. Ruxin was asked to stay with the company through the transition. Dr. Ruxin was on the Executive Management Team (EMT) at Haemonetics for approximately 6 months after the merger. The EMT was responsible for diagnostic strategies and identified domestic and international software opportunities for the company. Before founding Global Med Technologies, Dr. Ruxin founded and was President and CEO of DataMed International, Inc. (DMI), a private, international drugs of abuse management company (from 1989-1997). DMI’s clients included FedEx, International Multi-Foods, Los Alamos National Laboratories, Chevron, ConAgra, Nestles and AT&T, among over 500 other companies. Dr. Ruxin was one of the first 10 certified Medical Review Officers in the country, and he participated in writing the Federal legislation for drugs of abuse testing. Dr. Ruxin received his M.D. degree from the University of Southern California School of Medicine and his B.A degree in Philosophy from the University of Pittsburgh.

Yvonne C. Fors has served as a director of Theralink since June 2020. Ms. Fors is the current Chief Financial Officer and Vice President of Finance for Ashton Capital Corporation. Her achievements at Ashton include growing the company through acquisitions, real estate development and investments. In her role, she establishes relationships and collaborates with banks and other financial institutions to leverage the assets of the corporation to fund future growth. Ms. Fors currently serves on the Board of Directors of Ashton Capital, SaviBank, Savi Financial Corporation and GaffTech. She is also actively involved in SWAN Investments, an early-stage investment fund located in Seattle. Previously, Ms. Fors was the Controller and Manager of four medical clinics in Las Vegas, Nevada. Ms. Fors holds a Bachelor of Science degree in Accounting from the University of Nevada, Las Vegas.

Matthew Schwartz, MD has served as a director of Theralink since April 2022. Dr. Schwartz is a practicing Radiation Oncologist with Comprehensive Cancer Centers of Nevada (CCCN) since 2006. Through his service on the Board of Directors of CCCN as well as the Marketing Chairman, he helped grow CCCN to the largest Oncology group in Nevada with 64 providers in 12 locations. He is also the Chairman of the Board of Managers and co-founder of the Las Vegas Cyberknife at Summerlin which offers state of the art Radiosurgical treatments. Dr. Schwartz was a member of the McKesson Specialty Health Radiation Executive Committee, and he served on the Radiation Oncology Leadership Council of US Oncology. Dr. Schwartz was awarded Alumni of the Year from the UNLV College of Sciences. He received his MD from the University of Nevada School of Medicine, and he was a Resident at Yale University Department of Internal Medicine and McGill University School of Medicine where he was Chief Resident. Dr. Schwartz has been the Principal Investigator on Clinical Research Studies in Oncology and has multiple peer reviewed publications.

Danica Holley served as a director of Theralink since April 2022. Ms. Holley serves as the Chief Operating Officer of Global Medical REIT Inc. (Nasdaq: GMRE) since March 2016. As COO, she has shepherded the organization’s growth from infancy, IPO, to now over $1.4 billion gross real estate assets under management. Ms. Holley leads the operational, risk and ESG initiatives at GMRE. Ms. Holley’s management and business development experience spans more than 18 years with an emphasis on working in an international environment. She has extensive experience in international program management, government procurement, and global business rollouts and start-ups. As Executive Director for Safe Blood International Foundation, from April 2008 to July 2016, she oversaw national health initiatives in Africa and Asia, including an Ebola response project. Ms. Holley has more than two decades of experience managing multinational teams for complex service delivery across disciplines. Ms. Holley currently serves on the Board of Directors for Mobile Infrastructure Corporation, where she is a member of the audit, compensation and nominating and governance committees. She received a B.S.F.S from the Edmund Walsh School of Foreign Service at Georgetown University in International Law, Politics and Organization, an African Studies Certificate and Arabic Proficiency (May 1994). She studied International Organization at the School for International Training, Brattleboro, Vermont and Rabat, Morocco (January - June 1993). She is an ICF certified executive leadership coach and an alumna of Georgetown University’s Graduate Executive Leadership Coaching Program (September 2010). In 2018, she completed Harvard Business School’s Finance for Senior Executives program.

Cary W. Sucoff joined the IMAC Board of Directors in October 2020. Mr. Sucoff has more than 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. He has participated in the financing of hundreds of public and private companies. Since 2011, Mr. Sucoff has owned and operated Equity Source Partners LLC, an advisory and consulting firm. Mr. Sucoff currently serves on the board of directors of ContraFect Corporation, First Wave Technologies, Inc. and Galimedix Pharmaceuticals Inc. In addition, Mr. Sucoff currently serves as a consultant to Sapience Therapeutics. Mr. Sucoff is the past President of New England Law | Boston, has been a member of its Board of Trustees for over 25 years and is the current Chairman of its Endowment Committee. Mr. Sucoff received a B.A. degree from the State University of New York at Binghamton and a J.D. from New England School of Law, where he was managing editor of the Law Review and graduated magna cum laude. He has been a member of the Bar of the State of New York (now retired) since 1978.

Mr. Sucoff demonstrates knowledge of the company’s business due to his many years of experience as an investor, consultant and board member with a range of companies in the healthcare inerience in corporate controls and governance as a lawyer.

Board Recommendation

The IMAC Board of Directors unanimously recommends a vote on the proxy card “FOR” the election each of the directors listed above.

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PROPOSAL #3: IMAC CHARTER AMENDMENT PROPOSAL

The IMAC Board of Directors has unanimously approved and recommends that IMAC stockholders approve an amendment to the IMAC certificate of incorporation (the “Certificate of Amendment”) to increase the number of authorized shares of common stock from [60,000,000] to 150,000,000. On [●], 2023, the IMAC Board of Directors determined that it is advisable and in IMAC’s best interests and those of its stockholders to increase the authorized shares, and has voted to recommend that the stockholders adopt the Certificate of Amendment effecting the proposed increase.

If the stockholders approve the Certificate of Amendment, IMAC will amend and restate Section 4.1 “AUTHORIZED CAPITAL STOCK” to the Certificate of Incorporation to read in its entirety as follows:

“4.1 Authorized Capital Stock. The aggregate number of shares of capital stock that the Corporation is authorized to issue is One Hundred and Fifty Five Million (155,000,000), of which One Hundred and Fifty Million (150,000,000) shares are common stock having a par value of $0.001 per share (the “Common Stock”), and Five Million (5,000,000) shares are preferred stock having a par value of $0.001 per share (the “Preferred Stock”).”

As of June 30, 2023, of the 60,000,000 currently authorized shares of IMAC Common Stock, [●] shares of IMAC Common Stock were issued and outstanding and an additional [●] shares of IMAC Common Stock were reserved for issuance.

Certificate of Amendment

The material terms of the Certificate of Amendment are described above. This summary is qualified in its entirety by reference to the complete text of the Certificate of Amendment. You are urged to read the actual text of the Certificate of Amendment, which is attached as [Appendix [●]] to this information and proxy statement/prospectus and incorporated herein by reference.

Purpose

As described in greater detail in Proposal No. 1, IMAC will be required to issue shares of IMAC Common Stock to Theralink stockholders pursuant to the terms of the Merger Agreement. In addition, if Proposals No. 4 and 5 are approved, IMAC will reserve additional shares of IMAC Common Stock for future issuance under its 2018 Incentive Compensation Plan and upon conversion of shares of IMAC’s Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock, and upon exercise of warrants to purchase shares of IMAC Common Stock.

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IMAC’s Board of Directors believes that as a result of the foregoing, the number of authorized shares of common stock that would be authorized and unissued and not reserved for issuance will not be an adequate number of shares to assure that there will be sufficient shares available for future issuance under the IMAC 2018 Incentive Plan Compensation Plan, or for issuance upon conversion of shares of IMAC’s Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock, and upon exercise of warrants to purchase shares of IMAC Common Stock. In addition, there will not be sufficient shares available for issuance in connection with possible future acquisitions, equity and equity-based financings, possible future awards under employee benefit plans, and other corporate purposes. Therefore, IMAC’s Board of Directors has determined that it is in the best interests of IMAC and its stockholders to amend its restated certificate of incorporation as described herein.

Except for (i) the issuance of shares pursuant to the terms of the Merger Agreement, which is the subject of Proposal No. 1 and which is described elsewhere in this information and proxy statement/prospectus, (ii) the issuance of shares that may result from the increase in shares available for issuance under the amendment and restatement of the IMAC 2018 Incentive Compensation Plan, which is the subject of Proposal No. 4, and (iii) the issuance of shares that may result from the conversion of shares of IMAC’s Series A-1 Convertible Preferred Stock and s Series A-2 Convertible Preferred Stock, and upon exercise of warrants to purchase shares of IMAC Common Stock, which is the subject of Proposal No. 5, IMAC does not currently have any plans, proposals or arrangement to issue any of its authorized but unissued shares of common stock.

Possible Effects of the Amendment

If the Charter Amendment is approved, the additional authorized shares would be available for issuance at the discretion of IMAC’s Board of Directors and without further stockholder approval, except as may be required by law or the rules of The Nasdaq Capital Market on which IMAC Common Stock is listed. The additional shares of authorized common stock would have the same rights and privileges as the shares of IMAC Common Stock currently issued and outstanding. Holders of IMAC Common Stock have no preemptive rights.

The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of IMAC Common Stock, or the perception that these sales might occur, could adversely affect the prevailing market price of IMAC’s Common Stock or limit IMAC’s ability to raise additional capital. Stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of the company than they presently own.

Board Recommendation

For the reasons stated above, the IMAC Board of Directors believes that approval of the Charter Amendment is in the company’s best interests and the best interests of IMAC stockholders.

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PROPOSAL #4: IMAC REVERSE STOCK SPLIT PROPOSAL

Background and Reasons for the Reverse Stock Split

On [●], 2023, IMAC’s Board of Directors unanimously approved, subject to stockholder approval, an amendment to IMAC’s certificate of incorporation to effect a reverse stock split of IMAC’s outstanding common stock by combining outstanding shares of IMAC Common Stock into a lesser number of outstanding shares of IMAC Common Stock by a ratio of not less than 1-for-15 and not more than 1-for-30 at any time within 12 months following the date of stockholder approval of this proposal, with the exact ratio to be set within this range by IMAC’s Board of Directors at its sole discretion (the “Reverse Stock Split”). The IMAC Board of Directors may alternatively elect to abandon such proposed amendment and not effect the Reverse Stock Split authorized by stockholders, in its sole discretion. The Reverse Stock Split will not change the total authorized number of shares of IMAC Common Stock.

Upon the effectiveness of the amendment to IMAC’s certificate of incorporation effecting the Reverse Stock Split, the outstanding shares of IMAC Common Stock will be reclassified and combined into a lesser number of shares such that one share of IMAC Common Stock will be issued for a specified number of shares in accordance with the ratio for the Reverse Stock Split selected by the IMAC Board of Directors.

If this Reverse Stock Split Proposal is approved by IMAC stockholders as proposed, the IMAC Board of Directors would have the sole discretion to effect the amendment and Reverse Stock Split at any time within 12 months following the date of such stockholder approval, and to fix the specific ratio for the Reverse Stock Split, provided that the ratio would be not less than 1-for-15 and not more than 1-for-30. IMAC believes that enabling its board of directors to fix the specific ratio of the Reverse Stock Split within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for IMAC stockholders. The determination of the ratio of the Reverse Stock Split will be based on a number of factors described below under the heading “Criteria to Be Used for Decision to Apply the Reverse Stock Split.”

The Reverse Stock Split, if approved by IMAC stockholders, would become effective at the time and date set forth in a certificate of amendment to IMAC’s certificate of incorporation to be filed with the Secretary of State of the State of Delaware. The form of the proposed certificate of amendment to the IMAC certificate of incorporation to effect the Reverse Stock Split is attached as Appendix [●] to this information and proxy statement/prospectus. Any amendment to the IMAC certificate of incorporation to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by the IMAC Board of Directors, within the range approved by IMAC stockholders.

The exact timing of the amendment will be determined by the IMAC Board of Directors based on its evaluation as to when such action will be the most advantageous to IMAC and its stockholders, but the amendment will not occur after 12 months following the date IMAC stockholders approve the Reverse Stock Split. In addition, the IMAC Board of Directors reserves the right, notwithstanding stockholder approval and without further action by IMAC stockholders, to abandon the amendment and the Reverse Stock Split if, at any time prior to the effectiveness of the filing of the certificate of amendment with the Secretary of State effecting the Reverse Stock Split, the IMAC Board of Directors, in its sole discretion, determines that it is no longer in IMAC’s best interest and the best interests of its stockholders to proceed with the Reverse Stock Split.

The IMAC Board of Directors approved the proposal approving the Reverse Stock Split for the following reasons:

●	The IMAC Board of Directors believes effecting the Reverse Stock Split may be an effective means of ensuring that the combined company can satisfy the initial listing requirements for its common stock on The Nasdaq Capital Market, thereby avoiding a delisting;
●	The IMAC Board of Directors believes that even if the Merger is not consummated, effecting the Reverse Stock Split may be an effective means to ensure that IMAC can satisfy the continued listing requirements for the Nasdaq Capital Market;
●	The IMAC Board of Directors believes that effecting the Reverse Stock Split may broaden the pool of investors that may be interested in investing in IMAC by attracting new investors who would prefer not to invest in shares that trade at lower share prices and make IMAC Common Stock a more attractive investment to institutional investors.

In evaluating the Reverse Stock Split, the IMAC Board of Directors has taken, and will take, into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. In approving the amendment to IMAC’s certificate of incorporation to effect the Reverse Stock Split, the IMAC Board of Directors determined that these potential negative factors were outweighed by the potential benefits of the Reverse Stock Split.

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Nasdaq Listing Requirements

As of the date of this joint proxy statement/prospectus, IMAC Common Stock is listed on The Nasdaq Capital Market under the symbol “BACK.” [IMAC has filed an initial listing application pursuant to the terms of the Merger Agreement for the combined company to list the securities of the combined company on Nasdaq.]

According to Nasdaq rules, a Nasdaq-listed issuer must apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. Accordingly, the listing standards of Nasdaq will require the combined company to have, among other things, a $4.00 per share minimum bid price upon the closing of the Merger. The combined company may not be able to meet the $4.00 per share minimum bid price requirement of the Nasdaq Capital Market unless IMAC effects the Reverse Stock Split to increase the per share market price of its common stock.

In addition, the standards of the Nasdaq Capital Market require IMAC to maintain, among other things, a $1.00 per share minimum bid price in order to stay in compliance with specified continued listing requirements that are currently in effect and that would remain in effect if the Merger is not consummated. If the Merger is not consummated, IMAC’s stock price may decline significantly. The IMAC Board of Directors expects that the Reverse Stock Split will have the effect of increasing the market price of IMAC Common Stock so that IMAC will be better able to maintain compliance with the relevant Nasdaq listing requirements.

Potential Increased Investor Interest and Ability to Attract and Retain Employees

In addition, the IMAC Board of Directors believes that a higher stock price may help generate investor interest in IMAC and help IMAC attract and retain employees. If the Reverse Stock Split successfully increases the per share price of IMAC Common Stock, the IMAC Board of Directors also believes this increase could result in the potential for increased trading volume in IMAC Common Stock and the potential for future financings by IMAC.

While reducing the number of outstanding shares of IMAC Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of IMAC Common Stock, other factors, such as factors relating to the Merger and the Merger Agreement described elsewhere in this information and proxy statement/prospectus, IMAC’s financial results, market conditions and the market perception of IMAC’s business may adversely affect the market price of IMAC Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if effected, will result in the intended benefits described above, that the market price of IMAC Common Stock will increase following the Reverse Stock Split or that the market price of IMAC Common Stock will not decrease in the future. Additionally, IMAC cannot assure investors that the market price per share of its Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of IMAC Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of IMAC Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Criteria to be Used for Decision to Apply the Reverse Stock Split

If IMAC stockholders approve the Reverse Stock Split, the IMAC Board of Directors will be authorized to proceed with the Reverse Stock Split. The exact ratio of the Reverse Stock Split, within the 1-for-15 to 1-for-30 range, would be determined by the IMAC Board of Directors and publicly announced by us prior to the effective time of the Reverse Stock Split. In determining whether to proceed with the reverse split and setting the appropriate ratio for the Reverse Stock Split, the IMAC Board of Directors will consider, among other things, factors such as:

●	minimum price per share requirements;

●	the historical trading prices and trading volume of IMAC Common Stock;

●	the number of shares of IMAC Common Stock outstanding;

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●	the then-prevailing and expected trading prices and trading volume of IMAC Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for IMAC Common Stock;

●	the anticipated impact of a particular ratio on IMAC’s ability to reduce administrative and transactional costs;

●	business developments affecting us; and

●	prevailing general market and economic conditions.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of IMAC Common Stock after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of IMAC Common Stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of IMAC Common Stock outstanding in connection with the Reverse Stock Split. Also, IMAC cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of IMAC Common Stock. The trading price of IMAC Common Stock may change due to a variety of other factors, including its ability to successfully accomplish its business goals, market conditions and the market perception of IMAC’s business. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of IMAC’s business or a stockholder’s proportional ownership in IMAC. However, should the overall value of IMAC Common Stock decline after the proposed Reverse Stock Split, then the actual or intrinsic value of the shares of IMAC Common Stock held by you will also proportionately decrease as a result of the overall decline in value.

Further, the liquidity of IMAC Common Stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the expected increase in stock price as a result of the Reverse Stock Split is not sustained. In addition, the proposed Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of IMAC Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting sales. If IMAC effects the Reverse Stock Split, the resulting per-share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of IMAC Common Stock may not improve.

The Reverse Stock Split may result in or contribute towards an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). If IMAC were to undergo an ownership change under Section 382 of the Code, its ability to use its net operating loss carryovers incurred prior to the ownership change against income arising after the ownership change will be significantly limited. In general, an “ownership change” under Section 382 of the Code occurs with respect to IMAC if, over a rolling three-year period, IMAC’s “5-percent shareholders” increase their aggregate stock ownership by more than 50 percentage points over their lowest stock ownership during the rolling three-year period. Although IMAC does not expect the Reverse Stock Split to result in an ownership change with respect to IMAC, because IMAC does not know the number of IMAC shareholders that may become “5-percent shareholders” as a result of the Reverse Stock Split, it is uncertain at this time whether the Reverse Stock Split will result in an ownership change or the extent to which the Reverse Stock Split may contribute towards an ownership change over the rolling three year period following the Reverse Stock Split.

Effect of the Reverse Stock Split

As of the effective time of the Reverse Stock Split, IMAC would also adjust and proportionately decrease the number of shares of IMAC Common Stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire IMAC Common Stock. In addition, as of the effective time of the Reverse Stock Split, IMAC would adjust and proportionately decrease the total number of shares of IMAC Common Stock that may be the subject of the future grants under IMAC’s equity plans, as described further below under the heading “Effects of the Reverse Stock Split on Outstanding Equity Awards.”

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The Reverse Stock Split would be effected simultaneously for all outstanding shares of IMAC Common Stock. The Reverse Stock Split would affect all of IMAC stockholders uniformly and would not change any stockholder’s percentage ownership interest in IMAC, except for minor adjustment due to the additional net share fraction that will be issued as a result of the treatment of fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. Instead, IMAC will issue one full share of the post-Reverse Stock Split Common Stock to any stockholder who would have been entitled to receive a fractional share as a result of the Reverse Stock Split. The Reverse Stock Split would not change the terms of IMAC Common Stock. The Reverse Stock Split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. Following the Reverse Stock Split, IMAC would continue to be subject to the periodic reporting requirements of the Exchange Act.

Assuming Reverse Stock Split ratios of 1-for-15 and 1-for-30, which reflect the low end and high end of the range that IMAC stockholders are being asked to approve, the following table sets forth (a) the number of shares of IMAC Common Stock that would be issued and outstanding, (b) the number of shares of IMAC Common Stock that would be reserved to be issued upon exercise of outstanding options, warrants and rights, (c) the number of shares of IMAC Common Stock that would be reserved for future issuance under IMAC’s equity compensation plans (excluding shares reflected in the preceding clause (b)) and (d) the number of shares of common stock authorized under IMAC’s certificate of incorporation, each giving effect to the Reverse Stock Split and based on securities outstanding, reserved, or authorized (as applicable) as of [●], 2023.

	Before Reverse Stock Split	Reverse Stock Split Ratio of 1-for-15*	Reverse Stock Split Ratio of 1-for-30*
Number of Shares of common stock issued and outstanding	[●]	[●]	[●]
Number of securities reserved to be issued upon exercise of outstanding options, warrants and rights	[●]	[●]	[●]
Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in row (b))	[●]	[●]	[●]

If the IMAC Board of Directors does not implement the Reverse Stock Split within 12 months following the date of stockholder approval of the IMAC Reverse Stock Split Proposal, the authority granted in this proposal to implement the Reverse Stock Split would terminate.

IMAC’s directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in the IMAC Reverse Stock Split Proposal, except to the extent of their ownership in shares of IMAC Common Stock and securities convertible or exercisable for IMAC Common Stock, which shares and securities would be subject to the same proportionate adjustment in accordance with the terms of the Reverse Stock Split as all other outstanding shares of IMAC Common Stock and securities convertible into or exercisable for IMAC Common Stock.

Maintenance of Ownership Percentage. If the Reverse Stock Split is approved and effected, each stockholder will own a reduced number of shares of common stock. This would affect all of IMAC stockholders uniformly and would not affect any stockholder’s percentage ownership in IMAC, except to the extent that the Reverse Stock Split results in a stockholder owning a fractional share, as described below. The number of stockholders of record would not be affected by the Reverse Stock Split.

Voting Rights. Proportionate voting rights and other rights of the holders of IMAC Common Stock would not be affected by the Reverse Stock Split, subject to the limitations and qualifications set forth in this discussion and to the note below regarding the receipt of an additional fraction of a share. For example, a holder of 1% of the voting power of the outstanding shares of IMAC Common Stock immediately prior to the Reverse Stock Split would continue to hold 1% of the voting power of the outstanding shares of common stock after the Reverse Stock Split, regardless of the exchange ratio chosen by the IMAC Board of Directors.

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Effects of the Reverse Stock Split on Outstanding Equity Awards. If the Reverse Stock Split is effected, the terms of equity awards under IMAC’s incentive plans, including the per share exercise price of options and the number of shares issuable under outstanding awards, will be converted on the effective date of the Reverse Stock Split in proportion to the reverse split ratio of the Reverse Stock Split (subject to adjustment for fractional interests). The Compensation Committee must approve such adjustments, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive on all participants of IMAC’s incentive plans. In addition, the total number of shares of common stock that may be the subject of future grants under IMAC’s incentive plans will be adjusted and proportionately decreased as a result of the Reverse Stock Split. For purposes of illustration, if the Reverse Stock Split is effected at a ratio of 1-for-20, the number of remaining shares of common stock authorized for issuance under IMAC’s incentive plans after the Reverse Stock Split would be approximately [●]. Additionally, a pre-Reverse Stock Split of unvested restricted stock unit representing the right to receive 20,000 shares of common stock upon vesting would be converted into a post-Reverse Stock Split restricted stock unit representing the right to receive 1,000 shares of common stock upon vesting. As of the Record Date, IMAC had [●] remaining shares of common stock authorized for issuance under IMAC’s equity incentive plans.

Procedure for Effecting the Reverse Stock Split

If IMAC stockholders approve the Reverse Stock Split, and if the IMAC Board of Directors still believes that a Reverse Stock Split is in the best interests of IMAC and its stockholders, the IMAC Board of Directors will determine the ratio of the Reverse Stock Split to be implemented and IMAC will publicly announce the ratio selected by the IMAC Board of Directors and file the certificate of amendment effecting the Reverse Stock Split with the Secretary of State of the State of Delaware. The form of the proposed certificate of amendment to IMAC’s certificate of incorporation to effect the Reverse Stock Split is attached as Appendix [●] to this joint proxy statement/prospectus. Any amendment to IMAC’s certificate of incorporation to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by the IMAC Board of Directors, within the range approved by IMAC stockholders.

The combination of, and reduction in, the number of shares of IMAC’s outstanding common stock as a result of the Reverse Stock Split will occur automatically and without any action on the part of IMAC stockholders at the date and time set forth in the amendment to the IMAC certificate of incorporation to effect the Reverse Stock Split following filing with the Secretary of State of the State of Delaware (the “Reverse Split Effective Time”). As soon as practicable after the Reverse Split Effective Time, IMAC’s transfer agent, Equity Stock Transfer, acting as IMAC’s “exchange agent” for purposes of implementing the exchange of stock certificates, will mail each stockholder of record a transmittal form accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing IMAC Common Stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of IMAC Common Stock that he or she holds as a result of the Reverse Stock Split. New certificates will not be issued to a stockholder until the stockholder has surrendered his or her outstanding certificate(s) and submitted with the properly completed and executed transmittal form to the exchange agent. If your shares are held in street name at a brokerage firm or financial institution, IMAC intends to treat you in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to implement the exchange of shares required by the combination resulting from the Reverse Stock Split for their beneficial holders holding common stock in street name. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing substitution of certificates, or book entries, representing the former number shares of common stock for certificates, or book entries, representing the reduced number of shares resulting from the combination. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, IMAC encourages you to contact your bank, broker or nominee.

Any stockholder whose stock certificate has been lost, destroyed or stolen will be entitled to a new stock certificate only after complying with the requirements that IMAC and IMAC’s transfer agent customarily apply in connection with replacing lost, stolen or destroyed stock certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any old certificate, except that if any new certificate is to be issued in a name other than that in which the old stock certificate(s) are registered, it will be a condition of such issuance that (i) the person requesting such issuance must pay to us any applicable transfer taxes or establish to IMAC’s satisfaction that such taxes have been paid or are not payable, (ii) the transfer complies with all applicable federal and state securities laws and (iii) the surrendered stock certificate is properly endorsed and otherwise in proper form for transfer.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM IMAC’S TRANSFER AGENT.

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Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Instead, IMAC will issue one full share of the post-Reverse Stock Split common stock to any stockholder who would have been entitled to receive a fractional share of common stock as a result of the Reverse Stock Split. Each holder of common stock will hold the same percentage of the outstanding common stock immediately following the Reverse Stock Split as that stockholder did immediately prior to the Reverse Stock Split, except for minor adjustment due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.

No Appraisal Rights

No action is proposed herein for which the laws of the State of Delaware, or IMAC’s certificate of incorporation or bylaws, provide a right to IMAC stockholders to dissent and obtain appraisal of, or payment for, such stockholders’ capital stock.

Accounting Matters

The Reverse Stock Split would not affect the par value of IMAC Common Stock per share, which would remain $0.001 par value per share, while the number of outstanding shares of common stock would decrease in accordance with the Reverse Stock Split ratio selected by the IMAC Board of Directors. As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to common stock on IMAC’s balance sheet would decrease and the additional paid-in capital account on IMAC’s balance sheet would increase by an offsetting amount. Following the Reverse Stock Split, reported per share net income or loss would be higher because there would be fewer shares of common stock outstanding and IMAC would adjust historical per share amounts set forth in IMAC’s future financial statements. The common stock held in treasury will be reduced in proportion to the Reverse Stock Split ratio selected by the IMAC Board of Directors.

Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of the Reverse Stock Split to us and to U.S. Holders (as defined below) that hold shares of IMAC Common Stock as capital assets (i.e., for investment) for U.S. federal income tax purposes. This discussion is based upon current U.S. tax law, which is subject to change, possibly with retroactive effect, and differing interpretations. Any such change may cause the U.S. federal income tax consequences of the Reverse Stock Split to vary substantially from the consequences summarized below. IMAC has not sought and will not seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below and there can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Reverse Stock Split.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of IMAC Common Stock that, for U.S. federal income tax purposes, is or is treated as (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity or arrangement treated as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

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This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency, persons who are treated as non-U.S. persons for U.S. federal income tax purposes, certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, persons whose functional currency is not the U.S. dollar, traders that mark-to-market their securities or persons who hold their shares of IMAC Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of IMAC Common Stock, the U.S. federal income tax treatment of the partnership (or other entity treated as a partnership) and a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding IMAC Common Stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split to them.

The state and local tax consequences, alternative minimum tax consequences, non-U.S. tax consequences and U.S. estate and gift tax consequences of the Reverse Stock Split are not discussed herein and may vary as to each U.S. Holder. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split. This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders. U.S. Holders should consult their own tax advisors to understand their individual federal, state, local and foreign tax consequences.

Tax Consequences to IMAC. IMAC believes that the Reverse Stock Split should constitute a reorganization under Section 368(a) (1)(E) of the Code. Accordingly, IMAC should not recognize taxable income, gain or loss in connection with the Reverse Stock Split.

Tax Consequences to U.S. Holders. Subject to the discussion below regarding the receipt of a fractional share, a U.S. Holder generally should not recognize gain or loss as a result of the Reverse Stock Split for U.S. federal income tax purposes. A U.S. Holder’s aggregate adjusted tax basis in the shares of IMAC Common Stock received pursuant to the Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of IMAC Common Stock exchanged therefor (increased by the amount of gain or income recognized, if any, attributable to the rounding up of a fractional share, as discussed below). The U.S. Holder’s holding period in the shares of IMAC Common Stock received pursuant to the Reverse Stock Split should include the holding period in the shares of IMAC Common Stock exchanged therefor (except with respect to any fractional share of IMAC Common Stock received, as discussed below). U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered in a recapitalization to shares received in such recapitalization. A U.S. Holder that acquired shares of IMAC Common Stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period from shares of common stock surrendered in the Reverse Stock Split to shares received in the Reverse Stock Split.

Each fractional share issued pursuant to the Reverse Stock Split that is attributable to the rounding up of fractional shares to the nearest whole number of shares may be treated for U.S. federal income tax purposes as a disproportionate distribution. If so treated, a U.S. Holder that receives a fractional share of IMAC Common Stock attributable to the rounding up of a fractional share to the nearest whole number of shares should recognize dividend income in an amount equal to the fair market value of such fractional share to the extent of IMAC’s current or accumulated earnings and profits, and to the extent that any portion of the distribution exceeds such current or accumulated earnings and profits, such portion will be treated as a return of tax basis and thereafter as gain from the sale or exchange of property. A U.S. Holder’s holding period in any such fractional share commences on the effective date of the Reverse Stock Split.

The U.S. federal income tax discussion set forth above does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s circumstances and income tax situation. Accordingly, IMAC urges you to consult with your own tax advisor with respect to all of the potential U.S. federal, state, local and foreign tax consequences to you of the Reverse Stock Split.

Board Recommendation

The Board of Directors unanimously recommends a vote on the proxy card “FOR” the amendment to IMAC’s certificate of incorporation to effect the reverse stock split.

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PROPOSAL #5: IMAC INCENTIVE COMPENSATION PLAN PROPOSAL

General

The IMAC Board of Directors has approved an amendment (the “Plan Amendment”) to the IMAC 2018 Incentive Compensation Plan (the “2018 Plan”). If approved by stockholders, the Plan Amendment would increase the number of shares reserved for issuance under the 2018 Plan by 1,000,000 shares. The Plan Amendment is attached hereto as [Appendix [   ]].

The Plan Amendment is intended to provide continued aid to IMAC and its affiliates in recruiting and retaining key employees, directors or consultants (the “Participants”) of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of IMAC and its affiliates by providing incentives through the granting of Awards (as defined below) following the Merger. If IMAC stockholders do not approve the Plan Amendment, the number of shares reserved for issuance would become inadequate to grant equity-based incentive awards to IMAC’s employees, directors and officers as it currently does, which IMAC believes is necessary to continue recruiting, retaining and motivating high-performing, revenue-generating and client-facing individuals to achieve our objectives and therefore in the best interests of IMAC stockholders.

As of the Record Date, the closing price of IMAC Common Stock on the Nasdaq Capital Market was $[●] per share.

Description of the 2018 Plan

Under the 2018 Plan, adopted by the IMAC Board of Directors and holders of a majority of outstanding shares of IMAC Common Stock in May 2018, 1,000,000 shares of common stock (subject to certain adjustments) are reserved for issuance upon exercise of stock options and grants of other equity awards (collectively, “Awards”). The 2018 Plan provides for the grant of incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, other forms of equity compensation and performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to IMAC’s non-employee directors and consultants, and affiliates.

The 2018 Plan is designed to serve as an incentive for attracting and retaining qualified and motivated Participants. The compensation committee of the IMAC Board of Directors administers and interprets the 2018 Plan and is authorized to grant stock options and other equity awards thereunder to all eligible employees of the company, including non-employee consultants to the company and directors. If approved, the Plan Amendment would reserve an additional [●] shares for issuance.

The 2018 Plan provides for the granting of “incentive stock options,” as defined in Section 422 of the Internal Revenue Code (the “Code”), non-statutory stock options, stock appreciation rights, shares of restricted stock, restricted stock units, deferred stock, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards. Options may be granted under the 2018 Plan on such terms and at such prices as determined by the compensation committee of the IMAC Board of Directors, except that the per share exercise price of the stock options cannot be less than the fair market value of IMAC Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the stock option agreement, but all stock options must be exercised within ten years from the date of grant. Options granted under the 2018 Plan are not transferable other than by will or by the laws of descent and distribution. The compensation committee of the IMAC Board of Directors has the authority to amend or terminate the 2018 Plan, provided that no amendment shall be made without stockholder approval if such stockholder approval is necessary to comply with any tax or regulatory requirement. Unless terminated sooner, the 2018 Plan will terminate ten years from its effective date.

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Administration of the 2018 Plan

The 2018 Plan is administered by the compensation committee of the IMAC Board of Directors, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code (the “Committee”).

The Committee has the power and authority to make grants of Awards to eligible persons under the 2018 Plan, including the selection of such recipients, the determination of the size of the grant, and the determination of the terms and conditions, not inconsistent with the terms of the 2018 Plan.

The Committee also has the authority, in its discretion, to prescribe, amend and rescind the administrative rules, guidelines and practices governing the 2018 Plan as it shall from time to time deem advisable. The Committee may construe and interpret the terms of the 2018 Plan and any Awards issued under the 2018 Plan and any agreements relating thereto and otherwise supervise the administration of the 2018 Plan. In addition, the Committee may modify or amend Awards granted under the 2018 Plan. All decisions made by the Committee pursuant to the provisions of the 2018 Plan are final and binding on all persons, including IMAC and all Participants.

Eligibility

Employees and directors of, and consultants providing services to, IMAC or its affiliates are eligible to receive Awards as Participants under the 2018 Plan. The Committee selects from among the eligible Participants under the 2018 Plan, from time to time in its sole discretion, to grant Awards, and the Committee determines the number of shares covered by each grant, consistent with the terms of the 2018 Plan. There are currently three persons who are eligible to be Participants, which include directors, executive officers, employees and contractors.

Transferability

Unless otherwise determined by the Committee, Awards are not transferable or assignable other than by will or by the laws of descent and distribution; provided that any transferees are subject to the terms and conditions of the Award.

Effect of Certain Corporate Transactions

In the event of any change in the outstanding shares of common stock by reason of any common stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of shares of common stock or other corporate exchange, or any distribution to the holders of common stock (other than regular cash dividends) or any transaction similar to the foregoing, the Committee, without liability to any person, shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number and kind of shares of common stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of common stock subject to or deliverable in respect of outstanding Awards, (iii) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, or (iv) any other aspect of any Award that the Committee determines to be appropriate.

In the event of a Change in Control (as defined in the 2018 Plan), the Committee may provide for (i) the continuation of the outstanding Awards by IMAC, if IMAC is a surviving corporation, (ii) the assumption or substitution for the outstanding Awards by the surviving corporation or its parent or subsidiary, (iii) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (iv) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards.

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Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2018 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. All of the shares of common stock authorized for grant under the 2018 Plan may be granted in the form of ISOs. The grant of an ISO will not result in any immediate tax consequences to IMAC or the Participant. In addition, a Participant will not recognize taxable income, and we will not be entitled to any deduction, upon the exercise of an ISO while the Participant is an employee or within three months following termination of employment (longer in the case of death). In such event, the excess of the fair market value of the shares of common stock acquired over the option price will be includible in the Participant’s alternative minimum taxable income for the year of exercise for purposes of the alternative minimum tax. If the Participant does not dispose of the shares of common stock acquired within one year after their receipt (and within two years after the option was granted), gain or loss recognized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of taxable ordinary income. In the event of an earlier disposition, the Participant will recognize taxable ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price; or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Any additional gain to the Participant will be treated as capital gain, long-term or short-term, depending on how long the shares have been held. Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount and at the same time as the Participant recognizes such taxable ordinary income, subject to the limitations of Section 162(m) of the Internal Revenue Code.

Nonqualified Stock Options. A Participant will generally recognize no taxable income as the result of receiving a NSO. Upon exercise of a NSO, an individual normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the Participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the option is exercised. Upon the sale of stock acquired by the exercise of a NSO, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to IMAC with respect to the grant of a NSO or the sale of the stock acquired pursuant to such grant. IMAC generally should be entitled to a deduction equal to the amount of ordinary income recognized by the Participant as a result of the exercise of a NSO, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a Participant. Upon exercise, the Participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of IMAC Common Stock received. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Restricted Stock. If a Participant is awarded or purchases restricted shares, he or she normally does not have ordinary income equal to the excess of the fair market value of the shares at the time over the purchase price, if any.

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The Participant may make an election under Section 83(b) of the Code to be taxed on restricted stock at the time it is acquired rather than later, when the substantial risk of forfeiture lapses. The so-called “83(b) election” must be made not later than 30 days after the transfer of the shares to the Participant and must satisfy certain other requirements. If the Participant makes an effective 83(b) election, he or she will realize ordinary income equal to the fair market value of the shares as of the time of acquisition, less any price paid for the shares. Fair market value for this purpose is to be determined without regard to the forfeiture restrictions. If he or she makes an effective 83(b) election, no additional income will result by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2018 Plan, the holding period in the shares begins when the Participant realizes taxable income with respect to the transfer. The tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if the Participant makes an effective 83(b) election in connection with an Award or purchase of stock subject to a substantial risk of forfeiture and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what he or she paid for the shares (if anything) over the amount (if any) reimbursed in connection with the forfeiture.

Stock Units. An Award of stock units does not itself result in taxable income. When the Participant actually acquires the shares of stock, unless the shares are restricted, he or she will have ordinary income equal to the value of the shares at that time. If the shares delivered are restricted for tax purposes, the Participant will instead be subject at that time to the rules described above for restricted stock.

Aggregate Past Grants Under the 2018 Plan

As of the Record Date, [●] shares of IMAC Common Stock have been granted and remain outstanding, and [●] shares of IMAC Common Stock remain available to be granted under the 2018 Plan.

Board Recommendation

The IMAC Board of Directors unanimously recommends a vote on the proxy card “FOR” the amendment to IMAC’s 2018 Incentive Compensation Plan to increase the number of shares reserved for issuance thereunder by [●] shares.

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PROPOSAL #6: IMAC PREFERRED STOCK AND WARRANT PROPOSAL

General

In connection with the Merger, on July 25, 2023, IMAC entered into a definitive Securities Purchase Agreement with several institutional and accredited investors, including existing significant investors of Theralink and Theralink’s Chairman, for the sale of its convertible preferred stock and warrants (the “Private Placement”). Pursuant to the Private Placement, IMAC sold an aggregate of 2,500 shares of its Series A-1 Convertible Preferred Stock, stated value $1,000 per share (“Series A-1 Convertible Preferred Stock”), 1,800 shares of its Series A-2 Convertible Preferred Stock, stated value $1,000 per share (“Series A-2 Convertible Preferred Stock”), and warrants (“2023 Warrants”) to purchase up to 2,075,702 shares of IMAC Common Stock for aggregate gross proceeds of $4,300,000, before deducting placement agent fees and other offering expenses. The shares of Series A-1 Convertible Preferred Stock bear a 12% dividend and are initially convertible into an aggregate of 763,126 shares of IMAC Common Stock, and the shares of Series A-2 Convertible Preferred Stock are initially convertible into an aggregate of 549,451 shares of IMAC Common Stock, in each case, at a conversion price of $3.276 per share. The Series A-1 and Series A-2 Convertible Preferred Stock cannot be converted at the option of the holder into shares of IMAC Common Stock until shareholder approval is received in compliance with the applicable rules and regulations of The Nasdaq Stock Market. The 2023 Warrants have an exercise price of $3.276 per share, are exercisable on or after the date that shareholder approval of the Private Placement is received and will expire five years from the date such shareholder approval is received.

Reasons for IMAC Stockholder Approval

Nasdaq Listing Rule 5635(d) generally requires a company to obtain stockholder approval prior to the issuance of shares of common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock. The shares of IMAC Series A-1 and Series A-2 Convertible Preferred Stock that are convertible into shares of IMAC Common Stock and the 2023 Warrants will represent greater than 20% of the number of shares of IMAC Common Stock before such issuance. As a result, shareholder approval of the issuance of the Series A-1 and Series A-2 Convertible Preferred Stock and the 2023 Warrants issued to Theralink pursuant to the Private Placement is required under Rule 5635(d).

Board Recommendation

The IMAC Board of Directors unanimously recommends a vote on the proxy card “FOR” the IMAC preferred stock and warrant proposal.

PROPOSAL #7: IMAC ADJOURNMENT PROPOSAL

The IMAC Special Meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the IMAC Merger and Share Issuance Proposal or to ensure that any supplement or amendment to this information and proxy statement/prospectus is timely provided to IMAC stockholders.

IMAC is asking its stockholders to authorize the holder of any proxy solicited by the IMAC Board of Directors to vote in favor of any adjournment to the IMAC Special Meeting to solicit additional proxies if there are not sufficient votes to approve the IMAC Merger and Share Issuance Proposal or to ensure that any supplement or amendment to this information and proxy statement/prospectus is timely provided to IMAC stockholders.

Board Recommendation

The IMAC Board of Directors unanimously recommends that IMAC stockholders approve the proposal to adjourn the IMAC Special Meeting, if necessary.

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THE MERGER

The following discussion contains material information about the Merger. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement and other documents attached as annexes to this information and proxy statement/prospectus. We urge you to read carefully this information and proxy statement/prospectus, including the Merger Agreement and other documents attached as annexes, for a more complete understanding of the Merger.

General Description of the Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time: (a) Merger Sub will merge with and into Theralink; (b) the separate corporate existence of Merger Sub will cease; and (c) Theralink will continue its corporate existence under the laws of the State of Nevada as the surviving corporation in the Merger and a subsidiary of IMAC.

At the Effective Time, as a result of the Merger and without any action on the part of IMAC, Merger Sub, or Theralink or the holder of any capital stock of IMAC, Merger Sub, or Theralink, the Theralink Shares issued and outstanding as of immediately prior to the Effective Time will be converted into and will thereafter represent the right to receive a portion of a share of IMAC Common Stock such that the total number of shares of IMAC Common Stock issued to the holders of Theralink Shares shall equal 85% of the total number of shares of IMAC Common Stock  outstanding as of the Effective Time.

At the Effective Time, each award of stock options (each, a “Theralink Stock Option”), whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time, will be assumed by IMAC and converted into a stock option relating to a number of shares of IMAC Common Stock equal to the product of: (i) the number of shares of Theralink Common Stock subject to such Theralink Stock Option; and (ii) ratio which results from dividing one share of Theralink Common Stock by the portion of a IMAC Share issuable for such share as finally determined at the Effective Time (the “Exchange Ratio”), at an exercise price per IMAC Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Theralink Common Stock of such Theralink Stock Option by (B) the Exchange Ratio.

Background of the Merger

In the spring of 2022, IMAC determined that its business model had been compromised by hyperinflation of medical staff compensation combined with intrusive reimbursement audits under CMS oversight, restricting the future prospects of IMAC reaching profitability.

As a result, on May 9, 2022, IMAC engaged investment bank Joseph Gunnar & Co. LLC, a U.S. registered broker-dealer (“Gunnar”) on May 9, 2022 to identify a strategic partner. Multiple business combination opportunities were presented to IMAC over the course of the engagement. Confidentiality agreements and preliminary letters of intent were executed with two different life sciences companies. These potential transactions, however, were abandoned during their due diligence phases.

On April 18, 2023, Peter Serra, the Executive Managing Director of Gunnar, provided an email introduction between Jeff Busch, the Chairman of Theralink, and Jeff Ervin, the Chairman and Chief Executive Officer of IMAC. A 40 minute phone call occurred that evening and synergies were discussed and immediately apparent during the conversation. Mr. Ervin produced a non-binding letter of intent to document terms of a business combination and Mr. Serra provided the letter of intent to a working group including both parties’ executives and respective counsel to review on April 19, 2023. The letter of intent was edited multiple times and executed by Messrs. Busch and Ervin on April 26, 2023, and distributed to their respective working groups.

An initial draft definitive merger agreement was prepared by K&L Gates, LLP, Theralink’s counsel and distributed to IMAC’s and Theralink’s working groups on May 8, 2023. After multiple revisions by both companies, a final definitive merger agreement was entered into on May 22, 2023 and circulated to the IMAC’s and Theralink’s boards of directors. The boards of directors of both IMAC and Theralink approved the definitive merger agreement on May 22, 2023. A press release reporting the execution of the merger agreement was issued on May 23, 2023. Consistent communication between IMAC’s and Theralink’s management continued thereafter as continuing due diligence was performed to assess the funding needs for the combined company.

On July 26, 2023, IMAC announced the sale of convertible preferred stock and warrants, primarily to existing investors of Theralink.

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IMAC’s Reasons for the Merger; Recommendation of the IMAC Board of Directors

At a special meeting held on [●], 2023, the IMAC Board of Directors:

●	determined that the Merger Agreement, the Merger and the other transactions contemplated thereby, including but not limited to the share issuance, are fair to, and in the best interests of, IMAC and its stockholders;
●	approved and declared advisable the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein;
●	directed that the share issuance be submitted to IMAC stockholders for their approval, respectively; and
●	resolved to recommend that IMAC stockholders vote in favor of the Merger and Share Issuance Proposal.

Accordingly, the IMAC Board of Directors unanimously recommends that IMAC stockholders vote “FOR” the IMAC Share Issuance Proposal, the IMAC Director Proposal, the IMAC Charter Amendment Proposal, the IMAC Reverse Stock Split Proposal, the IMAC Incentive Compensation Plan Proposal, the IMAC Preferred Stock and Warrant Proposal and the IMAC Adjournment Proposal.

In reaching its determinations and recommendations, the IMAC Board of Directors held a number of meetings, consulted with IMAC’s senior management and its outside legal and financial advisors, and considered a number of factors, including the following factors that weighed in favor of the Merger (not necessarily presented in order of relative importance).

●	Benefits of a Combined Company. The belief of the IMAC Board of Directors that the combined company would be well-positioned to increase value for IMAC stockholders, including due to:

○	the highly complementary portfolios of IMAC and Theralink;

○	the expectation that the combined company will generate approximately $[●] million annualized cost synergies, expected to be realized within nine months following the closing of the Merger;

○	IMAC’s confidence that the Merger is more attractive to IMAC than remaining as a stand-alone company or pursuing other acquisition or business combination opportunities reasonably available to IMAC, including because of Theralink’s complementary intellectual property portfolio, the benefits expected from the customer diversification to be achieved through the Merger and the expected size, scale, and financial strength of the combined company;

○	the expectation that the combined company will be well-capitalized, with enhanced operational synergies from the combined enterprise, resulting in a stronger cash position that would enable strategic capital deployment by the combined company in order to accelerate the path to profitability and further increase stockholder value; and

○	the perceived similarities between the cultures of IMAC and Theralink, including shared values and commitment to integrity, operational excellence, strategic focus, stockholder value, and customer satisfaction that would facilitate integration of the two companies.

●	Ability to Continue to Pursue IND Application with the FDA. The belief of the IMAC Board of Directors that the Merger will allow the combined companies to continue to pursue an investigational new drug application (IND) with the FDA, while pursuing a RMAT designation. IMAC previously executed a technology transfer agreement with a research university to license an FDA Phase I approved mesenchymal stem cell drug candidate. IMAC submitted an IND application with the FDA using this therapeutic product in May 2020, and the FDA Office of Tissues and Advanced Therapies authorized the Phase I clinical trial in August 2020. IMAC physicians were trained to administer treatments within IMAC facilities and the FDA approved opening enrollment for the trial in November 2020. The first enrollee was treated in December 2020, utilizing umbilical cord-derived allogenic mesenchymal stem cells for the treatment of bradykinesia due to Parkinson’s disease. The Phase 1 clinical trial consists of a 15-patient dose escalation safety and tolerability study. The trial is divided into three groups: (1) five patients with bradykinesia due to Parkinson’s disease received a low intravenous dose, (2) five patients received a medium intravenous dose, (3) and five patients received a high intravenous dose. Each trial participant received an intravenous infusion of stem cells and will be tracked for 12 months for data collection. The final patient was dosed on September 6, 2022. IMAC’s Board of Directors believes that the Merger with Theralink offers the best opportunity to continue pursuing this research and bringing the aforementioned treatments to market.

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●	Terms of the Merger Agreement. The IMAC Board of Directors considered that the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the Merger Agreement may be terminated, in its belief, are reasonable. The IMAC Board of Directors also reviewed and considered the conditions to the completion of the Merger, and concluded that while the completion of the Merger is subject to various conditions, including certain approvals, such conditions and approvals were likely to be satisfied on a timely basis.

The IMAC Board of Directors considered all of these factors as a whole and, on balance, concluded that the potential benefits of the Merger outweighed the risks and uncertainties of the Merger. Accordingly, the IMAC Board of Directors approved the Merger Agreement, the share issuance, the Merger and the other transactions contemplated by the Merger Agreement.

In addition, the IMAC Board of Directors was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of IMAC stockholders generally described in the section entitled “Interests of IMAC’s Directors and Executive Officers in the Merger” of this information and proxy statement/prospectus.

IMAC did not receive a report, opinion, or appraisal from an outside party as to the value of IMAC Common Stock, or the fairness of the Merger to IMAC stockholders or unaffiliated or affiliated stockholders of IMAC, or otherwise engage a financial advisor in connection with the Merger. The independent members of the IMAC Board of Directors concluded that there were already sufficient procedural safeguards without the expense of obtaining a report from an outside party concerning the fairness of the transaction, particularly since (i) there are no IMAC stockholders affiliated with Theralink and (ii) the Merger was approved unanimously by all directors of IMAC who are not employees of IMAC and who will not have any continuing interest in or other relationship with IMAC as the surviving corporation (other than ownership of less than 1% each of outstanding common stock after the Merger and in one case continued service on the board of directors).

In July 2022, IMAC announced that it had commenced a process to explore and evaluate strategic alternatives to enhance stockholder value, and had engaged Gunnar to assist IMAC in this process. At the time that IMAC announced its intention to pursue a strategic alternative transaction, IMAC’s business had been directly and severely impacted by the COVID-19 pandemic. Since that time, IMAC and Gunnar have engaged in an extensive process and invested significant time and expense in evaluating strategic alternatives, including identifying and reviewing potential candidates for a strategic merger or other transaction, as described in the section entitled “–Background of the Merger”. In connection with their assessment of all possible strategic alternatives, the IMAC Board of Directors reviewed, among other things, Theralink’s SEC filings, business plans and financial projections and considered relative values of IMAC and Theralink and the pro forma ownership resulting from the Merger. The IMAC Board of Directors, which has considerable business and M&A experience, further considered IMAC’s viability as a standalone entity, and concluded in their professional judgment that the consummation of the Merger outweighed the uncertainties, risks and likely negative consequences of remaining independent.

As a result of the foregoing process and evaluation, the IMAC Board of Directors concluded that the Merger was the best transaction available to IMAC and that, in order to preserve IMAC’s cash position, the Merger should be approved and completed as expeditiously as practicable.

The foregoing discussion of the information and factors that the IMAC Board of Directors considered is not intended to be exhaustive, but rather is meant to include the material factors that the IMAC Board of Directors considered. The IMAC Board of Directors collectively reached the conclusion to approve the IMAC share issuance, the Merger and the other transactions contemplated by the Merger Agreement in light of the various factors described above and other factors that the members of the IMAC Board of Directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the IMAC Board of Directors considered in connection with its evaluation of the Merger, the IMAC Board of Directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the IMAC Board of Directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of IMAC’s consideration of the factors supporting the Merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” of this information and proxy statement/prospectus.

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Theralink’s Reasons for the Merger

In the course of reaching its decision to approve the Merger, the Theralink Board of Directors consulted with Theralink’s management, financial and tax advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

●	the financial condition, historical results of operations and strategic objectives of Theralink;
●	the exchange ratio to be paid by IMAC pursuant to the Merger and the related anticipated allocation of the equity interests of the combined company, on a fully diluted basis, following completion of the Merger;
●	the terms of the Merger Agreement, and related transaction documents, concluding the terms, in the aggregate, were reasonable;
●	the current capitalization of Theralink the ability of Theralink to simplify its capitalization prior to completion of the Merger;
●	the potential increased access to sources of capital and a broader range of investors to support Theralink’s business following consummation of the Merger and the expected continued listing of the combined company on The Nasdaq Capital Market;
●	the potential to provide its current stockholders with greater liquidity by owning stock in the combined company;
●	the Theralink Board of Directors’ belief that no alternatives to the Merger were reasonably likely to create greater value for Theralink’s stockholders, after reviewing the various financing and other strategic options to enhance shareholder value that were considered by the Theralink Board of Directors; and
●	the expectation that the Merger with IMAC would be a more time- and cost-effective means to access capital than other options considered by the Theralink Board of Directors, including additional private financings or public offerings;

The Theralink Board of Directors also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

●	the possibility that the Merger might not be completed and the potential adverse effect of the public announcement of the Merger on the reputation of Theralink and the ability of Theralink to obtain financing in the future in the event the Merger is not completed;
●	the relative percentage ownership of IMAC stockholders and Theralink’s stockholders in the combined company immediately following the completion of the Merger is fixed;
●	the risk that the Merger might not be consummated in a timely manner or at all;
●	the fact that the representations and warranties in the Merger Agreement do not survive the closing of the Merger and the potential risk of liabilities that may arise post-closing; and
●	various other risks associated with the combined company and the Merger, including the risks described in the section entitled “Risk Factors” in this information and proxy statement/prospectus.

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The foregoing information and factors considered by the Theralink Board of Directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Theralink Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Theralink Board of Directors did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Theralink Board of Directors may have given different weight to different factors. The Theralink Board of Directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Theralink’s management team, the legal and financial advisors of Theralink, and considered the factors overall to be favorable to, and to support, its determination.

Interests of IMAC’s Directors and Executive Officers in the Merger

Certain executive officers and members of the IMAC Board of Directors have interests in the Merger that may be different from, or in addition to, interests they have as IMAC stockholders. Following the Merger, Mr. Sucoff will remain with the combined company as a director. In addition, all of IMAC’s existing directors and executive officers are entitled to certain indemnification.

Certain current executive officers and directors of IMAC hold IMAC Shares, which will, at the Effective Time, be automatically converted into the right to receive the applicable per share portion of the Merger Consideration. As of [         ], IMAC’s directors and executive officers beneficially owned approximately [         ]% of the outstanding IMAC Shares on an as converted, fully diluted basis.

The IMAC Board of Directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement.

Interests of Theralink’s Directors and Executive Officers in the Merger

Certain members of the board of directors and executive officers of Theralink have interests in the Merger that may be different from, or in addition to, interests they have as Theralink stockholders. [Theralink’s directors and executive officers are expected to become directors and executive officers of the combined company upon the closing of the Merger, and all of Theralink’s directors and executive officers are entitled to certain indemnification.]

Certain current executive officers and directors of Theralink hold Theralink Shares, which will, at the Effective Time, be automatically converted into the right to receive the applicable per share portion of the Merger Consideration. As of [         ], Theralink’s directors and executive officers beneficially owned approximately [         ]% of the outstanding Theralink Shares on an as converted, fully diluted basis.

The Theralink Board of Directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement.

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Regulatory Approvals

IMAC and Theralink must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of IMAC Common Stock to Theralink’s stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this information and proxy statement/prospectus with the SEC. IMAC does not require, and consequently, does not intend to seek, any regulatory approval from antitrust authorities to consummate the transactions.

Accounting Treatment

The Merger will be accounted for as a reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, Theralink will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the Merger (i) Theralink’s stockholders are expected to own approximately 85% of the voting interests of the combined company immediately following the closing of the Merger; (ii) directors appointed by Theralink will hold more board seats in the combined company than IMAC; and (iii) Theralink’s management will hold key positions in the management of the combined company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Theralink issuing stock to acquire the net assets of IMAC. As a result of the Merger, the net assets of IMAC will be recorded at their acquisition-date fair value in the financial statements of Theralink and the reported operating results prior to the Merger will be those of Theralink. See the section titled “Summary Unaudited Pro Forma Combined Condensed Consolidated Financial Information” elsewhere in this information and proxy statement/prospectus for additional information.

Nasdaq Listing; Delisting and Deregistration of Theralink Common Stock

IMAC shall, in accordance with the requirements of Nasdaq, file with Nasdaq a Listing of Additional Shares Notice covering the shares of IMAC Common Stock to be issued to Theralink stockholders in the Merger, as promptly as reasonably practicable, and in any event prior to the closing date of the Merger. If the Merger is completed, Theralink Common Stock will be deregistered under the Exchange Act.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section constitutes the opinion of K&L Gates LLP and describes the U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of Theralink Shares that exchange their Theralink Shares for shares of IMAC Common Stock in the Merger. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Theralink has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Merger. This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as further described in this joint proxy statement/prospectus. This discussion addresses the material U.S. federal income tax consequences of the Merger; however, it does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

This discussion does not address all U.S. federal income tax consequences relevant to a Theralink stockholder that is a U.S. Holder. In addition, it does not address consequences relevant to Theralink stockholders that are subject to particular U.S. or non-U.S. tax rules, including, without limitation to Theralink stockholders that are:

●	persons who do not hold their Theralink share capital as a “capital asset” within the meaning of Section 1221 of the Code;

●	brokers, dealers or traders in securities, banks, insurance companies, other financial institutions or mutual funds;

●	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;

●	specified non-U.S. corporations including “controlled foreign corporations,” and “passive foreign investment companies” (each as defined in the Code) or corporations that accumulate earnings to avoid U.S. federal income tax;

●	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

●	subject to the alternative minimum tax provisions of the Code;

●	persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction or other integrated transaction;

●	persons that have a functional currency other than the U.S. dollar;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	persons who hold shares of Theralink share capital that may constitute “qualified small business stock” under Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;

●	persons who acquired their shares of Theralink share capital in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Theralink share capital being taken into account in an “applicable financial statement” (as defined in the Code);

●	persons deemed to sell Theralink share capital under the constructive sale provisions of the Code;

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●	persons holding Theralink share capital who exercise dissenters’ rights;

●	persons who acquired their shares of Theralink share capital or IMAC Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

●	certain expatriates or former citizens or long-term residents of the United States.

Theralink stockholders subject to particular U.S. or non-U.S. tax rules, including those that are described in this paragraph, are urged to consult their own tax advisors regarding the consequences to them of the Merger.

If an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes holds Theralink share capital, the U.S. federal income tax treatment of a partner in the partnership or other pass-through entity will generally depend upon the status of the partner, the activities of the partnership or other pass-through entity and certain determinations made at the partner level. If you are a partner of a partnership or other pass-through entity holding Theralink share capital, you should consult your tax advisors regarding the tax consequences of the Merger.

In addition, the following discussion does not address (a) the tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, transactions in which shares of Theralink share capital are acquired or disposed of other than in exchange for shares of IMAC Common Stock in the Merger; (b) the tax consequences to holders of Theralink convertible notes, or options or warrants issued by Theralink which are assumed in connection with the Merger; (c) the tax consequences of the ownership of shares of IMAC Common Stock following the Merger; (d) any U.S. federal non-income tax consequences of the Merger, including U.S. federal estate, gift or other tax consequences; (e) any state, local or non-U.S. tax consequences of the Merger; (f) alternative minimum tax consequences; or (g) the Medicare contribution tax on net investment income. No ruling from the Internal Revenue Service, or the IRS, has been or will be requested in connection with the Merger. Theralink stockholders should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion.

U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Theralink Shares that is, for U.S. federal income tax purposes,

●	an individual citizen or resident of the United States;

●	a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia;

●	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has made a valid election to be treated as a United States person for U.S. federal income tax purposes; or

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

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Tax Treatment of Theralink stockholders in the Merger

Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, U.S. Holders generally will not recognize gain or loss upon the exchange of their Theralink share capital for IMAC Common Stock. A U.S. Holder generally will obtain an aggregate tax basis in the IMAC Common Stock such holder receives in the Merger (including fractional shares of IMAC Common Stock for which cash is received) equal to the holder’s aggregate adjusted tax basis in the Theralink share capital exchanged therefor. The holding period of the shares of IMAC Common Stock received by a U.S. Holder in the Merger (including fractional shares of IMAC Common Stock for which cash is received) will include the holding period of the shares of Theralink share capital surrendered in exchange therefor. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Theralink share capital surrendered to the shares of IMAC Common Stock received. U.S. Holders of shares of Theralink share capital acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

The shares of IMAC Common Stock received in the Merger (including fractional shares of IMAC Common Stock for which cash is received) by a U.S. Holder that acquired different blocks of Theralink Shares at different times or at different prices will be allocated pro rata to each block of Theralink Shares of such U.S. Holder, and the basis and holding period of such shares of IMAC Common Stock will be determined using a block for block approach and will depend on the basis and holding period of each block of Theralink Shares exchanged for such shares of IMAC Common Stock.

Reporting Requirements

Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, each U.S. Holder who receives shares of IMAC Common Stock in the Merger is required to retain permanent records pertaining to the Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of the Theralink share capital exchanged and the amount of IMAC Common Stock and cash received in exchange therefor. U.S. Holders who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of Theralink are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in such holder’s Theralink share capital surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of Theralink and IMAC. U.S. Holders are urged to consult with their tax advisors to comply with these rules.

Cash in Lieu of Fractional Shares

A U.S. Holder that receives cash in lieu of fractional shares of IMAC Common Stock in the Merger will recognize capital gain or loss measured by the difference between the cash received for such fractional shares of IMAC Common Stock and the U.S. Holder’s tax basis in the fractional shares of IMAC Common Stock. Such capital gain or loss will be long term capital gain or loss if the holding period for such fractional shares of IMAC Common Stock is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Certain U.S. Holders may be subject to information reporting and backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional shares of IMAC Common Stock. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder timely furnishes the required information to the IRS.

The foregoing summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Theralink shareholder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the Merger to you.

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THE MERGER AGREEMENT

Structure of the Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time: (a) Merger Sub will merge with and into Theralink; (b) the separate corporate existence of Merger Sub will cease; and (c) Theralink will continue its corporate existence under the laws of the State of Nevada as the surviving corporation in the Merger and a subsidiary of IMAC.

Completion and Effectiveness of the Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 am, New York City time, as soon as practicable (and, in any event, within three business days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless the Merger Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place at the offices of K&L Gates LLP, 200 S. Biscayne Blvd., Suite 3900, Miami, FL 33131, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto.

At the Closing, Theralink, IMAC, and Merger Sub will cause certificates of merger (collectively, the “Certificates of Merger”) to be executed, acknowledged, and filed with each of the Secretary of State of the State of Delaware and the Secretary of State of Nevada.

Merger Consideration

At the Effective Time, as a result of the Merger and without any action on the part of IMAC, Merger Sub, or Theralink or the holder of any capital stock of IMAC, Merger Sub, or Theralink, each share of Theralink Common Stock and each share of preferred stock of Theralink issued and outstanding as of immediately prior to the Effective Time will be converted into and will thereafter represent the right to receive a portion of a share of IMAC Common Stock, par value $0.001 such that the total number of shares of IMAC Common Stock issued to the holders of Theralink Shares shall equal 85% of the total number of shares of IMAC Common Stock outstanding as of the Effective Time.

Treatment of Theralink Stock Options

At the Effective Time, each Theralink Stock Option, whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time, will be assumed by IMAC and converted into a stock option relating to a number of shares of IMAC Common Stock equal to the product of: (i) the number of shares of Theralink Common Stock subject to such Theralink Stock Option; and (ii) the Exchange Ratio, at an exercise price per IMAC Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Theralink Common Stock of such Theralink Stock Option by (B) the Exchange Ratio.

Exchange of Shares

Exchange Agent

Prior to the Effective Time, IMAC shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration in exchange for the Certificates and the Book-Entry Shares. At or promptly following the Effective Time, IMAC shall deposit, or cause Theralink to deposit, with the Exchange Agent: (i) certificates representing the shares of IMAC Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of IMAC Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares. In addition, IMAC shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of shares of IMAC Common Stock may be entitled for distributions or dividends, on the IMAC Common Stock to which they are entitled to, with both a record and payment date after the Effective Time and prior to the surrender of the Theralink Shares in exchange for such IMAC Common Stock.

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Exchange Procedures

Promptly after the Effective Time, IMAC shall send, or shall cause the Exchange Agent to send, to each record holder of Theralink Shares at the Effective Time, a letter of transmittal and instructions for use in such exchange effecting the surrender of any certificate or book-entry share of Theralink Common Stock in exchange for the number of shares of IMAC Common Stock and/or cash in lieu of fractional shares that such holder has the right to receive and any dividends or distributions to be paid pursuant to the Merger Agreement.

Distributions with Respect to Unsurrendered Theralink Shares

All shares of IMAC Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by IMAC in respect of IMAC Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to the Merger Agreement.

No dividends or other distributions in respect of IMAC Common Stock shall be paid to any holder of any unsurrendered Theralink Shares until the certificate or book-entry share is surrendered for exchange. Following such surrender, there shall be issued or paid to the holder of record of the whole shares of IMAC Common Stock issued in exchange for Theralink Shares, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of IMAC Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of IMAC Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Adjustments

If at any time during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding Theralink Shares or the IMAC Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, any amounts payable pursuant to the Merger Agreement shall be appropriately adjusted to reflect such change. In addition, the Exchange Ratio shall be adjusted to reflect any liabilities of IMAC as of the Effective Time in an amount up to an additional 5% of outstanding IMAC Common Stock as of the Effective Time.

Withholding Rights

Each of the Exchange Agent, IMAC, Merger Sub, and Theralink shall be entitled to deduct and withhold from the consideration otherwise payable to any person such amounts as may be required to be deducted and withheld with respect to the making of such payment under any tax laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, IMAC, Merger Sub, or Theralink, as the case may be, such amounts shall be treated for all purposes of the Merger Agreement as having been paid to the Person in respect of which the Exchange Agent, IMAC, Merger Sub, or Theralink, as the case may be, made such deduction and withholding.

Conditions to the Closing of the Merger

Mutual Conditions to the Closing. The obligations of Theralink, IMAC and Merger Sub to close the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

●	approval of the Merger Agreement by the holders of a majority of the outstanding shares of Theralink Common Stock;

●	approval of the IMAC Merger and Share Issuance Proposal by the holders of a majority of the votes cast affirmatively thereon at the IMAC Special Meeting;

●	approval for listing on the Nasdaq of the shares of IMAC Common Stock issuable to Theralink shareholders in connection with the Merger, subject to official notice of issuance;

●	absence of any applicable law or order being in effect which prohibits, restrains, enjoins, or prevents the consummation of the Merger;

●	effectiveness of the Form S-4 under the Securities Act and not being the subject of any stop order; and

●	the expiration or termination of any applicable waiting period, and any extension thereof, under the HSR Act.

Additional Conditions to the Closing. In addition, the obligations of IMAC and Merger Sub on one hand, and Theralink, on the other hand, to close the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

●	the accuracy in all respects (subject only to de minimis inaccuracies) as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) of certain representations and warranties made in the Merger Agreement by Theralink or IMAC, as the case may be, regarding their respective capitalization;

●	the accuracy as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) of certain representations and warranties made in the Merger Agreement by Theralink or IMAC, as the case may be, regarding, among other matters, its (i) corporate organization, and (ii) authority; execution and delivery; and enforceability in connection with the Merger Agreement and the transactions contemplated therein;

●	the accuracy in all respects of the representations and warranties other than those described in the bullet points above, that are qualified as to, or by an IMAC material adverse effect or Theralink material adverse effect, as the case may be;

●	the accuracy of all other representations and warranties made in the Merger Agreement by Theralink or IMAC, as the case may be (disregarding all qualifications and exceptions contained in such representations and warranties relating to materiality or material adverse effect) as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be accurate, individually or in the aggregate, have not had and would not reasonable be expected to have, a material adverse effect on Theralink or IMAC, as the case may be;

●	compliance with all of the covenants and agreements required to be performed or complied with by Theralink or IMAC, as the case may be, in all material respects and the receipt by IMAC or Theralink, as the case may be, of a certificate from a duly authorized officer of Theralink or IMAC, as the case may be, stating that this condition has been satisfied; and

●	the absence of a material adverse effect on Theralink or IMAC, as the case may be.

Representations and Warranties

The Merger Agreement contains reciprocal representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure letters and qualified by certain information filed by the parties with the SEC, excluding, in each case, any disclosures set forth in any risk factor section or “forward-looking statements” sections. Each of IMAC and Theralink has made representations and warranties regarding, among other things:

●	corporate organization;

●	capitalization;

●	authority with respect to the execution and delivery of the Merger Agreement and the due and valid execution and delivery and enforceability of the Merger Agreement;

●	absence of conflicts with, or violations of, organizational documents, applicable law and other contracts;

●	certain SEC filings and the financial statements contained in those filings;

●	absence of undisclosed liabilities (other than certain specified exceptions);

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●	absence of joint ventures, off-balance sheet partnerships or other similar contracts or off-balance sheet arrangements;

●	absence of certain changes and events through the date of execution of the Merger Agreement;

●	accuracy of information supplied or to be supplied for use in this information and proxy statement/prospectus;

●	absence of certain legal proceedings;

●	compliance with applicable laws, including the Foreign Corrupt Practices Act and other anti-corruption laws;

●	possession of, and compliance with, applicable permits;

●	broker’s fees;

●	related person transactions;

●	employee benefit plans and ERISA compliance;

●	real property;

●	environmental matters;

●	tax matters;

●	material contracts and the absence of breaches of material contracts;

●	insurance;

●	absence of sanctions;

●	FDA compliance.

Many of the representations and warranties in the Merger Agreement are qualified by “material adverse effect” on the party making such representations and warranties. For purposes of the Merger Agreement, “Material Adverse Effect” means, with respect to IMAC or Theralink, as the case may be, any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the such party, taken as a whole; or (b) the ability of the party to timely perform its obligations under the Merger Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery or consummation of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards (iv) acts of war or terrorism or the escalation thereof; (v) natural disasters, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which the party operates; (vii) any failure, in and of itself, by the party to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the party’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Merger Agreement or actions or omissions taken with the other party’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the party, taken as a whole, compared to other participants in the industries in which the party conducts its business.

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Conduct of Business Prior to the Effective Time

Except as required by applicable law, expressly permitted by the Merger Agreement, or with the prior written consent of the other party, during the period from the date of the Merger Agreement until the earlier of its termination (in accordance with its terms) or the Effective Time, IMAC, Theralink and their respective subsidiaries shall, use reasonable best efforts to conduct their business in all material respects in the ordinary course of business, and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact their business organization, to keep available the services of their current officers and employees, to preserve their present relationships with customers, suppliers, distributors, licensors, licensees, and other persons having business relationships with them.

Without limiting the generality of the foregoing, between the date of the Merger Agreement and the Effective Time, except as otherwise expressly permitted or contemplated by the Merger Agreement, as set forth in IMAC’s and Theralink’s disclosure letters, or as required by applicable law, IMAC and Theralink shall not, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed):

●	amend or propose to amend its charter documents;

●	(i) split, combine, or reclassify any securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock;

●	issue, sell, pledge, dispose of, or encumber any securities, other than the issuance of shares of common stock upon the exercise of any equity award outstanding as of the date of the Merger Agreement in accordance with its terms;

●	acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances, or capital contributions to or investments in any person in excess of $100,000 in the aggregate;

●	repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of any other person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

●	make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;

●	(i) settle or compromise any material tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the balance sheet (or most recent consolidated balance sheet included in the issuer’s SEC Documents), (ii) make or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (iii) amend any material tax returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

●	enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

●	abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material IP, or grant any right or license to any material IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

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●	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

●	engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

●	adopt or implement any stockholder rights plan or similar arrangement; or

●	enter into any agreement that restricts its ability to engage or compete in any line of business or that obligates it to grant exclusive or preferential rights or “most favored nation” status to any person, or enter into any agreement that restricts its ability or any of its subsidiaries to enter a new line of business.

Access to Information; Confidentiality

From the date of the Merger Agreement until the earlier to occur of the Effective Time or the termination of the Merger Agreement in accordance with the terms set forth therein, each of IMAC and Theralink shall afford to the other party reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with its business or operations, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all of its books, records, contracts, and other assets, and shall furnish promptly to the other party such other information concerning its business and properties as the other party may reasonably request from time to time. Notwithstanding the foregoing, neither IMAC nor Theralink and shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

Except as provided in the Merger Agreement, none of IMAC, Theralink or any of their respective affiliates shall make any public announcement or issue any public communication regarding the Merger Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder or the rules of any applicable national exchange), in which case each of IMAC or Theralink shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance.

No Solicitation

Neither IMAC or Theralink, nor any of their respective subsidiaries, shall, and that they shall direct their and their respective subsidiaries’ representatives to not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal, or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to the terms of the Merger Agreement:

●	conduct or engage in any discussions or negotiations with, disclose any non-public information relating to either IMAC of Theralink or any of its subsidiaries to, afford access to the business, properties, assets, books, or records of IMAC or Theralink or any of its subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal;

●	(A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of IMAC or Theralink, or any of their respective subsidiaries (except where the IMAC Board of Directors or Theralink Board of Directors makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would reasonably be expected to cause it to be in breach of its fiduciary duties), or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or

●	enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, Merger Agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal.

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For purposes of the description contained in this information and proxy statement/prospectus,

●	a “Takeover Proposal” means: with respect to IMAC or Theralink, as the case may be, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any person or group relating to any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement), involving any: (a) direct or indirect acquisition of assets of such party hereto or its subsidiaries equal to 15% or more of the fair market value of such party and its subsidiaries’ consolidated assets or to which 15% or more of such party’s and its subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of such party hereto or any of its subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of such party and its subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of such party hereto; (d) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its subsidiaries, pursuant to which such person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of such party and its subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of such party and its subsidiaries, taken as a whole; or (f) any combination of the foregoing.

Notwithstanding the limitations described above, prior to the adoption of the Merger Agreement by IMAC and Theralink, the IMAC Board and Theralink Board may:

●	participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that IMAC Board or Theralink Board, as applicable, believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal;

●	thereafter furnish to such third party non-public information relating to such party or any of its respective subsidiaries pursuant to an executed confidentiality agreement;

●	following receipt of and on account of a Superior Proposal, make an Adverse Recommendation Change.

For purposes of the description contained in this information and proxy statement/prospectus:

●	A “Superior Proposal” means a bona fide written Takeover Proposal with respect to the applicable party or its subsidiaries (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that such party’s board determines in good faith (after consultation with outside legal counsel and such party’s financial advisor) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the holders of such party’s common stock than the transactions contemplated by the Merger Agreement.

●	An “Adverse Recommendation Change” means the board of directors of IMAC or Theralink, as applicable: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the other party, its board recommendation; (b) failing to include its board recommendation in the Information Statement and Proxy Statement/Prospectus that is mailed to its stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of its common stock within ten business days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by the other party) its board recommendation within ten business days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed; (f) making any public statement inconsistent with the board recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

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IMAC Special Meeting

IMAC shall take all action necessary to duly call, give notice of, convene, and hold the IMAC Special Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, IMAC shall mail this information and proxy statement/prospectus to the holders of IMAC Common Stock in advance of the IMAC Special Meeting. Subject to the terms of the Merger Agreement, IMAC shall use reasonable best efforts to: (i) solicit from the holders of IMAC Common Stock proxies in favor of the approval of the IMAC Merger and Share Issuance Proposal, the IMAC Director Proposal, the IMAC Charter Amendment Proposal, the IMAC Reverse Stock Split Proposal, the IMAC Incentive Compensation Plan Proposal, the IMAC Preferred Stock and Warrant Proposal and the IMAC Adjournment Proposal; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of IMAC Common Stock required by applicable law to obtain such approval. IMAC shall keep Theralink updated with respect to proxy solicitation results as requested by Theralink. Once the IMAC Stockholders Meeting has been called and noticed, IMAC shall not postpone or adjourn the IMAC Special Meeting without the consent of Theralink, subject to specified exceptions.

Employee Matters

During the period commencing at the Effective Time and ending on the date which is six months from the Effective Time, and to the extent consistent with the terms of the governing plan documents, IMAC shall cause the Theralink and each of its subsidiaries, as applicable, to provide the their employees who remain employed immediately after the Effective Time (collectively, the “Theralink Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by Theralink on the date of the Merger Agreement.

With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by IMAC or any of its subsidiaries, excluding any retiree health plans or programs maintained by them, any defined benefit retirement plans or programs maintained by them, and any equity compensation arrangements maintained by them (collectively, “IMAC Benefit Plans”) in which any Theralink Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, IMAC shall, or shall cause Theralink to, credit all service of the Theralink Continuing Employees with Theralink, as the case may be as if such service were with IMAC, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any IMAC Benefit Plan in which such Theralink Continuing Employees may be eligible to participate after the Effective Time.

Indemnification and Insurance

IMAC and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by Theralink now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of Theralink (each an “Indemnified Party”) as provided in the charter documents of Theralink, in each case as in effect on the date of the Merger Agreement, or pursuant to any other contracts in effect on the date of the Merger Agreement, shall be assumed by the Theralink in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, Theralink shall, and IMAC shall cause Theralink to, cause the charter documents of Theralink to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the charter documents of Theralink as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

Theralink shall, and IMAC shall cause Theralink to: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by the Merger Agreement).

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Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Closing:

●	by the mutual written consent of IMAC and Theralink;

●	by either IMAC or Theralink

○	if the Merger has not been consummated on or before October 15, 2023; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement has been the principal cause of, or primarily resulted in, the failure of the Merger to be consummated on or before October 15, 2023;

○	if any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the issuance of the shares of IMAC Common Stock to Theralink stockholders, or the other transactions contemplated by the Merger Agreement, and such law or order shall have become final and nonappealable; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement has been the principal cause of, or primarily resulted in, the issuance, promulgation, enforcement, or entry of any such law or order;

○	if the IMAC Stock Issuance has been submitted to the stockholders of IMAC for approval at a duly convened IMAC Special Meeting and the required stockholder vote of the IMAC Stock Issuance shall not have been obtained at such meeting (unless such IMAC Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

●	Termination by IMAC

○	if prior to the receipt of the required stockholder vote at the IMAC Special Meeting, the IMAC Board of Directors authorizes IMAC, to the extent permitted by and subject to full compliance with the applicable terms and conditions of the Merger Agreement, including Section 5.04 hereof, to enter into an acquisition agreement in respect of a Superior Proposal;

○	if: (i) a Theralink Adverse Recommendation Change shall have occurred or Theralink shall have approved or adopted, or recommended the approval or adoption of, any Theralink acquisition agreement; or (ii) Theralink shall have breached or failed to perform in any material respect any of its covenants and agreements;

○	if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Theralink set forth in the Merger Agreement such that the conditions to the Closing of the Merger would not be satisfied and, in either such case, such breach is incapable of being cured by October 15, 2023; or, if capable of being cured by October 15, 2023, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by IMAC to Theralink or (ii) October 15, 2023; provided further, that IMAC shall not have the right to terminate the Merger Agreement if IMAC or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition not to be satisfied.

●	Termination by Theralink

○	if: (i) an IMAC Adverse Recommendation Change shall have occurred or IMAC shall have approved or adopted, or recommended the approval or adoption of, any IMAC acquisition agreement; or (ii) IMAC shall have breached or failed to perform in any material respect any of its covenants and agreements;

○	if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of IMAC set forth in the Merger Agreement such that the conditions to the Closing of the Merger would not be satisfied and, in either such case, such breach is incapable of being cured by October 15, 2023; or, if capable of being cured by October 15, 2023, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by Theralink to IMC or (ii) October 15, 2023; provided further, that Theralink shall not have the right to terminate the Merger Agreement if Theralink is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition not to be satisfied.

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Fees and Expenses

All Expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses; provided, however, that IMAC and Theralink shall be equally responsible for all filing fees incurred in connection with the Form S-4.

Amendment

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects, by written agreement signed by each of the parties hereto; provided, however, that, following the receipt of the required stockholder vote of IMAC, there shall be no amendment or supplement to the provisions of the Merger Agreement which by law would require further approval by the holders of IMAC Common Stock without such approval.

Waiver

At any time prior to the Effective Time, IMAC or Merger Sub, on the one hand, or Theralink, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in the Merger Agreement or in any document delivered under the Merger Agreement; or (c) unless prohibited by applicable law, waive compliance with any of the covenants, agreements, or conditions contained in the Merger Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights.

No Third-Party Beneficiaries

The Merger Agreement is for the sole benefit of the parties thereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of the Merger Agreement, except for, at the Effective Time, the rights of holders of Theralink Common Stock to receive the Merger Consideration, the rights of holders of Theralink Stock Options and the rights of the Indemnified Parties as set forth in the Merger Agreement.

Specific Performance

The parties have agreed in the Merger Agreement that irreparable damage would occur in the event that any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached. The parties have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity.

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THE DESCRIPTION OF THERALINK WRITTEN CONSENT

ENTERED INTO BY THERALINK’S MAJOR STOCKHOLDER

The Merger requires the affirmative consent of the holders of a majority of the outstanding Theralink Common Stock entitled to vote thereon.

On [    ], 2023, Avant Diagnostics, Inc., the holder of 5,081,549,184 shares of Theralink Common Stock, or approximately [    ]% of the shares of Theralink Common Stock outstanding and entitled to vote on such matters as of [    ], 2023, executed a written consent in lieu of a meeting, approving the Merger Agreement. As a result, no further action by any Theralink stockholder is required in connection with the approval by Theralink stockholders of the Merger.

Because less than all of the Theralink’s stockholders approved the Merger, this information and proxy statement/prospectus serves as your notice pursuant to the Nevada Revised Statutes that such corporate actions were taken.

Theralink has not solicited and will not be soliciting its stockholders’ authorization or approval of the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, including the Theralink stock issuance.

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IMAC’S BUSINESS

Overview

IMAC is a provider and manager of value-based, conservative medical care combining life science advancements with traditional medical care for movement-restricting diseases and conditions in IMAC Regeneration Centers and BackSpace clinics. The Innovative Medical Advancements and Care (IMAC) Regeneration Centers combine medical and physical procedures to improve patient experiences and outcomes and reduce healthcare costs as compared to other available treatment options. As of December 31, 2022, IMAC owned three and managed seven outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. IMAC’s treatments are performed by licensed medical practitioners through IMAC’s regenerative rehabilitation protocols designed to improve the physical health, to advance the quality of life and to lessen the pain of its patients. IMAC does not prescribe opioids, but instead offer an alternative to conventional surgery or joint replacement surgery by delivering minimally invasive medical treatments to help patients with sports injuries, back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. IMAC’s employees focus on providing exceptional customer service to give patients a memorable and caring experience. IMAC believes that it has priced its treatments to be affordable by 95% of the population and is well positioned in the expanding regenerative medical sector.

IMAC’s licensed healthcare professionals provide each patient a custom treatment plan that integrates innovative regenerative medicine protocols (representing 9% of revenue) with traditional, minimally invasive (minimizing skin punctures) medical procedures (representing 63% of revenue) in combination with physical therapies (representing 22% of revenue), chiropractic care (representing 5% of revenue) and the remaining 1% of revenue from memberships. IMAC does not use or offer opioid-based prescriptions as part of its treatment options in order to help patients avoid the dangers of opioid abuse and addiction. IMAC has successfully treated patients that were previously addicted to opioids because of joint or soft tissue related pain. Further, IMAC’s procedures comply with all professional athletic league drug restriction policies, including the NFL, NBA, NHL and MLB.

Dr. Matthew Wallis, DC, opened the first IMAC Regeneration Center in Paducah, Kentucky in August 2000, which remains the flagship location of IMAC’s current business. Dr. Jason Brame, DC joined Dr. Wallis in 2008. In 2015, Drs. Wallis and Brame hired Jeffrey S. Ervin as Chief Executive Officer to collectively create and implement IMAC’s growth strategy. The result was the formal creation of IMAC Holdings, Limited Liability Company (“LLC”) to expand IMAC clinics outside of western Kentucky, with such facilities to remain owned or operated under the group using the IMAC Regeneration Center name and services. In June 2018, IMAC completed a corporate conversion in which IMAC Holdings, LLC was converted to IMAC Holdings, Inc. to consolidate ownership of existing clinics and implement the growth strategy. In February 2019, IMAC completed an initial public offering and its shares commenced trading on the Nasdaq Capital Market.

IMAC is focused on providing natural, non-opioid solutions to pain as consumers increasingly demand conservative treatments for an aging population. The demand for IMAC’s services continues to grow fueled by consumer preferences for organic healthcare solutions over traditionally invasive orthopedic practices. IMAC believes that its regenerative rehabilitation treatments are provided to patients at a much lower price than IMAC’s primary competitors, including orthopedic surgeons, pain management clinics and hospital systems targeting invasive joint reconstruction. Surgical joint replacements cost several times more than IMAC’s therapies initially treating the same condition.

IMAC patient satisfaction is driven by IMAC’s five fundamental beliefs:

○	IMAC believes that the body has the ability to heal itself, and better results occur with IMAC’s solutions to unlock the body’s natural healing process;

○	IMAC believes in the power of doctors, from many different specializations, working together for the best patient care possible;

○	IMAC believes that employees should know patients by their face, not by a chart number;

○	IMAC believes consumers have a choice regardless of physician referral or insurance coverage; and

○	IMAC believes a medical setting should be comforting.

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IMAC is led by senior executive officers who together have more than 100 years of combined experience in the healthcare services industry. Jeffrey S. Ervin, co-founder of IMAC Holdings and Chief Executive Officer, joined IMAC in March 2015. Mr. Ervin has a history of sourcing private equity investments and managing private equity operations in the healthcare and other growth industries. Mr. Ervin earned an M.B.A. degree from Vanderbilt University. The founder of IMAC, Matthew C. Wallis, DC, a licensed chiropractor, is IMAC’s President. Dr. Wallis has implemented strategies in the company to create consistent operating efficiencies for IMAC’s sales, marketing and service delivery operations. Sheri F. Gardzina serves as Chief Financial Officer and joined the company in November 2017. Mrs. Gardzina earned an M.B.A. and M.S. from Northeastern University and is a licensed Certified Public Accountant. Ben Lerner, DC, a licensed chiropractor, joined the team in February 2022 as Chief Operating Officer. Dr. Lerner left the company in February 2023 to pursue other opportunities.

IMAC’s Operations

As of December 31, 2022, IMAC operated 10 outpatient medical clinics in five states and 10 BackSpace locations in three states. Given IMAC’s current financial position, during the first quarter of 2023, IMAC decided to close four underperforming locations and in addition sold its Louisiana Orthopedic practice as well as The BackSpace, LLC operations in an effort to raise sufficient capital to support on-going operations. Management has been actively exploring various strategic alternatives in an effort to support operations in 2023 and beyond.

Below is a description of each of IMAC’s outpatient medical clinics as of December 31, 2022 along with each location’s current status:

Kentucky Market

In November 2015, IMAC relocated its Paducah, Kentucky operations into a 10,200 square foot build-to-suit facility. This facility serves as an anchor clinic for the western Kentucky market of roughly 50,000 residents. The clinic performs medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, regenerative medicine and physical medicine. The lease term ended in December 2020 and is now continuing on a month-to-month basis.

In March 2018, IMAC purchased a medical practice building in Lexington, Kentucky, for $1.2 million. The Lexington, Kentucky clinic was IMAC’s seventh outpatient medical clinic, named the Tony Delk Center, and opened on July 2, 2018. This building was sold in June 2020 and IMAC then entered into a lease for the building that expires in July 2025. This clinic discontinued patient care in January 2023.

IMAC opened a 4,700 square foot facility in Murray, Kentucky, a town of nearly 15,000 residents near the Tennessee border in February 2017. This facility provides medical evaluations, fluoroscopic joint and appendage injections, and physical medicine and refers patients to Paducah for regenerative PRP medical procedures. The lease is scheduled to expire in December 2023.

Missouri Market, St. Louis

In January 2016, IMAC of St. Louis, LLC, doing business as the Ozzie Smith Center, executed a lease for a 13,300 square foot facility in Chesterfield, Missouri, a suburb 18 miles west of downtown St. Louis. The Ozzie Smith Center opened in May 2016. Dr. Devin Bell, D.O. is the medical director. The clinic performs medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, regenerative PRP medicine and physical medicine. Namesake Ozzie Smith was inducted into the Major League Baseball Hall of Fame in 2002 and replicas of his 13 gold glove trophies are in the lobby of the clinic. The lease agreement runs until August 2026.

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The Ozzie Smith Center opened a satellite facility in St. Peters, Missouri to assist with demand from suburbs west of the Missouri River. The St. Peters clinic opened for business in July 2017. The facility operates under the direction of Dr. Bell and offers patient medical evaluations with x-ray, fluoroscopic joint and appendage injections, and physical medicine. This clinic discontinued patient care in December 2021. The lease expired in August 2022.

The Ozzie Smith Center acquired the chiropractic clinic of Lockwood Chiropractic in Webster Groves, Missouri, a suburb of St. Louis, in November 2020. The clinic relocated to a new medical facility in January 2022, which gives IMAC the opportunity to expand medical services to broaden IMAC’s patient base while expanding into neighboring suburbs. The lease expires in January 2029.

Missouri Market, Springfield

In August 2018, IMAC acquired the physical and occupational therapy provider, Advantage Therapy, which operated four locations in the Springfield, Missouri metropolitan area. The South Springfield location originally occupied 5,000 square feet, until it was relocated in September 2019 to a 7,520 square feet location which has a lease that expires in June 2024. The North Springfield, Monett and Ozark locations function as satellite locations. The North Springfield location functions within 2,400 square feet with a lease that expired in May 2022. The Monett location occupied 2,200 square feet pursuant to a lease that expired in February 2021. IMAC negotiated with the landlord to exit the lease early, and closed the facility in December 2020. The Ozark location operated in approximately 1,000 square feet, until it was relocated in 2019 to a 2,740 square foot location with a lease that expires in May 2024. Advantage Therapy is an established business with more than ten years of operations in the Springfield, Missouri market. The North Springfield and Ozark locations discontinued patient care in 2022.

Tennessee Market

The David Price Center opened in Brentwood, Tennessee in May 2017, however, this clinic discontinued patient care in April 2022. The 7,500 square foot location is leased through July 2024 and was being used as corporate office space as of December 31, 2022.

In November 2017, a 5,500 square foot facility was opened in Murfreesboro, Tennessee however, this clinic discontinued patient care in February 2021 and the lease was subsequently terminated.

Chicago Market

In April 2019, IMAC acquired the non-medical assets of, and management agreements for, a regenerative medicine and physical medicine practice operating in three locations in the Chicago, Illinois metropolitan area. The Arlington Heights location occupies 3,390 square feet and has a lease which expires in July 2023. The Elgin location occupies 3,880 square feet and has a lease which expires in October 2023. The Elgin location was sold in November 2022.

In November 2019, IMAC entered into a management agreement for an occupational and physical therapy practice in Rockford, Illinois. This location occupies 3,056 square feet and has a lease that expires in July 2023. This management agreement was terminated in 2021.

In June 2021, IMAC completed an asset purchase in Naperville, Illinois. The clinic provides a wide variety of orthopedic treatments for various conditions through a combination of medical and physical rehabilitation services. This location occupies 2,153 square feet and has a lease that expires in July 2025. This clinic was sold in July 2022 and the lease terminated effective December 1, 2022.

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Florida Market

In January 2020, IMAC acquired the assets and assumed the building lease liability of Chiropractic Health of Southwest Florida, Inc. in Bonita Springs, Florida. The building lease expires in December 2024. The acquisition of this practice expanded IMAC’s presence into a new market where IMAC has extended its service offering to incorporate medical procedures to the existing physical therapy, chiropractic care and soft tissue therapies. This clinic discontinued patient care in March 2022.

In February 2021, IMAC acquired the business of Willmitch Chiropractic, P.A. in Tampa, Florida. This location provides chiropractic care and occupies 3,613 square feet with a lease that expires in April 2026. This clinic discontinued patient care in January 2023.

In March 2021, IMAC completed an asset purchase in Orlando, Florida. The clinic operates in 2,500 square feet with a lease that expires in September 2023. This clinic discontinued patient care in March 2022.

In June 2021, IMAC completed an asset purchase in Fort Piece, Florida. The clinic provides chiropractic care and will be incorporating medical procedures. This clinic occupies 3,368 square feet with a lease that expires in May 2026. This clinic discontinued patient care in January 2023.

IMAC Medical of Louisiana

In October 2021, IMAC acquired the assets and management agreement of IMAC Medical of Louisiana in Baton Rouge, Louisiana. The location occupies 9,000 of square feet with a lease that expires in December 2026. This clinic was sold in January 2023.

BackSpace

As of December 31, 2022 IMAC had 10 BackSpace clinics in Florida, Missouri and Tennessee. These clinics are located in Walmart and provide chiropractic adjustments, nerve and muscle stimulation, and percussion tool therapies for soft tissue recovery, muscle relaxation, and spinal wellness. The BackSpace operations were sold in February 2023.

IMAC’s Services

The licensed healthcare professionals at IMAC’s clinics work with each patient to create a protocol customized for each patient by utilizing a combination of the following traditional and innovative treatments:

Medical Treatments. IMAC’s specialized team of doctors work together to provide the latest minimally invasive, prescription-free treatments for movement challenges or pain related to orthopedic conditions. The treatments are customized to treat the underlying condition instead of addressing the challenge with prescriptions or surgeries.

Regenerative Medicine. Regenerative therapy at IMAC Regeneration Centers utilizes undifferentiated cellular tissue to regenerate damaged tissue. The majority of IMAC’s procedures utilize cells from the patient, harvested under minimal manipulation, and applied during the same visit to the clinic. These autologous cells help to heal degenerative soft tissue conditions, which cause pain or compromise the patient’s quality of life. Platelet therapies comprise the greatest percentage of regenerative procedures. Independent studies in this area, including a recent safety and feasibility study published by Dr. Peter B. Fodor, “Adipose Derived Stromal Cell Injections for Pain Management of Osteoarthritis in the Human Knee Joint” (Aesthetic Surgery Journal, February 2016), have supported claims that autologous cell treatments using adipose and bone marrow lead to improved function and decreased pain within joints, muscles and connective tissue and can help alleviate osteoarthritis and degenerative disease. IMAC believes that it has followed the increasingly accepted protocols described in this and other similar studies in connection with IMAC’s regenerative therapies.

Physical Medicine. IMAC’s team of medical practitioners start by collaboratively building a personalized physical medicine treatment plan designed to help patients get back to living the life they deserve.

Physical Therapy. With a combination of biomechanical loading and tissue mobilization, IMAC’s licensed physical rehabilitation therapists work with each patient to help the body restore skill within the joint or soft tissue.

Spinal Decompression. During this treatment, the spine is stretched and relaxed intermittently in a controlled manner, creating a negative pressure in the disc area that can pull herniated or bulging tissue back into the disc. Whether caused by trauma or degeneration, IMAC realizes the impact a spinal injury can have on the quality of one’s life and are committed to providing the most innovative, minimally invasive medical technology and care to relieve back pain and restore function.

Chiropractic Manipulation. Common for spine conditions, manual manipulation is used to increase range of motion, reduce nerve irritability and improve function.

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FDA Clinical Trial

In November 2017, IMAC engaged a medical consulting group to advise IMAC on current regenerative medicine therapy protocols and to organize a clinical trial towards an investigational new drug application (“IND”) with the FDA, while pursuing a voluntary RMAT designation. This process is defined under Section 3033 of the 21st Century Cures Act. IMAC intends to conduct an investigator-initiated trial utilizing regenerative advancements to alleviate symptoms of debilitating, neurological conditions and diseases. Stem cell therapy is emerging as a potentially revolutionary new way to treat disease and injury, with wide-ranging medical benefits. It aims to repair damaged and diseased body parts with Healthy new cells provided by stem cell transplants.

The medical consulting group has assisted IMAC in conducting research, establishing patient engagement tools and developing clinical strategies to achieve the IND and RMAT. IMAC executed a technology transfer agreement with a research university to license an FDA Phase I approved mesenchymal stem cell drug candidate. IMAC submitted an IND application with the FDA using this therapeutic product in May 2020, and the FDA Office of Tissues and Advanced Therapies authorized the Phase I clinical trial in August 2020. IMAC physicians were trained to administer treatments within IMAC facilities and the FDA approved opening enrollment for the trial in November 2020. The first enrollee was treated in December 2020, utilizing umbilical cord-derived allogenic mesenchymal stem cells for the treatment of bradykinesia due to Parkinson’s disease. The Phase 1 clinical trial consists of a 15-patient dose escalation safety and tolerability study. The trial is divided into three groups: (1) five patients with bradykinesia due to Parkinson’s disease received a low intravenous dose, (2) five patients received a medium intravenous dose, (3) and five patients received a high intravenous dose. Each trial participant received an intravenous infusion of stem cells and will be tracked for 12 months for data collection. The final patient was dosed on September 6, 2022.

No assurance can be given that the FDA will approve advancement beyond a Phase I study or the RMAT designation. IMAC believes the RMAT designation may be helpful in differentiating IMAC’s services and gaining a broader collaborative connection with the FDA. Failure to earn the RMAT designation will result in unfulfilled research expenses, but should not have a materially adverse effect on IMAC’s operations or financial condition.

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Advertising and Marketing

IMAC’s corporate advertising and marketing efforts focus on increasing its brand awareness and communicating its commitment to “success without major surgery,” along with other competitive advantages the company offers. IMAC’s marketing strategy is to offer an innovative and recently approved medical technologies for movement and orthopedic therapies that appeal to a wide range of potential patients, continually elevate awareness of its brand and generate demand for IMAC’s outpatient medical services. IMAC relies on a number of channels in this area, including digital advertising, email marketing, social media and affiliate marketing, as well as through strategic partnerships with well-known sports celebrities to build IMAC’s endorsements and draw patients to the IMAC Regeneration Centers. IMAC’s celebrity endorsers appear in its press marketing and social media marketing efforts and help generate interest in its brand and services. IMAC maintains its website at www.imacregeneration.com. Advertising and marketing expense was approximately $1,100,000 and $1,325,000 for the years ended December 31, 2022, and 2021, respectively.

IMAC’s sales and marketing strategy focuses on individuals who seek to maintain, restore and maximize their health and wellness. A majority of IMAC’s customers are located within 25 miles of one of its outpatient medical clinics. During the years ended December 31, 2022 and 2021, no single customer accounted for more than 10% of IMAC’s consolidated revenue.

Competition and Competitive Advantages

The outpatient physical therapy industry is highly competitive, with thousands of clinics across the country. While some of IMAC’s competitors offer regenerative medical treatments as an effective treatment for degenerative health conditions, IMAC believes that few companies have the multi-disciplinary approach of combining physical therapy and medical professionals working together to generate optimal regenerative health outcomes. One of IMAC’s major competitive advantages is the ability to deliver medical treatments alongside complementary physical medicine and provide broadly affordable regenerative treatments.

Competitive factors affecting IMAC’s business include quality of care, cost, treatment outcomes, convenience of location, and relationships with, and ability to meet the needs of, referral and insurance payor sources. IMAC’s clinics compete, directly or indirectly, with many types of healthcare providers including the physical therapy departments of hospitals, private therapy clinics, physician-owned therapy clinics, and chiropractors. IMAC may face more intense competition if consolidation of the therapy industry continues.

IMAC believes that it differentiates itself from its competition as a result of the following competitive strengths:

Minimally Invasive Approach to Traditional Orthopedic Care. IMAC pays particular attention to rehabilitating patients’ musculoskeletal system to reduce pain and enhance mobility without major surgery or anesthesia. By combining physical therapy and regenerative medicine, IMAC is able to treat a variety of physical conditions by using a patient’s own body to help heal itself.

Strong Regional Presence. IMAC owns three and manage seven clinics in five states, providing it leverage for implementation of marketing strategies and utilization of its staff. IMAC believes it offers a broader platform of regenerative therapies than IMAC’s regional competitors.

IMAC Does Not Prescribe Addictive Opioids. IMAC does not use or offer opioid-based prescriptions as part of its treatment options in order to help patients avoid the dangers of opioid abuse and addiction. IMAC focuses on preventing the potential for addiction through its regenerative-based therapies that help alleviate chronic pain.

Utilizing Diverse Medical Specialists for Customized Care. IMAC’s treatment protocols are customized by a team of medical doctors, nurse practitioners, chiropractors and physical therapists and are designed to heal damaged tissue without major surgery or prescription pain medication. This team approach delivers comprehensive service while avoiding the higher costs of major reconstructive surgery by medical specialists.

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Protection of Proprietary Information

IMAC owns various U.S. federal trademark registrations and applications, and unregistered trademarks, including the registered mark “IMAC Regeneration Center.” IMAC relies on trademark laws in the United States, as well as confidentiality procedures and contractual provisions, to protect IMAC’s proprietary information and brand. IMAC cannot make assurances that existing trademark laws or contractual rights will be adequate for protecting its intellectual property and proprietary information. Protection of confidential information, trade secrets and other intellectual property rights in the markets in which IMAC operates and competes is highly uncertain and may involve complex legal questions. IMAC cannot completely prevent the unauthorized use or infringement of its confidential information or intellectual property rights as such prevention is inherently difficult. Costly and time-consuming litigation could be necessary to enforce and determine the scope of its confidential information and intellectual property protection.

IMAC is not aware of any claims of infringement or other challenges to its rights in IMAC’s trademarks. IMAC does not expect to need any additional intellectual property rights to carry out its growth and expansion strategy.

For years ended December 31, 2022 and 2021, IMAC did not incur any material time or labor for the development of the technology it uses in its operations.

Government Regulation

Numerous federal, state and local regulations regulate healthcare services and those who provide them. Some states into which IMAC may expand have laws requiring facilities employing health professionals and providing health-related services to be licensed and, in some cases, to obtain a certificate of need (that is, demonstrating to a state regulatory authority the need for, and financial feasibility of, new facilities or the commencement of new healthcare services). None of the states in which IMAC currently operates require a certificate of need for the operation of IMAC’s physical therapy business functions. IMAC’s healthcare professionals and/or medical clinics, however, are required to be licensed, as determined by the state in which they provide services. Failure to obtain or maintain any required certificates, approvals or licenses could have a material adverse effect on IMAC’s business, financial condition and results of operations.

Regulations Controlling Fraud and Abuse. Various federal and state laws regulate financial relationships involving providers of healthcare services. These laws include Section 1128B(b) of the Social Security Act (42 U.S. C. § 1320a-7b(b)) (the “Fraud and Abuse Law”), under which civil and criminal penalties can be imposed upon persons who, among other things, offer, solicit, pay or receive remuneration in return for (i) the referral of patients for the rendering of any item or service for which payment may be made, in whole or in part, by a Federal health care program (including Medicare and Medicaid); or (ii) purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing, ordering any good, facility, service, or item for which payment may be made, in whole or in part, by a Federal health care program (including Medicare and Medicaid). IMAC believes that its business procedures and business arrangements are in compliance with these provisions. However, the provisions are broadly written and the full extent of their specific application to specific facts and arrangements to which IMAC is a party is uncertain and difficult to predict. In addition, several states have enacted state laws similar to the Fraud and Abuse Law, which may be more restrictive than the federal Fraud and Abuse Law.

Stark Law. Provisions of the Omnibus Budget Reconciliation Act of 1993 (42 U.S.C. §1395nn) (the “Stark Law”) prohibit referrals by a physician of “designated health services” which are payable, in whole or in part, by Medicare or Medicaid, to an entity in which the physician or the physician’s immediate family member has an investment interest or other financial relationship, subject to several exceptions. Unlike the Fraud and Abuse Law, the Stark Law is a strict liability statute. Proof of intent to violate the Stark Law is not required. Physical therapy services are among the “designated health services.” Further, the Stark Law has application to IMAC’s management contracts with individual physicians and physician groups, as well as, any other financial relationship between IMAC and referring physicians, including medical advisor arrangements and any financial transaction resulting from a clinic acquisition. The Stark Law also prohibits billing for services rendered pursuant to a prohibited referral. Several states have enacted laws similar to the Stark Law. These state laws may cover all (not just Medicare and Medicaid) patients. As with the Fraud and Abuse Law, IMAC considers the Stark Law in planning its outpatient clinics, establishing contractual and other arrangements with physicians, marketing and other activities, and believes that its operations are in substantial compliance with the Stark Law. If IMAC violates the Stark Law or any similar state laws, its financial results and operations could be adversely affected. Penalties for violations include denial of payment for the services, significant civil monetary penalties, and exclusion from the Medicare and Medicaid programs.

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HIPAA. In an effort to further combat healthcare fraud and protect patient confidentially, Congress included several anti-fraud measures in the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). HIPAA created a source of funding for fraud control to coordinate federal, state and local healthcare law enforcement programs, conduct investigations, provide guidance to the healthcare industry concerning fraudulent healthcare practices, and establish a national data bank to receive and report final adverse actions. HIPAA also criminalized certain forms of health fraud against all public and private payers. Additionally, HIPAA mandates the adoption of standards regarding the exchange of healthcare information in an effort to ensure the privacy and electronic security of patient information and standards relating to the privacy of health information. Sanctions for failing to comply with HIPAA include criminal penalties and civil sanctions. In February of 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law. Title XIII of ARRA, the Health Information Technology for Economic and Clinical Health Act (“HITECH”), provided for substantial Medicare and Medicaid incentives for providers to adopt electronic health records (“EHRs”) and grants for the development of health information exchange (“HIE”). Recognizing that HIE and EHR systems will not be implemented unless the public can be assured that the privacy and security of patient information in such systems is protected, HITECH also significantly expanded the scope of the privacy and security requirements under HIPAA. Most notable are the mandatory breach notification requirements and a heightened enforcement scheme that includes increased penalties, and which now apply to business associates as well as to covered entities. In addition to HIPAA, a number of states have adopted laws and/or regulations applicable in the use and disclosure of individually identifiable health information that can be more stringent than comparable provisions under HIPAA.

IMAC believes that its operations comply with applicable standards for privacy and security of protected healthcare information. IMAC cannot predict what negative effect, if any, HIPAA/HITECH or any applicable state law or regulation will have on its business.

Cybersecurity. IMAC is a medical provider and comply with HIPAA and data sensitivity requirements as regulated by local and federal authorities. IMAC’s patient data is hosted, managed and secured with an approved Electronic Medical Record vendor. Cybersecurity is of paramount importance and IMAC’s executive officers have implemented routine cyber breach insurance policies to protect the company from potential predatory initiatives to access patient and company data. See “Risk Factors – IMAC’s reputation and relationships with patients would be harmed if its patients’ data, particularly personally identifying data, were to be subject to a cyber-attack or otherwise by unauthorized persons.”

FDA Drug Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act (“FDC Act”) and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications (“NDAs”), warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution. As a result of these regulations, pharmaceutical product development and approval are very expensive and time consuming.

Pharmaceutical product development for a new product or certain changes to an approved product in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

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Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess pharmacological actions, side effects associated with increasing doses and, if possible, early evidence on effectiveness. For dermatology products, Phase 2 usually involves trials in a limited patient population to determine metabolism, pharmacokinetics, the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 clinical trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases the FDA requires two adequate and well-controlled Phase 3 clinical trials with statistically significant results to demonstrate the efficacy of the drug. A single Phase 3 clinical trial with other confirmatory evidence may be sufficient in rare instances where the study is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of an effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

After completion of the required activities, including clinical testing, a NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States.

The FDA also may refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with the FDA’s good clinical practice requirements. Additionally, the FDA typically inspects the facility or the facilities at which the drug is manufactured and may inspect the sponsor company and investigator sites that participated in the clinical trials. The FDA will not approve the product unless compliance with current good manufacturing practice (“cGMP”) is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective for the stated indication.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction following FDA review of a resubmission of the NDA, the FDA will issue an approval letter.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy (“REMS”), to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals and elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA generally uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

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Section 505(b)(2) New Drug Applications

Most drug products obtain FDA marketing approval pursuant to an NDA filed under section 505(b)(1) of the FDC Act. An alternative is a special type of NDA, commonly referred to as a Section 505(b)(2) NDA (“505(b)(2) NDA”), which enables the applicant to rely, in part, on the FDA’s previous approval of a similar product, or published literature, in support of its application.

505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the 505(b)(2) NDA applicant can establish that reliance on the FDA’s previous approval is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) NDA applicant.

Biologics

Biological products used for the prevention, treatment or cure of a disease or condition of a human being are subject to regulation under the FDC Act, except the section of the FDC Act which governs the approval of NDAs. Biological products are approved for marketing under provisions of the Public Health Service Act (“PHSA”), via a Biologics License Application (“BLA”). However, the application process and requirements for approval of BLAs and BLA supplements, including review timelines, are very similar to those for NDAs and NDA supplements, and biologics are associated with similar approval risks and costs as other drugs.

Post-Approval Requirements

Once a NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

Adverse event reporting and submission of periodic safety reports is required following FDA approval of a NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality-control, drug manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Pediatric Information

Under the Pediatric Research Equity Act, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data.

The Best Pharmaceuticals for Children Act (“BPCA”) provides NDA holders a six-month extension of any exclusivity, patent or non-patent, for a drug if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, the FDA making a written request for pediatric studies and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

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Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Competitors may use this publicly available information to gain knowledge regarding the progress of IMAC’s programs.

Regenerative Medicine Advanced Therapies (RMAT) Designation

The FDA has established a RMAT designation as part of its implementation of the 21st Century Cures Act, or Cures Act. The RMAT designation program is intended to fulfill the Cures Act requirement that the FDA facilitate an efficient development program for, and expedite review of, any drug that meets the following criteria: (1) it qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (2) it is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (3) preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such a disease or condition. Like breakthrough therapy designation, RMAT designation provides potential benefits that include more frequent meetings with FDA to discuss the development plan for the product candidate, and eligibility for rolling review and priority review. Products granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites, including through expansion to additional sites. RMAT-designated products that receive accelerated approval may, as appropriate, fulfill their post-approval requirements through the submission of clinical evidence, clinical studies, patient registries, or other sources of real world evidence (such as electronic health records); through the collection of larger confirmatory data sets; or via post-approval monitoring of all patients treated with such therapy prior to approval of the therapy.

Other Regulatory Factors. Political, economic and regulatory influences are fundamentally changing the healthcare industry in the United States. Congress, state legislatures and the private sector continue to review and assess alternative healthcare delivery and payment systems. Potential alternative approaches could include mandated basic healthcare benefits, controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, and price controls. Legislative debate is expected to continue in the future and market forces are expected to demand only modest increases or reduced costs. For instance, managed care entities are demanding lower reimbursement rates from healthcare providers and, in some cases, are requiring or encouraging providers to accept capitated payments that may not allow providers to cover their full costs or realize traditional levels of profitability. IMAC cannot reasonably predict what impact the adoption of federal or state healthcare reform measures or future private sector reform may have on its business.

In recent years, federal and state governments have launched several initiatives aimed at uncovering behavior that violates the federal civil and criminal laws regarding false claims and fraudulent billing and coding practices. Such laws require providers to adhere to complex reimbursement requirements regarding proper billing and coding in order to be compensated for their services by government payers. IMAC’s compliance program requires adherence to applicable law and promotes reimbursement education and training; however, a determination that its clinics’ billing and coding practices are false or fraudulent could have a material adverse effect on IMAC.

As a result of its participation in the Medicare and Medicaid programs, IMAC is subject to various governmental inspections, reviews, audits and investigations to verify IMAC’s compliance with these programs and applicable laws and regulations. Managed care payers may also reserve the right to conduct audits. An adverse inspection, review, audit or investigation could result in refunding amounts IMAC has been paid; fines penalties and/or revocation of billing privileges for the affected clinics; exclusion from participation in the Medicare or Medicaid programs or one or more managed care payer network; or damage to IMAC’s reputation.

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IMAC and its outpatient medical clinics are subject to federal and state laws prohibiting entities and individuals from knowingly and willfully making claims to Medicare, Medicaid and other governmental programs and third-party payers that contain false or fraudulent information. The federal False Claims Act encourages private individuals to file suits on behalf of the government against healthcare providers such as IMAC. As such suits are generally filed under seal with a court to allow the government adequate time to investigate and determine whether it will intervene in the action, the implicated healthcare providers often are unaware of the suit until the government has made its determination and the seal is lifted. Violations or alleged violations of such laws, and any related lawsuits, could result in (i) exclusion from participation in Medicare, Medicaid and other federal healthcare programs, or (ii) significant financial or criminal sanctions, resulting in the possibility of substantial financial penalties for small billing errors that are replicated in a large number of claims, as each individual claim could be deemed a separate violation. In addition, many states also have enacted similar statutes, which may include criminal penalties, substantial fines, and treble damages.

Employees and Human Capital Management

As of September 1, 2023, IMAC employed [●] individuals, of which [●] were full-time employees. As of that date, none of IMAC’s employees were governed by collective bargaining agreements or were members of a union. IMAC considers its relations with IMAC’s employees to be good. Integrating new staff into IMAC’s culture is important for developing a positive work environment and maintaining future job satisfaction. Since December 2017, IMAC has issued a semi-annual employee satisfaction survey to identify opportunities to enhance IMAC’s corporate culture. IMAC strives for greater diversity and inclusion through IMAC’s employment and management practices. [Today, IMAC’s full-time employees range in age from 21-70 years, 25% of IMAC’s executive team is female, 33% of IMAC’s medical doctors represent a racial minority, and 74% of IMAC’s full-time staff is female. IMAC remains further committed to increasing the diversity of IMAC’s employee base.]

In the states in which IMAC’s current outpatient clinics are located, persons performing designated medical or physical therapy services are required to be licensed by the state. Based on standard employee screening systems in place, all persons currently employed by IMAC who are required to be licensed are licensed. IMAC is not aware of any federal licensing requirements applicable to IMAC’s employees.

Medical Advisory Board

IMAC has a Medical Advisory Board comprised of all IMAC medical physicians (the “Advisory Board”). The Advisory Board meets annually to discuss matters relating to IMAC’s therapies, range of medical treatments and strategic direction, and periodically presents its suggestions to the IMAC Board of Directors and to executive management. Members of the Advisory Board are reimbursed by IMAC for out-of-pocket expenses incurred in serving on the Advisory Board.

Business Transactions

Willmitch Chiropractic, P.A. IMAC acquired this clinic located in Tampa, Florida in February 2021.

NHC Chiropractic, PPLC dba Synergy Healthcare. IMAC acquired the assets of this practice in Orlando, Florida in March 2021.

Fort Pierce Chiropractic. IMAC completed an asset purchase of this clinic located in Fort Pierce, Florida and the third Florida addition during 2021.

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Active Medical Center. IMAC acquired the assets of this clinic located in Naperville, Illinois in June 2021.

Louisiana Orthopaedic & Sports Rehab Institute. IMAC completed the acquisition of this practice management company in Baton Rouge, Louisiana in October 2021.

BackSpace. BackSpace entered into three management agreements with ChiroMart, LLC, ChiroMart Missouri, LLC and ChiroMart Florida, LLC.

Corporate Information and Incorporation

The first IMAC Regeneration Center was organized in August 2000 as a Kentucky professional service corporation. That center was the forerunner to IMAC’s current business and remains its flagship location. Matthew C. Wallis, DC and Jason Brame, DC, together with Jeffrey S. Ervin, became the founding members of IMAC Holdings, LLC, a Kentucky limited liability company organized in March 2015, to expand IMAC’s management team to support its clinical expansion while meeting the requirements of state healthcare practice guidelines and ownership laws.

IMAC’s consolidated financial statements include the accounts of IMAC Holdings, Inc. and the following entities which are consolidated due to direct ownership of a controlling voting interest or other rights granted to IMAC as the sole general partner or managing member of the entity: IMAC Regeneration Center of St. Louis, LLC (“IMAC St. Louis”), IMAC Management Services, LLC (“IMAC Management”), IMAC Regeneration Management, LLC (“IMAC Texas”), IMAC Regeneration Management of Nashville, LLC (“IMAC Nashville”), IMAC Management of Illinois, LLC (“IMAC Illinois”), Advantage Hand Therapy and Orthopedic Rehabilitation, LLC (“Advantage Therapy”), IMAC Management of Florida, LLC (“IMAC Florida”), Louisiana Orthopaedic & Sports Rehab (“IMAC Louisiana”) and The Back Space, LLC (“BackSpace”); the following entity which is consolidated with IMAC Regeneration Management of Nashville, LLC due to control by contract: IMAC Regeneration Center of Nashville, PC (“IMAC Nashville PC”); the following entities which are consolidated with IMAC Management of Illinois, LLC due to control by contract: Progressive Health and Rehabilitation, Ltd., Illinois Spine and Disc Institute, Ltd. and Ricardo Knight, P.C.; the following entities which are consolidated with IMAC Management Services, LLC due to control by contract: Integrated Medicine and Chiropractic Regeneration Center PSC (“Kentucky PC”) and IMAC Medical of Kentucky, PSC (“Kentucky PSC”); the following entities which are consolidated with IMAC Florida due to control by contract: Willmitch Chiropractic, P.A. and IMAC Medical of Florida, P.A.; the following entity which is consolidated with Louisiana Orthopaedic & Sports Rehab due to control by contract: IMAC Medical of Louisiana, a Medical Corporation; and the following entities which are consolidated with BackSpace due to control by contract: ChiroMart LLC, ChiroMart Florida LLC, and ChiroMart Missouri LLC.

Effective June 1, 2018, IMAC Holdings converted into a Delaware corporation and IMAC changed its name to IMAC Holdings, Inc., which is referred to herein as the Corporate Conversion. In conjunction with the conversion, all of IMAC’s outstanding membership interests were exchanged on a proportional basis into shares of common stock.

IMAC’s principal executive offices are located at 3401 Mallory Lane, Suite 100, Franklin, Tennessee, 37067 and its telephone number is (844) 266-IMAC (4622). IMAC maintains a corporate website at imacholdings.com.

Available Information

IMAC files electronically with the SEC, its annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K pursuant to Section 13(a) or 15(d) of the Exchange Act. The public may read and copy any materials filed by IMAC with the SEC at the SEC’s Public Reference Room at 100 F Street, NW, Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

IMAC’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are available free of charge on IMAC’s website at https://imacregeneration.com as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Such reports will remain available on IMAC’s website for at least 12 months and are also available free of charge by written request or by contacting IMAC at 844-266-4622.

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IMAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. IMAC’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth previously under the caption “Risk Factors.” This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with IMAC’s audited consolidated financial statements and related notes included elsewhere in this report. The following discussion and analysis of the results of operations and financial condition as of June 30, 2023 and for the six months ended June 30, 2023 and 2022 should be read in conjunction with IMAC’s financial statements and the notes to those financial statements that are included elsewhere in this Report.

The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods.

References in this MD&A to “IMAC” are to IMAC Holdings, Inc., a Delaware corporation and prior to the Corporate Conversion (defined below), IMAC Holdings, LLC, a Kentucky limited liability company, and the following entities which are consolidated due to direct ownership of a controlling voting interest or other rights granted to IMAC as the sole general partner or managing member of the entity: IMAC Regeneration Center of St. Louis, LLC (“IMAC St. Louis”), IMAC Management Services, LLC (“IMAC Management”), IMAC Regeneration Management, LLC (“IMAC Texas”) IMAC Regeneration Management of Nashville, LLC (“IMAC Nashville”) IMAC Management of Illinois, LLC (“IMAC Illinois”), Advantage Hand Therapy and Orthopedic Rehabilitation, LLC (“Advantage Therapy”), IMAC Management of Florida, LLC (“IMAC Florida”), Louisiana Orthopaedic & Sports Rehab (“IMAC Louisiana”) and The Back Space, LLC (“BackSpace”); the following entity which is consolidated with IMAC Regeneration Management of Nashville, LLC due to control by contract: IMAC Regeneration Center of Nashville, PC (“IMAC Nashville PC”); the following entities which are consolidated with IMAC Management of Illinois, LLC due to control by contract: Progressive Health and Rehabilitation, Ltd., Illinois Spine and Disc Institute, Ltd. and Ricardo Knight, P.C.; the following entities which are consolidated with IMAC Management Services, LLC due to control by contract: Integrated Medicine and Chiropractic Regeneration Center PSC (Kentucky PC) and IMAC Medical of Kentucky, PSC (Kentucky PSC) ; the following entities which are consolidated with IMAC Florida due to control by contract: Willmitch Chiropractic, P.A. and IMAC Medical of Florida, P.A.; the following entity which is consolidated with Louisiana Orthopaedic & Sports Rehab due to control by contract: IMAC Medical of Louisiana, a Medical Corporation; and the following entities which are consolidated with BackSpace due to control by contract: ChiroMart LLC, ChiroMart Florida LLC, and ChiroMart Missouri LLC.

Overview

IMAC is a provider of movement and orthopedic therapies and minimally invasive procedures performed through its regenerative and rehabilitative medical treatments to improve the physical health of its patients at its chain of IMAC Regeneration Centers and BackSpace clinics which IMAC owns or manages. IMAC’s outpatient medical clinics provide conservative, minimally invasive medical treatments to help patients with back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. IMAC’s licensed healthcare professionals evaluate each patient and provide a custom treatment plan that integrates traditional medical procedures and innovative regenerative medicine procedures in combination with physical medicine. IMAC does not use or offer opioid-based prescriptions as part of IMAC’s treatment options in order to help its patients avoid the dangers of opioid abuse and addiction. The original IMAC Regeneration Center opened in Kentucky in August 2000 and remains the flagship location of IMAC’s current business, which was formally organized in March 2015. As of December 31, 2022, IMAC has ten outpatient medical clinics in Florida, Illinois, Kentucky, Louisiana and Missouri. IMAC has partnered with former professional athletes in the branding of IMAC Regeneration Centers. IMAC’s outpatient medical clinics emphasize its focus around treating sports and orthopedic injuries as an alternative to traditional surgeries for repair or joint replacement. As of December 31, 2022, BackSpace had opened ten retail clinic locations in Florida, Missouri and Tennessee. BackSpace operated healthcare centers specializing in chiropractic and spinal care services inside Walmart retail locations.

Given IMAC’s current financial position, during the first quarter of 2023 IMAC decided to close four underperforming locations and in addition sold its Louisiana Orthopedic practice as well as BackSpace operations in an effort to raise sufficient capital to support on-going operations. Management has been actively exploring various strategic alternatives in an effort to support operations in 2023 and beyond.

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IMAC owns its medical clinics directly or have entered into long-term management services agreements to operate and control certain of IMAC’s medical clinics by contract. IMAC’s preference is to own the clinics; however, some state laws restrict the corporate practice of medicine and require a licensed medical practitioner to own the clinic. Accordingly, IMAC’s managed clinics are owned exclusively by a medical professional within a professional service corporation (formed as a limited liability company or corporation) and are under common control with IMAC in order to comply with state laws regulating the ownership of medical practices. IMAC is compensated under management services agreements through service fees based on the cost of the services provided, plus a specified markup percentage, and a discretionary annual bonus determined in the sole discretion of each professional service corporation.

Significant financial metrics

IMAC’s significant financial metrics of IMAC for the second quarter of 2023 are set forth in the bullets below.

●	Net patient revenue decreased to $1.3 million for the second quarter of 2023 from $2.1 million for the first quarter of 2023.
●	Working capital is ($2.6 million) as of June 30, 2023 compared to working capital of $0.5 million as of December 31, 2022.
●	Adjusted EBITDA[1] of ($1.0 million) in the second quarter of 2023 compared to ($1.3 million) in the second quarter of 2022.
●	Sold the Illinois market during the second quarter of 2023.
●	Closed two under performing locations during the second quarter of 2023 and sold another location.
(1)	Adjusted EBITDA is a non-GAAP financial measure most closely comparable to the GAAP measure of net loss. See “Reconciliation of Non-GAAP Financial Matters” below for a full reconciliation of the GAAP and non-GAAP measures.

IMAC’s significant financial metrics of IMAC for the year ended December 31, 2022 are set forth in the bullets below.

●	Net loss of $18.3 million in the year ended 2022 compared to a net loss of $10.5 million in the year ended 2021.

●	Adjusted EBITDA [1] of ($7.8million) for the year ended December 31, 2022 compared to ($7.7) for the year ended December 31, 2021.

●	IMAC incurred $523,000 in FDA related expenses for the year ended December 31, 2022 compared to $593,000 for the year ended December 31, 2021.

●	Operating expenses increased $10.1 million related to the $8.3 million impairment loss on intangible assets and goodwill and $1.1 million in incremental salary expense from the additional BackSpace clinics opened between December 2021 and March 2022 and the full year of salaries related to IMAC’s Louisiana acquisition in October 2021.

●	IMAC had one-time expenses of $8.3 million in impairment loss related to IMAC’s intangible assets and goodwill.

(1)	Adjusted EBITDA is a non-GAAP financial measure most closely comparable to the GAAP measure of net loss. See “Reconciliation of Non-GAAP Financial Matters” below for a full reconciliation of the GAAP and non-GAAP measures.

Matters that May or Are Currently Affecting IMAC’s Business

IMAC believes that the growth of IMAC’s business and its future success depend on various opportunities, challenges, trends and other factors, including the following:

●	IMAC’s ability to identify, contract with, install equipment and operate a large number of outpatient medical clinics and attract new patients to them;

●	IMAC’s need to hire additional healthcare professionals in order to operate the large number of clinics IMAC intends to open;

●	IMAC’s ability to enhance revenue at each facility on an ongoing basis through additional patient volume and new services;

●	IMAC’s ability to obtain additional financing for the projected costs associated with the acquisition, management and development of new clinics, and the personnel involved, if and when needed;

●	IMAC’s ability to attract competent, skilled medical and sales personnel for its operations at acceptable prices to manage its overhead; and

●	IMAC’s ability to control its operating expenses as IMAC expands its organization into neighboring states.

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On July 25, 2023, IMAC entered into a definitive securities purchase agreement with several institutional and accredited investors, including existing significant investors of Theralink, its previously announced merger partner (OTC:THER), and Theralink’s Chairman, for the sale of its preferred stock and warrants. IMAC sold an aggregate of 2,500 shares of its Series A-1 Convertible Preferred Stock, stated value $1,000 per share, 1,800 shares of its Series A-2 Convertible Preferred Stock, stated value $1,000 per share, and warrants to purchase up to 62,271,063 shares of IMAC Common Stock for aggregate gross proceeds of $4.3 million before deducting placement agent fees and other offering expenses. The shares of A-1 Convertible Preferred Stock, shall bear a 12% dividend, and are initially convertible into an aggregate of 22,893,773 shares of common stock of the Company, and the shares of Series A-2 Convertible Preferred Stock are initially convertible into an aggregate of 16,483,517 shares of IMAC Common Stock, in each case, at a conversion price of $0.1092 per share. The warrants have an exercise price of $0.1092 per share, are exercisable immediately, and will expire five years from the date of shareholder approval of this private placement. Approximately $3.0 million of the proceeds of the offering was used to make a loan to Theralink for investment into sales and marketing efforts and general working capital purposes as the companies continue to take formal steps together in advancing their merger previously announced on May 23, 2023.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the consolidated financial statements are prepared. On an ongoing basis, IMAC evaluates its estimates, including those related to insurance adjustments and provisions for doubtful accounts, useful lives of intangibles, property and equipment, and valuation of goodwill. IMAC bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

IMAC believes that, of the significant accounting policies discussed in IMAC’s Notes to the Consolidated Financial Statements, the following accounting policies require IMAC’s most difficult, subjective or complex judgments in the preparation of its financial statements.

Intangible Assets

IMAC capitalizes the fair value of intangible assets acquired in business combinations. Intangible assets are amortized on a straight-line basis over their estimated economic useful lives, generally the contract term. IMAC performs valuations of assets acquired and liabilities assumed on each acquisition accounted for as a business combination and allocates the purchase price of each acquired business to its respective net tangible and intangible assets. Acquired intangible assets include trade names, non-compete agreements, customer relationships and contractual agreements. Intangible assets are subject to annual impairment tests. An impairment loss of $3.8 million was recorded in September 2022 related to IMAC’s Illinois and Kentucky acquisitions.

Goodwill

IMAC’s goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in business combinations. The goodwill generated from the business combinations is primarily related to the value placed on the employee workforce and expected synergies. Judgment is involved in determining if an indicator or change in circumstances relating to impairment has occurred. Such changes may include, among others, a significant decline in expected future cash flows, a significant adverse change in the business climate, and unforeseen competition.

The goodwill test is performed at least annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The annual impairment test includes an option to perform a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value; the qualitative test may be performed prior to, or as an alternative to, performing a quantitative goodwill impairment test. If, after assessing the totality of events or circumstances, IMAC determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then IMAC is required to perform the quantitative goodwill impairment test. Otherwise, no further analysis is required. A goodwill impairment loss of $4.5 million was recorded in December 2022 related to IMAC’s Florida, Tennessee, Missouri and Louisiana acquisitions.

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Revenue Recognition

IMAC’s patient service revenue is derived from non-surgical procedures performed at IMAC’s outpatient medical clinics. The fees for such services are billed either to the patient or a third-party payer, including Medicare.

IMAC recognizes service revenues based upon the estimated amounts IMAC expects to be entitled to receive from patients and third-party payers. Estimates of contractual adjustments are based upon the payment terms specified in the related contractual agreements. IMAC also records estimated implicit price concessions (based primarily on historical collection experience) related to uninsured accounts to record these revenues at the estimated amounts expected to be collected.

Starting in January 2020, IMAC implemented wellness maintenance programs on a subscription basis. There are currently four membership plans offered with different levels of service for each plan. IMAC recognizes membership revenue on a monthly basis. Enrollment in the wellness maintenance program can occur at any time during the month and can be dis-enrolled at any time.

Starting in June 2021, IMAC introduced BackSpace and began offering outpatient chiropractic and spinal care services as well as memberships services in Walmart retail locations. The fees for such services are paid and recognized as incurred.

Starting in September 2022, IMAC introduced hormone replacement therapy (“HRT”) and medical weight loss programs. IMAC recognizes HRT and medical weight loss revenue as the services are provided.

Other management service fees are derived from management services where IMAC provides billings and collections support to the clinics and where management services are provided based on state specific regulations known as the corporate practice of medicine (“CPM”). Under the CPM, a business corporation is precluded from practicing medicine or employing a physician to provide professional medical services. In these circumstances, IMAC provides all administrative support to the physician-owned professional corporation through a LLC. The PC is consolidated due to control by contract (an “MSA” – Management Services Agreement). The fees IMAC derives from these management arrangements are either based on a predetermined percentage of the revenue of each clinic or a percentage mark up on the costs of the LLC. IMAC recognizes other management service revenue in the period in which services are rendered. These revenues are earned by IMAC Nashville, IMAC Management, IMAC Illinois, IMAC Florida, IMAC Louisiana and Back Space and are eliminated in consolidation to the extent owned.

Accounts Receivable

Accounts receivable primarily consists of amounts due from third-party payers (non-governmental), governmental payers and private pay patients and is recorded net of allowances for doubtful accounts and contractual discounts. IMAC’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Accordingly, accounts receivable reported in IMAC’s consolidated financial statements are recorded at the net amount expected to be received. IMAC’s primary collection risks are (i) the risk of overestimation of net revenues at the time of billing that may result in its receiving less than the recorded receivable, (ii) the risk of non-payment as a result of commercial insurance companies’ denial of claims, (iii) the risk that patients will fail to remit insurance payments to IMAC when the commercial insurance company pays out-of-network claims directly to the patient, (iv) resource and capacity constraints that may prevent IMAC from handling the volume of billing and collection issues in a timely manner, (v) the risk that patients do not pay IMAC for their self-pay balances (including co-pays, deductibles and any portion of the claim not covered by insurance), and (vi) the risk of non-payment from uninsured patients.

IMAC’s accounts receivable from third-party payers are recorded net of estimated contractual adjustments and allowances from third-party payers, which are estimated based on the historical trend of IMAC’s facilities’ cash collections and contractual write-offs, accounts receivable aging, established fee schedules, relationships with payers and procedure statistics. While changes in estimated reimbursement from third-party payers remain a possibility, IMAC expects that any such changes would be minimal and, therefore, would not have a material effect on its financial condition or results of operations. IMAC’s collection policies and procedures are based on the type of payor, size of claim and estimated collection percentage for each patient account. The operating systems used to manage IMAC’s patient accounts provide for an aging schedule in 30-day increments, by payer, physician and patient. IMAC analyzes accounts receivable at each of the facilities to ensure the proper collection and aged category. The operating systems generate reports that assist in the collection efforts by prioritizing patient accounts. Collection efforts include direct contact with insurance carriers or patients and written correspondence.

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Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred tax assets are required to be reduced by a valuation allowance to the extent that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized. These are based on estimates of future taxable income which are highly subjective and subject to changes.

Results of Operations for the Twelve Months Ended December 31, 2022 Compared to the Twelve Months Ended December 31, 2021

IMAC owns its medical clinics directly or have entered into long-term management services agreements to operate and control these medical clinics by contract. IMAC’s preference is to own the clinics; however, some state laws restrict the corporate practice of medicine and require a licensed medical practitioner to own the clinic. Accordingly, IMAC’s managed clinics are owned exclusively by a medical professional within a professional service corporation (formed as a limited liability company or corporation) under common control with IMAC or eligible members of the company in order to comply with state laws regulating the ownership of medical practices. IMAC is compensated under management services agreements through service fees based on the cost of the services provided, plus a specified markup percentage, and a discretionary annual bonus determined in the sole discretion of each professional service corporation.

Revenues

IMAC’s revenue mix is diversified between medical treatments and physiological treatments. IMAC’s medical treatments are further segmented into traditional medical and regenerative medicine practices. IMAC is an in-network provider for traditional physical medical treatments, such as physical therapy, chiropractic services and medical evaluations, with most private health insurance carriers. Regenerative medical treatments are typically not covered by insurance, but paid by the patient. For more information on IMAC’s revenue recognition policies, see “Critical Accounting Policies and Estimates - Revenue Recognition.”

Revenues for the years ended December 31, 2022 and 2021 were as follows:

	Year Ended December 31,
	2022	2021
	( in thousands )
Revenues:
Outpatient facility services	$14,824	$13,475
Memberships	684	656
Retail clinics	678	33
Total revenues	$16,186	$14,164

See the table below for more information regarding IMAC’s revenue breakdown by service type.

	Year Ended December 31,
	2022	2021

Revenues:
Medical treatments	71.9%	67.0%
Physical therapy	22.1%	28.1%
Chiropractic care	4.8%	2.8%
Memberships	1.2%	2.1%
	100%	100%

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Visits to IMAC’s clinics are an indication of business activity. The following table is a breakdown of visits by type for the year ended December 31, 2022 and 2021.

	Year Ended December 31,
	2022	2021

Visits:
Physical therapy	35,342	56,261
Chiropractic care	26,998	20,265
Medical treatments	39,916	39,036
Other	3,552	262
Membership	48,029	52,684
	153,837	168,508

Consolidated Results

Total revenues increased $2.0 million due to same-store growth, opening of retail clinics and continued improvements from the negative impact of COVID-19.

IMAC Clinics

The revenue increase attributed to IMAC Clinics was $0.5 million. This was driven by a $2.3 million increase from the Louisiana clinic that opened in October 2021 offset by the closure of clinics in Illinois, Tennessee and Missouri area resulting in a decrease of $1.8 million.

Retail Clinics

IMAC began opening retail clinics in Walmart in June 2021 and as of December 31, 2022 had ten clinics opened in Florida, Tennessee and Missouri. The retail clinics provides outpatient chiropractic and spinal care services. The revenue increase attributed to these retail clinics was $678,000 of which $367,000 was from new clinics opened in 2022.

Memberships

A wellness membership program was implemented at IMAC Clinics in January 2020 and this wellness program has different plan levels that include services for chiropractic care and medical treatments on a monthly subscription basis. Therefore, memberships could have multiple visits in one month, however only one payment is received for these visits. IMAC Clini cs had 1,089 and 1,189 active members for the years ended in December 31, 2022 and 2021, respectively. BackSpace also has a membership plan for chiropractic care on a monthly subscription basis. As of December 31, 2022, 85% of the BackSpace revenue was related to memberships.

Operating Expenses

Operating expenses consist of patient expenses, salaries and benefits, share based compensation, advertising and marketing, general and administrative expenses and depreciation expenses.

Patient expenses consist of medical supplies for services rendered.

Patient Expenses	2022	2021	Change from Prior Year	Percent Change from Prior Year

Year Ended December 31	$1,508,000	$1,628,000	$(120,000)	(7.4)%

Cost of revenues (patient expense) decreased for the year ended December 31, 2022 as compared to December 31, 2021 although patient revenue increased 14%. The rotation of service mix also reduced supply costs, for example cell therapy visits which is a higher cost procedure.

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Salaries and benefits consist of payroll, benefits and related party contracts.

Salaries and Benefits	2022	2021	Change from Prior Year	Percent Change from Prior Year

Year Ended December 31	$14,517,000	$13,310,000	$1,207,000	9.1%

Salaries and benefits expenses for the year ended December 31, 2022, as compared to the year ended December 31, 2021, increased by 9.1%. An increase would have been expected considering IMAC added six BackSpace locations during the first quarter of 2022. These new BackSpace clinics attributed to $1.3 million of the increase. The Louisiana market was acquired October 2021 and contributed an additional $2.2 million in salaries for the year ended December 31, 2022 as compared to year ended December 31, 2021. The same store IMAC clinics had a decrease of $2.1 million in salaries for the year ended December 31, 2022 as compared to year ended December 31, 2021.

Advertising and marketing consist of marketing, business promotion and brand recognition.

Advertising and Marketing	2022	2021	Change from Prior Year	Percent Change from Prior Year

Year Ended December 31	$1,100,000	$1,325,000	$(225,000)	(17.0%)

Advertising and marketing expenses decreased $225,000 for the year ended December 31, 2022, as compared to the year ended December 31, 2021. Endorsements were the majority of the decrease as the decision was made to end select endorsement deals in addition to the ones that ended with the closure or sale of clinics.

General and administrative expense (“G&A”) consist of all other costs than advertising and marketing, salaries and benefits, patient expenses and depreciation.

General and Administrative	2022	2021	Change from Prior Year	Percent Change from Prior Year

Year Ended December 31	$7,188,000	$6,423,000	$765,000	11.9%

G&A increased in the year ended December 31, 2022 as compared to the year ended December 31, 2021. Bad Debt expense increased $135,000 year over year. Insurance increased $188,000 due to the increase in equipment and employees. Rent and Utilities increased $394,000 due to the IMAC and BackSpace clinics that were added in 2021.

FDA Clinical Trial

In August 2020, the FDA approved IMAC’s investigational new drug application. IMAC has begun Phase 1 of the clinical trial, which will be conducted over a 12-month period. IMAC incurred $360,000 in expenses related to consultants, supplies, software and travel for the clinical trial during 2022, which is included in the G&A totals above. This is compared to $574,000 that was incurred for the trial in 2021.

Depreciation is related to IMAC’s property and equipment purchases to use in the course of its business activities. Amortization is related to IMAC’s business acquisitions.

Depreciation and Amortization	2022	2021	Change from Prior Year	Percent Change from Prior Year

Year Ended December 31	$1,627,000	$1,649,000	$(22,000)	(1.3)%

Depreciation and amortization stayed relatively the same for the year ended December 31, 2022 compared to the year ended December 31, 2021.

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Results of Operations for the Three and Six Months Ended June 30, 2023 Compared to the Three and Six Months Ended June 30, 2022

IMAC owns its medical clinics directly or has entered into long-term management services agreements to operate and control these medical clinics by contract. IMAC’s preference is to own the clinics; however, some state laws restrict the corporate practice of medicine and require a licensed medical practitioner to own the clinic. Accordingly, IMAC’s managed clinics are owned exclusively by a medical professional within a professional service corporation (formed as a corporation or a limited liability company) under common control with us or eligible members of IMAC in order to comply with state laws regulating the ownership of medical practices. IMAC is compensated under management services agreements through service fees based on the cost of the services provided, plus a specified markup percentage, and a discretionary annual bonus determined in the sole discretion of each professional service corporation.

Revenues

IMAC’s revenue mix is diversified between medical treatments and physiological treatments. IMAC’s medical treatments are further segmented into traditional medical and regenerative medicine practices. IMAC is an in-network provider for traditional physical medical treatments, such as physical therapy, chiropractic services and medical evaluations, with most private health insurance carriers. Regenerative medical treatments are typically not covered by insurance, but paid by the patient. For more information on IMAC’s revenue recognition policies, see “Notes to the Consolidated Financial Statements” that were included in the Form 10-K.

Revenues for the three months ended June 30, 2023 and 2022 were as follows:

	Three Months Ended June 30,
	2023	2022
	(in thousands, unaudited)
Revenues:
Outpatient facility services	$1,204	$4,744
Memberships	140	289
Total revenues	$1,344	$5,033

Revenues for the six months ended June 30, 2023 and 2022 were as follows:

	Six Months Ended June 30,
	2023	2022
	(in thousands, unaudited)
Revenues:
Outpatient facility services	$3,041	$8,405
Memberships	396	523
Total revenues	$3,437	$8,928

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See the table below for more information regarding our revenue breakdown by service type.

	Three Months Ended June 30,
	2023	2022
	(Unaudited)
Revenues:
Medical treatments	61%	66%
Physical therapy	22%	26%
Chiropractic care	5%	2%
Memberships	12%	6%
	100%	100%

	Six Months Ended June 30,
	2023	2022
	(Unaudited)
Revenues:
Medical treatments	62%	66%
Physical therapy	22%	26%
Chiropractic care	3%	2%
Memberships	13%	6%
	100%	100%

Consolidated Results

For the three months ended June 30, 2023, total revenues decreased approximately $3.7 million due to sale of the Louisiana market, Chicago market and BackSpace retail stores and the closure of underperforming stores.

For the six months ended June 30, 2023, total revenues decreased approximately $5.5 million due to the sale of the Louisiana market, Chicago market and the BackSpace retail stores and the closure of underperforming stores.

IMAC Clinics

Of the total revenue decrease, approximately $4.4 million is attributed to the sale or closure of IMAC clinics.

Retail Clinics

IMAC began opening retail clinics in Walmart in June 2021. On March 1, 2023, IMAC executed an agreement to sale The BackSpace, LLC to Curis Express, LLC. This sale eliminated IMAC retail chiropractic division. During the first quarter of 2023, 75% of the BackSpace revenue was related to memberships.

Memberships

A wellness membership program was implemented at IMAC Clinics in January 2020 and this wellness program has different plan levels that include services for chiropractic care and medical treatments on a monthly subscription basis. Therefore, memberships could have multiple visits in one month, however only one payment is received for these visits.

Operating Expenses

Operating expenses consist of patient expenses, salaries and benefits, share based compensation, advertising and marketing, general and administrative expenses and depreciation expenses.

Patient expenses consist of medical supplies for services rendered.

Patient Expenses	2023	2022	Change from Prior Year	Percent Change from Prior Year

Three Months Ended June 30	$176,000	$397,000	$(221,000)	(56)%
Six Months Ended June 30	$442,000	$858,000	$(416,000)	(48)%

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Cost of revenues (patient expense) decreased for the six months ended June 30, 2023 as compared to June 30, 2022, due to the closure of the underperforming clinics and the sale of Louisiana and the retail stores. Patient expense as a percent of revenue has remained relatively consistent from 13.1% for the second quarter of 2023 compared to 7.9% for the second quarter of 2022. The increase during the second quarter is partially due to a temporary medical service mix shift and purchasing power decrease to achieve purchase volume discounts.

Salaries and benefits consist of payroll, benefits and related party contracts.

Salaries and Benefits	2023	2022	Change from Prior Year	Percent Change from Prior Year

Three Months Ended June 30	$1,252,000	$3,863,000	$(2,611,000)	(68)%
Six Months Ended June 30	$3,565,000	$7,762,000	$(4,197,000)	(54)%

Salaries and benefits expenses for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, decreased due to the closure of the underperforming clinics and the sale of Louisiana and the retail stores. Same store clinics have also experienced a decrease in employees.

Advertising and marketing consist of marketing, business promotion and brand recognition.

Advertising and Marketing	2023	2022	Change from Prior Year	Percent Change from Prior Year

Three Months Ended June 30	$37,000	$242,000	$(205,000)	(85)%
Six Months Ended June 30	$111,000	$613,000	$(502,000)	(82)%

Advertising and marketing expenses decreased $206,000 for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. This decrease is attributable to the decrease of clinics.

G&A consist of all other costs than advertising and marketing, salaries and benefits, patient expenses and depreciation.

General and Administrative	2023	2022	Change from Prior Year	Percent Change from Prior Year

Three Months Ended June 30	$887,000	$1,858,000	$(971,000)	(52)%
Six Months Ended June 30	$2,392,000	$3,673,000	$(1,281,000)	(35)%

G&A decreased $1,282,000 in the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. There was a $363,000 decrease in rent expense from the first six months of 2022 compared to the first six months of 2023 due to the sale and closure of seven IMAC clinic locations as well as the 10 Backspace locations. IMAC had a decrease of $276,000 in contract labor and consulting expenses in the first six months of 2023 compared to the first six months of 2022.

FDA Clinical Trial

In August 2020, the FDA approved IMAC’s investigational new drug application. IMAC completed the third cohort of Phase 1 of the clinical trial during 2022. IMAC incurred $34,000 in G&A expenses related to consultants, supplies, software and travel for the clinic trial during the six months ended June 30, 2023 compared to $205,000 in the six months ended June 30, 2022.

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Depreciation is related to our property and equipment purchases to use in the course of our business activities. Amortization is related to our business acquisitions.

Depreciation and Amortization	2023	2022	Change from Prior Year	Percent Change from Prior Year

Three Months Ended June 30	$120,000	$439,000	$(319,000)	(73)%
Six Months Ended June 30	$310,000	$885,000	$(575,000)	(65)%

Depreciation and amortization decreased for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The decrease is attributable to the impairment recorded of the intangibles, the sale of Louisiana and the retail clinics and the sale of medical equipment.

Depreciation is related to our property and equipment purchases to use in the course of our business activities. Amortization is related to our business acquisitions.

Loss on disposal and impairment	2023	2022	Change from Prior Year	Percent Change from Prior Year

Three Months Ended June 30	$254,000	$35,000	$219,000	630%
Six Months Ended June 30	$1,695,000	$82,000	$1,613,000	1,961%

Loss on disposal and impairment increased $1,613,000 for the six months ended June 30, 2023 compared to the six months ended June 30, 2023 due to the sale of Ricardo Knight, PC, Louisiana Orthopedic and the retail stores, the closure of the underperforming clinics and sales of equipment.

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Analysis of Cash Flows

The primary source of IMAC’s operating cash flow is the collection of accounts receivable from patients, private insurance companies, government programs, self-insured employers and other payers.

During the year ended December 31, 2022, net cash used in operations increased to $10.3 million compared to $7.6 million for the year ended December 31, 2021. This increase was primarily attributable to IMAC’s net loss .

Net cash used in investing activities during the years ended December 31, 2022 and 2021 was $0.2 million and $2.5 million, respectively.

Net cash provided by financing activities during the year ended December 31, 2022 was $4.2 million, which was primarily proceeds from the sale of common stock, net of related fees, which totaled $4.4 million, reduced by principal repayments of $0.3 million. Net cash provided by financing activities during the year ended December 31, 2021 was $14.5 million, including proceeds from the sale of common stock, net of related fees, which totaled $20.2 million, reduced by principal repayments of $4.4 million.

During the six months ended June 30, 2023, net cash used in operations was approximately $1.7 million, which was primarily attributable to the loss on disposition of assets related to the sale of Louisiana and closure of clinics. Of that total, roughly $0.25 million of net cash used for operations was incurred in the three months ending June 30, 2023.

Net cash provided by investing activities during the six months ended June 30, 2023 was approximately $1.1 million, which was attributed to the sale of Ricardo Knight, PC and Louisiana Orthopedic operations during the period.

Net cash used in financing activities during the six months ended June 30, 2023 was approximately $24,000, which mostly consisted of debt payments of approximately $30,000.

Reconciliation of Non-GAAP Financial Measures

This report contains certain non-GAAP financial measures, including non-GAAP net income and adjusted EBITDA, which are used by management in analyzing IMAC’s financial results and ongoing operational performance.

In order to better assess IMAC’s financial results, management believes that net income before interest, income taxes, stock based compensation, and depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of IMAC because adjusted EBITDA reflects net income adjusted for certain non-cash and/or non-operating items. IMAC also believes that adjusted EBITDA is useful to many investors to assess IMAC’s ongoing results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, such non-GAAP financial measures are susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

This non-GAAP financial measure should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with US GAAP and may be different from non-GAAP financial measures used by other companies and have limitations as analytical tools.

A reconciliation of adjusted EBITDA to the most directly comparable GAAP measures is set forth below.

	2022	2021
GAAP loss attributable to IMAC Holdings, Inc.	$(18,313,000)	$(10,542,000)
Interest income	(11,000)	(3,000)
Interest expense	14,000	504,000
Share-based compensation expense	445,000	571,000
Loss on disposal of assets	-	149,000
Loss on impairment	8,432,000	-
Depreciation and amortization	1,627,000	1,649,000
Adjusted EBITDA	$(7,806,000)	$(7,672,000)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
GAAP loss attributable to IMAC Holdings, Inc.	$(1,403,000)	$(1,844,000)	$(5,102,000)	$(5,006,000)
Interest income	–	(1,000)	–	(1,000)
Interest expense	22,000	5,000	25,000	9,000
Other expense	–	40,000	–	53,000
Share-based compensation expense	46,000	81,000	131,000	270,000
Depreciation and amortization	120,000	439,000	310,000	885,000
Loss on disposition and impairment of assets	254,000	35,000	1,695,000	82,000
Adjusted EBITDA	$(961,000)	$(1,245,000)	$(2,941,000)	$(3,708,000)

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Liquidity and Capital Resources

As of June 30, 2023, IMAC had $0.2 million in cash and negative working capital of $2.6 million. As of December 31, 2022, IMAC had cash of $0.8 million and working capital of $0.5 million. The decrease in working capital was primarily due to the use of cash for operating expenses during the six months ended June 30, 2023.

As of June 30, 2023, IMAC had approximately $3.9 million in current liabilities. Operating leases represent $0.9 million of IMAC’s current liabilities. Of IMAC’s remaining current liabilities as of June 30, 2023, approximately $1.2 million in current liabilities outstanding to vendors, which IMAC has historically paid down in the normal course of business and accrued expenses represent approximately $1.0 million of the balance. Lastly, accrued wages, taxes, 401k contributions and paid time off represent approximately $0.3 million of the remaining current liabilities.

Iliad Note

On October 29, 2020, IMAC entered into a Note Purchase Agreement (the “October 2020 Purchase Agreement”) with Iliad pursuant to which IMAC agreed to issue and sell to Iliad a secured promissory note (the “October 2020 Note”) in an initial principal amount of $2,690,000, which was payable on or before April 29, 2022. The principal amount of this note included an original discount of $175,000 and $15,000 that IMAC agreed to pay to Iliad to cover legal fees, accounting costs, due diligence and other transaction costs. In exchange for the October 2020 Note, Iliad paid a purchase price of $2,500,000. The October 2020 Purchase Agreement also provided for indemnification of Iliad and its affiliates in the event that they incur loss or damage related to, amount other things, breach by IMAC of any of its representations, warranties or covenants under the October 2020 Purchase Agreement. In connection with the October 2020 Purchase Agreement and the October 2020 Note, IMAC entered into a Security Agreement with Iliad (the “October 2020 Security Agreement”), pursuant to which the obligations of IMAC were secured by all of the assets of IMAC, excluding IMAC’s accounts receivable and intellectual property. Upon an event of default under the October 2020 Note, the October 2020 Security Agreement entitled the Holder to take possession of such collateral; provided that Iliad’s security interest and remedies with respect to the collateral are junior in priority to the security interest previously granted by IMAC to Iliad in connection with a separate financing entered into by them on March 25, 2020, for which Iliad held a senior, first-priority security interest in the same collateral. IMAC repaid the note in January 2022.

Public Offering

On March 26, 2021, IMAC completed a public offering by issuing 10,625,000 shares of common stock for gross proceeds of $17 million. IMAC used approximately $1.8 million for the repayment of certain indebtedness and is using the remaining proceeds for the repayment of certain other indebtedness, to finance the costs of developing and acquiring additional outpatient medical clinics and healthcare centers as part of the IMAC’s growth and expansion strategy and for working capital.

On April 7, 2021 IMAC closed on the sale of an additional 1,193,750 shares of common stock at the then public offering price of $1.60 per share, pursuant to the 15% over-allotment option exercised in full by the underwriters in connection with its public offering that closed March 2021.

On August 16, 2022, IMAC entered into a securities purchase agreement (the “Securities Purchase Agreement”) with institutional accredited investors (the “Purchasers”) pursuant to which IMAC offered for sale to the Purchasers an aggregate of 5,164,474 shares (the “Offered Shares”) of its common stock at a purchase price of $0.76, in a registered direct offering (the “Registered Direct Offering”). In a concurrent private placement, IMAC also agreed to issue to the investors Series 1 warrants to purchase 5,164,474 shares of common stock that will become exercisable on the date that is six months following the date of issuance of the shares of common stock in the Registered Direct Offering (the “Exercise Date”) and expire on the five year anniversary of the Exercise Date, at an exercise price of $0.95 per share, and Series 2 warrants to purchase 5,164,474 shares of common stock that will become exercisable on the Exercise Date and expire on the one year anniversary of the Exercise Date, at an exercise price of $0.95 per share. The Offered Shares were offered by IMAC pursuant to its shelf registration statement on Form S-3 (File No. 333-237455) originally filed with the SEC on March 27, 2020 (as amended, the “Registration Statement”), which was declared effective on April 3, 2020. IMAC received gross proceeds of both transactions of $3.9 million. IMAC intends to use the net proceeds from this offering for working capital and other general corporate purposes, including financing the costs of implementing IMAC’s strategic alternative activities.

Contractual Obligations

The following table summarizes IMAC’s contractual obligations by period as of June 30, 2023:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years
Short-term obligations	$23,263	$23,263	$–	$–
Long-term obligations, including interest	55,971	–	55,971	–
Finance lease obligations, including interest	20,905	18,176	2,729	–
Operating lease obligations	2,133,592	1,013,030	1,001,894	118,668
	$2,233,731	$1,054,469	$1,060,594	$118,668

The following table summarizes IMAC’s contractual obligations by period as of December 31, 2022:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years
Short-term obligations	$55,528	$55,528	$-	$-
Long-term obligations, including interest	55,971	-	55,971	-
Finance lease obligations, including interest	31,809	21,806	10,003	-
Operating lease obligations, including interest	4,432,675	1,545,103	2,668,498	219,074
	$4,575,983	$1,622,437	$2,734,472	$219,074

Impact of Inflation

IMAC believes that inflation had a material impact on its results of operations for the years ended December 31, 2022. Inflation was evident in staffing and supply costs related to the delivery of patient care. IMAC cannot assure you that future inflation will not have an adverse impact on IMAC’s operating results and financial condition.

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DESCRIPTION OF CAPITAL STOCK OF IMAC

The following description is a summary of the terms of IMAC Common Stock and warrants, which are registered under Section 12(b) of the Exchange Act, as amended. The summary is qualified in its entirety by reference to IMAC’s certificate of incorporation, as amended, IMAC Bylaws and form of warrant, each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K, and certain applicable provisions of Delaware law.

General

IMAC’s authorized capital stock consists of [60,000,000] shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated. IMAC’s Board of Directors may establish the rights and preferences of the preferred stock from time to time. As of [●], 2023, there were [●] shares of common stock issued and outstanding, held of record by approximately [●] stockholders, and no shares of preferred stock issued or outstanding.

Common Stock

Each holder of IMAC Common Stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of IMAC Common Stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the IMAC Board of Directors out of legally available funds. If there is a liquidation, dissolution or winding up of the company, holders of IMAC Common Stock would be entitled to share in IMAC’s assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of IMAC Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of IMAC Common Stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of IMAC Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which IMAC may designate and issue in the future.

Preferred Stock

Under the terms of IMAC’s certificate of incorporation, IMAC’s Board of Directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. IMAC’s Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Warrants

IMAC issued warrants to purchase a total of 1,700,000 shares of common stock as part of IMAC’s initial public offering in February 2019. The warrants were issued in book-entry form under a warrant agent agreement between Equity Stock Transfer, LLC, as warrant agent, and IMAC, and are represented by one or more book-entry certificates deposited with DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The warrants are identical except for the respective number of shares purchased.

The warrants are exercisable at any time after the date of issuance, and at any time up to 5:00 p.m., Eastern time, on the date that is five years after the date on which such warrants are issued, at which time any unexercised warrants will expire and cease to be exercisable. The warrants are exercisable, at the option of each holder, in whole or in part by delivering to IMAC a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise.

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No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, IMAC will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of IMAC Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage will not be effective until the 61st day after such notice to IMAC.

At any time when a registration statement covering the issuance of the shares of common stock issuable upon exercise of the warrants is not effective, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of IMAC Common Stock that may be purchased upon such exercise.

The exercise price per share of common stock is $5.00. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting IMAC Common Stock.

In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of IMAC Common Stock, the sale, transfer or other disposition of all or substantially all of IMAC’s properties or assets, IMAC’s consolidation or merger with or into another person, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of IMAC Common Stock, the holder of a warrant does not have the rights or privileges of a holder of IMAC Common Stock, including any voting rights, until the holder exercises the warrant.

With the consent of the warrant holders holding a majority of the then outstanding warrants (as measured by the number of shares of common stock underlying such outstanding warrants), IMAC may increase the exercise price, shorten the expiration date and amend all other warrant terms.

Effect of Certain Provisions of IMAC’s Charter and Bylaws and the Delaware Anti-Takeover Statute

Certain provisions of Delaware law, IMAC’s certificate of incorporation and the IMAC Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of IMAC. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of IMAC to first negotiate with IMAC’s Board of Directors. IMAC believes that the benefits of increased protection of its potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire IMAC because negotiation of these proposals could result in an improvement of their terms.

No cumulative voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless IMAC’s certificate of incorporation provides otherwise. IMAC’s certificate of incorporation and bylaws prohibit cumulative voting in the election of directors.

Undesignated preferred stock

The ability to authorize undesignated preferred stock makes it possible for IMAC’s Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the company.

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Calling of special meetings of stockholders and action by written consent

IMAC’s charter documents provide that a special meeting of stockholders may be called only by resolution adopted by IMAC’s Board of Directors, chairman of the IMAC Board of Directors or chief executive officer or upon the written request of stockholders owning at least 33 1/3% of the outstanding common stock. Stockholder owning less than such required amount may not call a special meeting, which may delay the ability of IMAC’s stockholders to force consideration of a proposal or for holders controlling a majority of IMAC’s capital stock to take any action, including the removal of directors.

IMAC’s charter documents provide that any action required or permitted to be taken by the stockholders of the company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by the stockholders.

Requirements for advance notification of stockholder nominations and proposals

The IMAC Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the IMAC Board of Directors or a committee of the IMAC Board of Directors. However, the IMAC Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the company.

Amendment of certificate of incorporation and bylaws

The amendment of certain provisions (including the above provisions) of IMAC’s certificate of incorporation and bylaws requires approval by holders of at least two-thirds of IMAC’s outstanding capital stock entitled to vote generally in the election of directors.

Section 203 of the Delaware General Corporation Law

IMAC is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, IMAC’s Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by IMAC’s Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Choice of Forum

IMAC’s certificate of incorporation provides that, unless IMAC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if no Court of Chancery located within the State of Delaware has jurisdiction, the Federal District Court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on IMAC’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by IMAC’s directors, officers, or other employees to IMAC or to IMAC’s stockholders, (iii) any action asserting a claim against IMAC or any director, officer or other employee arising pursuant to any provision of the DGCL, IMAC’s certificate of incorporation or bylaws or (iv) any action asserting a claim against IMAC or any director, officer or other employee that is governed by the internal affairs doctrine. It is possible that a court could rule that this provision is not applicable or is unenforceable. Any person or entity purchasing or otherwise acquiring shares of IMAC’s capital stock will be deemed to have notice of and consented to this provision of IMAC’s certificate of incorporation. However, this sole and exclusive forum provision will not apply in those instances where there is exclusive federal jurisdiction, including but not limited to certain actions arising under the Securities Act or the Exchange Act.

Exchange Listing

IMAC Common Stock and warrants are traded on The Nasdaq Capital Market under the symbols “IMAC” and “IMACW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for IMAC Common Stock and warrant agent for IMAC’s warrants is Equity Stock Transfer, LLC, 237 West 37th Street, Suite 602, New York, NY 10018.

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PRINCIPAL STOCKHOLDERS OF IMAC

The following table sets forth information as of [●], 2023 regarding the beneficial ownership of IMAC Common Stock by (i) each person IMAC knows to be the beneficial owner of 5% or more of its common stock, (ii) each of IMAC’s current executive officers, (iii) each of its directors, and (iv) all of its current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o IMAC Holdings, Inc., 3401 Mallory Lane, Suite 100, Franklin, Tennessee 37067.

Percentage of beneficial ownership in the table below is calculated based on 1,091,825 shares of common stock outstanding as of [●], 2023. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of IMAC Common Stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of [●]. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned

Jeffrey S. Ervin	12,380	1.1%

Matthew C. Wallis, DC	58,390	5.3%

Ben Lerner	3,333	*

Sheri Gardzina	944	*

Michael D. Pruitt	5,475	*

Maurice E. Evans	11,404	1.0

Cary W. Sucoff	6,667	*

All directors and executive officers as a group (7 persons)	98,593	10.0%

*	Less than 1% of outstanding shares.

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THERALINK’S BUSINESS

Corporate History and Structure

Theralink, formerly OncBioMune Pharmaceuticals, Inc., is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a proprietary vaccine technology. On June 5, 2020, Theralink acquired the assets (the “Asset Sale Transaction”) of Avant, pursuant to the Asset Purchase Agreement dated May 12, 2020 between the Theralink and Avant (the “Asset Purchase Agreement”). Avant was a commercial-stage precision medicine and molecular data-generating company that focused on the development and commercialization of a series of patented, proprietary data-generating assays that may provide important actionable information for physicians and patients, as well as biopharmaceutical companies, in the areas of oncology.

Pursuant to the Asset Purchase Agreement, Theralink acquired substantially all of the assets of Avant and assumed certain of its liabilities. Upon the terms and subject to the conditions of the Asset Purchase Agreement, Avant sold to Theralink, all of Avant’s title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether existing or hereafter acquired, except for the specific excluded assets, which relate to, or are used or held for use in connection with, Avant’s business. Theralink also hired Avant’s employees upon consummation of the Asset Sale Transaction. As consideration for the Asset Sale Transaction, Theralink issued to Avant 1,000 shares of a newly created Series D-1 Preferred Stock which held 54.55% of all voting rights on an as-converted basis with the common stock. Upon the effectiveness of an increase of the Theralink’s authorized shares of common stock from 6,666,667 shares to 12,000,000,000 shares, all such shares of Series D-1 Preferred Stock issued to Avant automatically converted into 5,081,549,184 shares of Theralink’s common stock. Avant possessed majority voting control of Theralink immediately following the Asset Sale Transaction and controlled Theralink’s Board of Directors after the termination of the ten-day waiting period required by Rule 14f-1 under the Exchange Act. Accordingly, the Asset Sale Transaction was accounted for, in substance, as an asset acquisition of Theralink’s net assets by Avant and a recapitalization of Avant. Avant is considered the historical registrant and the historical operations presented are those of Avant since Avant obtained 54.55% majority voting control of Theralink. All share and per share data in the accompanying financial statements and footnotes has been retrospectively adjusted for the recapitalization.

On June 5, 2020, pursuant to the Asset Purchase Agreement, Theralink; (i) entered into an employment agreement with Dr. Michael Ruxin to serve as Theralink’s Chief Executive Officer, President and a director; (ii) entered into an employment agreement with Jeffery Busch to serve as Theralink’s Chairman of the Theralink Board of Directors and; (iii) appointed Yvonne Fors to the Theralink Board of Directors.

On August 14, 2020, the Theralink Board of Directors appointed Mr. Andrew Kucharchuk as Acting Chief Financial Officer of Theralink.

On August 14, 2020, the Theralink Board of Directors approved a change in Theralink’s fiscal year end from December 31 to September 30, effective immediately for the current fiscal year, and for all subsequent years until such time as the Theralink Board of Directors resolves to amend such fiscal year end. The fiscal year has been changed to conform to the September 30 fiscal year end of Avant which is the historical registrant as a result of the Asset Sale Transaction consummated on June 5, 2020 and therefore, no transition report is required.

On September 24, 2020, Andrew Kucharchuk resigned from his position as acting Chief Financial Officer. Mr. Kucharchuk continues to serve as a director on the Theralink Board of Directors. On the same day, Theralink appointed Thomas E. Chilcott, III, to serve as the Chief Financial Officer. On May 5, 2023, the company terminated Mr. Chilcott, effective immediately. Mr. Kucharchuk was reappointed Chief Financial Officer on May 5, 2023.

On April 1, 2022, the Theralink Board of Directors was expanded to six members. Danica Holley and Matthew Schwartz were appointed to these newly created positions.

On June 26, 2023, the Theralink Board of Directors appointed Faith Zaslavsky as the Chief Executive Officer. Mick Ruxin, M.D., the company’s former Chief Executive Officer transitioned to become the Company’s Chief Medical Officer.

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Business Model

Theralink is a commercial-stage, precision medicine, molecular data-generating company that focuses on the development and commercialization of a series of proprietary data-generating assays that may provide important actionable information for physicians, patients and biopharmaceutical companies, in the area of oncology. Theralink’s objective is to commercialize the technology originally developed by Theranostics Health, Inc. This technology is differentiated due to:

●	An exclusive license agreement with George Mason University (“GMU”).
●	A patent portfolio licensed from GMU and the NIH.
●	Access to GMU’s well-published subject matter experts and their pioneering work in phosphoproteomic-based biomarker diagnostics.
●	Expertise in cancer biomarker and data-generating laboratory testing data.
●	Development of proprietary, cutting-edge assays focused on precision oncology care.
●	Building revenue streams based on our proprietary technology.

Theralink is advancing proprietary technology in the field of phosphoproteomic research, a sector which has emerged as one of the most exciting new components in the high-growth field of precision molecular diagnostics. This technology is intended to make it possible to generate an accurate and comprehensive portrait of protein pathway activation in diseased cells from each patient, which may enable providers to identify and match individuals with optimal targeted molecular therapies. This technology enables the quantitative measurement of the active protein(s) in cancer cells and their level of activation. The technology’s measurement sensitivity is many times greater than conventional mass spectrometry and other protein immunoassays. Initially spun-out from GMU in 2006, and subsequently elevated to the federal government’s CMS and CLIA standards, Theralink’s assay may prove highly useful for oncology patient management by improving (i) chemotherapy drug selection; (ii) immunotherapy drug selection; and (iii) optimizing combination therapy selection.

The biomarker and data-generating tests provide biopharmaceutical companies, clinical scientists and physicians with molecular-based guidance as to which patients may benefit from new molecular targeted therapeutics being developed for use in treating various life-threatening oncology diseases. These tests may also provide guidance to physicians on existing treatment standards that are recognized as the standard of care in the oncology treatment community. This addresses the core aspect of precision oncology treatment by identifying which individuals are more likely to respond to specific targeted molecular therapies, thus forming the basis for personalized medicine.

The technology is based upon the pioneering work of three noted scientists, Drs. Lance Liotta, Emanuel Petricoin and Virginia Espina, in proteomic-based precision medicine. Theralink benefits from a portfolio of intellectual property derived from licensing agreements with:

●	The US Public Health Service (“PHS”), the federal agency that supervises the NIH, which provides the Theralink with broad protection around its technology platform; and
●	GMU, which provides access to additional intellectual property around improvements to the technology platform and biomarker signatures that form the basis for future phosphoproteomics products.

Theralink is committed to advancing the technology from GMU and the NIH as a platform for the development of new clinical biomarkers. These biomarkers and monitoring products may have the ability to provide biopharmaceutical companies and doctors with critical molecular-based knowledge to potentially make the best therapeutic decisions based on a patient’s unique, individual medical needs.

Milestones

In the twelve months following September 30, 2022, Theralink intends to focus on completing key milestones to create value for both investors and the healthcare industry. These milestones include:

●	Establishing laboratory Standard Operating Procedures (“SOP’s”) to comply with New York CLIA standards;

●	Hiring additional lab techs and sales consultants;

●	Choosing members to sit on Theralink’s Clinical and Scientific Advisory Boards;

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●	Continuing to validate additional Theralink cancer biomarker technology under CAP/CLIA standards for a pan tumor assay to provide personalized medicine regarding treatment options for biopharmaceutical companies, clinical oncologists and their cancer patients;

●	Continuing to partner with pharmaceutical companies to perform oncology-related data-generating testing services which may generate additional revenues and

●	Continuing to seek financing to grow Theralink.

Market Overview

The Theralink technology focuses on the oncology discipline of molecular pathology. Within oncology, Theralink is developing tests related to breast cancer, gynecologic cancer, gastrointestinal (“GI”) cancer, non-small cell lung cancer and pancreatic cancer. Within the clinical precision oncology space, Theralink aims to be a leading Companion Diagnostics (“CDx”) provider by delivering assays that are intended to assist physicians when making pharmaceutical treatment decisions for a given patient. The license granted under the GMU licensing agreement excludes biomarkers for lung, ovarian and breast cancer in a diagnostic field of use.

CDx results are intended to facilitate therapy selection by elucidating the efficacy of a specific drug or drug class for specific cohorts of patients within which a given patient is placed. Companion diagnostic companies are of particular interest to both drug development companies and physicians. Drug development companies benefit from the results of CDx assays by improving their accuracy in selecting patients for clinical trials who are most likely to benefit from the therapeutic they are developing. Physicians may benefit from improved decision-making information by allowing them to match a specific patient with the most effective treatment option. The basis of the effectiveness of companion diagnostic assays is built upon surrogate biomarkers, which are intended to measure the effect of a specific pharmaceutical treatment and its correlation to a biomarker, or endpoint. Theralink believes the most effective method to aid in therapy selection is by taking a phosphoproteomic approach to tumor analysis.

Asset Description and Intellectual Property

Background

Theranostics Health was a privately held company founded in 2006. Its core technologies were focused on the quantitative measurement of proteins contained in the key signaling pathways of a disease. These measurements include pre-analytical processing of preclinical and clinical samples, Laser Capture Microdissection (“LCM”), and RPPA. The application of the technology has enabled Theralink to work with both fresh frozen and formalin-fixed, paraffin encased research and clinical samples.

LCM is used to isolate specific cell populations from the many different types of cells usually present in a clinical biopsy tissue sample. Therefore, information derived from subsequent molecular assays is specific to that targeted cell population. RPPA enables sensitive, quantitative, calibrated, multiplexed analysis of cellular proteins from a limited amount of starting materials, such as clinical specimens. Theranostics Health had an exclusive license from the NIH to commercialize LCM isolation of cells for the proteomic analysis used for cancer therapeutics and companion diagnostics of which Theralink now is the licensee.

Patent Portfolio

Theralink has licensed 10 granted U.S. patents from the NIH and GMU. The term of individual patents depends upon the legal term for patents in the countries in which they were obtained. In most countries, including the United States, the patent term is 20 years from the earliest filing date of a non-provisional patent application.

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GMU License Agreement

Theralink’s exclusive license agreement with GMU: (1) Grants an exclusive worldwide license, with the right to grant sublicenses, under the Licensed Inventions to make, have made, import, use, market, offer for sale and sell products designed, manufactured, used and/or marketed for all fields and for all uses, subject to the exclusions discussed below; (2) Grants an exclusive option to license past, existing, or future inventions in the field of proteomics, from inventors that are obligated to assign to GMU and who have signed a memorandum of understanding acknowledging that developed intellectual property will be offered, subject to the exclusions discussed below; (3) The license and option granted specifically excludes biomarkers for lung, ovarian, and breast cancers in a diagnostic field of use and GMU inventions developed using materials obtained from third parties under agreements granting rights to inventions made using said materials; and (4) Grants right to assign or otherwise transfer license so long as such assignment or transfer is accompanied by a change of control transaction and GMU is given 14 days prior notice. In addition, Theralink is required to make an annual payment of $50,000 to GMU as well as pay GMU (i) a quarterly royalty equal to the net revenue multiplied by one and one-half percent (1.5%), due on a quarterly basis or (i) a quarterly sublicense royalty equal to the net revenue multiplied by fifteen percent (15%). In addition, Theralink has the right of first refusal for all technology associated with RPPA technology from GMU.

NIH License Agreement

In March 2018, Theralink entered into two license agreements (“NIH License Agreements”) with the NIIH which grants Theralink an exclusive and a nonexclusive United States license for certain patents. Pursuant to the NIH License Agreements, Theralink is required to make an annual payment of $1,000 to the NIH as well as pay the NIH a royalty equal to the net sales multiplied by three percent (3.0%) every June 30th and December 31st. Commencing on January 1st of the year following the year of the first commercial sale, Theralink is subject to a non-refundable minimum annual royalty of $5,000. In addition, a sublicense royalty equal to the net revenue multiplied by ten percent (10%) will be payable upon sublicensing.

Regulatory Approvals – CAP/CLIA and FDA

Initially, Theralink can provide data-generating services to certain counterparties such as biopharmaceutical companies for research use only (“RUO”). These arrangements will provide service revenues for Theralink during its early years of development.

Theralink may expand its data-generating services to address a broader range of clients, specifically, either as a direct provider of services to hospitals and chronic care providers for precision health screening by oncologists, or indirectly as a reference laboratory, thereby increasing potential services revenues. Oncologists may eventually use Theralink’s data-generating services to optimize potential treatment protocols for breast cancer, gynecologic cancer, pancreatic cancer, GI cancer and non-small cell lung cancer patients, among others.

CLIA are federal regulations for United States based clinical laboratories to provide industry standards for testing human samples for various purposes. These amendments were added to the laboratory requirements outlined in the Code of Federal Regulations, 42 CFR 493. Three federal agencies are responsible for ensuring laboratories comply with CLIA standards: FDA, the CMS, and the Center for Disease Control.

Additionally, laboratories can pursue a higher level of designation by becoming accredited by a recognized accreditation agency. The CAP is such an agency. CAP releases its own requirements, which are built upon CLIA’s regulations. Compliance is assessed by a peer group site inspection every two years. Meeting these criteria ensures that industry specific standards for laboratory operations are upheld in the lab. These requirements are designed to identify areas for improvement to reach the highest level of quality. Theralink is currently CAP accredited.

Subsequently, if Theralink receives FDA approval as a CDx, Theralink would consider expanding its data-generating services by opening additional laboratory sites to assist oncologists using precision therapy selection in hospitals and chronic care provider groups. These oncologists would be using the data-generating services to optimize potential treatment protocols for breast cancer, gynecologic cancer, pancreatic cancer, GI cancer, non-small cell lung cancer and other solid tumor patients once the Theralink assays are fully developed for these applications.

The attainment and timing of key regulatory approvals are critical and required to commence marketing and subsequent realization of revenues. Theralink already has CLIA certification in every state. Theralink has obtained national CAP accreditation.

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THERALINK MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Theralink is a precision medicine company with a nationally CLIA-certified and CAP-accredited laboratory in Golden, Colorado. Theralink’s unique and patented RPPA technology platform can quantify protein signaling to support oncology clinical treatment decisions and biopharmaceutical drug development. Since protein signaling is responsible for the development and progression of cancer, nearly all FDA-approved cancer therapeutics target proteins, not genes. The Theralink® RPPA technology can reveal the protein drug target(s) that are essentially turned “on” in a patient’s cancer and may suggest the most effective treatment plan to turn those proteins “off”. Therefore, the Theralink® RPPA technology is a critical tool that may empower oncologists with actionable information to effectively treat a cancer patient, which is often missed by standard proteomic and genomic testing.

Theralink’s commercially available LDT, the Theralink® Assay for Breast Cancer, is currently being utilized by oncologists across the United States to assist in making the most targeted treatment plan for their patients with advanced breast cancer. In 2023, Theralink began receiving reimbursement for this test by Medicare and certain third-party payors. The Theralink® test determines which drug target(s) are present and/or activated and may reveal to the oncologist which patients are predicted to be responders versus non-responders to a particular therapeutic. The test may provide therapeutic recommendations to support oncologist treatment selection of the best therapy option - which may improve patient response and consequently save the healthcare system substantial dollars.

The currently available Theralink® Assay for Breast Cancer will be followed by the Theralink® Pan-Tumor Assay 1.0, expected to launch in 2023 or early 2024 to include ovarian, endometrial, and head & neck cancers. The test is expected to expand further in 2024 to the Theralink® Pan-Tumor Assay 2.0 to support the treatment of colorectal, prostate, pancreatic, lung, and other solid tumor cancer indications.

Theralink Tumor Biomarker Platform

The Theralink test uses RPPA technology to measure the abundance and activation of cell surface proteins and their downstream signaling pathways. These proteins are considered biomarkers in the medical field. Biomarkers are part of a relatively new clinical toolset categorized by their clinical applications. The four main classes are molecular, physiologic, histologic, and radiographic biomarkers. All four types of biomarkers have a clinical role in narrowing or guiding treatment decisions and follow a sub-categorization of either predictive, prognostic, or diagnostic. Biomarkers serve as the drug targets for most FDA-approved and investigational therapies for cancer. Theralink may aid in determining the ideal prescribed medication for patients based on the unique protein characteristics of their cancer.

Our highly sensitive analyses of identified biomarkers have the potential to empower physicians to improve treatment decisions through better prediction of treatment outcomes. The biomarker information might prevent the patient from being exposed to toxic treatments that may be unlikely to deliver clinically meaningful benefits while potentially guiding physicians in prescribing treatments likely to yield maximum results.

The Theralink platform can be used for multiple applications in therapeutic clinical trials, including:

●	Patient selection to enroll clinical trials with the patients best suited for the therapeutic
●	Studies to explore the mechanisms by which a therapeutic benefits patients
●	Identification of how a patient becomes resistant to a therapeutic
●	Identification of what the therapeutic does to the body and what the body does to the therapeutic to support clinical application decisions (i.e., dose-response, endpoint measurements)

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Theralink measures active (also referred to as phosphorylated) proteins in tumor tissues. Active (phosphorylated) proteins are targets for oncology therapeutics. Examples of tumor indications for application development include, but are not limited to:

●	Breast Cancer
●	Pancreatic Cancer
●	Colorectal Cancer
●	Non-Small Cell Lung Cancer

Theralink is advancing proprietary technology in proteomics research. This sector has emerged in the high-growth field of precision medicine. This technology is intended to generate an accurate and comprehensive portrait of protein pathway activation in diseased cells from each patient, which may enable physicians to identify and match individuals with optimal targeted therapies. Also, Theralink’s technology allows a superior quantitative measurement of the level of activation. Theralink’s RPPA technology surpasses conventional measurement methods in both quantitative capacity and sensitivity. Theralink’s lab developed tests may prove highly useful for oncology patient management by improving targeted therapy drug selection, chemotherapy drug selection, immunotherapy drug selection, and optimizing combination therapy selection.

The biomarker and data-generating tests provide biopharmaceutical companies, clinical scientists, and physicians with molecular-based guidance as to which patients may benefit from newly developed or repurposed molecular targeted therapeutics for treating various life-threatening oncology diseases. This addresses the core aspect of precision oncology treatment by identifying which individuals are more likely to respond to specific targeted molecular therapies, thus forming the basis for personalized medicine.

Theralink benefits from a portfolio of ten (unless one expired) patents derived from licensing agreements with the US Public Health Service, the federal agency that supervises the NIH, which provides us with broad protection around its technology platform, GMU, which provides access to additional intellectual property around improvements to the technology platform and biomarker signatures that form the basis for future proteomic’s products and Vanderbilt University (“Vanderbilt”), which provides a predictor of response to immunotherapy in cancer. The current assay consists of a panel of 32 protein drug targets/biomarkers, nearly all of which are specifically covered by a suite of issued patents licensed exclusively to the Theralink. These patents are critical to Theralink’s business because the intellectual property covers the use of these specific protein biomarkers on the Theralink test for the identification and optimization of which drug and which specific combination of drugs is most likely to work for each specific patient: the hallmark of patient-tailored therapy. The intellectual property covers the use of these specific markers as well as the analysis of protein drug target activation mapping in general for patient-tailored therapeutic drug selection for breast cancer, lung cancer, colorectal cancer, as well as many other solid tumors. Moreover, Theralink’s issued patent portfolio covers the use of these markers for patient-tailored therapeutic selection of a broad number and type of FDA approved and experimental therapeutics.

Theralink is committed to advancing the technology from GMU, the NIH and Vanderbilt as a platform for developing new clinical biomarkers. These biomarkers and monitoring products may have the ability to provide biopharmaceutical companies and doctors with critical molecular-based knowledge to potentially make the best therapeutic decisions based on a patient’s unique, individual medical needs.

Theralink’s Business Strategy

Theralink’s strategy is to use the RPPA technology licensed from GMU, the NIH and Vanderbilt to take advantage of the new opportunities that are evolving in the precision medicine industry, both for oncologists and their patients and biopharma companies. Theralink offers specialized protein testing through RPPA that may guide treatment decisions. These novel data-generating technologies are based on patented and proprietary technology that is well-suited to be run in a central or regional laboratory utilizing samples that are collected by healthcare providers and sent to our authorized CLIA certified testing facility for processing. Theralink provides comprehensive and actionable insights that may improve patient outcomes in advanced stage breast cancer today and eventually across gynecological cancers, head and neck cancers, gastrointestinal cancers, lung, pancreatic and other solid tumors.

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Theralink is helping answer critical clinical questions faced by physicians, researchers, and biopharmaceutical companies. To achieve this, Theralink intends to:

●	Drive increased awareness, adoption, and create access to Theralink for patients facing a diagnosis of advanced stage breast cancer.
●	Attain reimbursement for Theralink’s Proprietary Laboratory Analyses (“PLA”) code for Theralink’s pan-tumor Theralink test, commence mass marketing: explore international partnerships and start to review potential opportunities in Canada, Asia and Europe.
●	Expand Theralink’s network in Research and Development and Research Use Only (“RUO”) testing with strategic partners to broaden access, and further enhance the capabilities of Theralink’s proprietary technology for all patients with solid tumors.
●	Deepen Theralink’s relationships with current biopharmaceutical clients and establish new client opportunities.
●	Build out Theralink’s commercial infrastructure across marketing, sales, strategic accounts, medical affairs and client services.
●	Advance the managed market strategy to expand coverage and reimbursement while working to continually improve the visibility of the cost effectiveness of Theralink’s testing and improved downstream outcomes among payers.
●	Work closely with biopharmaceutical companies to have the Theralink test named as a Companion Diagnostic.

Theralink has a new and significant market opportunity due to the emergence of novel therapeutics that target a well-understood breast cancer biomarker known as human epidermal receptor 2 (“HER2”). HER2 is critical to normal mechanisms of healthy cells; however, the over-expression of HER2 in breast cancer triggers the cancer to progress and metastasize. Historically, therapeutics that target HER2 (e.g., trastuzumab) have been effective in treating patients with high HER2 expression detected with standard clinical tests. However, new HER2-targeted therapeutics (e.g., trastuzumab deruxtecan) are effective in treating patients with low amounts of HER2, which standard methods cannot detect. Therefore, there is a critical unmet need for a sensitive and non-subjective test to measure HER2 to empower oncologists to select the most effective HER2-targeted therapy. Traditional genomic, transcriptomic, and proteomic tests are limited in identifying and selecting patients that would effectively respond to these therapeutics and those that would not. Theralink intends to exploit this unique market opportunity.

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Competitive Strengths

We believe that we have a number of competitive advantages including:

●	Theralink’s RPPA technology addresses current limitations in predicting response to targeted therapeutics. Most targeted therapeutics are designed to “turn off” activated protein signaling that drives cancer progression and metastasis. The RPPA technology was designed to measure the activated (phosphorylated) proteins and their activity in a patient’s cancer. Other clinical technologies fail to measure activated proteins due to various factors. Immunohistochemistry requires harsh chemicals that strip the protein of the markers that deem it “active”. Mass spectrometry does not have the sensitivity required to measure activated proteins with the minimal amount of clinical sample available from a patient biopsy. Genomic testing and transcriptomic testing (ex. RNA sequencing) do not directly measure the amount of active protein. Due to the limitations of Theralink’s rival technologies, Theralink is uniquely positioned to offer the most direct evaluation of activated protein abundance in clinical specimens, and Theralink predicts that this ability will be an essential advantage in predicting therapeutic response to targeted protein inhibitors.

●	Theralink’s technology platform is built to directly achieve clinical utility. Theralink’s clinical test and future tests are designed to directly measure the abundance and activation of the targets of marketed therapeutics and those in development. Guidance and advisement from key opinion leaders on impactful biomarkers is also considered in selecting biomarkers for evaluation. This may yield results that demonstrate immediate clinical utility, as the biomarker data can be directly linked to a method of therapeutic intervention. Additionally, the platform can be tailored to the specific needs of biopharma clients by selecting targets that can investigate the efficacy of their therapeutics in development and identify mechanisms of potential resistance and feedback. The platform requires no significant modification from the preclinical setting to clinical trials, to companion diagnostic, making it ideal for long term partnerships in drug development.

●	Theralink’s RPPA platform can be tailored and scaled for Companion Diagnostic (CDx) development. CDx results are intended to facilitate therapy selection by elucidating the efficacy of a specific drug or drug class for specific cohorts of patients within which a given patient is placed. Companion diagnostic companies are of particular interest to both drug development companies and physicians. Drug development companies benefit from the results of CDx tests by improving their accuracy in selecting patients for clinical trials who are most likely to benefit from the therapeutic they are developing. Physicians may benefit from improved decision-making information by allowing them to match a specific patient with the most effective treatment option. The basis of the effectiveness of companion diagnostic tests is built upon surrogate biomarkers, which are intended to measure the effect of a specific pharmaceutical treatment and its correlation to a biomarker, or endpoint. Theralink believes the most effective method to aid in therapy selection is by taking a specialized proteomic approach to tumor analysis. The platform can be used to identify biomarkers of response in model systems or clinical trials and then the selected biomarker(s) can be developed to a clinical grade companion diagnostic.

●	Theralink’s RPPA platform is easily implemented into clinical practice and does not require any deviations from routine procedure for tissue/tumor sample preparation in the clinic. The platform was designed to work with the same biopsy tissue blocks and sections used in routine immunohistochemistry and genetics testing, with similar sample requirements. Theralink will not face challenges or hesitance of adoption based on challenges to accommodating impractical requirements for tissue/tumor sample assessment.

●	Theralink’s RPPA technology can be applied to any solid tissue disease. Currently, the platform is employed to identify targets for therapeutic intervention in breast cancer. The platform can easily be used to concurrently identify activated targets in other solid tissue cancers such as lung, prostate, ovarian, colorectal, bladder, head and neck, endometrial and any other cancer where a solid tissue biopsy is available. Long term, the platform can be used to expand beyond cancer to biomarker discovery in significant ailments such as nonalcoholic fatty liver disease, diabetic foot ulcer, and dysfunctions of the central nervous system. The technology has also been previously applied to other sample inputs of interest including exosomes, peripheral blood mononuclear cells, and hair.

●	The Theralink leadership team has broad expertise in the oncology market. The team has many years of professional experience in clinical proteomics, demonstrated research, scientific expertise, commercialization of novel products which is paired with Theralink’s novel intellectual property.

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Results of Operations

Comparison for the Three and Nine months ended June 30, 2023 and 2022

Revenues

●	During the three months ended June 30, 2023 and 2022, Theralink generated revenues of $202,447 and $164,213, respectively, an increase of $38,234, or 23.3%. The increase was primarily attributable to an increase in patient direct services of $42,697, offset by a decrease in services performed under research and development contracts for pharmaceutical companies of $4,463. During the three months ended June 30, 2023 and 2022, revenues by category is as follows:

	Three Months Ended	Three Months Ended
	June 30, 2023	June 30, 2022
Biopharma services	$149,405	$153,868
Patient testing service	53,042	10,345
Total revenues	$202,447	$164,213

●	During the nine months ended June 30, 2023 and 2022, Theralink generated revenues of $427,529 and $262,688, respectively, an increase of $164,841, or 62.7%. The increase was primarily attributable to an increase in patient direct services of $100,724 and an increase in services performed under research and development contracts for pharmaceutical companies of $64,117. During the nine months ended June 30, 2023 and 2022, revenues by category is as follows:

	Nine Months Ended	Nine Months Ended
	June 30, 2023	June 30, 2022
Biopharma services	$305,960	$241,843
Patient testing service	121,569	20,845
Total revenues	$427,529	$262,688

Costs of Revenues

●	During the three months ended June 30, 2023 and 2022, Theralink incurred cost of revenue of $50,084 and $99,484, respectively, a decrease of $49,400, or 49.7%. The decrease in cost of revenues was due to a decrease in Biopharma services activities. The decrease in the fiscal 2023 period cost of revenue as a percentage of revenue over the fiscal 2022 period was because in the fiscal 2022 period, Theralink was required to purchase expensive third-party samples for certain pharmaceutical contracts. This increased costs significantly and decreased the gross profit for the fiscal 2022 period.

●	During the nine months ended June 30, 2023 and 2022, Theralink incurred cost of revenue of $86,328 and $160,229, respectively, a decrease of $73,901, or 46.1%. The decrease in the fiscal 2023 period cost of revenue as a percentage of revenue over the fiscal 2022 period was because in the fiscal 2022 period, Theralink was required to purchase expensive third-party samples for certain pharmaceutical contracts. This increased costs significantly and decreased the gross profit for the fiscal 2022 period.

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Gross Margin

●	For the three months ended June 30, 2023 and 2022, gross profit was $152,363 and $64,729, respectively, an increase of $87,634, or 135.4%, which represents a gross margin of 75.3% compared to 39.4% in the same period in 2022. The increase was primarily attributable to the increase in revenue and decrease in cost of revenue, as discussed above.

●	For the nine months ended June 30, 2023 and 2022, gross profit was $341,201 and $102,459, respectively, an increase of $238,742, or 233.0% which represents a gross margin of 79.8% in the fiscal 2023 period compared to 39.0% in the fiscal 2022 period. The increase was primarily attributable to the increase in revenue and decrease in cost of revenue, as discussed above.

Operating Expenses

For the three and nine months ended June 30, 2023 and 2022, operating expenses consisted of the following:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Professional fees	$461,431	$162,164	$1,310,780	$677,740
Compensation expense	1,012,488	703,267	4,165,682	2,031,755
Licensing fees	19,024	30,377	55,883	105,432
General and administrative expenses	342,473	545,254	1,213,953	1,606,174
Impairment loss	238,671	-	238,671	-
Total	$2,074,087	$1,441,062	$6,984,969	$4,421,101

Professional fees:

●	For the three months ended June 30, 2023, professional fees increased by $299,267, or 184.6%, as compared to the three months ended June 30, 2022. The increase was primarily attributable to an increase in stock-based consulting fees of $64,201 related to accretion of stock option expense from the issuance of stock options to consultants in August 2022, an increase in legal fees of $204,461, an increase in consulting fees of $49,931, offset by a decrease in other professional fees of $19,326.

●	For the nine months ended June 30, 2023, professional fees increased by $633,040, or 93.4%, as compared to the nine months ended June 30, 2022. The increase was primarily attributable to an increase in stock-based consulting fees of $192,643 related to accretion of stock option expense from the issuance of stock options to consultants in August 2022, an increase in legal fees of $257,895, and an increase in consulting fees of $167,213, and an increase in other professional fees of $15,289.

Compensation expense:

●	For the three months ended June 30, 2023, compensation expense increased by $309,221, or 44.0%, as compared to the three months ended June 30, 2022. The increase was primarily attributable to an increase in stock-based compensation of $269,047 related to accretion of stock option expense from the issuance of stock options to employees in August 2022, and an increase in administrative compensation and related employee benefits.

●	For the nine months ended June 30, 2023, compensation expense increased by $2,133,927, or 105.0%, as compared to the nine months ended June 30, 2022. The increase was primarily attributable to an increase in stock-based compensation of $1,289,843 related to accretion of stock option expense from the issuance of stock options to employees in August 2022, and an increase in executive and administrative compensation and related employee benefits and expenses resulting from additional employees being hired, and a bonus paid to Theralink’s former CFO.

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Licensing fees:

Licensing fees are mainly for the lab software, the GMU license, Vanderbilt license and state licenses. During 2023 and 2022, Theralink obtained licenses from numerous states to conduct business as a certified lab. The expanded national footprint is the driving force behind the fluctuations in licensing fees.

●	For the three months ended June 30, 2023, licensing fees decreased by $11,353, or 37.4%, as compared to the three months ended June 30, 2022.

●	For the nine months ended June 30, 2023, licensing fees decreased by $49,549, or 24.8%, as compared to the nine months ended June 30, 2022.

General and administrative expenses:

●	For the three months ended June 30, 2023, general and administrative expenses decreased by $202,781, or 37.2%, as compared to the three months ended June 30, 2022. The decrease was primarily due to a decrease in laboratory and biological supplies expense of approximately $26,031 due to a decrease in breast cancer research and development, a decrease in sample analysis services expense of approximately $76,506 due to the termination of Theralink’s relationship with Theralink’s service provider and bringing this function in-house, a decrease in samples expense of $50,000 for research and development, a decrease in travel expenses of $20,022 and a decrease in business development fees of $32,515.

●	For the nine months ended June 30, 2023, general and administrative expenses decreased by $392,221, or 24.4%, as compared to the nine months ended June 30, 2022. The decrease was primarily due to a decrease in laboratory and biological supplies expense of approximately $101,870 due to a decrease in breast cancer research and development, a decrease in sample analysis services expense of approximately $275,372 due to the termination of Theralink’s relationship with Theralink’s service provider and bringing this function in-house, a decrease in samples expense of $50,000 for research and development, and a decrease in business development fees of $47,941. These decreases were offset by an increase in royalty fees of $65,178 and increases in other general and administrative expenses.

Impairment loss

During the three and nine months ended June 30, 2023, Theralink recorded an impairment loss of $238,671 in connection with the impairment of certain laboratory equipment that was not in use and will likely not be used. Theralink did not record any impairment loss during the 2022 period.

Loss from Operations

●	For the three months ended June 30, 2023, loss from operations amounted to $1,921,724 as compared to $1,376,333 for the three months ended June 30, 2022, an increase of $545,391, or 39.6%. The increase was primarily a result of the increase in operating expenses offset by an increase in gross profit, as discussed above.

●	For the nine months ended June 30, 2023, loss from operations amounted to $6,643,768 as compared to $4,318,642 for the nine months ended June 30, 2022, an increase of $2,325,126, or 53.8%. The increase was primarily a result of the increase in operating expenses offset by an increase in gross profit, as discussed above.

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Other Income (Expenses), net

●	For the three months ended June 30, 2023 and 2022, total other income (expenses), net amounted to $6,421,773 and $(332,461), respectively, a change of $6,754,234. The positive change was primarily due to an increase in gain of derivatives of $11,482,036 resulting from the change in fair value of derivative liabilities, offset by an increase in interest expense of $4,733,202 resulting from an increase in amortization of debt discount and an increase in interest bearing debt.

●	For the nine months ended June 30, 2023 and 2022, total other expenses, net amounted to $33,878,912 and $738,414, respectively, an increase of $33,140,498. The change was primarily due to an increase in interest expense of $11,069,401 resulting from an increase in amortization of debt discount and an increase in interest bearing debt, and an increase in loss on debt extinguishment of $5,434,447 resulting from the exchange of convertible notes and preferred stock to new debentures on November 29, 2022, an increase in settlement expense of $200,000, and an increase in derivative expense of $16,442,350 resulting from the treatment of the new debentures and warrants as derivative liabilities.

Preferred Stock Dividend and Deemed Dividend

●	For the three months ended June 30, 2023, Theralink recorded $0 dividends for the Series E Preferred stock and Series F Preferred stock dividends.

●	For the nine months ended June 30, 2023, Theralink recorded dividends for the Series E Preferred stock and Series F Preferred stock in the amount of $26,301 and $13,151, respectively, for a total of $39,452 of preferred stock dividends.

On November 29, 2022 Series E Preferred stock and Series F Preferred stock were exchanged for New Related Party Debentures as discussed in the Recent Financings section below.

Net Income (Loss) and Net Income (Loss) Attributed to Common Stockholders

●	For the three months ended June 30, 2023, net income amounted to $4,500,049 as compared to a net loss of $(1,708,794) for the three months ended June 30, 2022, a positive change of $6,208,843. For the three months ended June 30, 2023, net income attributed to common stockholders amounted to $4,500,049, or $0.00 per share (basic and diluted) compared to net loss attributed to common stockholders of to $(1,768,629), or $(0.00) per share (basic and diluted), for the three months ended June 30, 2022, a positive change of $6,268,678. The increase was a result of the changes in gross profit, operating expenses and other expenses, as discussed above.

●

For the nine months ended June 30, 2023, net loss amounted to $(40,522,680) as compared to a net loss of $(5,057,056) for the nine months ended June 30, 2022, an increase of $35,465,624. For the nine months ended June 30, 2023, net loss attributed to common stockholders amounted to $(40,562,132), or $(0.01) per share (basic and diluted) compared to net loss attributed to common stockholders of to $(5,236,563), or $(0.00) per share (basic and diluted), for the nine months ended June 30, 2022, an increase of $35,325,569. The increase was a result of the changes in gross profit, operating expenses and other expenses, as discussed above.

Comparison for the Years Ended September 30, 2022 and 2021

Revenue

●	During the years ended September 30, 2022 and 2021, we generated revenues of $567,905 and $505,604, respectively, an increase of $62,301 or 12%. The increase was primarily attributable to services performed under research and development contracts for pharmaceutical companies.

Costs of Revenues

●	During the years ended September 30, 2022 and 2021, we incurred cost of revenue of $224,886 and $117,456, respectively, an increase of $107,430 or 91%. The increase in 2022 cost of revenue as a percentage of revenue over 2021 was because Theralink was required to purchase expensive third-party samples for certain pharmaceutical contracts. This increased cost significantly decreased the gross profit for the 2022 period.

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Gross Margin

●	For the years ended September 30, 2022 and 2021, gross profit was $343,019 and $388,148, respectively, a decrease of $45,129 or 12% which represents a gross margin of 60% in 2022 versus 77% in 2021. The decrease was primarily attributable to the decrease in revenue and increase in cost of revenue discussed above.

Operating Expenses

For the years ended September 30, 2022 and 2021, operating expenses consisted of the following:

	For the Years Ended September 30,
	2022	2021
Professional fees	$2,311,098	$903,932
Compensation expense	7,373,037	2,259,273
Licensing fees	138,440	131,469
General and administrative expenses	2,160,450	2,659,453
Total	$11,983,025	$5,954,127

Professional fees:

●	For the year ended September 30, 2022, professional fees increased by $1,407,166, or 156%, as compared to the year ended September 30, 2021. The increase was primarily attributable to an increase in stock-based consulting fees of $1,370,261 related to accretion of stock option expense from the issuance of stock options to consultants in August 2022.

Compensation expense:

●	For the year ended September 30, 2022, compensation expense increased by $5,113,764 or 226%, as compared to the year ended September 30, 2021. The increase was primarily attributable to an increase in stock-based compensation of $4,645,361 related to accretion of stock option expense from the issuance of stock options to employees in August 2022, and an increase in administrative compensation and related employee benefits and expenses resulting from additional employees being hired and a bonus paid to Theralink’s CFO.

Licensing fees:

●	For the year ended September 30, 2022, licensing fees increased by $6,971 or 5%, as compared to the year ended September 30, 2021. Licensing fees are mainly for the lab software, the GMU license and state licenses. During 2022, Theralink obtained licenses from numerous states to conduct business as a certified lab. The expanded national footprint is the driving force behind the increase in licensing fees.

General and administrative expenses:

●	For the year ended September 30, 2022, general and administrative expenses decreased by $499,003, or 19%, as compared to the year ended September 30, 2021. The decrease was primarily due to a decrease in laboratory and biological supplies expense of approximately $420,000 due to a decrease in breast cancer research and development, and a decrease in sample analysis services expense of approximately $584,000 due to the termination of our relationship with our service provider and bringing this function in-house. These decreases were offset by an increase in samples expense of $150,000 for research and development that was $0 last year, an increase in rent expense of approximately $115,000 due to doubling the leased space at the beginning of the year, an increase in travel expense of $28,000, an increase in business insurance of approximately $34,000 due to larger premiums for D&O insurance, an increase in business development cost of approximately $41,000 due to Theralink attending more trade shows, an increase in repairs and maintenance costs of approximately $52,000 because our equipment is aging, and increases in other general and administrative expenses.

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Loss from Operations

For the year ended September 30, 2022, loss from operations amounted to $11,640,006 as compared to $5,565,979 for the year ended September 30, 2021, an increase of $6,074,027, or 109%. The increase was primarily a result of the increase in operating expenses discussed above.

Other Income (Expenses), net

For the year ended September 30, 2022 and 2021, total other income (expenses), net amounted to $(1,101,956) and $94,330, respectively, a change of $1,196,286 or 1,268%. The change was primarily due to an increase in interest expense of $973,562 resulting from additional debt incurred in 2022, an increase in unrealized loss on market securities of $7,200, a decrease in gain on debt extinguishment of $227,294 as there was no debt extinguishment in 2022, a decrease in gain on disposal and dissolution of subsidiaries of $10,916 which occurred in 2021, offset by a decrease in unrealized loss on exchange rate of $22,686 as there was no unrealized loss on exchange rate in 2022.

Preferred Stock Dividend and Deemed Dividend

For the year ended September 30, 2022, Theralink recorded dividends for the Series E Preferred stock and Series F Preferred stock in the amount of $160,000 and $80,000, respectively, for a total of $240,000 of preferred stock dividends.

For the year ended September 30, 2021, related to the Series F Preferred stock, Theralink recorded a beneficial conversion feature of $42,808 and the relative fair value of the issued warrant of $957,192 for a total of $1,000,000, accounted for as deemed dividend. For the year ended September 30, 2021, Theralink also recorded dividends for the Series E Preferred stock and Series F Preferred stock in the amount of $159,890 and $6,728, respectively, for a total of $166,618 of preferred stock dividends.

Net Loss Attributed to Common Stockholders

For the year ended September 30, 2022, net loss attributed to common stockholders amounted to $12,981,962, or $(0.00) per share (basic and diluted) compared to net loss attributed to common stockholders of to $6,638,267, or $(0.00) per share (basic and diluted), for the year ended September 30, 2021, an increase of $6,343,695, or 96%. The increase was a result of the changes in operating expenses and other expenses, net discussed above.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. Theralink had a working capital deficit of $47,848,223 and $25,089 in cash as of June 30, 2023 and a working capital deficit of $2,808,736 and $393,460 in cash as of September 30, 2022.

	June 30, 2023	September 30, 2022	Net Change	Percentage Change
Working capital deficit:
Total current assets	$226,063	$646,984	$(420,921)	(65)%
Total current liabilities	(48,080,786)	(3,455,720)	(44,625,066)	(1,291)%
Working capital deficit:	$(47,854,723)	$(2,808,736)	$(45,045,987)	(1,604)%

The increase in working capital deficit was primarily attributable to the increase in current liabilities of $44,625,066 primarily related to an increase in derivative liabilities (non-cash) of $33,484,450, and a decrease in current assets of $420,921 due to reduction in cash of $368,371.

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Cash Flows

The following table sets forth a summary of changes in cash flows for the nine months ended June 30, 2023 and 2022:

	Nine Months ended June 30
	2023	2022
Cash used in operating activities	$(4,270,783)	$(4,460,633)
Cash used in investing activities	(7,980)	(88,199)
Cash provided by financing activities	3,910,392	4,360,098
Net decrease in cash	$(368,371)	$(188,734)

Net Cash Used in Operating Activities:

Net cash used in operating activities was $4,270,783 for the nine months ended June 30, 2023 as compared to $4,460,633 for the nine months ended June 30, 2022, a decrease of $189,850, or 4.3%.

●	Net cash used in operating activities for the nine months ended June 30, 2023 primarily reflected Theralink’s net loss of $40,522,680 adjusted for the add-back of non-cash items such as depreciation expense of $156,874, bad debt expense of $14,000, non-cash lease cost of $18,918, accretion of stock options expense of $1,482,486, amortization of debt discount of $10,656,131, loss on debt extinguishment of $5,434,447, non-cash settlement expense of $200,000, impairment loss of $238,671, and derivative expense of $16,442,350, and changes in operating assets and liabilities consisting primarily of a decrease in accounts receivable of $3,125, a decrease in prepaid expenses and other current assets of $32,525, an increase in accounts payable of $384,200, an increase in accrued liabilities and other liabilities of $1,081,380, and an increase in contract liabilities of $103,890.

●	Net cash used in operating activities for the nine months ended June 30, 2022 primarily reflected Theralink’s net loss of $5,057,056 adjusted for the add-back of non-cash items such as depreciation expense of $143,531, non-cash lease cost of $21,528, amortization of debt discount of $501,432, gain on operating lease modification of $8,229, unrealized loss on marketable securities of $8,600 and changes in operating assets and liabilities consisting primarily of an increase in accounts receivable of $109,380, an increase in accounts payable of $385,860, offset by a decrease in prepaid expenses and other current assets of $27,882, a decrease in laboratory supplies of $71,062, a decrease in accrued liabilities and other liabilities of $158,335 and a decrease in contract liabilities of $167,522.

Net Cash Used in Investing Activities

Net cash used in investing activities was $7,980 for the nine months ended June 30, 2023 as compared to net cash used in investing activities of $88,199 for the nine months ended June 30, 2022, an increase of $80,219, or 91%. Net cash used in investing activities for the nine months ended June 30, 2023 and 2022 resulted from purchase of additional laboratory equipment.

Cash Provided by Financing Activities:

Net cash provided by financing activities was $3,910,392 for the nine months ended June 30, 2023 as compared to $4,360,098 for the nine months ended June 30, 2022, a decrease of $449,706, or 10.3%.

●	Net cash provided by financing activities for the nine months ended June 30, 2023 consisted of $677,562 of net proceeds from related party debentures, $2,950,011 of net proceeds from debentures, and proceeds from related party notes payable of $442,681, offset by the repayment of $120,000 of convertible notes payable - related parties, and the repayment of $39,862 of financed leases.

●	Net cash provided by financing activities for the nine months ended June 30, 2022, consisted of $1,900,000 of net proceeds from related party convertible debt, $2,425,000 of net proceeds from convertible debt, $400,000 of net proceeds from related party notes payable, offset by repayment of $150,000 of related party convertible note, repayment of $35,242 of financed leases and payments of $179,660 in preferred stock dividends.

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Theralink had a working capital deficit of $2,808,736 and $393,460 in cash as of September 30, 2022 and a working capital deficit of $2,657,337 and $314,151 in cash as of September 30, 2021.

	September 30, 2022	September 30, 2021	Net Change	Percentage Change
Working capital (deficit):
Total current assets	$646,984	$638,753	$8,231	1%
Total current liabilities	(3,455,720)	(3,296,090)	(159,630)	5%
Working capital (deficit):	$(2,808,736)	$(2,657,337)	$(151,399)	6%

The increase in working capital deficit was primarily attributable to the increase in current assets of $8,231 and increase in current liabilities of $159,630.

Cash Flows

The following table sets forth a summary of changes in cash flows for the years ended September 30 2022 and 2021:

	Years Ended September 30,
	2022	2021
Cash used in operating activities	$(5,389,695)	$(4,780,930)
Cash used in investing activities	(131,611)	(134,702)
Cash provided by financing activities	5,600,615	3,450,000
Net change in cash	$79,309	$(1,465,632)

Net Cash Used in Operating Activities:

Net cash used in operating activities was $5,389,695 for the year ended September 30, 2022 as compared to $4,780,930 for the year ended September 30, 2021, an increase of $608,765 or 13%.

●	Net cash used in operating activities for the year ended September 30, 2022 primarily reflected Theralink’s net loss of $12,741,962 adjusted for the add-back of non-cash items such as depreciation expense of $190,780, non-cash lease cost of $28,451, accretion of stock options expense of $6,015,622, amortization of debt discount of $738,521, gain on operating lease modification of $8,229, unrealized loss on marketable securities of $7,300, and bad debt expense of $39,426, and changes in operating assets and liabilities consisting primarily of an increase in accounts receivable of $35,957, an increase in prepaid expenses and other current assets of $8,559, and a decrease in accounts payable of $191,125, offset by a decrease in laboratory supplies of $71,062, an increase in accrued liabilities and other liabilities of $483,575 and an increase in contract liabilities of $21,400.

●	Net cash used in operating activities for the year ended September 30, 2021 primarily reflected Theralink’s net loss of $5,471,649 adjusted for the add-back on non-cash items such as depreciation expense of $185,730, lease cost of $1,596, amortization of debt discount of $64,981, gain on debt extinguishment of $227,294, unrealized loss on exchange rate of $22,686, unrealized loss on marketable securities of $100, gain on dissolution of a subsidiary of $9,916, gain on disposal of a subsidiary of $1,000 and changes in operating asset and liabilities consisting primarily of an increase in prepaid expenses and other current assets of $37,732, an increase in accounts payable of $415,190, an increase in accrued liabilities and other liabilities of $140,955, an increase in deferred revenue of $135,150 offset by a decrease in laboratory supplies of $273.

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Net Cash Used in Investing Activities

Net cash used in investing activities was $131,611 for the year ended September 30, 2022 as compared to net cash used in investing activities of $134,202 for the year ended September 30, 2021, a decrease of $2,591, or 2%.

●	Net cash used in investing activities for the year ended September 30, 2022, resulted from the purchase of property and equipment of $131,611.

●	Net cash used in investing activities for the year ended September 30, 2021, resulted from the purchase of property and equipment of $(135,702) offset by an adjustment related to a prior period redemption payment of $500 and proceeds from disposal of a subsidiary of $1,000.

Cash Provided by Financing Activities:

Net cash provided by financing activities was $5,600,615 for the year ended September 30, 2022 as compared to $3,450,000 for the year ended September 30, 2021, an increase of $2,150,615 or 62%.

●	Net cash provided by financing activities for the year ended September 30, 2022 consisted of $3,150,000 of net proceeds from related party convertible debt, $2,475,000 of net proceeds from convertible debt, and $400,000 of net proceeds from related party notes payable, offset by repayment of $150,000 of a related party convertible note, repayment of $47,730 of financed leases, payments of $199,385 in preferred stock dividends, and payments of deferred offering costs of $27,270.

●	Net cash provided by financing activities for the year ended September 30, 2021, consisted of $1,350,000 of net proceeds from deposits from the sale of common stock which are accounted for as liabilities until we are able to issue the shares, $1,000,000 proceeds from convertible debt - related party, $100,000 proceeds from a note payable - related party and $1,000,000 of proceeds from the sale of Series F Preferred stock.

Cash Requirements

Theralink’s management does not believe that Theralink’s current capital resources will be adequate to continue operating Theralink and maintaining Theralink’s business strategy for more than 12 months from the date of this report. Accordingly, Theralink will have to raise additional capital in the near future to meet Theralink’s working capital requirements. There can be no assurance that additional financing will be available to Theralink when needed or, if available, that it can be obtained on commercially reasonable terms. If Theralink is not able to obtain the additional financing on a timely basis, if and when it is needed, Theralink will be forced to scale down or perhaps even cease the operation of Theralink’s business.

Going Concern

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying unaudited financial statements, for the nine months ended June 30, 2023, Theralink had net loss and net cash used in operations of $40,522,680 and $4,270,783, respectively. Additionally, Theralink had an accumulated deficit, stockholders’ deficit and working capital deficit of $103,369,949, $47,498,939, and $47,854,723, and had cash on hand of $25,089 on June 30, 2023. Management believes that these matters raise substantial doubt about Theralink’s ability to continue as a going concern for twelve months from the issuance date of this report.

Theralink cannot provide assurance that it will ultimately achieve profitable operations or become cash flow positive or raise additional debt or equity capital. Additionally, the current capital resources are not adequate to continue operating and maintaining the business strategy for a period of twelve months from the issuance date of this report. Theralink will seek to raise capital through additional debt and equity financings to fund its operations in the future.

Although Theralink has historically raised capital from sales of equity and from the issuance of promissory notes, convertible notes and convertible debentures, there is no assurance that it will be able to continue to do so. If Theralink is unable to raise additional capital or secure additional lending in the near future, management expects that Theralink will need to curtail or cease operations. These financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Theralink be unable to continue as a going concern.

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Recent Financings

Convertible Debt - Related Parties

On November 29, 2022, Theralink consummated the Initial Closing of the Offering pursuant to the terms and conditions of the Purchase Agreement, by and among, Theralink, the Related Party Purchasers and the Collateral Agent. At the Initial Closing, Theralink sold the related party Purchasers (i) the New Related Party Debentures and (ii) the New Related Party Warrants to purchase up to 157,142,857 shares of Theralink Common Stock, subject to adjustments provided by the Warrants, which represents 100% warrant coverage. Theralink received a total of $412,092 in net proceeds at the Initial Offering from the Related Party Purchasers, net of the Original Issue Discount of $50,000, commissions of $58,200 and other offering costs of $29,708.

On November 29, 2022, Theralink entered into Securities Exchange Agreements with certain related party investors, whereby the Exchanged Related Party Notes and accrued interest payable of $120,750 were exchanged for New Related Party Debentures. Additionally, on November 29, 2022, in order to induce the related party investors to exchange the respective convertible notes into the Related Party Debentures, the aggregate principal amount of the Exchanged Related Party Notes and accrued interest payable was increased by 15% (10% for the August 11, 2022 and September 2, 2022 Demand Promissory Notes), or $589,505, for new Related Party Debentures with an aggregate principal amount of $4,860,255.

On November 29, 2022, Theralink entered into Securities Exchange Agreements, with related party preferred stockholders, whereby related party holders of 1,000 shares of Series E preferred stock with a stated value of $2,000,000 and accrued dividends payable of $66,630, and related party holders of 500 shares of Series F preferred stock with a stated value of $1,000,000 and accrued dividends payable of $33,315 were exchanged for the New Related Party Debentures. Additionally, on November 29, 2022, in order to induce the related party preferred stockholders to exchange their respective preferred shares into the New Related Party Debentures, the aggregate stated value and accrued dividends payable were increased by 15%, or $464,992, for new Related Party Debentures with an aggregate principal amount of $3,564,937.

The November 29, 2022 New Related Party Debentures mature on November 29, 2023, subject to a three-month extension at the sole discretion of Theralink. The Related Party Debentures bear interest at 10% per annum payable upon conversion or maturity. The New Related Party Debentures are convertible into shares of Theralink’s common stock at any time after the maturity date and prior to Mandatory Conversion (as defined below) at the conversion price equal to the lesser of: (i) $0.003 per share and (ii) 70% of the average of the VWAP (as defined in the Debentures) (or 50% of the average of such VWAP if an event of default has occurred and has not been cured) of the Theralink Common Stock during the ten Trading Day (as defined in the Debentures) period immediately prior to the applicable conversion date. The New Related Party Debentures are subject to Mandatory Conversion in the event Theralink closes a Qualified Offering. The conversion price per share of Theralink Common Stock in the case of a Mandatory Conversion shall be the Qualified Offering Price. Alternatively, upon a Mandatory Conversion, the holders of the Debentures may elect to exchange their Debentures for newly issued convertible preferred securities at a price per share equal to the Qualified Offering Price or the five-day VWAP of the Theralink Common Stock prior to the date that is 181 days after the closing of the Qualified Offering.

On April 11, 2023, Theralink consummated a third closing (the “Third Closing”) of the Offering pursuant to the terms and conditions of that certain Purchase Agreement, dated as of November 29, 2022, by and among the Theralink and Jeffrey Busch (the “Third Closing Related Party Purchaser”). At the Third Closing, Theralink sold the Purchaser (i) a New Debenture with a principal amount of $155,100 (the “April 2023 Related Party Debenture”) and (ii) Warrants to purchase up to 44,314,286 shares of Theralink Common Stock, subject to adjustments provided by the Warrants, which represents 100% warrant coverage. Theralink received a total of $141,000 in net proceeds at the Third Offering, net of a 10% original issue discount of $14,100.

Notwithstanding the preceding, holders of New Related Party Debentures shall have the right to require satisfaction of up to 40% of all amounts outstanding under the Debentures, in cash, at the time of a Qualified Financing. The New Related Party Debentures also contain certain price protection provisions providing for adjustment of the number of shares of Theralink Common Stock issuable upon conversion of the Debentures in case of certain future dilutive events or stock-splits and dividends.

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Theralink’s obligations under the New Related Party Debentures are secured by a first priority lien on all the assets of Theralink pursuant to the Security Agreement.

The Purchase Agreement contains customary representations, warranties, and covenants of Theralink, including, among other things and subject to certain exceptions, covenants that restrict the ability of Theralink without the prior written consent of the Debenture holders, to incur additional indebtedness, and repay outstanding indebtedness, create or permit liens on assets, redeem Theralink Common Stock, settle outstanding litigation, or enter into transactions with affiliates.

If Theralink or any Subsidiary shall default on any of its obligations under any mortgage credit agreement or other facility indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $250,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, the New Related Party Debenture shall be deemed in default and the default provisions shall apply.

Convertible Debt

On November 29, 2022, Theralink consummated the Initial Closing of the Offering pursuant to the terms and conditions of the Purchase Agreement, by and among Theralink, the Purchasers and the Collateral Agent. At the Initial Closing, Theralink sold the Purchasers the Underlying Securities. Theralink received a total of $2,095,288 in net proceeds at the Initial Offering, net of the Original Issue Discount of $255,000, commissions of $296,800 and other offering costs of $157,912.

The Purchase Agreement contains customary representations, warranties, and covenants of Theralink, including, among other things and subject to certain exceptions, covenants that restrict the ability of Theralink without the prior written consent of the Debenture holders, to incur additional indebtedness, and repay outstanding indebtedness, create or permit liens on assets, redeem Theralink Common Stock, settle outstanding litigation, or enter into transactions with affiliates.

On November 29, 2022, Theralink entered into Securities Exchange Agreements with the above investors, whereby the Exchanged Convertible Notes with an aggregate principal amount of $2,675,000 and accrued interest payable of $173,375 were exchanged for New Debentures. Additionally, on November 29, 2022, in order to induce the investors to exchange their respective convertible notes into the New Debentures, the aggregate principal amount and accrued interest payable was increased by 15%, or $427,256, for the New Debentures with an aggregate principal amount of $3,275,631.

On November 29, 2022, Theralink entered into Securities Exchange Agreements with preferred stockholders, whereby holders of 902 shares of Series C-1 preferred stock with a stated value of $372,303, and holders of 3,037 shares of Series C-2 preferred stock with a stated value of $1,245,935 were exchanged for the New Debentures. Additionally, on November 29, 2022, in order to induce the preferred stockholders to exchange their respective preferred shares into the New Debentures, the aggregate stated value of the preferred shares was increased by 15%, or $242,736, for New Debentures with an aggregate principal amount of $1,860,974.

The New Debentures mature on November 29, 2023, subject to a three-month extension at the sole discretion of Theralink. The New Debentures bear interest at 10% per annum payable upon conversion or maturity. The New Debentures are convertible into shares of Theralink Common Stock at any time after the maturity date and prior to Mandatory Conversion (as defined below) at the conversion price equal to the lesser of: (i) $0.003 per share and (ii) 70% of the average of the VWAP (as defined in the Debentures) (or 50% of the average of such VWAP if an event of default has occurred and has not been cured) of the Theralink Common Stock during the ten Trading Day (as defined in the Debentures) period immediately prior to the applicable conversion date. The New Debentures are subject to Mandatory Conversion in the event Theralink closes a Qualified Offering. The conversion price per share of Theralink Common Stock in the case of a Mandatory Conversion shall be the Qualified Offering Price. Alternatively, upon a Mandatory Conversion, the holders of the New Debentures may elect to exchange their Debentures for newly issued convertible preferred securities at a price per share equal to the Qualified Offering Price or the five-day VWAP of the Common Stock prior to the date that is 181 days after the closing of the Qualified Offering.

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Notwithstanding the preceding, holders of New Debentures shall have the right to require satisfaction of up to 40% of all amounts outstanding under the Debentures, in cash, at the time of a Qualified Financing. The New Debentures also contain certain price protection provisions providing for adjustment of the number of shares of Theralink Common Stock issuable upon conversion of the New Debentures in case of certain future dilutive events or stock-splits and dividends.

Theralink’s obligations under the New Debentures are secured by a first priority lien on all of the assets of Theralink pursuant to the Security Agreement.

If Theralink or any Subsidiary shall default on any of its obligations under any mortgage credit agreement or other facility indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $250,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, the New Debenture shall be deemed in default and the default provisions shall apply.

The Warrants are exercisable for five years and six months from the earlier of the maturity date of the Debentures and the closing of the Qualified Financing, at an exercise price equal to (i) in the event that a Qualified Offering is consummated prior to the exercise of the Warrant, the price per share at which the Qualified Offering is made (“Qualified Offering Price”), or (ii) in the event that no Qualified Offering has been consummated, the lower of: (A) $0.003 per share and (B) an amount equal to 70% of the average of the VWAP (or 50% of the average of the VWAP if an event of default has occurred and has not been cured) for the Theralink Common Stock over the ten Trading Days preceding the date of the delivery of the applicable exercise notice. If there is no effective registration statement covering the resale of the shares underlying the Warrants within 180 days following the closing of the Qualified Offering: (i) exercise may be via cashless exercise, and (ii) 5% additional Warrants will be issued by Theralink to the holders for any portion of each month without such effective registration statement.

The Warrants contain certain price protection provisions providing for adjustment of the amount of securities issuable upon exercise of the Warrants in case of certain future dilutive events or stock-splits and dividends.

On January 27, 2023, Theralink consummated the second closing (the “Second Closing”) of the Offering pursuant to the terms and conditions of the Purchase Agreement. At the Second Closing, Theralink sold the Purchasers (i) Debentures in an aggregate principal amount of $1,045,000 and (ii) Warrants to purchase up to 298,571,429 shares of Common Stock, subject to adjustments provided by the Warrants, which represents 100% warrant coverage. Theralink received a total of $950,000 in gross proceeds at the Second Offering, taking into account the 10% original issue discount, before deducting offering expenses and commissions.

The Purchase Agreement contains customary representations, warranties, and covenants of Theralink, including, among other things and subject to certain exceptions, covenants that restrict the ability of Theralink without the prior written consent of the Debenture holders, to incur additional indebtedness, and repay outstanding indebtedness, create or permit liens on assets, redeem Theralink Common Stock, settle outstanding litigation, or enter into transactions with affiliates.

In connection with the Initial Closing of the private placement, Theralink and Gunnar entered into a placement agency agreement (the “Placement Agency Agreement”), pursuant to which Gunnar agreed to act as the placement agent for the Offering (the “Placement Agent”). Pursuant to the terms of the Placement Agency Agreement, Theralink agreed to (i) pay Gunnar a cash placement fee of 10% of the gross cash proceeds raised in the Offering, and (ii) issue to Gunnar warrants (the “PA Warrants”) on the terms identical to the Warrants sold in the Offering in an amount equal to 10% of the Underlying Securities sold to investors. As a result of the foregoing, in connection with the Initial Closing, Theralink paid Gunnar an aggregate commission of $305,000 in connection with the Initial Closing. Theralink also paid $50,000 in fees to Gunnar’s legal counsel and paid Gunnar a financial advisory fee of $50,000. In addition, Gunner received 124,489,795 warrants. Additionally, Theralink issued 16,000,000 warrants to a consultant in connection with the private placement offering. Additionally, in connection with the Second Closing, Theralink paid Gunnar an aggregate commission of $95,000, paid $7,500 in fees to Gunnar’s legal counsel, and Gunnar received 38,775,510 additional warrants.

On May 5, 2023, with an effective date of April 22, 2023, the requisite holders of the New Debentures and Exchange Debentures consented to Theralink issuing up to an additional $3.1 million in principal amount of New Debentures.

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Notes Payable - Related Party

On May 5, 2022, Theralink and Jeffrey Busch amended the Original Note pursuant to which the principal amount was increased to $350,000 (“New Note”) with Theralink receiving additional $250,000 of proceeds and added a conversion feature. The New Note bears an annual interest rate of 1% (which shall increase to 2% in the event of a default) and matures on May 5, 2024. The New Note may not be prepaid and is only convertible upon an occurrence of a public offering. The Conversion Amount of the New Note is convertible into shares of common stock at the price for which the common stock was sold in the public offering. Pursuant to ASC 470-50 - Debt Modifications and Exchanges; the amendment was accounted for as a debt extinguishment because the contingent conversion feature added to the New Note resulted in a substantial modification of the Original Note. No gain or loss was recognized in connection with the debt extinguishment. As of June 30, 2023, the New Note had an outstanding principal balance of $350,000, reflected as notes payable - related party in the accompanying unaudited balance sheet since the conditions for its contingent conversion has not yet been met, and accrued interest of $4,219.

On April 28, 2023, Theralink entered into a Promissory Note Agreement with Douglas Mergenthaler who is a related party, for a principal amount of $110,000. Theralink received proceeds of $100,000, net of original issue discount of $10,000. The note bears an annual interest rate of 10%, matures on April 28, 2024 and can be prepaid in whole or in part without penalty. If Theralink raises at least $1,000,000 in a securities offering subsequent to the date of this note (a “Subsequent Offering”), Mr. Mergenthaler shall have the right, but not the obligation, to convert all amounts outstanding under this loan into the same security offered in the Subsequent Offering at the price per security being paid by the investors in such offering.

In May and June 2023, Theralink entered into Promissory Note Agreements with Jeffrey Busch who serves as a member of the Theralink Board of Directors and a related party, for an aggregate principal amount of $376,966. Theralink received proceeds of $342,681, net of original issue discount of $34,285. The notes bear an annual interest rate of 10%, mature in May and June 2024 and can be prepaid in whole or in part without penalty. If Theralink raises at least $1,000,000 in a securities offering subsequent to the date of this note (a “Subsequent Offering”), Mr. Busch shall have the right, but not the obligation, to convert all amounts outstanding under this loan into the same security offered in the Subsequent Offering at the price per security being paid by the investors in such offering.

Future Financings

Theralink will require additional financing to fund Theralink’s planned operations. Theralink currently does not have committed sources of additional financing and may not be able to obtain additional financing particularly, if the volatile conditions of the stock and financial markets, and more particularly the market for early development stage company stocks persist.

There can be no assurance that additional financing will be available to Theralink when needed or, if available, that it can be obtained on commercially reasonable terms. If Theralink is not able to obtain the additional financing on a timely basis, if and when it is needed, Theralink will be forced to further delay or further scale down some or all its activities or perhaps even cease the operations of the business.

Since inception Theralink has funded its operations primarily through equity and debt financings and Theralink expects that it will continue to fund our operations through equity and debt financing, either alone or through strategic alliances. If Theralink is able to raise additional financing by issuing equity securities, Theralink’s existing stockholders’ ownership will be diluted. Obtaining commercial or other loans, assuming those loans would be available, will increase Theralink’s liabilities and future cash commitments.

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Critical Accounting Policies

Theralink has identified the following policies as critical to Theralink’s business and results of operations. Theralink’s reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, assumptions, and estimates that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Management bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes are reasonable under the circumstances, to determine the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates during the periods ended June 30, 2023 and 2022 include, but are not necessarily limited to, estimates of contingent liabilities, valuation of marketable securities, useful life of property and equipment, valuation of Right of Use (“ROU”) assets and lease liabilities, assumptions used in assessing impairment of long-lived assets, allowances for accounts receivable, estimates of current and deferred income taxes and deferred tax valuation allowances, the fair value of derivatives and the fair value of non-cash equity transactions. Significant estimates during the years ended September 30, 2022 and 2021 include, but are not necessarily limited to, estimates of contingent liabilities, valuation of marketable securities, useful life of property and equipment, valuation of ROU assets and lease liabilities, assumptions used in assessing impairment of long-lived assets, allowances for accounts receivable, estimates of current and deferred income taxes and deferred tax valuation allowances and the fair value of non-cash equity transactions.

Additionally, the full impact of COVID-19 is unknown and cannot be reasonably estimated. However, Theralink has made appropriate accounting estimates based on the facts and circumstances available as of the reporting date. To the extent there are material differences between the Theralink’s estimates and the actual results, Theralink’s future results of operation will be affected.

Fair Value of Financial Instruments and Fair Value Measurements

FASB ASC 820 - Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to Theralink on June 30, 2023. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments. FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

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Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 - “Compensation -Stock Compensation”, which requires recognition in the financial statements of the cost of employee, director, and non-employee services received in exchange for an award of equity instruments over the period the employee, director, or non-employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee, director, and non-employee services received in exchange for an award based on the grant-date fair value of the award. Theralink has elected to recognize forfeitures as they occur as permitted under the FASB’s Accounting Standards Update (“ASU”) 2016-09 Improvements to Employee Share-Based Payment.

Revenue Recognition

In accordance with ASU Topic 606 - Revenue from Contracts with Customers, Theralink recognizes revenue in accordance with that core principle by applying the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Theralink provides research and development support to biopharmaceutical companies to assist their drug development programs. In January 2021, Theralink began performing tumor profiling to support clinical patient therapeutic intervention. The services provided by Theralink are performance obligations under services contracts. These contracts are completed over time and may lead to deferred revenue for services not completed at the end of a period which is reflected as contract liabilities on the accompanying balance sheet. Theralink may include, in accounts receivable, amounts billed to customers in advance of services being initiated or completed. If Theralink has a right to such consideration that is unconditional such as for contractually allowed billings under non-cancellable contracts, such amounts billed in advance would be offset by contract liability. Management reviews the completion status of all jobs monthly to determine the appropriate amount of revenue to recognize. Theralink offers these services to biopharmaceutical companies and to private individuals. For the nine months ended June 30, 2023, Theralink received 72% and 28%of its revenue from biopharmaceutical companies and from patient direct services, respectively.

Contract Liabilities

Contract liabilities are cash deposits received from customers and advance billing included in accounts receivable on uncompleted contracts for which revenues have not been recognized as of the balance sheet date.

Leases

Theralink accounts for its leases using the method prescribed by ASC 842 - Lease Accounting. Theralink assesses whether the contract is, or contains, a lease at the inception of a contract which is based on (i) whether the contract involves the use of a distinct identified asset, (ii) whether Theralink obtains the right to substantially all the economic benefit from the use of the asset throughout the period, and (iii) whether Theralink has the right to direct the use of the asset. Theralink allocates the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. Theralink has elected not to recognize ROU assets and lease liabilities for short-term leases that have a term of 12 months or less.

Operating and financing lease ROU assets represent the right to use the leased asset for the lease term. Operating and financing lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. As most leases do not provide an implicit rate, Theralink uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the statements of operations.

Derivative Liabilities

Theralink has certain financial instruments that are embedded derivatives associated with capital raises. Theralink evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10 - Derivative and Hedging - Contract in Entity’s Own Equity. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with Theralink, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment, or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on debt extinguishment.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on Theralink’s financial statements.

Off-Balance Sheet Arrangements

Theralink has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Theralink’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to Theralink’s stockholders.

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The Combined Company Board and Management after the Merger

Effective as of the closing of the Merger, the combined company’s executive officers are expected to be [certain members of the Theralink executive management team prior to the Merger]. The following table lists the names, ages and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon completion of the Merger:

●	Jeffrey Busch (Chairman of the Board);

●	Mick Ruxin;

●	Yvonne C. Fors;

●	Danica Holley;

●	Matthew Schwartz; and

●	Cary Sucoff

Election of Officers

The combined company’s executive officers will be appointed by, and serve at the discretion of, the combined company’s board of directors. There are no family relationships among any of the combined company’s proposed directors or executive officers.

Board of Directors of the Combined Company Following the Merger

The IMAC Board of Directors currently consists of five directors divided into three staggered classes, with one class to be elected at each annual meeting to serve for a three-year term. The staggered structure of the IMAC Board of Directors will remain in place for the combined company following the completion of the Merger. It is anticipated that the incoming directors will be appointed to applicable vacant director seats of the combined company board of directors.

Following the closing of the Merger, the combined company expects to identify and appoint, through its nominating and corporate governance committee, two directors within 6 months.

There are no family relationships among any of the proposed combined company directors and officers.

Director Independence

Nasdaq’s listing standards require that the combined company’s board of directors consist of a majority of independent directors, as determined under the applicable rules and regulations of Nasdaq. Each of the directors of the combined company, other than [        ], are expected to qualify as independent directors following the completion of the Merger.

Committees of the Board of Directors

Presently, IMAC Board of Directors has the following standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the standing committees is composed solely of independent directors. Following the completion of the Merger the combined company will continue to have the following standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Audit Committee

In accordance with its audit committee charter, IMAC’s audit committee oversees its corporate accounting and financial reporting processes and its internal controls over financial reporting; evaluates the independent public accounting firm’s qualifications, independence and performance; engages and provides for the compensation of the independent public accounting firm; approves the retention of the independent public accounting firm to perform any proposed permissible non-audit services; reviews its consolidated financial statements; reviews its critical accounting policies and estimates and internal controls over financial reporting; and discusses with management and the independent registered public accounting firm the results of the annual audit and the reviews of IMAC’s quarterly consolidated financial statements.

The audit committee of the combined company is expected to retain these duties and responsibilities following the completion of the Merger.

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In connection with the closing of the Merger, the combined company’s board of directors is expected to select members of the audit committee. To qualify as independent to serve on the combined company’s audit committee, listing standards of Nasdaq and the applicable SEC rules require that a director not accept any consulting, advisory or other compensatory fee from the combined company, other than for service as a director, or be an affiliated person of the combined company. IMAC and Theralink believe that, following the completion of the Merger, the composition of the audit committee will comply with the applicable requirements of the rules and regulations of Nasdaq and the SEC.

Compensation Committee

In accordance with its compensation committee charter, IMAC’s compensation committee reviews and recommends policies relating to compensation and benefits of its officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under IMAC’s equity-based incentive plans.

The compensation committee of the combined company is expected to retain these duties and responsibilities following completion of the Merger.

In connection with the closing of the Merger, the combined company’s board of directors is expected to select members of the compensation committee. Each member of the combined company’s compensation committee is expected to be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. IMAC and Theralink believe that, following the completion of the Merger, the composition of the compensation committee will comply with the applicable requirements of the rules and regulations of Nasdaq.

Nominating and Corporate Governance Committee

In accordance with its nominating and governance committee charter, IMAC’s nominating and governance committee recommends to the board of directors nominees for election as directors, and meets as necessary to review director candidates and nominees for election as directors; recommends members for each committee of the board; oversee corporate governance standards and compliance with applicable listing and regulatory requirements; develops and recommends to the board governance principles applicable to the company; and oversee the evaluation of the board and its committees.

The nominating and corporate governance committee of the combined company is expected to retain these duties and responsibilities following completion of the Merger.

In connection with the closing of the Merger, the combined company’s board of directors is expected to select members of the nominating and corporate governance committee. IMAC and Theralink believe that, after the completion of the Merger, the composition of the nominating and corporate governance committee will meet the requirements for independence under, and the functioning of such nominating and corporate governance committee will comply with, any applicable requirements of the rules and regulations of Nasdaq.

Compensation Committee Interlocks and Insider Participation

In connection with the closing of the Merger, the combined company’s board of directors is expected to select members of the compensation committee. Each member of the compensation committee is expected to be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. None of the proposed combined company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined company’s board of directors or compensation committee following the completion of the Merger.

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PRINCIPAL STOCKHOLDERS OF THERALINK

The following table sets forth certain information regarding beneficial ownership of Theralink Common Stock as of [  ], 2023, by (i) each person known by us to be the beneficial owner of more than 5% of Theralink Common Stock, (ii) each director and each of Theralink’s named executive officers and (iii) all executive officers and directors as a group.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name and Address of Beneficial Owner (1)	Common Stock Beneficial Ownership (2)		Percent of Class
5% Stockholders
Avant	5,081,549,184		70.1%
Douglas Mergenthaler	1,099,710,968	(3)	15.2%

Named Executive Officers and Directors:
Mick Ruxin	375,790,970		5.8%
Jeffrey Busch	375,790,970	(4)	5.8%
Thomas Chilcott	37,818,039		*
Yvonne Fors	3,893,311		*
Andrew Kucharchuk	290,000		*
Matthew Schwartz	5,191,080		*
Danica Holly	-		-
All executive officers and directors as a group (Seven persons)	-		-

* Indicates less than 1%

(1)	Unless otherwise indicated, the business address of each person listed is in care of Theralink Technologies, Inc., 15000 W. 6th Avenue, Suite 400, Golden, CO 80401.
(2)	The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of December 29, 2022, through the exercise of any stock option or other right. As of December 29, 2022, 6,151,499,919 shares of Theralink Common Stock were outstanding.
(3)	The address for Douglas Mergenthaler is Ashton Capital Corporation, 1201 Monster Road SW, Suite 350, Renton, WA 98057. All securities held by Mr. Mergenthaler are held either directly or indirectly through Aston Capital, an investment fund that Mr. Mergenthaler controls. The amount shown includes: (1) 656,674,588 shares of common stock issuable upon the exercise of warrants that expire on November 27, 2024 with an exercise price of $.00214; (2) 63,897,764 shares of common stock issuable upon the exercise of warrants that expire on May 12, 2026, at an exercise price of $.003 and (3) 63,897,764 shares of common stock issuable upon the exercise of warrants that expire on May 12, 2026, at an exercise price of $.003. (4) 273,224,045 shares of common stock issuable upon the exercise of warrants that expire on November 1, 2026, at an exercise price of $.003. (5) 42,016,807 shares of common stock issuable upon the exercise of warrants that expire on April 1, 2027, at an exercise price of $.003. This number excludes $7,972,143 in convertible debentures and 2,277,755,254 warrants that are not currently convertible or exercisable.
(4)	This number excludes $175,872 in convertible debentures and 50,249,523 warrants that are not currently convertible or exercisable.

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COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

IMAC Common Stock is listed on the NASDAQ under the symbol “BACK”, and Theralink Common Stock is listed on the OTC Pink, operated by the OTC Markets Group, under the symbol “THER.”

The following table sets forth the closing sale price per share of IMAC Common Stock reported on NASDAQ and Theralink Common Stock reported on the OTC Pink as of (1) [           ], 2023, the last trading day before the public announcement of the execution of the Merger Agreement and (2) [                 ], 2023, the latest practicable trading date before the date of this information and proxy statement/prospectus.

Closing Price of IMAC Common Stock	Closing Price of Theralink Common Stock
$	$
$	$

IMAC stockholders and Theralink stockholders are advised to obtain current market quotations for IMAC Common Stock and Theralink Common Stock. The market prices of IMAC Common Stock and Theralink Common Stock will fluctuate between the date of this information and proxy statement/prospectus and the date of completion of the Merger and thereafter (in the case of IMAC Common Stock). No assurance can be given concerning the market price of IMAC Common Stock before the effective time or Theralink Common Stock before or after the effective time. Changes in the market price of IMAC Common Stock prior to the completion of the Merger will affect the market value of the Merger Consideration that IMAC stockholders receive upon completion of the Merger.

Dividends

IMAC has never declared or paid any cash dividends on the IMAC Common Stock and does not anticipate paying cash dividends on the IMAC Common Stock for the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the Merger will be at the discretion of the combined company’s then-current board of directors and will depend upon a number of factors, including the combined company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the then-current board of directors deems relevant.

Theralink has never paid or declared any cash dividends on the Theralink Common Stock. If the Merger does not occur, Theralink does not anticipate paying any cash dividends on the Theralink Common Stock in the foreseeable future, and Theralink intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Theralink Board of Directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, and restrictions imposed by applicable laws and other factors the Theralink Board of Directors deems relevant.

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COMPARISON OF SHAREHOLDER RIGHTS

The rights of IMAC stockholders are currently governed by the DGCL and IMAC’s certificate of incorporation and bylaws. The rights of Theralink stockholders are currently governed by the Nevada and Theralink’s certificate of incorporation and bylaws. Following completion of the Merger, the rights of Theralink stockholders who become stockholders of IMAC in the Merger will be governed by the DGCL and IMAC’s certificate of incorporation and bylaws.

The following description summarizes the material differences between the current rights of Theralink stockholders and the current rights of IMAC stockholders, based on the current certificate of incorporation and bylaws of Theralink, the current certificate of incorporation and bylaws of IMAC and the DGCL. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. IMAC and Theralink urge you to carefully read this entire information and proxy statement/prospectus and the other documents to which IMAC and Theralink refer in this information and proxy statement/prospectus for a more complete understanding of the differences between the rights of an IMAC stockholder and the rights of a Theralink stockholder. IMAC and Theralink have filed with the SEC their respective governing documents referenced in this comparison of stockholder rights and will send copies of these documents to you, without charge, upon your written or telephonic request. See “Where You Can Find More Information” beginning on page 146 of this information and proxy statement/prospectus.

	Rights of IMAC Stockholders	Rights of Theralink Stockholders
Authorized Capital Stock	As of August 21, 2023, IMAC had authorized 60,000,000 shares of common stock, par value $0.001 per share, 1,109,334 of which were issued and outstanding.	As of September 27, 2023, Theralink had authorized 100,000,000,000 shares of common stock, par value $0.0001 per share, 6,151,499,919 of which were issued and outstanding.

Preferred Stock	As of August 21, 2023, IMAC had authorized 5,000,000 shares of preferred stock, par value $0.001 per share, none of which were issued and outstanding.	As of September 27, 2023, Theralink had authorized 26,667 shares of preferred stock, par value $0.0001 per share, of which 667 shares of Series A preferred stock, 141 shares of Series C-1 preferred stock, and none of Series C-2, D-1 and D-2 preferred stock were issued and outstanding.

Number of Directors	Except as may be otherwise provided in the certificate of incorporation and subject to the rights of holders of any series of Preferred Stock, the entire board shall consist of one (1) or more directors, the total number thereof shall be authorized first by the incorporator of the corporation and thereafter from time to time solely by resolution of the board.	The number of directors which shall constitute the whole board shall be at least three. The number of directors of the corporation shall be fixed from time to time by a resolution adopted by the board.

Term of Office	Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal.	Each director shall hold office until the next annual meeting of stockholders and until his successor shall have been elected and qualified.

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Vacancies of Directors	Vacancies occurring for any reason and newly created directorships resulting from an increase in the authorized number of directors shall be filled only by vote of a majority of the remaining members of the board, although less than a quorum, or by a sole remaining director, at any meeting of the board. A person so elected by the board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the board and until his or her successor shall be duly elected and qualified, or until such director’s earlier death, resignation, or removal.	If a vacancy or vacancies occur in the membership of the board, for any reason, other than through removal by stockholder action, at any time when a stockholders meeting is not in session, the remaining directors or director may, quorum requirements notwithstanding, elect by unanimous vote a successor or successors, to hold office until the next annual stockholders meeting and until their successors are elected.

Meetings of the Board	The board may by resolution provide for regular meetings to be held at such times and places as it may determine, and such meetings may be held without further notice. Special meetings of the board may be called by the Chairman, the Chief Executive Officer, the President, or by not less than a majority of the directors then in office. Notice of the time and place of such meeting shall be given by or at the direction of the person or persons calling the meeting, and shall be delivered personally, telephoned, or sent by electronic mail or facsimile, to each director at least twenty-four (24) hours prior to the time of the meeting, or sent by First Class United States mail, postage prepaid, to each director at such director’s address as shown on the records of the corporation, in which case such notice shall be deposited in the United States mail no later than the fourth (4th) business day preceding the day of the meeting. Unless otherwise specified in the notice of a special meeting, any and all business may be transacted at such meeting. Meetings of the board, both regular and special, may be held either within or outside the State of Delaware. Unless otherwise restricted by the certificate of incorporation or bylaws, members of the board of directors, or any committee designated by the board, may participate in a meeting of the board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.	A regular meeting of the directors shall be held at the principal offices of the corporation or at such other place and at such date and time as may be fixed by resolution of the board. No notice need be given for regularly scheduled meetings of the board as set up in the resolutions called for above. An annual meeting of the board may be called without notice immediately after the annual meeting of the stockholders. Special meetings may be held at the request of the President, Vice President, Secretary or any two Directors by giving written notice not less than five (5) business days before the meeting. Notice must include the date, time and place of any such meeting and be served to each director via personal delivery, facsimile, email or courier. The attendance of a director at a meeting constitutes a waiver of notice of such meeting, unless the express purpose of a director’s attendance is to protest, before or at the commencement of said meeting, the transaction of any business because the meeting is not lawfully called or convened.

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Quorum of Meetings of the Board	At any meeting of the board, the presence of (a) a majority of the directors then in office or (b) one-third (1/3) of the total number of directors, whichever is greater, shall be necessary to constitute a quorum for the transaction of business. Notwithstanding the foregoing, if at any meeting of the board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time without further notice if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken.	Unless otherwise provided by resolution of the Theralink Board of Directors, a majority of the members of the board acting at a meeting duly assembled, shall constitute a quorum for the transaction of business, but if less than a majority of the board is present at a meeting, a majority of the directors present may adjourn the meeting; without further notice, from time to time, when a quorum is not present at any such meeting.

Special Meetings of Stockholders	Special meetings of the stockholders for any purpose or purposes, other than those required by statute, may be called at any time by the board, the Chairman of the Board, or the Chief Executive Officer and shall be called by the corporation upon the request of the stockholders as set forth in the bylaws. Except as set forth in the bylaws, no other person may call a special meeting of stockholders. Special meetings of the stockholders shall be held at the principal place of business of the corporation or at such other place within or outside of Delaware (or may not be held at any place, but may instead be held solely by means of remote communication if so decided by the board in its sole discretion), on such date and at such time as shall be determined from time to time by the board, for the purpose set forth in the corporations notice of meeting.	Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the articles of incorporation, may be called by the Theralink Board of Directors, by a director, or by the president and shall be called by the secretary, or in the event of his absence, incapacity, refusal or death, any other officer of the corporation, upon written request of one or more stockholders owning at least one tenth in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose of the proposed meeting.

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Notice of Stockholder Meetings	Notice of all stockholders’ meetings shall be given in writing by the Secretary or another officer of the corporation authorized to give such notice, or (b) in case of a special meeting duly requested by stockholders pursuant to the bylaws and for which the Secretary has refused to give notice, by the stockholders entitled to call such meeting. Notice of any stockholders’ meeting shall state the date and hour when and the place where it is to be held, if any (or, the means of remote communication, if any, by which stockholders may be deemed to be present in person and vote at such meeting), the record date for determining the stockholders entitled to vote at such meeting if such date is different from the record date for determining the stockholders entitled to notice of such meeting, and, in the case of a special meeting, the purpose or purposes for which such meeting is called. Subject to the bylaws, and unless otherwise required by law, not more than sixty (60) nor less than ten (10) days prior to any such meeting, such notice shall be given to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, directed by United States mail, postage prepaid, to such stockholder’s address as it appears upon the records of the corporation.	Written notice of the time, date and place of every meeting of stockholders shall be given by the secretary or by any other officer of the corporation designated by the directors or by these bylaws, not less than ten (10) consecutive business days prior to the meeting and not more than sixty (60) consecutive calendar days before the meeting, to each stockholder entitled to vote at such meeting. Notice must be served to each stockholder entitled to vote via personal delivery, telegraph or mail addressed to that stockholder at his address as it appears in the records of the corporation. The notice of a special meeting shall include a description of the purpose or purposes for which the meeting is called.

Quorum of Stockholder Meetings	Except as may be otherwise required by law or the IMAC certificate of incorporation, at any meeting of the stockholders, the presence in person or by proxy of the holders of record of shares of stock that would constitute a majority of the votes if all the issued and outstanding shares of stock entitled to vote at such meeting were present and voted shall be necessary to constitute a quorum; provided, however, that, where a separate vote by a class or series of stock is required, a quorum shall consist of the presence in person or by proxy of the holders of record of shares of stock that would constitute a majority of the votes of such class or series if all issued and outstanding shares of stock of such class or series entitled to vote at such meeting were present and voted.	At any meeting of the stockholders a quorum for the transaction of any business shall consist of one-third in interest of the issued and outstanding shares of the stock of the corporation entitled to vote being represented by the holders of record thereof.

Stockholder Action by Written Consent	Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of the stockholders of the corporation and may not be effected by any consent in writing by the stockholders.	Any action permitted or required at any stockholders meeting, including the election of officers or directors, maybe taken without a meeting, unless otherwise provided by law, if a consent in writing is signed by a majority of the issued and outstanding capital stock entitled to vote at such meeting and such written consent is filed with the records of the meetings of stockholders.

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Indemnification of Directors and Officers	Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such director, officer, employee, or agent, or in any other capacity while serving as such director, officer, employee, or agent, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than the DGCL permitted the corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that, except as provided in paragraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the bylaws shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaws, agreement, or vote of stockholders or disinterested directors, or otherwise. IMAC may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the corporation or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability, or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.	Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of Theralink or is or was serving at the request of Theralink or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the NRS from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by Theralink as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by Theralink. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

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Amendments to Certificate of Incorporation	The corporation reserves the right to restate the certificate of incorporation and to amend, alter, change, or repeal any provision contained in the certificate of incorporation (including any rights, preferences or other designations of Preferred Stock) in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors, and officers are subject to this reserved power. Notwithstanding any other provision of the certificate of incorporation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66-2/3% of the voting power of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision of the certificate of incorporation inconsistent with the purpose and intent of certain enumerated sections of the certificate of incorporation.

The Theralink Board of Directors, without the necessity of stockholder vote, shall have the authority to amend or repeal these Articles of Incorporation to the fullest extent allowable by the NRS. Where a stockholder vote is required, the affirmative vote of the holders of at least a majority of the quorum, voting together as a single class, is required to amend or repeal these Articles of Incorporation.

The Theralink Board of Directors may make, amend and repeal the bylaws of Theralink. Any bylaw made by the Theralink Board of Directors under the powers conferred hereby may be amended or repealed by the Theralink Board of Directors (except as specified in any such bylaw so made or amended) in the manner provided in the bylaws of Theralink. Notwithstanding the prior sentence, the bylaws of Theralink may also be amended or repealed by the stockholders of Theralink, but only by the affirmative vote of the holders of not less than 75% of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single class.

Amendments to Bylaws	The IMAC Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the corporation.	The Theralink Board of Directors may from time to time adopt further bylaws with respect to indemnification and may amend these and such bylaws to provide at all times the fullest indemnification permitted by the NRS.

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LEGAL MATTERS

The validity of the shares of IMAC Common Stock to be issued in connection with the Merger will be passed upon for IMAC by Olshan Frome Wolosky LLP.

Certain U.S. federal income tax consequences of the transaction will be passed upon for Theralink by K&L Gates LLP.

EXPERTS

The consolidated financial statements of IMAC as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022 included herein have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as stated in their report thereon and included in this Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Theralink Technologies, Inc. as of September 30, 2022 and 2021, and for each of the years in the two-year period ended September 30, 2022 included herein have been audited by Salberg & Company, P.A, an independent registered public accounting firm, as stated in their report thereon and included in this information and proxy statement/prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING INFORMATION

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this information and proxy statement/prospectus should be directed to, as applicable: IMAC Holdings, Inc., 3401 Mallory Lane, Suite 100, Franklin, Tennessee 37067, Telephone (844) 266-4622, or Theralink Technologies, Inc., 15000 W. 6th Avenue, Suite 400, Golden, CO 80401, Telephone (720) 420-0074.

145

WHERE YOU CAN FIND MORE INFORMATION

IMAC and Theralink are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC electronically, and the SEC maintain a website that contain their filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

IMAC also makes available free of charge on or through its website at www.imacregeneration.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after IMAC electronically files such material with or otherwise furnishes it to the SEC. Theralink also makes available free of charge on or through its website at www.theralink.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after IMAC electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the IMAC and Theralink are inactive textual references and information on those websites is not part of this joint proxy statement/prospectus.

IMAC has filed with the SEC a registration statement on Form S-4, of which this information and proxy statement/prospectus is a part, under the Securities Act to register the shares of IMAC Common Stock to be issued to Theralink stockholders in the Merger. This information and proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of IMAC, as well as a proxy statement of IMAC for its special meeting, and it will also serve as an information statement for the stockholders of Theralink. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about IMAC and IMAC Common Stock. This information and proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

IMAC and Theralink have supplied all the information contained in this information and proxy statement/prospectus relating to IMAC, and Theralink has supplied all information contained in this information and proxy statement/prospectus relating to Theralink.

If you would like to request documents from IMAC or Theralink, please send a request in writing or by telephone to either IMAC or Theralink at the following addresses:

IMAC Holdings, Inc.	Theralink Technologies, Inc.
3401 Mallory Lane, Suite 100 Franklin, Tennessee 37067 (844) 266-4622	15000 W. 6th Avenue, Suite 400 Golden, CO 80401 (720) 420-0074

146

F-1

IMAC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31,
	(Unaudited)	2022
ASSETS
Current assets:
Cash	$247,002	$763,211
Accounts receivable, net	678,603	2,881,239
Deferred compensation, current portion	102,153	196,119
Other assets	248,578	367,358
Total current assets	1,276,336	4,207,927

Property and equipment, net	565,843	1,584,714
Other assets:
Intangible assets, net	901,893	1,365,457

Security deposits	215,126	300,430
Right of use asset	1,685,802	3,623,078
Total other assets	2,802,821	5,288,965

Total assets	$4,645,000	$11,081,606

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$2,441,261	$1,702,740
Patient deposits	186,139	241,666
Notes payable, current portion	39,435	51,657
Finance lease obligation, current portion	16,853	19,898
Liability to issue common stock, current portion	292,246	329,855
Operating lease liability, current portion	947,657	1,368,016
Total current liabilities	3,923,591	3,713,832

Long-term liabilities:
Notes payable, net of current portion	35,144	53,039
Finance lease obligation, net of current portion	2,580	9,375

Operating lease liability, net of current portion	1,042,655	2,654,104

Total liabilities	5,003,970	6,430,350

Commitment and Contingencies – Note 14

Stockholders’ equity (deficit):
Preferred stock - $0.001 par value, 5,000,000 authorized, nil issued and outstanding at June 30, 2023 and December 31, 2022, respectively.	-	-
Common stock - $0.001 par value, 60,000,000 authorized; 1,109,359 and 1,100,592 shares issued at June 30, 2023 and December 31, 2022, respectively; and 1,109,335 and 1,097,843 outstanding at June 30, 2023 and December 31, 2022, respectively.*	1,109	1,098
Additional paid-in capital	51,261,621	51,169,898
Accumulated deficit	(51,621,700)	(46,519,740)
Total stockholders’ equity (deficit)	(358,970)	4,651,256

Total liabilities and stockholders’ equity (deficit)	$4,645,000	$11,081,606

*	Retrospectively restated for the effect of the 30-for-1 reverse stock split. (Note 15)

See accompanying notes to the unaudited condensed consolidated financial statements.

F-2

IMAC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Patient revenues, net	$1,343,975	$5,033,088	$3,437,337	$8,928,075
Total revenue	1,343,975	5,033,088	3,437,337	8,928,075

Operating expenses:
Patient expenses	175,748	397,235	441,980	857,708
Salaries and benefits	1,251,842	3,863,089	3,564,903	7,762,487
Advertising and marketing	36,761	242,562	111,305	613,050
General and administrative	886,632	1,857,915	2,391,506	3,673,162
Depreciation and amortization	119,795	438,612	309,618	885,384
Loss on disposal or impairment of assets	254,147	34,832	1,695,161	82,261
Total operating expenses	2,724,925	6,834,245	8,514,473	13,874,052

Operating loss	(1,380,950)	(1,801,157)	(5,077,136)	(4,945,977)

Other income (expense):
Interest income	1	1,321	1	1,321
Other expense	-	(39,530)	-	(52,704)
Interest expense	(22,358)	(4,733)	(24,825)	(8,864)
Total other expenses	(22,357)	(42,942)	(24,824)	(60,247)

Net loss before income taxes	(1,403,307)	(1,844,099)	(5,101,960)	(5,006,224)

Income taxes	-	-	-	-

Net loss	(1,403,307)	(1,844,099)	(5,101,960)	(5,006,224)

Net loss per share attributable to common stockholders
Basic and diluted*	$(1.27)	$(2.06)	$(4.63)	$(5.65)

Weighted average common shares outstanding
Basic and diluted*	1,104,711	893,364	1,102,587	886,151

*	Retrospectively restated for the effect of 30-for-1 reverse stock split. (Note 15)

See accompanying notes to the unaudited condensed consolidated financial statements.

F-3

IMAC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Common Stock		Additional
	Number of Shares*	Par	Paid-In Capital	Accumulated Deficit	Total

Balance, December 31, 2021	873,939	$874	$46,159,121	$(28,206,934)	$17,953,061
Issuance of common stock	5,567	6	148,554	-	148,560
Share based compensation, net	-	-	32,587	-	32,587
Net loss	-	-	-	(3,162,125)	(3,162,125)
Balance, March 31, 2022	879,506	$880	$46,340,262	$(31,369,059)	$14,972,083
Issuance of common stock	30,158	30	935,632	-	935,662
Issuance of employee stock options	-	-	31,114	-	31,114
Net loss	-	-	-	(1,844,099)	(1,844,099)
Balance, June 30, 2022	909,664	$910	$47,307,008	$(33,213,158)	$14,094,760

	Common Stock		Additional
	Number of Shares*	Par	Paid-In Capital	Accumulated Deficit	Total

Balance, December 31, 2022	1,097,843	$1,098	$51,169,898	$(46,519,740)	$4,651,256
Issuance of common stock	2,725	3	16,647	-	16,650
Share based compensation, net	-	-	27,702	-	27,702
Net loss	-	-	-	(3,698,653)	(3,698,653)
Balance, March 31, 2023	1,100,568	$51,214,247	$51,214,247	$(50,218,393)	$996,955
Issuance of common stock	8,767	9	47,373	-	47,382
Net loss	-	-	-	(1,403,307)	(1,403,307)
Balance, June 30, 2023	1,109,335	$1,109	$51,261,621	$(51,621,700)	$(358,970)

*	Retrospectively restated for the effect of 30-for-1 reverse stock split. (Note 15)

See accompanying notes to unaudited condensed consolidated financial statements.

F-4

IMAC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(5,101,960)	$(5,006,224)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	309,618	885,384
Share based compensation, net	131,060	269,691
Loss on disposition or impairment of assets	1,695,161	82,261
Bad debt expense	6,795	-
Changes in operating assets and liabilities:
Accounts receivable	546,496	(1,845,684)
Other assets	68,780	18,767
Security deposits	85,304	5,231
Right of use/lease liability	(94,532)	(40,541)
Accounts payable and accrued expenses	738,521	(417,271)
Patient deposits	(55,527)	185,578
Net cash from operating activities	(1,670,284)	(5,862,808)

Cash flows from investing activities:
Proceeds from sale of Louisiana Orthopedic operations	1,050,000	(256,279)
Proceeds from sale of Ricardo Knight, PC operations	80,000	-
Proceeds from sale of property and equipment	-	2,060
Net cash from investing activities	1,130,000	(254,219)

Cash flows from financing activities:
Proceeds from issuance of common stock	64,032	829,663
Payments on notes payable	(30,117)	(208,004)
Payments on finance lease obligation	(9,840)	(9,422)
Net cash from financing activities	24,075	612,237

Net decrease in cash	(516,209)	(5,504,790)

Cash, beginning of period	763,211	7,118,980

Cash, end of period	$247,002	$1,614,190

Supplemental cash flow information:
Interest paid	$24,826	$8,864

See accompanying notes to the unaudited condensed consolidated financial statements.

F-5

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Description of Business

IMAC Holdings, Inc. is a holding company for IMAC Regeneration Centers and our Investigational New Drug division. IMAC Holdings, Inc. and its affiliates (collectively, the “Company”) provide movement, orthopedic and neurological therapies through its chain of IMAC Regeneration Centers. Through its consolidated and equity owned entities, its outpatient medical clinics provide conservative, non-invasive medical treatments to help patients with back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. As of June 30, 2023, the Company had owned or operated through management service agreements three medical clinics located in Kentucky and Missouri. The Company delivers sports medicine treatments without opioids. The Company’s Investigational New Drug division is conducting a clinical trial for its investigational compound utilizing umbilical cord-derived allogenic mesenchymal stem cells for the treatment of bradykinesia due to Parkinson’s disease.

As outlined in Note 2, given the Company’s current financial position, during the first six months of 2023 the Company decided to close five underperforming locations and sold its Louisiana Orthopedic and Illinois practices as well as The BackSpace, LLC operations in an effort to raise sufficient capital to support on-going operations. Management has been actively exploring various strategic alternatives in an effort to support operations in 2023 and beyond.

On May 23, 2023, IMAC Holdings, Inc., a Delaware corporation (Nasdaq: BACK) (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Theralink Technologies, Inc. (OTC: THER), a Nevada corporation (“Theralink”), and IMAC Merger Sub, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of the Company (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Theralink (the “Merger”), with Theralink continuing as the surviving entity (the “Surviving Entity”) and a wholly owned subsidiary of the Company. On May 22, 2023, the board of directors of the Company, and the board of directors of Theralink unanimously approved the Merger Agreement.

At the effective time of the Merger (the “Effective Time”), each share of Theralink’s common stock (“Theralink Common Stock”) and each share of Theralink’s preferred stock (together with the Theralink Common Stock, “Theralink Shares”) issued and outstanding as of immediately prior to the Effective Time will be converted into and will thereafter represent the right to receive a portion of a share of the Company’s common stock (the “Company Shares”) such that the total number of Company Shares issued to the holders of Theralink Shares shall equal 85% of the total number of Company Shares outstanding as of the Effective Time (the “Merger Consideration”).

At the Effective Time, each award of Theralink stock options (each, a “Theralink Stock Option”), whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time, will be assumed by the Company and converted into a stock option relating to a number of Company Shares equal to the product of: (i) the number of shares of Theralink Common Stock subject to such Theralink Stock Option; and (ii) the ratio which results from dividing one share of Theralink Common Stock by the portion of a Company Share issuable for such share as finally determined at the Effective Time (the “Exchange Ratio”), at an exercise price per Company Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Theralink Common Stock of such Theralink Stock Option by (B) the Exchange Ratio.

The Company and Theralink have each agreed, subject to certain exceptions with respect to unsolicited proposals, not to directly or indirectly solicit competing acquisition proposals or to enter into discussions concerning, or provide confidential information in connection with, any unsolicited alternative acquisition proposals. However, if such party receives an unsolicited, bona fide acquisition proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement and the Company’s or Theralink’s board of directors, or any committee thereof, as applicable, concludes, after consultation with its financial advisors and outside legal counsel, that such unsolicited, bona fide acquisition proposal constitutes, or could reasonably be expected to result in, a superior offer, such party may furnish non-public information regarding it or any of its subsidiaries and engage in discussions and negotiations with such third party in response to such unsolicited, bona fide acquisition proposal; provided that each party provides notice and furnishes any non-public information provided to the maker of the acquisition proposal to each party substantially concurrently with providing such non-public information to the maker of the acquisition proposal.

The completion of the Merger is subject to the satisfaction or waiver of customary closing conditions, including: (i) adoption of the Merger Agreement by holders of a majority of the outstanding Theralink Shares; (ii) approval of the issuance of Company Shares in connection with the Merger by a majority of the outstanding shares of the Company’s common stock; (iii) absence of any court order or regulatory injunction prohibiting completion of the Merger; (iv) expiration or termination of (a) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (b) any agreement with any governmental entity not to consummate the transactions contemplated by the Merger Agreement; (v) effectiveness of the Company’s registration statement on Form S-4 to register the Company Shares to be issued in the Merger; (vi) subject to specified materiality standards, the accuracy of the representations and warranties of the other party; (vii) the authorization for listing of Company Shares to be issued in the Merger on Nasdaq; (viii) compliance by the other party in all material respects with its covenants; and (ix) the completion of satisfactory due diligence by both parties.

The Company and Theralink have each made customary representations and warranties in the Merger Agreement. The Merger Agreement also contains customary covenants and agreements, including covenants and agreements relating to (i) the conduct of each of the Company’s and Theralink’s business between the date of the signing of the Merger Agreement and the closing date of the Merger and (ii) the efforts of the parties to cause the Merger to be completed, including actions which may be necessary to cause the expiration or termination of any waiting periods under the HSR Act.

The Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated by reference. The foregoing summary has been included to provide investors and security holders with information regarding the terms of the Merger Agreement and is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about the Company, Theralink or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement (i) were made solely for the benefit of the parties to the Merger Agreement; (ii) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and (iii) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Theralink or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Theralink’s public disclosures.

F-6

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying condensed consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America (“U.S.”) as promulgated by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The accompanying condensed consolidated financial statements include the accounts of IMAC Holdings, Inc. and the following entities which are consolidated due to direct ownership of a controlling voting interest or other rights granted to us as the sole general partner or managing member of the entity: IMAC Regeneration Center of St. Louis, LLC (“IMAC St. Louis”), IMAC Management Services, LLC (“IMAC Management”), IMAC Regeneration Management, LLC (“IMAC Texas”) IMAC Regeneration Management of Nashville, LLC (“IMAC Nashville”) IMAC Management of Illinois, LLC (“IMAC Illinois”), Advantage Hand Therapy and Orthopedic Rehabilitation, LLC (“Advantage Therapy”), IMAC Management of Florida, LLC (“IMAC Florida”), Louisiana Orthopaedic & Sports Rehab (“IMAC Louisiana”) and The Back Space, LLC (“BackSpace”); the following entity which is consolidated with IMAC Regeneration Management of Nashville, LLC due to control by contract: IMAC Regeneration Center of Nashville, PC (“IMAC Nashville PC”); the following entities which are consolidated with IMAC Management of Illinois, LLC due to control by contract: Progressive Health and Rehabilitation, Ltd., Illinois Spine and Disc Institute, Ltd. and Ricardo Knight, P.C.; the following entities which is consolidated with IMAC Management Services, LLC due to control by contract: Integrated Medicine and Chiropractic Regeneration Center PSC (“Kentucky PC”) and IMAC Medical of Kentucky PSC (“Kentucky PSC”); the following entities which are consolidated with IMAC Florida due to control by contract: Willmitch Chiropractic, P.A. and IMAC Medical of Florida, P.A.; the following entity which is consolidated with Louisiana Orthopaedic & Sports Rehab due to control by contract: IMAC Medical of Louisiana, a Medical Corporation; and the following entities which are consolidated with BackSpace due to control by contract: ChiroMart LLC, ChiroMart Florida LLC, and ChiroMart Missouri LLC.

During January of 2023, the Company closed operations at four underperforming clinic locations: Webster Groves, Lexington, Fort Pierce and Tampa.

On January 27, 2023, the Company executed an agreement to sell all assets of IMAC of Louisiana, PC and Louisiana Orthopaedic & Sports Rehab, LLC for a total of $1.05 million in cash. In addition, the deal included the assignment of the associated real estate lease to the purchaser.

On March 1, 2023, the Company executed an agreement to sale The BackSpace, LLC to Curis Express, LLC. This sale eliminated IMAC Holdings, Inc. retail chiropractic division. In addition, the deal included all associated real estate leases and the rights to certain future potential expansion locations.

On April 1 2023, the Company executed an agreement to sell all the assets of Ricardo Knight, PC.

During May of 2023, the Company closed operations at Springfield, MO, due to significant staff departures and inflationary pressure on replacement personnel. Most assets were sold in June.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the condensed consolidated financial statements are prepared. On an ongoing basis, the Company evaluates its estimates, including those related to insurance adjustments and provisions for doubtful accounts. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. Specifically, we reclassified share-based compensation to salaries and benefits.

Revenue Recognition

The Company’s patient service revenue is derived from non-surgical procedures performed at our outpatient medical clinics. The fees for such services are billed either to the patient or a third-party payer, including Medicare.

The Company recognizes service revenues based upon the estimated amounts the Company expects to be entitled to receive from patients and third-party payers. Estimates of contractual adjustments are based upon the payment terms specified in the related contractual agreements. The Company also records estimated implicit price concessions (based primarily on historical collection experience) related to uninsured accounts to record these revenues at the estimated amounts expected to be collected.

Starting in January 2020, the Company implemented wellness maintenance programs on a subscription basis. There are currently four membership plans offered with different levels of service for each plan. The Company recognizes membership revenue on a monthly basis. Enrollment in the wellness maintenance program can occur at any time during the month and can be dis-enrolled at any time.

F-7

Starting in June 2021, the Company introduced BackSpace and began offering outpatient chiropractic and spinal care services as well as memberships services in Walmart retail locations. The fees for such services were paid and recognized as incurred.

Starting in September 2022, the Company introduced hormone replacement therapy “HRT” and medical weight loss programs. The Company recognizes HRT and medical weight loss revenue as the services are provided.

Other management service fees are derived from management services where the Company provides billings and collections support to the clinics and where management services are provided based on state specific regulations known as the corporate practice of medicine (“CPM”). Under the CPM, a business corporation is precluded from practicing medicine or employing a physician to provide professional medical services. In these circumstances, the Company provides all administrative support to the physician-owned PC through a LLC. The PC is consolidated due to control by contract (an “MSA” – Management Services Agreement). The fees we derive from these management arrangements are either based on a predetermined percentage of the revenue of each clinic or a percentage mark up on the costs of the LLC. The company recognizes other management service revenue in the period in which services are rendered. These revenues are earned by IMAC Nashville, IMAC Management, IMAC Illinois, IMAC Florida, IMAC Louisiana and the Back Space and are eliminated in consolidation to the extent owned.

Patient Deposits

Patient deposits are derived from patient payments in advance of services delivered. Our service lines include traditional and regenerative medicine. Regenerative medicine procedures are rarely paid by insurance carriers; therefore, the Company typically requires up-front payment from the patient for regenerative services and any co-pays and deductibles as required by the patient specific insurance carrier. For some patients, credit is provided through an outside vendor. In this case, the Company is paid from the credit card company and the risk is transferred to the credit card company for collection from the patient. These funds are accounted for as patient deposits until the procedures are performed at which point the patient deposit is recognized as patient service revenue.

Fair Value of Financial Instruments

The carrying amount of accounts receivable and accounts payable approximate their respective fair values due to the short-term nature. The carrying amount of the line of credit and note payable approximates fair values due to their market interest rates. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

Variable Interest Entities

Certain states prohibit the “corporate practice of medicine,” which restricts business corporations from practicing medical care by exercising control over clinical decisions by doctors. In states which prohibit the corporate practice of medicine, the Company enters into long-term management agreements with professional corporations (“PCs”) that are owned by licensed doctors, which, in turn employ or contract with doctors who provide professional care in its clinics. Under these management agreements with PCs, the Company provides, on an exclusive basis, all non-clinical services of the practice.

The condensed consolidated financial statements include the accounts of variable interest entities (“VIE”) in which the Company is the primary beneficiary under the provisions of the FASB Accounting Standards Codification 810, “Consolidation”. The Company has the power to direct the activities that most significantly impact a VIE’s economic performance. Additionally, the Company would absorb substantially all of the expected losses from any of these entities should such expected losses occur. As of June 30, 2023, the Company’s consolidated VIE’s include 12 PCs.

Accounts Receivable

Accounts receivable primarily consists of amounts due from third-party payers (non-governmental), governmental payers and private pay patients and is recorded net of allowances for doubtful accounts and contractual discounts. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Accordingly, accounts receivable reported in the Company’s condensed consolidated financial statements is recorded at the net amount expected to be received.

The Company’s accounts receivable from third-party payers are recorded net of estimated contractual adjustments and allowances from third-party payers, which are estimated based on the historical trend of the Company’s facilities’ cash collections and contractual write-offs, accounts receivable aging, established fee schedules, relationships with payers and procedure statistics. While changes in estimated reimbursement from third-party payers remain a possibility, the Company expects that any such changes would be minimal and, therefore, would not have a material effect on the Company’s financial condition or results of operations. The Company’s collection policies and procedures are based on the type of payor, size of claim and estimated collection percentage for each patient account. The Company analyzes accounts receivable at each of the facilities to ensure the proper collection and aged category. The operating systems generate reports that assist in the collection efforts by prioritizing patient accounts. Collection efforts include direct contact with insurance carriers or patients and written correspondence.

F-8

Allowance for Contractual, Other Discounts and Doubtful Accounts

Management estimates the allowance for contractual and other discounts based on its historical collection experience and contracted relationship with the payers. The services authorized and provided and related reimbursement are often subject to interpretation and negotiation that could result in payments that differ from the Company’s estimates.

In June 2016, the FASB issued Accounting Standards Update (ASU) 2016-13, “Financial Instruments – Credit Losses.” This ASU added a new impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. As a result, the Company changed its accounting policy for allowance for doubtful accounts using an expected losses model rather than using incurred losses. The new model is based on the credit losses expected to arise over the life of the asset based on the Company’s expectations as of the balance sheet date through analyzing historical customer data as well as taking into consideration current economic trends.

As a smaller reporting Company pursuant to Rule 12b-2 of the Securities Exchange Act of 1934, as amended, these changes became effective for the Company on January 1, 2023. The adoption of ASU 2016-13 did not have a material financial impact on the Company’s condensed consolidated financial statements.

The roll forward of the allowance for doubtful accounts for the six-months ended June 30. 2023 was as follows:

June 30, 2023
(Unaudited)
Beginning balance	$163,479
Bad debt expense	6,795
Write-offs	(95,414)
Ending balance	$74,860

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Additions and improvements to property and equipment are capitalized at cost. Depreciation of owned assets are computed using the straight-line method over the estimated useful lives and amortization of leasehold improvements are computed using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term. The cost of assets sold or retired, and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other income (expense) for the year. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

The Company capitalizes the fair value of intangible assets acquired in business combinations. Intangible assets are amortized on a straight-line basis over their estimated economic useful lives, generally the contract term. The Company performs valuations of assets acquired and liabilities assumed on each acquisition accounted for as a business combination and allocates the purchase price of each acquired business to its respective net tangible and intangible assets. The Company records an impairment loss when the carrying amount of the asset is not recoverable and exceeds its fair value. As of June 30, 2023, the Company has sold the assets of the Louisiana market, Illinois market and the BackSpace retail stores. The Louisiana market had a total intangible carrying amount of approximately $61,000, the Illinois market had a total intangible carrying amount of approximately $265,000 and the BackSpace retail stores had a total intangible carrying amount of approximately $60,000 which was written off with the transaction. As of June 30, 2022, the Company closed a clinic in Florida with a total intangible carrying amount of approximately $30,000. The Company recorded a noncash impairment loss for this amount during the six months ended June 30, 2022.

Long-Lived Assets

Long-lived assets such as property and equipment and intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There were no impairments of long-lived assets for the years presented.

Advertising and Marketing

The Company uses advertising and marketing to promote its services. Advertising and marketing costs are expensed as incurred. Advertising and marketing expense was approximately $37,000 and $243,000 for the three months ended June 30, 2023 and 2022, respectively and was approximately $111,000 and $613,000 for the six months ended June 30, 2023 and 2022, respectively.

Net Loss Per Share

Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted-average number of common shares outstanding during the year. Diluted net loss per common share is determined using the weighted-average of common shares outstanding during the year, adjusted for the dilutive effect of common stock equivalents, consisting of the conversion option embedded in convertible debt. The weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would have an anti-dilutive effect.

F-9

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred tax assets are required to be reduced by a valuation allowance to the extent that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized.

Newly Adopted Accounting Pronouncement

Topic 326 was effective for the Company beginning on January 1, 2023. This update requires a financial asset (or a group of financial assets) measured at amortized cost basis, to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. The Company has evaluated the impact of Topic 326 and has determined it does not have a material financial impact.

Note 3 – Capital Requirements, Liquidity and Going Concern Considerations

The Company’s condensed consolidated financial statements are prepared in accordance with GAAP and includes the assumption of a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in the accompanying condensed consolidated financial statements, the Company has sustained substantial losses from operations since inception. The Company had negative working capital of approximately $2.6 million at June 30, 2023 and $0.5 million at December 31, 2022. For the six months ended June 30, 2023, the Company had a net loss of approximately $5.1 million and used cash in operations of approximately $1.7 million.

Management recognizes that the Company may need to obtain additional resources to successfully implement its business plans. No assurances can be given that we will be successful. If management is not able to timely and successfully raise additional capital if needed, the implementation of the Company’s business plan, financial condition and results of operations will be materially affected. These condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-10

Note 4 – Concentration of Credit Risks

Cash

The Company maintains its cash in accounts at financial institutions, which may, at times, exceed federally-insured limits of $250,000.

Revenue and Accounts Receivable

As of June 30, 2023 and December 31, 2022, the Company had the following revenue and accounts receivable concentrations:

	June 30, 2023		December 31, 2022
	% of Revenue	% of Accounts Receivable	% of Revenue	% of Accounts Receivable
	(Unaudited)
Medicare payment	25%	20%	32%	18%

Note 5 – Accounts Receivable

As of June 30, 2023 and December 31, 2022, the Company’s accounts receivable consisted of the following:

	June 30, 2023	December 31, 2022
	(Unaudited)
Gross accounts receivable	$753,463	$3,044,718
Less: allowance for doubtful accounts	(74,860)	(163,479)
Accounts receivable, net	$678,603	$2,881,239

F-11

Note 6 – Property and Equipment

The Company’s property and equipment consisted of the following at June 30, 2023 and December 31, 2022:

	Estimated Useful Life in Years	June 30, 2023	December 31, 2022
		(Unaudited)
Leasehold improvements	Shorter of asset or lease term	$1,712,019	$2,233,603
Equipment	1.5 - 7	1,989,567	2,820,166
Total property and equipment		3,701,586	5,053,769

Less: accumulated depreciation		(3,135,743)	(3,476,977)
		565,843	1,576,792
Construction in progress		-	7,922
Total property and equipment, net		$565,843	$1,584,714

Depreciation was approximately $87,000 and $239,000 for the three months ended June 30, 2023 and 2022, respectively and approximately $233,000 and $473,000 for the six months ended June 30, 2023 and 2022, respectively.

Note 7 – Intangibles Assets and Goodwill

The Company’s intangible assets and goodwill consisted of the following at June 30, 2023 and December 31, 2022:

		June 30, 2023 (Unaudited)
	Estimated		Accumulated
	Useful Life	Cost	Amortization	Net

Intangible assets:
Management service agreements	10 years	$4,224,113	$(3,565,970)	$658,143
Definite lived assets		4,224,113	(3,565,970)	658,143
Research and development		243,750	-	243,750
Total intangible assets and goodwill		$4,467,863	$(3,565,970)	$901,893

F-12

		December 31, 2022
	Estimated		Accumulated
	Useful Life	Cost	Amortization	Net

Intangible assets:
Management service agreements	10 years	$7,940,398	$(6,939,916)	$1,000,482
Non-compete agreements	3 years	391,000	(359,125)	31,875
Customer lists	3 years	77,000	(48,125)	28,875
Brand development	15 years	69,071	(8,596)	60,475
Definite lived assets		8,477,469	(7,355,762)	1,121,707
Research and development		243,750	-	243,750
Goodwill		4,499,796	(4,499,796)	-
Total intangible assets and goodwill		$13,221,015	$(11,855,558)	$1,365,457

In January 2023, the Company sold the Louisiana Market which had a total intangible carrying amount of approximately $61,000 which was written off as impaired.

In February 2023, the Company sold the BackSpace retail clinics which had a total intangible carrying amount of approximately $60,000 which was written off as impaired.

On April 1, 2023, the Company executed an agreement to sell all the assets of Ricardo Knight, PC which had a total intangible carrying amount of approximately $265,000 which was written off as impaired.

In March 2022 the Company decided to close a clinic in Florida with a total intangible carrying amount of approximately $34,000, which was written off as impaired. As a result, the Company recorded a noncash impairment loss for this amount during the three months ended March 31, 2022. Due to a significant drop in share price in the three months ended September 20, 2022, the Company determined that a triggering event occurred. It was determined that there was an impairment loss of $2,128,000 on the IMAC Illinois MSA and $1,672,000 on the IMAC Kentucky MSA.

The Company performs its annual impairment test during the fourth quarter of the fiscal year. For the year ended December 31, 2022, the Company performed a qualitative impairment test and, based on the totality of information available for the reporting units, the Company concluded that it was more-likely-than-not that the carrying value is greater than the estimated fair values of the reporting units as of December 31, 2022. A goodwill impairment loss of $4.5 million was recorded in December 2022.

Amortization was approximately $33,000 and $200,000 for the three months ended June 30, 2023 and 2022, respectively and $77,000 and $412,000 for the six months ended June 30, 2023 and 2022, respectively.

The Company’s estimated future amortization of intangible assets was as follows:

Years Ending December 31,
(Unaudited)
2023 (six months)	$65,814
2024	131,629
2025	131,629
2026	131,629
2027	131,629
Thereafter	65,813
$658,143

Note 8 – Operating Leases

On January 1, 2019, the Company adopted ASC 842 using the modified retrospective method applied to leases that were in place at January 1, 2019. Results for operating periods beginning after January 1, 2019 are presented under ASC 842, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC 840. The Company’s leases consist of operating leases that mostly relate to real estate rental agreements. Most of the value of the Company’s lease portfolio relates to real estate lease agreements that were entered into starting March 2017.

Discount Rate Applied to Operating Leases

To determine the present value of minimum future lease payments for operating leases at January 1, 2019, the Company was required to estimate a rate of interest that we would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment (the “incremental borrowing rate” or “IBR”).

The Company determined the appropriate IBR by identifying a reference rate and making adjustments that take into consideration financing options and certain lease-specific circumstances. For the reference rate of leases added as of June 30, 2023 and December 31, 2022, the Company used a weighted average interest rate.

F-13

Total operating lease cost

Individual components of the total lease cost incurred by the Company were as follows:

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
	(Unaudited)	(Unaudited)
Operating lease expense	$747,698	$830,373

Minimum rental payments under operating leases are recognized on a straight light basis over the term of the lease.

Maturity of operating leases

The Company’s amount of future minimum lease payments under operating leases are as follows:

Operating Leases
(Unaudited)
Undiscounted future minimum lease payments:
2023 (six months)	$538,112
2024	734,612
2025	468,745
2026	236,609
2027	73,823
Thereafter	81,691
Total	2,133,592
Amount representing imputed interest	(143,280)
Total operating lease liability	1,990,312
Current portion of operating lease liability	(947,657)
Operating lease liability, non-current	$1,042,655

F-14

Note 9 – Notes Payable

Set forth below is a summary of the Company’s outstanding debt as of June 30, 2023 and December 31, 2022:

	June 30,	December 31,
	2023	2022
	(Unaudited)
Note payable to a financial institution in the amount of $200,000 dated November 15, 2017. The note requires 66 consecutive monthly installments of $2,652 including principal and interest at 5%, with a balloon payment of $60,000 which was paid on June 15, 2018. The note matured and has been paid in full.	$-	$13,093

Note payable to a financial institution in the amount of $131,400 dated August 1, 2016. The note requires 120 monthly installments of $1,394 including principal and interest at 5%. The note matures on July 1, 2026, and is secured by a letter of credit.	47,697	54,763

$112,800 payable to a landlord of Advantage Therapy, LLC pursuant to a lease dated March 1, 2019. The debt is payable in 60 monthly installments of $2,129, including principal and interest at 5%. The debt matures on June 1, 2024.	26,882	36,840

	74,579	104,696
Less: current portion:	(39,435)	(51,657)
	$35,144	$53,039

Principal maturities of the Company’s notes payable are as follows:

Years Ending December 31,	Amount

2023 (six months)	$21,540
2024	27,631
2025	15,813
2026	9,595
Total	$74,579

F-15

Note 10 – Stockholders’ Equity (Deficit) * Retrospectively restated for the effect of 30-for-1 reverse stock split. (Note 15)

On July 6, 2022, the Company’s shareholders approved the Board of Directors’ proposal to increase the number of authorized shares of the Company’s common stock to 60,000,000 shares from 30,000,000 shares.

On August 16, 2022, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with institutional accredited investors (the “Purchasers”) pursuant to which the Company offered for sale to the Purchasers an aggregate of 172,149 shares (the “Shares”) of its common stock at a purchase price of $22.80, in a registered direct offering (the “Registered Direct Offering”). In a concurrent private placement, the Company also agreed to issue to the investors Series 1 warrants to purchase 172,149 shares of common stock that will become exercisable on the date that is six months following the date of issuance of the shares of common stock in the Registered Direct Offering (the “Exercise Date”) and expire on the five year anniversary of the Exercise Date, at an exercise price of $28.50 per share, and Series 2 warrants to purchase 172,149 shares of common stock that will become exercisable on the Exercise Date and expire on the one year anniversary of the Exercise Date, at an exercise price of $28.50 per share. The Shares were offered by the Company pursuant to its shelf registration statement on Form S-3 originally filed with the SEC on March 27, 2020 (as amended, the “Registration Statement”), which was declared effective on April 3, 2020. The Company received gross proceeds of both transactions of $3.9 million. The Company used the net proceeds from this offering for working capital and other general corporate purposes, including financing the costs of implementing the Company’s strategic alternative activities.

2018 Incentive Compensation Plan

The Company’s board of directors and holders of a majority of outstanding shares approved and adopted the Company’s 2018 Incentive Compensation Plan (“2018 Plan”) in May 2018, reserving the issuance of up to 33,333 shares of common stock (subject to certain adjustments) upon exercise of stock options and grants of other equity awards. The 2018 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, other forms of equity compensation and performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to the Company’s non-employee directors and consultants, and affiliates. The 2018 Plan was amended July 6, 2022 to increase the 33,333 shares of common stock to 66,667 shares of common stock.

F-16

Stock Options

As of June 30, 2023, the Company had issued stock options to purchase 4,368 shares of its common stock as non-qualified stock options to various employees of the Company. Most options vest over a period of four years, with 25% vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months and are exercisable for a period of ten years. One award granted in 2021 vests over a period of one year and is exercisable for a period of ten years. Stock based compensation for stock options is estimated at the grant date based on the fair value calculated using the Black-Scholes method. The per-share fair values of these options is calculated based on the Black-Scholes-Merton pricing model.

Restricted Stock Units

On February 21, 2022, the Company granted 3,333 RSUs to an executive that vested immediately.

On October 15, 2022, the Company granted an aggregate of 10,000 RSUs to Board members with these RSUs vesting immediately.

On May 19, 2023, the Company granted an aggregate of 8,767 RSUs to Board members with these RSU’s vesting immediately.

Note 11 – Retirement Plan

The Company offers a 401(k) plan that covers eligible employees. The plan provides for voluntary salary deferrals for eligible employees. Additionally, the Company is required to make matching contributions of 50% of up to 6 % of total compensation for those employees making salary deferrals. The Company made contributions of $17,106 and $35,954 during the three months ended June 30, 2023 and 2022, respectively and $43,927 and $70,763 during the six months ended June 30, 2023 and 2022, respectively.

Note 12 – Income Taxes

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of all available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management assessed all available evidence to estimate if sufficient future taxable income will be generated in the appropriate period and of the appropriate character to realize deferred tax assets. For the six months ended June 30, 2023 and June 30, 2022, no income tax expense or benefit was recorded related to income taxes due to the Company’s overall operating results and the full valuation allowance.

The Company performed a comprehensive review of its uncertain tax positions and determined that no adjustments were necessary relating to unrecognized tax benefits as December 31, 2022. As of June 30, 2023, the Company had no unrecognized tax benefits recorded. The Company is subject to taxation by federal, state, and local taxing authorities. The Company’s federal, state, and local income tax returns are subject to examination by taxing authorities for three years after the returns are filed, and the Company’s federal, state, and local income tax returns for 2019 through 2022 remain open to examination.

F-17

Note 13 – Commitments and Contingencies

The Company accrues a liability and charges operations for the estimated costs of contingent liabilities, including adjudication or settlement of various asserted and unasserted claims existing as of the balance sheet date, where there is a reasonable possibility that a loss has been incurred and the loss (or range of probable loss) is estimable.

From time to time the Company may become subject to threatened and/or asserted claims arising in the ordinary course of our business. Other than the matter described below, management is not aware of any matters, either individually or in the aggregate, that are reasonably likely to have a material impact on the Company’s financial condition, results of operations or liquidity.

Third Party Audit

On April 15, 2021, the Company received notification from Covent Bridge Group, a Center for Medicare & Medicaid Services (“CMS”) contractor, that they are recommending to CMS that the Company was overpaid in the amount of $2,921,868. This amount represents a statistical extrapolation of $11,530 of charges from a sample of 40 claims for the periods February 2017 to November 2020.

On June 3, 2021, the Company received a request for payment from CMS in the amount of $2,918,472. The Company began its own internal audit process and initiated the appropriate appeals. The Company received a notification dated September 30, 2021, from CMS that they “found the request to be favorable by reversing the extrapolation to actual”. The Company received a separate notification stating “the extrapolated overpayment was reduced to the actual overpayment amount for the sampled denied claims $5,327.73,” which had been paid as of December 31, 2021.

On October 21, 2021, the Company received notification from Covent Bridge Group, a Center for Medicare & Medicaid Services (“CMS”) contractor, that they are recommending to CMS that the Company was overpaid in the amount of $2,716,056.33. This amount represents a statistical extrapolation of $6,791.33 of charges from a sample of 38 claims for the periods July 2017 to November 2020 for Progressive Health & Rehabilitation, Ltd (“Progressive Health”). The Company entered into a management agreement with Progressive Health in April 2019 and therefore liable for only a portion of the sampled claims. There were a total of 38 claims reviewed, 25 of these claims were from the period prior to the management agreement with the Company and the remaining 13 claims were related to the period that Progressive Health was managed by the Company. In December 2021, the Company received a request for payment from CMS in the amount of $2,709,265. The Company has begun its own internal audit process and has initiated the appropriate appeals. The Company submitted a reconsideration request February 26, 2023. On July 5, 2023, the Company received a reconsideration decision from the second appeal. The Qualified Independent Contractor provided a “partially favorable” decision that medical necessity supported 15 of 38 appealed claims. The Company intends to file a written appeal to an Administrative Law Judge prior to the August 30 deadline.

On May 17, 2022, the Company received notification from Covent Bridge Group, a Center for Medicare & Medicaid Services (“CMS”) contractor, that they are recommending to CMS that the Company was overpaid in the amount of $492,086.22 related to Advantage Therapy. This amount represents a statistical extrapolation of charges from a sample, the actual amount found to be overpaid was $10,420.22. The Company has accrued the actual sample amount found for this potential overpayment. On May 27, 2022 the Company received a request for payment from CMS in the amount of $481,666.00. The Company has begun its own internal audit process and has initiated the appropriate appeals. Prior to this May 2022 notification, CMS had implemented a pre-payment audit for Advantage Therapy. As of June 30, 2023, this audit had resulted in a recoupment balance of approximately $0.1 million of Medicare accounts receivable. The Company submitted a reconsideration request in May 2023. On August 4, 2023, the Company received a reconsideration decision from the second appeal. The Qualified Independent Contractor provided a “partially favorable” decision supporting 31 of 65 appealed claims. The Company intends to file a written appeal to an Administrative Law Judge prior to the October 2 deadline.

On December 9, 2022, the Company received a suspension of payment notification from Covent Bridge Group, a Center for Medicare & Medicaid Services (“CMS”) contractor, for IMAC Regeneration Center of Kentucky. On December 22, 2022, the Company responded to the payment suspension with a Rebuttal of Notice. The suspension of payment will remain in effect until the Rebuttal of Notice is answered. Guidelines suggest a 30 to 45 day response time, although no response has been provided nor any explanation regarding the payment suspension as of the date of this filing, over 200 days later.

Note 14 – Merger Agreement

On May 23, 2023, IMAC Holdings, Inc., a Delaware corporation (Nasdaq: BACK) (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Theralink Technologies, Inc. (OTC: THER), a Nevada corporation (“Theralink”), and IMAC Merger Sub, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of the Company (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Theralink (the “Merger”), with Theralink continuing as the surviving entity (the “Surviving Entity”) and a wholly owned subsidiary of the Company. On May 22, 2023, the board of directors of the Company, and the board of directors of Theralink unanimously approved the Merger Agreement.

At the effective time of the Merger (the “Effective Time”), each share of Theralink’s common stock (“Theralink Common Stock”) and each share of Theralink’s preferred stock (together with the Theralink Common Stock, “Theralink Shares”) issued and outstanding as of immediately prior to the Effective Time will be converted into and will thereafter represent the right to receive a portion of a share of the Company’s common stock (the “Company Shares”) such that the total number of Company Shares issued to the holders of Theralink Shares shall equal 85% of the total number of Company Shares outstanding as of the Effective Time (the “Merger Consideration”).

F-18

At the Effective Time, each award of Theralink stock options (each, a “Theralink Stock Option”), whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time, will be assumed by the Company and converted into a stock option relating to a number of Company Shares equal to the product of: (i) the number of shares of Theralink Common Stock subject to such Theralink Stock Option; and (ii) the ratio which results from dividing one share of Theralink Common Stock by the portion of a Company Share issuable for such share as finally determined at the Effective Time (the “Exchange Ratio”), at an exercise price per Company Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Theralink Common Stock of such Theralink Stock Option by (B) the Exchange Ratio.

The Company and Theralink have each agreed, subject to certain exceptions with respect to unsolicited proposals, not to directly or indirectly solicit competing acquisition proposals or to enter into discussions concerning, or provide confidential information in connection with, any unsolicited alternative acquisition proposals. However, if such party receives an unsolicited, bona fide acquisition proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement and the Company’s or Theralink’s board of directors, or any committee thereof, as applicable, concludes, after consultation with its financial advisors and outside legal counsel, that such unsolicited, bona fide acquisition proposal constitutes, or could reasonably be expected to result in, a superior offer, such party may furnish non-public information regarding it or any of its subsidiaries and engage in discussions and negotiations with such third party in response to such unsolicited, bona fide acquisition proposal; provided that each party provides notice and furnishes any non-public information provided to the maker of the acquisition proposal to each party substantially concurrently with providing such non-public information to the maker of the acquisition proposal.

The completion of the Merger is subject to the satisfaction or waiver of customary closing conditions, including: (i) adoption of the Merger Agreement by holders of a majority of the outstanding Theralink Shares; (ii) approval of the issuance of Company Shares in connection with the Merger by a majority of the outstanding shares of the Company’s common stock; (iii) absence of any court order or regulatory injunction prohibiting completion of the Merger; (iv) expiration or termination of (a) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (b) any agreement with any governmental entity not to consummate the transactions contemplated by the Merger Agreement; (v) effectiveness of the Company’s registration statement on Form S-4 to register the Company Shares to be issued in the Merger; (vi) subject to specified materiality standards, the accuracy of the representations and warranties of the other party; (vii) the authorization for listing of Company Shares to be issued in the Merger on Nasdaq; (viii) compliance by the other party in all material respects with its covenants; and (ix) the completion of satisfactory due diligence by both parties.

The Company and Theralink have each made customary representations and warranties in the Merger Agreement. The Merger Agreement also contains customary covenants and agreements, including covenants and agreements relating to (i) the conduct of each of the Company’s and Theralink’s business between the date of the signing of the Merger Agreement and the closing date of the Merger and (ii) the efforts of the parties to cause the Merger to be completed, including actions which may be necessary to cause the expiration or termination of any waiting periods under the HSR Act.

The Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated by reference. The foregoing summary has been included to provide investors and security holders with information regarding the terms of the Merger Agreement and is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about the Company, Theralink or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement (i) were made solely for the benefit of the parties to the Merger Agreement; (ii) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and (iii) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Theralink or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Theralink’s public disclosures.

Note 15 - Subsequent Events * Retrospectively restated for the effect of 30-for-1 reverse stock split.

On July 25, 2023, the Company entered into a definitive securities purchase agreement with several institutional and accredited investors, including existing significant investors of Theralink Technologies, Inc., its previously announced merger partner (OTC:THER) (“Theralink”), and Theralink’s Chairman, for the sale of its preferred stock and warrants. IMAC sold an aggregate of 2,500 shares of its Series A-1 Convertible Preferred Stock, stated value $1,000 per share, 1,800 shares of its Series A-2 Convertible Preferred Stock, stated value $1,000 per share, and Warrants to purchase up to 2,075,702 shares of its common stock for aggregate gross proceeds of $4.3 million before deducting placement agent fees and other offering expenses. The shares of A-1 Convertible Preferred Stock, shall bear a 12% dividend, and are initially convertible into an aggregate of 763,126 shares of common stock of the Company, and the shares of Series A-2 Convertible Preferred Stock are initially convertible into an aggregate of 549,451 shares of common stock of the Company, in each case, at a conversion price of $3.276 per share. The Warrants have an exercise price of $3.276 per share, are exercisable immediately, and will expire five years from the date of shareholder approval of this private placement. It is expected that approximately $3.0 million of the proceeds of the offering will be used to make a loan to Theralink for investment into sales and marketing efforts and general working capital purposes as the companies continue to take formal steps together in advancing their merger previously announced on May 23, 2023.

July 25, 2023, the Company also entered into a Registration Rights Agreement, pursuant to which it agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares of the Company’s common stock underlying the Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and Warrants no later than 45 days following the closing of the planned merger.

Effective on September 7, 2023, the Company implemented a 30-for-1 reverse stock split of the issued and outstanding shares of common stock. Under the reverse split, every thirty shares of outstanding shares issued and outstanding were automatically converted into one share of ordinary share, with a par value of $0.001 each. Except as otherwise indicated, all information in the condensed consolidated financial statements concerning share and per share data gives retroactive effect to the 30-for-1 reverse stock split.

F-19

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of IMAC Holdings, Inc.

Brentwood, Tennessee

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of IMAC Holdings, Inc. (the “Company”), as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2021.

Nashville, Tennessee

March 31, 2023, with exception to Notes 10 and 15 for which the date is September 29, 2023

F-20

IMAC Holdings, Inc.

Consolidated Balance Sheets

December 31, 2022 and 2021

	2022	2021
ASSETS
Current assets:
Cash	$763,211	$7,118,980
Accounts receivable, net	2,881,239	1,209,333
Deferred compensation, current portion	196,119	191,657
Other assets	367,358	547,536
Total current assets	4,207,927	9,067,506

Property and equipment, net	1,584,714	2,323,163

Other assets:
Goodwill	-	4,661,796
Intangible assets, net	1,365,457	5,797,469
Deferred compensation, net of current portion	-	73,816
Security deposits	300,430	357,050
Right of use assets, net	3,623,078	4,948,393
Total other assets	5,288,965	15,838,524

Total assets	$11,081,606	$27,229,193

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,702,740	$2,523,332
Patient deposits	241,666	320,917
Notes payable, current portion	51,657	254,487
Finance lease obligations, current portion	19,898	19,050
Liability to issue common stock, current portion	329,855	337,935
Operating lease liability, current portion	1,368,016	1,478,140
Total current liabilities	3,713,832	4,933,861

Long-term liabilities:
Notes payable, net of current portion	53,039	104,697
Finance lease obligations, net of current portion	9,375	29,273
Liability to issue common stock, net of current portion	-	189,375
Operating lease liabilities, net of current portion	2,654,104	4,018,926

Total liabilities	6,430,350	9,276,132

Commitment and Contingencies – Note 14

Stockholders’ equity:
Preferred stock - $0.001 par value, 5,000,000 authorized, nil issued and outstanding at December 31, 2022 and 2021	-	-
Common stock; $0.001 par value, 60,000,000 authorized; 1,100,592 and 895,880 shares issued at December 31, 2022 and 2021, respectively; 1,097,843 and 873,939 shares outstanding at December 31, 2022 and 2021, respectively.*	1,098	874
Additional paid-in capital	51,169,898	46,159,121
Accumulated deficit	(46,519,740)	(28,206,934)
Total stockholders’ equity	4,651,256	17,953,061

Total liabilities and stockholders’ equity	$11,081,606	$27,229,193

*	Retrospectively restated for the effect of 30-for-1 reverse stock split. (Note 15)

See notes to consolidated financial statements

F-21

IMAC Holdings, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2022 and 2021

	2022	2021

Patient revenue, net	$16,185,682	$14,163,668
Other income	-	6,092
Management fees	-	216,068
Total revenue	16,185,682	14,385,828

Operating expenses:
Patient expenses	1,508,408	1,628,206
Salaries and benefits	14,517,253	13,309,797
Advertising and marketing	1,100,422	1,324,715
General and administrative	7,281,473	6,422,818
Depreciation and amortization	1,626,614	1,649,187
Loss on disposition or impairment	8,431,803	149,464
Total operating expenses	34,465,974	24,484,186

Operating loss	(18,280,292)	(10,098,358)

Other income (expense):
Interest income	10,583	2,885
Other income (expense)	(28,905)	57,329
Interest expense	(14,191)	(504,103)
Total other income (expenses)	(32,513)	(443,889)

Net loss before income taxes	(18,312,806)	(10,542,247)

Income taxes	-	-

Net loss	$(18,312,806)	$(10,542,247)

Net loss per share attributable to common stockholders
Basic and diluted*	$(19.43)	$(14.02)

Weighted average common shares outstanding
Basic and diluted*	942,463	751,723

*	Retrospectively restated for the effect of 30-for-1 reverse stock split. (Note 15)

See notes to consolidated financial statements

F-22

IMAC Holdings, Inc.

Consolidated Statement of Stockholders’ Equity

For the Years Ended December 31, 2022 and 2021

	Common Stock		Additional
	Number of Shares*	Par	Paid-In- Capital	Accumulated Deficit	Total
Balance, December 31, 2020, as revised	424,902	$425	$25,477,416	$(17,664,687)	$7,813,154
Issuance of common stock	449,037	449	20,527,850	-	20,528,299
Issuance of employee stock options	-	-	153,855	-	153,855
Net loss	-	-	-	(10,542,247)	(10,542,247)
Balance, December 31, 2021	873,939	874	46,159,121	(28,206,934)	17,953,061
Issuance of common stock	223,904	224	4,915,707	-	4,915,931
Issuance of employee stock options	-	-	95,070	-	95,070
Net loss	-	-	-	(18,312,806)	(18,312,806)
Balance, December 31, 2022	1,097,843	$1,098	$51,169,898	$(46,519,740)	$4,651,256

*	Retrospectively restated for the effect of 30-for-1 reverse stock split. (Note 15)

See notes to consolidated financial statements

F-23

IMAC Holdings, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2022 and 2021

	Year Ended December 31,
	2022	2021

Cash flows from operating activities:
Net loss	$(18,312,806)	$(10,542,247)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	1,626,614	1,649,187
Share based compensation	444,503	570,513
Loss on disposition of assets	98,116	149,464
Loss on impairment	8,333,687	-
Gain on lease modification	-	(57,086)
Amortization of debt issuance expense	-	312,857
Changes in operating assets and liabilities:
Accounts receivable, net	(1,671,906)	304,350
Other assets	180,178	(158,834)
Security deposits	56,620	36,357
Right of use/lease liability	(149,631)	(162,797)
Accounts payable and accrued expenses	(820,592)	281,428
Patient deposits	(79,251)	25,846
Net cash from operating activities	(10,294,468)	(7,590,962)

Cash flows from investing activities:
Purchase of property and equipment	(331,382)	(694,376)
Brand development	-	(69,070)
Acquisitions	-	(1,718,500)
Proceeds from sale of property and equipment	71,400	24,450
Net cash from investing activities	(259,982)	(2,457,496)

Cash flows from financing activities:
Proceeds from issuance of common stock	4,472,219	19,005,323
Payments on notes payable	(254,488)	(4,436,375)
Payments on finance lease obligation	(19,050)	(25,462)
Net cash from financing activities	4,198,681	14,543,486

Net increase (decrease) in cash	(6,355,769)	4,495,058

Cash, beginning of period	7,118,980	2,623,952

Cash, end of period	$763,211	$7,118,980

Supplemental cash flow information:
Interest paid	$14,191	$239,011
Non-Cash Financing and Investing:
Business acquisition via stock issuance	$-	$1,200,000

See notes to consolidated financial statements

F-24

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

Note 1 – Description of Business

IMAC Holdings, Inc. is a holding company for IMAC Regeneration Centers, The Back Space retail stores and our Investigational New Drug division. IMAC Holdings, Inc. and its affiliates (collectively, the “Company”) provide movement, orthopedic and neurological therapies through its chain of IMAC Regeneration Centers. Through its consolidated and equity owned entities, its outpatient medical clinics provide conservative, non-invasive medical treatments to help patients with back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. As of December 31, 2022, the Company had opened or acquired through management service agreements ten (10) medical clinics located in Florida, Illinois, Kentucky, Louisiana and Missouri. The Company has partnered with several well-known sports stars such as Ozzie Smith and Tony Delk in opening its medical clinics, with a focus on delivering sports medicine treatments without opioids. As of December 31, 2022, The BackSpace, LLC had opened ten retail clinic locations in Florida, Missouri and Tennessee. The BackSpace operated healthcare centers specializing in chiropractic and spinal care services inside Walmart retail locations. The Company’s Investigational New Drug division is conducting a clinical trial for its investigational compound utilizing umbilical cord-derived allogenic mesenchymal stem cells for the treatment of bradykinesia due to Parkinson’s disease.

As outlined in Note 15, given the Company’s current financial position, during the first quarter of 2023 the Company decided to close four underperforming locations and sold its Louisiana Orthopedic practice as well as The BackSpace, LLC operations in an effort to raise sufficient capital to support on-going operations. Management has been actively exploring various strategic alternatives in an effort to support operations in 2023 and beyond.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America (“U.S.”) as promulgated by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The accompanying consolidated financial statements include the accounts of IMAC Holdings, Inc. and the following entities which are consolidated due to direct ownership of a controlling voting interest or other rights granted to us as the sole general partner or managing member of the entity: IMAC Regeneration Center of St. Louis, LLC (“IMAC St. Louis”), IMAC Management Services, LLC (“IMAC Management”), IMAC Regeneration Management, LLC (“IMAC Texas”) IMAC Regeneration Management of Nashville, LLC (“IMAC Nashville”) IMAC Management of Illinois, LLC (“IMAC Illinois”), Advantage Hand Therapy and Orthopedic Rehabilitation, LLC (“Advantage Therapy”), IMAC Management of Florida, LLC (“IMAC Florida”), Louisiana Orthopaedic & Sports Rehab (“IMAC Louisiana”) and The Back Space, LLC (“BackSpace”); the following entity which is consolidated with IMAC Regeneration Management of Nashville, LLC due to control by contract: IMAC Regeneration Center of Nashville, PC (“IMAC Nashville PC”); the following entities which are consolidated with IMAC Management of Illinois, LLC due to control by contract: Progressive Health and Rehabilitation, Ltd., Illinois Spine and Disc Institute, Ltd. and Ricardo Knight, P.C.; the following entities which are consolidated with IMAC Management Services, LLC due to control by contract: Integrated Medicine and Chiropractic Regeneration Center PSC (“Kentucky PC”) and IMAC Medical of Kentucky, PSC (“Kentucky PSC”) ; the following entities which are consolidated with IMAC Florida due to control by contract: Willmitch Chiropractic, P.A. and IMAC Medical of Florida, P.A.; the following entity which is consolidated with Louisiana Orthopaedic & Sports Rehab due to control by contract: IMAC Medical of Louisiana, a Medical Corporation; and the following entities which are consolidated with BackSpace due to control by contract: ChiroMart LLC, ChiroMart Florida LLC, and ChiroMart Missouri LLC.

In February 2021, the Company completed the asset purchase of and signed a Management Services Agreement with Willmitch Chiropractic, P.A. in Tampa, Florida.

In March 2021, the Company completed the asset purchase of NHC Chiropractic, PLLC dba Synergy Healthcare in Orlando, Florida.

In June 2021, the Company completed the asset purchase of Fort Pierce Chiropractic in Fort Pierce, Florida and Active Medical Center in Naperville, Illinois.

In October 2021, the Company consummated certain transactions resulting in the acquisition of the outstanding equity interest in Louisiana Orthopaedic & Sports Rehab Institute, Inc, an entity which presents the results of Louisiana Medical due to control by contract.

These acquisitions are included in the consolidated financial statements from the date of acquisition. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the consolidated financial statements are prepared. On an ongoing basis, the Company evaluates its estimates, including those related to insurance adjustments and provisions for doubtful accounts. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

F-25

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. Specifically, we reclassified share-based compensation to salaries and benefits.

Revenue Recognition

The Company’s patient service revenue is derived from non-surgical procedures performed at our outpatient medical clinics. The fees for such services are billed either to the patient or a third-party payer, including Medicare.

The Company recognizes service revenues based upon the estimated amounts the Company expects to be entitled to receive from patients and third-party payers. Estimates of contractual adjustments are based upon the payment terms specified in the related contractual agreements. The Company also records estimated implicit price concessions (based primarily on historical collection experience) related to uninsured accounts to record these revenues at the estimated amounts expected to be collected.

Starting in January 2020, the Company implemented wellness maintenance programs on a subscription basis. There are currently four membership plans offered with different levels of service for each plan. The Company recognizes membership revenue on a monthly basis. Enrollment in the wellness maintenance program can occur at any time during the month and can be dis-enrolled at any time.

Starting in June 2021, the Company introduced BackSpace and began offering outpatient chiropractic and spinal care services as well as memberships services in Walmart retail locations. The fees for such services are paid and recognized as incurred.

Starting in September 2022, the Company introduced hormone replacement therapy “HRT” and medical weight loss programs. The Company recognizes HRT and medical weight loss revenue as the services are provided.

Other management service fees are derived from management services where the Company provides billings and collections support to the clinics and where management services are provided based on state specific regulations known as the corporate practice of medicine (“CPM”). Under the CPM, a business corporation is precluded from practicing medicine or employing a physician to provide professional medical services. In these circumstances, the Company provides all administrative support to the physician-owned PC through a LLC. The PC is consolidated due to control by contract (an “MSA” – Management Services Agreement). The fees we derive from these management arrangements are either based on a predetermined percentage of the revenue of each clinic or a percentage mark up on the costs of the LLC. The company recognizes other management service revenue in the period in which services are rendered. These revenues are earned by IMAC Nashville, IMAC Management, IMAC Illinois, IMAC Florida, IMAC Louisiana and the Back Space and are eliminated in consolidation to the extent owned.

F-26

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

Patient Deposits

Patient deposits are derived from patient payments in advance of services delivered. Our service lines include traditional and regenerative medicine. Regenerative medicine procedures are rarely paid by insurance carriers; therefore, the Company typically requires up-front payment from the patient for regenerative services and any co-pays and deductibles as required by the patient specific insurance carrier. For some patients, credit is provided through an outside vendor. In this case, the Company is paid from the credit card company and the risk is transferred to the credit card company for collection from the patient. These funds are accounted for as patient deposits until the procedures are performed at which point the patient deposit is recognized as patient service revenue.

Fair Value of Financial Instruments

The carrying amount of accounts receivable and accounts payable approximate their respective fair values due to the short-term nature. The carrying amount of the line of credit and note payable approximates fair values due to their market interest rates. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

Variable Interest Entities

Certain states prohibit the “corporate practice of medicine,” which restricts business corporations from practicing medical care by exercising control over clinical decisions by doctors. In states which prohibit the corporate practice of medicine, the Company enters into long-term management agreements with professional corporations (“PCs”) that are owned by licensed doctors, which, in turn employ or contract with doctors who provide professional care in its clinics. Under these management agreements with PCs, the Company provides, on an exclusive basis, all non-clinical services of the practice.

The consolidated financial statements include the accounts of variable interest entities (“VIE”) in which the Company is the primary beneficiary under the provisions of the FASB Accounting Standards Codification 810, “Consolidation”. The Company has the power to direct the activities that most significantly impact a VIE’s economic performance. Additionally, the Company would absorb the substantially all of the expected losses from any of these entities should such expected losses occur. As of December 31, 2022, the Company’s consolidated VIE’s include 13 PCs.

The total assets (excluding goodwill and intangible assets, net) of the consolidated VIEs included in the accompanying consolidated balance sheets as of December 31, 2022 and 2021, were approximately $1.8 million and $2.2 million respectively, and the total liabilities of the consolidated VIEs were approximately $0.5 million and $0.6 million, respectively.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2022 and 2021.

Accounts Receivable

Accounts receivable primarily consists of amounts due from third-party payers (non-governmental), governmental payers and private pay patients and is recorded net of allowances for doubtful accounts and contractual discounts. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Accordingly, accounts receivable reported in the Company’s consolidated financial statements is recorded at the net amount expected to be received.

The Company’s accounts receivable from third-party payers are recorded net of estimated contractual adjustments and allowances from third-party payers, which are estimated based on the historical trend of the Company’s facilities’ cash collections and contractual write-offs, accounts receivable aging, established fee schedules, relationships with payers and procedure statistics. While changes in estimated reimbursement from third-party payers remain a possibility, the Company expects that any such changes would be minimal and, therefore, would not have a material effect on the Company’s financial condition or results of operations. The Company’s collection policies and procedures are based on the type of payor, size of claim and estimated collection percentage for each patient account. The Company analyzes accounts receivable at each of the facilities to ensure the proper collection and aged category. The operating systems generate reports that assist in the collection efforts by prioritizing patient accounts. Collection efforts include direct contact with insurance carriers or patients and written correspondence.

Allowance for Doubtful Accounts, Contractual and Other Discounts

Management estimates the allowance for contractual and other discounts based on its historical collection experience and contracted relationship with the payers. The services authorized and provided and related reimbursement are often subject to interpretation and negotiation that could result in payments that differ from the Company’s estimates. The Company’s allowance for doubtful accounts is based on historical experience, but management also takes into consideration the age of accounts, creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. An account may be written-off only after the Company has pursued collection efforts or otherwise determines an account to be uncollectible. Uncollectible balances are written-off against the allowance. Recoveries of previously written-off balances are applied against operating expenses when the recoveries are made.

F-27

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Additions and improvements to property and equipment are capitalized at cost. Depreciation of owned assets are computed using the straight-line method over the estimated useful lives and amortization of leasehold improvements are computed using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term. The cost of assets sold or retired, and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other income (expense) for the year. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

The Company capitalizes the fair value of intangible assets acquired in business combinations. Intangible assets are amortized on a straight-line basis over their estimated economic useful lives, generally the contract term. The Company performs valuations of assets acquired and liabilities assumed on each acquisition accounted for as a business combination and allocates the purchase price of each acquired business to its respective net tangible and intangible assets. The Company records an impairment loss when the carrying amount of the asset is not recoverable and exceeds its fair value. In March 2022 the Company decided to close a clinic in Florida with a total intangible carrying amount of approximately $34,000, which was written off as impaired. As a result, the Company recorded a noncash impairment loss for this amount during the three months ended March 31, 2022. Due to a significant drop in share price in the three months ended September 30, 2022, the Company determined that a triggering event occurred. It was determined that there was an impairment loss of $2,128,000 on the IMAC Illinois MSA and $1,672,000 on the IMAC Kentucky MSA. In the three months ended December 31, 2022, the Company recorded an impairment loss of $1,000 on the IMAC Florida MSA.

Goodwill

Our goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired and liabilities assumed in business combinations. The goodwill generated from the business combinations is primarily related to the value placed on the employee workforce and expected synergies. Judgment is involved in determining if an indicator or change in circumstances relating to impairment has occurred. Such changes may include, among others, a significant decline in expected future cash flows, a significant adverse change in the business climate, and unforeseen competition.

The goodwill test is performed at least annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The annual impairment test includes an option to perform a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value; the qualitative test may be performed prior to, or as an alternative to, performing a quantitative goodwill impairment test. If, after assessing the totality of events or circumstances, the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company is required to perform the quantitative goodwill impairment test. Otherwise, no further analysis is required.

The Company operates under one reporting unit. The quantitative impairment test involves the comparison of the fair value of the reporting unit to the Company’s carrying value. The Company calculates the fair value of each reporting unit using either (i) a discounted cash flows analysis that converts future cash flow amounts into a single discounted present value amount or (ii) a market approach. The Company assesses the valuation methodology based upon the relevance and availability of the data at the time that the valuation is performed. The Company compares the estimate of fair value for the reporting unit to the carrying value of the reporting unit. If the carrying value is greater than the estimate of fair value, an impairment loss will be recognized in the amount of the excess.

F-28

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

The Company performs its annual impairment test during the fourth quarter of the fiscal year. For the year ended December 31, 2022 the Company elected not to perform a qualitative impairment test and instead went straight to a quantitative assessment. As a result, the Company concluded that it was more-likely-than-not that the carrying value would be greater than the estimated fair value as of December 31, 2022. In addition, given the lack of viable long-term solvency it was determined that it was appropriate to fully impair goodwill. A goodwill impairment loss of $4.5 million was recorded as of December 31, 2022. For the year ended December 31, 2021, the Company performed a qualitative impairment test and based on the totality of information available, the Company concluded that it was more-likely-than-not that the estimated fair value was greater than the carrying value as of December 31, 2021, therefore no impairment was recorded during 2021.

Long-Lived Assets

Long-lived assets such as property and equipment, operating lease assets and intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Some of the events or changes in circumstances that would trigger an impairment test include, but are not limited to:

●	the Company’s expectation to dispose of long-lived assets before the end of their estimated useful lives, even though the assets do not meet the criteria to be classified as “Held for Sale”;
●	significant changes in the Company’s stock price per share;
●	significant negative industry or economic trends.

In March 2022 the Company decided to close a clinic in Florida with a total intangible carrying amount of approximately $34,000, which was written off as impaired. As a result, the Company recorded a noncash impairment loss for this amount during the three months ended March 31, 2022.

Due to a significant drop in share price in the three months ended September 20, 2022, the Company determined that a triggering event occurred. The Company utilized a third-party consultant to perform an impairment test on Management Service Agreements (MSA) in the IMAC Illinois and IMAC Kentucky companies. It was determined that there was an impairment loss of $2,128,000 on the IMAC Illinois MSA and $1,672,000 on the IMAC Kentucky MSA. In the three months ended December 31, 2022, the Company recorded an impairment loss of $1,000 on the IMAC Florida MSA. A goodwill impairment loss of $4.5 million was recorded in December 2022 related to our Florida, Tennessee, Missouri and Louisiana acquisitions.

Advertising and Marketing

The Company uses advertising and marketing to promote its services. Advertising and marketing costs are expensed as incurred. Advertising and marketing expense was approximately $1,100,000 and $1,325,000 for the years ended December 31, 2022 and 2021, respectively.

Net Loss Per Share

Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted-average number of common shares outstanding during the year. Diluted net loss per common share is determined using the weighted-average of common shares outstanding during the year, adjusted for the dilutive effect of common stock equivalents, consisting of the conversion option embedded in convertible debt. The weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would have an anti-dilutive effect.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred tax assets are required to be reduced by a valuation allowance to the extent that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized.

F-29

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

Note 3 – Capital Requirements, Liquidity and Going Concern Considerations

The Company’s consolidated financial statements are prepared in accordance with GAAP and includes the assumption of a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in the accompanying consolidated financial statements, the Company has sustained substantial losses from operations since inception which raises substantial doubt regarding the Company’s ability to continue as a going concern. The Company had working capital of approximately $0.5 million at December 31, 2022 and working capital of approximately $4.1 million at December 31, 2021. The Company had a net loss of approximately $18.3 million at December 31, 2022, and used cash in operations of approximately $10.3 million for the year ended December 31, 2022. The Company expects to continue to incur expenditures for working capital.

Given the current financial position of the Company, during the first quarter of 2023, management decided to close four underperforming locations and has begun entering into agreements to sell certain elements of their business in an effort to raise sufficient capital to support current operations (see Note 15). Management recognizes that the Company must gain access to additional funding to successfully operate its managed clinics. Management has been actively exploring various strategic alternatives in an effort to support operations in 2023 and beyond. If management is not able to timely and successfully gain access to sufficient capital, the financial condition and results of operations will be materially affected. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Concentration of Credit Risks

Cash

The Company maintains its cash in accounts at financial institutions, which may, at times, exceed federally-insured limits of $250,000.

Revenue and Accounts Receivable Concentration

As of December 31, 2022 and 2021, the Company had revenue and accounts receivable concentration related to payments from Medicare as outlined in the table below:

	2022		2021
	% of Revenue	% of Accounts Receivable	% of Revenue	% of Accounts Receivable

Medicare payments	32%	18%	37%	16%

Note 5 – Accounts Receivable

Accounts receivable consisted of the following at December 31:

	2022	2021

Accounts receivable, net of contractual adjustments	$3,044,718	$1,290,312
Less: allowance for doubtful accounts	(163,479)	(80,979)
Accounts receivable, net	$2,881,239	$1,209,333

F-30

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

Note 6 – Business Acquisitions

IMAC Florida

In February 2021, the Company completed the acquisition of and signed Management Services Agreement with Willmitch Chiropractic, P.A. in Tampa, Florida. The transaction was completed for $421,000. Willmitch Chiropractic’s founder, Martin Willmitch, will remain with the Company and serve as Vice President of Managed Care of IMAC Holdings. A total of $7,400 was allocated to property and equipment with the remaining $413,600, allocated to goodwill. The Company recorded an impairment loss of $413,600 at December 31, 2022.

In March 2021, the Company completed the asset purchase of NHC Chiropractic, PLLC dba Synergy Healthcare in Orlando, Florida. The transaction was completed as an asset purchase for $142,500. A total of $149,720 was allocated to property and equipment and $7,220 allocated to acquired payables.

In June 2021, the Company completed an asset purchase of Fort Pierce Chiropractic in Fort Pierce, Florida. The transaction was completed as an asset purchase for $50,000. A total of $45,000 was allocated to property and equipment with the remaining $5,000 allocated to customer lists.

IMAC Chicago

In June 2021, the Company also completed an asset purchase of Active Medical Center in Naperville, Illinois. The transaction was completed as an asset purchase for $205,000. A total of $200,000 was allocated to property and equipment with the remaining $5,000 allocated to deposits.

IMAC Louisiana

In October 2021, the Company consummated certain transactions resulting in the acquisition of the outstanding equity interest in Louisiana Orthopaedic & Sports Rehab Institute, Inc, (the “Louisiana Acquisition”). The transaction was completed for $1,200,000 and $1,200,000 in common stock.

The Company completed its formal valuation analysis to identify and determine the fair value of identifiable tangible assets acquired related to this acquisition during 2022. A total of $192,500 has been allocated to a non-compete agreement, $77,000 allocated to an intellectual property agreement with the remaining $2,045,500 allocated to goodwill. The Company recorded an impairment loss related to the full balance of this goodwill at December 31, 2022.

Note 7 – Property and Equipment

Property and equipment consisted of the following at December 31:

	Estimated
	Useful Life in Years	2022	2021

Leasehold improvements	Shorter of asset or lease term	$2,233,603	$2,127,762
Equipment	1.5 – 10	2,820,166	2,810,028
Total property and equipment		5,053,769	4,937,790

Less: accumulated depreciation		(3,476,977)	(2,990,902)
		1,576,792	1,946,888

Construction in progress		7,922	376,275
Total property and equipment, net		$1,584,714	$2,323,163

Depreciation was $867,364 and $761,034 for the years ended December 31, 2022 and 2021, respectively.

F-31

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

Note 8 – Intangibles Assets and Goodwill

Intangible assets that were acquired in connection with the acquisition transactions (Note 6) during 2022 and 2021:

		December 31, 2022
	Estimated		Accumulated Amortization and
	Useful Life	Cost	Impairment	Net

Intangible assets:
Management service agreements	10 years	$7,940,398	$(6,939,916)	$1,000,482
Non-compete agreements	3 years	391,000	(359,125)	31,875
Intellectual property agreements	2 years	77,000	(48,125)	28,875
Brand development	15 years	69,071	(8,596)	60,475
Definite lived assets		8,477,469	(7,355,762)	1,121,707
Research and development		243,750	-	243,750
Goodwill		4,499,796	(4,499,796)	-
Total intangible assets and goodwill		$13,221,015	$(11,855,558)	$1,365,457

		December 31, 2021
	Estimated		Accumulated
	Useful Life	Cost	Amortization	Net

Intangible assets:
Management service agreements	10 years	$7,940,398	$(2,500,418)	$5,439,980
Non-compete agreements	3 years	306,000	(302,458)	3,542
Customer lists	3 years	134,882	(89,921)	44,961
Brand development	15 years	69,071	(3,835)	65,236
Definite lived assets		8,450,351	(2,896,632)	5,553,719
Research and development		243,750	-	243,750
Goodwill		4,661,796	-	4,661,796
Total intangible assets and goodwill		$13,355,897	$(2,896,632)	$10,459,265

In March 2022 the Company decided to close a clinic in Florida with a total intangible carrying amount of approximately $34,000, which was written off as impaired. As a result, the Company recorded a noncash impairment loss for this amount during the three months ended March 31, 2022. Due to a significant drop in share price in the three months ended September 20, 2022, the Company determined that a triggering event occurred. It was determined that there was an impairment loss of $2,128,000 on the IMAC Illinois MSA and $1,672,000 on the IMAC Kentucky MSA.

The Company performs its annual impairment test during the fourth quarter of the fiscal year. For the year ended December 31, 2022, the Company performed a qualitative impairment test and, based on the totality of information available for the reporting units, the Company concluded that it was more-likely-than-not that the carrying value is greater than the estimated fair values of the reporting units as of December 31, 2022. A goodwill impairment loss of $4.5 million was recorded in December 2022 related to our Florida, Tennessee, Missouri and Louisiana acquisitions.

Amortization was $759,250 and $888,153 for the years ended December 31, 2022 and 2021, respectively.

The Company’s estimated future amortization of intangible assets is as follows:

Years Ending December 31,

2023	$241,227
2024	180,477
2025	180,477
2026	180,477
2027	180,477
Thereafter	158,572
$1,121,707

F-32

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

Note 9 – Operating Leases

On January 1, 2019, the Company adopted Topic ASC 842 using the modified retrospective method applied to leases that were in place at January 1, 2019. The Company’s leases consist of operating leases that relate to real estate rental agreements. Most of the value of the Company’s lease portfolio upon adoption relates to real estate lease agreements that were entered into starting March 2017.

Discount Rate Applied to Property Operating Lease

To determine the present value of minimum future lease payments for operating leases at January 1, 2019, the Company was required to estimate a rate of interest that we would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment (the “incremental borrowing rate” or “IBR”).

The Company determined the appropriate IBR by identifying a reference rate and making adjustments that take into consideration financing options and certain lease-specific circumstances. For the reference rate of leases added during the year ended December 31, 2022, the Company used a weighted average interest rate.

Right of Use Assets

Right of use assets are included in the consolidated Balance Sheet as follows:

	December 31, 2022	December 31, 2021

Non-current assets
Right of use assets, net of amortization	$3,623,078	$4,948,393

Total operating lease cost

Individual components of the total lease cost incurred by the Company is as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2021

Operating lease expense	$1,622,466	$1,333,916

Minimum rental payments under operating leases are recognized on a straight light basis over the term of the lease.

Maturity of operating leases

The amount of future minimum lease payments under operating are as follows:

Operating Leases

Undiscounted future minimum lease payments:
2023	$1,545,103
2024	1,152,928
2025	887,061
2026	628,509
2027	137,383
Thereafter	81,691
Total	4,432,675
Amount representing imputed interest	(410,555)
Total operating lease liability	4,022,120
Current portion of operating lease liability	(1,368,016)
Operating lease liability, non-current	$2,654,104

F-33

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

Note 10 – Notes Payable

Set forth below is a summary of the Company’s outstanding debt as of December 31, 2022 and December 31, 2021:

	December 31,	December 31,
	2022	2021

Note payable to a financial institution in the amount of $200,000 dated November 15, 2017. The note requires 66 consecutive monthly installments of $2,652 including principal and interest at 5%, with a balloon payment of $60,000 which was paid on June 15, 2018. The note matures on May 15, 2023, and is secured by the personal guarantees of certain Company executives.	$13,093	$43,413

Note payable to a financial institution in the amount of $131,400 dated August 1, 2016. The note requires 120 monthly installments of $1,394 including principal and interest at 5%. The note matures on July 1, 2026, and is secured by a letter of credit.	54,763	68,378

$112,800 payable to a landlord of Advantage Therapy, LLC pursuant to a lease dated March 1, 2019. The debt is payable in 60 monthly installments of $2,129, including principal and interest at 5%. The debt matures on June 1, 2024.	36,840	59,913

Note payable to a financial institution in the amount of $140,000, dated September 25, 2019. The note requires 36 consecutive monthly installments of $4,225 including principal and interest at 5.39%. The note matures on September 19, 2022 and is secured by a personal guarantee of the Vice President of Business Development of the Company.	-	37,179

Note payable in the amount of $2,690,000, dated October 29, 2020. The note is payable on or before April 29, 2022. The interest on the note accrues at a rate of 7% per annum and is payable on the maturity date or otherwise in accordance with the note.	-	150,301

	104,696	359,184
Less: current portion:	(51,657)	(254,487)
	$53,039	$104,697

F-34

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

Principal maturities of notes payable are as follows:

Years Ending December 31,	Amount

2023	$51,657
2024	27,631
2025	15,813
2026	9,595
Total	$104,696

Note 11 – Shareholders’ Equity * Retrospectively restated for the effect of 30-for-1 reverse stock split. (Note 15)

On October 5, 2020, the Company launched an at-the-market offering of up to $5,000,000 worth of shares of the Company’s common stock pursuant to an At-The-Market Issuance Sales Agreement, dated October 5, 2020, by and between the Company and Ascendiant Capital Markets, LLC. Since the launch and as of December 31, 2022, pursuant to the Agreement, the Company had sold 83,918 shares of common stock through Ascendiant Capital Markets for aggregate proceeds to the Company of $3.8 million. The Company sold 32,526 shares during 2022 for an aggregate amount of $0.9 million and 127 shares during 2021 for an aggregate amount of $0.008 million.

During March 2021, the Company completed a public offering by issuing 354,167 shares of common stock for gross proceeds of $17.0 million and incurring $1.2 million in expenses related to public offering. The Company used approximately $1.8 million for the repayment of certain indebtedness and is using the remaining proceeds for the repayment of certain other indebtedness, to finance the costs of developing and acquiring additional outpatient medical clinics and healthcare centers as part of the Company’s growth and expansion strategy and for working capital.

On April 7, 2021 the Company closed on the sale of an additional 39,792 shares of common stock at the recent public offering price of $48.00 per share, pursuant to the 15% over-allotment option exercised in full by the underwriters in connection with its public offering that closed March 2021. The Company received gross proceeds of $1.91 million and incurred approximately $115,000 in additional expenses.

On October 1, 2021, the Company completed a stock purchase agreement and issued 27,027 shares of its common stock as consideration. This transaction was part of the $1,200,000 in stock consideration for the Louisiana acquisition.

On July 6, 2022, the Company’s shareholders approved the Board of Directors’ proposal to increase the number of authorized shares of the Company’s common stock to 60,000,000 shares from 30,000,000 shares.

On August 16, 2022, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with institutional accredited investors (the “Purchasers”) pursuant to which the Company offered for sale to the Purchasers an aggregate of 172,149 shares (the “Shares”) of its common stock at a purchase price of $22.80, in a registered direct offering (the “Registered Direct Offering”). In a concurrent private placement, the Company also agreed to issue to the investors Series 1 warrants to purchase 172,149 shares of common stock that will become exercisable on the date that is six months following the date of issuance of the shares of common stock in the Registered Direct Offering (the “Exercise Date”) and expire on the five year anniversary of the Exercise Date, at an exercise price of $28.50 per share, and Series 2 warrants to purchase 172,149 shares of common stock that will become exercisable on the Exercise Date and expire on the one year anniversary of the Exercise Date, at an exercise price of $28.50 per share. The Shares were offered by the Company pursuant to its shelf registration statement on Form S-3 originally filed with the SEC on March 27, 2020 (as amended, the “Registration Statement”), which was declared effective on April 3, 2020. The Company received gross proceeds of both transactions of $3.9 million. The Company used the net proceeds from this offering for working capital and other general corporate purposes, including financing the costs of implementing the Company’s strategic alternative activities.

2018 Incentive Compensation Plan

The Company’s board of directors and holders of a majority of outstanding shares approved and adopted the Company’s 2018 Incentive Compensation Plan (“2018 Plan”) in May 2018, reserving the issuance of up to 33,333 shares of common stock (subject to certain adjustments) upon exercise of stock options and grants of other equity awards. The 2018 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, other forms of equity compensation and performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to the Company’s non-employee directors and consultants, and affiliates.

Stock Options

As of December 31, 2022, the Company had issued non-qualified stock options to purchase 9,152 shares of its common stock to various employees of the Company. Most options vest over a period of four years, with 25% vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months and are exercisable for a period of ten years. One award granted in 2021 vests over a period of one year and is exercisable for a period of ten years. Stock based compensation for stock options is estimated at the grant date based on the fair value calculated using the Black-Scholes method. The per-share fair values of these options is calculated based on the Black-Scholes-Merton pricing model.

F-35

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

The information below summarizes the stock options:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding at December 31, 2020	12,006	$102.9	100.50
Granted	1,633	48.00	102.00
Exercised	-	-	-
Cancelled	(1,404)	117.60	43.20
Outstanding at December 31, 2021	12,235	$96.90	107.40
Granted	-	-	-
Exercised	-	-	-
Cancelled	(1,020)	97.80	49.50
Outstanding at December 31, 2022	11,215	$96.90	112.50

Restricted Stock Units

On May 21, 2019, the Company granted an aggregate of 9,250 Restricted Stock Units (“RSUs”) to certain employees, executives and Board members, the terms of which vest over various periods between the date of grant and May 21, 2023. On August 13, 2019, 1,000 shares of common stock were issued pursuant to granted RSUs which had vested as of such date.

On October 20, 2020, the Company granted an aggregate of 10,000 RSUs to Board members with these RSUs vesting in eight equal quarterly installments commencing on February 1, 2021, provided the Board members remain directors of the Company. Effective October 2021, the vesting schedule was amended to a one-year vesting period. As of March 31, 2022, all these granted RSUs had vested and were issued to the Board members.

On January 30, 2021, the Company granted an aggregate of 567 RSUs to non-executive staff and contractors with these RSUs vesting after one year. As of March 31, 2022, all these granted RSUs had vested and were issued.

On October 27, 2021 the Company granted 333 shares to a consultant that vested immediately.

On February 21, 2022, the Company granted 3,333 RSUs to an executive that vested immediately.

On September 22, 2022, the Company granted an aggregate of 10,000 RSUs to Board members with immediate vesting. The Company granted an aggregate of 17,067 Restricted Stock Units (“RSUs”) to certain employees and executives with a one-year vesting period.

	Number of Shares	Weighted Average Grant Date Fair Value

Outstanding at December 31, 2020	14,688	$54.90
Granted	900	46.80
Vested	(6,896)	46.80
Cancelled	-	-
Outstanding at December 31, 2021	8,692	$60.60
Granted	30,400	15.30
Vested	(14,896)	28.8
Cancelled	(167)	13.20
Outstanding at December 31, 2022	24,029	$23.40

F-36

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

Note 12 – Retirement Plan

The Company offers a 401(k) plan that covers eligible employees. The plan provides for voluntary salary deferrals for eligible employees. Additionally, the Company is required to make matching contributions of 100% up to 3% and 50% of the next 2% of total compensation for those employees making salary deferrals. The Company made contributions of $134,534 and $139,870 during 2022 and 2021, respectively.

Note 13 – Income Taxes

For the year ended December 31, 2022, and December 31, 2021, no income tax expense or benefit was recorded related to income taxes due to the Company’s overall operating results and the change in the valuation allowance. The components of income tax expense (benefit) for the year ended December 31, 2022, and December 31, 2021, are as follows:

	December 31, 2022	December 31, 2021
Current income tax expense (refund) - federal	$-	$-
Current income tax expense (refund) - state	-	-
Total current income tax expense (refund)	-	-

Deferred income tax expense (benefit) - federal	-	-
Deferred income tax expense (benefit) - state	-	-
Total deferred income tax expense (benefit)	-	-

Total provision for income taxes	$-	$-

The tax effects of temporary differences which give rise to the significant portions of deferred tax assets or liabilities at December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets:
Reserves & allowances	$20,738	$20,880
Charitable contribution carry-forward	3,000	3,020
Net operating loss carry-forward - federal	7,778,105	6,049,391
Net operating loss carry-forward - state	2,294,317	1,887,147
Amortization	2,029,833	-
Non-qualified stock options	459,093	349,328
Total deferred tax assets	$12,585,086	$8,309,766

Deferred tax liabilities:
Depreciation	$(2,914)	$(200,738)
Amortization	-	(119,004)
Total deferred tax liabilities	$(2,914)	$(319,742)

Less valuation allowance	(12,582,172)	(7,990,024)
Total net deferred tax assets	$-	$-

F-37

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

The Company has federal net operating loss carry-forward of approximately $37.0 million and state net operating losses of approximately $39.3 million. There is no expiration of the federal loss carry-forwards as all federal net operating loss carry-forwards were generated after December 31, 2017. The state operating loss carry-forwards are subject to expiration beginning on December 31, 2031. Net deferred tax assets are mainly comprised of temporary differences between financial statement carrying amount and tax basis of assets and liabilities.

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2022 and 2021, a full valuation allowance was required.

In addition, the Company performed a comprehensive review of its uncertain tax positions and determined that no adjustments were necessary relating to unrecognized tax benefits as December 31, 2022. The Company’s federal and state income tax returns are subject to examination by taxing authorities for three years after the returns are filed, and the Company’s federal and state income tax returns for 2019 through 2021 remain open to examination.

The reconciliation of the income tax (benefit) to the U.S. federal statutory income tax rate is as follows:

	December 31, 2022	December 31, 2021
Federal statutory income tax	21.00%	21.00%
Permanent differences	(0.01)%	(0.01)%
Change in Tax Credits	0.00%	0.00%
Change in Tax Rate	0.00%	0.00%
Change in valuation allowance	(25.20)%	(25.77)%
State income taxes, net of federal benefit	4.61%	4.78%
Prior year adjustments	(0.40)%	0.00%
Total	0.00%	0.00%

Note 14 – Commitments and Contingencies

The Company accrues a liability and charges operations for the estimated costs of contingent liabilities, including adjudication or settlement of various asserted and unasserted claims existing as of the balance sheet date, where there is a reasonable possibility that a loss has been incurred and the loss (or range of probable loss) is estimable.

From time to time the Company may become subject to threatened and/or asserted claims arising in the ordinary course of our business. Other than the matter described below, management is not aware of any matters, either individually or in the aggregate, that are reasonably likely to have a material impact on the Company’s financial condition, results of operations or liquidity.

Third Party Audit

From time to time, in the ordinary course of business, we are subject to audits under various governmental programs in which third party firms engaged by the Center for Medicare & Medicaid Services (“CMS”) conduct extensive reviews of claims data to identify potential improper payments. We cannot predict the ultimate outcome of any regulatory reviews or other governmental audits and investigations.

On April 15, 2021, the Company received notification from Covent Bridge Group, a Center for Medicare & Medicaid Services (“CMS”) contractor, that they are recommending to CMS that the Company was overpaid in the amount of $2,921,868. This amount represents a statistical extrapolation of $11,530 of charges from a sample of 40 claims for the periods February 2017 to November 2020. On June 3, 2021, the Company received a request for payment from CMS in the amount of $2,918,472. The Company began its own internal audit process and initiated the appropriate appeals. The Company received a notification dated September 30, 2021, from CMS that they “found the request to be favorable by reversing the extrapolation to actual”. The Company received a separate notification stating “the extrapolated overpayment was reduced to the actual overpayment amount for the sampled denied claims $5,327.73,” which had been paid as of December 31, 2021.

On October 21, 2021, the Company received notification from Covent Bridge Group, a Center for Medicare & Medicaid Services (“CMS”) contractor, that they are recommending to CMS that the Company was overpaid in the amount of $2,716,056.33. This amount represents a statistical extrapolation of $6,791.33 of charges from a sample of 38 claims for the periods July 2017 to November 2020 for Progressive Health & Rehabilitation, Ltd (“Progressive Health”). The Company entered into a management agreement with Progressive Health in April 2019 and therefore liable for only a portion of the sampled claims. There were a total of 38 claims reviewed, 25 of these claims were from the period prior to the management agreement with the Company and the remaining 13 claims were related to the period that Progressive Health was managed by the Company. In December 2021, the Company received a request for payment from CMS in the amount of $2,709,265. The Company has begun its own internal audit process and has initiated the appropriate appeals. The Company has accrued $20,000 for this potential overpayment.

On May 17, 2022, the Company received notification from Covent Bridge Group, a Center for Medicare & Medicaid Services (“CMS”) contractor, that they are recommending to CMS that the Company was overpaid in the amount of $492,086.22 related to Advantage Therapy. This amount represents a statistical extrapolation of charges from a sample, the actual amount found to be overpaid was $10,420.22. On May 27, 2022 the Company received a request for payment from CMS in the amount of $481,666.00. The Company has begun its own internal audit process and has initiated the appropriate appeals. Prior to this May 2022 notification, CMS had implemented a pre-payment audit for Advantage Therapy. As of December 31, 2022, this audit had resulted in a balance of approximately $91,000 of Medicare accounts receivable.

On December 9, 2022, the Company received a suspension of payment notification from Covent Bridge Group, a Center for Medicare & Medicaid Services contractor, for IMAC Regeneration Center of Kentucky. On December 22, 2022, the Company responded to the payment suspension with a Rebuttal of Notice. The suspension of payment will remain in effect until the Rebuttal of Notice is answered. Guidelines suggest a 30 to 45 day response time, although no response has been provided nor any explanation regarding the payment suspension as of the date of this filing.

At this stage of the appeals process, based on the information currently available to the Company, the Company is unable to predict the timing and ultimate outcomes of these matters and therefore is unable to estimate the range of possible loss. Any potential loss may be classified as errors and omissions for which insurance coverage was in place during a majority of the years being evaluated.

As of December 31, 2022, the Company has not recorded a provision for any of these claims, as management does not believe that an estimate of a possible loss or range of loss can reasonably be made at this time.

F-38

IMAC HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

Note 15 – Subsequent Events * Retrospectively restated for the effect of 30-for-1 reverse stock split.

The Company has evaluated subsequent events through March 31, 2023 and September 29, 2023, which are the dates these consolidated financial statements were available to be issued. Other than the items disclosed below, all subsequent events, requiring recognition as of December 31, 2022, have been incorporated into these consolidated financial statements.

Closure of Underperforming Locations

During January of 2023, the Company decided to close the operations at four underperforming clinic locations: Webster Groves, Lexington, Fort Pierce and Tampa.

Sale of Louisiana Orthopedic

On January 27, 2023, we executed an agreement to sell all assets of IMAC of Louisiana, PC and Louisiana Sports Rehab, LLC for a total of $1.05 million in cash. In addition, the deal included the assignment of the associated real estate lease to the purchaser. See table below for the preliminary determined impact of this transaction.

Sale of The BackSpace

On March 1, 2023, we executed an agreement to sale The BackSpace, LLC to Curis Express, LLC. This sale eliminated IMAC Holdings, Inc. retail chiropractic division. In addition, the deal included all associated real estate leases and the rights to certain future potential expansion locations. See table below for the preliminary determined impact of this transaction.

The following table presents the preliminary unaudited pro forma summary consolidated information of the Company as if the business transactions had occurred on December 31, 2022.

	12/31/2022 Results Presented in the 10-K	Impact From the Sale of Operations Associated with Louisiana Orthopedic on 01/27/2023 (Unaudited)	Impact from the Sale of The BackSpace Operations on 02/17/2023 Unaudited)	Resulting Impact of Subsequent Events on 12/31/2022 Results (Unaudited)
Assets:
Current Assets	$4,207,927	$(673,650)	$(55,478)	$3,478,799
Property and equipment, net	1,584,714	(111,688)	(631,281)	841,745
Other Assets	5,288,965	(634,887)	(932,504)	3,721,574
Total Assets	11,081,606	(1,420,225)	(1,619,263)	8,042,118

Liabilities and Stockholders equity:
Current Liabilities	3,713,832	(133,569)	(192,792)	3,387,471
Long-Term Liabilities	2,716,518	(447,318)	(679,621)	1,589,579
Total Liabilities	6,430,350	(580,887)	(872,413)	4,977,050

Accumulated deficit	$(46,519,740)	$(839,338)	$(746,850)	$(48,105,928)

Minimum Bid Price Requirement

The Company did not regain compliance with the Minimum Bid Price Requirement by March 20, 2023; however, on March 23, 2023, the Company received a letter from Nasdaq granting the Company’s request for a 180-day extension to regain compliance with the Minimum Bid Price Requirement (the “Extension Notice”). If at any time prior to September 18, 2023, the closing bid price of the Company’s common stock is at or above $1.00 for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it is in compliance with the Minimum Bid Price Requirement and the matter will be closed.

Sale of Chicago Market

On April 1, 2023, the Company executed an agreement to sell the Chicago market. This sale included a portion of the held fixed assets, intangible associated with the MSA, and the allocation of the associated leases. The Company retained the remaining outstanding accounts receivables.

Definitive Securities Purchase Agreement

On July 25, 2023, the Company entered into a definitive securities purchase agreement with several institutional and accredited investors, including existing significant investors of Theralink Technologies, Inc., its previously announced merger partner (OTC:THER) (“Theralink”), and Theralink’s Chairman, for the sale of its preferred stock and warrants. IMAC sold an aggregate of 2,500 shares of its Series A-1 Convertible Preferred Stock, stated value $1,000 per share, 1,800 shares of its Series A-2 Convertible Preferred Stock, stated value $1,000 per share, and Warrants to purchase up to 2,075,702 shares of its common stock for aggregate gross proceeds of $4.3 million before deducting placement agent fees and other offering expenses. The shares of A-1 Convertible Preferred Stock, shall bear a 12% dividend, and are initially convertible into an aggregate of 763,126 shares of common stock of the Company, and the shares of Series A-2 Convertible Preferred Stock are initially convertible into an aggregate of 549,451 shares of common stock of the Company, in each case, at a conversion price of $3.276 per share. The Warrants have an exercise price of $3.276 per share, are exercisable immediately, and will expire five years from the date of shareholder approval of this private placement. It is expected that approximately $3.0 million of the proceeds of the offering will be used to make a loan to Theralink for investment into sales and marketing efforts and general working capital purposes as the companies continue to take formal steps together in advancing their merger previously announced on May 23, 2023.

Registration Rights Agreement

On July 25, 2023, the Company also entered into a Registration Rights Agreement, pursuant to which it agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares of the Company’s common stock underlying the Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and Warrants no later than 45 days following the closing of the planned merger.

Reverse Stock Split

Effective on September 7, 2023, the Company implemented a 30-for-1 reverse stock split of the issued and outstanding shares of common stock. Under the reverse split, every thirty shares of outstanding shares issued and outstanding were automatically converted into one share of ordinary share, with a par value of $0.001 each. Except as otherwise indicated, all information in the condensed consolidated financial statements concerning share and per share data gives retroactive effect to the 30-for-1 reverse stock split. The total number of outstanding common shares immediately before the reverse split was 60,000,000 and immediately after the reverse split was 2,000,000.

F-39

THERALINK TECHNOLOGIES, INC.

BALANCE SHEETS

	June 30,	September 30,
	2023	2022
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$25,089	$393,460
Accounts receivable, net	15,000	32,125
Prepaid expenses and other current assets	185,174	217,699
Marketable securities	800	3,700

Total Current Assets	226,063	646,984

OTHER ASSETS:
Property and equipment, net	333,338	686,127
Financing right-of-use assets, net	30,178	64,954
Operating right-of-use asset, net	1,117,169	1,154,861
Deferred offering costs	-	27,270
Security deposits	18,715	18,715

Total Assets	$1,725,463	$2,598,911

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$1,123,374	$730,923
Accounts payable - related parties	7,972	16,223
Accrued liabilities	533,661	268,021
Accrued liabilities - related parties	536,625	76,927
Accrued compensation	435,669	383,295
Accrued director compensation	237,500	192,500
Contract liabilities	260,440	156,550
Convertible notes, net of discount	5,187,334	-
Convertible notes - related parties, net of discount	5,309,663	1,000,000
Notes payable - related party, net of discount	797,197	350,000
Notes payable - current	1,000	1,000
Financing lease liability - current	39,565	53,995
Operating lease liability - current	29,880	25,551
Insurance payable	12,616	122,295
Derivative liabilities	33,484,450	-
Contingent liabilities	83,840	78,440

Total Current Liabilities	48,080,786	3,455,720

LONG-TERM LIABILITIES:
Financing lease liability	8,958	34,390
Operating lease liability	1,134,658	1,157,761
Convertible notes - related parties net of discount, net of current portion	-	1,305,814
Convertible notes, net of discount	-	446,281

Total Liabilities	49,224,402	6,399,966

Commitments and Contingencies (Note 10)

Series E preferred stock; $0.0001 par value; 2,000 shares designated; nil and 1,000 issued and outstanding at June 30, 2023 and September 30, 2022, respectively; liquidation value of $0 and $2,040,329 at June 30, 2023 and September 30, 2022, respectively	-	2,000,000

Series F preferred stock; $0.0001 par value; 2,000 shares designated; nil and 500 issued and outstanding at June 30, 2023 and September 30, 2022; liquidation value of $0 and $1,020,164 at June 30, 2023 and September 30, 2022, respectively	-	1,000,000

STOCKHOLDERS’ DEFICIT:
Preferred stock: $0.0001 par value; 26,667 authorized;
Series A Preferred stock: $0.0001 par value; 1,333 shares designated; 667 issued and outstanding at June 30, 2023 and September 30, 2022	-	-
Series C-1 Preferred stock: $0.0001 par value; 3,000 shares designated; 141 and 1,043 issued and outstanding at June 30, 2023 and September 30, 2022, respectively	-	-
Series C-2 Preferred stock: $0.0001 par value; 6,000 shares designated; nil and 3,037 issued and outstanding at June 30, 2023 and September 30, 2022, respectively	-	-
Series D-1 Preferred stock: $0.0001 par value; 1,000 shares designated; nil issued and outstanding at June 30, 2023 and September 30, 2022	-	-
Series D-2 Preferred stock: $0.0001 par value; 4,360 shares designated; nil issued and outstanding at June 30, 2023 and September 30, 2022	-	-

Common stock: $0.0001 par value, 100,000,000,000 shares authorized; 6,151,499,919 and 6,151,499,919 issued and outstanding at June 30, 2023 and September 30, 2022, respectively	615,150	615,150
Additional paid-in capital	55,255,860	55,391,612
Accumulated deficit	(103,369,949)	(62,807,817)

Total Stockholders’ Deficit	(47,498,939)	(6,801,055)

Total Liabilities and Stockholders’ Deficit	$1,725,463	$2,598,911

See accompanying condensed notes to unaudited financial statements.

F-40

THERALINK TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

REVENUES, NET	$202,447	$164,213	$427,529	$262,688

COST OF REVENUE	50,084	99,484	86,328	160,229

GROSS PROFIT	152,363	64,729	341,201	102,459

OPERATING EXPENSES:
Professional fees	461,431	162,164	1,310,780	677,740
Compensation expense	1,012,488	703,267	4,165,682	2,031,755
Licensing fees	19,024	30,377	55,883	105,432
General and administrative expenses	342,473	545,254	1,213,953	1,606,174
Impairment loss	238,671	-	238,671	-

Total Operating Expenses	2,074,087	1,441,062	6,984,969	4,421,101

LOSS FROM OPERATIONS	(1,921,724)	(1,376,333)	(6,643,768)	(4,318,642)

OTHER INCOME (EXPENSES):
Interest expense, net	(5,060,163)	(326,961)	(11,799,215)	(729,814)
Loss on debt extinguishment, net	-	-	(5,434,447)	-
Unrealized loss on marketable securities	(100)	(5,500)	(2,900)	(8,600)
Settlement expense	-	-	(200,000)	-
Derivative income (expense)	11,482,036	-	(16,442,350)	-

Total Other Income (Expenses), net	6,421,773	(332,461)	(33,878,912)	(738,414)

NET INCOME (LOSS)	4,500,049	(1,708,794)	(40,522,680)	(5,057,056)

Series E preferred stock dividend	-	(39,890)	(26,301)	(119,671)
Series F preferred stock dividend	-	(19,945)	(13,151)	(59,836)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$4,500,049	$(1,768,629)	$(40,562,132)	$(5,236,563)

NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$0.00	$(0.00)	$(0.01)	$(0.00)
Diluted	$(0.00)	$(0.00)	$(0.01)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,151,499,919	6,062,411,449	6,151,499,919	5,732,126,399
Diluted	21,147,255,067	6,062,411,449	6,151,499,919	5,732,126,399

See accompanying condensed notes to unaudited financial statements.

F-41

THERALINK TECHNOLOGIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2023 AND 2022

(Unaudited)

	Preferred Stock				Common Stock		Additional		Total
	Series A # of Shares	Series C-1 # of Shares	Series C-2 # of Shares	Amount	# of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit

Balance on September 30, 2022	667	1,043	3,037	$-	6,151,499,919	$615,150	$55,391,612	$(62,807,817)	$(6,801,055)

Accretion of stock option expense	-	-	-	-	-	-	612,173	-	612,173

Exchange of preferred stock to convertible debt	-	(902)	(3,037)	-	-	-	(1,618,238)	-	(1,618,238)

Series E preferred stock dividend	-	-	-	-	-	-	-	(26,301)	(26,301)

Series F preferred stock dividend	-	-	-	-	-	-	-	(13,151)	(13,151)

Net loss	-	-	-	-	-	-	-	(36,456,347)	(36,456,347)

Balance on December 31, 2022	667	141	-	-	6,151,499,919	615,150	54,385,547	(99,303,616)	(44,302,919)

Accretion of stock option expense	-	-	-	-	-	-	537,065	-	537,065

Net loss	-	-	-	-	-	-	-	(8,566,382)	(8,566,382)

Balance on March 31, 2023	667	141	-	-	6,151,499,919	615,150	54,922,612	(107,869,998)	(52,332,236)

Accretion of stock option expense	-	-	-	-	-	-	333,248	-	333,248

Net loss	-	-	-	-	-	-	-	4,500,049	4,500,049

Balance on June 30, 2023	667	141	-	$-	6,151,499,919	$615,150	$55,255,860	$(103,369,949)	$(47,498,939)

	Preferred Stock				Common Stock		Additional		Total
	Series A # of Shares	Series C-1 # of Shares	Series C-2 # of Shares	Amount	# of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit

Balance at September 30, 2021	667	2,966	4,917	$-	5,124,164,690	$512,416	$44,368,077	$(49,825,855)	$(4,945,362)

Relative fair value of warrant issued in connection with convertible notes - related party recorded as debt discount	-	-	-	-	-	-	661,088	-	661,088

Relative fair value of warrant issued in connection with convertible notes recorded as debt discount	-	-	-	-	-	-	991,120	-	991,120

Series E preferred stock dividend	-	-	-	-	-	-	-	(40,329)	(40,329)

Series F preferred stock dividend	-	-	-	-	-	-	-	(20,164)	(20,164)

Correction for rounding error	-	-	-	-	(1,436)	-	-	-	-

Net loss	-	-	-	-	-	-	-	(1,512,267)	(1,512,267)

Balance on December 31, 2021	667	2,966	4,917	-	5,124,163,254	512,416	46,020,285	(51,398,615)	(4,865,914)

Issuance of common stock in connection with conversion of Series C-1 preferred stock	-	(1,090)	-	-	163,637,529	16,364	(16,364)	-	-

Issuance of common stock in connection with conversion of Series C-2 preferred stock	-	-	(1,880)	-	280,475,491	28,048	(28,048)	-	-

Issuance of common stock in connection with settlement of accounts payable	-	-	-	-	26,913,738	2,691	81,549	-	84,240

Issuance of common stock in connection with subscriptions payable	-	-	-	-	431,309,907	43,131	1,306,869	-	1,350,000

Relative fair value of warrants issued in connection with convertible notes - related party recorded as debt discount	-	-	-	-	-	-	331,969	-	331,969

Relative fair value of warrants issued in connection with convertible notes recorded as debt discount	-	-	-	-	-	-	996,708	-	996,708

Relative fair value of additional warrants issued in connection with modification of convertible notes - related party recorded as debt discount	-	-	-	-	-	-	34,620	-	34,620

Relative fair value of additional warrants issued in connection with modification of convertible notes recorded as debt discount	-	-	-	-	-	-	44,858	-	44,858

Series E preferred stock dividend	-	-	-	-	-	-	-	(39,452)	(39,452)

Series F preferred stock dividend	-	-	-	-	-	-	-	(19,727)	(19,727)

Net loss	-	-	-	-	-	-	-	(1,835,995)	(1,835,995)

Balance at March 31, 2022	667	1,876	3,037	-	6,026,499,919	602,650	48,772,446	(53,293,789)	(3,918,693)

Issuance of common stock in connection with conversion of Series C-1 preferred stock	-	(833)	-	-	125,000,000	12,500	(12,500)	-	-

Relative fair value of warrants issued in connection with convertible notes - related party recorded as debt discount	-	-	-	-	-	-	238,228	-	238,228

Relative fair value of warrants issued in connection with convertible notes recorded as debt discount	-	-	-	-	-	-	335,593	-	335,593

Series E preferred stock dividend	-	-	-	-	-	-	-	(39,890)	(39,890)

Series F preferred stock dividend	-	-	-	-	-	-	-	(19,945)	(19,945)

Net loss	-	-	-	-	-	-	-	(1,708,794)	(1,708,794)

Balance at June 30, 2022	667	1,043	3,037	$-	6,151,499,919	$615,150	$49,333,767	$(55,062,418)	$(5,113,501)

See accompanying condensed notes to unaudited financial statements.

F-42

THERALINK TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(40,522,680)	$(5,057,056)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation on property and equipment and financing ROU assets	156,874	143,531
Non-cash lease cost	18,918	21,528
Accretion of stock option expense	1,482,486	-
Amortization of debt discount	10,656,131	501,432
Loss on debt extinguishment	5,434,447	-
Bad debt expense	10,172	-
Unrealized loss (gain) on marketable securities	2,900	8,600
Non-cash settlement expense	200,000	-
Derivative expense	16,442,350	-
Gain on modification of operating lease	-	(8,229)
Impairment loss	238,671	-
Change in operating assets and liabilities:
Accounts receivable	6,953	(109,380)
Prepaid expenses and other current assets	32,525	27,882
Laboratory supplies	-	71,062
Accounts payable	384,200	(385,860)
Accrued liabilities and other liabilities	1,081,380	158,335
Contract liabilities	103,890	167,522

NET CASH USED IN OPERATING ACTIVITIES	(4,270,783)	(4,460,633)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,980)	(88,199)

NET CASH USED IN INVESTING ACTIVITIES	(7,980)	(88,199)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible debt - related parties, net	677,562	1,900,000
Proceeds from convertible debt, net	2,950,011	2,425,000
Proceeds of notes payable - related parties	442,681	400,000
Repayment of convertible notes payable	-	(150,000)
Repayment of convertible notes payable - related parties	(120,000)	-
Repayment of financed lease	(39,862)	(35,242)
Payments for preferred stock dividends	-	(179,660)

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,910,392	4,360,098

NET (DECREASE) INCREASE IN CASH	(368,371)	(188,734)

CASH, beginning of the period	393,460	314,151

CASH, end of the period	$25,089	$125,417

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$6,824	$100,025
Income taxes	$-	$-

Non-cash investing and financing activities:
Series E preferred stock dividend	$26,301	$119,671
Series F preferred stock dividend	$13,151	$59,836
Initial amount of operating ROU asset and related liability	$-	$1,212,708
Relative fair value of warrant issued in connection with convertible notes - related party recorded as debt discount	$-	$1,231,285
Relative fair value of warrant issued in connection with convertible notes recorded as debt discount	$-	$2,323,421
Relative fair value of additional warrants issued in connection with modification of convertible notes - related party recorded as debt discount	$-	$34,620
Relative fair value of additional warrants issued in connection with modification of convertible notes recorded as debt discount	$-	$44,858
Initial fair value of derivative liabilities recorded as debt discount - related parties	$8,978,284	$-
Initial fair value of derivative liabilities recorded as debt discount	$8,063,816	$-
Exchange of preferred stock and accrued dividends for convertible debt - related parties	$3,099,945	$-
Exchange of preferred stock for convertible debt	$1,618,238	$-
Exchange of accrued interest payable for convertible debt - related parties	$129,079	$-
Exchange of accrued interest payable for convertible debt	$173,375	$-

See accompanying condensed notes to unaudited financial statements.

F-43

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

Theralink Technologies, Inc., formerly OncBioMune Pharmaceuticals, Inc. (the “Company”), was a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a proprietary vaccine technology. On June 5, 2020, the Company acquired the assets (the “Asset Sale Transaction”) of Avant Diagnostics, Inc., a Nevada corporation established in 2009 (“Avant”) pursuant to the Asset Purchase Agreement dated May 12, 2020, between the Company and Avant (the “Asset Purchase Agreement”). Avant was a commercial-stage precision medicine and molecular data-generating company that focuses on the development and commercialization of a series of patented, proprietary data-generating assays that may provide important actionable information for physicians and patients, as well as biopharmaceutical companies, in the area of oncology.

Pursuant to the Asset Purchase Agreement, the Company acquired substantially all the assets of Avant and assumed certain of its liabilities. Upon the terms and subject to the conditions of the Asset Purchase Agreement, Avant sold to the Company, all of Avant’s title and interest in all the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether existing or hereafter acquired, except for the specific excluded assets, which relate to, or are used or held for use in connection with, Avant’s business. The Company also hired Avant’s employees upon consummation of the Asset Sale Transaction. As consideration for the Asset Sale Transaction, the Company issued to Avant 1,000 shares of a newly created Series D-1 Preferred Stock which held 54.55% of all voting rights on an as-converted basis with the common stock. Upon the effectiveness of an increase of the Company’s authorized shares of common stock from 6,666,667 shares to 12,000,000,000 shares, all such shares of Series D-1 Preferred Stock issued to Avant automatically converted into 5,081,549,184 shares of the Company’s common stock. Avant possessed majority voting control of the Company immediately following the Asset Sale Transaction and controlled the Company’s Board of Directors after the termination of the ten-day waiting period required by Rule 14f-1 under the Exchange Act. Accordingly, the Asset Sale Transaction was accounted for, in substance, as an asset acquisition of the Company’s net asset by Avant and a recapitalization of Avant. Avant is considered the historical registrant and the historical operations presented are those of Avant since Avant obtained 54.55% majority voting control of the Company. All share and per share data in the accompanying financial statements and footnotes has been retrospectively adjusted for the recapitalization.

On July 11, 2021, the Company’s wholly-owned subsidiary, OncBioMune, LLC, was administratively dissolved by the Louisiana Secretary of State for failing to meet its filing requirements and pay the associated fees.

In connection with the Asset Sale Transaction, the Company entered into an Exchange Agreement, effective June 5, 2020, by and among OncBioMune Pharmaceuticals, Inc. and the investors named therein, whereby the Company agreed to exchange certain convertible promissory notes and warrants outstanding for shares of Series C-1 Convertible Preferred Stock of the Company and options to purchase shares of the Company’s wholly-owned subsidiary, OncBioMune Sub Inc. OncBioMune Sub Inc. holds the patents used in the prior business of OncBioMune Pharmaceuticals, Inc. In July 2021, certain of those investors exercised their options to purchase the shares of OncBioMune Sub Inc. On July 26, 2021, the Company transferred all 10,000 shares of OncBioMune Sub Inc. held by the Company to the various investors for gross proceeds of $1,000 (see Note 3).

On February 25, 2022, FINRA recognized the Company’s name change to Theralink Technologies, Inc. and the related ticker symbol change from “OBMP” to “THER” went into effect.

On May 23, 2023, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IMAC Holdings, Inc. (“IMAC”) and IMAC Merger Sub, Inc., a newly formed, wholly owned subsidiary of IMAC (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Theralink (the “Merger”), with Theralink continuing as a wholly owned subsidiary of IMAC. The board of directors of IMAC, and the Company’s Board of Directors unanimously approved the Merger Agreement. Under the terms of the Merger Agreement, upon completion of the Merger, each share of our common stock and each share of our preferred stock issued and outstanding as of immediately prior to completion of the Merger will be converted into and will thereafter represent the right to receive a portion of a share of common stock of IMAC, par value $0.001 (the “IMAC Shares”) such that the total number of IMAC Shares issued to the holders of our common and preferred stock shall equal 85% of the total number of IMAC Shares outstanding as of the completion of the Merger. The completion of the Merger is subject to the satisfaction of customary closing conditions, including: (i) adoption of the Merger Agreement by holders of a majority of the outstanding shares of voting stock of Theralink, and (ii) approval of the issuance of IMAC Shares in connection with the Merger by a majority of the votes cast at the shareholder meeting of IMAC. IMAC and we have each made customary representations and warranties in the Merger Agreement. The Merger Agreement also contains customary covenants and agreements, including covenants and agreements relating to the conduct of each of IMAC’s and our business between the date of the signing of the Merger Agreement and the closing date of the Merger. (See Note 10).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial information, which present the unaudited financial statements of the Company as of June 30, 2023. The interim unaudited financial statements do not include all the information and notes necessary for a comprehensive presentation of financial position and results of operations and should be read in conjunction with the September 30, 2022 audited financial statements on Form 10-K filed on December 29, 2022. It is management’s opinion that all material adjustments (consisting of normal recurring adjustments and non-recurring adjustments) have been made for the fair presentation of the unaudited financial statements. The results for the interim period are not necessarily indicative of the results to be expected for the year ending September 30, 2023.

Going Concern

These unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying unaudited financial statements, the Company had net loss and net cash used in operations of $40,522,680 and $4,270,783, respectively, for the nine months ended June 30, 2023. Additionally, the Company had an accumulated deficit, stockholders’ deficit and working capital deficit of $103,369,949, $47,498,939 and $47,854,723, and cash on hand of $25,089 on June 30, 2023. Management believes that these matters raise substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance date of this report.

F-44

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

The Company cannot provide assurance that it will ultimately achieve profitable operations or become cash flow positive or raise additional debt or equity capital. Additionally, the current capital resources are not adequate to continue operating and maintaining the business strategy for a period of twelve months from the issuance date of this report. The Company will seek to raise capital through additional debt and equity financings to fund its operations in the future.

Although the Company has historically raised capital from sales of equity and the issuance of promissory notes, convertible notes and convertible debentures, there is no assurance that it will be able to continue to do so. If the Company is unable to raise additional capital or secure additional lending in the near future, management expects that the Company will need to curtail or cease operations. These financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, assumptions, and estimates that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Management bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes are reasonable under the circumstances, to determine the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates during the periods ended June 30, 2023 and 2022 include, but are not necessarily limited to, estimates of contingent liabilities, valuation of marketable securities, useful life of property and equipment, valuation of right-of-use ROU assets and lease liabilities, assumptions used in assessing impairment of long-lived assets, allowances for accounts receivable, estimates of current and deferred income taxes and deferred tax valuation allowances, the fair value of derivative liabilities, and the fair value of non-cash equity transactions.

Fair Value of Financial Instruments and Fair Value Measurements

FASB ASC 820 - Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to the Company on June 30, 2023. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on the disposition of the financial instruments. FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2—Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3—Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities, contract liabilities, and accrued compensation approximate their fair market value based on the short-term maturity of these instruments.

Assets or liabilities measured at fair value on a recurring basis included embedded conversion options in convertible debt (see Note 6) and were as follows on June 30, 2023 and September 30, 2022:

	June 30, 2023			September 30, 2022
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Derivative liabilities	$—	$—	$33,484,450	$—	$—	$—

A roll forward of the level 3 valuation financial instruments is as follows:

	For the Nine Months Ended June 30,
	2023	2022
Balance at beginning of period	$-	$-
Initial valuation of derivative liabilities included in debt discount	17,042,100	-
Initial valuation of derivative liabilities included in derivative expense	27,438,113	-
Change in fair value included in derivative expense	(10,995,763)	-
Balance at end of period	$33,484,450	$-

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding equity instruments.

F-45

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company’s investment policy is to preserve principal and maintain liquidity. The Company periodically monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Prepaid Assets

Prepaid assets are carried at amortized cost. Significant prepaid assets as of June 30, 2023 and September 30, 2022 include, but are not necessarily limited to, prepaid insurance, prepaid consulting fees, prepaid equipment maintenance fees and retainers for professional services.

Laboratory Supplies

Laboratory supplies are normally consumed within a year from purchase and any unused laboratory supplies are classified as current assets and reflected in the accompanying balance sheets as laboratory supplies.

Property and Equipment

Fixed assets are stated at cost and depreciated using the straight-line method over their estimated useful lives, which range from three to five years. Leasehold improvements are depreciated over the shorter of their useful life or the lease term including scheduled renewal terms. Maintenance and repairs are charged to expense as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Impairment of Long-Lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation –Stock Compensation”, which requires recognition in the financial statements of the cost of employee, director, and non-employee services received in exchange for an award of equity instruments over the period the employee, director, or non-employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee, director, and non-employee services received in exchange for an award to be based on the grant-date fair value of the award. The Company has elected to recognize forfeitures as they occur as permitted under the FASB’s Accounting Standards Update (“ASU”) 2016-09 Improvements to Employee Share-Based Payment.

Revenue Recognition and Contract Assets and Liabilities

In accordance with ASU Topic 606 - Revenue from Contracts with Customers, the Company recognizes revenue in accordance with that core principle by applying the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company provides research and development support to biopharmaceutical companies to assist their drug development programs. In January 2021, the Company began performing tumor profiling to support clinical patient therapeutic intervention. The services provided by the Company are performance obligations under services contracts. These contracts are completed over time and may lead to deferred revenue for services not completed at the end of a period which is reflected as contract liabilities on the accompanying balance sheet. The Company may include, in accounts receivable, amounts billed to customers in advance of services being initiated or completed. If the Company has a right to such consideration that is unconditional such as for contractually allowed billings under non-cancellable contracts, such amounts billed in advance would be offset by contract liability. Management reviews the completion status of all jobs monthly to determine the appropriate amount of revenue to recognize. The Company offers these services to biopharmaceutical companies and to private individuals. The Company uses various output methods to recognize revenues. During the nine months ended June 30, 2023 and 2022, revenues by category is as follows:

	Nine Months Ended June 30, 2023	Nine Months Ended June 30, 2022
Biopharma services	$305,960	$241,843
Patient testing service	121,569	20,845
Total revenues	$427,529	$262,688

F-46

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

The revenue recognized from services provided to private individuals during the three and nine months ended June 30, 2023 and 2022 were minimal and therefore were not disaggregated for disclosure purposes.

Contract Liabilities

Contract liabilities are cash deposits received from customers and advance billing included in accounts receivable on uncompleted contracts for which revenues have not been recognized as of the balance sheet date.

For the nine months ended June 30, 2023 and 2022, contract liabilities activity is as follows:

	Nine Months Ended June 30, 2023	Nine Months Ended June 30, 2022
Contract liabilities beginning balance	$156,550	$135,150
Billings and cash receipts on uncompleted contracts	159,465	325,048
Less: revenues recognized during the period	(55,575)	(157,525)
Total contract liabilities	$260,440	$302,672

During the nine months ended June 30, 2023, the Company recognized $55,575 of the contract liabilities into revenue, of which $41,500 was related to the uncompleted contracts from the prior period.

Cost of Revenue

The cost of revenue consists of the cost of labor, supplies and materials.

Accounts Receivable and Allowance for Doubtful Accounts

Trade receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis and does not bear interest. Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition.

Any charges to the allowance for doubtful accounts on accounts receivable are charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and the current status of accounts receivable. Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired.

Research and Development

In fiscal 2022, the Company joined and made an investment in an investigator-initiated study. As part of that investment, the Company obtained rights/access to various retrospective biobank clinical samples for research and product development purposes. In addition, the Company received active patient clinical samples for the following disease sites: ovarian, endometrial, and head & neck cancers. These samples were tested to provide RUO (Research Use Only) results reports for research and product validation efforts. The transaction term is for 5-years, starting in September 2021. During the nine months ended June 30, 2023, and 2022, the Company had spent $50,000 and $100,000 on this research and development project, which is included in general and administrative expenses on the accompanying unaudited statements of operations.

Derivative Liabilities

The Company has certain financial instruments that are embedded derivatives associated with capital raises. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10 - Derivative and Hedging - Contract in Entity’s Own Equity. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment, or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on debt extinguishment.

Concentrations

Concentration of Credit Risk

The Company maintains its cash in banks and financial institutions that at times may exceed the federally insured limit of $250,000. As of June 30, 2023 and September 30, 2022, the cash balances were in excess of the FDIC insured limit by $0 and $186,466, respectively. The Company has not experienced any losses in such accounts through June 30, 2023.

Concentration of Revenues

For the nine months ended June 30, 2023, the Company generated total revenue of $427,529 of which 73.5% were from four of the Company’s customers (26.3%, 19.3%, 10.6% and 17.3%, respectively). For the nine months ended June 30, 2022, the Company generated total revenue of $262,688 of which 32%, 23% and 17% were from three of the Company’s customers.

F-47

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Concentration of Accounts Receivable

As of June 30, 2023, the Company had net accounts receivable of $15,000 of which 100% was from nine of the Company’s customers. As of September 30, 2022, the Company had net accounts receivable of $32,125 of which 59% and 41% were from two of the Company’s customers, respectively.

Concentration of Contract Liabilities

As of June 30, 2023, the Company had deferred revenue reflected as contract liabilities of $260,440 of which 96% was from one of the Company’s customers. As of September 30, 2022, the Company had deferred revenue reflected as contract liabilities of $156,550 of which 65% and 24% were from two of the Company’s customers.

Concentration of Vendors

Historically, the Company relied on one vendor to perform the Company’s patient reporting and contract research (formerly called sample analysis) which is an integral part of the Company’s operation and revenue stream. Any disruption in this service could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company discontinued using this vendor in June 2022 as the patient reporting function has been moved in-house.

During the nine months ended June 30, 2023 and 2022, the Company incurred $0 and $275,372, respectively, or 100%, of its patient reporting and contract research (formerly called sample analysis) expense from one vendor.

Basic and Diluted Loss Per Share

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for the periods presented. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares consist of common stock issuable for stock options and warrants (using the treasury stock method), convertible notes, conversion of preferred stock, and common stock issuable. These common stock equivalents may be dilutive in the future.

The following table presents a reconciliation of basic and diluted net income (loss) per common share:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Net income (loss) per common share - basic:
Net income (loss) attributable to common shareholders	$4,500,049	$(1,768,629)	$(40,562,132)	$(5,236,563)
Weighted average common shares outstanding – basic	6,151,499,919	6,062,411,449	6,151,499,919	5,732,126,399
Net income (loss) per common share – basic	$0.00	$(0.00)	$(0.01)	$(0.00)

Net income (loss) per common share - diluted:
Net income (loss) attributable to common shareholders - basic	$4,500,049	$(1,768,629)	$(40,562,132)	$(5,236,563)
Add: interest on convertible debt	5,060,163	-	-	-
Less: derivative gain	(11,482,036)	-	-	-
Numerator for loss per common share – diluted	$(1,921,824)	$(1,768,629)	$(40,562,132)	$(5,236,563)

Weighted average common shares outstanding – basic	6,151,499,919	6,062,411,449	6,151,499,919	5,732,126,399
Add: dilutive shares related to:
Stock options	-	-	-	-
Warrants	1,555,920,022	-	-	-
Convertible debt	13,439,835,126	-	-	-
Weighted average common shares outstanding – diluted	21,147,255,067	6,062,411,449	6,151,499,919	5,732,126,399
Net loss per common share – diluted	$(0.00)	$(0.00)	$(0.01)	$(0.00)

The following potentially dilutive equity securities outstanding as of June 30, 2023 and 2022 were not included in the computation of dilutive income (loss) per common share because the effect would have been anti-dilutive:

	June 30,
	2023	2022
Stock warrants	7,244,334,819	1,876,207,963
Stock options	1,901,410,519	-
Series C-1 preferred stock	21,167,535	156,626,175
Series C-2 preferred stock	-	453,067,129
Series E preferred stock	-	638,977,636
Series F preferred stock	-	319,488,818
Convertible notes	13,439,835,126	1,417,522,294
	22,606,747,999	4,861,890,015

F-48

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Income Taxes

The Company accounts for income tax using the liability method prescribed by ASC 740 - Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of June 30, 2023 and 2022, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company recognizes interest and penalties related to uncertain income tax positions in other expenses. However, no such interest and penalties were recorded as of June 30, 2023 and 2022.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Leases

The Company accounts for its leases using the method prescribed by ASC 842 – Lease Accounting. The Company assess whether a contract is, or contains, a lease at the inception of the contract which is based on (i) whether the contract involves the use of a distinct identified asset, (ii) whether the Company obtains the right to substantially all the economic benefit from the use of the asset throughout the period, and (iii) whether the Company has the right to direct the use of the asset. The Company allocates the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. The Company has elected not to recognize ROU assets and lease liabilities for short-term leases that have a term of 12 months or less.

Operating and financing lease ROU assets represent the right to use the leased asset for the lease term. Operating and financing lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the unaudited statements of operations.

Recent Accounting Pronouncements

On October 1, 2022, the Company adopted ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments (ASC 326). The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. Further, the FASB issued ASU 2019-04 and ASU 2019-05 to provide additional guidance on the credit losses standard. While the adoption of ASC 326 could result in a higher allowance recorded in the future for credit losses on receivables within the scope of the standard due to the prescribed measurement principles, the impact of the adoption on the Company’s consolidated financial statements was not material.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the Company’s financial statements.

NOTE 3 – MARKETABLE SECURITIES

During the fiscal year ended 2017, the Company acquired 1,000,000 shares of common stock of Amarantus BioScience Holdings, Inc. (“AMBS”) with a fair value of $40,980. The AMBS common stock is recorded as marketable securities in the accompanying balance sheets. Its fair value is adjusted every reporting period and the change in fair value is recorded in the statements of operations as unrealized gain or loss on marketable securities. During the nine months ended June 30, 2023 and 2022, the Company recorded $2,900 and $8,600 of unrealized loss on marketable securities, respectively. As of June 30, 2023 and September 30, 2022, the fair value of these shares was $800 and $3,700, respectively.

F-49

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

NOTE 4 – ACCOUNTS RECEIVABLE

On June 30, 2023 and September 30, 2022, accounts receivable consisted of the following:

	June 30, 2023	September 30, 2022
Accounts receivable	$29,000	$35,957
Less: allowance for doubtful accounts	(14,000)	(3,832)
Accounts receivable, net	$15,000	$32,125

For the nine months ended June 30, 2023 and 2022, bad debt expense amounted to $10,172 and $0, respectively. In February 2023, the Company received $3,828 of accounts receivable previously written off.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Once placed in service, they are depreciated on the straight-line method over their estimated useful lives. Leasehold improvements are accreted over the shorter of the estimated economic life or related lease terms. Property and equipment consist of the following:

	Estimated Useful Life in Years	June 30, 2023	September 30, 2022
Laboratory equipment	5	$358,388	$597,059
Furniture	5	24,567	24,567
Leasehold improvements	5	353,826	353,826
Computer equipment	3	76,470	68,490
		813,251	1,043,942
Less accumulated depreciation		(479,913)	(357,815)
Property and equipment, net		$333,338	$686,127

For the three months ended June 30, 2023 and 2022, depreciation expense related to property and equipment amounted to $40,586 and $36,825, respectively.

For the nine months ended June 30, 2023 and 2022, depreciation expense related to property and equipment amounted to $122,098 and $108,754, respectively.

During the three and nine months ended June 30, 2023, the Company recorded an impairment loss of $238,671 in connection with the impairment of certain laboratory equipment that was not in use and will likely not be used, which is included in operating expenses on the accompanying unaudited statement of operations.

Leased equipment was not included in the table above as it was accounted for in accordance with ASU 842 – Leases. These leases are discussed in Note 7 under financing lease right-of-use (“ROU”) assets and financing lease liabilities.

NOTE 6 – DEBT

On June 30, 2023 and September 30, 2022, convertible notes payable (third parties and related parties) consisted of the following:

	June 30, 2023	September 30, 2022
Principal amount	$8,986,605	$2,475,000
Less: debt discount	(3,799,271)	(2,028,719)
Convertible notes payable, net	5,187,334	446,281
Less: current portion of convertible notes payable - related parties	(5,187,334)	-
Convertible notes payable, net – long-term	$-	$446,281

Principal amount – related parties	$9,130,292	$4,150,000
Less: debt discount – related parties	(3,820,629)	(1,844,186)
Convertible notes payable - related parties, net	5,309,663	2,305,814
Less: current portion of convertible notes payable - related parties	(5,309,663)	(1,000,000)
Convertible notes payable - related parties, net – long-term	$-	$1,305,814

Total convertible notes payable, net	$10,496,997	$2,752,095

F-50

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Convertible Debt – Related Parties

On May 12, 2021, the Company entered into a Securities Purchase Agreement (“May 2021 SPA”) with a related party, who is an affiliate stockholder (“May 2021 Investor”) to purchase a convertible note (“May 2021 Note”) and accompanying 63,897,764 warrants (“May 2021 Warrants”) for an aggregate investment amount of $1,000,000 (see Note 8). The May 2021 Note had a principal value of $1,000,000, bore an interest rate of 8% per annum and was to mature on May 12, 2026. The Company received the proceeds in three tranches with the first tranche of $333,334 received in May 2021, the second tranche of $333,333 received in June 2021 and the third tranche of $333,333 received in July 2021. The May 2021 Note was convertible at any time into shares of the Company’s common stock at a conversion price equal to $0.00313 per share for any amount of principal and accrued interest remaining outstanding (subject to adjustment). The May 2021 Note and May 2021 Warrants included a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the May 2021 Note and May 2021 Warrants. As of September 30, 2022, the May 2021 Note had an outstanding principal balance of $1,000,000 and accrued interest of $20,164 and is included in the accompanying balance sheet at $267,521 as a long-term convertible note payable – related party, net of discount in the amount of $732,479 (see Note 8). The May 2021 Warrants had an exercise price of $0.00313 per share (subject to adjustment) until May 12, 2026 and was exercisable for cash at any time. The May 2021 Warrants were valued at $984,200 using the relative fair value method which was recorded as a debt discount which was being amortized over the life of the May 2021 Note. In addition, the May 2021 Note had a beneficial conversion feature (“BCF”) in the amount of $15,800 which was recorded as a debt discount which was being amortized over the life of the May 2021 Note. The debt discount totaled $1,000,000 which was being amortized over the life of the May 2021 Notes. On November 29, 2022, the May 2021 Note was exchanged for a new convertible debenture (see below).

On November 1, 2021, the Company entered into a Securities Purchase Agreement (“First November 2021 SPA”) with a related party, who is an affiliate stockholder (“First November 2021 Investor”), to purchase three convertible notes (collectively as “First November 2021 Notes”) and three accompanying warrants (collectively as “First November 2021 Warrants”), for an aggregate investment amount of $1,000,000. The first note issued on November 1, 2021, had a principal balance of $334,000 and accompanying warrants to purchase up to 18,251,367 shares of common stock. The second note issued on December 1, 2021, had a principal balance of $333,000 and accompanying warrants to purchase up to 18,196,722 shares of common stock. The third note issued on January 1, 2022, had a principal balance of $333,000 and accompanying warrants to purchase up to 18,196,722 shares of common stock. The Company received $1,000,000 in aggregate proceeds from the First November 2021 Notes. The First November 2021 Notes bore interest rate of 8% per annum and was to mature on November 1, 2026. The First November 2021 Warrants are exercisable at any time and expire on November 1, 2026. The First November 2021 Warrants were initially valued at $990,048 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the First November 2021 Notes. The First November 2021 Notes and First November 2021 Warrants are convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00366 per share (subject to adjustment). The First November 2021 Notes and First November 2021 Warrants included a down-round provision under which the conversion price and exercise price were reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the First November 2021 Notes and First November 2021 Warrants. On January 26, 2022, a notice and request for consent regarding a change in offering terms was sent by the Company to the First November 2021 Investor. Upon the approval of the First November 2021 Investor, the Company modified the terms of the First November 2021 SPA which increased the warrants issuable from 20% to 100% of the common stock issuable upon conversion of the notes purchased. As a result, the First November 2021 Investor received additional cashless-exercisable warrants equal to 80% of the common stock issuable upon conversion of the First November 2021 Notes. The Company issued additional warrants to purchase up to 218,579,234 shares of common stock to the First November 2021 Investor which increased the total relative fair value of all warrants in total by $34,620 recorded as debt discount which is being amortized over the life of the First November 2021 Notes (see Note 8 and 9). The modification of the First November 2021 SPA did not meet the requirements of a debt extinguishment under ASC 470-50 - Debt Modifications and Exchanges; however it represented a substantial modification whereby the First November 2021 Investor received a substantial amount of additional warrants for the same principal amount of investment; hence, it was accounted for, in substance, as a debt modification ASC 470-50 and no gain or losses was recognized. As of September 30, 2022, the First November 2021 Notes had an outstanding principal of $1,000,000 and accrued interest of $20,164 and are included in the accompanying balance sheet at $140,093 as a long-term convertible note payable – related party, net of discount in the amount of $859,907 (see Note 8) as of September 30, 2022. On November 29, 2022, the First November 2021 Notes were exchanged for a new convertible debenture (see below).

On April 5, 2022, the Company entered into a Securities Purchase Agreement (“First April 2022 SPA”) with a related party, Matthew Schwartz, who is a member of the Board of Directors (“Investor”), to purchase a convertible note with a principal balance of $100,000 (“First April 2022 Note”) with accompanying warrants to purchase 4,201,681 shares of common stock (“First April 2022 Warrants”). The Company received net proceeds of $100,000 on March 24, 2022. The First April 2022 Warrants were valued at $89,815 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the First April 2022 Note. The First April 2022 Warrants are exercisable at any time and expire on April 1, 2027. The First April 2022 Note bore an interest rate of 8% per annum and was to mature on April 1, 2027. The First April 2022 Note and First April 2022 Warrants were convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00476 per share (subject to adjustment). The First April 2022 Note and First April 2022 Warrants included a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the First April 2022 Note and First April 2022 Warrants. For so long as the First April 2022 Warrants remains outstanding and until the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the agreement); (i) if the Company issues warrants to investors in an offering of common stock or of any equity linked security (each a “Subsequent Offering”), and such warrants equal more than 20% warrant coverage, then a number of additional shares will be added to the First April 2022 Warrants such that the First April 2022 Warrants shall equal the same percentage of the warrant coverage offered to the investors in the Subsequent Offering and; (ii) if the Company issues warrants in a Subsequent Offering which may be exercised by means of a cashless exercise, then the First April 2022 Warrants shall be exercisable by the same cashless exercise feature of the warrants issued in the Subsequent Offering. As of September 30, 2022, the First April 2022 Note had an outstanding principal balance of $100,000 and accrued interest of $3,901 and is reflected in the accompanying balance sheet at $18,959 as a long-term convertible note payable – related party, net of discount in the amount of $81,041 (see Note 8) as of September 30, 2022. On November 29, 2022, the First April 2022 Note was exchanged for a new convertible debenture (see below).

F-51

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

On May 9, 2022, the Company entered into a Securities Purchase Agreement (“May 2022 SPA”) with a related party, who is an affiliate stockholder (“May 2022 Investor”), to purchase four convertible notes for an aggregate investment amount of $1,000,000 (collectively, the “May 2022 Notes”) and accompanying warrants to purchase shares of common stock equal to 20% of the number of the total shares of common stock issuable upon the conversion of the May 2022 Notes (collectively, the “May 2022 Warrants”). The first note issued on May 9, 2022, had a principal balance of $250,000 and accompanying warrants to purchase up to 10,504,202 shares of common stock. The second note issued on May 24, 2022, had a principal balance of $250,000 and accompanying warrants to purchase up to 10,504,202 shares of common stock. The third note issued on June 10, 2022, had a principal balance of $250,000 and accompanying warrants to purchase up to 10,504,202 shares of common stock. The fourth note issued on July 1, 2022, had a principal balance of $250,000 and accompanying warrants to purchase up to 10,504,202 shares of common stock. The Company received $1,000,000 in aggregate proceeds from the May 2022 Notes. The May 2022 Notes bore an interest rate of 8% per annum and were to mature on April 1, 2027. The May 2022 Warrants are exercisable at any time and expire on April 1, 2027. The May 2022 Warrants were valued at $178,449 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the May 2022 Notes. The May 2022 Notes and May 2022 Warrants were convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00476 per share (subject to adjustment). The May 2022 Notes and May 2022 Warrants included a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the May 2022 Notes and May 2022 Warrants. For so long as the May 2022 Warrants remain outstanding and until the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the agreement); (i) if the Company issues warrants to investors in a Subsequent Offering, and such warrants equal more than 20% warrant coverage, then a number of additional shares will be added to the May 2022 Warrants such that the May 2022 Warrants shall equal the same percentage of the warrant coverage offered to the investors in the Subsequent Offering and; (ii) if the Company issues warrants in a Subsequent Offering which may be exercised by means of a cashless exercise, then the May 2022 Warrants shall be exercisable by the same cashless exercise feature of the warrants issued in the Subsequent Offering. As of September 30, 2022, the May 2022 Notes had an aggregate outstanding principal balance of $1,000,000 and accrued interest of $20,110 and are included in the accompanying balance sheet at $834,803 as a long-term convertible note payable – related party, net of discount in the amount of $165,197 (see Note 8) as of September 30, 2022. On November 29, 2022, the May 2022 Note was exchanged for a new convertible debenture (see below).

On June 15, 2022, the Company entered into a Securities Purchase Agreement (“June 2022 SPA”) with a related party, Danica Holley, who is a member of the Board of Directors (“Investor”), to purchase a convertible note with principal of $50,000 (“June 2022 Note”) with accompanying warrants to purchase 2,100,840 shares of common stock (“June 2022 Warrants”). The Company received net proceeds of $50,000 on June 15, 2022. The June 2022 Warrants were valued at $5,924 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the June 2022 Note. The June 2022 Warrants are exercisable at any time and expire on April 1, 2027. The June 2022 Note bore an interest rate of 8% per annum and was to mature on April 1, 2027. The June 2022 Note and June 2022 Warrants were convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00476 per share (subject to adjustment). The June 2022 Note and June 2022 Warrants include a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the June 2022 Note and June 2022 Warrants. For so long as the June 2022 Warrants remains outstanding and until the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the agreement); (i) if the Company issues warrants to investors in a Subsequent Offering, and such warrants equal more than 20% warrant coverage, then a number of additional shares will be added to the June 2022 Warrants such that the June 2022 Warrants shall equal the same percentage of the warrant coverage offered to the investors in the Subsequent Offering and; (ii) if the Company issues warrants in a Subsequent Offering which may be exercised by means of a cashless exercise, then the June 2022 Warrants shall be exercisable by the same cashless exercise feature of the warrants issued in the Subsequent Offering. As of September 30, 2022, the June 2022 Note had an outstanding principal balance of $50,000 and accrued interest of $1,173. The June 2022 Note is included in the accompanying balance sheet at $44,438 as a long-term convertible note payable – related party, net of discount in the amount of $5,562 (see Note 8) as of September 30, 2022. On November 29, 2022, the June 2022 Note was exchanged for a new convertible debenture (see below).

On July 29, 2022, the Company entered into a Demand Promissory Note Agreement with Jeffrey Busch who serves as a member of the Board of Directors and a related party, for a principal balance of $125,000, and on September 2, 2022, the Company entered into a second Demand Promissory Note Agreement with Jeffrey Busch for a principal balance of $150,000 (collectively referred to as the “Busch Notes”). The Busch Notes bore an annual interest rate of 8% and were payable on demand. The outstanding principal and accrued interest on the Busch Notes were contingently convertible, in full, at the option of the lender, into the same security issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. As of September 30, 2022, the Busch Notes had an outstanding principal balance of $275,000 and accrued interest of $2,683 and are included in the accompanying balance sheet as a short-term convertible note payable – related party. On November 29, 2022, the Busch Notes were exchanged for a new convertible debenture (see below).

On August 11, 2022, the Company entered into a Demand Promissory Note Agreement with a related party, who is an affiliate stockholder, for a principal balance of $375,000. The note bore an annual interest rate of 8% and was payable on demand. The outstanding principal and accrued interest of the note was contingently convertible, in full, at the option of the lender, into the same security issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. As of September 30, 2022, this note had an outstanding principal balance of $375,000 and accrued interest of $4,110 and is included in the accompanying balance sheet as a short-term convertible note payable – related party. On November 29, 2022, this note was exchanged for a new convertible debenture (see below).

On September 2, 2022, the Company entered into a Demand Promissory Note Agreement with a related party, who is an affiliate stockholder, for a principal balance of $350,000. The note bore an annual interest rate of 8% and was payable on demand. The outstanding principal and accrued interest of the note was contingently convertible, in full, at the option of the lender, into the same security issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. As of September 30, 2022, this note had an outstanding principal balance of $350,000 and accrued interest of $2,148 and is included in the accompanying balance sheet as a short-term convertible note payable – related party. On November 29, 2022, this note was exchanged for a new convertible debenture (see below).

On November 1, 2022, the Company entered into a Demand Promissory Note Agreements with two related parties, who are affiliate stockholders, for a principal balance of $120,000. The notes bore an annual interest rate of 8% and were payable on demand. The outstanding principal and accrued interest of the notes was contingently convertible, in full, at the option of the lender, into the same security issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. In December 2022, these short-term loans were repaid.

On November 29, 2022, in connection with the Securities Exchange Agreements and New Convertible Debt discussed below, the May 2021 Warrants, First November 2021 Warrants, First April 2022 Warrants, May 2022 Warrants, and June 2022 Warrants, aggregating 385,441,138 warrants, were amended to reduce the exercise price to $0.003 per share. Additionally, 63,897,764 warrants issued in connection with Series F preferred stock were amended to reduce the exercise price to $0.003 per share. In conjunction with the price reduction, the price protection feature for all these warrants was eliminated. All other terms of the warrants remained the same. As a result of the November 29, 2022 amendment to the exercise price, the Company calculated the difference between the warrants’ fair values on November 29, 2022, the date of the amendment, using the then current exercise price ranging from $0.00366 to $0.00476 and the new exercise price of $0.003 and determined that the difference was insignificant.

F-52

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Securities Exchange Agreements and New Related Party Convertible Debentures and Warrants dated November 29, 2022

On November 29, 2022, the Company consummated the initial closing (the “Initial Closing”) of a private placement offering (the “Offering”) pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated as of November 29, 2022 (the “Purchase Agreement”), by and among the Company, certain related party accredited investors (the “Related Party Purchasers”) and Cavalry Fund I Management LLC, a Delaware limited liability company, in its capacity as collateral agent (the “Collateral Agent”). At the Initial Closing, the Company sold the related party Purchasers (i) 10% Original Issue Discount Senior Secured Convertible Debentures (the “New Related Party Debentures”) in an aggregate principal amount of $550,000 and (ii) warrants (the “New Related Party Warrants”) to purchase up to 157,142,857 shares of common stock of the Company (the “Common Stock”), subject to adjustments provided by the Warrants, which represents 100% warrant coverage. The Company received a total of $412,092 in net proceeds at the Initial Offering from the Related Party Purchasers, net of the Original Issue Discount of $50,000, commissions of $58,200 and other offering costs of $29,708.

On November 29, 2022, the Company entered into Securities Exchange Agreements with the above related party investors, whereby the May 2021 Note, the First November 2021 Notes, the First April 2022 Note, the May 2022 Notes, the June 2022 Note, the Busch Notes, the August 11, 2022 Demand Promissory Note, and the September 2, 2022 Demand Promissory Note with an aggregate principal amount of $4,150,000 (the “Exchanged Related Party Notes”) and accrued interest payable of $120,750 were exchanged for New Related Party Debentures. Additionally, on November 29, 2022, in order to induce the related party investors to exchange the respective convertible notes into the Related Party Debentures, the aggregate principal amount of the Exchanged Related Party Notes and accrued interest payable was increased by 15% (and the August 11, 2022 and September 2, 2022 Demand Promissory Notes were issued with 10% OID), or $589,505, for New Related Party Debentures with an aggregate principal amount of $4,860,255.

On November 29, 2022, the Company entered into Securities Exchange Agreements with related party preferred stockholders, whereby related party holders of 1,000 shares of Series E preferred stock with a stated value of $2,000,000 and accrued dividends payable of $66,630, and related party holders of 500 shares of Series F preferred stock with a stated value of $1,000,000 and accrued dividends payable of $33,315 were exchanged for the New Related Party Debentures. Additionally, on November 29, 2022, in order to induce the related party preferred stockholders to exchange their respective preferred shares into the New Related Party Debentures, the aggregate stated value and accrued dividends payable were increased by 15%, or $464,992, for new Related Party Debentures with an aggregate principal amount of $3,564,937.

On April 11, 2023, the Company consummated a third closing (the “Third Closing”) of the Offering pursuant to the terms and conditions of that certain Purchase Agreement, dated as of November 29, 2022, by and among the Company and Jeffrey Busch (the “Third Closing Related Party Purchaser”). At the Third Closing, the Company sold the Purchaser (i) a New Debenture with a principal amount of $155,100 (the “April 2023 Related Party Debenture”) and (ii) Warrants to purchase up to 44,314,286 shares of Common Stock, subject to adjustments provided by the Warrants, which represents 100% warrant coverage. The Company received a total of $141,000 in net proceeds at the Third Offering, net of a 10% original issue discount of $14,100.

The November 29, 2022 New Related Party Debentures and April 2023 Related Party Debenture mature on November 29, 2023, subject to a three-month extension at the sole discretion of the Company. The New Related Party Debentures and April 2023 Related Party Debenture bear interest at 10% per annum payable upon conversion or maturity. The New Related Party Debentures and April 2023 Related Party Debenture are convertible into shares of the Company’s common stock at any time after the maturity date and prior to Mandatory Conversion (as defined below) at the conversion price equal to the lesser of: (i) $0.003 per share and (ii) 70% of the average of the VWAP (as defined in the Debentures) (or 50% of the average of such VWAP if an event of default has occurred and has not been cured) of the Common Stock during the ten Trading Day (as defined in the Debentures) period immediately prior to the applicable conversion date. The New Related Party Debentures are subject to mandatory conversion (“Mandatory Conversion”) in the event the Company closes a registered public offering of its Common Stock and receives gross proceeds of not less than $5,000,000, with such offering resulting in the listing for trading of the Common Stock on a national exchange (“Qualified Offering”). The conversion price per share of Common Stock in the case of a Mandatory Conversion shall be the lesser of (i) $0.003 per share and (ii) 70% of the offering price per share in the Qualified Offering (the “Qualified Offering Price”). Alternatively, upon a Mandatory Conversion, the holders of the Debentures may elect to exchange their Debentures for newly issued convertible preferred securities at a price per share equal to the Qualified Offering Price or the five-day VWAP of the Common Stock prior to the date that is 181 days after the closing of the Qualified Offering.

Notwithstanding the preceding, holders of New Related Party Debentures and April 2023 Related Party Debenture shall have the right to require satisfaction of up to 40% of all amounts outstanding under the Debentures, in cash, at the time of a Qualified Financing. Investors that are exchanging securityholders shall have the right to require satisfaction of up to 10% of all amounts outstanding under the Debentures, in cash, at the time of a Qualified Financing. The New Related Party Debentures and April 2023 Related Party Debenture also contain certain price protection provisions providing for adjustment of the number of shares of Common Stock issuable upon conversion of the Debentures in case of certain future dilutive events or stock-splits and dividends.

The Company’s obligations under the New Related Party Debentures and April 2023 Related Party Debenture are secured by a first priority lien on all the assets of the Company pursuant to that certain Security Agreement, dated November 29, 2022 (the “Security Agreement”) by and among the Company, the Debenture holders and the Collateral Agent.

The Purchase Agreement contains customary representations, warranties, and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company without the prior written consent of the Debenture holders, to incur additional indebtedness, and repay outstanding indebtedness, create or permit liens on assets, redeem its Common Stock, settle outstanding litigation, or enter into transactions with affiliates.

If the Company or any Subsidiary shall default on any of its obligations under any mortgage credit agreement or other facility indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $250,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, the New Related Party Debenture shall be deemed in default and the default provisions shall apply.

F-53

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

In connection with the Securities Exchange Agreements with related parties for the exchange of the convertible notes and preferred shares for the New Related Party Debentures and for the April 2023 Related party Debenture discussed above, the Company issued an aggregate of 2,608,654,988 warrants. The New Related Party Warrants and April 2023 Related Party Warrant are exercisable for five years and six months from the earlier of the maturity date of the New Related Party Debentures and the closing of the Qualified Financing, at an exercise price equal to (i) in the event that a Qualified Offering is consummated prior to the exercise of the New Related Party Warrant and April 2023 Related Party Warrant, the price per share at which the Qualified Offering is made (“Qualified Offering Price”), or (ii) in the event that no Qualified Offering has been consummated, the lower of: (A) $0.003 per share and (B) an amount equal to 70% of the average of the VWAP (or 50% of the average of the VWAP if an event of default has occurred and has not been cured) for the Common Stock over the ten Trading Days preceding the date of the delivery of the applicable exercise notice. If there is no effective registration statement covering the resale of the shares underlying the New Related Party Warrants and April 2023 Related Party Warrant within 180 days following the closing of the Qualified Offering: (i) exercise may be via cashless exercise, and (ii) 5% additional Warrants will be issued by the Company to the holders for any portion of each month without such effective registration statement, up to a maximum of 25%. The New Related Party Warrants and April 2023 Related Party Warrant contain certain price protection provisions providing for adjustment of the amount of securities issuable upon exercise of the New Related Party Warrants and April 2023 Related Party Warrant in case of certain future dilutive events or stock-splits and dividends.

As discussed above, on November 29, 2022, in order to induce the related party investors to exchange their respective convertible notes and preferred stock into the New Related Party Debentures, the aggregate principal amount and accrued interest payable of the exchanged convertible notes, and the stated value and accrued dividends of exchanged preferred stock was increased by 15% (the August 11, 2022 and September 2, 2022 Demand Promissory Notes were issued with 10% OID), or an aggregate amount of $1,046,167. This inducement fee was included in loss from debt extinguishment on the accompanying unaudited statement of operations during the nine months ended June 30, 2023. Additionally, the remaining debt discount on exchanged related party notes of $1,768,379 was written off and included in loss from debt extinguishment on the accompanying unaudited statement of operations during the nine months ended June 30, 2023.

Convertible Debt

On November 1, 2021, the Company entered into a Securities Purchase Agreement (“Second November 2021 SPA”) with an investor (“Second November 2021 Investor”) to purchase two convertible notes (collectively as “Second November 2021 Notes”) and two accompanying warrants (collectively as “Second November 2021 Warrants”), for an aggregate investment amount of $500,000. The first note, issued on November 1, 2021, had a principal balance of $250,000 and accompanying warrants to purchase up to 13,661,203 shares of common stock. The second note issued on December 1, 2021, had a principal balance of $250,000 and accompanying warrants to purchase up to 13,661,203 shares of common stock. The Company received $500,000 in aggregate proceeds from the Second November 2021 Notes. The Second November 2021 Notes bore an interest rate of 8% per annum and was to mature on November 1, 2026. The Second November 2021 Warrants are exercisable at any time and expire on November 1, 2026. The Second November 2021 Warrants to purchase up to 27,322,406 shares of common stock were valued at $495,560 using the relative fair value method and were recorded as a debt discount which was being amortized over the life of the Second November 2021 Notes. The Second November 2021 Notes and Second November 2021 Warrants are convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00366 per share (subject to adjustment). The Second November 2021 Notes and Second November 2021 Warrants included a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the Second November 2021 Notes and Second November 2021 Warrants. The conversion and exercise price of the Second November 2021 Notes and Second November 2021 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. At the election of the Second November 2021 Investor, the Second November 2021 Notes were convertible in whole or in part at any time and from time to time. On January 26, 2022, a notice and request for consent regarding a change in offering terms was sent by the Company to the Second November 2021 Investor. Upon the approval of the Second November 2021 Investor, the Company modified the terms of the Second November 2021 SPA which increased the warrants issuable from 20% to 100% of the common stock issuable upon conversion of the notes purchased. As a result, the Second November 2021 Investor received additional cashless-exercisable warrants equal to 80% of the common stock issuable upon conversion of the Second November 2021 Notes. The Company issued additional warrants to purchase up to 109,289,616 shares of common stock to the Second November 2021 Investor which increased the total relative fair value of all warrants in total by $22,429. This was recorded as debt discount which is being amortized over the life of the Second November 2021 Notes (see Note 9). The modification of the Second November 2021 SPA did not meet the requirements of a debt extinguishment under ASC 470-50 - Debt Modifications and Exchanges; however it represented a substantial modification whereby the Second November 2021 Investor received a substantial amount of additional warrants for the same principal amount of investment; hence it was accounted for, in substance, as a debt modification ASC 470-50 and no gain or losses were recognized. As of September 30, 2022, the Second November 2021 Notes had an outstanding principal balance of $500,000 and accrued interest of $34,520. The Second November 2021 Notes are included in the accompanying balance sheet at $69,417 as a long-term convertible note payable, net of discount in the amount of $430,583 as of September 30, 2022. On November 29, 2022, the Second November 2021 Notes were exchanged for a new convertible debenture (see below).

On November 1, 2021, the Company entered into a Securities Purchase Agreement (“Third November 2021 SPA”) with an investor (“Third November 2021 Investor”) to purchase two convertible notes (collectively as “Third November 2021 Notes”) and two accompanying warrants (collectively as “Third November 2021 Warrants”), for an aggregate investment amount of $500,000. The first note issued on November 1, 2021, had a principal balance of $250,000 and accompanying warrants to purchase up to 13,661,203 shares of common stock. The second note issued on December 1, 2021, had a principal balance of $250,000 and accompanying warrants to purchase up to 13,661,203 shares of common stock. The Company received $500,000 in aggregate proceeds from the Third November 2021 Notes. The Third November 2021 Notes bore an interest rate of 8% per annum and were to mature on November 1, 2026. The Third November 2021 Warrants are exercisable at any time and expire on November 1, 2026. The Third November 2021 Warrants to purchase up to 27,322,406 shares of common stock were valued at $495,560 using the relative fair value method and were recorded as a debt discount which was being amortized over the life of the Third November 2021 Notes. The Third November 2021 Notes and Third November 2021 Warrants were convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00366 per share (subject to adjustment). The Third November 2021 Notes and Third November 2021 Warrants included a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the Third November 2021 Notes and Third November 2021 Warrants. The conversion and exercise price of the Third November 2021 Notes and Third November 2021 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. At the election of the Third November 2021 Investor, the Third November 2021 Notes were convertible in whole or in part at any time and from time to time. On January 26, 2022, a notice and request for consent regarding a change in offering terms was sent by the Company to the Third November 2021 Investor. Upon the approval of the Third November 2021 Investor, the Company modified the terms of the Third November 2021 SPA which increased the warrants issuable from 20% to 100% of the common stock issuable upon conversion of the notes purchased. As a result, the Third November 2021 Investor received additional cashless-exercisable warrants equal to 80% of the common stock issuable upon conversion of the Third November 2021 Notes. The Company issued additional warrants to purchase up to 109,289,616 shares of common stock to the Third November 2021 Investor which increased the total relative fair value of all warrants in total by $22,429. This was recorded as debt discount which is being amortized over the life of the Third November 2021 Notes (see Note 9). The modification of the Third November 2021 SPA did not meet the requirements of a debt extinguishment under ASC 470-50 - Debt Modifications and Exchanges; however it represented a substantial modification whereby the Third November 2021 Investor received a substantial amount of additional warrants for the same principal amount of investment; hence it was accounted for, in substance, as a debt modification ASC 470-50 and no gain or losses were recognized. As of September 30, 2022, the Third November 2021 Notes had an outstanding principal balance of $500,000 and accrued interest of $34,411 and are included in the accompanying balance sheet at $69,417 as a long-term convertible note payable, net of discount in the amount of $430,583 as of September 30, 2022. On November 29, 2022, the Third November 2021 Notes were exchanged for a new convertible debenture (see below).

F-54

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

On January 27, 2022, the Company entered into a Securities Purchase Agreement (“First January 2022 SPA”) with an investor (“First January 2022 Investor”) to purchase a convertible note with a principal balance of $500,000 (“First January 2022 Note”) with the Company receiving $500,000 in proceeds and accompanying warrants to purchase up to 136,612,022 shares of common stock (“First January 2022 Warrants”). The First January 2022 Note bore an interest rate of 8% per annum and was to mature on November 1, 2026. The First January 2022 Warrants are exercisable at any time and expire on November 1, 2026. The First January 2022 Warrants to purchase up to 136,612,022 shares of common stock were valued at $498,428 using the relative fair value method and were recorded as a debt discount which was being amortized over the life of the First January 2022 Note. The First January 2022 Note and First January 2022 Warrants were convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00366 per share (subject to adjustment). The First January 2022 Note and First January 2022 Warrants included a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the First January 2022 Note and First January 2022 Warrants include. The conversion and exercise price of the First January 2022 Note and First January 2022 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. At the election of the First January 2022 Investor, the First January 2022 Note was convertible in whole or in part at any time and from time to time. As of September 30, 2022, the First January 2022 Note had an outstanding principal balance of $500,000 and accrued interest of $26,959 and is included in the accompanying balance sheet at $72,081 as a long-term convertible note payable, net of discount in the amount of $427,919 as of September 30, 2022. On November 29, 2022, the First January 2022 Note was exchanged for a new convertible debenture (see below).

On January 31, 2022, the Company entered into a Securities Purchase Agreement (“Second January 2022 SPA”) with an investor (“Second January 2022 Investor”) to purchase a convertible note with principal balance of $500,000 (“Second January 2022 Note”) with the Company receiving $500,000 in proceeds and accompanying warrants to purchase up to 136,612,022 shares of common stock (“Second January 2022 Warrants”). The Second January 2022 Note bore an interest rate of 8% per annum and was to mature on November 1, 2026. The Second January 2022 Warrants are exercisable at any time and expire on November 1, 2026. The Second January 2022 Warrants to purchase up to 136,612,022 shares of common stock were valued at $498,428 using the relative fair value method and recorded as a debt discount which was being amortized over the life of the Second January 2022 Note. The Second January 2022 Note and Second January 2022 Warrants were convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00366 per share (subject to adjustment). The Second January 2022 Note and Second January 2022 Warrants included a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the Second January 2022 Note and Second January 2022 Warrants. The conversion and exercise price of the Second January 2022 Note and Second January 2022 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. At the election of the Second January 2022 Investor, the Second January 2022 Note was convertible in whole or in part at any time and from time to time. As of September 30, 2022, the Second January 2022 Note had an outstanding principal balance of $500,000 and accrued interest of $26,520 and is included in the accompanying balance sheet at $71,221 as a long-term convertible note payable, net of discount in the amount of $428,779. On November 29, 2022, the Second January 2022 Note was exchanged for a new convertible debenture (see below).

During April 2022, the Company entered into a Securities Purchase Agreement (“Second April 2022 SPA”) with various investors (“Investors”), to purchase convertible notes for an aggregate investment amount of $425,000 (collectively as “Second April 2022 Notes”) with the Company receiving $425,000 of proceeds and accompanying warrants to purchase up to an aggregate of 17,857,144 shares of common stock (collectively as “Second April 2022 Warrants”). The Second April 2022 Warrants were valued at $335,593 using the relative fair value method and were recorded as debt discount which was being amortized over the life of the Second April 2022 Notes. The Second April 2022 Notes bore an interest rate of 8% per annum and were to mature on April 1, 2027. The Second April 2022 Warrants are exercisable at any time and expire on April 1, 2027. The Second April 2022 Notes and Second April 2022 Warrants were convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00476 per share (subject to adjustment). The Second April 2022 Notes and Second April 2022 Warrants included a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the Second April 2022 Notes and Second April 2022 Warrants. The conversion and exercise price of the Second April 2022 Notes and Second April 2022 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. For so long as the Second April 2022 Warrants remains outstanding and until the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the agreement); (i) if the Company issues warrants to investors in a Subsequent Offering, and such warrants equal more than 20% warrant coverage, then a number of additional shares will be added to the Second April 2022 Warrants such that the Second April 2022 Warrants shall equal the same percentage of the warrant coverage offered to the investors in the Subsequent Offering and; (ii) if the Company issues warrants in a Subsequent Offering which may be exercised by means of a cashless exercise, then the Second April 2022 Warrants shall be exercisable by the same cashless exercise feature of the warrants issued in the Subsequent Offering. At the election of the Investors, the Second April 2022 Notes were convertible in whole or in part at any time and from time to time. As of September 30, 2022, the Second April 2022 Notes had an aggregate outstanding principal balance of $425,000 and accrued interest of $15,710 and are included in the accompanying balance sheet at $120,808 as a long-term convertible note payable, net of discount in the amount of $304,192 as of September 30, 2022. On November 29, 2022, the Second April 2022 Notes were exchanged for a new convertible debenture (see below).

On July 1, 2022, the Company entered into a Securities Purchase Agreement with an investor (“July 2022 Investor”), to purchase a convertible note for a principal amount of $50,000 (“July 2022 Note”) with the Company receiving $50,000 of proceeds and accompanying warrants to purchase 2,100,840 shares of common stock (“July 2022 Warrants”). The July 2022 Note bore an interest rate of 8% per annum and was to mature on April 1, 2027. The July 2022 Warrants are exercisable at any time and expire on April 1, 2027. The July 2022 Warrants were valued at $7,037 using the relative fair value method and were recorded as debt discount to be amortized over the life of the July 2022 Note. The July 2022 Note and July 2022 Warrants were convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00476 per share (subject to adjustment). The July 2022 Note and July 2022 Warrants included a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the July 2022 Note and July 2022 Warrants. The conversion and exercise price of the July 2022 Note and July 2022 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. For so long as the July 2022 Warrants remains outstanding and until the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the agreement); (i) if the Company issues warrants to investors in a Subsequent Offering, and such warrants equal more than 20% warrant coverage, then a number of additional shares will be added to the July 2022 Warrants such that the July 2022 Warrants shall equal the same percentage of the warrant coverage offered to the investors in the Subsequent Offering and; (ii) if the Company issues warrants in a Subsequent Offering which may be exercised by means of a cashless exercise, then the July 2022 Warrants shall be exercisable by the same cashless exercise feature of the warrants issued in the Subsequent Offering. As of September 30, 2022, the July 2022 Note had an outstanding principal balance of $50,000 and accrued interest of $953 and is included in the accompanying balance sheet at $43,337 as a long-term convertible note payable, net of discount in the amount of $6,663. On November 29, 2022, the July 2022 Note was exchanged for a new convertible debenture (see below).

F-55

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

On October 22, 2022, the Company issued a new convertible note for $200,000 to an existing investor for the settlement of claims (the “Settlement Note”). In connection with the issuance of the Settlement Note, the Company recorded a settlement expense of $200,000. On November 29, 2022, the Settlement Note was exchanged for a new convertible debenture (see below).

On November 29, 2022, in connection with the Securities Exchange Agreements and New Convertible Debentures discussed below, the Second November 2021 Warrants, Third November 2021 Warrants, January 2022 Warrants, Second January 2022 Warrants, Second April 2022 Warrants, and the July 2022 Warrants, aggregating 566,406,072 warrants, were amended to reduce the exercise price to $0.003 per share. Additionally, 16,393,443 warrants issued to a placement agent in January 2022 were amended to reduce the exercise price to $0.003 per share. In conjunction with the price reduction, the price protection feature for all these warrants was eliminated. All other terms of the warrants remained the same. As a result of the November 29, 2022 amendment to the exercise price, the Company calculated the difference between the warrants fair values on November 29, 2022, the date of the amendment, using the then current exercise price ranging from $0.00366 to $0.00476 and the new exercise price of $0.003 and determined that the difference was insignificant.

Securities Exchange Agreements and New Convertible Debentures and Warrants dated November 29, 2022

On November 29, 2022, the Company consummated the Initial Closing of the Offering pursuant to the terms and conditions of the Purchase Agreement, by and among the Company, certain accredited investors (the “Purchasers”) and Cavalry Fund I Management LLC, a Delaware limited liability company, in its capacity as collateral agent (the “Collateral Agent”). At the Initial Closing, the Company sold to the Purchasers (i) 10% Original Issue Discount Senior Secured Convertible Debentures (the “New Debentures”) in an aggregate principal amount of $2,805,000 and (ii) warrants (the “Warrants” and together with the New Debentures, the “Underlying Securities”) to purchase up to 801,428,569 shares of common stock of the Company (the “Common Stock”), subject to adjustments provided by the Warrants, which represents 100% warrant coverage. The Company received a total of $2,095,288 in net proceeds at the Initial Offering, net of the Original Issue Discount of $255,000, commissions of $296,800 and other offering costs of $157,912.

The Purchase Agreement contains customary representations, warranties, and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company without the prior written consent of the Debenture holders, to incur additional indebtedness, and repay outstanding indebtedness, create or permit liens on assets, redeem its Common Stock, settle outstanding litigation, or enter into transactions with affiliates.

On November 29, 2022, the Company entered into Securities Exchange Agreements with the above investors, whereby the Second November 2021 Notes, the Third November 2021 Notes, the First January 2022 Note, the Second January 2022 Note, the Second April 2022 Notes, the July 2022 Note, and the Settlement Note, with an aggregate principal amount of $2,675,000 (the “Exchanged Convertible Notes”) and accrued interest payable of $173,375 were exchanged for New Debentures. Additionally, on November 29, 2022, in order to induce the investors to exchange their respective convertible notes into the New Debentures, the aggregate principal amount and accrued interest payable was increased by 15%, or $427,256, for the New Debentures with an aggregate principal amount of $3,275,631.

On November 29, 2022, the Company entered into Securities Exchange Agreements with preferred stockholders, whereby holders of 902 shares of Series C-1 preferred stock with a stated value of $372,303, and holders of 3,037 shares of Series C-2 preferred stock with a stated value of $1,245,935 were exchanged for the New Debentures. Additionally, on November 29, 2022, in order to induce the preferred stockholders to exchange their respective preferred shares into the New Debentures, the aggregate stated value of the preferred shares was increased by 15%, or $242,736, for New Debentures with an aggregate principal amount of $1,860,974.

On January 27, 2023, the Company consummated the second closing (the “Second Closing”) of the Offering pursuant to the terms and conditions of that certain Purchase Agreement, dated as of November 29, 2022, by and among the Company, certain accredited investors (the “Second Closing Purchasers”) and Cavalry Fund I Management LLC, a Delaware limited liability company, in its capacity as Collateral Agent. At the Second Closing, the Company sold the Purchasers (i) New Debentures in an aggregate principal amount of $1,045,000 and (ii) Warrants to purchase up to 298,571,429 shares of Common Stock, subject to adjustments provided by the Warrants, which represents 100% warrant coverage. The Company received a total of $950,000 in gross proceeds at the Second Offering, net of a 10% original issue discount, before deducting offering expenses and commissions. Pursuant to the terms of the Placement Agency Agreement, the Company agreed to (i) pay Gunnar a cash placement fee of 10% of the gross cash proceeds raised in the Second Offering, and (ii) issue to Gunnar additional PA Warrants on the terms identical to the Warrants sold in the Second Offering in an amount equal to 10% of the New Debentures sold to Second Closing Purchasers. As a result of the foregoing, the Company paid Gunnar an aggregate commission of $95,000 in connection with the Second Closing. The Company also paid $7,500 in fees to Gunnar’s legal counsel.

The New Debentures mature on November 29, 2023, subject to a three-month extension at the sole discretion of the Company. The New Debentures bear interest at 10% per annum payable upon conversion or maturity. The Debentures are convertible into shares of Common Stock at any time after the maturity date and prior to Mandatory Conversion (as defined below) at the conversion price equal to the lesser of: (i) $0.003 per share and (ii) 70% of the average of the VWAP (as defined in the Debentures) (or 50% of the average of such VWAP if an event of default has occurred and has not been cured) of the Common Stock during the ten Trading Day (as defined in the New Debentures) period immediately prior to the applicable conversion date. The New Debentures are subject to Mandatory Conversion in the event the Company closes a Qualified Offering. The conversion price per share of Common Stock in the case of a Mandatory Conversion shall be the Qualified Offering Price. Alternatively, upon a Mandatory Conversion, the holders of the New Debentures may elect to exchange their Debentures for newly issued convertible preferred securities at a price per share equal to the Qualified Offering Price or the five-day VWAP of the Common Stock prior to the date that is 181 days after the closing of the Qualified Offering.

F-56

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Notwithstanding the preceding, holders of New Debentures shall have the right to require satisfaction of up to 40% of all amounts outstanding under the Debentures, in cash, at the time of a Qualified Financing. Investors that are exchanging securityholders shall have the right to require satisfaction of up to 10% of all amounts outstanding under the Debentures, in cash, at the time of a Qualified Financing. The New Debentures also contain certain price protection provisions providing for adjustment of the number of shares of Common Stock issuable upon conversion of the New Debentures in case of certain future dilutive events or stock-splits and dividends.

The Purchase Agreement contains customary representations, warranties, and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company without the prior written consent of the Debenture holders, to incur additional indebtedness, and repay outstanding indebtedness, create or permit liens on assets, redeem its Common Stock, settle outstanding litigation, or enter into transactions with affiliates.

The Company’s obligations under the Purchase Agreement and the New Debentures are secured by a first priority lien on all the assets of the Company pursuant to that certain Security Agreement, dated November 29, 2022 (the “Security Agreement”) by and among the Company, the Purchasers and the Collateral Agent.

In connection with the issuance of the Underlying Securities discussed above, the Company determined that the terms of the Debentures and Warrants contain an embedded conversion option to be accounted for as derivative liabilities due to the holder having the potential to gain value upon conversion and provisions which includes events not within the control of the Company. In accordance with ASC 815-40 -Derivatives and Hedging - Contracts in an Entity’s Own Stock, the embedded conversion option contained in the Debentures and the Warrants shall be accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. The fair value of the embedded conversion options will be determined using the Binomial Lattice valuation model. At the end of each period and on Debenture conversion date or repayment, the Company revalues the derivative liabilities resulting from the embedded option.

If the Company or any Subsidiary shall default on any of its obligations under any mortgage credit agreement or other facility indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $250,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, the New Debenture shall be deemed in default and the default provisions shall apply.

In connection with the Securities Exchange Agreements with investors for the exchange of the convertible notes and preferred shares for the New Debentures discussed above, the Company issued an aggregate of 2,567,601,521 warrants to investors. The Warrants are exercisable for five years and six months from the earlier of the maturity date of the New Debentures and the closing of the Qualified Financing, at an exercise price equal to (i) in the event that a Qualified Offering is consummated prior to the exercise of the Warrant, the Qualified Offering Price, or (ii) in the event that no Qualified Offering has been consummated, the lower of: (A) $0.003 per share and (B) an amount equal to 70% of the average of the VWAP (or 50% of the average of the VWAP if an event of default has occurred and has not been cured) for the Common Stock over the ten Trading Days preceding the date of the delivery of the applicable exercise notice. If there is no effective registration statement covering the resale of the shares underlying the Warrants within 180 days following the closing of the Qualified Offering: (i) exercise may be via cashless exercise, and (ii) 5% additional Warrants will be issued by the Company to the holders for any portion of each month without such effective registration statement, up to a maximum of 25%. The Warrants contain certain price protection provisions providing for adjustment of the number of securities issuable upon exercise of the Warrants in case of certain future dilutive events or stock-splits and dividends.

As discussed above, on November 29, 2022, in order to induce the investors to exchange their respective convertible notes and preferred stock into the New Debentures, the aggregate principal amount and accrued interest payable of the exchanged convertible notes, and the stated value of exchanged preferred stock was increased by 15%, or an aggregate amount of $669,992. This inducement fee was included in loss from debt extinguishment on the accompanying unaudited statement of operations during the nine months ended June 30, 2023. Additionally, the remaining debt discount on Exchanged Convertible Notes of $1,949,909 was written off and included in loss from debt extinguishment on the accompanying unaudited statement of operations during the nine months ended June 30, 2023.

In connection with the Initial Closing of the private placement, the Company and Joseph Gunnar & Co. LLC, a U.S. registered broker-dealer (“Gunnar”), entered into a placement agency agreement (the “Placement Agency Agreement”), pursuant to which Gunnar agreed to act as the placement agent for the Offering (the “Placement Agent”). Pursuant to the terms of the Placement Agency Agreement, the Company agreed to (i) pay Gunnar a cash placement fee of 10% of the gross cash proceeds raised in the Offering, and (ii) issue to Gunnar warrants (the “PA Warrants”) on the terms identical to the Warrants sold in the Offering in an amount equal to 10% of the Underlying Securities sold to investors. As a result of the foregoing, in connection with the Initial Closing, the Company paid Gunnar an aggregate commission of $305,000. The Company also paid $50,000 in fees to Gunnar’s legal counsel and paid Gunnar a financial advisory fee of $50,000. In addition, Gunner received 124,489,795 warrants. Additionally, the Company issued 16,000,000 warrants to a consultant in connection with the private placement offering. Additionally, in connection with the Second Closing, the Company paid Gunnar an aggregate commission of $95,000, paid $7,500 in fees to Gunnar’s legal counsel, and Gunnar received 38,775,510 additional warrants.

Analysis of Exchange Agreements, Related Party Debenture, April 2023 Related Party Debenture, and New Debentures, and Related Warrants

In accordance with ASC 470-50, Debt Modifications and Extinguishments, the Company performed an assessment of whether the Exchange Agreement transactions with related parties and investors was deemed to be new debt, a modification of existing debt, or an extinguishment of existing debt. The Company evaluated the November 29, 2022 Exchange Agreements for debt modification and concluded that the debt exchanges qualified for debt extinguishment. The Company determined the transactions were considered a debt extinguishment because the change in debt, the inducement premiums (related parties and third parties) discussed previously totaling $1,724,489, and the issuance of new warrants was substantial. Upon extinguishment, the Company had an aggregate of $3,718,288 of unamortized initial debt discount recorded which was written off and included in loss on debt extinguishment on the accompanying unaudited statement of operations during the nine months ended June 30, 2023.

F-57

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Derivative Liabilities Pursuant to Related Party Debentures and New Debentures and Related Warrants

Pursuant to the provisions of ASC 815-40 – Derivatives and Hedging – Contracts in an Entity’s Own Stock, the New Related Party Debentures, , the New Debenture, and the New Warrants issued in connection with the Exchange Agreements were analyzed and it was determined that the terms of the New Related Party Debentures, the April 2023 Related Party Debenture, the New Debentures and the related warrants contained terms that were considered derivatives due to the variable conversion of the Debentures and exercise price of the warrants, and other provisions which includes events not within the control of the Company. In accordance with ASC 815-40, the embedded conversion option contained in the debentures and the Warrants were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. The fair value of the embedded conversion options and warrants was determined using the Binomial Lattice valuation model. At the end of each period and on the date notes convert or are repaid, the Company revalues the derivative liabilities resulting from the embedded options and warrants.

In connection with the issuance of the New Related Party Debentures and the New Debentures, and related warrants, on November 29, 2022, the initial measurement date, the aggregate fair values of the embedded conversion option derivatives and warrant derivatives of $41,961,095 was recorded as derivative liabilities and was attributable to the following: 1) $21,986,653 of derivative liabilities was attributable to the New Related Party Debentures and related warrants which was allocated to debt discount up to the net principal amount of the New Related Party Debentures of $8,837,284, with the remainder of $13,149,369 charged to current period operations as initial derivative expense, and 2) $19,974,442 of derivative liabilities was attributable to the New Debentures and related warrants which was allocated to debt discount up to the net principal amount of the New Debentures of $7,231,894, with the remainder of $12,742,548 charged to current period operations as initial derivative expense. In connection with the issuance of the New Debentures and related warrants, on January 27, 2023, the initial measurement date of the Second Closing, the aggregate fair values of the embedded conversion option derivatives and warrant derivatives of $2,192,488 was recorded as derivative liabilities and was attributable to the following: 1) $2,192,488 of derivative liabilities was attributable to the New Debentures and related warrants which was allocated to debt discount up to the net principal amount of the New Debentures of $831,922, with the remainder of $1,360,566 charged to current period operations as initial derivative expense. In connection with the issuance of the April 2023 Related Party Debenture and related warrant, on April 22, 2023, the initial measurement date of this closing, the aggregate fair values of the embedded conversion option derivatives and warrant derivatives of $326,630 was recorded as derivative liabilities and was attributable to the following: 1) $141,000 of derivative liabilities was attributable to the April 2023 Related Party Debenture and related warrant which was allocated to debt discount up to the remaining net principal amount of the April 2023 Related Party Debenture of $141,000 (after original issue discount of $14,100), with the remainder of $185,630 charged to current period operations as initial derivative expense. At the end of the periods, the Company revalued the embedded conversion option derivative liabilities and warrant derivative liabilities and recorded derivative expense of $10,995,763. In connection with the revaluation and the initial derivative expense, the Company recorded an aggregate derivative gain (expense) of $11,482,036 and $(16,442,350) during the three and nine months ended June 30, 2023, respectively.

The Company uses the Binomial Valuation Model to determine the fair value of its conversion options and new stock warrants which requires the Company to make several key judgments including:

●	the value of the Company’s common stock;
●	the expected life of issued stock warrants;
●	the expected volatility of the Company’s stock price;
●	the expected dividend yield to be realized over the life of the stock warrants; and
●	the risk-free interest rate over the expected life of the stock warrants.

During the nine months ended June 30, 2023, the fair value of the embedded options and stock warrants were estimated at issuance using the Binomial Valuation Model with the following assumptions:

2023
Dividend rate	—%
Term (in years)	0.42 to 6.5 years
Volatility	172.14% to 396.53%
Risk—free interest rate	3.60% to 5.47%

The Company’s computation of the expected life of issued stock warrants was based on the simplified method as the Company does not have adequate exercise experience to determine the expected term. The interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. The computation of volatility was based on the historical volatility of the Company’s common stock.

During the nine months ended June 30, 2023 and 2022, amortization of debt discounts related to the convertible notes payable and exchanged Debentures amounted to $10,651,615 and $501,432, respectively, which has been included in interest expense on the accompanying unaudited statements of operations.

Notes Payable - Related Parties

On June 30, 2023 and September 30, 2022, notes payable - related parties consisted of the following:

	June 30, 2023	September 30, 2022
Principal amount	$836,966	$350,000
Less: debt discount	(39,769)	-
Notes payable – related parties, net	797,197	350,000
Less: current portion of notes payable - related parties	(797,197)	(350,000)
Notes payable – related parties, net – long-term	$-	$-

F-58

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

On October 21, 2021, the Company entered into a Promissory Note Agreement with Jeffrey Busch who serves as a member of the Board of Directors and a related party, for a principal amount of $150,000. The Company received proceeds of $150,000. The note bore an annual interest rate of 1%, matured on December 1, 2021 and could have been prepaid in whole or in part without penalty. Pursuant to the note, the Company has a 90-day grace period following the maturity date after which the lender was permitted to charge a late payment fee equal to 1% of the outstanding principal balance and cost of collection, including legal fees. During the year ended September 30, 2022, the Company fully paid the outstanding balance on the note. As of September 30, 2022, the note had no outstanding balance (see Note 8).

On April 26, 2021, the Company entered into a Promissory Note Agreement with Jeffrey Busch who serves as a member of the Board of Directors and a related party, for a principal amount of $100,000. The Company received proceeds of $100,000. The note bears an annual interest rate of 1%, matures on April 1, 2022 and can be prepaid in whole or in part without penalty. Pursuant to the note, the Company has a 90-day grace period following the maturity date after which the lender was permitted to charge a late payment fee equal to 1% of the outstanding principal balance and cost of collection, including legal fees. On May 5, 2022, the Company and Jeffrey Busch (collectively as “Parties”) amended the April 26, 2021 note with principal amount of $100,000 (“Original Note”) pursuant to which the Parties increased the principal amount to $350,000 (“New Note”) with the Company receiving an additional $250,000 of proceeds and added a contingent conversion feature. The New Note bears an annual interest rate of 1% (which shall increase to 2% in the event of a default) and matures on May 5, 2024. The New Note may not be prepaid and is only convertible upon an occurrence of a public offering. The outstanding principal plus any unpaid accrued interest (“Conversion Amount”) of the New Note is convertible into shares of common stock at the price for which the common stock was sold in the public offering. Pursuant to ASC 470-50 - Debt Modifications and Exchanges, the amendment was accounted for as a debt extinguishment because the contingent conversion feature added to the New Note resulted in a substantial modification of the Original Note. No gain or loss was recognized in connection with the debt extinguishment. As of June 30, 2023, the New Note had an outstanding principal balance of $350,000, reflected as notes payable – related party in the accompanying unaudited balance sheet since the conditions for its contingent conversion has not yet been met, and accrued interest of $4,219 (see Note 8). As of June 30, 2023 and September 30, 2022, the New Note had an outstanding principal balance of $350,000, reflected as notes payable – related parties in the accompanying balance sheets since the conditions for its contingent conversion has not yet been met. As of June 30, 2023 and September 30, 2022, accrued interest amounted to $5,091 and $2,474, respectively (see Note 8).

On April 28, 2023, the Company entered into a Promissory Note Agreement with Douglas Mergenthaler who is a related party, for a principal amount of $110,000. The Company received proceeds of $100,000, net of original issue discount of $10,000.  The note bears an annual interest rate of 10%, matures on April 28, 2024 and can be prepaid in whole or in part without penalty. If the Company raises at least $1,000,000 in a securities offering subsequent to the date of this note (a “Subsequent Offering”), Mr. Mergenthaler shall have the right, but not the obligation, to convert all amounts outstanding under this loan into the same security offered in the Subsequent Offering at the price per security being paid by the investors in such offering. As of June 30, 2023, this Note had an outstanding principal balance of $110,000, reflected as notes payable – related parties in the accompanying balance sheets and accrued interest payable of $1,718 (see Note 8).

In May and June 2023, the Company entered into Promissory Note Agreements with Jeffrey Busch who serves as a member of the Board of Directors and a related party, for an aggregate principal amount of $376,966. The Company received proceeds of $342,681, net of original issue discount of $34,285. The notes bear an annual interest rate of 10%, mature in May and June 2024 and can be prepaid in whole or in part without penalty . If the Company raises at least $1,000,000 in a securities offering subsequent to the date of this note (a “Subsequent Offering”), Mr. Busch shall have the right, but not the obligation, to convert all amounts outstanding under this loan into the same security offered in the Subsequent Offering at the price per security being paid by the investors in such offering. As of June 30, 2023, these Notes had an outstanding principal balance of $376,966, reflected as notes payable – related parties in the accompanying balance sheets and accrued interest payable of $3,126 (see Note 8).

During the nine months ended June 30, 2023, amortization of debt discount related to notes payable – related parties amounted to $4,516.

Note Payable

In September 2017, the Company entered into a note agreement with a third-party investor. Pursuant to the note, the Company borrowed a principal amount of $1,000. The note bears an annual interest rate of 33.3%, is unsecured and in default due to non-payment of the balance pursuant to the repayment terms. As of June 30, 2023, the note had principal and accrued interest balances of $1,000 and $1,937, respectively. As of September 30, 2022, the note had principal and accrued interest balances of $1,000 and $1,689, respectively.

NOTE 7 –LEASE LIABILITIES

Financing Lease Right-of-Use (“ROU”) Assets and Financing Lease Liabilities

Effective November 2018, the Company entered into a financing agreement with the first lessor to finance the purchase of equipment. Pursuant to the financing agreement, the Company shall make a monthly payment of $379 for a period of 60 months commencing in November 2018 through October 2023. On the effective date of the financing agreement, the Company recorded a financing lease payable of $16,065.

Effective November 2018, the Company entered into a financing agreement with a second lessor to finance the purchase of equipment. Pursuant to the financing agreement, the Company shall make a monthly payment of $1,439 for a period of 60 months commencing in November 2018 through October 2023. On the effective date of the financing agreement, the Company recorded a financing lease payable of $62,394.

Effective March 2019, the Company entered into a financing agreement with a third lessor to finance the purchase of equipment. Pursuant to the financing agreement, the Company shall make a monthly payment of $1,496 for a period of 60 months commencing in March 2019 through February 2024. On the effective date of the financing agreement, the Company recorded a financing lease payable of $64,940.

Effective August 2019, the Company entered into a financing agreement with a fourth lessor to finance the purchase of equipment. Pursuant to the financing agreement, the Company shall make a monthly payment of $397 for a period of 60 months commencing in August 2019 through July 2024. On the effective date of the financing agreement, the Company recorded a financing lease payable of $19,622.

F-59

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Effective January 2020, the Company entered into a financing agreement with a fifth lessor to finance the purchase of equipment. Pursuant to the financing agreement, the Company shall make a monthly payment of $1,395 for a period of 60 months commencing in January 2020 through December 2025. On the effective date of the financing agreement, the Company recorded a financing lease payable of $68,821.

The significant assumption used to determine the present value of the financing lease payables was the discount rate which ranged from 8% and 15% based on the Company’s estimated effective rate pursuant to the financing agreements.

Financing lease right-of-use assets (“Financing ROU”) is summarized below:

	June 30, 2023	September 30, 2022

Financing ROU assets	$231,841	$231,841
Less accumulated depreciation	(201,663)	(166,887)
Balance of Financing ROU assets	$30,178	$64,954

For the three months ended June 30, 2023 and 2022, depreciation expense related to Financing ROU assets amounted to $11,592 and $11,593, respectively. For the nine months ended June 30, 2023 and 2022, depreciation expense related to Financing ROU assets amounted to $34,776 and $34,777, respectively.

Financing lease liability related to the Financing ROU assets is summarized below:

	June 30, 2023	September 30, 2022

Financing lease payables for equipment	$231,841	$231,841
Total financing lease payables	231,841	231,841
Payments of financing lease liabilities	(183,318)	(143,456)
Total	48,523	88,385
Less: short term portion	(39,565)	(53,995)
Long term portion	$8,958	$34,390

Future minimum lease payments under the financing lease agreements on June 30, 2023 are as follows:

Years ending June 30,	Amount
2024	$42,237
2025	9,164
Total minimum financing lease payments	51,401
Less: discount to fair value	(2,878)
Total financing lease payable on June 30, 2023	$48,523

Operating Lease Right-of-Use (“ROU”) Asset and Operating Lease Liabilities

In December 2019, the Company entered into a lease agreement for its corporate and laboratory facility in Golden, Colorado. The lease is for a period of 61 months, with an option to extend, commencing in February 2020 and expiring in February 2025. Pursuant to the lease agreement, the lease requires the Company to pay a monthly base rent of; (i) $4,878 in the first year; (ii) $5,026 in the second year; (iii) $5,179 in the third year; (iv) $5,335 in the fourth year and; (v) $5,495 in the fifth year, plus a pro rata share of operating expenses beginning February 2020.

In February 2020, pursuant to ASC 842 – Leases, the Company calculated the present value of the total lease payments using a discount rate of 12% which was based on the Company’s estimated incremental borrowing rate. The Company recorded an operating right-of-use asset and lease liability of $231,337 in connection with the lease.

On June 10, 2021, the Company entered into an amendment to its existing Warehouse Lease (the “Lease Amendment”), effective October 3, 2021, for its laboratory facility in Golden, CO (see Note 10). The Lease Amendment provided for: (i) an extension to the term of the original lease to five years following the completion of the Company’s improvements to the Expansion Premises (defined below); (ii) an expansion of the premises to include the premises located at Unit 404, Building F, 15000 West 6th Avenue, Golden, Colorado 80401, consisting of approximately 4,734 rentable square feet (the “Expansion Premises”); (iii) an annual base rent modification; (iv) an increase to the security deposit; (v) tenant improvement allowance; (vi) additional parking and; (vii) two renewal options, each for five year terms, for a total of ten years.

Pursuant to the Lease Amendment, the Company must pay a total annual base rent of; (1) $115,823 for year one; (2) $119,310 for year two; (3) $122,893 for year three; (4) $126,580 for year four; (5) $130,377 for year five; (6) $135,163 for year six; (7) $139,218 for year seven; (8) $143,394 for year eight; (9) $147,696 for year nine; (10) $152,127 for year ten; (11) $156,331 for year eleven; (12) $161,391 for year twelve; (13) $166,233 for year thirteen; (14) $171,220 for year fourteen and; (15) $176,357 for year fifteen.

F-60

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

In October 2021, pursuant to ASC 842 – Leases, the Company wrote off the balances of the operating asset of $168,664 and operating liability of $176,893 related to the original lease and recognized a gain on lease modification in the amount of $8,229, which was included in general and administrative expense in the accompanying statement of operation. The Company calculated the present value of the total lease payments in the Lease Amendment using a discount rate of 8% which was based on the Company’s incremental borrowing rate at the effective date and recorded an operating right-of-use asset and an operating lease liability of $1,212,708.

For the nine months ended June 30, 2023, lease costs related to operating lease ROU asset and operating lease liabilities amounted to $157,762 which included base lease costs of $108,206 and other expenses such as common area maintenance and taxes of $49,556, all of which were expensed during the period and included in general and administrative expenses on the accompanying unaudited statements of operations. For the nine months ended June 30, 2022, lease costs amounted to $151,180 which included base lease costs of $86,677 and other expenses of $64,503, all of which were expensed during the period and included in general and administrative expenses on the accompanying unaudited statements of operations.

Operating Right-of-use asset (“ROU”) is summarized below:

	June 30, 2023	September 30, 2022

Operating office lease	$1,212,708	$1,212,708
Less accumulated reduction	(95,539)	(57,847)
Balance of Operating ROU asset	$1,117,169	$1,154,861

Operating lease liability related to the ROU asset is summarized below:

	June 30, 2023	September 30, 2022
Operating office lease	$1,212,708	$1,212,708
Total operating lease liability	1,212,708	1,212,708
Reduction of operating lease liability	(48,170)	(29,396)
Total	1,164,538	1,183,312
Less: short term portion	(29,880)	(25,551)
Long term portion	$1,134,658	$1,157,761

Future base lease payments under the non-cancellable operating lease on June 30, 2023 are as follows:

Years ending June 30,	Amount
2024	$121,993
2025	125,652
2026	129,422
2027	134,179
2028	138,204
Thereafter	1,309,553
Total minimum non-cancellable operating lease payments	1,959,003
Less: discount to fair value	(794,465)
Total operating lease liability on June 30, 2023	$1,164,538

NOTE 8 – RELATED-PARTY TRANSACTIONS

Effective January 1, 2021, the Company entered into a consulting agreement with Mr. Kucharchuk, a member of the Board of Directors, to serve as a strategic advisor. The agreement was effective for a period of twelve months, commencing on January 1, 2021 and was renewed on a month-to-month basis, subject to the right of the Company and Mr. Kucharchuk to terminate the agreement in accordance with the agreement. Pursuant to the agreement, Mr. Kucharchuk shall be paid $2,000 per month. On April 30, 2023, this consulting agreement was terminated. On May 5, 2023, the Company and Mr. Kucharchuk entered into a letter agreement, whereby Mr. Kucharchuk was hired as the Company’s Chief Financial Officer. In connection with the letter agreement, Mr. Kucharchuk shall be paid $15,000 per month. As of June 30, 2023 and September 30, 2022, the Company had an accounts payable – related party balance of $2,000 and $12,000 related to the consulting agreement, respectively.

On April 26, 2021, the Company entered into a Promissory Note Agreement with Jeffrey Busch who serves as a member of the Board of Directors, for a principal amount of $100,000 (see Note 6). On May 5, 2022, the parties amended the April 26, 2021 note into the New Note with the Company receiving an additional $250,000 of proceeds and added a conversion feature. The New Note bears an annual interest rate of 1% (which shall increase to 2% in the event of a default) and matures on May 5, 2024. As of June 30, 2023, the New Note had an outstanding principal balance of $350,000, reflected as notes payable – related party in the accompanying unaudited balance sheet since the conditions for its contingent conversion has not yet been met, and accrued interest of $4,219 (see Note 6). As of June 30, 2023 and September 30, 2022, the New Note had an outstanding principal balance of $350,000, reflected as notes payable – related parties in the accompanying balance sheets since the conditions for its contingent conversion has not yet been met. As of June 30, 2023 and September 30, 2022, accrued interest amounted to $5,091 and $2,474, respectively (see Note 6).

F-61

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

On May 12, 2021, the Company and the May 2021 Investor entered into a May 2021 SPA to purchase a convertible May 2021 Note with principal value of $1,000,000 and accompanying May 2021 Warrants (see Note 6). In connection with the Company’s obligations under the May 2021 Note, the Company entered into a security agreement with the May 2021 Investor as agent, pursuant to which the Company granted a lien on the laboratory equipment of the Company, for the benefit of the related party. As of September 30, 2022, the May 2021 Note had an outstanding principal balance of $1,000,000 and accrued interest of $20,164. On November 29, 2022, the May 2021 Note was exchanged for a new convertible debenture (see Note 6).

On October 21, 2021, the Company entered into a Promissory Note Agreement with Jeffrey Busch who serves as a member of the Board of Directors and a related party, for a principal balance of $150,000. During the year ended September 30, 2022, the Company fully paid the outstanding balance on the note. As of September 30, 2022, the note had no outstanding balance (see Note 6).

On November 1, 2021, pursuant to the First November 2021 SPA, the First November 2021 Investor purchased three notes with aggregate principal of $1,000,000 with accompanying First November 2021 Warrants to purchase up to an aggregate of 54,644,811 shares of common stock. As of September 30, 2022, the First November 2021 Notes had an outstanding principal balance of $1,000,000 and accrued interest of $20,164. On November 29, 2022, the First November 2021 Notes were exchanged for a new convertible debenture (see Note 6).

On January 26, 2022, a notice and request for consent regarding a change in offering terms was sent by the Company to the First November 2021 Investor. Upon the approval of the First November 2021 Investor, the Company modified the terms of the First November 2021 SPA which increased the warrants issuable from 20% to 100% of the common stock issuable upon conversion of the notes purchased. As a result, the First November 2021 Investor received additional cashless-exercisable warrants equal to 80% of the common stock issuable upon conversion of the First November 2021 Notes. The Company issued additional warrants to purchase up to 218,579,234 shares of common stock to the First November 2021 Investor which increased the total relative fair value of all warrants in total by $34,630 recorded as debt discount which is being amortized over the life of the First November 2021 Notes (see Note 6 and 9).

On April 5, 2022, pursuant to the First April 2022 SPA, Matthew Schwartz, a member of the Board of Directors and a related party, purchased a convertible note with principal amount of $100,000 with accompanying First April 2022 Warrants to purchase 4,201,681 shares of common stock. The Company received net proceeds of $100,000 on March 24, 2022. As of September 30, 2022, the First April 2022 Note had an outstanding principal balance of $100,000 and accrued interest of $3,901. On November 29, 2022, the First April 2022 Note was exchanged for a new convertible debenture (see Note 6).

On May 9, 2022, pursuant to the May 2022 SPA the May 2022 Investor purchased four convertible notes for an aggregate investment amount of $1,000,000 with accompanying May 2022 Warrants to purchase shares of common stock equal to 20% of the number of the total shares of common stock issuable upon the conversion of the May 2022 Notes. During the year ended September 30, 2022, the Company received an aggregate of $1,000,000 of proceeds and issued an aggregate of 42,016,808 of the May 2022 Warrants. As of September 30, 2022, the May 2022 Notes had an aggregate outstanding principal balance of $1,000,000 and accrued interest of $20,110. On November 29, 2022, the May 2022 Note was exchanged for a new convertible debenture (see Note 6).

On June 15, 2022, pursuant to the June 2022 SPA, Danica Holley, a member of the Board of Directors and a related party, purchased a convertible note with principal of $50,000 with accompanying June 2022 Warrants to purchase 2,100,840 shares of common stock. As of September 30, 2022, the June 2022 Note had an outstanding principal balance of $50,000 and accrued interest of $1,173. On November 29, 2022, the June 2022 Note was exchanged for a new convertible debenture (see Note 6).

On July 29, 2022, the Company entered into a Demand Promissory Note Agreement with Jeffrey Busch who serves as a member of the Board of Directors and a related party, for a principal balance of $125,000, and on September 2, 2022, the Company entered into a second Demand Promissory Note Agreement with Jeffrey Busch for a principal balance of $150,000 (collectively referred to as called the “Busch Notes”). The Busch Notes bear an annual interest rate of 8% and are payable on demand. The outstanding principal and accrued interest on the Busch Note is contingently convertible, in full, at the option of the lender, into the same security which is being issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. As of September 30, 2022, the Busch Notes had an outstanding principal balance of $275,000 and accrued interest of $2,683 and are reflected in the accompanying balance sheet as a short-term convertible note payable – related party. On November 29, 2022, the Busch Notes were exchanged for a new convertible debenture (see Note 6).

On August 11, 2022, the Company entered into a Demand Promissory Note Agreement with a related party, who is an affiliate stockholder, for a principal balance of $375,000. The note bears an annual interest rate of 8% and is payable on demand. The outstanding principal and accrued interest of the note is contingently convertible, in full, at the option of the lender, into the same security which is being issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. As of September 30, 2022, this note had an outstanding principal balance of $375,000 and accrued interest of $4,110 and is reflected in the accompanying balance sheet as a short-term convertible note payable – related party. On November 29, 2022, this note was exchanged for a new convertible debenture (see Note 6).

On September 2, 2022, the Company entered into a Demand Promissory Note Agreement with a related party, who is an affiliate stockholder, for a principal balance of $350,000. The note bears an annual interest rate of 8% and is payable on demand. The outstanding principal and accrued interest of the note is contingently convertible, in full, at the option of the lender, into the same security which is being issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. As of September 30, 2022, this note had an outstanding principal balance of $350,000 and accrued interest of $2,148 and is reflected in the accompanying balance sheet as a short-term convertible note payable – related party. On November 29, 2022, this note was exchanged for a new convertible debenture (see Note 6).

During the year ended September 30, 2022, the Company advanced a total of $13,883 to a related party, which is an affiliate entity and a majority stockholder of the Company. During the year ended September 30, 2022, the Company recorded bad debt expense of $35,594 related to the write off of related party advances. As of June 30, 2023 and September 30, 2022, the Company had related party receivable balances of $0.

On November 1, 2022, the Company entered into Demand Promissory Note Agreements with two related parties, who are affiliate stockholders, for a principal balance of $120,000. The notes bore an annual interest rate of 8% and were payable on demand. The outstanding principal and accrued interest of the notes was contingently convertible, in full, at the option of the lender, into the same security issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. In December 2022, these short-term loans were repaid.

F-62

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

On November 29, 2022, in connection with the Securities Exchange Agreements and New Related Party Convertible Debentures discussed in Note 6, the May 2021 Warrants, First November 2021 Warrants, First April 2022 Warrants, May 2022 Warrants, and June 2022 Warrants, aggregating 385,441,138 warrants, were amended to reduce the exercise price to $0.003 per share. Additionally, 63,897,764 warrants issued in connection with Series F preferred stock were amended to reduce the exercise price to $0.003 per share. In conjunction with the price reduction, the price protection feature for all these warrants was eliminated. All other terms of the warrants remained the same. (See Note 6).

On November 29, 2022, the Company consummated the Initial Closing of the Offering pursuant to the terms and conditions of the Purchase Agreement, by and among the Company the Related Party Purchasers and the Collateral Agent. At the Initial Closing, the Company sold the related party Purchasers (i) the New Related Party Debentures in an aggregate principal amount of $550,000 and (ii) the New Related Party Warrants to purchase up to 157,142,857 shares of Common Stock, subject to adjustments provided by the Warrants, which represents 100% warrant coverage. The Company received a total of $412,092 in net proceeds at the Initial Offering from the Related Party Purchasers, net of the Original Issue Discount of $50,000, commissions of $58,200 and other offering costs of $29,708. (See Note 6).

On November 29, 2022, the Company entered into Securities Exchange Agreements with the Exchanged Related Party Note Holders and accrued interest payable of $120,750 was exchanged for New Related Party Debentures. Additionally, on November 29, 2022, in order to induce the related party investors to exchange the respective convertible notes into the Related Party Debentures, the aggregate principal amount of the Exchanged Related Party Notes and accrued interest payable was increased by 15% (those issued for the August 11, 2022 and September 2, 2022 Demand Promissory Notes were issued with 10% OID), or $589,505, for new Related Party Debentures with an aggregate principal amount of $4,860,255. (See Note 6).

On November 29, 2022, the Company entered into Securities Exchange Agreements with related party preferred stockholders, whereby related party holders of 1,000 shares of Series E preferred stock with a stated value of $2,000,000 and accrued dividends payable of $66,630, and related party holders of 500 shares of Series F preferred stock with a stated value of $1,000,000 and accrued dividends payable of $33,315 were exchanged for the New Related Party Debentures. Additionally, on November 29, 2022, in order to induce the related party preferred stockholders to exchange their respective preferred shares into the New Related Party Debentures, the aggregate stated value and accrued dividends payable were increased by 15%, or $464,992, for new Related Party Debentures with an aggregate principal amount of $3,564,937. (See Note 6).

On April 11, 2023, the Company consummated a third closing (the “Third Closing”) of the Offering pursuant to the terms and conditions of that certain Purchase Agreement, dated as of November 29, 2022, by and among the Company and Jeffrey Busch (the “Third Closing Related Party Purchaser”). At the Third Closing, the Company sold the Purchaser (i) a New Debenture with a principal amount of $155,100 (the “April 2023 Related Party Debenture”) and (ii) Warrants to purchase up to 44,314,286 shares of Common Stock, subject to adjustments provided by the Warrants, which represents 100% warrant coverage. The Company received a total of $141,000 in net proceeds at the Third Offering, net of a 10% original issue discount of $14,100 (See Note 6).

On May 4, 2023, the Company entered into a Promissory Note Agreement with Douglas Mergenthaler who is a related party, for a principal amount of $110,000. The Company received proceeds of $100,000, net of original issue discount of $10,000. The note bears an annual interest rate of 10%, matures on April 28, 2024 and can be prepaid in whole or in part without penalty. If the Company raises at least $1,000,000 in a securities offering subsequent to the date of this note (a “Subsequent Offering”), Mr. Mergenthaler shall have the right, but not the obligation, to convert all amounts outstanding under this loan into the same security offered in the Subsequent Offering at the price per security being paid by the investors in such offering. As of June 30, 2023, this Note had an outstanding principal balance of $110,000, reflected as notes payable – related parties in the accompanying balance sheets and accrued interest payable of $1,718 (see Note 6).

In May and June 2023, the Company entered into Promissory Note Agreements with Jeffrey Busch who serves as a member of the Board of Directors and a related party, for an aggregate principal amount of $376,966. The Company received proceeds of $342,681, net of original issue discount of $34,285. The notes bear an annual interest rate of 10%, mature in May and June 2024 and can be prepaid in whole or in part without penalty. If the Company raises at least $1,000,000 in a securities offering subsequent to the date of this note (a “Subsequent Offering”), Mr. Busch shall have the right, but not the obligation, to convert all amounts outstanding under this loan into the same security offered in the Subsequent Offering at the price per security being paid by the investors in such offering. As of June 30, 2023, these Notes had an outstanding principal balance of $376,966, reflected as notes payable – related parties in the accompanying balance sheets and accrued interest payable of $3,126 (see Note 6).

As of June 30, 2023 and September 30, 2022, the Company owed several executives and directors for expense reimbursements and consulting fees in the aggregate amount of $7,972 and $16,223, respectively, which is reflected on the accompanying balance sheet as accounts payable – related parties.

On June 30, 2023 and September 30, 2022, net amount due to related parties consisted of the following:

	June 30, 2023	September 30, 2022

Convertible notes principal – related parties	$9,130,292	$4,150,000
Discount on convertible notes - related parties	(3,820,629)	(1,844,186)
Note payable principal – related parties	836,966	350,000
Discount on notes - related parties	(39,769)	-
Accrued liabilities - related parties	536,625	76,927
Accounts payable – related parties	7,972	16,223
Total	$6,651,457	$2,748,964

F-63

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

NOTE 9 – STOCKHOLDERS’ DEFICIT

Shares Authorized

On September 22, 2020, the Company filed with the Nevada Secretary of State, an amendment to its Articles of Incorporation to change its name from “OncBioMune Pharmaceutical, Inc.” to “Theralink Technologies, Inc.” and increase its authorized shares of common stock from 6,666,667 shares of common stock at $0.0001 per share par value to 12,000,000,000 shares of common stock at $0.0001 per share par value, effective September 24, 2020.

On July 1, 2022, the Company filed with the Nevada Secretary of State, an amendment to its Articles of Incorporation to increase its authorized shares of common stock from 12,000,000,000 shares to 100,000,000,000 shares of common stock at $0.0001 per share par value.

Series A Preferred Stock

On August 20, 2015, the Company filed the Certificate of Designation with the Nevada Secretary of State, designating 1,333 shares of the authorized 26,667 Preferred Stock as Series A Preferred Stock. Each holder of Series A Preferred Stock is entitled to 500 votes for each share of Series A Preferred Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company. The holders of Series A Preferred Stock shall have no special voting rights and their consent is not required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

As of June 30, 2023 and September 30, 2022, there were 667 shares of the Company’s Series A Preferred Stock issued and outstanding held by a former member of the Board of Directors.

Series C-1 Preferred Stock

On May 18, 2020, the Company filed a Certificate of Designation, Preferences and Rights of Series C-1 Preferred Stock (the “Series C-1 Certificate of Designation”), as amended on June 9, 2021, with the Nevada Secretary of State to designate 3,000 shares of its previously authorized preferred stock as Series C-1 Preferred Stock, par value $0.0001 per share and a stated value of $4,128.42 per share. The Series C-1 Certificate of Designation and its filing was approved by the Company’s Board of Directors without stockholder approval as provided for in the Company’s Articles of Incorporation and under Nevada law. The holders of shares of Series C-1 Preferred Stock have the following preferences and rights:

On June 9, 2021, the Company filed an Amendment (the “CoD Amendment”) to the Series C-1 Certificate of Designation with the Nevada Secretary of State. The filing of the CoD Amendment was approved by the Board on June 8, 2021, and by the holders of the majority of the outstanding shares of Series C-1 Preferred Stock on June 8, 2021.

The CoD Amendment sets the triggering price for the anti-dilution price protection at $0.00275 per share, the same price as the Series C-2 Certificate of Designation. All other terms of the Series C-1 Certificate of Designation remain unchanged and in full force and effect.

●	Holders of shares of Series C-1 Preferred Stock are entitled to dividends or distributions on each share on an “as converted” into common stock basis, if, as and when declared from time to time by the Board of Directors.

●	Each share of Series C-1 Preferred Stock is convertible into shares of common stock any time after the Initial Issuance Date at a conversion price of $0.0275 per share. The number of shares of common stock issuable upon conversion shall be determined by dividing (x) the conversion amount (determined by the sum of the stated value thereof plus any additional amount thereon which consist of all dividends, whether declared or not) of such share of Series C-1 by (y) the conversion price of $0.0275 per share (subject to temporary adjustment upon a triggering event as defined by the Series C-1 Certificate of Designation, to 80% of the conversion price). The adjusted conversion price is only in effect until the triggering event is cured. The convertibility of shares of Series C-1 Preferred Stock is limited such that a holder of Series C-1 Preferred Stock may not convert Series C-1 Preferred Stock to common stock to the extent that the number of shares of common stock to be issued pursuant to such conversion, when aggregated with all other shares of common stock owned by the holder at such time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) more than 4.99% of all of the Company’s common stock outstanding.

●	In the event the Company issues or sells any securities including options or convertible securities, except for any Exempt Issuance (as defined in the Series C-1 Certificate of Designation), at a price of or with an exercise price or conversion price of less than $0.0275 per share (see amendment discussed above), then upon such issuance or sale, the Series C-1 Preferred Stock conversion price shall be reduced to the sale price, the exercise price or conversion price of the securities sold. In addition, these preferred stockholders have the right to participate in future equity offerings from the company for twenty-four months from the effective date.

●	In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of the Series C-1 Preferred Stock shall be entitled to receive, in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (“Liquidation Funds”) before any amount shall be paid to the holders of any shares of Junior Stock, but pari passu with any Parity Stock (as defined in the Series C-1 Certificate of Designation) then outstanding, an amount per shares of the Series C-1 Preferred Stock equal to the greater of (A) the conversion amount thereof on the date of such payment or (B) the amount per share such holder of Series C-1 Preferred Stock would receive if such holder converted such Series C-1 into common stock immediately prior to the date of the payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders of Series C-1 Preferred Stock and holders of the shares of Parity Stock, then each holder of Series C-1 Preferred Stock and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of the Liquidation Funds payable to such holder of Series C-1 Preferred Stock and such holder of the Parity Stock as a liquidation preference, in accordance with their respective certificate of designation (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series C-1 Preferred Stock and all holders of Parity Stock.

F-64

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

During the year ended September 30, 2022, various holders of the Series C-1 Preferred Stock converted an aggregate of 1,923 shares of Series C-1 Preferred Stock into 288,637,529 shares of the Company’s common stock (see below – Common Stock Issued Upon Conversion of Series C-1 Preferred Stock).

On November 29, 2022, the Company entered into Securities Exchange Agreements with preferred stockholders, whereby holders of 902 shares of Series C-1 preferred stock with a stated value of $372,303 were exchanged for the New Debentures (See Note 6).

As of June 30, 2023 and September 30, 2022, the Company had 141 and 1,043 shares of Series C-1 Preferred Stock issued and outstanding, respectively.

Series C-2 Preferred Stock

On May 18, 2020, the Company filed a Certificate of Designation, Preferences and Rights of Series C-2 Preferred Stock (the “Series C-2 Certificate of Designation”) with the Nevada Secretary of State to designate 6,000 shares of its previously authorized preferred stock as Series C-2 Preferred Stock, par value $0.0001 per share and a stated value of $410.27 per share. The Series C-2 Certificate of Designation and its filing was approved by the Company’s Board of Directors without stockholder approval as provided for in the Company’s Articles of Incorporation and under Nevada law. The holders of shares of Series C-2 Preferred Stock have the following preferences and rights:

●	Holders of shares of Series C-2 Preferred Stock are entitled to dividends or distributions on each share on an “as converted” into common stock basis, if, as and when declared from time to time by the Board of Directors.

●	Each share of Series C-2 Preferred Stock is convertible into shares of common stock any time after the initial issuance date at a conversion price of $0.00275 per share. The number of shares of common stock issuable upon conversion shall be determined by dividing (x) the conversion amount (determined by the sum of the stated value thereof plus any additional amount thereon) of such share of Series C-2 by (y) the conversion price of $0.00275 per share (subject to temporary adjustment upon a triggering event as defined by the Series C-2 Certificate of Designation to 80% of the conversion price). The adjusted conversion price is only in effect until the triggering event is cured. The convertibility of shares of Series C-2 Preferred Stock is limited such that a holder of Series C-2 Preferred Stock may not convert Series C-2 Preferred Stock to common stock to the extent that the number of shares of common stock to be issued pursuant to such conversion, when aggregated with all other shares of common stock owned by the holder at such time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) more than 4.99% of all of the Company’s common stock outstanding.

●	In the event the Company issues or sells any securities including options or convertible securities, except for any Exempt Issuance (as defined in the Series C-2 Certificate of Designation), at a price of or with an exercise price or conversion price of less than the conversion price, then upon such issuance or sale, the Series C-2 Preferred Stock conversion price shall be reduced to the sale price, the exercise price or conversion price of the securities sold. In addition, these preferred stockholders have the right to participate in future equity offerings from the company for twenty-four months from the effective date.

●	In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of the Series C-2 Preferred Stock shall be entitled to receive, in cash out of the Liquidation Funds before any amount shall be paid to the holders of any shares of Junior Stock, but pari passu with any Parity Stock (as defined in the Series C-2 Certificate of Designation) then outstanding, an amount per shares of the Series C-2 Preferred Stock equal to the greater of (A) the conversion amount thereof on the date of such payment or (B) the amount per share such holder would receive if such holder converted such Series C-2 into common stock immediately prior to the date of the payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders of Series C-2 Preferred Stock and holders of the shares of Parity Stock, then each holder of Series C-2 Preferred Stock and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of the Liquidation Funds payable to such holder of Series C-2 Preferred Stock and such holder of the Parity Stock as a liquidation preference, in accordance with their respective certificate of designation (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series C-2 Preferred Stock and all holders of Parity Stock.

During the year ended September 30, 2022, a holder of the Series C-2 Preferred Stock converted 1,880 shares of Series C-1 Preferred Stock into 280,475,491 shares of the Company’s common stock (see below – Common Stock Issued Upon Conversion of Series C-2 Preferred Stock).

On November 29, 2022, the Company entered into Securities Exchange Agreements with preferred stockholders, whereby holders of 3,037 shares of Series C-2 preferred stock with a stated value of $1,245,935 were exchanged for the New Debentures (See Note 6).

As of June 30, 2023 and September 30, 2022, the Company had 0 and 3,037 shares of Series C-2 Preferred Stock, respectively, issued and outstanding.

Series E Preferred Stock

On September 15, 2020, the Company filed a Certificate of Designation, Preferences and Rights of Series E Preferred Stock (the “Series E Certificate of Designation”) with the Nevada Secretary of the State to designate 2,000 shares of its previously authorized preferred stock as Series E Preferred Stock, par value $0.0001 per share and a stated value of $2,000 per share. The Series E Certificate of Designation and its filing were approved by the Company’s Board of Directors without stockholder approval as provided for in the Company’s Articles of Incorporation and under Nevada law. The holders of shares of Series E Preferred Stock have the following preferences and rights:

●	From the initial issuance date, cumulative dividends on each share of Series E shall accrue, on a quarterly basis in arrears (with any partial quarter calculated on a pro-rata basis), at the rate of 8% per annum on the stated value, plus any additional amount thereon. Dividends shall be paid within 15 days after the end of each fiscal quarter (“Dividend Payment Date”), at the option of the Holder in cash or through the issuance of shares of common stock. In the event that the Holder elects to receive its dividends in shares of common stock the number of shares of common stock to be issued to each applicable Holder shall be determined by dividing the total dividend outstanding to such Holder by the average closing price of the common stock during the five trading days on the principal market prior to the dividend payment date.

F-65

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

●	Holders of shares of Series E Preferred Stock are entitled to dividends or distributions on each share on an “as converted” into common stock basis, if, as and when declared from time to time by the Board of Directors.

●	Each share of Series E Preferred Stock is convertible into shares of common stock any time after the initial issuance date at the conversion price which is the lesser of: (i) $0.00375 or (ii) 75% of the average closing price of the common stock during the prior five trading days on the principal market, subject to adjustment as provided in the Series E Certificate of Designation including a price protection provision for offerings below the conversion price, provided, however, the conversion price shall never be less than $0.0021. The number of shares of common stock issuable upon conversion shall be determined by multiplying the number of outstanding shares by the stated value per share of $2,000 plus accrued dividends and dividing that number by the conversion price.

●	In connection with, (i) a Change of Control of the Company or (ii) on the closing of, a Qualified Public Offering by the Company, all of the outstanding shares of Series E (including any fraction of a share) shall automatically convert into an aggregate number of shares of common stock (including any fraction of a share) by multiplying the number of outstanding shares by the stated value per share of $2,000 plus accrued dividends and dividing that number (including any fraction of a share) by the lesser of: (i) $0.00375 or (ii) 75% of the average closing price of the common stock during the prior five trading days on the principal market, subject to adjustment as provided in the Series E Certificate of Designation including a price protection provision for offerings below the conversion price. However, the conversion price shall never be less than $0.0021. If a closing of a Change of Control transaction or a Qualified Public Offering occurs, such automatic conversion of all of the outstanding shares of Series E shall be deemed to have been converted into shares of Common Stock immediately prior to the closing of such transaction or Qualified Public Offering.

●	In the event the Company issues or sells any securities including options or convertible securities, except for any Exempt Issuance (as defined in the Series E Certificate of Designation), at a price, an exercise price or conversion price of less than the conversion price, then upon such issuance or sale, the Series E Preferred Stock conversion price shall be reduced to the sale price or the exercise price or conversion price of the securities sold.

●	Holders of Series E Preferred Stock have no voting rights.

On September 16, 2020, the Company entered into a Securities Purchase Agreement (the “SPA”) with an affiliated investor, who is a beneficial stockholder, to purchase an aggregate amount of 1,000 shares of the newly created Series E Convertible Preferred Stock of the Company (the “Series E Preferred”) for an aggregate investment amount of $2,000,000.

Pursuant to the Series E Certificate of Designation, Series E Preferred Stock is redeemable at the option of the holder in the event that the Company is prohibited from issuing shares of common stock to a holder upon any conversion due to insufficient shares of common stock available (“Authorized Failure Shares”) and therefore meets the criteria of a contingently redeemable instrument in accordance with ASC 480-10-25-7 – Distinguishing Liabilities from Equity. The Series E Preferred Stock is contingently redeemable upon the occurrence of an event that is outside of the issuer’s control and is classified as temporary equity pursuant to ASC 480-10-S99.

Further the Series E Preferred Stock is an equity host instrument since it has more features that align with an equity instrument than a debt instrument pursuant to ASC 815-15-25-17A – Derivatives and Hedging, which states in part that “the nature of the host contract depends on the economic characteristics and risks of the entire hybrid financial instrument.” All of the contractual and implied terms of the preferred share, such as the existence of a redemption feature or conversion option, should be considered when determining the nature of the host instrument as debt or equity. The Series E Preferred Stock embedded conversion feature (call option) is considered clearly and closely related to the equity host. Accordingly, further analysis under ASC 815-40-15 is not necessary and the embedded conversion feature should not be bifurcated from the host instrument. The Series E Preferred Stock redemption feature (put option) does not meet all the criteria under ASC 815-10-15-83, therefore it does not qualify as a derivative.

To determine whether the Series E Preferred Stock contains a BCF, we compared the effective conversion price and the Company’s stock price on the commitment date. The effective conversion price was calculated by dividing the proceeds from Series E Preferred Stock by the number of common shares issuable upon conversion of the Series E Preferred Stock. The BCF is measured as the difference between the commitment date stock price and the effective conversion price multiplied by the number of common stock issuable upon conversion of Series E. The BCF is limited to the total cash proceeds received if the amount of the BCF exceeds the cash proceeds received. In connection with the issuance of Series E Preferred Stock, during the year ended September 30, 2020, the Company recognized a beneficial conversion feature in the amount of $2,000,000 which was accounted for as a deemed dividend.

During the year ended September 30, 2021, the issuance of Series F Preferred Stock triggered the price protection clause in the Series E Preferred Stock. Thus, the conversion price of the Series E Preferred Stock was reduced from $0.00375 to $0.00313 on that date.

On November 29, 2022, the Company entered into Securities Exchange Agreements with related party preferred stockholders, whereby related party holders of 1,000 shares of Series E preferred stock with a stated value of $2,000,000 and accrued dividends payable of $66,630 were exchanged for the New Related Party Debentures. (See Note 6).

During the nine months ended June 30, 2023 and 2022, the Company incurred $26,301 and $119,671 of Series E dividends. As of June 30, 2023 and September 30, 2022, dividend payable balances were $0 and $40,329, respectively, reflected in the accompanying unaudited balance sheets as accrued liabilities instead of temporary equity.

As of June 30, 2023 and September 30, 2022, the Company had 0 and 1,000 shares of Series E Preferred Stock issued and outstanding classified as temporary equity in the accompanying unaudited balance sheets, respectively.

F-66

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Series F Preferred Stock

On July 30, 2021, the Company filed a Certificate of Designation, Preferences and Rights of Series F Preferred Stock (the “Series F Certificate of Designation”), with the Nevada Secretary of State to designate 1,000 shares of its previously authorized preferred stock as Series F Preferred Stock, par value $0.0001 per share and a stated value of $2,000 per share. The Series F Certificate of Designation and its filing were approved by the Company’s Board of Directors without stockholder approval as provided for in the Company’s Articles of Incorporation and under Nevada law. The holders of shares of Series F Preferred Stock have the following preferences and rights:

●	From the Initial Issuance Date, cumulative dividends on each share of Series F shall accrue, on a monthly basis in arrears (with any partial month being made on a pro-rata basis), at the rate of 8% per annum on the stated value, plus any additional amount thereon. Dividends shall be paid within 15 days after the end of each month (“Dividend Payment Date”), at the option of the Holder in cash or through the issuance of shares of common stock. In the event that the Holder elects to receive its dividends in shares of common stock the number of shares of common stock to be issued to each applicable Holder shall be determined by dividing the total dividend payable to such Holder by the average closing price of the common stock during the five trading days on the principal market prior to the dividend payment date.

●	Holders of shares of Series F Preferred Stock are entitled to dividends or distributions on each share on an “as converted” into common stock basis, if, as and when declared from time to time by the Board of Directors.

●	Each share of Series F Preferred Stock is convertible into shares of common stock any time after the initial issuance date at the conversion price which is the lesser of: (i) $0.00313 or (ii) 75% of the average closing price of the common stock during the prior five trading days on the principal market, subject to adjustment as provided in the Series F Certificate of Designation including a price protection provision for offerings below the conversion price, provided, however, the conversion price shall never be less than $0.0016. The number of shares of common stock issuable upon conversion shall be determined by multiplying the number of outstanding shares by the stated value per share of $2,000 plus additional amount by the conversion price.

●	In connection with, (i) a Change of Control of the Company or (ii) on the closing of, a Qualified Public Offering by the Company, all of the outstanding shares of Series F Preferred Stock (including any fraction of a share) shall automatically convert along with the additional amount into an aggregate number of shares of common stock (including any fraction of a share) as is determined by dividing the number of shares of Series F Preferred Stock (including any fraction of a share) by the automatic conversion price then in effect. If a closing of a Change of Control transaction or a Qualified Public Offering occurs, such automatic conversion of all of the outstanding shares of Series F Preferred Stock shall be deemed to have been converted into shares of common stock immediately prior to the closing of such transaction or Qualified Public Offering.

●	In the event the Company issues or sells any securities including options or convertible securities, except for any Exempt Issuance (as defined in the Series F Certificate of Designation), at a price, an exercise price or conversion price of less than the conversion price, then upon such issuance or sale, the Series F Preferred Stock conversion price shall be reduced to the sale price, or the exercise price or conversion price of the securities sold.

●	Series F Preferred Stock shall rank pari passu with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company with the Series C-1 Preferred Stock of the Company, the Series C-2 Preferred Stock of the Company, and the Series E Preferred Stock of the Corporation (the “Parity Stock”), and all other shares of capital stock of the Company shall be junior in rank to all Series F shares with respect to the preferences as to dividends (except for the common stock, which shall be pari passu as provided in the Series F Certificate of Designation), distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such Junior Stock shall be subject to the rights, powers, preferences and privileges of the Series F Preferred Stock. Without limiting any other provision of the Series F Certificate of Designation, without the prior express consent of the Required Holder, the Company shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series F Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), or (ii) Parity Stock. Except as provided for in the Certificate of Designation, in the event of the merger or consolidation of the Company into another corporation, the Series F Preferred Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for in the Certificate of Designation for a period of at least two years following such merger or consolidation and no such merger or consolidation shall cause result inconsistent therewith.

On July 30, 2021, the Company entered into a Securities Purchase Agreement (the “SPA”) with an affiliated investor, who is a beneficial stockholder, to purchase an aggregate amount of 500 shares of Series F Convertible Preferred Stock (the “Series F Preferred”) with accompanying warrant for 63,897,764 of common stock (the “Warrant”), for total proceeds of $1,000,000 (see Note 9). The Series F Preferred Stock has a stated value of $2,000 per share and shall accrue monthly in arrears, dividends at the rate of 8% per annum on the stated value. The dividends shall be paid monthly at the option of the holder of the Series F Preferred in either cash or shares of common stock of the Company. The number of shares of common stock issuable upon conversion of the Series F Preferred is determined by dividing the stated value of the number of shares being converted, plus any accrued and unpaid dividends, by the lesser of: (i) $0.00313 and (ii) 75% of the average closing price of the Company’s common stock during the prior five trading days; provided, however, the conversion price shall never be less than $0.0016. In addition, the investor was issued a Warrant to purchase an amount of common stock equal to 20% of the shares of common stock issuable upon conversion of the Series F Preferred at an exercise price of $0.00313 per share (subject to adjustment as provided therein) until July 30, 2026. The Warrants are exercisable for cash at any time. The 63,897,764 Warrant was valued using the relative fair value method at $957,192 and the Series F Preferred stock had a grant date fair value $42,808 which was recorded as a BCF.

In accordance with ASC 470 – Debt, the proceeds of $1,000,000 were allocated based on the relative fair values of the Series F preferred stock and the Warrant of $42,808 and $957,192, respectively. Although ASC 470 is for debt instruments issued with warrants, preferred shares issued with warrants should be accounted for in a similar manner.

Pursuant to the Series F Certificate of Designation, Series F Preferred Stock is redeemable at the option of the holder in the event that the Company is prohibited from issuing shares of common stock to a holder upon any conversion due to insufficient shares of common stock available (“Authorized Failure Shares”) and therefore meets the criteria of a contingently redeemable instrument in accordance with ASC 480-10-25-7 – Distinguishing Liabilities from Equity. The Series F Preferred Stock is contingently redeemable upon the occurrence of an event that is outside of the issuer’s control and should be classified as temporary equity pursuant to ASC 480-10-S99. Further the Series F Preferred Stock is an equity host instrument since it has more features that align with an equity instrument than a debt instrument pursuant to ASC 815-15-25-17A – Derivatives and Hedging, which states in part that “the nature of the host contract depends on the economic characteristics and risks of the entire hybrid financial instrument.” All of the contractual and implied terms of the preferred share, such as the existence of a redemption feature or conversion option, should be considered when determining the nature of the host instrument as debt or equity. The Series F Preferred Stock embedded conversion feature (call option) is considered clearly and closely related to the equity host. Accordingly, further analysis under ASC 815-40-15 is not necessary and the embedded conversion feature should not be bifurcated from the host instrument. The Series F Preferred Stock redemption feature (put option) does not meet all the criteria under ASC 815-10-15-83, therefore it does not qualify as a derivative.

F-67

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

To determine whether the Series F Preferred Stock contains a BCF, we compared the effective conversion price and the Company’s stock price on the commitment date. The effective conversion price was calculated by dividing the proceeds from Series F Preferred Stock by the number of common shares issuable upon conversion of the Series F Preferred Stock. The BCF is measured as the difference between the commitment date stock price and the effective conversion price multiplied by the number of common stock issuable upon conversion of Series F. The BCF is limited to the total cash proceeds received if the amount of the BCF exceeds the cash proceeds received. In connection with the issuance of Series F Preferred Stock, during the year ended September 30, 2021, the Company recognized a BCF in the amount of $42,808 which was accounted for as a deemed dividend.

The relative fair value of the warrant of $957,192 was recorded as a discount associated with the Series F preferred stock and was fully amortized immediately because the Series F preferred stock was convertible on the date of issuance. The Company recorded the $957,192 as a deemed dividend.

On November 29, 2022, the Company entered into Securities Exchange Agreements with related party preferred stockholders, whereby related party holders of 500 shares of Series F preferred stock with a stated value of $1,000,000 and accrued dividends payable of $33,315 were exchanged for the New Related Party Debentures (See Note 6).

During the nine months ended June 30, 2023 and 2022, the Company also recorded dividends related to the Series F Preferred Stock in the amount of $13,151 and $59,836. As of June 30, 2023 and September 30, 2022, dividend payable balances were $0 and $20,164, respectively, reflected in the accompanying unaudited balance sheets as accrued liabilities instead of temporary equity.

As of June 30, 2023 and September 30, 2022, the Company had 0 and 500 shares of Series F Preferred Stock issued and outstanding classified as temporary equity in the accompanying unaudited balance sheets, respectively.

Stock Options

On April 28, 2020, the Board approved the 2020 Equity Incentive Plan (“2020 Plan”), as amended on May 29, 2020. On April 18, 2022, the Board terminated the 2020 Plan and any shares reserved thereunder are no longer subject to reservation and the Company had no options issued and outstanding under the 2020 Plan.

On April 18, 2022, the Company’s Board and the stockholders approved the 2022 Equity Incentive Plan (“2022 Plan”) at which time the plan became effective. Upon the effective date of the 2022 Plan, 1,915,000,000 shares of the Company’s common stock were reserved for issuance under the 2022 Plan (“Reserved Share Amount”), subject to the adjustments described in the 2022 Plan, and such Reserved Share Amount, when issued in accordance with the 2022 Plan, shall be validly issued, fully paid, and non-assessable. Pursuant to the 2022 Plan, the option price of each incentive stock option (except those that constitute substitute awards) shall be at least the fair market value of a share on the grant date; provided, however, that in the event that a grantee is a ten percent stockholder as of the grant date, the option price of an incentive stock option shall be not less than 110% of the fair market value of a share on the grant date, in no case shall the option price of any option be less than the par value of a share.

On May 26, 2022, the Company’s Board of Directors (“Board”) approved the future granting of stock options under the 2022 Equity Incentive Plan, to various employees and consultants. On August 16, 2022, the Company granted stock options to purchase 1,901,410,519 common shares of the Company to various employees and consultants with an exercise price of $0.0036 per share. The options expire on August 15, 2032 and vest over varying vesting terms through August 2026. The fair value of these option grants was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 365.1%; risk-free interest rate of 2.82%; and an estimated holding period of 10 years. The Company valued these stock options at a fair value of $7,985,924 and will record stock-based compensation expense over the vesting periods.

During the three and nine months ended June 30, 2023, in connection with the accretion of stock-based option expense over the vesting period, the Company recorded stock option expense of $333,248 and $1,482,486, respectively. As of June 30, 2023, there were 1,901,410,519 options outstanding and 1,651,962,645 options vested, subject to the filing of a registration on Form S-8 for the registration of the shares underlying such options. As of June 30, 2023, there was $487,817 of unvested stock-based compensation expense to be recognized through August 2026. The aggregate intrinsic value on June 30, 2023 was $0 and was calculated based on the difference between the quoted share price on June 30, 2023 of $0.0025 and the exercise price of the underlying options.

Stock option activities for the nine months ended June 30, 2023 are summarized as follows:

	Number of Options		Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance Outstanding September 30, 2022	1,901,410,519		$0.0036	9.88	$-
Granted	-		-		-
Balance Outstanding June 30, 2023	1,901,410,519		$0.0036	9.13	$0
Exercisable, June 30, 2023	1,651,962,645	(a)	$0.0036	9.13	$0

Balance Non-vested on September 30, 2022	547,666,344		$0.0036	9.88	$-
Granted	-		-	-	-
Vested during the period	(298,218,470)		0.0036	-	-
Balance Non-vested on June 30, 2023	249,447,874		$0.0036	9.13	$0

(a)	These vested options are only exercisable upon the company filing an S-8 to register the underlying shares.

F-68

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Warrants

Legacy Warrants

On November 1, 2021, the Company issued the First November 2021 Warrants to purchase an aggregate of 54,644,811 shares of common stock. The First November 2021 Warrants are exercisable at any time at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026. The First November 2021 Warrants were valued at $990,048 using the relative fair value method and were recorded as a debt discount which was being amortized over the life of the First November 2021 Notes (see Note 6 and Note 8).

On November 1, 2021, the Company issued the Second November 2021 Warrants to purchase an aggregate of 27,322,406 shares of common stock. The Second November 2021 Warrants are exercisable at any time at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026. The Second November 2021 Warrants were valued at $495,560 using the relative fair value method and were recorded as a debt discount which was being amortized over the life of the Second November 2021 Notes (see Note 6).

On November 1, 2021, the Company issued the Third November 2021 Warrants to purchase an aggregate of 27,322,406 shares of common stock. The Third November 2021 Warrants are exercisable at any time at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026. The Third November 2021 Warrants were valued at $495,560 using the relative fair value method and were recorded as a debt discount which was being amortized over the life of the Third November 2021 Notes (see Note 6).

On January 26, 2022, the Company, upon the approval of the First November 2021 Investor, amended the First November 2021 SPA whereby the Company issued additional cashless-exercisable warrants to purchase 218,579,234 shares of common stock. As a result, the total relative fair value of all warrants in total increased by $34,630, recorded as debt discount, which was being amortized over the life of the First November 2021 Notes (see Note 6). These warrants were exercisable at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026.

On January 26, 2022, the Company, upon the approval of the Second November 2021 Investor, amended the Second November 2021 SPA whereby the Company issued additional cashless-exercisable warrants to purchase 109,289,616 shares of common stock. As a result, the total relative fair value of all warrants in total increased by $22,429, recorded as debt discount, which was being amortized over the life of the Second November 2021 Notes (see Note 6). These warrants were exercisable at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026.

On January 26, 2022, the Company, upon the approval of the Third November 2021 Investor, amended the Third November 2021 SPA whereby the Company issued additional cashless-exercisable warrants to purchase 109,289,616 shares of common stock. As a result, the total relative fair value of all warrants in total increased by $22,429, recorded as debt discount, which was being amortized over the life of the Third November 2021 Notes (see Note 6). These warrants were exercisable at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026.

On January 27, 2022, the Company issued the First January 2022 Warrants to purchase an aggregate of 136,612,022 shares of common stock. The First January 2022 Warrants are exercisable at any time at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026. The First January 2022 Warrants were valued at $472,403 using the relative fair value method and were recorded as a debt discount which was being amortized over the life of the First January 2022 Note (see Note 6).

On January 31, 2022, the Company issued the Second January 2022 Warrants to purchase an aggregate of 136,612,022 shares of common stock. The Second January 2022 Warrants are exercisable at any time at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026. The Second January 2022 Warrants were valued at $469,810 using the relative fair value method and were recorded as a debt discount which was being amortized over the life of the Second January 2022 Note (see Note 6).

On January 31, 2022, the Company issued to two consultants an aggregate of 16,393,443 warrants as a placement fee in connection with the First January 2022 Note and Second January 2022 Note (collectively as “January 2022 Notes”) (see Note 6). These warrants are exercisable at a price equal to $0.00366 per share until November 1, 2024. These warrants were valued at $54,595 using the relative fair value method and were recorded as a debt discount which was being amortized over the life of the January 2022 Note.

On April 5, 2022, the Company issued the First April 2022 Warrants to purchase 4,201,681 shares of common stock. The First April 2022 Warrants are exercisable at any time at a price equal to $0.00476 per share (subject to adjustment) until April 1, 2027. The First April 2022 Warrants were valued at $89,815 using the relative fair value method and were recorded as debt discount which was being amortized over the life of the First April 2022 Note (see Note 6 and Note 8).

During April 2022, the Company issued the Second April 2022 Warrants to purchase an aggregate of 17,857,144 shares of common stock. The Second April 2022 Warrants are exercisable at any time at price equal to $0.00476 per share (subject to adjustment) until April 1, 2027. The Second April 2022 Warrants were valued at $335,593 using the relative fair value method and were recorded as debt discount which was being amortized over the life of the Second April 2022 Notes (see Note 6).

F-69

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

On May 9, 2022, the Company issued the May 2022 Warrants to purchase an aggregate of 42,016,808 shares of common stock. The May 2022 Warrants are exercisable at any time at a price equal to $0.00476 per share (subject to adjustment) until April 1, 2027. The May 2022 Warrants were valued at $178,449 using the relative fair value method and were recorded as debt discount which was being amortized over the life of the May 2022 Notes (see Note 6 and Note 8).

On June 15, 2022, the Company issued the June 2022 Warrants to purchase 2,100,840 shares of common stock. The June 2022 Warrants are exercisable at any time at a price equal to $0.00476 per share (subject to adjustment) until April 1, 2027. The June 2022 Warrants were valued at $5,924 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the June 2022 Note (see Note 6 and Note 8).

On July 1, 2022, the Company issued the July 2022 Warrants to purchase an aggregate of 2,100,840 shares of common stock. The July 2022 Warrants are exercisable at any time at a price equal to $0.00476 per share (subject to adjustment) until April 1, 2027. The July 2022 Warrants were valued at $8,190 using the relative fair value method and were recorded as debt discount which was being amortized over the life of the July 2022 Notes (see Note 6).

On November 29, 2022, in connection with the Securities Exchange Agreements and New Convertible Debt discussed below, the May 2021 Warrants, First November 2021 Warrants, First April 2022 Warrants, May 2022 Warrants, and June 2022 Warrants, aggregating 385,441,138 warrants, were amended to reduce the exercise price to $0.003 per share. Additionally, 63,897,764 warrants issued in connection with Series F preferred stock were amended to reduce the exercise price to $0.003 per share. All other terms of the warrants remained the same. As a result of the November 29, 2022 amendment to the exercise price, the Company calculated the difference between the warrants fair values on November 29, 2022, the date of the amendment, using the then current exercise price ranging from $0.00366 to $0.00476 and the new exercise price of $0.003 and determined that the difference was insignificant. (See Note 6).

On November 29, 2022, in connection with the Securities Exchange Agreements and New Convertible Debentures discussed in Note 6, the Second November 2021 Warrants, Third November 2021 Warrants, January 2022 Warrants, Second January 2022 Warrants, Second April 2022 Warrants, and the July 2022 Warrants, aggregating 566,406,072 warrants, were amended to reduce the exercise price to $0.003 per share. Additionally, 16,393,443 warrants issued to a placement agent in January 2022 were amended to reduce the exercise price to $0.003 per share. In conjunction with the price reduction, the price protection feature for all these warrants was eliminated. All other terms of the warrants remained the same. As a result of the November 29, 2022 amendment to the exercise price, the Company calculated the difference between the warrants fair values on November 29, 2022, the date of the amendment, using the then current exercise price ranging from $0.00366 to $0.00476 and the new exercise price of $0.003 and determined that the difference was insignificant. (See Note 6).

New Warrants

In connection with the Securities Exchange Agreements with related parties for the exchange of the convertible notes and preferred shares for the New Related Party Debentures, as discussed in Note 6, the Company issued an aggregate of 2,564,340,702 warrants. The Warrants are exercisable for five years and six months from the earlier of the maturity date of the New Related Party Debentures and the closing of the Qualified Financing, at an exercise price equal to (i) in the event that a Qualified Offering is consummated prior to the exercise of the Warrant, the Qualified Offering Price, or (ii) in the event that no Qualified Offering has been consummated, the lower of: (A) $0.003 per share and (B) an amount equal to 70% of the average of the VWAP (or 50% of the average of the VWAP if an event of default has occurred and has not been cured) for the Common Stock over the ten Trading Days preceding the date of the delivery of the applicable exercise notice. If there is no effective registration statement covering the resale of the shares underlying the Warrants within 180 days following the closing of the Qualified Offering: (i) exercise may be via cashless exercise, and (ii) 5% additional Warrants will be issued by the Company to the holders for any portion of each month without such effective registration statement, up to a maximum of 25%. The Warrants contain certain price protection provisions providing for adjustment of the amount of securities issuable upon exercise of the Warrants in case of certain future dilutive events or stock-splits and dividends.

In connection with the Securities Exchange Agreements with investors for the exchange of the convertible notes and preferred shares for the New Debentures, as discussed in Note 6, the Company issued an aggregate of 2,269,030,092 warrants to investors. The Warrants are exercisable for five years and six months from the earlier of the maturity date of the New Debentures and the closing of the Qualified Financing, at an exercise price equal to (i) in the event that a Qualified Offering is consummated prior to the exercise of the Warrant, the Qualified Offering Price, or (ii) in the event that no Qualified Offering has been consummated, the lower of: (A) $0.003 per share and (B) an amount equal to 70% of the average of the VWAP (or 50% of the average of the VWAP if an event of default has occurred and has not been cured) for the Common Stock over the ten Trading Days preceding the date of the delivery of the applicable exercise notice. If there is no effective registration statement covering the resale of the shares underlying the Warrants within 180 days following the closing of the Qualified Offering: (i) exercise may be via cashless exercise, and (ii) 5% additional Warrants will be issued by the Company to the holders for any portion of each month without such effective registration statement, up to a maximum of 25%. The Warrants contain certain price protection provisions providing for adjustment of the amount of securities issuable upon exercise of the Warrants in case of certain future dilutive events or stock-splits and dividends.

In connection with the Initial Closing of the private placement, the Company and Gunnar entered into the Placement Agency Agreement, pursuant to which Gunnar agreed to act as the Placement Agent. Pursuant to the terms of the Placement Agency Agreement, Gunner received 124,489,795 warrants. Additionally, the Company issued 16,000,000 warrants to a consultant in connection with the private placement offering.

On January 27, 2023, the Company consummated the second closing (the “Second Closing”) of the Offering pursuant to the terms and conditions of that certain Purchase Agreement, dated as of November 29, 2022 as discussed in Note 6. The Company issued an aggregate of 298,571,429 warrants to investors. The Warrants are exercisable for five years and six months from the earlier of the maturity date of the New Debentures and the closing of the Qualified Financing, at an exercise price equal to (i) in the event that a Qualified Offering is consummated prior to the exercise of the Warrant, the Qualified Offering Price, or (ii) in the event that no Qualified Offering has been consummated, the lower of: (A) $0.003 per share and (B) an amount equal to 70% of the average of the VWAP (or 50% of the average of the VWAP if an event of default has occurred and has not been cured) for the Common Stock over the ten Trading Days preceding the date of the delivery of the applicable exercise notice. If there is no effective registration statement covering the resale of the shares underlying the Warrants within 180 days following the closing of the Qualified Offering: (i) exercise may be via cashless exercise, and (ii) 5% additional Warrants will be issued by the Company to the holders for any portion of each month without such effective registration statement, up to a maximum of 25%. The Warrants contain certain price protection provisions providing for adjustment of the amount of securities issuable upon exercise of the Warrants in case of certain future dilutive events or stock-splits and dividends. In connection with the Second Closing of the private placement, Gunner received 38,775,510 warrants.

F-70

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

On April 22, 2023, the Company consummated the closing of the Offering pursuant to the terms and conditions of that certain Purchase Agreement, dated as of November 29, 2022 as discussed in Note 6. The Company issued 44,314,286 April 2023 Related Party Warrants to the Related Party Purchaser under the same terms as the November 29, 2022 and Second Closing.

Warrants activities for the nine months ended June 30, 2023 is summarized as follows:

		Weighted	Weighted Average Remaining
		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Warrants	Price	(Years)	Value
Balance Outstanding on September 30, 2022	1,888,813,005	$0.003	3.26	$1,140,362

Issued in connection with a New Related Party Convertible Debentures (see Note 6)	2,608,654,988	0.003

Issued in connection with a New Convertible Debentures (see Note 6)	2,567,601,521	0.003
Issued to placement agent and consultant in connection with New Related Party and New Convertible Debentures (see Note 6)	179,265,305	0.003
Balance Outstanding on June 30, 2023	7,244,334,819	$0.00169	5.03	$8,393,613
Exercisable on June 30, 2023	7,244,334,819	$0.00169	5.11	$8,393,613

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

Michael Ruxin, M.D.

On June 5, 2020, the Company and Dr. Michael Ruxin entered into an employment agreement (the “Ruxin Employment Agreement”) for Dr. Ruxin to serve as the Company’s Chief Executive Officer, President and a director.

The Ruxin Employment Agreement provided that Dr. Ruxin will be employed for a five-year term commencing on June 5, 2020.Dr. Ruxin was entitled to receive an annual base salary of $300,000 and was eligible for an annual discretionary bonus of 150% of such base salary. In the Ruxin Employment Agreement, Dr. Ruxin is entitled to, subject to the approval of the Board or a committee thereof, and under the 2022 Plan (i) a one-time grant of 49,047,059 Restricted Stock Units (“RSUs”) and (ii) a one-time grant of options to purchase 420,691,653 shares of common stock, In lieu of 49,047,059 RSU’s, on August 16, 2022, the Company granted 49,047,059 stock options plus the one-time grant of 420,691,653 stock options for an aggregate amount of 469,738,712 stock options with an exercise price of $0.0036 and an expiration date of August 15, 2032 and subject to vesting terms. Ruxin was entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. For the period of May 2021 through November 2021 and from August 15, 2022 to September 30, 2022, Dr. Ruxin deferred 50% of his salary. As of June 30, 2023 and September 30, 2022, the Company had accrued payroll related to Dr. Ruxin’s salary deferment of $200,000 and $112,500, respectively.

The Ruxin Employment Agreement also contains covenants (a) restricting the executive from engaging in any activity competitive with our business during the term of the employment agreement and in the event of termination, for a period of one year thereafter, (b) prohibiting the executive from disclosing confidential information regarding the Company, and (c) soliciting employees, customers and prospective customers during the term of the employment agreement and for a period of one year thereafter.

In July 2023, the Ruxin Employment Agreement was terminated and Dr. Ruxin has transitioned to become the Company’s Chief Medical Officer (See Note 11 -Subsequent Events).

Jeffrey Busch

On June 5, 2020, the Company and Jeffrey Busch entered into an employment agreement (the “Busch Employment Agreement”) for Mr. Busch to serve as the Company’s Chairman of the Company and in such other positions as may be assigned from time to time by the Board of Directors.

The Busch Employment Agreement stipulates that Mr. Busch will be employed for a five-year term commencing on June 5, 2020. The term will be automatically extended for one additional year upon the fifth anniversary of the effective date without any affirmative action, unless either party to the agreement provides at least sixty (60) days’ advance written notice to the other party that the employment period will not be extended. Mr. Busch will be entitled to receive an annual base salary of $60,000 and will be eligible for an annual discretionary bonus. In the Busch Employment Agreement, Mr. Busch is entitled to, subject to the approval of the Board or committee thereof, and under the 2020 Plan (i) a one-time grant of 49,047,059 Restricted Stock (“RSUs”) and (ii) a one-time grant of options to purchase 420,691,653 shares of common stock. In lieu of 49,047,059 RSU’s, on August 16, 2022, the Company granted 49,047,059 stock option plus the one-time grant of 420,691,653 stock options for an aggregate amount of 469,738,712 stock options with an exercise price of $0.0036 and an expiration date of August 15, 2032 and subject to vesting terms. Mr. Busch is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. As of June 30, 2023 and September 30, 2022, the Company had accrued director compensation of $237,500 and $192,500, respectively.

F-71

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Mr. Busch is an “at-will” employee and his employment may be terminated by the Company at any time, with or without cause. In the event Mr. Busch’s employment is terminated by the Company without Cause (as defined in the Busch Employment Agreement), with Good Reason (as defined in the Busch Employment Agreement) or as a result of a non-renewal of the term of employment under the Busch Employment Agreement, Mr. Busch shall be entitled to receive the sum of (I) the Severance Multiple (as defined below), multiplied by his base salary immediately prior to such termination and (II) a pro-rata portion of his bonus for the year in which such termination occurs equal to (a) his bonus for the most recently completed calendar year (if any), multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed from the beginning of such calendar year through the date of termination and the denominator of which is the total number of days in such calendar year. “Severance Multiple” shall mean 3.0; provided, however, that if the date of termination occurs on or at any time during the twelve (12)-month period following a Change in Control, the Severance Multiple shall mean 4.0. In addition, the Company shall accelerate the vesting of any outstanding, unvested equity awards granted to Mr. Busch prior to the date of termination.

The Busch Employment Agreement also contains covenants (a) restricting the executive from engaging in any activity competitive with our business during the term of the employment agreement and in the event of termination, for a period of one year thereafter, (b) prohibiting the executive from disclosing confidential information regarding the Company, and (c) soliciting employees, customers and prospective customers during the term of the employment agreement and for a period of one year thereafter.

Thomas E. Chilcott, III

On September 24, 2020, the Company appointed Thomas E. Chilcott, III, to serve as the Chief Financial Officer. The Company entered into an offer letter with Mr. Chilcott which provides that his base salary will be $225,000 per year. Mr. Chilcott is entitled to participate in all medical and other benefits that the Company has established for its employees. The offer letter also provides that Mr. Chilcott will be granted an option to purchase up to 94,545,096 shares of the Company’s common stock which were granted on August 16, 2022 with an exercise price of $0.0036 and an expiration date of August 15, 2032 and subject to vesting terms.

On December 31, 2021, the Company’s Board approved an increase in the base salary of Thomas E. Chilcott, III, the Company’s Chief Financial Officer, from $225,000 to $300,000 per year. The increase was effective January 1, 2022. The Board also approved two new bonuses for which Mr. Chilcott was eligible: (i) a $37,500 bonus payable upon the Company’s completion of a capital raise of at least $1,000,000; and (ii) a $37,500 bonus payable upon the Company’s completion of a capital raise of at least $2,000,000 in the aggregate. On December 6, 2022, the Board approved a bonus compensation plan pursuant to which Thomas E. Chilcott, III, the Company’s former Chief Financial Officer, was eligible for: (i) a $150,000 bonus payable upon the successful filing of the Company’s report on Form 10-K for the annual period ended September 30, 2022 (the “Annual Report “) on or before December 29, 2022; or (ii) a $100,000 bonus payable upon the successful filing of the Company’s Annual Report on or before January 13, 2023 (collectively, the “Bonus”). During the nine months ended June 30, 2023, an aggregate bonus of $150,000 was paid to Mr. Chilcott. Mr. Chilcott’s employment with the Company was terminated on May 5, 2023.

Faith Zaslavsky

On December 5, 2022, the Company appointed Faith Zaslavsky, age 48, as President and Chief Operating Officer of the Company, effective December 5, 2022 (the “Effective Date”). In connection with her appointment, on December 5, 2022, the Company and Ms. Zaslavsky entered into an offer letter (the “Offer Letter”) which provides that Ms. Zaslavsky’s base salary will be $400,000 per year, and that beginning in calendar year 2023 she will be eligible to receive an annual incentive cash bonus of up to 35% of base salary at the discretion of the Board for the achievement of certain milestones to be agreed upon by Ms. Zaslavsky and the Company within 90 days of the Effective Date. Upon the Company’s creation of a new equity incentive plan or an increase in the number of shares available under the Company’s existing equity incentive plan, Ms. Zaslavsky will be granted 150,000,000 employee stock options vesting at 20% annually, beginning on the Effective Date. The employee stock options will have a strike price equal to the closing price of the Company’s common stock on the day that the Board approves Ms. Zaslavsky’s stock option package. Ms. Zaslavsky is eligible to participate in the benefit plans and programs generally available to the Company’s employees. Ms. Zaslavsky will also be entitled to reimbursement of reasonable business expenses incurred or paid by her in the performance of her duties and responsibilities for the Company, subject to any restrictions set by the Company from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. Ms. Zaslavsky’s employment with the Company is “at-will”, and either party can terminate the employment relationship at any time, for or without cause, with or without notice. The Offer Letter also contains standard restrictive covenants prohibiting Ms. Zaslavsky from engaging in competition with the Company within the United States during her employment and for a period of 24 months following the termination of her employment with the Company.

Andrew Kucharchuk

On May 5, 2023, the Company appointed Andrew Kucharchuk, a member of the Board of Directors of the Company, as its Chief Financial Officer, effective May 8, 2023. Mr. Kucharchuk was previously the Chief Executive Officer and Chief Financial Officer of OncBioMune Pharmaceuticals, Inc., the Company’s predecessor. The Company and Mr. Kucharchuk agreed that Mr. Kucharchuk’s base salary will be $180,000 per year, and he will be eligible to participate in the benefit plans and programs generally available to the Company’s employees. Mr. Kucharchuk will also be entitled to reimbursement of all reasonable business expenses incurred or paid by him in the performance of his duties and responsibilities for the Company, subject to receipt of evidence of such expenses reasonably satisfactory to the Company.

Consulting Agreements

On July 5, 2020, the Company and a consultant entered into a Scientific Advisory Board Service Agreement (“Scientific Advisory Agreement”) which provides for; (i) $2,000 monthly compensation; (ii) 88,786,943 stock options under the 2022 Plan, which were granted on August 16, 2022 with an exercise price of $0.0036 and an expiration date of August 15, 2032 and subject to vesting terms and; (iii) $1,500 per day for any special project requiring more than six hours of advisory service in a single day performed upon a written request from the Company. Either party may terminate the Scientific Advisory Agreement at any time upon ten days’ written notice to the other party unless either party neglects or fails to perform its obligations under the Scientific Advisory Agreement; then the termination notice shall be effective upon receipt of the same.

F-72

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

On July 5, 2020, the Company and a consultant entered into a Pathology Advisory Board Service Agreement (the “Pathology Advisory Agreement”) which provides for; (i) $272 monthly compensation; (ii) 77,972,192 stock options under the 2022 Plan, which were granted on August 16, 2022 with an exercise price of $0.0036 and an expiration date of August 15, 2032 and subject to vesting terms and; (iii) $1,500 per day for any special project requiring more than six hours of advisory service in a single day performed upon a written request from the Company. Either party may terminate the Pathology Advisory Agreement at any time upon ten days’ written notice to the other party unless either party neglects or fails to perform its obligations under the Pathology Advisory Agreement; then the termination notice shall be effective upon receipt of the same.

Effective January 1, 2021, the Company entered into a consulting agreement with Mr. Kucharchuk, a member of the Board of Directors, to serve as a strategic advisor. The agreement was effective for a period of twelve months, commencing on January 1, 2021 and shall be renewed on a month-to-month basis, subject to the right of the Company and Mr. Kucharchuk to terminate the agreement pursuant to the agreement. Pursuant to the agreement, Mr. Kucharchuk shall be paid $2,000 per month. In April 2023, this agreement was terminated. As of June 30, 2023 and September 30, 2022, the Company had an accounts payable – related payable balance of $2,000 and $12,000 related to this consulting agreement, respectively (See Note 8 and above for new employment agreement).

License Agreements

GMU License

In September 2006, the Company entered into an exclusive license agreement with George Mason Intellectual Properties (“GMU License Agreement”), a non-profit corporation formed for the benefit of George Mason University (“GMU”) which: (1) grants an exclusive worldwide license, with the right to grant sublicenses, under the licensed inventions to make, have made, import, use, market, offer for sale and sell products designed, manufactured, used and/or marketed for all fields and for all uses, subject to the exclusions as defined in the GMU License Agreement; (2) grants an exclusive option to license past, existing, or future inventions in the Company’s field, from inventors that are obligated to assign to GMU and who have signed a memorandum of understanding acknowledging that developed intellectual property will be offered, subject to the exclusions as defined in the GMU License Agreement; (3) the license and option granted specifically excludes biomarkers for lung, ovarian, and breast cancers in a diagnostic field of use and GMU inventions developed using materials obtained from third parties under agreements granting rights to inventions made using said materials and; (4) grants right to assign or otherwise transfer the license so long as such assignment or transfer is accompanied by a change of control transaction and GMU is given 14 days’ prior notice. In addition, the Company is required to make an annual payment of $50,000 to GMU as well as pay GMU a quarterly royalty equal to the net revenue multiplied by one and one-half percent (1.5%), due on a quarterly basis or a quarterly sublicense royalty equal to the net revenue multiplied by fifteen percent (15%). Further, the Company has the right of first refusal for all technology associated with RPPA technology from GMU. As of June 30, 2023 and September 30, 2022, the Company has accrued royalty fees of $2,781 and $2,443, respectively, reflected in the accompanying unaudited balance sheet in accrued liabilities.

NIH License Agreement

In March 2018, the Company entered into two license agreements (“NIH License Agreements”) with the National Institutes of Health (“NIH”) which grants the Company an exclusive and a nonexclusive United States license for certain patents. Pursuant to the NIH License Agreements, the Company is required to make an annual payment of $1,000 to the NIH as well as pay the NIH a royalty equal to the net sales multiplied by three percent (3.0%) every June 30th and December 31st. Commencing on January 1st of the year following the year of the first commercial sale, the Company is subject to a non-refundable minimum annual royalty of $5,000. In addition, a sublicense royalty equal to the net revenue multiplied by ten percent (10%) will be payable upon sublicensing. As of June 30, 2023 and September 30, 2022, the Company has accrued royalty fees of $0.

Vanderbilt License Agreement

In March 2023, the Company entered into a license agreement (“Vanderbilt License Agreement”) with the Vanderbilt University (“Vanderbilt”) which grants the Company an exclusive license for certain patents. Pursuant to Vanderbilt License Agreement, the Company is required to make an annual payment of $5,556 to Vanderbilt. Additionally, Vanderbilt is entitled to receive a royalty semi-annually equal to the gross sales based upon tiered structure subject to the level of patent utilization ranging from 0.25% to 2.0%. As of June 30, 2023, the Company has accrued royalty fees of $0.

Lease

In December 2019, the Company entered into a lease agreement for its corporate and laboratory facility in Golden, Colorado. The lease is for a period of 61 months, with an option to extend, commencing in February 2020 and expiring in February 2025 (see Note 7).

On June 10, 2021, the Company entered into an amendment to its existing Warehouse Lease (“Lease Amendment”), effective October 3, 2021, for its laboratory facility in Golden, CO (see Note 7). The Lease Amendment provided for: (i) an extension to the term of the original lease to five years following the completion of the Company’s improvements to the Expansion Premises (defined below); (ii) an expansion of the premises to include the premises located at Unit 404, Building F, 15000 West 6th Avenue, Golden, Colorado 80401, consisting of approximately 4,734 rentable square feet (the “Expansion Premises”); (iii) an annual base rent modification; (iv) an increase to the security deposit; (v) tenant improvement allowance; (vi) additional parking and; (vii) two renewal options, each for five year terms, for a total of ten years.

Pursuant to the Lease Amendment, the Company must pay a total annual base rent of; (1) $115,823 for year one; (2) $119,310 for year two; (3) $122,893 for year three; (4) $126,580 for year four; (5) $130,377 for year five; (6) $135,163 for year six; (7) $139,218 for year seven; (8) $143,394 for year eight; (9) $147,696 for year nine; (10) $152,127 for year ten; (11) $156,331 for year eleven; (12) $161,391 for year twelve; (13) $166,233 for year thirteen; (14) $171,220 for year fourteen and; (15) $176,357 for year fifteen.

Other Contingencies

Pursuant to ASC 450-20 – Loss Contingencies, liabilities for contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. As of June 30, 2023 and September 30, 2022, the Company has recorded a contingent liability of $83,840 and $78,440, respectively, resulting from certain liabilities of Avant prior to the asset sale and recapitalization transaction (see Note 1). The contingent liabilities consisted of two notes payables with a total outstanding principal balance of $40,000 as of June 30, 2023 and September 30, 2022 and accrued interest payable of $43,840 and $38,440 as of June 30, 2023 and September 30, 2022, respectively.

F-73

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

Legal Action

On August 16, 2022, Erika Singleton filed a complaint against the Company in the Eighth Judicial District Court, Clark County, Nevada, Case No. A-22-857038-C. Plaintiff alleges that the Company did not provide her with physical stock certificates for 200,000 shares of common stock Plaintiff purchased for $2,000 in 2017. Based on these and other allegations, Plaintiff asserts claims against the Company for breach of contract, violation of Florida securities law, fraud, and unjust enrichment. The Company filed a motion to dismiss the fraud claim, which the Court granted on April 20, 2023. The Company is currently preparing to file its answer to Plaintiff’s remaining claims.

Agreement and Plan of Merger

On May 23, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IMAC Holdings, Inc., a Delaware corporation (Nasdaq: BACK) (“IMAC”), and IMAC Merger Sub, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of IMAC (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity (the “Surviving Entity”) and a wholly owned subsidiary of IMAC. On May 22, 2023, the board of directors of IMAC, and the Board of Directors of Theralink unanimously approved the Merger Agreement.

At the effective time of the Merger (the “Effective Time”), each share of common stock (“Theralink Common Stock”) and each share of preferred stock of Theralink (together with the Theralink Common Stock, “Theralink Shares”) issued and outstanding immediately prior to the Effective Time will be converted into and will thereafter represent the right to receive a portion of a share of common stock of IMAC, par value $0.001 (the “IMAC Shares”) such that the total number of IMAC Shares issued to the holders of Theralink Shares shall equal 85% of the total number of IMAC Shares outstanding as of the Effective Time (the “Merger Consideration”).

At the Effective Time, each award of stock options (each, a “Theralink Stock Option”), whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time, will be assumed by IMAC and converted into a stock option relating to a number of IMAC Shares equal to the product of: (i) the number of shares of Theralink Common Stock subject to such Theralink Stock Option; and (ii) ratio which results from dividing one share of Theralink Common Stock by the portion of a IMAC Share issuable for such share as finally determined at the Effective Time (the “Exchange Ratio”), at an exercise price per IMAC Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Theralink Common Stock of such Theralink Stock Option by (B) the Exchange Ratio.

Each of IMAC and Theralink has agreed, subject to certain exceptions with respect to unsolicited proposals, not to directly or indirectly solicit competing acquisition proposals or to enter into discussions concerning, or provide confidential information in connection with, any unsolicited alternative acquisition proposals. However, if such party receives an unsolicited, bona fide acquisition proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement and IMAC’s or Theralink’s Board of Directors, or any committee thereof, as applicable, concludes, after consultation with its financial advisors and outside legal counsel, that such unsolicited, bona fide acquisition proposal constitutes, or could reasonably be expected to result in, a superior offer, such party may furnish non-public information regarding it or any of its subsidiaries and engage in discussions and negotiations with such third party in response to such unsolicited, bona fide acquisition proposal; provided that each party provides notice and furnishes any non-public information provided to the maker of the acquisition proposal to each party substantially concurrently with providing such non-public information to the maker of the acquisition proposal.

The completion of the Merger is subject to the satisfaction or waiver of customary closing conditions, including: (i) adoption of the Merger Agreement by holders of a majority of the outstanding Theralink Shares, (ii) approval of the issuance of IMAC Shares in connection with the Merger by a majority of the outstanding IMAC Shares, (iii) absence of any court order or regulatory injunction prohibiting completion of the Merger, (iv) expiration or termination of (a) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (b) any agreement with any governmental entity not to consummate the transactions contemplated by the Merger Agreement, (v) effectiveness of IMAC’s registration statement on Form S-4 to register the IMAC Shares to be issued in the Merger, (vi) subject to specified materiality standards, the accuracy of the representations and warranties of the other party, (vii) the authorization for listing of IMAC Shares to be issued in the Merger on Nasdaq, (viii) compliance by the other party in all material respects with its covenants, and (ix) the completion of satisfactory due diligence by both parties.

IMAC and Theralink have each made customary representations and warranties in the Merger Agreement. The Merger Agreement also contains customary covenants and agreements, including covenants and agreements relating to (i) the conduct of each of IMAC’s and Theralink’s business between the date of the signing of the Merger Agreement and the closing date of the Merger and (ii) the efforts of the parties to cause the Merger to be completed, including actions which may be necessary to cause the expiration or termination of any waiting periods under the HSR Act.

Upon completion of the Merger, it is anticipated that the transaction with be accounted for as a reverse acquisition and recapitalization of the Company.

F-74

THERALINK TECHNOLOGIES, INC.

CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2023

(UNAUDITED)

NOTE 11 – SUBSEQUENT EVENTS

Chief Medical Officer Consulting Agreement

On July 14, 2023, the Company entered into a Chief Medical Officer Consulting Agreement with Dr. Michael Ruxin, the Company’s former Chief Executive Officer, to serve as the Company’s Chief Medical Officer. For compensation for services provided by Dr, Ruxin as a Chief Medical Officer Consultant (a) the Company shall pay Dr, Ruxin compensation equal to $10,000 per month, (b) the Company shall amend the Dr. Ruxin’s existing option award agreement so that upon a “Separation from Service” instead of having 3 months to exercise the options, Dr. Ruxin’s options shall be exercisable until their expiration date and (c) the Company shall issue Dr. Ruxin options to purchase shares of the Company’s common stock in accordance with the Company’s newly planned Equity Incentive Plan, according to the standard amounts awarded to Chief Medical Officers, as well as taking into consideration the past 5 years of service to the company as is planned for current employees, subject to Board approval. This Agreement commenced on July 14, 2023 and will continue for one year and will be brought to the Board of Directors annually for renewal approval based on prior year performance metrics and then for subsequent one-year periods if not terminated 60 days prior to renewal.

Note Payable

On July 28, 2023, the Company issued a Promissory Note Agreement with IMAC Holdings, Inc. (“IMAC”) for a principal amount of $439,590. The Company received proceeds of $439,590. The note bears an annual interest rate of 6%, matures on July 28, 2024 and can be prepaid in whole or in part without penalty.

The IMAC Convertible Secured Note

On August 16, 2023, the Company and IMAC entered into a Convertible Secured Promissory Note (the “IMAC Note”) pursuant to which IMAC has loaned to the Company $2,560,500. The proceeds of the IMAC Note will be used by the Company for working capital and general corporate purposes.

The IMAC Note will mature on August 16, 2024 and bears interest at 6% per annum payable quarterly, in cash, or, at the option of the holder, may accrue until conversion or maturity. The IMAC Note is convertible into shares of the Company’s common stock at any time after the issuance date at the conversion price equal to $0.00313 per share (the “Conversion Price”). All amounts outstanding under the IMAC Note subject shall automatically convert into shares of the Company’s common stock upon and immediately prior to the consummation of the Merger and shall be subject to the terms of the Merger Agreement. Upon maturity, in lieu of payment or as partial payment, the Company may elect to convert some or all of the outstanding amounts under the IMAC Note into shares of common stock at the Conversion Price.

Amended and Restated Security Agreement

Previously, on November 29, 2022, January 27, 2023 and April 11, 2023, the Company issued an aggregate of $17,961,798 of 10% Original Issue Discount Senior Secured Convertible Debentures that are secured by a first priority lien on all of the assets of the Company pursuant to that certain Security Agreement, dated November 29, 2022 (the “Original Security Agreement”) by and among the Company, the holders of the Debentures and the Collateral Agent. In connection with the issuance of the IMAC Note, the Company, Collateral Agent and the holders of a majority of the outstanding Debentures agreed to amend and restate the Original Security Agreement to include the IMAC Note, pursuant to the Amended and Restated Security Agreement dated as of August 16, 2023 by and between the Company, IMAC and the Collateral Agent.

F-75

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of:

Theralink Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Theralink Technologies, Inc. and Subsidiaries (the “Company”) as of September 30, 2022 and 2021, the consolidated related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended September 30, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2022 and 2021, and the consolidated results of its operations and its cash flows for each of the two years in the period ended September 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a net loss of $12,741,962 and net cash used in operating activities of $5,389,695 for the fiscal year ended September 30, 2022. Additionally, the Company had an accumulated deficit, stockholders’ deficit and working capital of $62,807,817, $6,801,055 and $2,808,736 respectively, at September 30, 2022. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

F-76

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Stock Options

As described in Footnote 2 “Stock-Based Compensation” and Footnote 10 “Stockholders’ Deficit” to the consolidated financial statements, the Company recorded stock options expense during 2022 resulting from a grant in August 2022 of a large quantity of stock options to issue common stock to employees and consultants. The grant resulted in a total stock options value of $7,985,924 with $6,015,622 recognized in 2022 and $1,970,302 to be potentially recognized in the future.

We identified the valuation the stock options as a critical audit matter. Auditing management’s valuation of stock options involved a high degree of subjectivity.

The primary procedures we performed to address these critical audit matters included (a) reviewed management’s process for valuing the stock options, (b) determined whether the valuation method management selected was reasonable by comparing it to generally accepted methodologies for valuing stock options, (c) tested management’s valuation of the stock options by testing assumptions and data used in the valuation model including the expected term, volatility and interest rate, and (d) recomputed the stock options valuations. We agreed with management’s final conclusions with regard to the stock options valuations and believe such valuations are fairly stated.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2020.

Boca Raton, Florida

December 29, 2022

F-77

THERALINK TECHNOLOGIES, INC.

BALANCE SHEETS

	September 30,	September 30,
	2022	2021

ASSETS
CURRENT ASSETS:
Cash	$393,460	$314,151
Accounts receivable, net	32,125	-
Other receivable (related party $0 in 2022 and $21,711 in 2021)	-	23,044
Prepaid expenses and other current assets	217,699	219,496
Marketable securities	3,700	11,000
Laboratory supplies	-	71,062

Total Current Assets	646,984	638,753

OTHER ASSETS:
Property and equipment, net	686,127	698,927
Finance right-of-use assets, net	64,954	111,323
Operating right-of-use asset, net	1,154,861	168,664
Deferred offering costs	27,270	-
Security deposits	18,715	20,909

Total Assets	$2,598,911	$1,638,576

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$730,923	$1,018,797
Accounts payable - related parties	16,223	3,714
Accrued liabilities	268,021	71,077
Accrued liabilities - related parties	76,927	18,000
Accrued compensation	383,295	186,177
Accrued director compensation	192,500	132,500
Contract liabilities	156,550	135,150
Convertible notes - related parties, net of discount	1,000,000	-
Notes payable - related parties	350,000	100,000
Notes payable - current	1,000	1,000
Financing lease liability - current	53,995	47,730
Operating lease liability - current	25,551	42,411
Insurance payable	122,295	118,294
Subscriptions payable	-	1,350,000
Contingent liabilities	78,440	71,240

Total Current Liabilities	3,455,720	3,296,090

LONG-TERM LIABILITIES:
Financing lease liability	34,390	88,385
Operating lease liability	1,157,761	134,482
Convertible notes - related parties net of discount, net of current portion	1,305,814	64,981
Convertible notes, net of discount	446,281	-

Total Liabilities	6,399,966	3,583,938

Commitments and Contingencies (Note 11)

Series E preferred stock; $0.0001 par value; 2,000 shares designated; 1,000 issued and outstanding at September 30, 2022 and 2021; liquidation value of $2,040,329 and $2,013,151 at September 30, 2022 and 2021, respectively	2,000,000	2,000,000

Series F preferred stock; $0.0001 par value; 2,000 shares designated; 500 and nil issued and outstanding at September 30, 2022 and 2021; liquidation value of $1,020,164 and $1,006,728 at September 30, 2022 and 2021, respectively	1,000,000	1,000,000

STOCKHOLDERS’ DEFICIT:
Preferred stock: $0.0001 par value; 26,667 authorized;
Series A Preferred stock: $0.0001 par value; 1,333 shares designated; 667 issued and outstanding at September 30, 2022 and 2021	-	-
Series C-1 Preferred stock: $0.0001 par value; 3,000 shares designated; 1,043 and 2,966 issued and outstanding at September 30, 2022 and 2021, respectively	-	-
Series C-2 Preferred stock: $0.0001 par value; 6,000 shares designated; 3,037 and 4,917 issued and outstanding at September 30, 2022 and 2021, respectively	-	-
Series D-1 Preferred stock: $0.0001 par value; 1,000 shares designated; nil issued and outstanding at September 30, 2022 and 2021	-
		-
Series D-2 Preferred stock: $0.0001 par value; 4,360 shares designated; nil issued and outstanding at September 30, 2022 and 2021	-	-
Common stock: $0.0001 par value, 100,000,000,000 shares authorized; 6,151,499,919 and 5,124,164,690 issued and outstanding at September 30, 2022 and 2021, respectively	615,150	512,416
Additional paid-in capital	55,391,612	44,368,077
Accumulated deficit	(62,807,817)	(49,825,855)

Total Stockholders’ Deficit	(6,801,055)	(4,945,362)

Total Liabilities and Stockholders’ Deficit	$2,598,911	$1,638,576

See accompanying notes to financial statements.

F-78

THERALINK TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended
	September 30,
	2022	2021

REVENUES, NET	$567,905	$505,604

COST OF REVENUE	224,886	117,456

GROSS PROFIT	343,019	388,148

OPERATING EXPENSES:
Professional fees	2,311,098	903,932
Compensation expense	7,373,037	2,259,273
Licensing fees	138,440	131,469
General and administrative expenses	2,160,450	2,659,453

Total Operating Expenses	11,983,025	5,954,127

LOSS FROM OPERATIONS	(11,640,006)	(5,565,979)

OTHER INCOME (EXPENSE):
Interest expense, net	(1,094,656)	(121,094)
Gain on debt extinguishment, net	-	227,294
Unrealized loss on marketable securities	(7,300)	(100)
Unrealized loss on exchange rate	-	(22,686)
Gain on disposal of subsidiary	-	1,000
Gain on dissolution of subsidiary	-	9,916

Total Other Income (Loss), net	(1,101,956)	94,330

NET LOSS	(12,741,962)	(5,471,649)

Series E preferred stock dividend and deemed dividend	(160,000)	(159,890)
Series F preferred stock dividend and deemed dividend	(80,000)	(1,006,728)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(12,981,962)	$(6,638,267)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic and Diluted	$(0.00)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	5,881,207,480	5,369,618,049

See accompanying notes to financial statements.

F-79

THERALINK TECHNOLOGIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED SEPTEMBER 30, 2022 AND 2021

	Preferred Stock				Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Series A # of Shares	Series C-1 # of Shares	Series C-2 # of Shares	Amount	# of Shares	Amount	Capital	Deficit	Deficit

Balance at September 30, 2020	667	2,966	4,917	$-	5,124,164,690	$512,416	$42,367,577	$(43,187,588)	$(307,595)

Adjustment related to Series A preferred prior period redemption payment	-	-	-	-	-	-	500	-	500

Beneficial conversion feature related to a convertible note - related party recorded as debt discount	-	-	-	-	-	-	15,800	-	15,800

Relative fair value of warrant issued in connection with a convertible note - related party recorded as debt discount	-	-	-	-	-	-	984,200	-	984,200

Series E preferred stock dividend	-	-	-	-	-	-	-	(159,890)	(159,890)

Series F preferred stock dividend	-	-	-	-	-	-	-	(6,728)	(6,728)

Beneficial conversion feature related to issuance of Series F preferred stock	-	-	-	-	-	-	42,808	(42,808)	-

Relative fair value of warrant issued in connection with the sale Series F preferred stock	-	-	-	-	-	-	957,192	(957,192)	-

Net loss	-	-	-	-	-	-	-	(5,471,649)	(5,471,649)

Balance at September 30, 2021	667	2,966	4,917	-	5,124,164,690	512,416	44,368,077	(49,825,855)	(4,945,362)

Relative fair value of warrant issued in connection with convertible notes - related party recorded as debt discount	-	-	-	-	-	-	1,266,471	-	1,266,471

Relative fair value of warrant issued in connection with convertible notes recorded as debt discount	-	-	-	-	-	-	2,330,458	-	2,330,458

Issuance of common stock in connection with conversion of Series C-1 preferred stock	-	(1,923)	-	-	288,637,529	28,864	(28,864)	-	-

Issuance of common stock in connection with conversion of Series C-2 preferred stock	-	-	(1,880)	-	280,475,491	28,048	(28,048)	-	-

Issuance of common stock in connection with settlement of accounts payable	-	-	-	-	26,913,738	2,691	81,549	-	84,240

Issuance of common stock in connection with subscriptions payable	-	-	-	-	431,309,907	43,131	1,306,869	-	1,350,000

Relative fair value of additional warrants issued in connection with modification of convertible notes - related party recorded as debt discount	-	-	-	-	-	-	34,620	-	34,620

Relative fair value of additional warrants issued in connection with modification of convertible notes recorded as debt discount	-	-	-	-	-	-	44,858	-	44,858

Series E preferred stock dividend	-	-	-	-	-	-	-	(160,000)	(160,000)

Series F preferred stock dividend	-	-	-	-	-	-	-	(80,000)	(80,000)

Accretion of stock-option expense	-	-	-	-	-	-	6,015,622	-	6,015,622

Correction for rounding error	-	-	-	-	(1,436)	-	-	-	-

Net loss	-	-	-	-	-	-	-	(12,741,962)	(12,741,962)

Balance at September 30, 2022	667	1,043	3,037	$-	6,151,499,919	$615,150	$55,391,612	$(62,807,817)	$(6,801,055)

See accompanying notes to financial statements.

F-80

THERALINK TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,741,962)	$(5,471,649)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation on property and equipment and finance ROU assets	190,780	185,730
Non-cash lease cost	28,451	1,596
Accretion of stock option expense	6,015,622	-
Amortization of debt discount	738,521	64,981
Bad debt	39,426	-
Gain on debt extinguishment	-	(227,294)
Unrealized loss on exchange rate	-	22,686
Unrealized loss on marketable securities	7,300	100
Gain on dissolution of subsidiary	-	(9,916)
Gain on disposal of subsidiary	-	(1,000)
Gain on modification of operating lease	(8,229)	-
Change in operating assets and liabilities:
Accounts receivable	(35,957)	-
Prepaid expenses and other current assets	(8,559)	(37,732)
Laboratory supplies	71,062	273
Accounts payable	(191,125)	415,190
Accrued liabilities and other liabilities	483,575	140,955
Contract liabilities	21,400	135,150

NET CASH USED IN OPERATING ACTIVITIES	(5,389,695)	(4,780,930)

CASH FLOWS FROM INVESTING ACTIVITIES:
Adjustment related to Series A preferred prior period redemption payment	-	500
Proceeds from disposal of a subsidiary	-	1,000
Purchase of property and equipment	(131,611)	(135,702)

NET CASH USED IN INVESTING ACTIVITIES	(131,611)	(134,202)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of preferred stock	-	1,000,000
Proceeds from sale of common stock	-	1,350,000
Proceeds from convertible debt - related party	3,150,000	1,000,000
Proceeds from convertible debt	2,475,000	-
Proceeds of notes payable - related party	400,000	100,000
Repayment of notes payable - related party	(150,000)	-
Repayment of financed lease	(47,730)	-
Deferred offering costs	(27,270)	-
Payments for preferred stock dividends	(199,385)	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	5,600,615	3,450,000

NET CHANGE IN CASH	79,309	(1,465,132)

CASH, beginning of the year	314,151	1,779,283

CASH, end of the year	$393,460	$314,151

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$117,301	$-
Income taxes	$-	$-

Non-cash investing and financing activities:
Series E preferred stock dividend	$160,000	$159,890
Series F preferred stock dividend	$80,000	$6,728
Initial amount of operating ROU asset and related liability	$1,212,708	$-
Relative fair value of warrant issued in connection with convertible notes - related party recorded as debt discount	$1,266,471	$984,200
Relative fair value of warrant issued in connection with convertible notes recorded as debt discount	$2,330,458	$-
Relative fair value of additional warrants issued in connection with modification of convertible notes - related party recorded as debt discount	$34,620	$15,800
Relative fair value of additional warrants issued in connection with modification of convertible notes recorded as debt discount	$44,858	$-
Beneficial conversion feature related to a convertible note - related party recorded as debt discount	$-	$-
Beneficial conversion feature related to issuance of Series F preferred stock	$-	$42,808
Relative fair value of warrant issued in connection with the sale Series F preferred stock	$-	$957,192

See accompanying notes to financial statements.

F-81

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

Theralink Technologies, Inc., formerly OncBioMune Pharmaceuticals, Inc. (the “Company”), was a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a proprietary vaccine technology. On June 5, 2020, the Company acquired the assets (the “Asset Sale Transaction”) of Avant Diagnostics, Inc., a Nevada corporation established in 2009 (“Avant”) pursuant to the Asset Purchase Agreement dated May 12, 2020, between the Company and Avant (the “Asset Purchase Agreement”). Avant is a commercial-stage precision medicine and molecular data-generating company that focuses on the development and commercialization of a series of patented, proprietary data-generating assays that may provide important actionable information for physicians and patients, as well as biopharmaceutical companies, in the area of oncology.

Pursuant to the Asset Purchase Agreement, the Company acquired substantially all of the assets of Avant and assumed certain of its liabilities. Upon the terms and subject to the conditions of the Asset Purchase Agreement, Avant sold to the Company, all of Avant’s title and interest in all the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether existing or hereafter acquired, except for the specific excluded assets, which relate to, or are used or held for use in connection with, Avant’s business. The Company also hired Avant’s employees upon consummation of the Asset Sale Transaction. As consideration for the Asset Sale Transaction, the Company issued to Avant 1,000 shares of a newly created Series D-1 Preferred Stock which held 54.55% of all voting rights on an as-converted basis with the common stock. Upon the effectiveness of an increase of the Company’s authorized shares of common stock from 6,666,667 shares to 12,000,000,000 shares, all such shares of Series D-1 Preferred Stock issued to Avant automatically converted into 5,081,549,184 shares of the Company’s common stock. Avant possessed majority voting control of the Company immediately following the Asset Sale Transaction and controlled the Company’s Board of Directors after the termination of the ten-day waiting period required by Rule 14f-1 under the Exchange Act. Accordingly, the Asset Sale Transaction was accounted for, in substance, as an asset acquisition of the Company’s net asset by Avant and a recapitalization of Avant. Avant is considered the historical registrant and the historical operations presented are those of Avant since Avant obtained 54.55% majority voting control of the Company. All share and per share data in the accompanying financial statements and footnotes has been retrospectively adjusted for the recapitalization.

On July 11, 2021, the Company’s wholly-owned subsidiary, OncBioMune, LLC, was administratively dissolved by the Louisiana Secretary of State for failing to meet its filing requirements and pay the associated fees (see Note 3).

In connection with the Asset Sale Transaction, the Company entered into an Exchange Agreement, effective June 5, 2020, by and among OncBioMune Pharmaceuticals, Inc. and the investors named therein, whereby the Company agreed to exchange certain convertible promissory notes and warrants outstanding for shares of Series C-1 Convertible Preferred Stock of the Company and options to purchase shares of the Company’s wholly-owned subsidiary, OncBioMune Sub Inc. OncBioMune Sub Inc. holds the patents used in the prior business of OncBioMune Pharmaceuticals, Inc. In July 2021, certain of those investors exercised their options to purchase the shares of OncBioMune Sub Inc. On July 26, 2021, the Company transferred all 10,000 shares of OncBioMune Sub Inc. held by the Company to the various investors for gross proceeds of $1,000 (see Note 3).

On February 25, 2022, FINRA recognized the Company’s name change to Theralink Technologies, Inc. and the related ticker symbol change from “OBMP” to “THER” went into effect.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America which present the consolidated financial statements of the Company and its wholly-owned, inactive subsidiaries, OncBioMune, LLC. (through dissolution date of July 11, 2021) and OncBioMune Sub, Inc. (through sale date of July 26, 2021). All intercompany accounts and transactions have been eliminated in consolidation.

Going Concern

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, the Company had net loss and net cash used in operations of $12,741,962 and $5,389,695, respectively, for the year ended September 30, 2022. Additionally, the Company had an accumulated deficit, stockholders’ deficit and working capital deficit of $62,807,817, $6,801,055 and $2,808,736 on September 30, 2022. Management believes that these matters raise substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance date of this report.

F-82

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

The Company cannot provide assurance that it will ultimately achieve profitable operations or become cash flow positive or raise additional debt or equity capital. Additionally, the current capital resources are not adequate to continue operating and maintaining the business strategy for a period of twelve months from the issuance date of this report. The Company will seek to raise capital through additional debt and equity financings to fund its operations in the future.

Although the Company has historically raised capital from sales of equity and the issuance of promissory notes convertible notes and convertible debentures, there is no assurance that it will be able to continue to do so. If the Company is unable to raise additional capital or secure additional lending in the near future, management expects that the Company will need to curtail or cease operations. These financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, assumptions, and estimates that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Management bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes are reasonable under the circumstances, to determine the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates during the years ended September 30, 2022 and 2021 include, but are not necessarily limited to, estimates of contingent liabilities, valuation of marketable securities, useful life of property and equipment, valuation of right-of-use (“ROU”) assets and lease liabilities, assumptions used in assessing impairment of long-lived assets, allowances for accounts receivable, estimates of current and deferred income taxes and deferred tax valuation allowances and the fair value of non-cash equity transactions.

Fair Value of Financial Instruments and Fair Value Measurements

FASB ASC 820 - Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to the Company on September 30, 2022 and 2021. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on the disposition of the financial instruments. FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2—Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3—Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company’s investment policy is to preserve principal and maintain liquidity. The Company periodically monitors its positions with, and the credit quality of, the financial institutions with which it invests.

F-83

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

Prepaid Assets

Prepaid assets are carried at amortized cost. Significant prepaid assets as of September 30, 2022 and 2021 include, but are not necessarily limited to, prepaid insurance, prepaid consulting fees, prepaid equipment maintenance fees and retainers for professional services.

Laboratory Supplies

Laboratory supplies are normally consumed within a year from purchase and any unused laboratory supplies are classified as current assets and reflected in the accompanying balance sheets as laboratory supplies.

Property and Equipment

Fixed assets are stated at cost and depreciated using the straight-line method over their estimated useful lives, which range from three to five years. Leasehold improvements are depreciated over the shorter of their useful life or the lease term including scheduled renewal terms. Maintenance and repairs are charged to expense as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Impairment of Long-Lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation –Stock Compensation”, which requires recognition in the financial statements of the cost of employee, director, and non-employee services received in exchange for an award of equity instruments over the period the employee, director, or non-employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee, director, and non-employee services received in exchange for an award based on the grant-date fair value of the award. The Company has elected to recognize forfeitures as they occur as permitted under the FASB’s Accounting Standards Update (“ASU”) 2016-09 Improvements to Employee Share-Based Payment.

Revenue Recognition and Contract Assets and Liabilities

In accordance with ASU Topic 606 - Revenue from Contracts with Customers, the Company recognizes revenue in accordance with that core principle by applying the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company provides research and development support to biopharmaceutical companies to assist their drug development programs. In January 2021, the Company began performing tumor profiling to support clinical patient therapeutic intervention. The services provided by the Company are performance obligations under services contracts. These contracts are completed over time and may lead to deferred revenue for services not completed at the end of a period which is reflected as contract liabilities on the accompanying balance sheet. The Company may include, in accounts receivable, amounts billed to customers in advance of services being initiated or completed. If the Company has a right to such consideration that is unconditional such as for contractually allowed billings under non-cancellable contracts, such amounts billed in advance would be offset by a contract liability. Management reviews the completion status of all jobs monthly to determine the appropriate amount of revenue to recognize. The Company offers these services to biopharmaceutical companies and to private individuals. The Company uses various output methods to recognize revenues. The revenue recognized from services provided to private individuals during the years ended September 30, 2022 and 2021 were minimal and therefore was not disaggregated for disclosure purposes.

F-84

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

Contract Liabilities

Contract liabilities are cash deposits received from customers and advance billing included in accounts receivable on uncompleted contracts for which revenues have not been recognized as of the balance sheet date.

Contract liabilities as of September 30, 2022 and 2021 are as follows:

	September 30, 2022	September 30, 2021
Contract liabilities beginning balance	$135,150	$—
Billings and cash receipts on uncompleted contracts	325,048	281,012
Less: revenues recognized during the period	(303,648)	(145,862)
Total contract liabilities	$156,550	$135,150

During the year ended September 30, 2022, the Company recognized $303,648 of the contract liabilities into revenue, of which $54,600 was related to the uncompleted contracts from the prior period.

Cost of Revenue

The cost of revenue consists of the cost of labor, supplies and materials.

Accounts Receivable and Allowance for Doubtful Accounts

Trade receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis and does not bear interest. Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition.

Any charges to the allowance for doubtful accounts on accounts receivable are charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and the current status of accounts receivable. Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired.

Research and Development

The Company joined and made an investment in an investigator-initiated study during the year ended September 30, 2022. As part of that investment, the Company obtained rights/access to various retrospective biobank clinical samples for research and product development purposes. In addition, the Company received active patient clinical samples in the following disease sites: ovarian, endometrial, and head & neck cancers. These samples were tested to provide RUO (Research Use Only) results reports for research and product validation efforts. The transaction term is for 5-years, starting in January 2022. As of September 30, 2022 and 2021, the Company had spent $150,000 and $0 on this research and development project, which is included in general and administrative expenses on the accompanying statements of operations.

Concentrations

Concentration of Credit Risk

The Company maintains its cash in banks and financial institutions that at times may exceed the federally insured limit of $250,000. As of September 30, 2022 and 2021, the cash balances were in excess of the FDIC insured limit by $186,466 and $68,122, respectively. The Company has not experienced any losses in such accounts through June 30, 2022.

Concentration of Revenues

For the year ended September 30, 2022, the Company generated total revenue of $567,905 of which 21%, 15%, 14% and 10% were from four of the Company’s customers. For the year ended September 30, 2021, the Company generated total revenue of $505,604 of which 31%, 12%, 12% and 11% were from four of the Company’s customers.

F-85

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

Concentration of Accounts Receivable

As of September 30, 2022, the Company had net accounts receivable of $32,125 of which 59% and 41% were from two of the Company’s customers, respectively. As of September 30, 2021, the Company did not have any accounts receivable.

Concentration of Contract Liabilities

As of September 30, 2022, the Company had deferred revenue reflected as contract liabilities of $156,550 of which 65% and 24% were from two of the Company’s customers. As of September 30, 2021, the Company had deferred revenue reflected as contract liabilities of $135,150 of which 56%, 24% and 16% were from three of the Company’s customers.

Concentration of Vendors

Generally, the Company relies on one vendor to perform the Company’s patient reporting and contract research (formerly called sample analysis) which is an integral part of the Company’s operation and revenue stream. Any disruption in this service could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company discontinued using this vendor in June 2022 as the patient reporting function has been moved in-house.

During the years ended September 30, 2022 and 2021, the Company incurred $272,904 and $860,954, respectively, or 100%, of its patient reporting and contract research (formerly called sample analysis) expense from one vendor.

Basic and Diluted Loss Per Share

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for the periods presented. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares consist of common stock issuable for stock options and warrants (using the treasury stock method), convertible notes, conversion of preferred stock, and common stock issuable. These common stock equivalents may be dilutive in the future. The following potentially dilutive equity securities outstanding as of September 30, 2022 and 2021 were not included in the computation of dilutive loss per common share because the effect would have been anti-dilutive:

	September 30,
	2022	2021
Stock warrants	1,888,813,005	984,470,116
Stock options	1,901,410,519	-
Series C-1 preferred stock	156,626,175	445,301,289
Series C-2 preferred stock	453,067,129	733,542,619
Series E preferred stock	638,977,636	638,977,636
Series F preferred stock	319,488,818	319,488,818
Convertible notes	1,813,880,837	319,488,711
	7,172,264,119	3,441,269,189

Income Taxes

The Company accounts for income tax using the liability method prescribed by ASC 740 - Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of September 30, 2022 and 2021, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company recognizes interest and penalties related to uncertain income tax positions in other expense. However, no such interest and penalties were recorded as of September 30, 2022 and 2021.

F-86

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Leases

The Company accounts for its leases using the method prescribed by ASC 842 – Lease Accounting. The Company assess whether the contract is, or contains, a lease at the inception of a contract which is based on (i) whether the contract involves the use of a distinct identified asset, (ii) whether the Company obtains the right to substantially all the economic benefit from the use of the asset throughout the period, and (iii) whether the Company has the right to direct the use of the asset. The Company allocates the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. The Company has elected not to recognize right-of-use (“ROU”) assets and lease liabilities for short-term leases that have a term of 12 months or less.

Operating and financing lease ROU assets represents the right to use the leased asset for the lease term. Operating and financing lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the statements of operations.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”) to simplify the accounting for convertible instruments by removing certain separation models in Subtopic 470- 20, Debt with Conversion and Other Options, for convertible instruments. Under the amendments in ASU 2020-06, the embedded conversion features no longer are separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital. Consequently, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and a convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no other features require bifurcation and recognition as derivatives. By removing those separation models, the interest rate of convertible debt instruments typically will be closer to the coupon interest rate when applying the guidance in Topic 835, Interest. The amendments in ASU 2020-06 provide financial statement users with a simpler and more consistent starting point to perform analyses across entities. The amendments also improve the operability of the guidance and reduce, to a large extent, the complexities in the accounting for convertible instruments and the difficulties with the interpretation and application of the relevant guidance. To further improve the decision usefulness and relevance of the information being provided to users of financial statements, amendments in ASU 2020-06 increased information transparency by making the following amendments to the disclosure for convertible instruments:

1.	Added a disclosure objective
2.	Added information about events or conditions that occur during the reporting period that cause conversion contingencies to be met or conversion terms to be significantly changed
3.	Added information on which party controls the conversion rights
4.	Aligned disclosure requirements for contingently convertible instruments with disclosure requirements for other convertible instruments
5.	Required that existing fair value disclosures in Topic 825, Financial Instruments, be provided at the individual convertible instrument level rather than in the aggregate.

Additionally, for convertible debt instruments with substantial premiums accounted for as paid-in capital, amendments in ASU 2020-06 added disclosures about (1) the fair value amount and the level of fair value hierarchy of the entire instrument for public business entities and (2) the premium amount recorded as paid-in capital.

F-87

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

The amendments in ASU 2020-06 are effective for public business entities, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Entities should adopt the guidance as of the beginning of its annual fiscal year and are allowed to adopt the guidance through either a modified retrospective method of transition or a fully retrospective method of transition. In applying the modified retrospective method, entities should apply the guidance to transactions outstanding as of the beginning of the fiscal year in which the amendments are adopted. Transactions that were settled (or expired) during prior reporting periods are unaffected. The cumulative effect of the change should be recognized as an adjustment to the opening balance of retained earnings at the date of adoption. If an entity elects the fully retrospective method of transition, the cumulative effect of the change should be recognized as an adjustment to the opening balance of retained earnings in the first comparative period presented. The Company early adopted ASU 2020-06 and its adoption did not have any material impact on the Company’s financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The new ASU addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. This amendment is effective for all entities, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company early adopted ASU 2020-06 and its adoption did not have any material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the Company’s financial statements.

NOTE 3 – DISPOSAL OF SUBSIDIARIES

Administrative Dissolution of OncBioMune, LLC

On July 11, 2021, the Company’s wholly-owned subsidiary OncBioMune, LLC was administratively dissolved by the Louisiana Secretary of State for failing to meet its filing requirements and pay the associated fees (see Note 1). The Company deconsolidated OncBioMune, LLC on July 11, 2021 and recognized a gain of $9,916 which was recorded in the statement of operations as a gain on the dissolution of a subsidiary.

Exercise of Options to Purchase Shares of OncBioMune Sub Inc.

In connection with the Asset Sale Transaction, the Company entered into an Exchange Agreement, effective June 5, 2020, by and among OncBioMune Pharmaceuticals, Inc. and the investors named therein, whereby the Company agreed to exchange certain convertible promissory notes and warrants outstanding for shares of Series C-1 Convertible Preferred Stock of the Company and the option to purchase shares of the Company’s wholly-owned subsidiary, OncBioMune Sub Inc. OncBioMune Sub Inc. holds the patents used in the prior business of OncBioMune Pharmaceuticals, Inc. In July 2021, certain of those investors exercised their options to purchase the shares of OncBioMune Sub Inc. On July 26, 2021, the Company transferred all 10,000 shares of OncBioMune Sub Inc. held by the Company to the various investors for aggregate proceeds of $1,000. The proceeds were recorded in the statement of operations as a gain on the disposal of a subsidiary (see Note 1).

NOTE 4 – MARKETABLE SECURITIES

During the fiscal year ended 2017, the Company acquired 1,000,000 shares of common stock of Amarantus BioScience Holdings, Inc. (“AMBS”) with a fair value of $40,980. The AMBS common stock is recorded as marketable securities in the accompanying balance sheets. Its fair value is adjusted every reporting period and the change in fair value is recorded in the statements of operations as unrealized gain or (loss) on marketable securities. During the years ended September 30, 2022 and 2021, the Company recorded $7,300 and $100 of unrealized loss on marketable securities, respectively. As of September 30, 2022 and 2021, the fair value of these shares was $3,700 and $11,000, respectively.

NOTE 5 – ACCOUNTS RECEIVABLE

On September 30, 2022 and 2021, accounts receivable consisted of the following:

	September 30, 2022	September 30, 2021
Accounts receivable	$35,957	$-
Less: allowance for doubtful accounts	(3,832)	-
Accounts receivable, net	$32,125	$-

For the years ended September 30, 2022 and 2021, bad debt expense amounted to $39,426 and $0, respectively.

F-88

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Once placed in service, they are depreciated on the straight-line method over their estimated useful lives. Leasehold improvements are accreted over the shorter of the estimated economic life or related lease terms. Property and equipment consist of the following:

	Estimated Useful Life in Years	September 30, 2022	September 30, 2021

Laboratory equipment	5	$597,059	$470,159
Furniture	5	24,567	24,567
Leasehold improvements	5	353,826	349,115
Computer equipment	3	68,490	68,490
		1,043,942	912,331
Less accumulated depreciation		(357,815)	(213,404)
Property and equipment, net		$686,127	$698,927

For the years ended September 30, 2022 and 2021, depreciation expense related to property and equipment amounted to $144,411 and $139,362, respectively.

Leased equipment was not included in the table above as it was accounted for in accordance with ASU 842 – Leases. These leases are discussed in Note 8 under financing lease right-of-use (“ROU”) assets and financing lease liabilities.

NOTE 7 – DEBT

On September 30, 2022 and 2021, the convertible notes payable consisted of the following:

	September 30, 2022	September 30, 2021
Principal amount	$2,475,000	$—
Less: debt discount	(2,028,719)	—
Convertible notes payable, net	$446,281	$—

Principal amount – related parties	$4,150,000	$1,000,000
Less: debt discount – related parties	(1,844,186)	(935,019)
Convertible notes payable - related parties, net	2,305,814	64,981
Less: current portion	(1,000,000)	-
Convertible notes payable - related parties, net – long-term	$1,305,814	$64,981

Total convertible notes payable, net	$2,752,095	$64,981

Convertible Debt – Related Parties

On May 12, 2021, the Company entered into a Securities Purchase Agreement (“May 2021 SPA”) with a related party, who is an affiliate stockholder (“May 2021 Investor”) to purchase a convertible note (“May 2021 Note”) and accompanying 63,897,764 warrants (“May 2021 Warrants”) for an aggregate investment amount of $1,000,000 (see Note 10). The May 2021 Note has a principal value of $1,000,000 and bears an interest rate of 8% per annum (which shall increase to 10% per year upon the occurrence of an “Event of Default” (as defined in the May 2021 Note)) and shall mature on May 12, 2026. The Company received the proceeds in three tranches with the first tranche of $333,334 received in May 2021, the second tranche of $333,333 received in June 2021 and the third tranche of $333,333 received in July 2021. The May 2021 Note is convertible at any time into shares of the Company’s common stock at a conversion price equal to $0.00313 per share for any amount of principal and accrued interest remaining outstanding (subject to adjustment). The Company may prepay the May 2021 Note at any time in an amount equal to 110% of the outstanding principal balance and accrued interest. In connection with the Company’s obligations under the May 2021 Note, the Company entered into a security agreement (“May 2021 Security Agreement”) with the May 2021 Investor as the agent pursuant to which the Company granted a lien on the laboratory equipment of the Company (“Collateral”), for the benefit of the May 2021 Investor, to secure the Company’s obligations under the May 2021 Note. Upon an Event of Default (as defined in the May 2021 Note), the May 2021 Investor may, among other things, collect or take possession of the Collateral, proceed with the foreclosure of the security interest in the Collateral or sell, lease or dispose of the Collateral. The May 2021 Note and May 2021 Warrants include a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the May 2021 Note and May 2021 Warrants. The conversion and exercise price of the May 2021 Note and May 2021 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. During the year ended September 30, 2021, the Company paid $19,142 of accrued interest. As of September 30, 2021, the May 2021 Note had an outstanding principal balance of $1,000,000 and accrued interest of $6,575. It is reflected in the accompanying balance sheet at $64,981, as a long-term convertible note payable – related party, net of discount. As of September 30, 2022, the May 2021 Note had an outstanding principal balance of $1,000,000 and accrued interest of $20,164. It is included in the accompanying balance sheet at $267,521 as a long-term convertible note payable – related party, net of discount in the amount of $732,479 (see Note 9).

F-89

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

The May 2021 Warrants have an exercise price of $0.00313 per share (subject to adjustment) until May 12, 2026 and is exercisable for cash at any time. The May 2021 Warrants were valued at $984,200 using the relative fair value method which was recorded as a debt discount which is being amortized over the life of the May 2021 Note. In addition, the May 2021 Note had a beneficial conversion feature (“BCF”) in the amount of $15,800 which was recorded as a debt discount which is being amortized over the life of the May 2021 Note. The debt discount totaled $1,000,000 which is being amortized over the life of the May 2021 Notes.

On November 1, 2021, the Company entered into a Securities Purchase Agreement (“First November 2021 SPA”) with a related party, who is an affiliate stockholder (“First November 2021 Investor”), to purchase three convertible notes (collectively as “First November 2021 Notes”) and three accompanying warrants (collectively as “First November 2021 Warrants”), for an aggregate investment amount of $1,000,000. The first note issued on November 1, 2021, had a principal balance of $334,000 and accompanying warrants to purchase up to 18,251,367 shares of common stock. The second note issued on December 1, 2021, had a principal balance of $333,000 and accompanying warrants to purchase up to 18,196,722 shares of common stock. The third note issued on January 1, 2022, had a principal balance of $333,000 and accompanying warrants to purchase up to 18,196,722 shares of common stock. The Company received $1,000,000 in aggregate proceeds from the First November 2021 Notes. The First November 2021 Notes bear an interest rate of 8% per annum (which shall increase to 10% per year upon the occurrence of an “Event of Default” (as defined in the First November 2021 Notes) and mature on November 1, 2026. The First November 2021 Warrants are exercisable at any time and expire on November 1, 2026. The First November 2021 Warrants were initially valued at $990,048 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the First November 2021 Notes. The First November 2021 Notes and First November 2021 Warrants are convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00366 per share (subject to adjustment). The First November 2021 Notes and First November 2021 Warrants include a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the First November 2021 Notes and First November 2021 Warrants. The conversion and exercise price of the First November 2021 Notes and First November 2021 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. The Company may prepay the First November 2021 Notes at any time in an amount equal to 110% of the outstanding principal balance and accrued interest. At the election of the First November 2021 Investor, the First November 2021 Notes can be converted in whole or in part at any time and from time to time. Further, upon maturity the Company may pay the outstanding balance of the First November 2021 Notes in cash or convert it into shares of common stock. Upon the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the First November 2021 Notes), the Conversion Amount shall automatically be converted into fully-paid and non-assessable shares of common stock. On January 26, 2022, a notice and request for consent regarding a change in offering terms was sent by the Company to the First November 2021 Investor. Upon the approval of the First November 2021 Investor, the Company modified the terms of the First November 2021 SPA which increased the warrants issuable from 20% to 100% of the common stock issuable upon conversion of the notes purchased. As a result, the First November 2021 Investor received additional cashless-exercisable warrants equal to 80% of the common stock issuable upon conversion of the First November 2021 Notes. The Company issued additional warrants to purchase up to 218,579,234 shares of common stock to the First November 2021 Investor which increased the total relative fair value of all warrants in total by $34,620 recorded as debt discount which is being amortized over the life of the First November 2021 Notes (see Note 9 and 10). The modification of the First November 2021 SPA did not meet the requirements of a debt extinguishment under ASC 470-50 - Debt Modifications and Exchanges; however it represented a substantial modification whereby the First November 2021 Investor received a substantial amount of additional warrants for the same principal amount of investment hence it was accounted for, in substance, as a debt modification ASC 470-50 and no gain or losses was recognized. As of September 30, 2022, the First November 2021 Notes had an outstanding principal of $1,000,000 and accrued interest of $20,164. The First November 2021 Notes are included in the accompanying balance sheet at $140,093 as a long-term convertible note payable – related party, net of discount in the amount of $859,907 (see Note 9) as of September 30, 2022.

F-90

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

On April 5, 2022, the Company entered into a Securities Purchase Agreement (“First April 2022 SPA”) with a related party, Matthew Schwartz, who is a member of the board of directors (“Investor”), to purchase a convertible note with principal of $100,000 (“First April 2022 Note”) with accompanying warrants to purchase 4,201,681 shares of common stock (“First April 2022 Warrants”). The Company received net proceeds of $100,000 on March 24, 2022. The First April 2022 Warrants were valued at $89,815 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the First April 2022 Note. The First April 2022 Warrants are exercisable at any time and expire on April 1, 2027. The First April 2022 Note bears an interest rate of 8% per annum (which shall increase to 10% per year upon the occurrence of an “Event of Default” (as defined in the First April 2022 Note)) and matures on April 1, 2027. The First April 2022 Note and First April 2022 Warrants are convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00476 per share (subject to adjustment). The First April 2022 Note and First April 2022 Warrants include a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the First April 2022 Note and First April 2022 Warrants. The conversion and exercise price of the First April 2022 Note and First April 2022 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. For so long as the First April 2022 Warrants remains outstanding and until the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the agreement); (i) if the Company issues warrants to investors in an offering of common stock or of any equity linked security (each a “Subsequent Offering”), and such warrants equal more than 20% warrant coverage, then a number of additional shares will be added to the First April 2022 Warrants such that the First April 2022 Warrants shall equal the same percentage of the warrant coverage offered to the investors in the Subsequent Offering and; (ii) if the Company issues warrants in a Subsequent Offering which may be exercised by means of a cashless exercises, then the First April 2022 Warrants shall be exercisable by the same cashless exercise feature of the warrants issued in the Subsequent Offering. The Company may prepay the First April 2022 Note at any time at an amount equal to 110% of the outstanding principal balance and accrued interest. At the election of the Investor, the First April 2022 Note can be converted in whole or in part at any time and from time to time. Further, upon maturity the Company may pay the outstanding balance of the First April 2022 Note in cash or convert it into shares of common stock. Upon the listing by the Company or the trading of the common stock on a Qualified National Exchange, the conversion amount (as defined in the First April 2022 Note) shall automatically be converted into fully-paid and non-assessable shares of common stock. As of September 30, 2022, the First April 2022 Note had an outstanding principal balance of $100,000 and accrued interest of $3,901. The First April 2022 Note is reflected in the accompanying balance sheet at $18,959 as a long-term convertible note payable – related party, net of discount in the amount of $81,041 (see Note 9) as of September 30, 2022.

On May 9, 2022, the Company entered into a Securities Purchase Agreement (“May 2022 SPA”) with a related party, who is an affiliate stockholder (“May 2022 Investor”), to purchase four convertible notes for an aggregate investment amount of $1,000,000 (collectively as “May 2022 Notes”) and accompanying warrants to purchase shares of common stock equal to 20% of the number of the total shares of common stock issuable upon the conversion of the May 2022 Notes (collectively as “May 2022 Warrants”). The first note issued on May 9, 2022, had a principal balance of $250,000 and accompanying warrants to purchase up to 10,504,202 shares of common stock. The second note issued on May 24, 2022, had a principal balance of $250,000 and accompanying warrants to purchase up to 10,504,202 shares of common stock. The third note issued on June 10, 2022, had a principal balance of $250,000 and accompanying warrants to purchase up to 10,504,202 shares of common stock. The fourth note issued on July 1, 2022, had a principal balance of $250,000 and accompanying warrants to purchase up to 10,504,202 shares of common stock. The Company received $1,000,000 in aggregate proceeds from the May 2022 Notes. The May 2022 Notes bear an interest rate of 8% per annum (which shall increase to 10% per year upon the occurrence of an “Event of Default” (as defined in the May 2022 Notes)) and mature on April 1, 2027. The May 2022 Warrants are exercisable at any time and expire on April 1, 2027. The May 2022 Warrants were valued at $178,449 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the May 2022 Notes. The May 2022 Notes and May 2022 Warrants are convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00476 per share (subject to adjustment). The May 2022 Notes and May 2022 Warrants include a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the May 2022 Notes and May 2022 Warrants. The conversion and exercise price of the May 2022 Notes and May 2022 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. For so long as the May 2022 Warrants remains outstanding and until the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the agreement); (i) if the Company issues warrants to investors in an offering of common stock or of any equity linked security (each a “Subsequent Offering”), and such warrants equal more than 20% warrant coverage, then a number of additional shares will be added to the May 2022 Warrants such that the May 2022 Warrants shall equal the same percentage of the warrant coverage offered to the investors in the Subsequent Offering and; (ii) if the Company issues warrants in a Subsequent Offering which may be exercised by means of a cashless exercises, then the May 2022 Warrants shall be exercisable by the same cashless exercise feature of the warrants issued in the Subsequent Offering. The Company may prepay the May 2022 Notes at any time at an amount equal to 110% of the outstanding principal balance and accrued interest. At the election of the May 2022 Investor, the May 2022 Notes can be converted in whole or in part at any time and from time to time. Further, upon maturity the Company may pay the outstanding balance of the May 2022 Notes in cash or convert it into shares of common stock. Upon the listing by the Company or the trading of the common stock on a Qualified National Exchange, the conversion amount (as defined in the May 2022 Notes) shall automatically be converted into fully-paid and non-assessable shares of common stock. As of September 30, 2022, the May 2022 Notes had an aggregate outstanding principal balance of $1,000,000 and accrued interest of $20,110. The May 2022 Notes are included in the accompanying balance sheet at $834,803 as a long-term convertible note payable – related party, net of discount in the amount of $165,197 (see Note 9) as of September 30, 2022.

F-91

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

On June 15, 2022, the Company entered into a Securities Purchase Agreement (“June 2022 SPA”) with a related party, Danica Holley, who is a member of the board of directors (“Investor”), to purchase a convertible note with principal of $50,000 (“June 2022 Note”) with accompanying warrants to purchase 2,100,840 shares of common stock (“June 2022 Warrants”). The Company received net proceeds of $50,000 on June 15, 2022. The June 2022 Warrants were valued at $5,924 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the June 2022 Note. The June 2022 Warrants are exercisable at any time and expire on April 1, 2027. The June 2022 Note bears an interest rate of 8% per annum (which shall increase to 10% per year upon the occurrence of an “Event of Default” (as defined in the June 2022 Note)) and matures on April 1, 2027. The June 2022 Note and June 2022 Warrants are convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00476 per share (subject to adjustment). The June 2022 Note and June 2022 Warrants include a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the June 2022 Note and June 2022 Warrants. The conversion and exercise price of the June 2022 Note and June 2022 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. For so long as the June 2022 Warrants remains outstanding and until the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the agreement); (i) if the Company issues warrants to investors in an offering of common stock or of any equity linked security (each a “Subsequent Offering”), and such warrants equal more than 20% warrant coverage, then a number of additional shares will be added to the June 2022 Warrants such that the June 2022 Warrants shall equal the same percentage of the warrant coverage offered to the investors in the Subsequent Offering and; (ii) if the Company issues warrants in a Subsequent Offering which may be exercised by means of a cashless exercises, then the June 2022 Warrants shall be exercisable by the same cashless exercise feature of the warrants issued in the Subsequent Offering. The Company may prepay the June 2022 Note at any time at an amount equal to 110% of the outstanding principal balance and accrued interest. At the election of the Investor, the June 2022 Note can be converted in whole or in part at any time and from time to time. Further, upon maturity the Company may pay the outstanding balance of the June 2022 Note in cash or convert it into shares of common stock. Upon the listing by the Company or the trading of the common stock on a Qualified National Exchange, the conversion amount (as defined in the June 2022 Note) shall automatically be converted into fully-paid and non-assessable shares of common stock. As of September 30, 2022, the June 2022 Note had an outstanding principal balance of $50,000 and accrued interest of $1,173. The June 2022 Note are included in the accompanying balance sheet at $44,438 as a long-term convertible note payable – related party, net of discount in the amount of $5,562 (see Note 9) as of September 30, 2022.

On July 29, 2022, the Company entered into a Demand Promissory Note Agreement with Jeffrey Busch who serves as a member of the Board of Directors and a related party, for a principal balance of $125,000, and on September 2, 2022, the Company entered into a second Demand Promissory Note Agreement with Jeffrey Busch for a principal balance of $150,000 (collectively referred to as called the “Busch Notes”). The Busch Notes bear an annual interest rate of 8% and are payable on demand. The outstanding principal and accrued interest on the Busch Notes is contingently convertible, in full, at the option of the lender, into the same security issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. As of September 30, 2022, the Busch Notes had an outstanding principal balance of $275,000 and accrued interest of $2,683 and are included in the accompanying balance sheet as a short-term convertible note payable – related party.

On August 11, 2022, the Company entered into a Demand Promissory Note Agreement with a related party, who is an affiliate stockholder, for a principal balance of $375,000. The note bears an annual interest rate of 8% and is payable on demand. The outstanding principal and accrued interest of the note is contingently convertible, in full, at the option of the lender, into the same security issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. As of September 30, 2022, this note had an outstanding principal balance of $375,000 and accrued interest of $4,110 and is included in the accompanying balance sheet as a short-term convertible note payable – related party.

On September 2, 2022, the Company entered into a Demand Promissory Note Agreement with a related party, who is an affiliate stockholder, for a principal balance of $350,000. The note bears an annual interest rate of 8% and is payable on demand. The outstanding principal and accrued interest of the note is contingently convertible, in full, at the option of the lender, into the same security issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. As of September 30, 2022, this note had an outstanding principal balance of $350,000 and accrued interest of $2,148 and is included in the accompanying balance sheet as a short-term convertible note payable – related party.

F-92

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

Convertible Debt

On November 1, 2021, the Company entered into a Securities Purchase Agreement (“Second November 2021 SPA”) with an investor (“Second November 2021 Investor”) to purchase two convertible notes (collectively as “Second November 2021 Notes”) and two accompanying warrants (collectively as “Second November 2021 Warrants”), for an aggregate investment amount of $500,000. The first note, issued on November 1, 2021, had a principal balance of $250,000 and accompanying warrants to purchase up to 13,661,203 shares of common stock. The second note issued on December 1, 2021, had a principal balance of $250,000 and accompanying warrants to purchase up to 13,661,203 shares of common stock. The Company received $500,000 in aggregate proceeds from the Second November 2021 Notes. The Second November 2021 Notes bear an interest rate of 8% per annum (which shall increase to 10% per year upon the occurrence of an “Event of Default” (as defined in the Second November 2021 Notes)) and mature on November 1, 2026. The Second November 2021 Warrants are exercisable at any time and expire on November 1, 2026. The Second November 2021 Warrants to purchase up to 27,322,406 shares of common stock were valued at $495,560 using the relative fair value method and were recorded as a debt discount which is being amortized over the life of the Second November 2021 Notes. The Second November 2021 Notes and Second November 2021 Warrants are convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00366 per share (subject to adjustment). The Second November 2021 Notes and Second November 2021 Warrants include a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the Second November 2021 Notes and Second November 2021 Warrants. The conversion and exercise price of the Second November 2021 Notes and Second November 2021 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. The Company may prepay the Second November 2021 Notes at any time in an amount equal to 110% of the outstanding principal balance and accrued interest. At the election of the Second November 2021 Investor, the Second November 2021 Notes can be converted in whole or in part at any time and from time to time. Further, upon maturity the Company may pay the outstanding balance of the Second November 2021 Notes in cash or convert it into shares of common stock. Upon the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the Second November 2021 Notes), the conversion amount shall automatically be converted into fully-paid and non-assessable shares of common stock. The Company shall not effect the conversion of any of the Second November 2021 Notes held by the Second November 2021 Investor, and the Second November 2021 Investor shall not have the right to convert any of the Second November 2021 Notes and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such restricted holder would beneficially own in excess of 4.99% of the shares of common stock outstanding immediately after giving effect to such conversion (which provision may be increased to a maximum of 9.9% by written notice from the Second November 2021 Investor to the Company, which notice shall be effective 61 calendar days after the date of such notice). On January 26, 2022, a notice and request for consent regarding a change in offering terms was sent by the Company to the Second November 2021 Investor. Upon the approval of the Second November 2021 Investor, the Company modified the terms of the Second November 2021 SPA which increased the warrants issuable from 20% to 100% of the common stock issuable upon conversion of the notes purchased. As a result, the Second November 2021 Investor received additional cashless-exercisable warrants equal to 80% of the common stock issuable upon conversion of the Second November 2021 Notes. The Company issued additional warrants to purchase up to 109,289,616 shares of common stock to the Second November 2021 Investor which increased the total relative fair value of all warrants in total by $22,429 recorded as debt discount which is being amortized over the life of the Second November 2021 Notes (see Note 10). The modification of the Second November 2021 SPA did not meet the requirements of a debt extinguishment under ASC 470-50 - Debt Modifications and Exchanges; however it represented a substantial modification whereby the Second November 2021 Investor received a substantial amount of additional warrants for the same principal amount of investment hence it was accounted for, in substance, as a debt modification ASC 470-50 and no gain or losses was recognized. As of September 30, 2022, the Second November 2021 Notes had an outstanding principal balance of $500,000 and accrued interest of $34,520. The Second November 2021 Notes are included in the accompanying balance sheet at $69,417 as a long-term convertible note payable, net of discount in the amount of $430,583 as of September 30, 2022.

F-93

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

On November 1, 2021, the Company entered into a Securities Purchase Agreement (“Third November 2021 SPA”) with an investor (“Third November 2021 Investor”) to purchase two convertible notes (collectively as “Third November 2021 Notes”) and two accompanying warrants (collectively as “Third November 2021 Warrants”), for an aggregate investment amount of $500,000. The first note issued on November 1, 2021, had a principal balance of $250,000 and accompanying warrants to purchase up to 13,661,203 shares of common stock. The second note issued on December 1, 2021, had a principal balance of $250,000 and accompanying warrants to purchase up to 13,661,203 shares of common stock. The Company received $500,000 in aggregate proceeds from the Third November 2021 Notes. The Third November 2021 Notes bear an interest rate of 8% per annum (which shall increase to 10% per year upon the occurrence of an “Event of Default” (as defined in the Third November 2021 Notes)) and mature on November 1, 2026. The Third November 2021 Warrants are exercisable at any time and expire on November 1, 2026. The Third November 2021 Warrants to purchase up to 27,322,406 shares of common stock were valued at $495,560 using the relative fair value method and were recorded as a debt discount which is being amortized over the life of the Third November 2021 Notes. The Third November 2021 Notes and Third November 2021 Warrants are convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00366 per share (subject to adjustment). The Third November 2021 Notes and Third November 2021 Warrants include a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the Third November 2021 Notes and Third November 2021 Warrants. The conversion and exercise price of the Third November 2021 Notes and Third November 2021 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. The Company may prepay the Third November 2021 Notes at any time in an amount equal to 110% of the outstanding principal balance and accrued interest. At the election of the Third November 2021 Investor, the Third November 2021 Notes can be converted in whole or in part at any time and from time to time. Further, upon maturity the Company may pay the outstanding balance of the Third November 2021 Notes in cash or convert it into shares of common stock. Upon the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the Third November 2021 Notes), the Conversion Amount shall automatically be converted into fully paid and non-assessable shares of common stock. The Company shall not effect the conversion of any of the Third November 2021 Notes held by the Third November 2021 Investor, and the Third November 2021 Investor shall not have the right to convert any of the Third November 2021 Notes and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such restricted holder would beneficially own in excess of 4.99% of the shares of common stock outstanding immediately after giving effect to such conversion (which provision may be increased to a maximum of 9.9% by written notice from the Third November 2021 Investor to the Company, which notice shall be effective 61 calendar days after the date of such notice). On January 26, 2022, a notice and request for consent regarding a change in offering terms was sent by the Company to the Third November 2021 Investor. Upon the approval of the Third November 2021 Investor, the Company modified the terms of the Third November 2021 SPA which increased the warrants issuable from 20% to 100% of the common stock issuable upon conversion of the notes purchased. As a result, the Third November 2021 Investor received additional cashless-exercisable warrants equal to 80% of the common stock issuable upon conversion of the Third November 2021 Notes. The Company issued additional warrants to purchase up to 109,289,616 shares of common stock to the Third November 2021 Investor which increased the total relative fair value of all warrants in total by $22,429 recorded as debt discount which is being amortized over the life of the Third November 2021 Notes (see Note 10). The modification of the Third November 2021 SPA did not meet the requirements of a debt extinguishment under ASC 470-50 - Debt Modifications and Exchanges; however it represented a substantial modification whereby the Third November 2021 Investor received a substantial amount of additional warrants for the same principal amount of investment, hence it was accounted for, in substance, as a debt modification ASC 470-50 and no gain or losses was recognized. As of September 30, 2022, the Third November 2021 Notes had an outstanding principal balance of $500,000 and accrued interest of $34,411. The Third November 2021 Notes are included in the accompanying balance sheet at $69,417 as a long-term convertible note payable, net of discount in the amount of $430,583 as of September 30, 2022.

F-94

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

On January 27, 2022, the Company entered into a Securities Purchase Agreement (“First January 2022 SPA”) with an investor (“First January 2022 Investor”) to purchase a convertible note with a principal balance of $500,000 (“First January 2022 Note”) with the Company receiving $500,000 in proceeds and accompanying warrants to purchase up to 136,612,022 shares of common stock (“First January 2022 Warrants”). The First January 2022 Note bears an interest rate of 8% per annum (which shall increase to 10% per year upon the occurrence of an “Event of Default” (as defined in the First January 2022 Note)) and mature on November 1, 2026. The First January 2022 Warrants are exercisable at any time and expire on November 1, 2026. The First January 2022 Warrants to purchase up to 136,612,022 shares of common stock were valued at $498,428 using the relative fair value method and were recorded as a debt discount which is being amortized over the life of the First January 2022 Note. The First January 2022 Note and First January 2022 Warrants are convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00366 per share (subject to adjustment). The First January 2022 Note and First January 2022 Warrants include a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the First January 2022 Note and First January 2022 Warrants include. The conversion and exercise price of the First January 2022 Note and First January 2022 Warrants include are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. The Company may prepay the First January 2022 Note at any time in an amount equal to 110% of the outstanding principal balance and accrued interest. At the election of the First January 2022 Investor, the First January 2022 Note can be converted in whole or in part at any time and from time to time). Further, upon maturity the Company may pay the outstanding balance of the First January 2022 Note in cash or convert it into shares of common stock. Upon the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the First January 2022 Note), the conversion amount shall automatically be converted into fully-paid and non-assessable shares of common stock. The Company shall not effect any conversion of the First January 2022 Note and the First January 2022 Investor shall not have the right to convert any amount of the First January 2022 Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such restricted holder would beneficially own in excess of 4.99% of the shares of common stock outstanding immediately after giving effect to such conversion (which provision may be increased to a maximum of 9.9% by such First January 2022 Investor by written notice from the First January 2022 Investor to the Company, which notice shall be effective 61 calendar days after the date of such notice. As of September 30, 2022, the First January 2022 Note had an outstanding principal balance of $500,000 and accrued interest of $26,959. The First January 2022 Note is included in the accompanying balance sheet at $72,081 as a long-term convertible note payable, net of discount in the amount of $427,919 as of September 30, 2022.

F-95

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

On January 31, 2022, the Company entered into a Securities Purchase Agreement (“Second January 2022 SPA”) with an investor (“Second January 2022 Investor”) to purchase a convertible note with principal balance of $500,000 (“Second January 2022 Note”) with the Company receiving $500,000 in proceeds and accompanying warrants to purchase up to 136,612,022 shares of common stock (“Second January 2022 Warrants”). The Second January 2022 Note bears an interest rate of 8% per annum (which shall increase to 10% per year upon the occurrence of an “Event of Default” (as defined in the Second January 2022 Note)) and mature on November 1, 2026. The Second January 2022 Warrants are exercisable at any time and expire on November 1, 2026. The Second January 2022 Warrants to purchase up to 136,612,022 shares of common stock were valued at $498,428 using the relative fair value method and recorded as a debt discount which is being amortized over the life of the Second January 2022 Note. The Second January 2022 Note and Second January 2022 Warrants are convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00366 per share (subject to adjustment). The Second January 2022 Note and Second January 2022 Warrants include a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the Second January 2022 Note and Second January 2022 Warrants. The conversion and exercise price of the Second January 2022 Note and Second January 2022 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. The Company may prepay the Second January 2022 Note at any time in an amount equal to 110% of the outstanding principal balance and accrued interest. At the election of the Second January 2022 Investor, the Second January 2022 Note can be converted in whole or in part at any time and from time to time. Further, upon maturity the Company may pay the outstanding balance of the Second January 2022 Note in cash or convert it into shares of common stock. Upon the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the Second January 2022 Note), the conversion amount shall automatically be converted into fully-paid and non-assessable shares of common stock. The Company shall not effect the conversion of any of the Second January 2022 Note held by the Second January 2022 Investor, and the Second January 2022 Investor shall not have the right to convert any of the Second January 2022 Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such restricted holder would beneficially own in excess of 4.99% of the shares of common stock outstanding immediately after giving effect to such conversion (which provision may be increased to a maximum of 9.9% by such Second January 2022 Investor by written notice from the Second January 2022 Investor to the Company, which notice shall be effective 61 calendar days after the date of such notice. As of September 30, 2022, the Second January 2022 Note had an outstanding principal balance of $500,000 and accrued interest of $26,520. The Second January 2022 Note is included in the accompanying balance sheet at $71,221 as a long-term convertible note payable, net of discount in the amount of $428,779 as of September 30, 2022.

During April 2022, the Company entered into a Securities Purchase Agreement (“Second April 2022 SPA”) with various investors (“Investors”), to purchase convertible notes for an aggregate investment amount of $425,000 (collectively as “Second April 2022 Notes”) with the Company receiving $425,000 of proceeds and accompanying warrants to purchase up to an aggregate of 17,857,144 shares of common stock (collectively as “Second April 2022 Warrants”). The Second April 2022 Warrants were valued at $335,593 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the Second April 2022 Notes. The Second April 2022 Notes bear an interest rate of 8% per annum (which shall increase to 10% per year upon the occurrence of an “Event of Default” (as defined in the Second April 2022 Notes)) and matures on April 1, 2027. The Second April 2022 Warrants are exercisable at any time and expire on April 1, 2027. The Second April 2022 Notes and Second April 2022 Warrants are convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00476 per share (subject to adjustment). The Second April 2022 Notes and Second April 2022 Warrants include a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the Second April 2022 Notes and Second April 2022 Warrants. The conversion and exercise price of the Second April 2022 Notes and Second April 2022 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. For so long as the Second April 2022 Warrants remains outstanding and until the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the agreement); (i) if the Company issues warrants to investors in an offering of common stock or of any equity linked security (each a “Subsequent Offering”), and such warrants equal more than 20% warrant coverage, then a number of additional shares will be added to the Second April 2022 Warrants such that the Second April 2022 Warrants shall equal the same percentage of the warrant coverage offered to the investors in the Subsequent Offering and; (ii) if the Company issues warrants in a Subsequent Offering which may be exercised by means of a cashless exercises, then the Second April 2022 Warrants shall be exercisable by the same cashless exercise feature of the warrants issued in the Subsequent Offering. The Company may prepay the Second April 2022 Notes at any time at an amount equal to 110% of the outstanding principal balance and accrued interest. At the election of the Investors, the Second April 2022 Notes can be converted in whole or in part at any time and from time to time. Further, upon maturity the Company may pay the outstanding balance of the Second April 2022 Notes in cash or convert it into shares of common stock. Upon the listing by the Company or the trading of the common stock on a Qualified National Exchange, the conversion amount (as defined in the Second April 2022 Notes) shall automatically be converted into fully-paid and non-assessable shares of common stock. As of September 30, 2022, the Second April 2022 Notes had an aggregate outstanding principal balance of $425,000 and accrued interest of $15,710. The Second April 2022 Notes are included in the accompanying balance sheet at $120,808 as a long-term convertible note payable, net of discount in the amount of $304,192 as of September 30, 2022.

F-96

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

On July 1, 2022, the Company entered into a Securities Purchase Agreement with an investor (“July 2022 Investor”), to purchase a convertible note for a principal amount of $50,000 (“July 2022 Note”) with the Company receiving $50,000 of proceeds and accompanying warrants to purchase 2,100,840 shares of common stock (“July 2022 Warrants”). The July 2022 Note bears an interest rate of 8% per annum (which shall increase to 10% per year upon the occurrence of an “Event of Default” (as defined in the July 2022 Note)) and matures on April 1, 2027. The July 2022 Warrants are exercisable at any time and expire on April 1, 2027. The July 2022 Warrants were valued at $7,037 using the relative fair value method and shall be recorded as debt discount to be amortized over the life of the July 2022 Note. The July 2022 Note and July 2022 Warrants are convertible and exercisable, respectively, into shares of the Company’s common stock at a price equal to $0.00476 per share (subject to adjustment). The July 2022 Note and July 2022 Warrants include a down-round provision under which the conversion price and exercise price are reduced if the Company sells or issues any securities including options, convertible securities, with the exception of exempt issuance (as defined in the agreements), or amended outstanding securities, at a lower conversion or exercise price than that of the July 2022 Note and July 2022 Warrants. The conversion and exercise price of the July 2022 Note and July 2022 Warrants are reduced equal to the lower conversion and exercise price of the new issuance or amended securities. For so long as the July 2022 Warrants remains outstanding and until the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the agreement); (i) if the Company issues warrants to investors in an offering of common stock or of any equity linked security (each a “Subsequent Offering”), and such warrants equal more than 20% warrant coverage, then a number of additional shares will be added to the July 2022 Warrants such that the July 2022 Warrants shall equal the same percentage of the warrant coverage offered to the investors in the Subsequent Offering and; (ii) if the Company issues warrants in a Subsequent Offering which may be exercised by means of a cashless exercises, then the July 2022 Warrants shall be exercisable by the same cashless exercise feature of the warrants issued in the Subsequent Offering. The Company may prepay the July 2022 Note at any time at an amount equal to 110% of the outstanding principal balance and accrued interest. At the election of the July 2022 Investor, the July 2022 Note can be converted in whole or in part at any time and from time to time. Further, upon maturity the Company may pay the outstanding balance of the July 2022 Note in cash or convert it into shares of common stock. Upon the listing by the Company or the trading of the common stock on a Qualified National Exchange (as defined in the July 2022 Note), the conversion amount shall automatically be converted into fully-paid and non-assessable shares of common stock. As of September 30, 2022, the July 2022 Note had an outstanding principal balance of $50,000 and accrued interest of $953. The July 2022 Note is included in the accompanying balance sheet at $43,337 as a long-term convertible note payable, net of discount in the amount of $6,663 as of September 30, 2022.

Notes Payable - Related Party

On April 26, 2021, the Company entered into a Promissory Note Agreement with Jeffrey Busch who serves as a member of the Board of Directors and a related party, for a principal amount of $100,000. The Company received proceeds of $100,000. The note bears an annual interest rate of 1%, matures on April 1, 2022 and can be prepaid in whole or in part without penalty. Pursuant to the note, the Company has a 90-day grace period following the maturity date after which the lender shall charge a late payment fee equal to 1% of the outstanding principal balance and cost of collection, including legal fees. As of September 30, 2021, the note had an outstanding principal balance of $100,000 and accrued interest of $428 (see Note 9 and see amendment below).

On October 21, 2021, the Company entered into a Promissory Note Agreement with Jeffrey Busch who serves as a member of the Board of Directors and a related party, for a principal amount of $150,000. The Company received proceeds of $150,000. The note bore an annual interest rate of 1%, matured on December 1, 2021 and could have been prepaid in whole or in part without penalty. Pursuant to the note, the Company has a 90-day grace period following the maturity date after which the lender was permitted to charge a late payment fee equal to 1% of the outstanding principal balance and cost of collection, including legal fees. During the year ended September 30, 2022, the Company fully paid the outstanding balance on the note. As of September 30, 2022, the note had no outstanding balance (see Note 9).

On May 5, 2022, the Company and Jeffrey Busch (collectively as “Parties”) amended the April 26, 2021 note (discussed above) with principal amount of $100,000 (discussed above) (“Original Note”) pursuant to which the Parties increased the principal amount to $350,000 (“New Note”) with the Company receiving additional $250,000 of proceeds and added a contingent conversion feature. The New Note bears an annual interest rate of 1% (which shall increase to 2% in an event of a default) and matures on May 5, 2024. The New Note may not be prepaid and is only convertible upon an occurrence of a public offering. The outstanding principal plus any unpaid accrued interest (“Conversion Amount”) of the New Note is convertible into shares of common stock at the price for which the common stock was sold in the public offering. Pursuant to ASC 470-50 - Debt Modifications and Exchanges, the amendment was accounted for as a debt extinguishment because the contingent conversion feature added to the New Note resulted in a substantial modification of the Original Note. No gain or loss was recognized in connection with the debt extinguishment. As of September 30, 2022, the New Note had an outstanding principal balance of $350,000, reflected as notes payable – related party in the accompanying balance sheet since the conditions for its contingent conversion has not yet been met, and accrued interest of $2,474 (see Note 9).

F-97

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

Note Payable

In September 2017, the Company entered into a note agreement with a third-party investor. Pursuant to the note, the Company borrowed a principal amount of $1,000. The note bears an annual interest rate of 33.3%, is unsecured and in default due to non-payment of the balance pursuant to the repayment terms. As of September 30, 2022, the note had principal and accrued interest balances of $1,000 and $1,689, respectively.

During the years ended September 30, 2022 and 2021, amortization of debt discount on debt amounted to $738,521 and $64,981, respectively, which is included in interest expense on the accompanying statements of operations.

NOTE 8 –LEASE LIABILITIES

Financing Lease Right-of-Use (“ROU”) Assets and Financing Lease Liabilities

Effective November 2018, the Company entered into a financing agreement with the first lessor to finance the purchase of equipment. Pursuant to the financing agreement, the Company shall make a monthly payment of $379 for a period of 60 months commencing in November 2018 through October 2023. At the effective date of the financing agreement, the Company recorded a financing lease payable of $16,065.

Effective November 2018, the Company entered into a financing agreement with a second lessor to finance the purchase of equipment. Pursuant to the financing agreement, the Company shall make a monthly payment of $1,439 for a period of 60 months commencing in November 2018 through October 2023. At the effective date of the financing agreement, the Company recorded a financing lease payable of $62,394.

Effective March 2019, the Company entered into a financing agreement with a third lessor to finance the purchase of equipment. Pursuant to the financing agreement, the Company shall make a monthly payment of $1,496 for a period of 60 months commencing in March 2019 through February 2024. At the effective date of the financing agreement, the Company recorded a financing lease payable of $64,940.

Effective August 2019, the Company entered into a financing agreement with a fourth lessor to finance the purchase of equipment. Pursuant to the financing agreement, the Company shall make a monthly payment of $397 for a period of 60 months commencing in August 2019 through July 2024. At the effective date of the financing agreement, the Company recorded a financing lease payable of $19,622.

Effective January 2020, the Company entered into a financing agreement with a fifth lessor to finance the purchase of equipment. Pursuant to the financing agreement, the Company shall make a monthly payment of $1,395 for a period of 60 months commencing in January 2020 through December 2025. At the effective date of the financing agreement, the Company recorded a financing lease payable of $68,821.

The significant assumption used to determine the present value of the financing lease payables was the discount rate which ranged from 8% and 15% based on the Company’s estimated effective rate pursuant to the financing agreements.

Financing lease right-of-use assets (“Financing ROU”) is summarized below:

	September 30, 2022	September 30, 2021

Financing ROU assets	$231,841	$231,841
Less accumulated depreciation	(166,887)	(120,518)
Balance of Financing ROU assets	$64,954	$111,323

For the years ended September 30, 2022 and 2021, depreciation expense related to Financing ROU assets amounted to $46,369 and $46,368, respectively.

F-98

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

Financing lease liability related to the Financing ROU assets is summarized below:

	September 30, 2022	September 30, 2021

Financing lease payables for equipment	$231,841	$231,841
Total financing lease payables	231,841	231,841
Payments of financing lease liabilities	(143,456)	(95,726)
Total	88,385	136,115
Less: short term portion	(53,995)	(47,730)
Long term portion	$34,390	$88,385

Future minimum lease payments under the financing lease agreements on September 30, 2022 are as follows:

Years ending September 30,	Amount

2023	$62,762
2024	31,900
2025	4,185
Total minimum financing lease payments	98,846
Less: discount to fair value	(10,461)
Total financing lease payable on September 30, 2022	$88,385

Operating Lease Right-of-Use (“ROU”) Asset and Operating Lease Liabilities

In December 2019, the Company entered into a lease agreement for its corporate and laboratory facility in Golden, Colorado. The lease is for a period of 61 months, with an option to extend, commencing in February 2020 and expiring in February 2025. Pursuant to the lease agreement, the lease requires the Company to pay a monthly base rent of; (i) $4,878 in the first year; (ii) $5,026 in the second year; (iii) $5,179 in the third year; (iv) $5,335 in the fourth year and; (v) $5,495 in the fifth year, plus a pro rata share of operating expenses beginning February 2020.

In February 2020, pursuant to ASC 842 – Leases, the Company calculated the present value of the total lease payments using a discount rate of 12% which was based on the Company’s estimated incremental borrowing rate. The Company recorded an operating right-of-use asset and lease liability of $231,337 in connection with the lease.

On June 10, 2021, the Company entered into an amendment to its existing Warehouse Lease (the “Lease Amendment”), effective October 3, 2021, for its laboratory facility in Golden, CO (see Note 11). The Lease Amendment provided for: (i) an extension to the term of the original lease to five years following the completion of the Company’s improvements to the Expansion Premises (defined below); (ii) an expansion of the premises to include the premises located at Unit 404, Building F, 15000 West 6th Avenue, Golden, Colorado 80401, consisting of approximately 4,734 rentable square feet (the “Expansion Premises”); (iii) an annual base rent modification; (iv) an increase to the security deposit; (v) tenant improvement allowance; (vi) additional parking and; (vii) two renewal options, each for five year terms, for a total of ten years.

Pursuant to the Lease Amendment, the Company must pay a total annual base rent of; (1) $115,823 for year one; (2) $119,310 for year two; (3) $122,893 for year three; (4) $126,580 for year four; (5) $130,377 for year five; (6) $135,163 for year six; (7) $139,218 for year seven; (8) $143,394 for year eight; (9) $147,696 for year nine; (10) $152,127 for year ten; (11) $156,331 for year eleven; (12) $161,391 for year twelve; (13) $166,233 for year thirteen; (14) $171,220 for year fourteen and; (15) $176,357 for year fifteen.

In October 2021, pursuant to ASC 842 – Leases, the Company wrote off the balances of the operating asset of $168,664 and operating liability of $176,893 related to the original lease and recognized a gain on lease modification in the amount of $8,229 which was included in general and administrative expense in the accompanying statement of operation. The Company calculated the present value of the total lease payments in the Lease Amendment using a discount rate of 8% which was based on the Company’s incremental borrowing rate at the effective date and recorded an operating right-of-use asset and an operating lease liability of $1,212,708.

F-99

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

For the year ended September 30, 2022, lease costs related to operating lease ROU asset and operating lease liabilities amounted to $155,184 which included base lease costs of $115,823 and other expenses such as common area maintenance and taxes of $39,361, all of which were expensed during the period and included in general and administrative expenses on the accompanying statements of operations. For the year ended September 30, 2021, lease costs amounted to $66,268 which included base lease costs of $64,454 and other expenses of $1,814, all of which were expensed during the period and included in general and administrative expenses on the accompanying statements of operations.

Operating Right-of-use asset (“ROU”) is summarized below:

	September 30, 2022	September 30, 2021

Operating office lease	$1,212,708	$231,337
Less accumulated reduction	(57,847)	(62,673)
Balance of Operating ROU asset	$1,154,861	$168,664

Operating lease liability related to the ROU asset is summarized below:

	September 30, 2022	September 30, 2021

Operating office lease	$1,212,708	$231,337
Total operating lease liability	1,212,708	231,337
Reduction of operating lease liability	(29,396)	(54,444)
Total	1,183,312	176,893
Less: short term portion	(25,551)	(42,411)
Long term portion	$1,157,761	$134,482

Future base lease payments under the non-cancellable operating lease on September 30, 2022 are as follows:

Years ending September 30,	Amount

2023	$119,310
2024	122,893
2025	126,580
2026	130,377
2027 and thereafter	1,549,130
Total minimum non-cancellable operating lease payments	2,048,290
Less: discount to fair value	(864,978)
Total operating lease liability on September 30, 2022	$1,183,312

NOTE 9 – RELATED-PARTY TRANSACTIONS

Effective January 1, 2021, the Company entered into a consulting agreement with Mr. Kucharchuk, a member of the Board of Directors, to serve as a strategic advisor. The agreement was effective for a period of twelve months, commencing on January 1, 2021 and shall renew on a month-to month basis, subject to the right of the Company and Mr. Kucharchuk to terminate the agreement in accordance with the agreement. Pursuant to the agreement, Mr. Kucharchuk shall be paid $2,000 per month. As of September 30, 2022 and September 30, 2021, the Company recorded accrued consulting fees in the amount of $0 and $18,000, respectively, reflected as accrued liabilities – related party in the accompanying balance sheet (see Note 11). As of September 30, 2022, the Company had an accounts payable – related payable balance of $12,000 related to this consulting agreement.

F-100

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

On April 26, 2021, the Company entered into a Promissory Note Agreement with Jeffrey Busch who serves as a member of the Board of Directors, for a principal amount of $100,000 (see Note 7). On May 5, 2022, the parties amended the April 26, 2021 note pursuant to which the principal amount was increased to $350,000 (“New Note”) with the Company receiving additional $250,000 of proceeds and added a conversion feature. The New Note bears an annual interest rate of 1% (which shall increase to 2% in an event of a default) and matures on May 5, 2024. As of September 30, 2022, the New Note had an outstanding principal balance of $350,000, reflected as notes payable – related party in the accompanying balance sheet since the conditions for its contingent conversion has not yet been met, and accrued interest of $2,474 (see Note 7).

On May 12, 2021, the Company and the May 2021 Investor entered into a May 2021 SPA to purchase a convertible May 2021 Note and with principal value of $1,000,000 and accompanying May 2021 Warrants (see Note 7). In connection with the Company’s obligations under the May 2021 Note, the Company entered into a security agreement with the May 2021 Investor as agent, pursuant to which the Company granted a lien on the laboratory equipment of the Company, for the benefit of the related party. As of September 30, 2022, the May 2021 Note had an outstanding principal balance of $1,000,000 and accrued interest of $20,164 (see Note 7).

On October 21, 2021, the Company entered into a Promissory Note Agreement with Jeffrey Busch who serves as a member of the Board of Directors and a related party, for a principal balance of $150,000. During the year ended September 30, 2022, the Company fully paid the outstanding balance on the note. As of September 30, 2022, the note had no outstanding balance (see Note 7).

On November 1, 2021, pursuant to the First November 2021 SPA the First November 2021 Investor purchased three notes with aggregate principal of $1,000,000 with accompanying First November 2021 Warrants to purchase up to an aggregate of 54,644,811 shares of common stock. As of September 30, 2022, the First November 2021 Notes had an outstanding principal balance of $1,000,000 and accrued interest of $20,164 (see Note 7).

On January 26, 2022, a notice and request for consent regarding a change in offering terms was sent by the Company to the First November 2021 Investor. Upon the approval of the First November 2021 Investor, the Company modified the terms of the First November 2021 SPA which increased the warrants issuable from 20% to 100% of the common stock issuable upon conversion of the notes purchased. As a result, the First November 2021 Investor received additional cashless-exercisable warrants equal to 80% of the common stock issuable upon conversion of the First November 2021 Notes. The Company issued additional warrants to purchase up to 218,579,234 shares of common stock to the First November 2021 Investor which increased the total relative fair value of all warrants in total by $34,630 recorded as debt discount which is being amortized over the life of the First November 2021 Notes (see Note 7 and 10).

On April 5, 2022, pursuant to the First April 2022 SPA, Matthew Schwartz, a member of the Board of Directors and a related party, purchased a convertible note with principal amount of $100,000 with accompanying First April 2022 Warrants to purchase 4,201,681 shares of common stock. The Company received net proceeds of $100,000 on March 24, 2022. As of September 30, 2022, the First April 2022 Note had an outstanding principal balance of $100,000 and accrued interest of $3,901 (see Note 7).

On May 9, 2022, pursuant to the May 2022 SPA the May 2022 Investor purchased four convertible notes for an aggregate investment amount of $1,000,000 with accompanying May 2022 Warrants to purchase shares of common stock equal to 20% of the number of the total shares of common stock issuable upon the conversion of the May 2022 Notes. During the year ended September 30, 2022, the Company received an aggregate of $1,000,000 of proceeds and issued an aggregate of 42,016,808 of the May 2022 Warrants. As of September 30, 2022, the May 2022 Notes had an aggregate outstanding principal balance of $1,000,000 and accrued interest of $20,110 (see Note 7).

On June 15, 2022, pursuant to the June 2022 SPA, Danica Holley, a member of the Board of Directors and a related party, purchased a convertible note with principal of $50,000 with accompanying June 2022 Warrants to purchase 2,100,840 shares of common stock. As of September 30, 2022, the June 2022 Note had an outstanding principal balance of $50,000 and accrued interest of $1,173 (see Note 7).

On July 29, 2022, the Company entered into a Demand Promissory Note Agreement with Jeffrey Busch who serves as a member of the Board of Directors and a related party, for a principal balance of $125,000, and on September 2, 2022, the Company entered into a second Demand Promissory Note Agreement with Jeffrey Busch for a principal balance of $150,000 (collectively referred to as called the “Busch Notes”). The Busch Notes bear an annual interest rate of 8% and are payable on demand. The outstanding principal and accrued interest on the Busch Notes is contingently convertible, in full, at the option of the lender, into the same security which is being issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. As of September 30, 2022, the Busch Notes had an outstanding principal balance of $275,000 and accrued interest of $2,683 and are reflected in the accompanying balance sheet as a short-term convertible note payable – related party (see Note 7).

F-101

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

On August 11, 2022, the Company entered into a Demand Promissory Note Agreement with a related party, who is an affiliate stockholder, for a principal balance of $375,000. The note bears an annual interest rate of 8% and is payable on demand. The outstanding principal and accrued interest of the note is contingently convertible, in full, at the option of the lender, into the same security which is being issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. As of September 30, 2022, this note had an outstanding principal balance of $375,000 and accrued interest of $4,110 and is reflected in the accompanying balance sheet as a short-term convertible note payable – related party (see Note 7).

On September 2, 2022, the Company entered into a Demand Promissory Note Agreement with a related party, who is an affiliate stockholder, for a principal balance of $350,000. The note bears an annual interest rate of 8% and is payable on demand. The outstanding principal and accrued interest of the note is contingently convertible, in full, at the option of the lender, into the same security which is being issued by the Company in its next private placement of equity or equity backed securities at any time after the inception date. As of September 30, 2022, this note had an outstanding principal balance of $350,000 and accrued interest of $2,148 and is reflected in the accompanying balance sheet as a short-term convertible note payable – related party (see Note 7).

During the year ended September 30, 2022, the Company advanced a total of $13,883 to a related party, which is an affiliate entity and a majority shareholder of the Company. During the year ended September 30, 2022, the Company recorded bad debt expense of $35,594 related to the write off of related party advances. As of September 30, 2022 and 2021, the Company had related party receivable balances of $0 and $21,711, respectively, reflected in the accompanying balance sheets as other receivable.

As of September 30, 2022 and 2021, the Company owed several executives and directors for expense reimbursements and consulting fees in the aggregate amount of $16,223 and $3,714, respectively, which is reflected on the accompanying balance sheet as accounts payable – related party.

On September 30, 2022 and 2021, net amount due to related parties consisted of the following:

	September 30, 2022	September 30, 2021

Convertible notes principal – related parties	$4,150,000	$1,000,000
Discount on convertible notes - related parties	(1,844,186)	(935,019)
Note payable principal – related parties	350,000	100,000
Accrued liabilities - related parties	76,927	18,000
Accounts payable – related parties	16,223	3,714
Other receivable - related party	-	(21,711)
Total	$2,748,964	$164,984

NOTE 10 – STOCKHOLDERS’ DEFICIT

Shares Authorized

On September 22, 2020, the Company filed with the Nevada Secretary of State, an amendment to its Articles of Incorporation to change its name from “OncBioMune Pharmaceutical, Inc.” to “Theralink Technologies, Inc.” and increase its authorized shares of common stock from 6,666,667 shares of common stock at $0.0001 per share par value to 12,000,000,000 shares of common stock at $0.0001 per share par value, effective September 24, 2020.

On July 1, 2022, the Company filed with the Nevada Secretary of State, an amendment to its Articles of Incorporation to increase its authorized shares of common stock from 12,000,000,000 shares to 100,000,000,000 shares of common stock at $0.0001 per share par value.

Series A Preferred Stock

On August 20, 2015, the Company filed the Certificate of Designation with the Nevada Secretary of State, designating 1,333 shares of the authorized 26,667 Preferred Stock as Series A Preferred Stock. Each holder of Series A Preferred Stock is entitled to 500 votes for each share of Series A Preferred Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company. The holders of Series A Preferred Stock shall have no special voting rights and their consent is not required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

F-102

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

As of September 30, 2022 and 2021, there were 667 shares of the Company’s Series A Preferred Stock issued and outstanding held by a former member of the Board of Directors.

Series C-1 Preferred Stock

On May 18, 2020, the Company filed a certificate of designation, preferences and rights of Series C-1 Preferred Stock (the “Series C-1 Certificate of Designation”), as amended on June 9, 2021, with the Nevada Secretary of State to designate 3,000 shares of its previously authorized preferred stock as Series C-1 Preferred Stock, par value $0.0001 per share and a stated value of $4,128.42 per share. The Series C-1 Certificate of Designation and its filing was approved by the Company’s Board of Directors without shareholder approval as provided for in the Company’s articles of incorporation and under Nevada law. The holders of shares of Series C-1 Preferred Stock have the following preferences and rights:

On June 9, 2021, the Company filed an Amendment (the “CoD Amendment”) to the Series C-1 Certificate of Designation with the Nevada Secretary of State. The filing of the CoD Amendment was approved by the Board on June 8, 2021, and by the holders of the majority of the outstanding shares of Series C-1 Preferred Stock on June 8, 2021.

The CoD Amendment sets the triggering price for the anti-dilution price protection at $0.00275 per share, the same price as the Series C-2 Certificate of Designation. All other terms of the Series C-1 Certificate of Designation remain unchanged and in full force and effect.

●	Holders of shares of Series C-1 Preferred Stock are entitled to dividends or distributions on each share on an “as converted” into common stock basis, if, as and when declared from time to time by the Board of Directors.

●

Each share of Series C-1 Preferred Stock is convertible into shares of common stock any time after the Initial Issuance Date at a conversion price of $0.0275 per share. The number of shares of common stock issuable upon conversion shall be determined by dividing (x) the conversion amount (determined by the sum of the stated value thereof plus any additional amount thereon which consist of all dividends, whether declared or not) of such share of Series C-1 by (y) the conversion price of $0.0275 per share (subject to temporary adjustment upon a triggering event as defined by the Series C-1 Certificate of Designation, to 80% of the conversion price). The adjusted conversion price is only in effect until the triggering event is cured. The convertibility of shares of Series C-1 Preferred Stock is limited such that a holder of Series C-1 Preferred Stock may not convert Series C-1 Preferred Stock to common stock to the extent that the number of shares of common stock to be issued pursuant to such conversion, when aggregated with all other shares of common stock owned by the holder at such time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) more than 4.99% of all of the Company’s common stock outstanding.

●	In the event the Company issues or sells any securities including options or convertible securities, except for any Exempt Issuance (as defined in the Series C-1 Certificate of Designation), at a price of or with an exercise price or conversion price of less than $0.0275 per share (see amendment discussed above), then upon such issuance or sale, the Series C-1 Preferred Stock conversion price shall be reduced to the sale price, the exercise price or conversion price of the securities sold. In addition, these preferred shareholders have the right to participate in future equity offerings from the company for twenty-four months from the effective date.

●	In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of the Series C-1 Preferred Stock shall be entitled to receive, in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (“Liquidation Funds”) before any amount shall be paid to the holders of any shares of Junior Stock, but pari passu with any Parity Stock (as defined in the Series C-1 Certificate of Designation) then outstanding, an amount per shares of the Series C-1 Preferred Stock equal to the greater of (A) the conversion amount thereof on the date of such payment or (B) the amount per share such holder of Series C-1 Preferred Stock would receive if such holder converted such Series C-1 into common stock immediately prior to the date of the payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders of Series C-1 Preferred Stock and holders of the shares of Parity Stock, then each holder of Series C-1 Preferred Stock and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of the Liquidation Funds payable to such holder of Series C-1 Preferred Stock and such holder of the Parity Stock as a liquidation preference, in accordance with their respective certificate of designation (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series C-1 Preferred Stock and all holders of Parity Stock.

F-103

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

During the year ended September 30, 2022, various holders of the Series C-1 Preferred Stock converted an aggregate of 1,923 shares of Series C-1 Preferred Stock into 288,637,529 shares of the Company’s common stock (see below – Common Stock Issued Upon Conversion of Series C-1 Preferred Stock).

As of September 30, 2022 and 2021, the Company had 1,043 and 2,966 shares of Series C-1 Preferred Stock issued and outstanding, respectively.

Series C-2 Preferred Stock

On May 18, 2020, the Company filed a certificate of designation, preferences and rights of Series C-2 Preferred Stock (the “Series C-2 Certificate of Designation”) with the Nevada Secretary of State to designate 6,000 shares of its previously authorized preferred stock as Series C-2 Preferred Stock, par value $0.0001 per share and a stated value of $410.27 per share. The Series C-2 Certificate of Designation and its filing was approved by the Company’s Board of Directors without shareholder approval as provided for in the Company’s articles of incorporation and under Nevada law. The holders of shares of Series C-2 Preferred Stock have the following preferences and rights:

●	Holders of shares of Series C-2 Preferred Stock are entitled to dividends or distributions on each share on an “as converted” into common stock basis, if, as and when declared from time to time by the Board of Directors.

●	Each share of Series C-2 Preferred Stock is convertible into shares of common stock any time after the initial issuance date at a conversion price of $0.00275 per share. The number of shares of common stock issuable upon conversion shall be determined by dividing (x) the conversion amount (determined by the sum of the stated value thereof plus any additional amount thereon) of such share of Series C-2 by (y) the conversion price of $0.00275 per share (subject to temporary adjustment upon a triggering event as defined by the Series C-2 Certificate of Designation to 80% of the conversion price). The adjusted conversion price is only in effect until the triggering event is cured. The convertibility of shares of Series C-2 Preferred Stock is limited such that a holder of Series C-2 Preferred Stock may not convert Series C-2 Preferred Stock to common stock to the extent that the number of shares of common stock to be issued pursuant to such conversion, when aggregated with all other shares of common stock owned by the holder at such time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) more than 4.99% of all of the Company’s common stock outstanding.

●	In the event the Company issues or sells any securities including options or convertible securities, except for any Exempt Issuance (as defined in the Series C-2 Certificate of Designation), at a price of or with an exercise price or conversion price of less than the conversion price, then upon such issuance or sale, the Series C-2 Preferred Stock conversion price shall be reduced to the sale price, the exercise price or conversion price of the securities sold. In addition, these preferred shareholders have the right to participate in future equity offerings from the company for twenty-four months from the effective date.

●	In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of the Series C-2 Preferred Stock shall be entitled to receive, in cash out of the Liquidation Funds before any amount shall be paid to the holders of any shares of Junior Stock, but pari passu with any Parity Stock (as defined in the Series C-2 Certificate of Designation) then outstanding, an amount per shares of the Series C-2 Preferred Stock equal to the greater of (A) the conversion amount thereof on the date of such payment or (B) the amount per share such holder would receive if such holder converted such Series C-2 into common stock immediately prior to the date of the payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders of Series C-2 Preferred Stock and holders of the shares of Parity Stock, then each holder of Series C-2 Preferred Stock and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of the Liquidation Funds payable to such holder of Series C-2 Preferred Stock and such holder of the Parity Stock as a liquidation preference, in accordance with their respective certificate of designation (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series C-2 Preferred Stock and all holders of Parity Stock.

During the year ended September 30, 2022, a holder of the Series C-2 Preferred Stock converted 1,880 shares of Series C-1 Preferred Stock into 280,475,491 shares of the Company’s common stock (see below – Common Stock Issued Upon Conversion of Series C-2 Preferred Stock).

As of September 30, 2022 and 2021, the Company had 3,037 and 4,917 shares of Series C-2 Preferred Stock, respectively, issued and outstanding.

F-104

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

Series E Preferred Stock

On September 15, 2020, the Company filed a Certificate of Designation, Preferences and Rights of Series E Preferred Stock (the “Series E Certificate of Designation”) with the Nevada Secretary of the State to designate 2,000 shares of its previously authorized preferred stock as Series E Preferred Stock, par value $0.0001 per share and a stated value of $2,000 per share. The Series E Certificate of Designation and its filing were approved by the Company’s Board of Directors without stockholder approval as provided for in the Company’s Articles of Incorporation and under Nevada law. The holders of shares of Series E Preferred Stock have the following preferences and rights:

●	From the initial issuance date, cumulative dividends on each share of Series E shall accrue, on a quarterly basis in arrears (with any partial quarter calculated on a pro-rata basis), at the rate of 8% per annum on the stated value, plus any additional amount thereon. Dividends shall be paid within 15 days after the end of each fiscal quarter (“Dividend Payment Date”), at the option of the Holder in cash or through the issuance of shares of common stock. In the event that the Holder elects to receive its dividends in shares of common stock the number of shares of common stock to be issued to each applicable Holder shall be determined by dividing the total dividend outstanding to such Holder by the average closing price of the common stock during the five trading days on the principal market prior to the dividend payment date.

●	Holders of shares of Series E Preferred Stock are entitled to dividends or distributions on each share on an “as converted” into common stock basis, if, as and when declared from time to time by the Board of Directors.

●	Each share of Series E Preferred Stock is convertible into shares of common stock any time after the initial issuance date at the conversion price which is the lesser of: (i) $0.00375 or (ii) 75% of the average closing price of the common stock during the prior five trading days on the principal market, subject to adjustment as provided in the Series E Certificate of Designation including a price protection provision for offerings below the conversion price, provided, however, the conversion price shall never be less than $0.0021. The number of shares of common stock issuable upon conversion shall be determined by multiplying the number of outstanding shares by the stated value per share of $2,000 plus accrued dividends and dividing that number by the conversion price.

●	In connection with, (i) a Change of Control of the Company or (ii) on the closing of, a Qualified Public Offering by the Company, all of the outstanding shares of Series E (including any fraction of a share) shall automatically convert into an aggregate number of shares of common stock (including any fraction of a share) by multiplying the number of outstanding shares by the stated value per share of $2,000 plus accrued dividends and dividing that number (including any fraction of a share) by the lesser of: (i) $0.00375 or (ii) 75% of the average closing price of the common stock during the prior five trading days on the principal market, subject to adjustment as provided in the Series E Certificate of Designation including a price protection provision for offerings below the conversion price. However, the conversion price shall never be less than $0.0021. If a closing of a Change of Control transaction or a Qualified Public Offering occurs, such automatic conversion of all of the outstanding shares of Series E shall be deemed to have been converted into shares of Common Stock immediately prior to the closing of such transaction or Qualified Public Offering.

●	In the event the Company issues or sells any securities including options or convertible securities, except for any Exempt Issuance (as defined in the Series E Certificate of Designation), at a price, an exercise price or conversion price of less than the conversion price, then upon such issuance or sale, the Series E Preferred Stock conversion price shall be reduced to the sale price or the exercise price or conversion price of the securities sold.

●	Holders of Series E Preferred Stock have no voting rights.

On September 16, 2020, the Company entered into a Securities Purchase Agreement (the “SPA”) with an affiliated investor, who is a beneficial shareholder, to purchase an aggregate amount of 1,000 shares of the newly created Series E Convertible Preferred Stock of the Company (the “Series E Preferred”) for an aggregate investment amount of $2,000,000.

Pursuant to the Series E Certificate of Designation, Series E Preferred Stock is redeemable at the option of the holder in the event that the Company is prohibited from issuing shares of common stock to a holder upon any conversion due to insufficient shares of common stock available (“Authorized Failure Shares”) and therefore meets the criteria of a contingently redeemable instrument in accordance with ASC 480-10-25-7 – Distinguishing Liabilities from Equity. The Series E Preferred Stock is contingently redeemable upon the occurrence of an event that is outside of the issuer’s control and is classified as temporary equity pursuant to ASC 480-10-S99.

Further the Series E Preferred Stock is an equity host instrument since it has more features that align with an equity instrument than a debt instrument pursuant to ASC 815-15-25-17A – Derivatives and Hedging, which states in part that “the nature of the host contract depends on the economic characteristics and risks of the entire hybrid financial instrument.” All of the contractual and implied terms of the preferred share, such as the existence of a redemption feature or conversion option, should be considered when determining the nature of the host instrument as debt or equity. The Series E Preferred Stock embedded conversion feature (call option) is considered clearly and closely related to the equity host. Accordingly, further analysis under ASC 815-40-15 is not necessary and the embedded conversion feature should not be bifurcated from the host instrument. The Series E Preferred Stock redemption feature (put option) does not meet all the criteria under ASC 815-10-15-83, therefore it does not qualify as a derivative.

F-105

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

To determine whether the Series E Preferred Stock contains a BCF, we compared the effective conversion price and the Company’s stock price on the commitment date. The effective conversion price was calculated by dividing the proceeds from Series E Preferred Stock by the number of common shares issuable upon conversion of the Series E Preferred Stock. The BCF is measured as the difference between the commitment date stock price and the effective conversion price multiplied by the number of common stock issuable upon conversion of Series E. The BCF is limited to the total cash proceeds received if the amount of the BCF exceeds the cash proceeds received. In connection with the issuance of Series E Preferred Stock, during the year ended September 30, 2020, the Company recognized a beneficial conversion feature in the amount of $2,000,000 which was accounted for as a deemed dividend.

During the year ended September 30, 2021, the issuance of Series F Preferred Stock triggered the price protection clause in the Series E Preferred Stock. Thus, the conversion price of the Series E Preferred Stock was reduced from $0.00375 to $0.00313 on that date.

During the years ended September 30, 2022 and 2021, the Company incurred $160,000 and $159,890 of Series E dividends. As of September 30, 2022 and 2021, dividend payable balances were $40,329 and $13,151, respectively, reflected in the accompanying consolidated balance sheet as accrued liabilities instead of temporary equity.

As of September 30, 2022 and 2021, the Company had 1,000 shares of Series E Preferred Stock issued and outstanding classified as temporary equity in the accompanying balance sheets.

Series F Preferred Stock

On July 30, 2021, the Company filed a Certificate of Designation, Preferences and Rights of Series F Preferred Stock (the “Series F Certificate of Designation”), with the Nevada Secretary of State to designate 1,000 shares of its previously authorized preferred stock as Series F Preferred Stock, par value $0.0001 per share and a stated value of $2,000 per share. The Series F Certificate of Designation and its filing were approved by the Company’s Board of Directors without stockholder approval as provided for in the Company’s Articles of Incorporation and under Nevada law. The holders of shares of Series F Preferred Stock have the following preferences and rights:

●	From the Initial Issuance Date, cumulative dividends on each share of Series F shall accrue, on a monthly basis in arrears (with any partial month being made on a pro-rata basis), at the rate of 8% per annum on the stated value, plus any additional amount thereon. Dividends shall be paid within 15 days after the end of each month (“Dividend Payment Date”), at the option of the Holder in cash or through the issuance of shares of common stock. In the event that the Holder elects to receive its dividends in shares of common stock the number of shares of common stock to be issued to each applicable Holder shall be determined by dividing the total dividend payable to such Holder by the average closing price of the common stock during the five trading days on the principal market prior to the dividend payment date.

●	Holders of shares of Series F Preferred Stock are entitled to dividends or distributions on each share on an “as converted” into common stock basis, if, as and when declared from time to time by the Board of Directors.

●	Each share of Series F Preferred Stock is convertible into shares of common stock any time after the initial issuance date at the conversion price which is the lesser of: (i) $0.00313 or (ii) 75% of the average closing price of the common stock during the prior five trading days on the principal market, subject to adjustment as provided in the Series F Certificate of Designation including a price protection provision for offerings below the conversion price, provided, however, the conversion price shall never be less than $0.0016. The number of shares of common stock issuable upon conversion shall be determined by multiplying the number of outstanding shares by the stated value per share of $2,000 plus additional amount by the conversion price.

●	In connection with, (i) a Change of Control of the Company or (ii) on the closing of, a Qualified Public Offering by the Company, all of the outstanding shares of Series F Preferred Stock (including any fraction of a share) shall automatically convert along with the additional amount into an aggregate number of shares of common stock (including any fraction of a share) as is determined by dividing the number of shares of Series F Preferred Stock (including any fraction of a share) by the automatic conversion price then in effect. If a closing of a Change of Control transaction or a Qualified Public Offering occurs, such automatic conversion of all of the outstanding shares of Series F Preferred Stock shall be deemed to have been converted into shares of common stock immediately prior to the closing of such transaction or Qualified Public Offering.

F-106

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

●	In the event the Company issues or sells any securities including options or convertible securities, except for any Exempt Issuance (as defined in the Series F Certificate of Designation), at a price, an exercise price or conversion price of less than the conversion price, then upon such issuance or sale, the Series F Preferred Stock conversion price shall be reduced to the sale price, or the exercise price or conversion price of the securities sold.

●	Series F Preferred Stock shall rank pari passu with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company with the Series C-1 Preferred Stock of the Company, the Series C-2 Preferred Stock of the Company, and the Series E Preferred Stock of the Corporation (the “Parity Stock”), and all other shares of capital stock of the Company shall be junior in rank to all Series F shares with respect to the preferences as to dividends (except for the common stock, which shall be pari passu as provided in the Series F Certificate of Designation), distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such Junior Stock shall be subject to the rights, powers, preferences and privileges of the Series F Preferred Stock. Without limiting any other provision of the Series F Certificate of Designation, without the prior express consent of the Required Holder, the Company shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series F Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), or (ii) Parity Stock. Except as provided for in the Certificate of Designation, in the event of the merger or consolidation of the Company into another corporation, the Series F Preferred Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for in the Certificate of Designation for a period of at least two years following such merger or consolidation and no such merger or consolidation shall cause result inconsistent therewith.

On July 30, 2021, the Company entered into a Securities Purchase Agreement (the “SPA”) with an affiliated investor, who is a beneficial shareholder, to purchase an aggregate amount of 500 shares of Series F Convertible Preferred Stock (the “Series F Preferred”) with accompanying warrant for 63,897,764 of common stock (the “Warrant”), for total proceeds of $1,000,000 (see Note 9). The Series F Preferred Stock has a stated value of $2,000 per share and shall accrue monthly in arrears, dividends at the rate of 8% per annum on the stated value. The dividends shall be paid monthly at the option of the holder of the Series F Preferred in either cash or shares of common stock of the Company. The number of shares of common stock issuable upon conversion of the Series F Preferred is determined by dividing the stated value of the number of shares being converted, plus any accrued and unpaid dividends, by the lesser of: (i) $0.00313 and (ii) 75% of the average closing price of the Company’s common stock during the prior five trading days; provided, however, the conversion price shall never be less than $0.0016. In addition, the investor was issued a Warrant to purchase an amount of common stock equal to 20% of the shares of common stock issuable upon conversion of the Series F Preferred at an exercise price of $0.00313 per share (subject to adjustment as provided therein) until July 30, 2026. The Warrants are exercisable for cash at any time. The 63,897,764 Warrant was valued using the relative fair value method at $957,192 and the Series F Preferred stock had a grant date fair value $42,808 which was recorded as a BCF.

In accordance with ASC 470 – Debt, the proceeds of $1,000,000 was allocated based on the relative fair values of the Series F preferred stock and the Warrant of $42,808 and $957,192, respectively. Although ASC 470 is for debt instruments issued with warrants, preferred shares issued with warrants should be accounted for in a similar manner.

Pursuant to the Series F Certificate of Designation, Series F Preferred Stock is redeemable at the option of the holder in the event that the Company is prohibited from issuing shares of common stock to a holder upon any conversion due to insufficient shares of common stock available (“Authorized Failure Shares”) and therefore meets the criteria of a contingently redeemable instrument in accordance with ASC 480-10-25-7 – Distinguishing Liabilities from Equity. The Series F Preferred Stock is contingently redeemable upon the occurrence of an event that is outside of the issuer’s control and should be classified as temporary equity pursuant to ASC 480-10-S99. Further the Series F Preferred Stock is an equity host instrument since it has more features that align with an equity instrument than a debt instrument pursuant to ASC 815-15-25-17A – Derivatives and Hedging, which states in part that “the nature of the host contract depends on the economic characteristics and risks of the entire hybrid financial instrument.” All of the contractual and implied terms of the preferred share, such as the existence of a redemption feature or conversion option, should be considered when determining the nature of the host instrument as debt or equity. The Series F Preferred Stock embedded conversion feature (call option) is considered clearly and closely related to the equity host. Accordingly, further analysis under ASC 815-40-15 is not necessary and the embedded conversion feature should not be bifurcated from the host instrument. The Series F Preferred Stock redemption feature (put option) does not meet all the criteria under ASC 815-10-15-83, therefore it does not qualify as a derivative.

To determine whether the Series F Preferred Stock contains a BCF, we compared the effective conversion price and the Company’s stock price on the commitment date. The effective conversion price was calculated by dividing the proceeds from Series F Preferred Stock by the number of common shares issuable upon conversion of the Series F Preferred Stock. The BCF is measured as the difference between the commitment date stock price and the effective conversion price multiplied by the number of common stock issuable upon conversion of Series F. The BCF is limited to the total cash proceeds received if the amount of the BCF exceeds the cash proceeds received. In connection with the issuance of Series F Preferred Stock, during the year ended September 30, 2021, the Company recognized a BCF in the amount of $42,808 which was accounted for as a deemed dividend.

F-107

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

The relative fair value of the warrant of $957,192 was recorded as a discount associated with the Series F preferred stock and was fully amortized immediately because the Series F preferred stock was convertible on the date of issuance. The Company recorded the $957,192 as deemed dividend.

During the years ended September 30, 2022 and 2021, the Company also recorded dividends related to the Series F Preferred Stock in the amount of $80,000 and $6,728. As of September 30, 2022 and 2021, dividend payable balances were $20,164 and $6,728, respectively, reflected in the accompanying consolidated balance sheet as accrued liabilities instead of temporary equity.

As of September 30, 2022 and 2021, the Company had 500 shares of Series F Preferred Stock issued and outstanding classified as temporary equity in the accompanying balance sheets.

Common Stock

Common Stock Issued Upon Conversion of Series C-1 Preferred Stock

●	During the year ended September 30, 2022, the Company issued an aggregate of 288,637,529 shares of the Company’s common stock to various investors upon their conversion of an aggregate of 1,923 shares of the Series C-1 Preferred Stock.

Common Stock Issued Upon Conversion of Series C-2 Preferred Stock

●	During the year ended September 30, 2022, the Company issued an aggregate of 280,575,491 shares of the Company’s common stock to an investor upon conversion of 1,880 shares of the Series C-2 Preferred Stock.

Common Stock Issued Upon Accounts Payable Settlements

●	During the year ended September 30, 2022, the Company issued an aggregate of 26,913,738 shares of the Company’s common stock to two consultants upon the close of their respective settlement agreements, dated October 18, 2021, to settle accounts payable balances in aggregate amount of $84,240 or $0.00313 per share, valued with the share price of common stock sold in private placements during the same period (see Note 11).

Common Stock Issued for Subscription Payable

●	During the year ended September 30, 2022, the Company issued an aggregate of 431,309,907 shares of the Company’s common stock to various investors in connection with the subscription payable aggregate amount of $1,350,000. The subscription payable resulted from Subscription Agreements entered into by the Company with several accredited investors, during the year ended September 30, 2021, to sell, in a private placement, an aggregate of 431,309,907 shares of its common stock, at a purchase price of $1,350,000 or $0.00313 per share (see Note 11).

Stock Options

Effective February 18, 2011, the Company’s Board of Directors (“Board”) adopted and approved the 2011 stock option plan. A total of 57 options to acquire shares of the Company’s common stock were authorized under the 2011 stock option plan. No options were granted under the 2011 stock option plan and the plan expired as of March 31, 2022.

On April 28, 2020, the Board approved the 2020 Equity Incentive Plan (“2020 Plan”), as amended on May 29, 2020. On April 18, 2022, the Board terminated the 2020 Plan and any shares reserved thereunder are no longer subject to reservation and the Company had no options issued and outstanding under the 2020 Plan.

On April 18, 2022, the Company’s Board and the shareholders approved the 2022 Equity Incentive Plan (“2022 Plan”) at which time the plan became effective. Upon the effective date of the 2022 Plan, 1,915,000,000 shares of the Company’s common stock were reserved for issuance under the 2022 Plan (“Reserved Share Amount”), subject to the adjustments described in the 2022 Plan, and such Reserved Share Amount, when issued in accordance with the 2022 Plan, shall be validly issued, fully paid, and non-assessable. Pursuant to the 2022 Plan, the option price of each incentive stock option (except those that constitute substitute awards) shall be at least the fair market value of a share on the grant date; provided, however, that in the event that a grantee is a ten percent stockholder as of the grant date, the option price of an incentive stock option shall be not less than 110% of the fair market value of a share on the grant date, in no case shall the option price of any option be less than the par value of a share.

F-108

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

On May 26, 2022, the Company’s Board of Directors (“Board”) approved the future granting of stock options under the 2022 Equity Incentive Plan, to various employees and consultants. On August 16, 2022, the Company granted stock options to purchase 1,901,410,519 common shares of the Company to various employees and consultants with an exercise price of $0.0036 per share. The options expire on August 15, 2032 and vest over varying vesting terms through August 2026. The fair value of these option grants was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 365.1%; risk-free interest rate of 2.82%; and an estimated holding period of 10 years. The Company valued these stock option at a fair value of $7,985,924 and will record stock-based compensation expense over the vesting periods.

During the year ended September 30, 2022, in connection with the accretion of stock-based option expense over the vesting period, the Company recorded stock option expense of $6,015,622. As of September 30, 2022, there were 1,901,410,519 options outstanding and 1,353,744,175 options vested. As of September 30, 2022, there was $1,970,302 of unvested stock-based compensation expense to be recognized through August 2026. The aggregate intrinsic value on September 30, 2022 was $0 and was calculated based on the difference between the quoted share price on September 30, 2022 of $0.0035 and the exercise price of the underlying options.

The Company did not have any stock option activity during the year ended September 30, 2021. Stock option activities for the year ended September 30, 2022 are summarized as follows:

	Number of Options		Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance Outstanding September 30, 2021	-		$-	-	$-
Granted	1,901,410,519		0.0036		-
Balance Outstanding September 30, 2022	1,901,410,519		$0.0036	9.88	$0
Exercisable, September 30, 2022	1,353,744,175	(a)	$0.0036	9.88	$0

Balance Non-vested on September 30, 2021	-		$-	-	$-
Granted	1,901,410,519		0.0036	-	-
Vested during the period	(1,353,744,175)		0.0036	-	-
Balance Non-vested on September 30, 2022	547,666,344		$0.0036	9.88	$0

(a)	These vested options are only exercisable upon the company filing an S-8 to register the underlying shares.

Warrants

On May 12, 2021, in connection with the issuance of a convertible note, the Company issued a Warrant to purchase up to 63,897,764 shares of common stock at an exercise price of $0.00313 per share (subject to adjustment as provided therein) until May 12, 2026 (see Note 7). The Warrants are exercisable for cash at any time. The Warrant was valued at $984,200 using the relative fair value method was recorded as debt discount which is being amortized over the life of the convertible note.

On July 30, 2021, the Company, in connection with the issuance of 500 shares of Series F preferred stock, issued a Warrant to purchase up to 63,897,764 shares of common stock at an exercise price of $0.00313 per share (subject to adjustment as provided therein) until July 30, 2026. The Warrants are exercisable for cash at any time. The Warrant was valued at $957,192 using the relative fair value method and was recorded as deemed dividend.

On November 1, 2021, the Company issued the First November 2021 Warrants to purchase an aggregate of 54,644,811 shares of common stock. The First November 2021 Warrants are exercisable at any time at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026. The First November 2021 Warrants were valued at $990,048 using the relative fair value method and were recorded as a debt discount which is being amortized over the life of the First November 2021 Notes (see Note 7 and Note 9).

On November 1, 2021, the Company issued the Second November 2021 Warrants to purchase an aggregate of 27,322,406 shares of common stock. The Second November 2021 Warrants are exercisable at any time at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026. The Second November 2021 Warrants were valued at $495,560 using the relative fair value method and were recorded as a debt discount which is being amortized over the life of the Second November 2021 Notes (see Note 7).

F-109

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

On November 1, 2021, the Company issued the Third November 2021 Warrants to purchase an aggregate of 27,322,406 shares of common stock. The Third November 2021 Warrants are exercisable at any time at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026. The Third November 2021 Warrants were valued at $495,560 using the relative fair value method and were recorded as a debt discount which is being amortized over the life of the Third November 2021 Notes (see Note 7).

On January 26, 2022, the Company, upon the approval of the First November 2021 Investor, amended the First November 2021 SPA whereby the Company issued additional cashlessly-exercisable warrants to purchase 218,579,234 shares of common stock. As a result, the total relative fair value of all warrants in total increased by $34,630, recorded as debt discount, which is being amortized over the life of the First November 2021 Notes (see Note 7). These warrants are exercisable at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026.

On January 26, 2022, the Company, upon the approval of the Second November 2021 Investor, amended the Second November 2021 SPA whereby the Company issued additional cashlessly-exercisable warrants to purchase 109,289,616 shares of common stock. As a result, the total relative fair value of all warrants in total increased by $22,429, recorded as debt discount, which is being amortized over the life of the Second November 2021 Notes (see Note 7). These warrants are exercisable at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026.

On January 26, 2022, the Company, upon the approval of the Third November 2021 Investor, amended the Third November 2021 SPA whereby the Company issued additional cashlessly-exercisable warrants to purchase 109,289,616 shares of common stock. As a result, the total relative fair value of all warrants in total increased by $22,429, recorded as debt discount, which is being amortized over the life of the Third November 2021 Notes (see Note 7). These warrants are exercisable at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026.

On January 27, 2022, the Company issued the First January 2022 Warrants to purchase an aggregate of 136,612,022 shares of common stock. The First January 2022 Warrants are exercisable at any time at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026. The First January 2022 Warrants were valued at $472,403 using the relative fair value method and were recorded as a debt discount which is being amortized over the life of the First January 2022 Note (see Note 7).

On January 31, 2022, the Company issued the Second January 2022 Warrants to purchase an aggregate of 136,612,022 shares of common stock. The Second January 2022 Warrants are exercisable at any time at a price equal to $0.00366 per share (subject to adjustment) until November 1, 2026. The Second January 2022 Warrants were valued at $469,810 using the relative fair value method and were recorded as a debt discount which is being amortized over the life of the Second January 2022 Note (see Note 7).

On January 31, 2022, the Company issued to two consultants an aggregate of 16,393,443 warrants as a placement fee in connection with the First January 2022 Note and Second January 2022 Note (collectively as “January 2022 Notes”) (see Note 7). These warrants are exercisable at a price equal to $0.00366 per share until November 1, 2024. These warrants were valued at $54,595 using the relative fair value method and were recorded as a debt discount which is being amortized over the life of the January 2022 Note.

On April 5, 2022, the Company issued the First April 2022 Warrants to purchase 4,201,681 shares of common stock. The First April 2022 Warrants are exercisable at any time at a price equal to $0.00476 per share (subject to adjustment) until April 1, 2027. The First April 2022 Warrants were valued at $89,815 using the relative fair value method and was recorded as debt discount which is being amortized over the life of the First April 2022 Note (see Note 7 and Note 9).

During April 2022, the Company issued the Second April 2022 Warrants to purchase an aggregate of 17,857,144 shares of common stock. The Second April 2022 Warrants are exercisable at any time at price equal to $0.00476 per share (subject to adjustment) until April 1, 2027. The Second April 2022 Warrants were valued at $335,593 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the Second April 2022 Notes (see Note 7).

On May 9, 2022, the Company issued the May 2022 Warrants to purchase an aggregate of 42,016,808 shares of common stock. The May 2022 Warrants are exercisable at any time at a price equal to $0.00476 per share (subject to adjustment) until April 1, 2027. The May 2022 Warrants were valued at $178,449 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the May 2022 Notes (see Note 7 and Note 9).

On June 15, 2022, the Company issued the June 2022 Warrants to purchase 2,100,840 shares of common stock. The June 2022 Warrants are exercisable at any time at a price equal to $0.00476 per share (subject to adjustment) until April 1, 2027. The June 2022 Warrants were valued at $5,924 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the June 2022 Note (see Note 7 and Note 9).

F-110

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

On July 1, 2022, the Company issued the July 2022 Warrants to purchase an aggregate of 2,100,840 shares of common stock. The July 2022 Warrants are exercisable at any time at a price equal to $0.00476 per share (subject to adjustment) until April 1, 2027. The July 2022 Warrants were valued at $8,190 using the relative fair value method and were recorded as debt discount which is being amortized over the life of the July 2022 Notes (see Note 7).

As of September 30, 2022, the Company had 1,888,813,005 warrants issued and outstanding.

Warrants activities for the years ended September 30, 2022 and 2021 is summarized as follows:

		Weighted	Weighted Average Remaining
		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Warrants	Price	(Years)	Value
Balance Outstanding on September 30, 2020	856,674,588	$0.0020	4.3	$—

Issued in connection with a convertible debt – related party (see Note 7 and Note 9)	63,897,764	0.0031	4.6

Issued in connection with a Series F preferred stock – related party	63,897,764	0.0031
Balance Outstanding on September 30, 2021	984,470,116	0.0023	3.50	—

Issued in connection with a convertible debt – related party (see Note 7 and Note 9)	321,543,374	0.0038	4.16

Issued in connection with a convertible debt (see Note 7)	582,799,515	0.0037	4.09
Balance Outstanding on September 30, 222	1,888,813,005	$0.0030	3.26	$1,140,362
Exercisable on September 30, 2022	1,684,611,324	$0.0031	3.31	$940,362

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

Michael Ruxin, M.D.

On June 5, 2020, the Company and Dr. Michael Ruxin entered into an employment agreement (the “Ruxin Employment Agreement”) for Dr. Ruxin to serve as the Company’s Chief Executive Officer, President and a director.

The Ruxin Employment Agreement provides that Dr. Ruxin will be employed for a five-year term commencing on June 5, 2020. The term will be automatically extended for one additional year upon the fifth anniversary of the effective date without any affirmative action, unless either party to the agreement provides at least sixty (60) days’ advance written notice to the other party that the employment period will not be extended. Dr. Ruxin will be entitled to receive an annual base salary of $300,000 and will be eligible for an annual discretionary bonus of 150% of such base salary. In the Ruxin Employment Agreement, Dr. Ruxin is entitled to, subject to the approval of the Board or a committee thereof, and under the 2022 Plan (i) a one-time grant of 49,047,059 Restricted Stock Units (“RSUs”) and (ii) a one-time grant of options to purchase 420,691,653 shares of common stock, In lieu of 49,047,059 RSU’s, on August 16, 2022, the Company granted 49,047,059 stock option plus the one-time grant of 420,691,653 stock options for an aggregate amount of 469,738,712 stock options with an exercise price of $0.0036 and an expiration date of August 15, 2032 and subject to vesting terms. Ruxin is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. For the period of May 2021 through November 2021 and from August 15, 2022 to September 30, 2022, Dr. Ruxin deferred 50% of his salary. As of September 30, 2022 and 2021, the Company had accrued payroll related to Dr. Ruxin’s salary deferment of $112,500 and $62,500, respectively.

F-111

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

Dr. Ruxin is an “at-will” employee and his employment may be terminated by the Company at any time, with or without cause. In the event Dr. Ruxin’s employment is terminated by the Company without Cause (as defined in the Ruxin Employment Agreement), with Good Reason (as defined in the Ruxin Employment Agreement) or as a result of a non-renewal of the term of employment under the Ruxin Employment Agreement, Dr. Ruxin shall be entitled to receive the sum of (I) the Severance Multiple (as defined below), multiplied by his base salary immediately prior to such termination and (II) a pro-rata portion of his bonus for the year in which such termination occurs equal to (a) his bonus for the most recently completed calendar year (if any), multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed from the beginning of such calendar year through the date of termination and the denominator of which is the total number of days in such calendar year. “Severance Multiple” shall mean 3.0; provided, however, that if the date of termination occurs on or at any time during the twelve (12)-month period following a Change in Control, the Severance Multiple shall mean 4.0. In addition, the Company shall accelerate the vesting of any outstanding, unvested equity awards granted to Dr. Ruxin prior to the date of termination. Dr. Ruxin shall be entitled to reimbursement of any COBRA payment made during the 18-month period following the date of termination.

The Ruxin Employment Agreement also contains covenants (a) restricting the executive from engaging in any activity competitive with our business during the term of the employment agreement and in the event of termination, for a period of one year thereafter, (b) prohibiting the executive from disclosing confidential information regarding the Company, and (c) soliciting employees, customers and prospective customers during the term of the employment agreement and for a period of one year thereafter.

Jeffrey Busch

On June 5, 2020, the Company and Jeffrey Busch entered into an employment agreement (the “Busch Employment Agreement”) for Mr. Busch to serve as the Company’s Chairman of the Company and in such other positions as may be assigned from time to time by the board of directors.

The Busch Employment Agreement provides that Mr. Busch will be employed for a five-year term commencing on June 5, 2020. The term will be automatically extended for one additional year upon the fifth anniversary of the effective date without any affirmative action, unless either party to the agreement provides at least sixty (60) days’ advance written notice to the other party that the employment period will not be extended. Mr. Busch will be entitled to receive an annual base salary of $60,000 and will be eligible for an annual discretionary bonus. In the Busch Employment Agreement, Mr. Busch is entitled to, subject to the approval of the Board or committee thereof, and under the 2020 Plan (i) a one-time grant of 49,047,059 Restricted Stock (“RSUs”) and (ii) a one-time grant of options to purchase 420,691,653 shares of common stock. In lieu of 49,047,059 RSU’s, on August 16, 2022, the Company granted 49,047,059 stock option plus the one-time grant of 420,691,653 stock options for an aggregate amount of 469,738,712 stock options with an exercise price of $0.0036 and an expiration date of August 15, 2032 and subject to vesting terms. Mr. Busch is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. As of September 30, 2022 and 2021, the Company had accrued director compensation of $192,500 and $132,500, respectively.

Mr. Busch is an “at-will” employee and his employment may be terminated by the Company at any time, with or without cause. In the event Mr. Busch’s employment is terminated by the Company without Cause (as defined in the Busch Employment Agreement), with Good Reason (as defined in the Busch Employment Agreement) or as a result of a non-renewal of the term of employment under the Busch Employment Agreement, Mr. Busch shall be entitled to receive the sum of (I) the Severance Multiple (as defined below), multiplied by his base salary immediately prior to such termination and (II) a pro-rata portion of his bonus for the year in which such termination occurs equal to (a) his bonus for the most recently completed calendar year (if any), multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed from the beginning of such calendar year through the date of termination and the denominator of which is the total number of days in such calendar year. “Severance Multiple” shall mean 3.0; provided, however, that if the date of termination occurs on or at any time during the twelve (12)-month period following a Change in Control, the Severance Multiple shall mean 4.0. In addition, the Company shall accelerate the vesting of any outstanding, unvested equity awards granted to Mr. Busch prior to the date of termination.

The Busch Employment Agreement also contains covenants (a) restricting the executive from engaging in any activity competitive with our business during the term of the employment agreement and in the event of termination, for a period of one year thereafter, (b) prohibiting the executive from disclosing confidential information regarding the Company, and (c) soliciting employees, customers and prospective customers during the term of the employment agreement and for a period of one year thereafter.

F-112

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

Thomas E. Chilcott, III

On September 24, 2020, the Company appointed Thomas E. Chilcott, III, to serve as the Chief Financial Officer. The Company entered into an offer letter with Mr. Chilcott which provides that his base salary will be $225,000 per year. Mr. Chilcott is entitled to participate in all medical and other benefits that the Company has established for its employees. The offer letter also provides that Mr. Chilcott will be granted an option to purchase up to 94,545,096 shares of the Company’s common stock which were granted on August 16, 2022 with an exercise price of $0.0036 and an expiration date of August 15, 2032 and subject to vesting terms.

On December 31, 2021, the Company’s Board approved an increase in the base salary of Thomas E. Chilcott, III, the Company’s Chief Financial Officer, from $225,000 to $300,000 per year. The increase was effective January 1, 2022. The Board also approved two new bonuses for which Mr. Chilcott will be eligible: (i) a $37,500 bonus payable upon the Company’s completion of a capital raise of at least $1,000,000; and (ii) a $37,500 bonus payable upon the Company’s completion of a capital raise of at least $2,000,000 in the aggregate. During the year ended September 30, 2022, an aggregate bonus of $75,000 was paid to Mr. Chilcott.

Consulting Agreements

On July 5, 2020, the Company and a consultant entered into a Scientific Advisory Board Service Agreement (“Scientific Advisory Agreement”) which provides for; (i) $2,000 monthly compensation; (ii) 88,786,943 stock options under the 2022 Plan, which were granted on August 16, 2022 with an exercise price of $0.0036 and an expiration date of August 15, 2032 and subject to vesting terms and; (iii) $1,500 per day for any special project requiring more than six hours of advisory service in a single day performed upon a written request from the Company. Either party may terminate the Scientific Advisory Agreement at any time upon ten days’ written notice to the other party unless either party neglects or fails to perform its obligations under the Scientific Advisory Agreement; then the termination notice shall be effective upon receipt of the same.

On July 5, 2020, the Company and a consultant entered into a Pathology Advisory Board Service Agreement (the “Pathology Advisory Agreement”) which provides for; (i) $272 monthly compensation; (ii) 77,972,192 stock options under the 2022 Plan, which were granted on August 16, 2022 with an exercise price of $0.0036 and an expiration date of August 15, 2032 and subject to vesting terms and; (iii) $1,500 per day for any special project requiring more than six hours of advisory service in a single day performed upon a written request from the Company. Either party may terminate the Pathology Advisory Agreement at any time upon ten days’ written notice to the other party unless either party neglects or fails to perform its obligations under the Pathology Advisory Agreement; then the termination notice shall be effective upon receipt of the same.

Effective January 1, 2021, the Company entered into a consulting agreement with Mr. Kucharchuk, a member of the Board of Directors, to serve as a strategic advisor. The agreement was effective for a period of twelve months, commencing on January 1, 2021 and shall renew on a month-to month basis, subject to the right of the Company and Mr. Kucharchuk to terminate the agreement pursuant to the agreement. Pursuant to the agreement, Mr. Kucharchuk shall be paid $2,000 per month. As of September 30, 2021, the Company recorded accrued consulting fees in the amount of $18,000 reflected under accrued liabilities – related party in the accompanying balance sheets and as of September 30, 2022, the Company had an accounts payable – related payable balance of $12,000 related to this consulting agreement (See Note 9).

License Agreements

GMU License Agreement

In September 2006, the Company entered into an exclusive license agreement with George Mason Intellectual Properties (“GMU License Agreement”), a non-profit corporation formed for the benefit of George Mason University (“GMU”) which: (1) grants an exclusive worldwide license, with the right to grant sublicenses, under the licensed inventions to make, have made, import, use, market, offer for sale and sell products designed, manufactured, used and/or marketed for all fields and for all uses, subject to the exclusions as defined in the GMU License Agreement; (2) grants an exclusive option to license past, existing, or future inventions in the Company’s field, from inventors that are obligated to assign to GMU and who have signed a memorandum of understanding acknowledging that developed intellectual property will be offered, subject to the exclusions as defined in the GMU License Agreement; (3) the license and option granted specifically excludes biomarkers for lung, ovarian, and breast cancers in a diagnostic field of use and GMU inventions developed using materials obtained from third parties under agreements granting rights to inventions made using said materials and; (4) grants right to assign or otherwise transfer the license so long as such assignment or transfer is accompanied by a change of control transaction and GMU is given 14 days’ prior notice. In addition, the Company is required to make an annual payment of $50,000 to GMU as well as pay GMU a quarterly royalty equal to the net revenue multiplied by one and one-half percent (1.5%), due on a quarterly basis or a quarterly sublicense royalty equal to the net revenue multiplied by fifteen percent (15%). Further, the Company has the right of first refusal for all technology associated with RPPA technology from GMU. As of September 30, 2022 and 2021, the Company has accrued royalty fees of $2,443 and $1,591, respectively, reflected in the accompanying balance sheet in accrued liabilities.

F-113

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

NIH License Agreement

In March 2018, the Company entered into two license agreements (“NIH License Agreements”) with the National Institutes of Health (“NIH”) which grants the Company an exclusive and a nonexclusive United States license for certain patents. Pursuant to the NIH License Agreements, the Company is required to make an annual payment of $1,000 to the NIH as well as pay the NIH a royalty equal to the net sales multiplied by three percent (3.0%) every June 30th and December 31st. Commencing on January 1st of the year following the year of the first commercial sale, the Company is subject to a non-refundable minimum annual royalty of $5,000. In addition, a sublicense royalty equal to the net revenue multiplied by ten percent (10%) will be payable upon sublicensing. As of September 30, 2022 and 2021, the Company has accrued royalty fees of $0 and $24,830, respectively, reflected in the accompanying balance sheet in accrued liabilities.

Lease

In December 2019, the Company entered into a lease agreement for its corporate and laboratory facility in Golden, Colorado. The lease is for a period of 61 months, with an option to extend, commencing in February 2020 and expiring in February 2025 (see Note 8).

On June 10, 2021, the Company entered into an amendment to its existing Warehouse Lease (“Lease Amendment”), effective October 3, 2021, for its laboratory facility in Golden, CO (see Note 8). The Lease Amendment provided for: (i) an extension to the term of the original lease to five years following the completion of the Company’s improvements to the Expansion Premises (defined below); (ii) an expansion of the premises to include the premises located at Unit 404, Building F, 15000 West 6th Avenue, Golden, Colorado 80401, consisting of approximately 4,734 rentable square feet (the “Expansion Premises”); (iii) an annual base rent modification; (iv) an increase to the security deposit; (v) tenant improvement allowance; (vi) additional parking and; (vii) two renewal options, each for five year terms, for a total of ten years.

Pursuant to the Lease Amendment, the Company must pay a total annual base rent of; (1) $115,823 for year one; (2) $119,310 for year two; (3) $122,893 for year three; (4) $126,580 for year four; (5) $130,377 for year five; (6) $135,163 for year six; (7) $139,218 for year seven; (8) $143,394 for year eight; (9) $147,696 for year nine; (10) $152,127 for year ten; (11) $156,331 for year eleven; (12) $161,391 for year twelve; (13) $166,233 for year thirteen; (14) $171,220 for year fourteen and; (15) $176,357 for year fifteen.

Other Contingencies

Pursuant to ASC 450-20 – Loss Contingencies, liabilities for contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. As of September 30, 2022 and 2021, the Company has recorded a contingent liability of $78,440 and $71,240, respectively, resulting from certain liabilities of Avant prior to the asset sale and recapitalization transaction (see Note 1). The contingent liabilities consisted of two notes payables with a total outstanding principal balance of $40,000 as of September 30, 2022 and 2021 and accrued interest payable of $38,440 and $31,240 as of September 30, 2022 and 2021, respectively.

Legal Action

F-114

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

On August 16, 2022, Erika Singleton filed a complaint against the Company in the Eighth Judicial District Court, Clark County, Nevada, Case No. A-22-857038-C. Plaintiff alleges that the Company did not provide her with physical stock certificates for 200,000 shares of common stock Plaintiff purchased for $2,000 in 2017. Based on these and other allegations, Plaintiff asserts claims against the Company for breach of contract, violation of Florida securities law, fraud, and unjust enrichment. After recently resolving issues related to service, the Company is currently set to file its responsive pleading on or before January 6, 2023.

NOTE 12 – INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets on September 30, 2022 and 2021 consist of net operating loss carry-forwards. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of the attainment of future taxable income.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the fiscal years ended September 30, 2022 and 2021 are as follow:

	Years Ended September 30,
	2022	2021
Income tax benefit at U.S. statutory rate of 21%	$(2,675,812)	$(1,149,047)
Income tax benefit – state	(589,953)	(253,337)
Non-deductible expenses	1,543,675	(52,467)
Change in valuation allowance	1,722,090	1,454,851
Total provision for income tax	$—	$—

The Company’s approximate net deferred tax asset as of September 30, 2022 and 2021 was as follow:

	Years Ended September 30,
	2022	2021
Net operating loss carry-forwards	$12,967,136	$11,245,046
Total deferred tax asset	12,967,136	11,245,046
Less: valuation allowance	(12,967,136)	(11,245,046)
Net deferred tax asset	$—	$—

The gross operating loss carry forward available to the Company was $50,593,585 on September 30, 2022. The Company provided a full valuation allowance equal to the net deferred income tax asset as of September 30, 2022 and 2021 because it was not known whether future taxable income will be sufficient to utilize the loss carry-forwards. Additionally, the future utilization of the net operating loss carry-forwards to offset future taxable income is subject to annual limitations as a result of ownership or business changes that occurred prior to fiscal year 2022 and may occur in the future. The Company has not conducted a study to determine the limitations on the utilization of these net operating loss carry-forwards.

The increase in the valuation allowance was $1,722,090 in fiscal year 2022 and total net tax effected loss carry-forwards on September 30, 2022 was $12,967,136. The potential tax benefit arising from the loss carry-forward of approximately $8,050,201 accumulated through September 30, 2017, will expire in 2037. The potential tax benefit arising from the net operating loss carry-forward of $4,916,935 occurred after the effective date of the current tax act and can be carried forward indefinitely within the annual usage limitations.

F-115

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

NOTE 13 – SUBSEQUENT EVENTS

Private Placement Offering

On November 29, 2022, the Company consummated the initial closing (the “Initial Closing”) of a private placement offering (the “Offering”) pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated as of November 29, 2022 (the “Purchase Agreement”), by and among the Company, certain accredited investors (the “Purchasers”) and Cavalry Fund I Management LLC, a Delaware limited liability company, in its capacity as collateral agent (the “Collateral Agent”). At the Initial Closing, the Company sold the Purchasers (i) 10% Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”) in an aggregate principal amount of $3,355,000 and (ii) warrants (the “Warrants” and together with the Debentures, the “Underlying Securities”) to purchase up to 958,571,426 shares of common stock of the Company (the “Common Stock”), subject to adjustments provided by the Warrants, which represents 100% warrant coverage. The Company received a total of $2,639,000 in net proceeds at the Initial Offering, net of the Original Issue Discount of $305,000, commissions of $305,000 and other offering costs of $106,000. The company also incurred offering costs of $27,270 which were reflected as deferred offering costs as of September 30, 2022. In November 2022, additional offering costs of $32,000 were incurred.

The Company may hold one or more subsequent closings at any time prior to December 31, 2022, unless otherwise extended, to sell additional Underlying Securities in an aggregate principal amount up to $6,600,000, which may be adjusted upward to mean an aggregate principal amount of $8,000,000 upon written consent of the Company and the Placement Agent (as defined below).

The Purchase Agreement contains customary representations, warranties, and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company without the prior written consent of the Debenture holders, to incur additional indebtedness, and repay outstanding indebtedness, create or permit liens on assets, redeem its Common Stock, settle outstanding litigation, or enter into transactions with affiliates.

In connection with the Initial Closing, the Company and Joseph Gunnar & Co. LLC, a U.S. registered broker-dealer (“Gunnar”), entered into a placement agency agreement (the “Placement Agency Agreement”), pursuant to which Gunnar agreed to act as the placement agent for the Offering (the “Placement Agent”). Pursuant to the terms of the Placement Agency Agreement, the Company agreed to (i) pay Gunnar a cash placement fee of 10% of the gross cash proceeds raised in the Offering, and (ii) issue to Gunnar warrants (the “PA Warrants”) on the terms identical to the Warrants sold in the Offering in an amount equal to 10% of the Underlying Securities sold to investors.

As a result of the foregoing, the Company paid Gunnar an aggregate commission of $305,000 in connection with the Initial Closing. The Company also paid $50,000 in fees to Gunnar’s legal counsel and paid Gunnar a financial advisory fee of $50,000. In addition, Gunner received 124,489,795 warrants.

Each investor in any subsequent closing will be required to represent that, at the time of the applicable closing, it is an accredited investor as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”) and that there was no general solicitation or advertising in connection with the Offering.

Debentures

The Debentures mature on November 29, 2023, subject to a three-month extension at the sole discretion of the Company. The Debentures bear interest at 10% per annum payable upon conversion or maturity. The Debentures are convertible into shares of Common Stock at any time after the maturity date and prior to Mandatory Conversion (as defined below) at the conversion price equal to the lesser of: (i) $0.003 per share and (ii) 70% of the average of the VWAP (as defined in the Debentures) (or 50% of the average of such VWAP if an event of default has occurred and has not been cured) of the Common Stock during the ten Trading Day (as defined in the Debentures) period immediately prior to the applicable conversion date. The Debentures are subject to mandatory conversion (“Mandatory Conversion”) in the event the Company closes a registered public offering of its Common Stock and receives gross proceeds of not less than $5,000,000, with such offering resulting in the listing for trading of the Common Stock on a national exchange (“Qualified Offering”). The conversion price per share of Common Stock in the case of a Mandatory Conversion shall be the lesser of (i) $0.003 per share and (ii) 70% of the offering price per share in the Qualified Offering (the “Qualified Offering Price”). Alternatively, upon a Mandatory Conversion, the holders of the Debentures may elect to exchange their Debentures for newly issued convertible preferred securities at a price per share equal to the Qualified Offering Price or the five-day VWAP of the Common Stock prior to the date that is 181 days after the closing of the Qualified Offering.

Notwithstanding the preceding, holders of Debentures shall have the right to require satisfaction of up to 40% of all amounts outstanding under the Debentures, in cash, at the time of a Qualified Financing. The Debentures also contain certain price protection provisions providing for adjustment of the number of shares of Common Stock issuable upon conversion of the Debentures in case of certain future dilutive events or stock-splits and dividends.

F-116

THERALINK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND 2021

Warrants

The Warrants are exercisable for five years and six months from the earlier of the maturity date of the Debentures and the closing of the Qualified Financing, at an exercise price equal to (i) in the event that a Qualified Offering is consummated prior to the exercise of the Warrant, the price per share at which the Qualified Offering is made (“Qualified Offering Price”), or (ii) in the event that no Qualified Offering has been consummated, the lower of: (A) $0.003 per share and (B) an amount equal to 70% of the average of the VWAP (or 50% of the average of the VWAP if an event of default has occurred and has not been cured) for the Common Stock over the ten Trading Days preceding the date of the delivery of the applicable exercise notice. If there is no effective registration statement covering the resale of the shares underlying the Warrants within 180 days following the closing of the Qualified Offering: (i) exercise may be via cashless exercise, and (ii) 5% additional Warrants will be issued by the Company to the holders for any portion of each month without such effective registration statement.

The Warrants contain certain price protection provisions providing for adjustment of the amount of securities issuable upon exercise of the Warrants in case of certain future dilutive events or stock-splits and dividends.

Security Agreement and Exchanges

The Company’s obligations under the Purchase Agreement, the Debentures and the Exchanged Debentures (defined below) are secured by a first priority lien on all of the assets of the Company pursuant to that certain Security Agreement, dated November 29, 2022 (the “Security Agreement”) by and among the Company, the Purchasers and the Collateral Agent. To incentivize the existing convertible noteholders and holders of convertible preferred stock to convert their Existing Securities (see Note 7 and Note 10), the Company issued a new convertible note for $200,000 to an existing investor for the settlement of claims in October 2022 and then increased the principal amount and accrued interest payable on convertible notes and the stated value and accrued dividends payable on convertible preferred stock by 15%. Accordingly, in connection with this Offering, holders of existing convertible notes and the related accrued interest payable aggregating $7,119,125 was increased to $8,186,994 and a portion of shares of a convertible Series C-1, and all shares of Series C-2 Series E and Series F preferred stock of the Company with an aggregate stated value and accrued dividends payable of $8,068,915 was decreased to $5,425,911, and the holder of the convertible notes and preferred stockholders (the “Existing Securities”) agreed pursuant to an agreement with the Company to convert the Existing Securities into an aggregate of approximately $13.6 million of debentures (“Exchanged Debentures”) and warrants (representing 100% coverage of their original investment amount). Such Exchanged Debentures have the same terms as the Debentures described above, except that the holders are only entitled to repayment in cash of up to 10% of their outstanding amounts upon a Qualified Financing. Upon the closing of the Offering, only 141.5033 C-1 convertible preferred shares remained outstanding. All the other convertible preferred shares were converted into convertible debentures during the Offering.

In connection with the issuance of the Underlying Securities discussed above, the Company determined that the terms of the Debentures and Warrants contain an embedded conversion option to be accounted for as derivative liabilities due to the holder having the potential to gain value upon conversion and provisions which includes events not within the control of the Company. In accordance with ASC 815-40 -Derivatives and Hedging - Contracts in an Entity’s Own Stock, the embedded conversion option contained in the Debentures and the Warrants shall be accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. The fair value of the embedded conversion options will be determined using the Binomial Lattice valuation model. At the end of each period and on Debenture conversion date or repayment, the Company revalues the derivative liabilities resulting from the embedded option.

Employment Agreement

On December 5, 2022, the Company appointed Faith Zaslavsky, age 48, as President and Chief Operating Officer of the Company, effective December 5, 2022 (the “Effective Date”). In connection with her appointment, on December 5, 2022, the Company and Ms. Zaslavsky entered into an offer letter (the “Offer Letter”) which provides that Ms. Zaslavsky’s base salary will be $400,000 per year, and that beginning in calendar year 2023 she will be eligible to receive an annual incentive cash bonus of up to 35% of base salary at the discretion of the Board for the achievement of certain milestones to be agreed upon by Ms. Zaslavsky and the Company within 90 days of the Effective Date. Upon the Company’s creation of a new equity incentive plan or an increase in the number of shares available under the Company’s existing equity incentive plan, Ms. Zaslavsky will be granted 150,000,000 employee stock options vesting at 20% annually, beginning on the Effective Date. The employee stock options will have a strike price equal to the closing price of the Company’s common stock on the day that the Board approves Ms. Zaslavsky’s stock option package. Ms. Zaslavsky is eligible to participate in the benefit plans and programs generally available to the Company’s employees. Ms. Zaslavsky will also be entitled to reimbursement of reasonable business expenses incurred or paid by her in the performance of her duties and responsibilities for the Company, subject to any restrictions set by the Company from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. Ms. Zaslavsky’s employment with the Company is “at-will”, and either party can terminate the employment relationship at any time, for or without cause, with or without notice. The Offer Letter also contains standard restrictive covenants prohibiting Ms. Zaslavsky from engaging in competition with the Company within the United States during her employment and for a period of 24 months following the termination of her employment with the Company.

CFO Bonus Compensation Plan

On December 6, 2022, the Board approved a bonus compensation plan pursuant to which Thomas E. Chilcott, III, the Company’s Chief Financial Officer, will be eligible for: (i) a $150,000 bonus payable upon the successful filing of the Company’s report on Form 10-K for the annual period ended September 30, 2022 (the “Annual Report”) on or before December 29, 2022; or (ii) a $100,000 bonus payable upon the successful filing of the Company’s Annual Report on or before January 13, 2023 (collectively, the “Bonus”).

F-117

ANNEX A

[***] Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(2)(ii) from this

Document because it is both not material and is the type that the registrant treats as private or confidential.

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

IMAC HOLDINGS, INC.

IMAC MERGER SUB, INC.

and

THERALINK TECHNOLOGIES, INC.

Dated as of May 23, 2023

A-1

2

3

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of May 23, 2023 by and among Theralink Technologies, Inc., a Nevada corporation (the “Company”), IMAC Holdings, Inc., a Delaware corporation (“Parent”), and IMAC Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the holders of shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”) and the Company Preferred Stock, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (defined below); and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the respective boards of directors of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each unanimously: (a) determined that it is in the best interests of Parent and Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Parent Board has resolved to recommend that the holders of shares of Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”) approve the issuance of shares of Parent Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “Parent Stock Issuance”);

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

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ARTICLE I
The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Nevada Revised Statutes (the “NRS”), at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the laws of the State of Nevada as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 am, New York City time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place at the offices of K&L Gates LLP, 200 S. Biscayne Blvd., Suite 3900, Miami, FL 33131, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause certificates of merger (collectively, the “Certificates of Merger”) to be executed, acknowledged, and filed with each of the Secretary of State of the State of Delaware and the Secretary of State of Nevada. The term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and NRS. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05 Articles of Incorporation; By-Laws. At the Effective Time: (a) the articles of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until, subject to Section 5.09(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until, subject to Section 5.09(a), thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation, and applicable Law.

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Section 1.06 Directors and Officers. The directors and officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. In addition, immediately after the Effective Time, the Chairman of the Parent will be Jeffrey Busch, the other directors of the Company will be appointed directors of the Parent and the Chief Executive Officer of the Parent will be Mick Ruxin, M.D., each until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. All existing members of the board of directors of the Parent, other than Cary Sucoff, shall resign immediately after the Effective Time.

ARTICLE II
Effect of the Merger on Capital Stock; Exchange of certificates

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive: (i) a portion of a share of Parent Common Stock such that the total number of shares of Parent Common Stock issued to the holders of Company Common Stock, when combined with the Series A Merger Consideration and Series C-1 Merger Consideration, shall equal 85% of the total outstanding shares of Parent Common Stock outstanding on the Effective Date (the “Common Merger Consideration”); (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(f); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 2.02(g).

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(c) Conversion of Company Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive: (i) an amount of Parent Common Stock equal to the amount issuable to a holder of 333,500 shares of Company Common Stock (the “Series A Merger Consideration”); (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(f); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Series A Preferred Stock in accordance with Section 2.02(g). Each share of Company Series C-1 Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive: (i) an amount of Parent Common Stock equal to the amount of issuable to a holder of the number of shares of Company Common Stock such Company C-1 Convertible Preferred Stock would be convertible into on the Effective Date (the “Series C-1 Merger Consideration”, and together with the Common Merger Consideration and the Series A Preferred Merger Consideration, the “Merger Consideration”); (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(f); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Series C-1 Convertible Preferred Stock in accordance with Section 2.02(g).

(d) Cancellation of Shares. At the Effective Time, all Company Shares will no longer be outstanding and all Company Shares will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any Company Shares (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented Company Shares (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.02 hereof, (B) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(f), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such Company Shares in accordance with Section 2.02(g).

(e) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (the “Merger Sub Common Stock”) shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(f) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Shares pursuant to Section 2.01(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the Nasdaq Stock Market (“Nasdaq”) on the last complete trading day prior to the date of the Effective Time.

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Section 2.02 Exchange Procedures.

(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration in exchange for the Certificates and the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.01(f). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Shares may be entitled pursuant to Section 2.02(g) for distributions or dividends, on the Parent Common Stock to which they are entitled to pursuant to Section 2.01(b), with both a record and payment date after the Effective Time and prior to the surrender of the Company Shares in exchange for such Parent Common Stock. Such cash and shares of Parent Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.02(a), are referred to collectively in this Agreement as the “Exchange Fund.”

(b) Procedures for Surrender; No Interest. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Company Shares at the Effective Time, whose Company Shares were converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form, including without limitation, each holder’s release of its claims against the Company for the period on or before the Effective Date and a waiver of such holder’s appraisal or dissenters’ rights under applicable Law, and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange. Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such Company Shares have been converted pursuant to Section 2.01(b) and (c) in respect of the Company Shares represented by a Certificate or Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.01(f), and any dividends or other distributions pursuant to Section 2.02(g) upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

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(c) Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be placed in an interest bearing account or invested by the Exchange Agent, as directed by Parent or the Surviving Corporation. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any interest or income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this ARTICLE II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Company Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Company Shares for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. To the extent permitted by applicable Law, any amounts remaining unclaimed by holders of Company Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

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(g) Distributions with Respect to Unsurrendered Company Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Company Shares until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.05) or Book-Entry Share is surrendered for exchange in accordance with this Section 2.02. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Shares in accordance with this Section 2.02, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Section 2.03 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Shares or the Parent Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, any amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. In addition, the Exchange Ratio shall be adjusted to reflect any liabilities of the Parent as of the Effective Time in an amount up to an additional 5% of outstanding Parent Common Stock as of the Effective Time.

Section 2.04 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

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Section 2.05 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate as contemplated under this ARTICLE II.

Section 2.06 Treatment of Stock Options and Other Stock-Based Compensation.

(a) Company Stock Options. As of the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Parent and shall be converted into a Parent Stock Option in accordance with this Section 2.06. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time. As of the Effective Time, each such Parent Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Stock Option; and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.

(b) Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 2.06.

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(c) Parent Actions. At or prior to the Effective Time, Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Equity Awards as a result of the actions contemplated by this Section 2.06. As soon as practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable with respect to the Parent Equity Awards, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Parent Equity Awards.

Section 2.07 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 2.08 Dissenters’ Rights. Dissenting shareholders of Company shall have the dissenters rights accorded to them under the NRS. All amounts that are finally determined to be due to holders of issued and outstanding Company Shares pursuant to statutory dissenters’ rights effectively exercised by them shall be paid by the Surviving Corporation. The holders of Company Shares shall be advised of their statutory dissenters’ rights and provided a copy of the statutes setting forth their dissenters rights as set forth in the NRS. Any Company Shares held by a holder that did not vote or consent in writing to the Merger and who properly demands payment for their Company Shares in accordance with the NRS (each a “Dissenting Shareholder”) shall not be converted as set forth in Section 2.1 above, but instead shall be converted into the right to receive consideration to be due to a Dissenting Shareholder pursuant to the NRS, unless such holder fails to protect or withdraws or otherwise loses his dissenters’ rights. In the event that any dissenters’ rights are not exercised by a holder of the Company Shares, are otherwise not prosecuted to a conclusion, or are dismissed for any other reason then, and in that event, the holder of such Company Shares shall no longer be deemed to a Dissenting Shareholder and such holder’s Company Shares shall be deemed to have been converted at the Effective Time as set forth in Section 2.1 above.

ARTICLE III
Representations and Warranties of the Company

Except: (a) as disclosed in the Company SEC Documents and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub as follows:

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Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries

(a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation, is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The copies of the articles of incorporation and by-laws of the Company as most recently filed with the Company SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. The Company does not have any Subsidiaries.

Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 100,000,000,000 shares of Company Common Stock; and (ii) 26,667 shares of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”). As of the date of this Agreement: (A) 6,151,499,919 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); and (B) 667 shares of the Company’s Series A Preferred Stock and 141.5033 shares of the Company’s Series C-1 Convertible Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

(b) Stock Awards.

(i) As of the date of this Agreement, 0 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans. As of the date of this Agreement, 1,913,827,031 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

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(ii) Other than the Company Equity Awards and as set forth on Section 3.02(b)(ii) of the Company Disclosure Letter, as of the date hereof, there are no outstanding: (A) securities of the Company convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding Contracts requiring the Company to repurchase, redeem, or otherwise acquire any Company Securities. The Company is not a party to any voting agreement with respect to any Company Securities.

(c) Voting Debt. Except as set forth on Section 3.02(c) of the Company Disclosure Letter, no bonds, debentures, notes, or other indebtedness issued by the Company: (i) having the right to vote on any matters on which stockholders or equityholders of the Company may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company, are issued or outstanding (collectively, “Voting Debt”).

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Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company; except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c) Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Nevada Secretary pursuant to the NRS; (ii) the filing with the Securities and Exchange Commission (“SEC”) of (A) the Joint Proxy/Information Statement in definitive form in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Form S-4, and the declaration of its effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), and (C) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) the filing of such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the NRS (collectively, the “Company Board Recommendation”).

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Section 3.04 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) SEC Filings. The Company has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since June 5, 2020 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. The Company has heretofore furnished to the Parent, true and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents, and other instruments that previously had been filed by the Company with the SEC and are currently in effect. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. The Company is not required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

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(c) Undisclosed Liabilities. The unaudited balance sheet of the Company dated as of March 31, 2023 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” The Company does not have any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Off-Balance Sheet Arrangements. The Company is not a party to, nor has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company has been conducted in the ordinary course of business consistent with past practice in all material respects and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes. Except as set forth on Section 3.06(a) of the Company Disclosure Letter, the Company has filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company through the date of such financial statements. The Company has not incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

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(b) Withholding. The Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Liens. There are no Liens for material Taxes upon the assets of the Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(d) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company.

(e) Tax Rulings. The Company has not requested, nor is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(f) Consolidated Groups, Transferee Liability, and Tax Agreements. The Company: (i) has not been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has not had any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is not a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(g) Change in Accounting Method. The Company has not agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

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(h) Post-Closing Tax Items. The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(i) Ownership Changes. Without regard to this Agreement, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code.

(j) Section 355. The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(k) Reportable Transactions. The Company has not been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(l) Intended Tax Treatment. The Company has not taken or agreed to take any action, and to the Knowledge of the Company there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.07 Intellectual Property.

(a) Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b) Right to Use; Title. The Company is the sole and exclusive beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c) Validity and Enforceability. The Company’s rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company’s rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Company IT Systems. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Privacy and Data Security. The Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past three years, the Company has not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.08 Compliance; Permits.

(a) Compliance. The Company is and, since June 5, 2020, has been in material compliance with all Laws or Orders applicable to the Company or by which the Company or its respective businesses or properties are bound. Since June 5, 2020, no Governmental Entity has issued, or, to the Company’s knowledge, threatened to have any notice or notification stating that the Company is not in compliance with any Law in any material respect.

(b) Permits. The Company holds, to the extent necessary to operate its business as such business is being operated as of the date hereof, all material permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be ate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company is pending or, to the Knowledge of the Company, threatened , except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.. The Company is and, since June 5, 2020, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09 Litigation. There is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its respective properties or assets or, to the Knowledge of the Company or any officer or director of the Company in their capacities as such other than any such Legal Action that: does not involve an amount in controversy in excess of $500,000. None of the Company or any of its respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would be, individually or in the aggregate, material to the Company. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any malfeasance by any officer or director of the Company.

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Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to Joseph Gunnar & Co. (the “Financial Advisor”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11 Related Person Transactions. There have been, no Contracts, transactions, arrangements, or understandings between the Company, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members).

Section 3.12 Employee Benefit Issues.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, independent contractor, consultant, or director of the Company (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

Section 3.13 Real Property.

(a) Owned Real Estate. The Company does not own, and has not since June 5, 2020, owned any Real Estate.

(b) Leased Real Estate. Section 3.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease. Except as would not reasonably be expected to be material to the Company or as set forth on Section 3.13(b) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) the Company does not, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. The Company has not assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company subleased, licensed, or otherwise granted any Person a right to use or occupy such Leased Real Estate or any portion thereof.

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(c) Real Estate Used in the Business. The Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Letter comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company.

Section 3.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Compliance with Environmental Laws. The Company is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted.

(b) No Disposal, Release, or Discharge of Hazardous Substances. The Company has not disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company, in either case of (i) or (ii) under any applicable Environmental Laws.

(c) No Production or Exposure of Hazardous Substances. The Company has not: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d) No Legal Actions or Orders. The Company has not received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. The Company is not subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

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(e) No Assumption of Environmental Law Liabilities. The Company has not expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $200,000;

(iii) any Contract providing for indemnification or any guaranty by the Company, in each case that is material to the Company, taken as a whole;

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(iv) any Contract that purports to limit in any material respect the right of the Company (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company after March 31, 2023 of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company, taken as a whole;

(viii) any Contract that obligates the Company to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of the Parent Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company;

(x) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $200,000, other than accounts receivables and payables;

(xi) any employee collective bargaining agreement or other Contract with any labor union;

(xii) any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company;

(xiii) any other Contract under which the Company is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xiv) any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to the Company.

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts.

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(c) No Breach. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all the Company Material Contracts are legal, valid, and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect; (ii) the Company has not, nor to the Knowledge of the Company, has any third party violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) the Company has not, nor to the Knowledge of the Company, has any third party in breach or default, or has received written notice of breach or default, of any Company Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company, or, to the Knowledge of the Company, any other party thereto, and, as of the date of this Agreement, the Company has not received written notice of the foregoing or from the counterparty to any Company Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Company Material Contract (whether as a result of a change of control or otherwise), in each case, except for such breaches or defaults that have not, individually or in the aggregate, had and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Stock Issuance (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the information statement to be filed with the SEC and sent to the Company’s stockholders in connection with the Merger and the other transactions contemplated by this Agreement and the proxy statement to the Parent’s stockholders in connection with the Parent Stock Issuance (including any amendments or supplements thereto, the “Joint Proxy/Information Statement”) will, at the date it is first mailed to the Company’s and Parent’s stockholders or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy/Information Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company.

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Section 3.18 Anti-Corruption Matters. Since June 5, 2020, neither the Company nor any director, officer or, to the Knowledge of the Company, employee or agent of the Company has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since June 5, 2020, the Company has not disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.19 Sanctions. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, none of the Company, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company, is or has been, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) - (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws. For purposes hereof, the term “Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom; and the term “Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

Section 3.20 FDA Compliance. No officer, employee or agent of the Company has been, or has been threatened to be: (i) debarred under U.S. Food and Drug Administration (“FDA”) proceedings under 21 U.S.C. § 335a; (ii) disqualified under FDA investigator disqualification proceedings; (iii) subject to FDA’s Application Integrity Policy; or (iv) subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001.

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ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Except: (a) as disclosed in the Parent SEC Documents and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Parent Disclosure Letter that relates to such Section or in another Section of the Parent Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of Parent and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Charter Documents. The copies of the Certificate of Incorporation and By-Laws of Parent as most recently filed with the Parent SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Parent has delivered or made available to the Company a true and correct copy of the Charter Documents of Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its Charter Documents.

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(c) Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued and are owned by Parent, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of Parent consists of: (i) 60,000,000 shares of Parent Common Stock; and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of Parent (the “Parent Preferred Stock”). As of the date of this Agreement: (A) 33,064,633 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury); (B) 709 shares of Parent Common Stock were issued and held by Parent in its treasury; and (C) no shares of Parent Preferred Stock were issued and outstanding or held by Parent in its treasury. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the shares of Parent Common Stock constituting the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of Parent Common Stock.

(b) Stock Awards.

(i) As of the date of this Agreement, an aggregate of 383,450 shares of Parent Common Stock were reserved for issuance pursuant to Parent Equity Awards not yet granted under the Parent Stock Plans. As of the date of this Agreement, 131,050 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Stock Options and 511,000 shares of Parent Restricted Shares were issued and outstanding. Except as provided in this Agreement, since January 1, 2023 and through the date hereof, no Parent Equity Awards have been granted and no additional shares of Parent Common Stock have become subject to issuance under the Parent Stock Plans. All shares of Parent Common Stock subject to issuance under the Parent Stock Plans, including the Parent Equity Awards constituting Merger Consideration to be issued pursuant to Section 2.06, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

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(ii) Other than the Parent Equity Awards, as of the date hereof, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt or shares of capital stock of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) As of the date hereof, there are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities or Parent Subsidiary Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Parent Voting Debt”).

(d) Parent Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent, in each case that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

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Section 4.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger: (i) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub; and (ii) the need to obtain the affirmative vote or consent of a simple majority of the outstanding shares of the Parent Common Stock to the Parent Stock Issuance (the “Requisite Parent Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to: (i) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub; and (ii) the need to obtain the Requisite Parent Vote. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) subject to obtaining the Requested Parent Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite Parent Vote, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries; except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger, the Parent Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Nevada Secretary, pursuant to the NRS; (ii) the filing with the SEC of (A) the Joint Proxy/Information Statement in definitive form in accordance with the Exchange Act, (B) the Form S-4, and the declaration of its effectiveness under the Securities Act, and (C) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act and other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Board Approval.

(i) The Parent Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and the Parent’s stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, (C) directed that the Parent Stock Issuance be submitted to a vote of the Parent’s stockholders for adoption at the Parent Stockholders Meeting, and (D) resolved to recommend that Parent’s stockholders vote in favor of approval of the Parent Stock Issuance (collectively, the “Parent Board Recommendation”).

(ii) The Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

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Section 4.04 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) SEC Filings. Parent has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2020 (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither Parent nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

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(c) Undisclosed Liabilities. The unaudited balance sheet of Parent dated as of March 31, 2023 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Nasdaq Compliance. Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq.

Section 4.05 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and there has not been or occurred any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect

Section 4.06 Compliance; Permits.

(a) Compliance. Parent and each of its Subsidiaries are and, since January 1, 2021, have been in compliance with, all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2021, no Governmental Entity has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Permits. Parent and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since January 1, 2021, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 4.07 Litigation. There is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries in their capacities as such other than any such Legal Action that does not involve an amount that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to be, individually or in the aggregate, material to Parent. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent.

Section 4.08 Brokers. Except for fees payable to the Financial Advisor, the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection the Merger.

Section 4.09 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Joint Proxy/Information Statement will, at the date it is first mailed to the Company’s and Parent’s stockholders or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy/Information Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of Parent or Merger Sub.

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Section 4.10 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Company Common Stock.

Section 4.11 Intended Tax Treatment. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.12 Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly owned Subsidiary of Parent.

Section 4.13 Anti-Corruption Matters. Since its formation, none of the Parent, its Subsidiaries, nor any director, officer or, to the Knowledge of the Parent, employee or agent of the Parent or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since June 5, 2020, the Company has not disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 4.14 Sanctions. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent, none of the Parent, its Subsidiaries, or, to the Parent’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Parent, is or has been, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) - (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

Section 4.15 Healthcare Matters.

(a) The Parent and its Subsidiaries are, and since the formation of Parent, have been, operating in compliance in all material respects with applicable Healthcare Laws. To the knowledge of the Company, no referral source of the Parent nor its Subsidiaries maintains, or since the formation of Parent has maintained, an ownership interest in, or compensation arrangement with, any Parent Affiliate in violation of the Healthcare Laws.

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(b) The Parent and its Subsidiaries (i) are currently and have been qualified in all respects (to the extent such qualification is required by applicable Healthcare Laws) for participation in all Payment Programs from which the Parent or its Subsidiaries receive reimbursement since the formation of Parent, and (ii) have a provider agreement, provider number or other contract with such Payment Programs (each, a “Provider Agreement”). Since the formation of Parent, each of the Parent and its Subsidiaries has filed timely and accurately in all material respects all claims and other reports required to be filed with respect to all Payment Programs (“Payment Program Claims”). All such Payment Program Claims and reports are true and correct as of the date of this Agreement. The billing and documentation practices of the Parent and its Subsidiaries, their employees and, to the knowledge of the Parent, its contractors have been in compliance with all applicable Healthcare Laws and Payment Programs, and Parent and its Subsidiaries have not billed or received any payment or reimbursement in excess of allowed amounts pursuant to applicable Healthcare Laws (other than routine and immaterial refunds, offsets and adjustments made in the ordinary course of business). The Parent and its Subsidiaries have paid or caused to be paid since the formation of the Parent all known and undisputed refunds, overpayments or adjustments that have become due, and have done so timely in compliance in all material respects with Payment Program requirements and Healthcare Laws. As of the date hereof and since the formation of the Parent, none of the Parent or its Subsidiaries have had any reimbursement or payment rate appeals, disputes or contested positions pending before any Governmental Entity or a mediator or arbitrator engaged pursuant to any Payment Program. As of the date hereof and since the formation of the Parent, except as set forth on Section 4.15(b) of the Parent Disclosure Letter, neither the Parent nor any of its Subsidiaries has received any notice, whether final or not, of denial of material payment, recoupment, or overpayment or notice of imposition of any penalty or fine from any Payment Program, nor has the Parent or any of its Subsidiaries received any reimbursement from a Payment Program for services rendered in excess of amounts allowed that has not been returned in accordance with Payment Program requirements or Healthcare Laws.

(c) None of the Parent, any Subsidiary, nor any officer, manager or, to the knowledge of the Company, other employee of the Parent or any Subsidiary: (i) has received written or oral notice of any pending or, to the knowledge of the Parent, threatened Action from the U.S. Department of Health and Human Services (“HHS”), the Centers for Medicare and Medicaid Services (“CMS”), the HHS Office of Inspector General (“OIG”), the HHS Office for Civil Rights, the U.S. Department of Justice, U.S. Attorney Offices, the Federal Bureau of Investigation, Medicaid Fraud Control Units, State Attorneys General, any State Medicaid Agency, any Payment Program, any contractor, fiscal agent, carrier, or fiscal intermediary of any Payment Program or any other applicable Governmental Entity, or any qui tam relator, alleging that any operation or activity of any of the Parent, its Subsidiaries or their officers, managers, employees, or contractors has been or is in violation of any applicable Healthcare Law (collectively, “Healthcare Action”), and no such Healthcare Action currently exists; (ii) has received any search warrant, subpoenas or civil investigative demands or similar requests for information regarding a potential violation of any applicable Healthcare Law; (iii) is or has been a party to a corporate integrity agreement, or is or has been subject to any reporting obligations pursuant to a settlement agreement, monitoring agreement, consent decree, order or other similar agreement or remedial measure entered into with any Governmental Entity; or (iv) has made any filings pursuant to CMS’ Self-Referral Disclosure Protocol or the OIG’s Self-Disclosure Protocol.

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(d) The Parent, its Subsidiaries and their directors, officers, managers, employees and, to the knowledge of the Parent, contractors currently hold and have at all times held all Healthcare Permits that are required in order to conduct their respective businesses and operations as currently being conducted and all such Healthcare Permits are set forth on Section 4.15(d) of the Parent Disclosure Letter and are in full force and effect as of the date hereof. Since the formation of the Parent, neither the Parent nor any Subsidiary has received any written notice from any Governmental Entity or accrediting organization regarding any actual or threatened revocation, suspension, or cancellation of, or any material breach or default under or relating to, any Healthcare Permit. The Parent, its Subsidiaries, and their employees and contractors as applicable, have timely and accurately filed in all material respects all applications, reports, notifications and submissions with, and have paid all regulatory fees to, each applicable Governmental Entity and accrediting organization necessary to obtain and maintain each required Healthcare Permit.

ARTICLE V
Covenants

Section 5.01 Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, except as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), use its reasonable best efforts to conduct its business in all material respects in the ordinary course of business, and, to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its Charter Documents;

(b) (i) split, combine, or reclassify any Company Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock;

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(c) issue, sell, pledge, dispose of, or encumber any Company Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms;

(d) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;

(e) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(f) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(g) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company;

(h) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(i) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

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(j) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(k) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(l) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(m) adopt or implement any stockholder rights plan or similar arrangement; or

(n) enter into any agreement that restricts the ability of the Company to engage or compete in any line of business or that obligates the Company to grant exclusive or preferential rights or “most favored nation” status to any Person, or enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to enter a new line of business; or

(o) agree or commit to do any of the foregoing.

Section 5.02 Conduct of the Business of Parent. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, Parent shall, and shall cause each of its Subsidiaries, except as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the Parent Disclosure Letter, or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend its Charter Documents;

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(b) (i) split, combine, or reclassify any Parent Securities or Parent Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Parent Securities or Parent Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

(c) issue, sell, pledge, dispose of, or encumber any Parent Securities or Parent Subsidiary Securities, other than the issuance of shares of Parent Common Stock upon the exercise of any Parent Equity Awards outstanding as of the date of this Agreement in accordance with its terms;

(d) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;

(e) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Parent of any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(f) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(g) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Parent Balance Sheet (or most recent consolidated balance sheet included in the Parent SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Parent or its Subsidiaries;

(h) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

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(i) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(j) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Parent or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(k) adopt or implement any stockholder rights plan or similar arrangement; or

(l) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; or

(m) agree or commit to do any of the foregoing.

Section 5.03 Access to Information; Confidentiality.

(a) Parent Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company, and the Company shall furnish promptly to Parent such other information concerning the business and properties of the Company as Parent may reasonably request from time to time. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Company Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Parent shall, and shall cause its Subsidiaries to, afford to Company and Company’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Parent or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Parent and its Subsidiaries, and the Parent shall, and shall cause its Subsidiaries to, furnish promptly to Company such other information concerning the business and properties of the Parent and its Subsidiaries as Company may reasonably request from time to time. Neither the Parent nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Parent’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to the Company pursuant to this Agreement.

(c) Confidentiality. Except as provided in Section 5.08, none of Parent, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Parent, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder or the rules of any applicable national exchange), in which case Parent or Company, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 5.03(c), each Party and its Affiliates may make announcements regarding this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, members, managers and investors without the consent of any other Party; and provided, further, that subject to Section 5.03(a)-(b) and this Section 5.03(c), the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

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Section 5.04 No Solicitation.

(a) Takeover Proposal. Neither the Company, on the one hand, nor Parent, on the other hand, shall, and each shall direct and cause their respective Subsidiaries and their or their respective Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or Parent or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or Parent or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) (A) except where the Company Board or Parent Board, as applicable, makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would reasonably be expected to cause it to be in breach of its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or Parent, as applicable, or any of their respective Subsidiaries, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, an “Acquisition Agreement”). Except as expressly permitted by this Section 5.04, neither the Company Board shall effect a Company Adverse Recommendation Change, nor shall the Parent Board effect a Parent Adverse Recommendation Change. The Company on the one hand, and Parent, on the other hand, shall, and shall cause their respective Subsidiaries and their and their Subsidiaries’ Representatives (if any) to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or Parent, as applicable, and any of their respective Subsidiaries that was furnished by or on behalf of such party or its respective Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 5.04 by any Representative of the Company, on the one hand, or the Parent or its Subsidiaries, on the other hand, whether or not such Representative is purporting to act on behalf of the applicable party or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.04 by the applicable party.

(b) Superior Proposal. Notwithstanding Section 5.04(a), prior to the receipt of the Requisite Company Vote, the Company Board, on the one hand, and prior to the receipt of the Requisite Parent Vote, the Parent Board, on the other hand, directly or indirectly through any Representative, may, subject to Section 5.04(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board or Parent Board, as applicable, believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to such party or any of its respective Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes to the other party); (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable; and/or (iv) take any action that any court of competent jurisdiction orders such party to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board or Parent Board, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to cause it to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board or Parent Board, as applicable, from disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the party determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would reasonably be expected to cause its board to be in breach of its fiduciary duties under applicable Law.

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(c) Notification to Parent. The Company Board, on the one hand, and the Parent Board, on the other hand, shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless such party shall have delivered to the other party a prior written notice advising the other party that it intends to take such action. The Company, on the one hand, and Parent, on the other hand, shall notify the other party promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by such party (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to such party or any of its Subsidiaries or for access to the business, properties, assets, books, or records of such party or any of its Subsidiaries by any third party. In such notice, such party shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. Such party shall keep the other party fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. Such party shall provide the other party with at least 48 hours prior notice of any meeting of its board of directors, or any committee thereof (or such lesser notice as is provided to the members of such party’s board of directors or committee thereof) at which such party’s board of directors, or any committee thereof, is reasonably expected to consider any Takeover Proposal.

(d) Adverse Recommendation Change or Acquisition Agreement. Except as expressly permitted by this Section 5.04, neither the Company Board shall effect a Company Adverse Recommendation Change, nor shall the Parent Board effect a Parent Adverse Recommendation Change; or, in either case, enter into (or permit any of its respective Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of: (i) the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement that did not result from a material breach of this Section 5.04; and (ii) the Requisite Parent Vote, the Parent Board may effect a Parent Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement that did not result from a material breach of this Section 5.04, in each case, if (A) such party promptly notifies the other party, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, or entering into (or causing one of its Subsidiaries to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that such party has received a Takeover Proposal that such party’s board of directors (or a committee thereof) intends to declare a Superior Proposal and that it intends to effect a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, and/or such party intends to enter into an Acquisition Agreement, (B) subject to the non-recommending party hereto approving and entering into a confidentiality agreement satisfactory to the recommending party hereto (such approval and entry not to be unreasonably withheld, conditioned or delayed), such party specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) and any related documents including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal, (C) such party shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with the other party in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the other party, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Superior Proposal Notice Period subsequent to the time such party notifies the other party of any such material revision (it being understood that there may be multiple extensions)), and (D) such party’s board of directors (or a committee thereof) determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by the other party during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would reasonably be expected to cause its board to be in breach of its fiduciary duties under applicable Law.

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Section 5.05 Preparation of Joint Proxy/Information Statement and Form S-4.

(a) Joint Proxy/Information Statement and Form S-4. In connection with the Company Stockholders Meeting and Parent Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy/Information Statement and Parent shall prepare and file with the SEC the Form S-4 (which shall include the Joint Proxy/Information Statement). The Company and Parent shall each use its commercially reasonable efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. Parent shall notify the Company promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Parent and the Company shall use its reasonable best efforts to: (A) cause the Joint Proxy/Information Statement to be mailed to the Company’s stockholders and Parent’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and (B) ensure that the Joint Proxy/Information Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish to Parent all information concerning the Company as may be reasonably requested in connection with any such actions.

(b) Furnishing of Information. Parent and the Company shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form S-4 or the Joint Proxy/Information Statement. Each of Parent and the Company shall promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy/Information Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent and the Company shall take all steps necessary to amend or supplement the Form S-4 or the Joint Proxy/Information Statement, as applicable, and to cause the Form S-4 or Joint Proxy/Information Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock and/or Parent Common Stock, in each case as and to the extent required by applicable Law.

(c) SEC Comments. Parent and the Company shall promptly provide the other party and their counsel with any comments or other communications, whether written or oral, that Parent or the Company, or their counsel may receive from the SEC or its staff with respect to the Form S-4 or the Joint Proxy/Information Statement promptly after the receipt of such comments. Prior to the filing of the Form S-4 or the Joint Proxy/Information Statement with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Company Adverse Recommendation Change or Parent Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 5.04) or the dissemination thereof to the holders of Company Common Stock or Parent Common Stock, or responding to any comments of the SEC with respect to the Form S-4 or Joint Proxy/Information Statement, each of Parent and the Company shall provide the other party and their counsel a reasonable opportunity to review and comment on such Form S-4, Joint Proxy/Information Statement, or response (including the proposed final version thereof), and each of Parent and the Company shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

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Section 5.06 Parent Stockholders Meeting; Approval by Sole Stockholder of Merger Sub.

(a) Parent Stockholders Meeting. Parent shall take all action necessary to duly call, give notice of, convene, and hold the Parent Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, Parent shall mail the Joint Proxy/Information Statement to the holders of Parent Common Stock in advance of the Parent Stockholders Meeting. Except to the extent that the Parent Board shall have effected a Parent Adverse Recommendation Change as permitted by Section 5.04 hereof, the Joint Proxy/Information Statement shall include the Parent Board Recommendation. Subject to Section 5.04 hereof, Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the approval of the Parent Stock Issuance; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Law to obtain such approval. Parent shall keep the Company updated with respect to proxy solicitation results as requested by the Company. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent of Company (other than: (A) in order to obtain a quorum of its stockholders; or (B) as reasonably determined by Parent to comply with applicable Law). Parent shall use its commercially reasonable efforts to cooperate with Company to hold the Parent Stockholders Meeting on the same day and at the same time as the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

(b) Approval by Sole Stockholder. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

Section 5.07 Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in ARTICLE VI of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.07 or the failure of any condition set forth in ARTICLE VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.07 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

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Section 5.08 Employees; Benefit Plans.

(a) Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is six months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company on the date of this Agreement.

(b) Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.

(c) Employees Not Third-Party Beneficiaries. This Section 5.08 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.08, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.08. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.08 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

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Section 5.09 Directors’ and Officers’ Indemnification and Insurance.

(a) Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.09(a) of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement).

(c) Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.09 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.09 applies shall be third party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).

(d) Assumptions by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

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Section 5.10 Certain Assurances.

(a) Governmental and Other Third-Party Approval; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.10), each of the parties hereto shall, and shall cause its Subsidiaries (if any) to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

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(b) Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 5.10(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided, that in the case of the filing under the HSR Act, such filing shall be made within twenty Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.10(c) hereof, use their commercially reasonable efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d) No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company shall not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

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Section 5.11 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits; provided, in each such case, that the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.11 shall not apply to any release, statement, announcement, or other disclosure made with respect to: (i) in the case of the Company, a Company Adverse Recommendation Change issued or made in compliance with Section 5.04, (ii) in the case of the Parent, a Parent Adverse Recommendation Change issued or made in compliance with Section 5.04; (iii) any other disclosures issued or made in compliance with Section 5.04; or (iv) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.11.

Section 5.12 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Parent and the Parent Board on the other hand, shall grant such approvals and take such commercially reasonable actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.13 Section 16 Matters. Prior to the Effective Time, the Company, Parent, and Merger Sub shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act:

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(a) any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time; and

(b) any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately after the Effective Time.

Section 5.14 Stock Exchange Matters.

(a) Listing of Parent Common Stock. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger (including shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options and Parent Restricted Shares; in each case, to be issued pursuant to Section 2.06) to be listed on Nasdaq (or such other stock exchange as may be mutually agreed upon by the Company and Parent), subject to official notice of issuance, prior to the Effective Time.

(b) Delisting; Deregistration of Company Common Stock. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of FINRA to enable the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.15 Certain Tax Matters. Each of the Company and Parent shall (and the Company and Parent shall cause their respective Subsidiaries to) use its reasonable best efforts to not take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16 Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such Legal Action. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

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Section 5.17 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.18 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI
Conditions

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b) Parent Stockholder Approval. The Parent Stock Issuance will have been approved by the Requisite Parent Vote.

(c) Listing. The shares of Parent Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e) Regulatory Approvals. All waiting periods applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

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(f) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.05(a) and Section 3.10) (collectively, the “Company Specified Representations”)), set forth in ARTICLE III of this Agreement shall be true and correct (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be foreseeable to result in, a Company Material Adverse Effect.

(ii) the representations and warranties of the Company contained in Section 3.02 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date);

(iii) the Company Specified Representation shall be true and correct (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

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(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

(e) Due Diligence. Parent shall have completed its due diligence of the Company to its full satisfaction.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Parent and Merger Sub (other than in Section 4.01(a), Section 4.02, Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.05, Section 4.08, and Section 4.10 (collectively, the “Parent Specified Representations”)) set forth in ARTICLE IV of this Agreement shall be true and correct (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or any similar limitations set forth therein) in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(ii) the representations and warranties of Parent and Merger Sub contained in Section 4.02(a) will be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date);

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(iii) the Parent Specified Representations shall be true and correct (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), and Section 6.03(c).

(e) Due Diligence. Company shall have completed its due diligence of the Parent and its Subsidiaries to its full satisfaction.

(f) Liens. A release from any and all “all assets” liens outstanding on the assets of the Parent.

ARTICLE VII
Termination, Amendment, and Waiver

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote) by the mutual written consent of Parent and the Company.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote):

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(a) if the Merger has not been consummated on or before October 15, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(d) if the Parent Stock Issuance has been submitted to the stockholders of Parent for approval at a duly convened Parent Stockholders Meeting and the Requisite Parent Vote shall not have been obtained at such meeting (unless such Parent Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a) if prior to the receipt of the Requisite Parent Vote at the Parent Stockholders Meeting, the Parent Board authorizes Parent, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal;

(b) if: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04; or

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(c) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(c) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied.

Section 7.04 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a) if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, in the event of such termination, the Company substantially concurrently enters into such Acquisition Agreement;

(b) if: (i) a Parent Adverse Recommendation Change shall have occurred or Parent shall have approved or adopted, or recommended the approval or adoption of, any Parent Acquisition Agreement; or (ii) Parent shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04; or

(c) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent and (ii) the End Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(c), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

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Section 7.06 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Parent and the Company shall be equally responsible for all filing fees incurred in connection with the Form S-4.

Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote, by written agreement signed by each of the parties hereto; provided, however, that: (a) following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval; and (b) following the receipt of the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Parent Common Stock without such approval.

Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
Miscellaneous

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms that are no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal; provided, further, that such confidentiality agreement shall not prohibit compliance by the party with any of the provisions of Section 5.04.

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“Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890; the Clayton Act of 1914; the Federal Trade Commission Act of 1914; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

“Book-Entry Share” has the meaning set forth in Section 2.01(d).

“Business Day” means any day, other than Saturday, Sunday, or any day on which SEC or banking institutions located in New York City are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Certificate” has the meaning set forth in Section 2.01(d).

“Certificates of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

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“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Joint Proxy/Information Statement that is mailed to the Company’s stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Company Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 3.04(c).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.08(a).

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.12(a).

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“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company Equity Award” means a Company Stock Option granted under one of the Company Stock Plans, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company, taken as a whole; or (b) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery or consummation of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards (iv) acts of war or terrorism or the escalation thereof; (v) natural disasters, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which the Company operates; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company, taken as a whole, compared to other participants in the industries in which the Company conduct its business.

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“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned or exclusively licensed by the Company.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company, par value $0.0001 per share.

“Company Series C-1 Convertible Preferred Stock” shall mean the Series C-1 Convertible Preferred Stock of the Company, par value $0.0001 per share.

“Company Shares” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Stock Option” has the meaning set forth in Section 2.06(a).

“Company Stock Plans” means the following plans, in each case as amended: Theralink Technologies, Inc. 2022 Equity Incentive Plan.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 5.03(c).

“Consent” has the meaning set forth in Section 3.03(c).

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“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shareholder” has the meaning set forth in Section 2.08.

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Exchange Fund” has the meaning set forth in Section 2.02(a).

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“Exchange Ratio” means the ratio which results from dividing one share of Company Common Stock by the portion of a share of Parent Common Stock issuable for such share as finally determined in accordance with Section 2.01(b) on the Effective Date.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Joint Proxy/Information Statement and Form S-4, the filing of any required notices under the HSR Act or any other Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement.

“Financial Advisor” has the meaning set forth in Section 3.10.

“Form S-4” has the meaning set forth in Section 3.17.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.10(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Action” has the meaning set forth in Section 4.15(c).

“Healthcare Laws” means all federal, state and local laws, statutes, rules, regulations, ordinances, codes applicable to laboratories, health care billing companies, providers and facilities; Payment Programs laws, regulations, laboratory requirements, conditions of participation, contracts, standards, program manuals, policies, rules, procedures, published interpretations, and guidance and other requirements pertaining to coding, coverage, reimbursement, claims submission, billing and collections; and accreditation standards of any accrediting organization that has issued any of the Company’s or its contractors’ or employees’ accreditations. Healthcare Laws include, without limitation, the following laws: the Medicare statute (42 U.S.C. §§ 1395-1395hhh) and its implementing regulations, including the Federal Physician Self-Referral Law (42 U.S.C. § 1395nn) and its implementing regulations (42 C.F.R. Part 411); the Medicaid statute (42 U.S.C. §§ 1396-1396v) and the state Medicaid plan, Medicaid waiver program requirements, and state laws, rules, regulations, policies, and guidance of any applicable state Medicaid program; the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the federal False Claims Act (31 U.S.C. §§ 3729-3733); the federal Administrative False Claims Law (42 U.S.C. §1320a-7b(b)); the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8) and its implementing regulations (“HIPAA”); and the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 3000 et seq.) and its implementing regulations (“HITECH”); the Federal Controlled Substances Act (21 U.S.C. §§ 801 et seq.); the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.); the Public Health Service Act (42 U.S.C. §§ 201-291n); federal, state, and local laws, rules, regulations, and ordinances pertaining to (i) licensure, certification, registration or operation of laboratories or health care providers, services, or equipment, including without limitation the Clinical Laboratory Improvement Amendments and implementing regulations and (ii) fee-splitting, patient brokering, the corporate practice of medicine, state physician self-referral prohibitions, and state anti-kickback laws.

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“Healthcare Permits” means all applicable approvals, accreditations, certificates, clearances, authorizations, licenses, permits, and registrations required by HHS, CMS, FDA, Payment Programs, accrediting organizations, and any other Governmental Entity to conduct the business of the Group Companies in compliance with Healthcare Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.09(a).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Joint Proxy/Information Statement” has the meaning set forth in Section 3.17.

“Knowledge” means: (a) with respect to the Company, the actual knowledge of each of the individuals listed in Section 8.01 of the Company’s Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent’s Disclosure Letter; in each case, after due inquiry.

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“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub Common Stock” has the meaning set forth in Section 2.01(d).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Nasdaq” has the meaning set forth in Section 2.01(f).

“NRS” has the meaning set forth in Section 1.01.

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“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Adverse Recommendation Change” means the Parent Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the Company, the Parent Board Recommendation; (b) failing to include the Parent Board Recommendation in the Joint Proxy/Information Statement that is mailed to the Parent’s stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Parent Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by the Company) the Parent Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Parent or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Parent Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Parent Balance Sheet” has the meaning set forth in Section 4.04(c).

“Parent Benefit Plans” has the meaning set forth in Section 5.08(b).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 4.03(d)(i).

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Equity Award” means a Parent Stock Option or a Parent Restricted Share, as the case may be.

“Parent Material Adverse Effect” means any Effect that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Parent and its Subsidiaries, taken as a whole; or (b) the ability of Parent to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Parent Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery or consummation of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards (iv) acts of war or terrorism, or the escalation thereof, (v) natural disasters, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which Parent and its Subsidiaries operate; (vii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the Company’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.

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“Parent Preferred Stock” has the meaning set forth in Section 4.02(a).

“Parent Restricted Share” means any Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any Parent Stock Plan.

“Parent SEC Documents” has the meaning set forth in Section 4.04(a).

“Parent Securities” has the meaning set forth in Section 4.02(b)(ii).

“Parent Stockholders Meeting” means the special meeting of the stockholders of Parent to be held to consider the approval of the Parent Stock Issuance.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

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“Parent Stock Plans” means the following plans, in each case as amended: IMAC Holdings, Inc. 2018 Incentive Compensation Plan.

“Parent Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“Parent Voting Debt” has the meaning set forth in Section 4.02(c).

“Payment Program Claims” has the meaning set forth in Section 4.15(b).

“Payment Programs” means any health care plan or program (i) in which Parent, any of its Subsidiaries or patient or client of the Parent or any of its Subsidiaries participates or (ii) to which any of the Parent or its Subsidiaries submits bills or claims for payment, each of (i) and (ii) including without limitation Medicare, Medicaid, TriCare, CHAMPUS, and any private or commercial health insurance, or employer self-funded health care payment program.

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; and (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Real Estate” means the Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.04(a).

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“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Requisite Parent Vote” has the meaning set forth in Section 4.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.03(c).

“Series A Merger Consideration” has the meaning set forth in Section 2.01(c).

“Series C-1 Merger Consideration” has the meaning set forth in Section 2.01(c).

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal with respect to the applicable party or its Subsidiaries (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that such party’s board determines in good faith (after consultation with outside legal counsel and such party’s financial advisor) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the holders of such party’s common stock than the transactions contemplated by this Agreement, in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such party (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger contemplated by this Agreement proposed by the other party during the Superior Proposal Notice Period set forth in Section 5.04(d).

“Superior Proposal Notice Period” has the meaning set forth in Section 5.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

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“Takeover Proposal” means with respect to the Company or Parent, as the case may be, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of such party and its Subsidiaries’ consolidated assets or to which 15% or more of such party’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of such party hereto; (d) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 3.02(c).

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Section 8.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and Parent Disclosure Letter. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company to Parent or Merger Sub shall mean posted to the electronic data room established in respect to the Merger at least two business days prior to the date of this Agreement

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The phrases “material to the Company” and “material to Parent” shall refer to materiality relating to the Company or Parent, as applicable, and to the business of the Company or of Parent, as applicable.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04 Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

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Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

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Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	IMAC Holdings, Inc. 3401 Mallory Lane, Suite 100 Franklin, Tennessee 37067 Attention: Jeff Ervin Email: [***]

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attention: Spencer G. Feldman Email: [***]

If to the Company, to:	Theralink Technologies, Inc. 15000 W. 6th Avenue, Suite 400 Golden, CO 80401 Attention: Michael Ruxin, MD Email: [***]
with a copy (which will not constitute notice to the Company) to:	K&L Gates LLP 200 S. Biscayne Blvd., Suite 3900 Miami, FL 33131 Attention: Clayton Parker Email: [***]

Section 8.08 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or the Company Disclosure Letter), the statements in the body of this Agreement will control.

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Section 8.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.06, and (c) the rights of the Indemnified Parties as set forth in Section 5.09.

Section 8.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

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(b) Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THERALINK TECHNOLOGIES, INC.

By:	/s/ Mick Ruxin
Name:	Mick Ruxin
Title:	President & CEO

IMAC HOLDINGS, INC.

By:	/s/ Jeff Ervin
Name:	Jeff Ervin
Title:	CEO

IMAC MERGER SUB, INC.

By:	/s/ Jeff Ervin
Name:	Jeff Ervin
Title:	CEO

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EXHIBIT INDEX

Exhibit Number	Description
2.1*+	Agreement and Plan of Merger, dated as of May 23, 2023, by and among IMAC Holdings, Inc., IMAC Merger Sub, LLC and Theralink Technologies, Inc. (included as Annex A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)
3.1**	Certificate of Incorporation of IMAC Holdings, Inc. (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 17, 2018 and incorporated herein by reference).
3.2**	Certificate of Amendment to the Certificate of Incorporation of IMAC Holdings, Inc. (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 10, 2018 and incorporated herein by reference).
3.3**	Certificate of Correction of the Certificate of Incorporation of IMAC Holdings, Inc. filed with the Delaware Secretary of State on August 8, 2019 (filed as Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 9, 2019 and incorporated herein by reference).
3.4**	Bylaws of IMAC Holdings, Inc. (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 17, 2018 and incorporated herein by reference).
3.5**	Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock of IMAC Holdings, Inc. (filed as Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 21, 2023 and incorporated herein by reference).
3.6**	Certificate of Designation of Preferences, Rights and Limitations of Series A-2 Convertible Preferred Stock of IMAC Holdings, Inc (filed as Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 21, 2023 and incorporated herein by reference).
4.1**	Form of Common Stock Purchase Warrant issued by the Company on July 28, 2023 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 28, 2023 and incorporated herein by reference).
5.1***	Opinion of Olshan Frome Wolosky LLP regarding the legality of the securities being registered
8.1***	Opinion of K&L Gates LLP regarding certain tax matters
10.1**+	Form of Securities Purchase Agreement, dated as of July 25, 2023, between IMAC Holdings, Inc. and each investor identified on the signature pages thereof (the “Purchasers”) (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 28, 2023 and incorporated herein by reference).
10.2**+	Form of Registration Rights Agreement, dated as of July 25, 2023, between the Company and each of the Purchasers (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 28, 2023 and incorporated herein by reference).
23.1*	Consent of Cherry Bekaert LLP, independent registered public accounting firm for IMAC Holdings, Inc.
23.2*	Consent of Salberg & Company, P.A., independent registered public accounting firm for Theralink Technologies, Inc.
23.3***	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1 hereto)
23.4***	Consent of K&L Gates LLP (included in Exhibit 8.1 hereto)
24.1*	Power of Attorney (included on the signature pages of this Registration Statement on Form S-4)
99.1***	Form of Proxy Card for the Special Meeting of IMAC Holdings, Inc.
99.2***	Consent of Jeffrey Busch to be named as director
99.3***	Consent of Mick Ruxin to be named as director
99.4***	Consent of Yvonne C. Fors to be named as director
99.5***	Consent of Danica Holley to be named as director
99.6***	Consent of Matthew Schwartz to be named as director
99.7***	Consent of Cary Sucoff to be named as director
107*	Calculation of Filing Fee Table

*	Filed herewith
**	Previously filed
***	To be filed by amendment
+	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2).

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IMAC HOLDINGS, INC.

Dated: September 29, 2023	By:	/s/ Jeffrey S. Ervin
	Name:	Jeffrey S. Ervin
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Name	Title	Date

/s/ Jeffrey S. Ervin	Director and Chief Executive Officer	September 29, 2023
Jeffrey S. Ervin	(Principal Executive Officer)

/s/ Sheri Gardzina	Chief Financial Officer	September 29, 2023
Sheri Gardzina	(Principal Financial and Accounting Officer)

*	Director and President	September 29, 2023
Matthew C. Wallis

*	Director	September 29, 2023
Maurice E. Evans

*	Director	September 29, 2023
Michael D. Pruitt

*	Director	September 29, 2023
Cary W. Sucoff

*By:	/s/ Jeffrey S. Ervin
Name: Jeffrey S. Ervin
Title: Attorney-in-Fact
September 29, 2023